UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Information Required in Proxy Statement

Schedule 14A Information

(Amendment No. 1)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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dMY Technology Group, Inc.

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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION DATED NOVEMBER 12, 2020

DMY TECHNOLOGY GROUP, INC.

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

PROXY STATEMENT FOR SPECIAL MEETING

OF STOCKHOLDERS OF

DMY TECHNOLOGY GROUP, INC.

Dear Stockholders of dMY Technology Group, Inc.:

You are cordially invited to attend the special meeting (the “special meeting”) of stockholders of dMY Technology Group, Inc., a Delaware corporation (“dMY,” the “Company,” “we,” “us” or “our”), which will be held at 10:00 AM, Eastern Time, on [•], 2020, at [•] (the “special meeting”). In light of ongoing developments related to the novel coronavirus (“COVID-19”), after careful consideration, we have determined that the special meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend and vote at the special meeting by visiting [•] and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement.

On July 27, 2020, the Company entered into a Business Combination Agreement with Rush Street Interactive, LP, a Delaware limited partnership (“RSI”), the sellers set forth on the signature pages thereto (collectively, the “Sellers” and each, a “Seller”), dMY Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and Rush Street Interactive GP, LLC, a Delaware limited liability company, in its capacity as the Sellers’ Representative (in such capacity, the “Sellers’ Representative”). The parties amended and restated the Business Combination Agreement on October 9, 2020 (as so amended and restated, the “Business Combination Agreement”). The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.” You are being asked to vote on the Business Combination.

Following the closing of the Business Combination (the “Closing”), we will be organized in an umbrella partnership–C corporation (“Up-C”) structure, in which substantially all of the assets of the combined company will be held by RSI, and the Company’s only assets will be its equity interests in RSI (which will be held indirectly through the Special Limited Partner, as defined below) and the RSI GP (as defined below).

As part of the Business Combination, (i) the Sellers will retain certain of their common units of RSI (“RSI Units”) and will receive an equal number of non-economic voting shares in the Company, (ii) RSI will be controlled by a newly formed, wholly-owned subsidiary of the Company and the general partner of RSI (the “RSI GP”) and (iii) a newly formed, wholly-owned subsidiary of the Company (the “Special Limited Partner”) will acquire newly issued RSI Units (the “Issued RSI Units”) from RSI and certain outstanding RSI Units from some or all of the Sellers.

Specifically, pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of the conditions set forth therein, at the time of the Closing, (i) the Sellers will retain the number of RSI Units (the “Retained RSI Units”) that will cause the Sellers’ aggregate percentage ownership in RSI immediately following the Closing to be equal to the percentage determined as the quotient of (a) RSI’s enterprise value (i.e., $1,725,000,000) (the “RSI Enterprise Value”) divided by (b) the sum of (1) the RSI Enterprise Value plus (2) the product of (A) the total number of outstanding shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) issued and outstanding immediately prior to the Closing (after giving effect to any redemptions of Class A Common Stock by the Company’s current stockholders, the Class B Common Stock Conversion (as defined and discussed below), and any Class A Common Stock purchased in connection with the PIPE (as defined below)) multiplied by (B) $10; (ii) the Sellers (other than the

Put-Call Sellers (as defined below) to the extent that the Put-Calls (as defined below) are in effect as of the Closing) will transfer to the Special Limited Partner a number of Retained RSI Units (not to exceed (a) 12,500,000 RSI Units to the extent that the Put-Calls are not in effect as of the Closing or (b) 9,923,550 RSI Units to the extent that the Put-Calls are in effect as of the Closing) equal to the quotient of (a) the Purchased RSI Units Cash Consideration (as defined below) divided by (b) $10 (the “Purchased RSI Units” which, for the avoidance of doubt, excludes any Put-Call Units to the extent that the Put-Calls are in effect as of the Closing); (iii) the Company will issue to RSI (for immediate further distribution to the Sellers) the number of shares of newly issued Class V Voting Stock, par value $0.0001 per share, of the Company (the “Class V Voting Stock”) equal to the number of Retained RSI Units (net of the number of Purchased RSI Units, but including the number of Put-Call Units to the extent that the Put-Calls are in effect as of the Closing), which will entitle its holder to one vote per share but not any right to dividends or distributions; (iv) the Special Limited Partner will contribute cash to RSI in the amount of the Contribution Amount (as defined below) in exchange for a number of RSI Units equal to the aggregate number of shares of Class A Common Stock outstanding as of the Closing (after giving effect to any redemptions of Class A Common Stock by the Company’s current stockholders, the Class B Common Stock Conversion (as defined and discussed below), and any Class A Common Stock issued to investors in the PIPE (as defined below)) minus the number of Purchased RSI Units; (v) RSI GP will acquire 100% of the general partnership interests of RSI; and (vi) if the Closing occurs on or prior to December 20, 2020, the Put-Calls will be effective and beginning on December 21, 2020 until December 28, 2020, the Put-Call Sellers will have the right to sell to RSI, and RSI will have the right to purchase from the Put-Call Sellers, the Put-Call Units (which Put-Call Units shall not consist of any Earnout Shares), on the terms and subject to the conditions set forth in the Business Combination Agreement and the Put-Call Agreements (as defined and further described below). At the Closing, we anticipate the Company’s wholly-owned subsidiary, the Special Limited Partner, will hold between approximately 12.4% and 23.1% of RSI’s economic interests, while the Sellers will hold between approximately 76.9% and 87.6% of such interests, depending on the extent to which the Company’s current stockholders exercise their right to redeem their Class A Common Stock. For a description of the assumptions underlying such maximum and minimum redemption scenarios, see the section entitled “Summary of the Proxy Statement — Organizational Structure.”

In addition, in connection with the Business Combination, (i) all of the currently outstanding shares of Class B Common Stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”) will automatically be converted into shares of Class A Common Stock on a one-for-one basis (the “Class B Common Stock Conversion”) and (ii) the Company, the Special Limited Partner, RSI, the Sellers and the Sellers’ Representative will enter into a customary Tax Receivable Agreement (as further described and discussed below).

Pursuant to the Business Combination Agreement, at the Closing, (i) 1,212,813 of the Issued RSI Units issued to the Special Limited Partner and 1,212,813 shares of Class A Common Stock held by the Sponsor and the independent directors of the Company (consisting of Darla Anderson, Francesca Luthi and Charles E. Wert) (such individuals together with the Sponsor, the “Founder Holders”) (after giving effect to the Class B Common Stock Conversion) and (ii) 15,000,000 of the Retained RSI Units held by the Sellers (which, for the avoidance of doubt, shall not consist of any Put-Call Units) and 15,000,000 shares of Class V Voting Stock issued to the Sellers by the Company in connection with the Business Combination, will be subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement (such RSI Units and shares of Class A Common Stock and Class V Voting Stock subject to earnout and forfeiture, the “Earnout Shares” which, for the avoidance of doubt, shall not consist of any Put-Call Units). In addition, pursuant to the Founder Holders Forfeiture Agreement (as defined and described below), up to 1,205,937 shares of Class A Common Stock held by the Founder Holders (after giving effect to the Class B Common Stock Conversion) will be subject to forfeiture for no consideration to the extent that Total Measurable Cash (as defined in the Founder Holders Forfeiture Agreement) does not equal at least $245,000,000 (as more fully described in the Founder Holders Forfeiture Agreement).

Pursuant to the Business Combination Agreement, unless and until the Earnout Shares become earned in accordance with the Business Combination Agreement, the holders thereof will not be entitled to sell or transfer or vote any of such shares. Pursuant to the Business Combination Agreement, all or a portion of the Earnout Shares will become earned (and the foregoing restrictions will then no longer apply to such Earnout Shares) (i) upon the achievement of certain earnout targets based upon the volume weighted average share price of the

Company’s Class A Common Stock equal or exceeding $12.00 or $14.00 per share, respectively, for ten (10) trading days of any twenty (20) consecutive trading day period following the Closing, in each case on or any time prior to the third anniversary of the Closing Date, (ii) if a change of control of the Company or RSI is completed on or prior to the third anniversary of the Closing, and (iii) upon the achievement of the Company of certain net revenue targets, each as more fully described in the Business Combination Agreement.

The aggregate consideration payable or issuable by the Company in exchange for the Issued RSI Units is comprised of (i) an amount in cash equal to the Contribution Amount (as defined below), and (ii) the Class V Voting Stock issued to the Sellers as described above. Pursuant to the Business Combination Agreement, “Available Closing Date Cash” will be equal to the sum of (i) the cash remaining in the Company’s trust account as of immediately prior to the Closing following any redemptions of Class A Common Stock by the Company’s current stockholders and payment of the aggregate amount of transaction expenses incurred by the parties to the Business Combination Agreement as of the Closing plus (ii) the aggregate amount of proceeds received by the Company at or prior to the Closing in connection with the PIPE (as defined below). To the extent that the Available Closing Date Cash exceeds $160,000,000, an amount of the Available Closing Date Cash (not to exceed (a) $125,000,000 in the event that the Put-Calls are not in effect as of the Closing or (b) $99,235,500 in the event that the Put-Calls are in effect as of the Closing) determined by calculating (A) the sum of (i) the Available Closing Date Cash less $160,000,000 (provided that the amount of cash attributable to this clause (i) is subject to a cap of $60,000,000) plus (ii) 50% of the amount by which the Available Closing Date Cash exceeds $220,000,000 (provided that the amount of cash attributable to this clause (ii) is subject to a cap of $65,000,000) minus (B) the Aggregate Put-Call Consideration Amount (as defined below), if any (such amount determined by subtracting the amount in clause (B) from the amount in clause (A), the “Purchased RSI Units Cash Consideration”) will be used to purchase from the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) the Purchased RSI Units and the remainder of the Available Closing Date Cash (which will include the Aggregate Put-Call Consideration Amount (if any)) will be contributed to RSI in exchange for the Issued RSI Units (such contributed amount, the “Contribution Amount”).

In connection with the execution of the Business Combination Agreement, (i) the Company entered into a subscription agreement with certain funds and accounts managed by Fidelity Management & Research Company LLC (the “Fidelity Subscription Agreement”) and (ii) the Company, the Sellers’ Representative and certain other subscribers entered into subscription agreements (the “Other Subscription Agreements,” together with the Fidelity Subscription Agreement, the “Subscription Agreements”), pursuant to which, such investors have agreed to purchase in connection with the closing of the Business Combination (the “Closing”) an aggregate of 16,043,002 shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) for a purchase price of $10.00 per share, for an aggregate purchase price of $160,430,020 (together, the “PIPE”). The obligations of each party to consummate the PIPE are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement.

Additionally, in the event the Company receives additional proceeds through Permitted Equity Financing Sources during the five business day period following the Closing Date (provided that the aggregate proceeds received in connection with the PIPE and during the five business day period following the Closing Date may not exceed $245,000,000), the Company will cause such amounts to be contributed to the Special Limited Partner, which will in turn contribute such amounts to RSI (the “Post-Closing Contribution Amount”), and in exchange, RSI will issue to the Special Limited Partner additional RSI Units, in an amount equal to the number of shares of Class A Common Stock sold by the Company to such equity financing sources, at the price at which the shares of Class A Common Stock were sold by the Company to such equity financing sources (which price may not be less than $10.00 per share). Thereafter, so long as the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) have not already sold to the Special Limited Partner (x) 12,500,000 RSI Units (in the event that the Put-Calls are not in effect as of the Closing) or (y) 9,923,550 RSI Units (in the event that the Put-Calls are in effect as of the Closing), a portion of the Post-Closing Contribution Amount equal to the Redemption Amount (as defined below) will be used to redeem from the Sellers a number of Retained RSI Units equal to (i) the Redemption Amount divided by (ii) $10.00. In connection with such redemption, the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) will forfeit a corresponding number of shares of Class V Voting Stock held by the Sellers. The Purchased RSI Units Cash Consideration and the portion of the Post-Closing Contribution Amount payable to the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) will not in the aggregate exceed (1) $125,000,000 (in the event that the Put-Calls are not in effect as of the Closing) or (2) $99,235,500 (in the event that the Put-Calls are in effect as of the Closing). Pursuant to the Business Combination Agreement, “Redemption Amount” means the amount equal to the difference of (a) the sum of (i) the Available Closing Date Cash plus the aggregate proceeds received by the Company from any permitted equity financing consummated after the Closing and on or prior to the fifth business day following the Closing Date less $160,000,000 (provided that the amount of cash attributable to this clause (i) will not be less than zero or exceed $60,000,000) plus (ii) the positive product (if any) of (A) 50% multiplied by (B) the amount by which the Available Closing Date Cash plus the aggregate proceeds received by the Company from any permitted equity financing consummated after the Closing and on or prior to the fifth business day following the Closing Date exceeds $220,000,000 (provided that the amount of cash attributable to this clause (ii) will in no event be less than zero or exceed $65,000,000) minus (b) the Purchased RSI Units Cash Consideration minus (c) the Aggregate Put-Call Consideration Amount, if any.

On or about the date on which the parties amended and restated the Business Combination Agreement, the Company and RSI entered into Put-Call Agreements with each of Richard Schwartz, Einar Roosileht and Mattias Stetz (the “Put-Call Sellers” and such agreements, the “Put-Call Agreements”). Pursuant to the Put-Call Agreements and the Business Combination Agreement, if the Closing occurs on or prior to December 20, 2020, the Put-Call Agreements will remain effective and beginning on December 21, 2020 until December 28, 2020, the Put-Call Sellers will have the right to sell to RSI for $9.00 per unit, and RSI will have the right to purchase from the Put-Call Sellers for $11.00 per unit, the number of RSI Units held by the Put-Call Sellers (not to exceed 2,576,450 in the aggregate) that would have otherwise been sold to the Company at the Closing as Purchased RSI Units at the Closing or redeemed by RSI following the Closing as described herein (“Put-Call”).

Specifically, the number of RSI Units held by each Put-Call Seller that are subject to the Put-Call (“Put-Call Units” which, for the avoidance of doubt, shall not consist of any Earnout Shares) is determined as the quotient of (A) (i) such Put-Call Seller’s “Seller Proportion” (expressed as a percentage in a notice by RSI to the Company prior to the Closing in accordance with the Business Combination Agreement) multiplied by (ii) the sum of (x) the Available Closing Date Cash less $160,000,000 (provided that the amount of cash attributable to this clause (x) is subject to a cap of $60,000,000) plus (y) 50% of the amount by which Available Closing Date Cash exceeds $220,000,000 (provided that the amount of cash attributable to this clause (y) is subject to a cap of $65,000,000) (the amount determined pursuant to clause (A), the “Put-Call Consideration Amount”) divided by (B) $10.00. The Put-Call Units shall not be comprised of any Earnout Shares. If the Closing occurs on or prior to December 20, 2020 and the Put-Call is therefore effective, the Put-Call Sellers will retain their Put-Call Units and the amount of cash equal to the sum of all Put-Call Consideration Amounts (the “Aggregate Put-Call Consideration Amount”) will comprise a portion of the Contribution Amount and will be contributed by the Company to RSI at the Closing (for use in connection with the exercise, if any, of the Put-Calls or for any other use determined by RSI). If the Closing occurs after December 20, 2020, the Put-Call Agreements will automatically terminate and no longer be effective and the Put-Call Units held by the Put-Call Sellers may be sold to the Company at the Closing as Purchased RSI Units or redeemed by RSI following the Closing in accordance with the Business Combination Agreement as described herein.

In the event that the Put-Call is in effect, the cash proceeds that the Company (through its wholly-owned subsidiary, Special Limited Partner) would have otherwise paid directly to the Put-Call Sellers at the Closing in exchange for the Put-Call Units will instead be contributed by the Special Limited Partner directly to RSI in exchange for a number of additional Issued RSI Units equal to the number of Put-Call Units. As a result, the total number of RSI Units that will be held and controlled by the Company through its wholly-owned subsidiary, the Special Limited Partner, upon the Closing of the Business Combination will not be impacted by the Put-Call Agreements or be dependent on whether the Closing occurs prior to or after December 20, 2020. However, by virtue of RSI issuing additional Issued RSI Units to the Special Limited Partner (as compared to the Special Limited Partner purchasing the Put-Call Units from the Put-Call Sellers), the Special Limited Partner will hold a smaller percentage of the outstanding RSI Units as of the Closing if the Put-Call is in effect given that there will be a larger number of outstanding RSI Units. In those circumstances, to the extent that the Put-Call is not ultimately exercised by RSI or the Put-Call Sellers in accordance with the terms of the Put-Call Agreements, the Put-Call Sellers will continue to hold the Put-Call Units and the Special Limited Partner would continue to own a smaller percentage of the RSI Units (as compared to if the Put-Call was never in effect), though RSI would continue to hold the cash proceeds contributed by the Special Limited Partner that would have otherwise been used to redeem the Put-Call Units.

Assuming that (i) none of the Company’s current stockholders exercise their right to redeem their Class A Common Stock, (ii) the aggregate proceeds received by the Company in connection with the PIPE is $160,430,020, (iii) the Put-Calls are in effect as of the Closing and are validly exercised shortly following the Closing or not in effect, (iv) the Sellers (other than the Put-Call Sellers) transfer to the Special Limited Partner the maximum number of Purchased RSI Units (i.e. 9,923,550 if the Put-Calls are in effect or 12,500,000 if the Put-Calls are not in effect) at the Closing pursuant to the Business Combination Agreement, (v) none of the 1,205,937 Founder Holders Forfeiture Shares are forfeited because the Available Closing Date Cash exceeds $245,000,000, (vi) the Earnout Shares are excluded unless and until such shares become earned in accordance with the Business Combination Agreement, (vii) there is no exercise at the Closing of the Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination under the Warrant Agreement governing such warrants), (viii) none of the parties set forth above purchase shares of Class A Common Stock in the open market, (ix) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (x) there are no issuances of any shares of the Company’s Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the Plan, (x) the Company is expected to own, indirectly through the Special Limited Partner, approximately 23.11% of the RSI Units at the Closing and will control RSI through RSI GP, and (y) the Sellers will own approximately 76.89% of the RSI Units at the Closing and will control the Company through the ownership of the Class V Voting Stock. Under certain circumstances in which the minimum threshold of $160,000,000 of Available Closing Date Cash is achieved, depending on redemptions by the Company’s current stockholders, the Company may indirectly own approximately 12.41% of the RSI Units at the Closing.

Pursuant to the Business Combination Agreement, the RSI Enterprise Value is subject to adjustment following the Closing in the event that the transaction expenses attributable to RSI and the Sellers, on the one hand, or the Company and the Sponsor, on the other hand, exceed such party’s transaction expense cap (such adjustments more fully described in “The Business Combination Proposal – Consideration to be Received in the Business Combination”). To the extent that the RSI Enterprise Value is adjusted upwards, the Sellers will be issued an aggregate number of additional RSI Units and shares of Class V Voting Stock equal to the amount of the adjustment divided by $10.00. To the extent that the RSI Enterprise Value is adjusted downwards, the Sellers will forfeit for no consideration an aggregate number of RSI Units and shares of Class V Voting Stock equal to the amount of the adjustment divided by $10.00.

Beginning on the six month anniversary of the Closing, each Retained RSI Unit held by the Sellers may be exchanged, subject to certain conditions, for either one share of Class A Common Stock or, at the election of RSI GP in its capacity as the general partner of RSI, depending on, among other things, the availability of cash at RSI and its other intended uses, the cash equivalent of the market value of one share of Class A Common Stock, pursuant to the terms and conditions of the Amended and Restated Agreement of Limited Partnership of RSI (the “RSI A&R LPA”) (such exchange rights, as further described in the RSI A&R LPA, the “Exchange Rights”). For each Retained RSI Unit so exchanged, one share of the Class V Voting Stock will be canceled by the Company.

The Business Combination Agreement provides that the Sellers’ obligation to consummate the Business Combination is conditioned on, among other things, that (i) the Company has Available Closing Date Cash of at least $160,000,000 minus the amount by which the transaction expenses incurred by RSI and the Sellers exceeds $12,500,000 and (ii) all approvals, determinations, grants, confirmations and other conditions with respect to gaming regulatory authorities in connection with the transactions contemplated by the Business Combination Agreement and the related agreements have been made, obtained, satisfied or given and in full force and effect. The Business Combination is also subject to the satisfaction or waiver of certain other closing conditions

(including, without limitation, certain conditions precedent to the consummation of the Business Combination) as described in the accompanying proxy statement. If these conditions are not met, and such conditions are not waived by the Sellers’ Representative or the Company, as applicable, then the Business Combination Agreement could terminate and the proposed Business Combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

From and after the Closing, Neil G. Bluhm and Gregory A. Carlin and their respective trusts (collectively, the “Controlling Holders”) will own a majority of the Company’s outstanding common stock and, therefore, will control a majority of the voting power of the Company’s outstanding common stock. Furthermore, the Controlling Holders intend to enter into a voting agreement prior to the consummation of the Business Combination whereby they agree to vote together on certain matters presented to the Company’s stockholders for so long as the voting agreement is in effect. As a result, the Company will be a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange, which status permits the Company to elect not to comply with certain corporate governance requirements as further described herein.

At the special meeting, you will be asked to consider and vote on the following proposals:

(1)

Proposal No. 1: A proposal (the “business combination proposal”) to approve and adopt the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement as Annex A-1 and Annex A-2, and approve the other transactions contemplated by the Business Combination Agreement.

(2)

Proposal No. 2: A proposal to approve and adopt, assuming the business combination proposal is approved and adopted, the second amended and restated certificate of incorporation of the Company (the “Proposed Charter”), which, if approved, would take effect upon the Closing (we refer to this proposal as the “charter amendment proposal”);

(3)

Proposal No. 3(A) – (J): Proposals to approve and adopt, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with United States Securities and Exchange Commission (the “SEC”) guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as ten sub-proposals (which we refer to, collectively, as the “advisory charter proposals”);

•

Proposal No. 3(A): A proposal to increase the total number of authorized shares and classes of stock to 951,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share, (ii) 750,000,000 shares of Class A Common Stock, and (iii) 200,000,000 shares of Class V Voting Stock (we refer to this as “advisory charter proposal A”);

•

Proposal No. 3(B): A proposal to (i) require the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class to make any amendment to Article V (Bylaws), Article VI (Board of Directors), Article VII (Consent of the Stockholders in Lieu of Meeting), Article VIII (Limited Liability; Indemnification), Article IX (DGCL Section 203), Article XII (Forum), and Article XIII (Amendments) of the Proposed Charter, and (ii) to require the affirmative vote of the holders of at least 80% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to amend Article X (Competition and Corporate Opportunities) (we refer to this as “advisory charter proposal B”);

•

Proposal No. 3(C): A proposal to (i) absolve any Seller, the Sponsor, members of the board of directors who are not employees of the Company (“Non-Employee Directors”) or any of their Affiliates or Affiliated Entities (each as defined in the Proposed Charter) (collectively, the “Identified Persons”) from the duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Company or any of its subsidiaries now engages or proposes to engage or (2) competing with the Company or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other person, (ii) to provide that no Identified Person shall be liable to the Company or its stockholders or to any affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities, and (iii) to provide that the Company renounces any such business opportunity which may be a corporate opportunity for an Identified Person other than any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely and expressly in his or her capacity as a director or officer of the Company, such opportunity is one the Company is legally permitted to undertake and would otherwise be reasonable for the Company to pursue (we refer to this as “advisory charter proposal C”);

•

Proposal No. 3(D): A proposal to require that any equity interests owned or controlled by an Unsuitable Person (as defined in the Proposed Charter) or an affiliate thereof shall be subject to mandatory sale and transfer, subject to the terms and conditions set forth therein, in such number and class(es)/series of equity interests as determined by the board of directors in good faith (following consultation with reputable outside and independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the directors of the board (we refer to this as “advisory charter proposal D”);

•	Proposal No. 3(E): A proposal to elect not to be governed by Section 203 of the DGCL (we refer to this as “advisory charter proposal E”);

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Proposal No. 3(F): A proposal to require that the proposed bylaws of the Company may be amended, altered, changed, added to or repealed by (x) the board of directors or (y) (i) the affirmative vote of the holders of at least a majority of the total voting power of the Company’s capital stock at any time when the Sellers or their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the Company’s capital stock entitled to vote generally in the election of directors, voting as a single class and (ii) the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of the Company’s capital stock at any time when the Sellers or their Permitted Transferees beneficially own, in the aggregate, less than 40% of the voting power of the Company’s capital stock entitled to vote generally in the election of directors, voting as a single class (we refer to this as “advisory charter proposal F”);

•

Proposal No. 3(G): A proposal to provide that any director may be removed from the board of directors upon a good faith finding by the board of directors that such director is an Unsuitable Person (as defined in the Proposed Charter) (we refer to this as “advisory charter proposal G”);

•

Proposal No. 3(H): A proposal to provide that any action required or permitted to be taken by the Company’s stockholders at any annual or special meeting of the stockholders of the Company may be taken by written consent (without a meeting) at any time that the Sellers and their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the Company’s outstanding capital stock entitled to vote generally in the election of directors if a consent in writing, setting forth the action to be taken, is signed by the holders of outstanding stock having no less than minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (we refer to this as “advisory charter proposal H”);

•

Proposal No. 3(I): A proposal to provide that if the Delaware Court of Chancery lacks subject matter jurisdiction over a claim brought against or on behalf of the Company or any of its directors, officers, employees or stockholders, then the sole and exclusive forum for such action shall be another state or federal court located within the state of Delaware, unless the Court of Chancery (or such other state or federal court located within the state of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein, and to provide further that any cause of action arising under the Securities Act of 1933, as amended, that is asserted against the Company shall be brought in the federal district courts of the United States unless the Company consents in writing to an alternate forum, and to provide further that failure to enforce the forum selection clause of the Proposed Charter would cause the Company irreparable harm and entitle the Company to equitable relief to enforce the forum selection clause (we refer to this as “advisory charter proposal I”); and

•

Proposal No. 3(J): A proposal to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “dMY Technology Group, Inc.” to “Rush Street Interactive, Inc.”, (ii) making the Company’s corporate existence perpetual and (iii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination Company (we refer to this as “advisory charter proposal J”);

(4)

Proposal No. 4: A proposal to approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the New York Stock Exchange (the “NYSE”), the issuance of more than 20% of our issued and outstanding common stock (i) pursuant to the terms of the Business Combination Agreement, (ii) upon the exchange of the Retained RSI Units pursuant to the RSI A&R LPA and (iii) the issuance of Class A Common Stock in connection with the PIPE Agreements, in each case, that may result in any Seller or other investor acquiring shares pursuant to the PIPE Agreements owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under NYSE rules (we refer to this proposal as the “NYSE proposal”);

(5)

Proposal No. 5: A proposal to approve and adopt, assuming the business combination proposal, the charter amendment proposal and the NYSE proposal are approved and adopted, the Rush Street Interactive, Inc. 2020 Omnibus Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex C (we refer to this proposal as the “incentive plan proposal” and, collectively with the business combination proposal, the charter amendment proposal and the NYSE proposal, the “condition precedent proposals”);

(6)

Proposal No. 6: A proposal to elect nine directors to serve staggered terms on our board of directors until the 2021, 2022 and 2023 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal (we refer to this proposal as the “director election proposal”); and

(7)

Proposal No. 7: A proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals (we refer to this proposal as the “adjournment proposal”).

Each of these proposals is more fully described in the accompanying proxy statement, which you are encouraged to read carefully.

Our Class A Common Stock and warrants are currently listed on the NYSE under the symbols “DMYT” and “DMYT WS,” respectively. Certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one-half of one redeemable warrant, and are listed on the NYSE under the symbol “DMYT.U.” The units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Upon consummation of the transactions contemplated by the Business Combination Agreement, we will change our name to “Rush Street Interactive, Inc.” We intend to apply to continue the listing of Class A Common Stock and warrants on the NYSE under the symbols “RSI” and “RSI WS,” respectively, upon the Closing.

Only holders of record of shares of Class A Common Stock and shares of Class B Common Stock at the close of business on [•], 2020 (the “record date”) are entitled to notice of and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting and electronically during the Special Meeting at [•].

We are providing the accompanying proxy statement and proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting, we urge you to read the accompanying proxy statement carefully and submit your proxy to vote on the Business Combination. Please pay particular attention to the section entitled “Risk Factors” beginning on page 59 of the proxy statement.

After careful consideration, our board of directors has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that each of the business combination proposal, the charter amendment proposal, the advisory charter proposals, the NYSE proposal, the director election proposal, the incentive plan proposal and the adjournment proposal is in the best interests of the Company and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement for a further discussion.

Our “initial stockholders” (consisting of the Sponsor, Darla Anderson, Francesca Luthi and Charles E. Wert) and our other officers and directors entered into a letter agreement at the time of the Company’s initial public offering (the “IPO”), pursuant to which they agreed to vote the shares of Class B Common Stock (the “Founder Shares”) purchased by them, as well as any shares of Class A Common Stock included in the units sold by the Company in the IPO (the “public shares”) purchased by them during or after the IPO, in favor of the business combination proposal. As of the date hereof, our initial stockholders own 20% of our total outstanding shares of common stock.

Pursuant to the Charter, a holder of public shares (a “public stockholder”) may request that we redeem all or a portion of such public stockholder’s public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares, or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to 10:00 AM, Eastern Time, on [•], 2020 (two business days prior to the vote at the special meeting), (a) submit a written request to Continental Stock Transfer & Trust Company, our transfer agent (the “transfer agent”), that we redeem your public shares for cash, and (b) deliver your public shares to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the business combination proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Company’s trust account established in connection with the IPO (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then-outstanding public shares. For illustrative purposes, as of [•], 2020, this would have amounted to approximately $10.[•] per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the Company instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in the accompanying proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting — Redemption Rights” in the accompanying proxy statement for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.

Under the Business Combination Agreement, the approval of each of the condition precedent proposals (i.e., the business combination proposal, the charter amendment proposal, the NYSE proposal and the incentive plan proposal) is a condition to the consummation of the Business Combination. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. Each of the director election proposal, advisory charter proposals and the adjournment proposal are not conditioned on the approval of any other proposal. If our stockholders do not approve each of the condition precedent proposals, the Business Combination may not be consummated.

Approval of the business combination proposal, each of the advisory charter proposals, the NYSE proposal, the incentive plan proposal and the adjournment proposal each require the affirmative vote of a majority of the votes cast by holders of shares of Class A Common Stock and Class B Common Stock present in person (which would include presence at the virtual special meeting) or by proxy at the special meeting and entitled to vote thereon, voting as a single class. Approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. The election of the director nominees pursuant to the director election proposal requires the affirmative vote of a plurality of the shares of Class A Common Stock and Class B Common Stock cast by the Company’s stockholders present in person or by proxy at the virtual special meeting and entitled to vote thereon, voting as a single class.

All our stockholders are cordially invited to attend the special meeting in person, which includes presence at the virtual special meeting. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible.

If you are a stockholder of record holding shares of common stock, you may also cast your vote in person (which would include voting at the virtual special meeting). If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote in person (which would include voting at the virtual special meeting), obtain a proxy from your broker or bank.

If you fail to return a proxy card or fail to instruct a broker or other nominee how to vote, and do not attend the Special Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have the same effect as a vote “AGAINST” the charter amendment proposal, but will have no effect on the outcome of any other proposal in this proxy statement.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that your shares are represented and voted at the special meeting.

On behalf of our board of directors, I would like to thank you for your support of dMY Technology Group, Inc. and look forward to a successful completion of the Business Combination.

By Order of the Board of Directors,

Harry L. You

[•], 2020	Chairman

If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD SHARES OF CLASS A COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER YOUR SHARES OF CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT FOR MORE SPECIFIC INSTRUCTIONS.

Neither the SEC nor any state securities commission has approved or disapproved of the transactions described in the accompanying proxy statement, passed upon the merits or fairness of the Business Combination Agreement or the transactions contemplated thereby, or passed upon the adequacy or accuracy of the accompanying proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated [•], 2020 and is first being mailed to our stockholders on or about [•], 2020.

DMY TECHNOLOGY GROUP, INC.

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

NOTICE OF SPECIAL MEETING

IN LIEU OF THE 2020 ANNUAL MEETING OF STOCKHOLDERS OF DMY TECHNOLOGY GROUP, INC.

To Be Held On [•], 2020

To the Stockholders of dMY Technology Group, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting (the “special meeting”) of stockholders of dMY Technology Group, Inc., a Delaware corporation (“dMY,” the “Company,” “we,” “us” or “our”), will be held at 10:00 AM, Eastern Time, on [•], 2020, at http://[•] (the “special meeting”). In light of ongoing developments related to the novel coronavirus (“COVID-19”), after careful consideration, we have determined that the special meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance while safeguarding the health and safety of our stockholders, directors and management team. You are cordially invited to attend the special meeting online by visiting https://[•] and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement.

At the special meeting, you will be asked to consider and vote on proposals to:

(1)

Proposal No. 1 — The Business Combination Proposal — to approve and adopt the Business Combination Agreement, dated as of July 27, 2020, by and among dMY, Rush Street Interactive, LP, a Delaware limited partnership (“RSI”), the sellers set forth on the signature pages thereto (collectively, the “Sellers” and each, a “Seller”), dMY Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and Rush Street Interactive GP, LLC, a Delaware limited liability company, in its capacity as the Sellers’ Representative (in such capacity, the “Sellers’ Representative”) as amended and restated by the parties on October 9, 2020 (as so amended and restated, the “Business Combination Agreement”), which provides that, among other things, (i) the Sellers will retain the number of RSI Units (the “Retained RSI Units”) that will cause the Sellers’ aggregate percentage ownership in RSI immediately following the closing of the Business Combination (the “Closing”) to be equal to the percentage determined as the quotient of (a) RSI’s enterprise value (i.e., $1,725,000,000) (the “RSI Enterprise Value”) divided by (b) the sum of (1) the RSI Enterprise Value plus (2) the product of (A) the total number of outstanding shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) issued and outstanding as of immediately prior to the Closing (after giving effect to any redemptions of Class A Common Stock by the Company’s current stockholders, the conversion of all then-outstanding shares of Class B Common Stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”) into shares of Class A Common Stock on a one-for-one basis (the “Class B Common Stock Conversion”), and any Class A Common Stock purchased in connection with any permitted equity financings consummated on or prior to the Closing (the “PIPE”)) multiplied by (B) $10; (ii) the Sellers (other than Richard Schwartz, Einar Roosileht, and Mattias Stetz (the “Put-Call Sellers”), to the extent that the Closing occurs on or prior to December 20, 2020 such that the put and call rights (the “Put-Calls”) contemplated by those certain Put-Call Agreements, dated as of October 9, 2020, by and among the Company, RSI and the Put-Call Sellers (the “Put-Call Agreements”) are in effect as of the Closing) will transfer to the Special Limited Partner a number of Retained RSI Units (not to exceed (a) 12,500,000 RSI Units to the extent that the Put-Calls are not in effect as of the Closing or (b) 9,923,550 RSI Units to the extent that the Put-Calls are in effect as of the Closing) equal to the quotient of (a) the Purchased RSI Units Cash Consideration (as defined below) divided by (b) $10 (the “Purchased RSI Units” which, for the avoidance of doubt, excludes any Put-Call Units (as defined below) to the extent that the Put-Calls are in effect as of the Closing); (iii) the Company will issue to RSI (for immediate further distribution to the Sellers) the number of shares of newly issued Class V Voting Stock, par value $0.0001 per share, of the Company (the “Class V Voting Stock”) equal to the number of Retained RSI Units (net of the number of Purchased RSI Units, but including the number of Put-Call Units to the extent that the Put-Calls are in effect as of the Closing), which will entitle its holder to one vote per share but not any right to dividends or distributions; (iv) the Special Limited Partner will contribute cash to RSI in the amount of the Contribution Amount (as defined below) in exchange for a number of RSI Units equal to the aggregate number of shares of Class A Common Stock outstanding as of the Closing (after giving effect to any redemptions of Class A Common Stock by the Company’s current stockholders, the Class B Common Stock Conversion, and any Class A Common Stock purchased in connection with the PIPE) minus the number of Purchased RSI Units; (v) a wholly-owned subsidiary of the Company (“RSI GP”) will acquire 100% of the non-economic partnership interests of RSI; and (vi) if the Closing occurs on or prior to December 20, 2020, the Put-Calls will be effective and beginning on December 21, 2020 until December 28, 2020, the Put-Call Sellers will have the right to sell to RSI, and RSI will have the right to purchase from the Put-Call Sellers, the Put-Call Units, on the terms and subject to the conditions set forth in the Business Combination Agreement and the Put-Call Agreements;

Pursuant to the Business Combination Agreement, the “Available Closing Date Cash” will be equal to the sum of (i) the cash remaining in the Company’s trust account as of immediately prior to the Closing following any redemptions of Class A Common Stock by the Company’s current stockholders and payment of the aggregate amount of transaction expenses incurred by the parties to the Business Combination Agreement as of the Closing plus (ii) the aggregate amount of proceeds received by the Company at or prior to the Closing in connection with the PIPE. To the extent that the Available Closing Date Cash exceeds $160,000,000, an amount of the Available Closing Date Cash (not to exceed (a) $125,000,000 in the event that the Put-Calls are not in effect as of the Closing or (b) $99,235,500 in the event that the Put-Calls are in effect as of the Closing) determined by calculating (A) the sum of (i) the Available Closing Date Cash less $160,000,000 (provided that the amount of cash attributable to this clause (i) is subject to a cap of $60,000,000) plus (ii) 50% of the amount by which the Available Closing Date Cash exceeds $220,000,000 (provided that the amount of cash attributable to this clause (ii) is subject to a cap of $65,000,000) minus (B) the Aggregate Put-Call Consideration Amount (as defined below) (such amount determined by subtracting the amount in clause (B) from the amount in clause (A), the “Purchased RSI Units Cash Consideration”) will be used to purchase from the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) the Purchased RSI Units and the remainder of the Available Closing Date Cash (which will include the Aggregate Put-Call Consideration Amount (if any)) will be contributed to RSI in exchange for the Issued RSI Units (such contributed amount, the “Contribution Amount”).

Furthermore, pursuant to the Business Combination Agreement, the number of RSI Units held by each Put-Call Seller that are subject to the Put-Call (“Put-Call Units” which, for the avoidance of doubt, shall not consist of any Earnout Shares) is determined as the quotient of (A) (i) such Put-Call Seller’s “Seller Proportion” (expressed as a percentage in a notice by RSI to the Company prior to the Closing in accordance with the Business Combination Agreement) multiplied by (ii) the sum of (x) the Available Closing Date Cash less $160,000,000 (provided that the amount of cash attributable to this clause (x) is subject to a cap of $60,000,000) plus (y) 50% of the amount by which the Available Closing Date Cash exceeds $220,000,000 (provided that the amount of cash attributable to this clause (y) is subject to a cap of $65,000,000) (the amount determined pursuant to clause (A), the “Put-Call Consideration Amount”) divided by (B) $10.00. If the Closing occurs on or prior to December 20, 2020 and the Put-Call is therefore effective, the Put-Call Sellers will retain their Put-Call Units and the amount of cash equal to the sum of all Put-Call Consideration Amounts (the “Aggregate Put-Call Consideration Amount”) will comprise a portion of the Contribution Amount and will be contributed by the Company to RSI at the Closing (for use in connection with the exercise, if any, of the Put-Calls or for any other use determined by RSI). If the Closing occurs after December 20, 2020, the Put-Call Agreements will automatically terminate and no longer be effective and the Put-Call Units held by the

Put-Call Sellers will be sold to the Company at the Closing as Purchased RSI Units or redeemed by RSI following the Closing in accordance with the Business Combination Agreement.

(2)

Proposal No. 2 — The Charter Amendment Proposal — to approve and adopt, assuming the business combination proposal is approved and adopted, the second amended and restated certificate of incorporation of the Company (the “Proposed Charter”), which, if approved, would take effect prior to the Closing on or upon the Closing (we refer to this proposal as the “charter amendment proposal”);

(3)

Proposal No. 3(A) – (J) — the Advisory Charter Proposals — to approve and adopt, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as ten sub-proposals (which we refer to, collectively, as the “advisory charter proposals”):

•

Proposal No. 3(A): to increase the total number of authorized shares and classes of stock to 951,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share, (ii) 750,000,000 shares of Class A Common Stock, and (iii) 200,000,000 shares of Class V Voting Stock (we refer to this as “advisory charter proposal A”);

•

Proposal No. 3(B): (i) to require the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class to make any amendment to Article V (Bylaws), Article VI (Board of Directors), Article VII (Consent of the Stockholders in Lieu of Meeting), Article VIII (Limited Liability; Indemnification), Article IX (DGCL Section 203), Article XII (Forum), and Article XIII (Amendments) of the Proposed Charter, and (ii) to require the affirmative vote of the holders of at least to 80% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to amend Article X (Competition and Corporate Opportunities) (we refer to this as “advisory charter proposal B”);

•

Proposal No. 3(C): (i) to absolve any Seller, the Sponsor, members of the board of directors who are not employees of the Company (“Non-Employee Directors”) or any of their Affiliates or Affiliated Entities (each as defined in the Proposed Charter) (collectively, the “Identified Persons”) from the duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Company or any of its subsidiaries now engages or proposes to engage or (2) competing with the Company or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other person, (ii) to provide that no Identified Person shall be liable to the Company or its stockholders or to any affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities, and (iii) to provide that the Company renounces any such business opportunity which may be a corporate opportunity for an Identified Person other than any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely and expressly in his or her capacity as a director or officer of the Company, such opportunity is one the Company is legally permitted to undertake and would otherwise be reasonable for the Company to pursue (we refer to this as “advisory charter proposal C”);

•

Proposal No. 3(D): to require that any equity interests owned or controlled by an Unsuitable Person (as defined in the Proposed Charter) or an affiliate thereof shall be subject to mandatory sale and transfer, subject to the terms and conditions set forth therein, in such number and class(es)/series of equity interests as determined by the board of directors in good faith (following consultation with reputable outside and independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the directors of the board (we refer to this as “advisory charter proposal D”);

•	Proposal No. 3(E): to elect not to be governed by Section 203 of the DGCL (we refer to this as “advisory charter proposal E”);

•

Proposal No. 3(F): to require that the proposed bylaws of the Company may be amended, altered, changed, added to or repealed by (x) the board of directors or (y) (i) the affirmative vote of the holders of at least a majority of the total voting power of the Company’s capital stock at any time when the Sellers or their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the Company’s capital stock entitled to vote generally in the election of directors, voting as a single class and (ii) the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of the Company’s capital stock at any time when the Sellers or their Permitted Transferees beneficially own, in the aggregate, less than 40% of the voting power of the Company’s capital stock entitled to vote generally in the election of directors, voting as a single class (we refer to this as “advisory charter proposal F”);

•

Proposal No. 3(G): to provide that any director may be removed from the board of directors upon a good faith finding by the board of directors that such director is an Unsuitable Person (as defined in the Proposed Charter) (we refer to this as “advisory charter proposal G”);

•

Proposal No. 3(H): to provide that any action required or permitted to be taken by the Company’s stockholders at any annual or special meeting of the stockholders of the Company may be taken by written consent (without a meeting) at any time that the Sellers and their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the Company’s outstanding capital stock entitled to vote generally in the election of directors if a consent or consents in writing, setting forth the action to be taken, is signed by the holders of outstanding stock having no less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (we refer to this as “advisory charter proposal H”);

•

Proposal No. 3(I): to provide that if the Delaware Court of Chancery lacks subject matter jurisdiction over a claim brought against or on behalf of the Company or any of its directors, officers, employees or stockholders, then the sole and exclusive forum for such action shall be another state or federal court located within the state of Delaware, unless the Court of Chancery (or such other state or federal court located within the state of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein, and to provide further that any cause of action arising under the Securities Act of 1933, as amended, that is asserted against the Company shall be brought in the federal district courts of the United States unless the Company consents in writing to an alternate forum, and to provide further that failure to enforce the forum selection clause of the Proposed Charter would cause the Company irreparable harm and entitle the Company to equitable relief to enforce the forum selection clause (we refer to this as “advisory charter proposal I”); and

•

Proposal No. 3(J): to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “dMY Technology Group, Inc.” to “Rush Street Interactive, Inc.”, (ii) making the Company’s corporate existence perpetual and (iii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination Company (we refer to this as “advisory charter proposal J”);

(4)

Proposal No. 4 — The NYSE Proposal — to approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the New York Stock Exchange (the “NYSE”), the issuance of more than 20% of our issued and outstanding common stock (i) pursuant to the terms of the Business Combination

Agreement, (ii) upon the exchange of the Retained RSI Units pursuant to the Amended and Restated Limited Partnership Agreement of RSI (the “RSI A&R LPA”) and (iii) the issuance of Class A Common Stock in connection with subscription agreements entered into in connection with the business combination that, in each case, may result in any Seller or any other investor acquiring shares pursuant to such subscription agreements owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under NYSE rules (we refer to this proposal as the “NYSE proposal”);

(5)

Proposal No. 5 — The Incentive Plan Proposal — to approve and adopt, assuming the business combination proposal, the charter amendment proposal and the NYSE proposal are approved and adopted, the Rush Street Interactive, Inc. 2020 Omnibus Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex C (we refer to this proposal as the “incentive plan proposal” and, collectively with the business combination proposal, the charter amendment proposal and the NYSE proposal, the “condition precedent proposals”);

(6)

Proposal No. 6 — The Director Election Proposal — to elect nine directors to serve staggered terms on our board of directors until the 2021, 2022 and 2023 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal (we refer to this proposal as the “director election proposal”); and

(7)

Proposal No. 7 — The Adjournment Proposal — to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals (we refer to this proposal as the “adjournment proposal”).

The above matters are more fully described in the accompanying proxy statement, which also includes, as Annex A, a copy of the Business Combination Agreement and the exhibits attached thereto. We urge you to read carefully the accompanying proxy statement in its entirety, including the Annexes and accompanying financial statements.

The record date for the special meeting is [•], 2020. Only holders of record of shares of Class A Common Stock and shares of Class B Common Stock at the close of business on the record date are entitled to notice of and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. A complete list of dMY’s stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at dMY’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting and electronically during the Special Meeting at [•].

Our Class A Common Stock and warrants are currently listed on the NYSE under the symbols “DMYTC” and “DMYT WS,” respectively. Certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one-half of one redeemable warrant, and are listed on the NYSE under the symbol “DMYT.U.” The units will automatically separate into their component securities upon consummation of the business combination and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “dMY Technology Group, Inc.” to “Rush Street Interactive, Inc.” We intend to apply to continue the listing of our Class A Common Stock and warrants on the NYSE under the symbols “RSI” and “RSI WS,” respectively, upon the Closing.

Pursuant to the Charter, a holder of public shares (a “public stockholder”) may request that dMY redeem all or a portion of its public shares for cash if the business combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to 10:00 AM Eastern Time on [•], 2020 (two business days prior to the vote at the special meeting), (a) submit a written request to Continental Stock Transfer & Trust Company, dMY’s transfer agent (the “transfer agent”), that dMY redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their public shares even if they vote for the business combination proposal. If the business combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account (the “trust account”) established in connection with the Company’s initial public offering (the “IPO”), calculated as of two business days prior to the consummation of the business combination, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then-outstanding public shares. For illustrative purposes, as of [•], 2020, this would have amounted to approximately $10.[•] per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that we instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting — Redemption Rights” in the accompanying proxy statement for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See “The Business Combination Proposal — The Business Combination Agreement.”

Under the Business Combination Agreement, the approval of each of the condition precedent proposals (i.e., the business combination proposal, the charter amendment proposal, the NYSE proposal and the incentive plan proposal) is a condition to the consummation of the Business Combination. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. The direction election proposal, the advisory charter proposals and the adjournment proposal are not conditioned on the approval of any other proposal. If our stockholders do not approve each of the condition precedent proposals, the Business Combination may not be consummated.

Approval of each of the business combination proposal, each of the advisory charter proposals, the NYSE proposal, the incentive plan proposal and the adjournment proposal requires the affirmative vote of holders of a majority of the votes cast by holders of shares of Class A Common Stock and Class B Common Stock present in person (which would include presence at the virtual special meeting) or by proxy at the special meeting and entitled to vote thereon, voting as a single class. Approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. The election of the director nominees pursuant to the director election proposal requires a plurality of the votes cast by holders of shares of Class A Common Stock and Class B Common Stock present in person (which would include presence at the virtual special meeting) or by proxy at the special meeting and entitled to vote thereon, voting as a single class.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed business combination and related transactions and each of the proposals. We urge you to read the accompanying proxy statement carefully. If you have any questions or need assistance voting your shares of dMY common stock, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing DMYT.info@investor.morrowsodali.com This notice of special meeting and the proxy statement are available at https://www.cstproxy.com/[•]/2020.

By Order of the Board of Directors,

Harry L. You

[•], 2020	Chairman

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on [•], 2020: This notice of special meeting and the related proxy statement will be available at https://www.cstproxy.com/[•]/2020.

i

CERTAIN DEFINED TERMS

In this proxy statement, unless otherwise stated or unless the context otherwise requires, the following terms shall have the following meanings.

“adjournment proposal” means the proposal to approve the adjournment of the special meeting to a later date or dates.

“advisory charter proposals” means the 10 sub-proposals to take effect prior to the Closing on or prior to the Closing Date if the charter amendment proposal is approved, consisting of advisory charter proposal A, advisory charter proposal B, advisory charter proposal C, advisory charter proposal D, advisory charter proposal E, advisory charter proposal F, advisory charter proposal G, advisory charter proposal H, advisory charter proposal I, and advisory charter proposal J.

“Affiliated Companies” means those partnerships, corporations, limited liability companies, trusts or other entities directly or indirectly controlled by the Company including, without limitation, any subsidiary of the Company, or intermediary company (as those or similar terms are defined under the Gaming Laws of any applicable Gaming Jurisdictions) controlled by the Company, in each case that is registered or licensed under applicable Gaming Laws.

“Aggregate Put-Call Consideration Amount” means the sum of all Put-Call Consideration Amounts (if any).

“Ancillary Agreements” means the Founder Holders Forfeiture Agreement, the Proposed Charter, the Limited Liability Company Agreement of the RSI GP, the Tax Receivable Agreement, the Investor Rights Agreement, the Services Agreement, the Employment Agreement, the Amended Insider Letter, the Subscription Agreements, the RSI A&R LPA, the Unit Powers, the Put-Call Agreements, and each other agreement, instrument and certificate required by the Business Combination Agreement to be executed by any of the parties to the Business Combination Agreement.

“Available Closing Date Cash” means an amount equal to the sum of (i) the cash remaining in the Company’s trust account as of immediately prior to the Closing following any redemptions of Class A Common Stock by the Company’s current stockholders and payment of the aggregate amount of transaction expenses incurred by the parties to the Business Combination Agreement as of the Closing plus (ii) the aggregate amount of proceeds received by the Company at or prior to the Closing in connection with the PIPE.

“Available Equity” means the amount of money remaining in the trust account following any redemptions of Class A Common Stock and the amount of additional proceeds (if any) raised by the Company through equity financing sources at or prior to the Closing.

“Business Combination” means the acquisitions and transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of July 27, 2020, by and among dMY, RSI, the Sellers, the Sponsor and the Sellers Representative, as amended and restated by the parties on October 9, 2020, which provides that, among other things, (i) the Sellers will retain the number of Retained RSI Units that will cause the Sellers’ aggregate percentage ownership in RSI immediately following the Closing to be equal to the percentage determined as the quotient of (a) the RSI’s Enterprise Value divided by (b) the sum of (1) the RSI Enterprise Value plus (2) the product of (A) the total number of outstanding shares of Class A Common Stock issued and outstanding as of immediately prior to the Closing (after giving effect to any redemptions of Class A Common Stock by the Company’s current stockholders, the Class B Common Stock Conversion, and any Class A Common Stock purchased in connection with any PIPE consummated on or prior to the Closing) multiplied by (B) $10; (ii) the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) will transfer to the Special Limited Partner the Purchased RSI Units for the Purchased RSI Units Cash Consideration; (iii) the Company will issue to RSI (for immediate further distribution to the Sellers) the number of shares of Class V Voting Stock equal to the number of Retained RSI Units (net of the number of Purchased RSI Units), which will entitle its holder to one vote per share but not any right to dividends or distributions; (iv) the Special Limited Partner will contribute cash to RSI in the amount of the Contribution Amount in exchange for a number of RSI Units equal to the aggregate number of shares of Class A Common Stock outstanding as of the Closing (after giving effect to any redemptions of Class A Common Stock by the Company’s current stockholders, the Class B Common Stock Conversion, and any Class A Common Stock purchased in connection with the PIPE) minus the number of Purchased RSI Units; (v) the RSI GP will acquire 100% of the non-economic partnership interests of RSI; and (vi) if the Closing occurs on or prior to December 20, 2020, the Put-Calls will be effective and the Put-Call Sellers will have the right to sell to RSI, and RSI will have the right to purchase from the Put-Call Sellers, beginning on December 21, 2020 until December 28, 2020, the Put-Call Units, on the terms and subject to the conditions set forth in the Business Combination Agreement and the Put-Call Agreements.

“business combination proposal” means the proposal to approve and adopt the Business Combination Agreement and such acquisitions and other transactions as contemplated thereby.

“Charter” means the amended and restated certificate of incorporation of the Company.

“charter amendment proposal” means the proposal to approve and adopt the Proposed Charter.

“Class A Common Stock” means the Class A Common Stock of the Company, par value $0.0001 per share.

“Class B Common Stock” means the Class B Common Stock of the Company, par value $0.0001 per share.

“Class B Common Stock Conversion” means the automatic conversion at the Closing of all then-outstanding shares of Class B Common Stock into shares of Class A Common Stock on a one-for-one basis.

“Class V Voting Stock” means the Class V Voting Stock of the Company, par value $0.0001 per share.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Company” refers (i) before the Business Combination, to dMY and (ii) immediately following the Business Combination, to the combined company that shall be renamed Rush Street Interactive, Inc. upon the Closing.

“condition precedent proposals” means the business combination proposal, the charter amendment proposal, the incentive plan proposal and the NYSE proposal.

“Contribution Amount” means an amount of cash equal to the Available Closing Date Cash minus the Purchased RSI Units Cash Consideration. For the avoidance of doubt, the Contribution Amount shall include the Aggregate Put-Call Consideration Amount (if any).

“DGCL” means the General Corporation Law of the State of Delaware.

“director election proposal” means the proposal to elect nine directors to serve staggered terms on our Board until the 2021, 2022 and 2023 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.

“dMY,” “we,” “us” or “our” refer to dMY Technology Group, Inc.

“DTC” means The Depository Trust Company.

“Earnout Shares” means (i) 1,212,813 of the Issued RSI Units issued to the Special Limited Partner and 1,212,813 shares of Class A Common Stock held by the Initial Stockholders (after giving effect to the Class B Common Stock Conversion) and (ii) 15,000,000 of the Retained RSI Units held by the Sellers and 15,000,000 shares of Class V Voting Stock issued to the Sellers by the Company in connection with the Business Combination, each of which will be subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement. For the avoidance of doubt, the Earnout Shares shall not consist of any Put-Call Units.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Holders Forfeiture Agreement” means the agreement, to be dated as of the Closing Date, pursuant to which the Initial Stockholders will agree to (on a pro rata basis) forfeit for no consideration up to 1,205,937 shares of Class A Common Stock in the aggregate held by the Initial Stockholders to the extent that the Total Measurable Cash Amount (as defined therein) does not equal at least $245,000,000.

“Founder Holders Forfeiture Shares” means up to 1,205,937 shares of the Class A Common Stock held by the Founder Holders (after giving effect to the Class B Common Stock Conversion) that are subject to forfeiture for no consideration to the extent that Total Measurable Cash (as defined in the Founder Holders Forfeiture Agreement) does not equal at least $245,000,000 (as more fully described in the Founder Holders Forfeiture Agreement).

“Founder Shares” means the shares of Class B Common Stock purchased by the Sponsor and the following independent directors of the Company: Darla Anderson, Francesca Luthi and Charles E. Wert.

“GAAP” means generally accepted accounting principles.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, race books and sports pools, sports wagering, or the use of gaming devices, equipment and supplies in the operation of a casino, gambling simulcasting facility, card club or other similar enterprise, whether land-based or online, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, inter-casino linked systems, sports wagering systems, interactive or online gaming systems and related and associated equipment, supplies and systems.

“Gaming Authority” means all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

“Gaming Jurisdictions” means all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, and in which or from which the Company or any of its Affiliated Companies conducts, or reasonably expects to conduct, Gaming Activities which are subject to Gaming Laws.

“Gaming Laws” means all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities in which the Company or any of its Affiliated Companies engages, or the ownership or control of an Interest in any such entity that conducts Gaming Activities, in any Gaming Jurisdiction, all orders, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities with respect to the foregoing and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, orders, decrees, rules, regulations and policies.

“Gaming Licenses” means all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority necessary for or relating to the conduct of Gaming Activities by the Company or any Affiliated Company or the ownership or control by any Person of capital stock or other securities in any of the foregoing entities, to the extent that it conducts or reasonably expects in good faith to conduct Gaming Activities.

“Identified Persons” means (i) any Seller, (ii) the Sponsor, and (iii) any members of the Board who are not employees of the Company or his or her Affiliates or Affiliated Entities (the persons in this clause (iii), each a “Non-Employee Director”). For purposes of this definition, (1) “Affiliate” means (a) in respect of a Seller or the Sponsor, any Person that, directly or indirectly, is controlled by such Seller or the Sponsor (as applicable) or is under common control with such Seller or the Sponsor (as applicable) and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Company and any entity that is controlled by the Company), and (b) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Company and any entity that is controlled by the Company), (2) “Affiliated Entity” means (a) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Company and any entity that is controlled by the Company), (b) any direct or indirect partner, stockholder, member, manager or other representative of such Person, or (c) any Affiliate of the foregoing, and (3) “Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

“incentive plan proposal” means the proposal to approve and adopt the Plan.

“Initial Stockholders” means the Sponsor, Darla Anderson, Francesca Luthi and Charles E. Wert.

“Investor Rights Agreement” means the agreement, to be dated as of the Closing Date, pursuant to which, among other things, the Sponsor will have the right to nominate two directors to the Board and the Sellers will have the right (i) to nominate the remaining directors of the Board, and (ii) to appoint up to three non-voting board observers to the Board, in each case subject to certain conditions.

“Issued RSI Units” means any RSI Units that are issued to the Special Limited Partner pursuant to the Business Combination Agreement.

“IPO” means the Company’s initial public offering of units consummated on February 25, 2020.

“Minimum Cash Condition” means Available Closing Date Cash of at least $160,000,000 minus the amount by which the transaction expenses incurred by RSI and the Sellers exceeds $12,500,000.

“NYSE” means the New York Stock Exchange.

“Permitted Equity Financing Sources” means PIPE Investors or any other financing sources that have been approved by RSI and dMY in accordance with the Business Combination Agreement.

“NYSE proposal” means the proposal to approve the issuance of more than 20% of our issued and outstanding common stock (i) pursuant to the terms of the Business Combination Agreement, (ii) upon the exchange of the Retained RSI Units pursuant to the RSI A&R LPA and (iii) the issuance of Class A Common Stock in connection with the Subscription Agreements in connection with the Business Combination, in each case, that may result in Sellers or any other investor acquiring shares pursuant to a Subscription Agreement owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under NYSE rules.

“PIPE” means a private investment in a public entity.

“PIPE Investors” means the subscribers that agreed to purchase Class A Common Stock at the Closing pursuant to the PIPE, including, without limitation, as reflected in the Subscription Agreements.

“Plan” means the Rush Street Interactive, Inc. 2020 Omnibus Equity Incentive Plan, a copy of which is attached to this proxy statement as Annex C. For additional information, see “The Incentive Plan Proposal” section of this proxy statement.

“Proposed Charter” means the second amended and restated certificate of incorporation of the Company which, if approved, would take effect prior to the Closing on or prior to the Closing Date.

“Purchased RSI Units” means a number of Retained RSI Units (not to exceed (a) 12,500,000 RSI Units in the event that the Put-Calls are not in effect as of the Closing or (b) 9,923,550 RSI Units in the event that the Put-Calls are in effect as of the Closing) equal to the quotient of (a) the Purchased RSI Units Cash Consideration divided by (b) $10. For the avoidance of doubt, the Purchased RSI Units shall not include any Sellers Earnout Company Units and if, and only if, the Closing occurs on or prior to December 20, 2020, the Purchased RSI Units shall not include any Put-Call Units.

“Purchased RSI Units Cash Consideration” means, to the extent that the Available Closing Date Cash exceeds $160,000,000, an amount of the Available Closing Date Cash (not to exceed $125,000,000) determined by calculating (1) the sum of (i) the Available Closing Date Cash less $160,000,000 (provided that the amount of cash attributable to this clause (i) is subject to a cap of $60,000,000) plus (ii) 50% of the amount by which the Available Closing Date Cash exceeds $220,000,000 (provided that the amount of cash attributable to this clause (ii) is subject to a cap of $65,000,000) minus (2) the Aggregate Put-Call Consideration Amount (if any).

“Put-Call Agreements” those certain Put-Call Agreements, dated as of October 9, 2020, by and among the Company, RSI and each of the Put-Call Sellers.

“Put-Call Consideration Amount” mean, with respect to a Put-Call Seller, if, and only if, the Closing occurs on or prior to December 20, 2020, the amount equal to (a) the Seller Proportion applicable to such Put-Call Seller multiplied by (b) the amount equal to (1) the sum of (i) the Available Closing Date Cash less $160,000,000 (provided that the amount of cash attributable to this clause (i) is subject to a cap of $60,000,000) plus (ii) 50% of the amount by which the Available Closing Date Cash exceeds $220,000,000 (provided that the amount of cash attributable to this clause (ii) is subject to a cap of $65,000,000). For the avoidance of doubt, if, and only if, the Closing occurs after December 20, 2020, the Put-Call Consideration Amount with respect to each Put-Call Seller shall be equal to zero dollars ($0).

“Put-Call Sellers” means each of Richard Schwartz, Einar Roosileht and Mattias Stetz.

“Put-Calls” means those put and call rights contemplated by the Put-Call Agreements, which rights will be effective if, and only if, the Closing occurs on or prior to December 20, 2020 and which rights and Put-Call Agreements will automatically terminate and no longer be effective if the Closing occurs after December 20, 2020.

“Retained RSI Units” mean those RSI Units that are retained by the Sellers pursuant to the Business Combination Agreement.

“RSI” refers to Rush Street Interactive, L.P., a Delaware limited partnership.

“RSI A&R LPA” means the Amended and Restated Agreement of Limited Partnership of RSI.

“RSI Enterprise Value” means $1,725,000,000.

“RSI GP” means RSI GP, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company.

“RSI Units” means the common units of RSI, following the transactions contemplated by the Recapitalization Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” means each of Rush Street Interactive GP, LLC, Greg and Marcy Carlin Family Trust, Gregory Carlin, Rush Street Investors, LLC, Neil Bluhm, NGB 2013 Dynasty Trust, Einar Roosileht, Richard Schwartz and Mattias Stetz.

“Seller Proportions” means, with respect to each Put-Call Seller, the proportion expressed as a percentage and delivered to the Company by RSI prior to the Closing pursuant to the Business Combination Agreement.

“Sellers’ Representative” means Rush Street Interactive GP, LLC, in its capacity as the Sellers’ representative.

“Sellers Earnout Company Units” means 15,000,000 of the Retained RSI Units held by the Sellers.“Special Limited Partner” means RSI ASLP, Inc., a Delaware corporation and wholly-owned subsidiary of the Company.

“Sponsor” means the Company’s sponsor, dMY Sponsor, LLC.

“Unsuitable Person” means a stockholder of the Company who (i) fails or refuses to file an application within thirty (30) days (or such other period imposed by any Gaming Authority) after having been requested in writing and in good faith to do the same by the Company (based on consultation with independent gaming regulatory counsel), or has withdrawn or requested the withdrawal of a pending application (other than for technical reasons with the intent to promptly file an amended application following such withdrawal), to be found suitable by any Gaming Authority or for any Gaming License, in each case, when such finding of suitability or Gaming License is required by Gaming Laws or Gaming Authorities for the purpose of obtaining a material Gaming License for, or compliance with material Gaming Laws by, the Company or any Affiliated Company, (ii) is denied or disqualified from eligibility for any material Gaming License by any Gaming Authority, (iii) is determined by a Gaming Authority in any material Gaming Jurisdiction to be unsuitable to own or control any Class A Common Stock, Class V Voting Stock or any other equity securities of the Company, or securities exchangeable or exercisable for, or convertible into, such other equity securities of the Company, or be Affiliated, associated or involved with a Person engaged in Gaming Activities, (iv) is determined by a Gaming Authority to have caused in whole or in part any material Gaming License of the Company or any Affiliated Company to be lost, rejected, rescinded, suspended, revoked or not renewed by any Gaming Authority, or to have caused in whole or in part the Company or any Affiliated Company to be threatened in writing by any Gaming Authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any material Gaming License, or (v) is reasonably likely to (A) preclude or materially delay, impede, impair, threaten or jeopardize (1) any material Gaming License held or desired in good faith to be held by the Company or any Affiliated Company or (2) the Company’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material Gaming License held or desired in good faith to be field by the Company or any Affiliated Company, or (B) cause or otherwise be reasonably likely to result in the imposition of any materially burdensome terms or conditions on any material Gaming License held or desired to be held by the Company or any Affiliated Company.

TRADEMARKS

This proxy statement includes RSI’s trademarks such as “21+3”, “Lucky Lady” and “Lucky,” which are protected under applicable intellectual property laws and are the property of RSI or its subsidiaries. This proxy statement also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this proxy statement may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this proxy statement in relation to RSI has been provided by RSI and its management team, and forward-looking statements include statements relating to RSI’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement may include, for example, statements about:

•	our ability to complete the Business Combination, or, if we do not consummate the Business Combination, any other initial business combination;

•	the benefits of the Business Combination;

•	the future financial performance of the Company following the Business Combination;

•	expansion plans and opportunities; and

•	our potential ability to obtain financing to complete the Business Combination.

The forward-looking statements contained in this proxy statement are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to:

•	satisfaction of conditions to the Business Combination;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•	the ability to obtain and/or maintain the listing of our Class A Common Stock on the NYSE following the Business Combination;

•	our ability to raise financing in the future;

•	our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the Business Combination;

•

our officers and directors allocating their time to other businesses and potentially having conflicts of interest with our business or in approving the Business Combination, as a result of which they would then receive expense reimbursements;

•	our public securities’ potential liquidity and trading;

•	the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•

competition in the retail and online sports wagering and online gaming industry is intense and, as a result, RSI may fail to attract and retain users, which may negatively impact RSI’s operations and growth prospects;

•

economic downturns and political and market conditions beyond RSI’s control, including a reduction in consumer discretionary spending and sports leagues shortening, delaying or cancelling their seasons due to COVID-19, could adversely affect its business, financial condition, results of operations and prospects;

•	RSI’s projections, including for revenues, market share, expenses and profitability, are subject to significant risks, assumptions, estimates and uncertainties;

•	RSI’s growth prospects may suffer if it is unable to develop successful offerings, if it fails to pursue additional offerings or if it loses any of its key executives or other key employees;

•	RSI may be subject to litigation in the operation of its business and RSI’s insurance may not provide adequate levels of coverage against any claims;

•

the requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain RSI’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than RSI anticipates;

•

following the consummation of the Business Combination, RSI will be dependent on RSG and certain of its affiliates to provide it with certain services, which may not be sufficient to meet its needs, and RSI may have difficulty finding replacement services or be required to pay increased costs to replace these services to the extent that its services agreement with RSG terminates;

•

RSI’s business is subject to a variety of United States and foreign laws (including Colombia, where RSI has business operations), many of which are unsettled and still developing, and RSI’s growth prospects depend on the legal status of real-money gaming in various jurisdictions;

•

failure to comply with regulatory requirements or to successfully obtain a license or permit applied for could adversely impact RSI’s ability to comply with licensing and regulatory requirements or to obtain or maintain licenses in other jurisdictions, or could cause financial institutions, online and mobile platforms and distributors to stop providing services to RSI;

•

RSI relies on information technology and other systems and platforms (including reliance on third-party providers to validate the identity and identify the location of its users and to process deposits and withdrawals made by its users), and any breach or disruption of such information technology could compromise RSI’s networks and the information stored there could be accessed, publicly disclosed, lost or stolen;

•

RSI intends to license certain trademarks and domain names to RSG and its affiliates, and RSG’s and its affiliates’ use of such trademarks and domain names, or failure to protect or enforce RSI’s intellectual property rights, could harm RSI’s business, financial condition, results of operations and prospects.

•	RSI will rely on licenses and service agreements to use the intellectual property rights of third parties which are incorporated into or used in its products and services; and

•

RSI may invest in or acquire other businesses, or may invest or spend the proceeds of the Business Combination in ways with which the investors may not agree or which may not yield a return, and RSI’s business may suffer if it is unable to successfully integrate acquired businesses into its company or otherwise manage the growth associated with multiple acquisitions.

•	other factors detailed under the section entitled “Risk Factors” herein and in our Annual Report on Form 10-K for the year ended December 31, 2019.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Before a stockholder grants its proxy or instructs how its votes should be cast or vote on the proposals set forth in this proxy statement, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement may adversely affect dMY or RSI.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting, including the Business Combination. The following questions and answers do not include all the information that is important to our stockholders. We urge our stockholders to read carefully this entire proxy statement, including the annexes and other documents referred to herein.

Q:	Why am I receiving this proxy statement?

A:

dMY is proposing to consummate a business combination with RSI. dMY and RSI have entered into the Business Combination Agreement, the terms of which are described in this proxy statement. You are being asked to consider and vote on the Business Combination. The Business Combination Agreement, among other things, provides that, (i) the Sellers will retain the number of RSI Units (the “Retained RSI Units”) that will cause the Sellers’ aggregate percentage ownership in RSI immediately following the closing of the Business Combination (the “Closing”) to be equal to the percentage determined as the quotient of (a) RSI’s enterprise value (i.e., $1,725,000,000) (the “RSI Enterprise Value”) divided by (b) the sum of (1) the RSI Enterprise Value plus (2) the product of (A) the total number of outstanding shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) issued and outstanding as of immediately prior to the Closing (after giving effect to any redemptions of Class A Common Stock by the Company’s current stockholders, the conversion of all then-outstanding shares of Class B Common Stock, par value $0.0001 per share, of the Company (the “Class B Common Stock”) into shares of Class A Common Stock on a one-for-one basis (the “Class B Common Stock Conversion”), and any Class A Common Stock purchased in connection with any permitted equity financings consummated on or prior to the Closing (the “PIPE”)) multiplied by (B) $10; (ii) the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) will transfer to the Special Limited Partner a number of Retained RSI Units (not to exceed (a) 12,500,000 RSI Units to the extent that the Put-Calls are not in effect as of the Closing or (b) 9,923,550 RSI Units to the extent that the Put-Calls are in effect as of the Closing) equal to the quotient of (a) the Purchased RSI Units Cash Consideration (as defined below) divided by (b) $10 (the “Purchased RSI Units” which, for the avoidance of doubt, excludes any Put-Call Units to the extent that the Put-Calls are in effect as of the Closing)); (iii) the Company will issue to RSI (for immediate further distribution to the Sellers) the number of shares of newly issued Class V Voting Stock, par value $0.0001 per share, of the Company (the “Class V Voting Stock”) equal to the number of Retained RSI Units (net of the number of Purchased RSI Units, but including the number of Put-Call Units to the extent that the Put-Calls are in effect as of the Closing), which will entitle its holder to one vote per share but not any right to dividends or distributions; (iv) the Special Limited Partner will contribute cash to RSI in the amount of the Contribution Amount (as defined below) in exchange for a number of RSI Units equal to the aggregate number of shares of Class A Common Stock outstanding as of the Closing (after giving effect to any redemptions of Class A Common Stock by the Company’s current stockholders, the Class B Common Stock Conversion, and any Class A Common Stock purchased in connection with the PIPE) minus the number of Purchased RSI Units; (v) RSI GP, a wholly-owned subsidiary of the Company, will acquire 100% of the non-economic partnership interests of RSI; and (vi) if the Closing occurs on or prior to December 20, 2020, the Put-Calls will be effective and beginning on December 21, 2020 until December 28, 2020, the Put-Call Sellers will have the right to sell to RSI, and RSI will have the right to purchase from the Put-Call Sellers, the Put-Call Units, on the terms and subject to the conditions set forth in the Business Combination Agreement and the Put-Call Agreements.

Pursuant to the Business Combination Agreement, “Available Closing Date Cash” will be equal to the sum of (i) the cash remaining in the Company’s trust account as of immediately prior to the Closing following any redemptions of Class A Common Stock by the Company’s current stockholders and payment of the aggregate amount of transaction expenses incurred by the parties to the Business Combination Agreement as of the Closing plus (ii) the aggregate amount of proceeds received by the Company at or prior to the Closing in connection with the PIPE. To the extent that the Available Closing Date Cash exceeds

$160,000,000, an amount of the Available Closing Date Cash (not to exceed (a) $125,000,000 in the event that the Put-Calls are not in effect as of the Closing or (b) $99,235,500 in the event that the Put-Calls are in effect as of the Closing) determined by calculating (A) the sum of (i) the Available Closing Date Cash less $160,000,000 (provided that the amount of cash attributable to this clause (i) is subject to a cap of $60,000,000) plus (ii) 50% of the amount by which the Available Closing Date Cash exceeds $220,000,000 (provided that the amount of cash attributable to this clause (ii) is subject to a cap of $65,000,000) minus (B) the Aggregate Put-Call Consideration Amount (such amount determined by subtracting the amount in clause (B) from the amount in clause (A), the “Purchased RSI Units Cash Consideration”) will be used to purchase from the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) the Purchased RSI Units and the remainder of the Available Closing Date Cash (which will include the Aggregate Put-Call Consideration Amount (if any)) will be contributed to RSI in exchange for the Issued RSI Units (such contributed amount, the “Contribution Amount”).

Furthermore, pursuant to the Business Combination Agreement, if the Closing occurs on or prior to December 20, 2020 and the Put-Call is therefore effective, the Put-Call Sellers will retain their Put-Call Units and Aggregate Put-Call Consideration Amount will comprise a portion of the Contribution Amount and will be contributed by the Company to RSI at the Closing (for use in connection with the exercise, if any, of the Put-Calls or for any other use determined by RSI). If the Closing occurs after December 20, 2020, the Put-Call Agreements will automatically terminate and no longer be effective and the Put-Call Units held by the Put-Call Sellers will be sold to the Company at the Closing as Purchased RSI Units or redeemed by RSI following the Closing in accordance with the Business Combination Agreement.

Consummation of the business combination proposal requires the approval of holders of at least a majority of the shares of Class A Common Stock and Class B Common Stock that are voted in person (which would include presence at the virtual special meeting) or by proxy at the special meeting.

YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT.

Q:	Why is dMY proposing the Business Combination?

A:	dMY was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

See “The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Q:	What will RSI’s equity holders receive in return for the acquisition of RSI by dMY?

A:

Pursuant to the Business Combination Agreement, the aggregate consideration payable or issuable by the Company in exchange for the Issued RSI Units is comprised of (i) an amount in cash equal to the Contribution Amount (as defined below), and (ii) the Class V Voting Stock issued to the Sellers as described above. The Company, the Special Limited Partner, RSI, the Sellers and the Sellers’ Representative will also enter into a customary Tax Receivable Agreement which will provide for the sharing of certain tax benefits relating to tax attributes generated by the transaction and subsequent exchanges by the Sellers of their RSI Units for shares of Class A Common Stock (as further discussed and described below).

Pursuant to the Business Combination Agreement, “Available Closing Date Cash” will be equal to the sum of (i) the cash remaining in the Company’s trust account as of immediately prior to the Closing following any redemptions of Class A Common Stock by the Company’s current stockholders and payment of the aggregate amount of transaction expenses incurred by the parties to the Business Combination Agreement as of the Closing plus (ii) the aggregate amount of proceeds received by the Company at or prior to the Closing in connection with the PIPE. To the extent that the Available Closing Date Cash exceeds

$160,000,000, an amount of the Available Closing Date Cash (not to exceed (a) $125,000,000 in the event that the Put-Calls are not in effect as of the Closing or (b) $99,235,500 in the event that the Put-Calls are in effect as of the Closing) determined by calculating (A) the sum of (i) the Available Closing Date Cash less $160,000,000 (provided that the amount of cash attributable to this clause (i) is subject to a cap of $60,000,000) plus (ii) 50% of the amount by which the Available Closing Date Cash exceeds $220,000,000 (provided that the amount of cash attributable to this clause (ii) is subject to a cap of $65,000,000) minus (B) the Aggregate Put-Call Consideration Amount (such amount determined by subtracting the amount in clause (B) from the amount in clause (A), the “Purchased RSI Units Cash Consideration”) will be used to purchase from the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) the Purchased RSI Units and the remainder of the Available Closing Date Cash (which will include the Aggregate Put-Call Consideration Amount (if any)) will be contributed to RSI in exchange for the Issued RSI Units (such contributed amount, the “Contribution Amount”).

Additionally, in the event the Company receives additional proceeds through Permitted Equity Financing Sources during the five business day period following the Closing Date (provided that the aggregate proceeds received in connection with the PIPE and during the five business day period following the Closing Date may not exceed $245,000,000), the Company will cause such amounts to be contributed to the Special Limited Partner, which will contribute such amounts to RSI (the “Post-Closing Contribution Amount”), and in exchange, RSI will issue to the Special Limited Partner additional RSI Units, in an amount equal to the number of shares of Class A Common Stock sold by the Company to such equity financing sources, at the price at which the shares of Class A Common Stock were sold by the Company to such equity financing sources (which price may not be less than $10.00 per share). Thereafter, so long as the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) have not already sold to the Special Limited Partner (x) 12,500,000 RSI Units (in the event that the Put-Calls are not in effect as of the Closing) or (y) 9,923,550 RSI Units (in the event that the Put-Calls are in effect as of the Closing), a portion of the Post-Closing Contribution Amount equal to the Redemption Amount (as defined below) will be used to redeem from the Sellers a number of Retained RSI Units equal to (i) the Redemption Amount divided by (ii) $10.00. In connection with such redemption, the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) will forfeit a corresponding number of shares of Class V Voting Stock held by the Sellers. The Purchased RSI Units Cash Consideration and the portion of the Post-Closing Contribution Amount payable to the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) will not in the aggregate exceed (1) $125,000,000 (in the event that the Put-Calls are not in effect as of the Closing) or (2) $99,235,500 (in the event that the Put-Calls are in effect as of the Closing). Pursuant to the Business Combination Agreement, “Redemption Amount” means the amount equal to the difference of (a) the sum of (i) the Available Closing Date Cash plus the aggregate proceeds received by the Company from any permitted equity financing consummated after the Closing and on or prior to the fifth business day following the Closing Date less $160,000,000 (provided that the amount of cash attributable to this clause (i) will not be less than zero or exceed $60,000,000) plus (ii) the positive product (if any) of (A) 50% multiplied by (B) the amount by which the Available Closing Date Cash plus the aggregate proceeds received by the Company from any permitted equity financing consummated after the Closing and on or prior to the fifth business day following the Closing Date exceeds $220,000,000 (provided that the amount of cash attributable to this clause (ii) will in no event be less than zero or exceed $65,000,000) minus (b) the Purchased RSI Units Cash Consideration minus (c) the Aggregate Put-Call Consideration Amount, if any.

Q:	Will dMY obtain new financing in connection with the Business Combination?

A:

Yes. In connection with the execution of the Business Combination Agreement, (i) the Company entered into a subscription agreement with certain funds and accounts managed by Fidelity Management & Research Company LLC (the “Fidelity Subscription Agreement”) and (ii) the Company, the Sellers’

Representative and certain other subscribers entered into subscription agreements (the “Other Subscription Agreements,” together with the Fidelity Subscription Agreement, the “Subscription Agreements”), pursuant to which, such investors have agreed to purchase as of immediately prior to the closing of the Business Combination (the “Closing”) an aggregate of 16,043,002 shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) for a purchase price of $10.00 per share, for an aggregate purchase price of $160,430,020 (together, the “PIPE”). The obligations of each party to consummate the PIPE are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement. In addition, the Company will be entitled to obtain additional proceeds through Permitted Equity Financing Sources during the five business day period following the Closing Date (provided that the aggregate proceeds received in connection with the PIPE and during the five business day period following the Closing Date may not exceed $245,000,000).

Q:	What are the principal differences between Class A Common Stock and Class V Voting Stock?

A:

After the Business Combination, the Class A Common Stock and Class V Voting Stock will constitute all of the classes of common stock of the Company and will possess all voting power for the election of directors of the Company and all other matters requiring stockholder action. Holders of the Class A Common Stock and Class V Voting Stock will be entitled to one vote per share and at all times vote together as one class on all matters submitted to a vote of the stockholders of the Company. The principal difference between the Class A Common Stock and Class V Voting Stock is that holders of the Class V Voting Stock will not be entitled to receive dividends, if declared by our board of directors (the “Board”), or to receive any portion of any assets in respect of such shares upon the liquidation, dissolution, distribution of assets or winding-up of the Company. In addition, pursuant to the RSI A&R LPA, following the six month anniversary of the Closing Date and subject to the terms and conditions of the RSI A&R LPA, the Sellers are entitled to cause RSI to redeem their Retained RSI Units for either shares of Class A Common Stock or, at the election of the general partner of RSI, depending on, among other things, the availability of cash at RSI and its other intended uses, the cash equivalent of the market value of a corresponding number of shares of Class A Common Stock and, in each case, a corresponding number of shares of Class V Voting Stock held by the Seller tendering RSI Units for redemption by RSI will automatically be cancelled for no consideration. Finally, shares of Class A Common Stock and Class V Voting Stock can only be transferred with their corresponding RSI Units in accordance with the RSI A&R LPA.

Q:	What voting interests will our current stockholders, Initial Stockholders, the PIPE Investors and the Sellers hold in the Company immediately after the consummation of the Business Combination?

A:	We anticipate that, upon completion of the Business Combination, the voting interests in the Company will be as set forth in the table below.*

	Assuming No Redemptions of Public Shares(1)	Assuming Maximum Redemptions of Public Shares(2)
dMY’s Public Stockholders	12.20%	1.64%
dMY’s Initial Stockholders	2.41%	1.85%
PIPE Investors	8.51%	8.92%
Sellers	76.89%	87.58%

(1)

Assumes that (i) none of the holders of public shares of Class A Common Stock exercise their redemption rights, (ii) the parties to the Business Combination Agreement incur $30 million of transaction expenses, (iii) the Put-Calls are in effect as of the Closing and are validly exercised shortly following the Closing or not in effect, (iv) the maximum amount of Purchased RSI Units are purchased from the Sellers (other than the Put-Call Sellers) (i.e., $99,235,500 if the Put-Calls are in

effect or $125,000,000 if the Put-Calls are not in effect) at Closing, (v) none of the 1,205,937 Founder Holders Forfeiture Shares are forfeited because the Available Closing Date Cash exceeds $245,000,000, (vi) the Earnout Shares are excluded unless and until such shares become earned in accordance with the Business Combination Agreement, (vii) there is no exercise at the Closing of the Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), (viii) none of the parties set forth above purchase shares of Class A Common Stock in the open market, (ix) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (x) there are no issuances of any shares of the Company’s Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the Plan.

(2)

Assumes that (i) the holders of 20,043,002 shares of Class A Common Stock exercise their redemption rights, (representing the maximum amount of public shares that can be redeemed to satisfy the Minimum Cash Condition), (ii) the parties to the Business Combination Agreement incur $30 million of transaction expenses, (iii) the Put-Calls are in effect as of the Closing but there are no Put-Call Units due to insufficient excess cash, (iv) no Purchased RSI Units are purchased from the Sellers due to insufficient excess cash, (v) per the Business Combination Agreement, the Initial Stockholders forfeit (on a pro rata basis) 1,205,937 Founder Holders Forfeiture Shares in the aggregate as the Available Closing Date Cash does not exceed $160,000,000, (vi) exclusion of the Sellers’, Company’s and Initial Stockholders’ Earnout Shares, (vii) no exercise of the Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), (viii) none of the parties set forth above purchase shares of Class A Common Stock in the open market, (ix) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (x) there are no issuances of any shares of the Company’s Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the Plan.

* Upon completion of the Business Combination, dMY’s public stockholders, the Initial Stockholders and the PIPE Investors will hold shares of Class A Common Stock and the Sellers will hold shares of Class V Voting Stock.

If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, there are currently outstanding an aggregate of 18,100,000 warrants to acquire our shares of Class A Common Stock, which are comprised of 6,600,000 private placement warrants held by our initial stockholders and 11,500,000 warrants sold as part of the units in the Company’s IPO (the “public warrants”). Each of our outstanding warrants is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of Class A Common Stock for one share of Class A Common Stock. If we assume that each outstanding warrant is exercised and one share of Class A Common Stock is issued as a result of such exercise, with payment to dMY of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of 18,100,000 shares, with approximately $208,150,000 paid to dMY to exercise the warrants. In addition, at the Closing there will be 1,212,813 Class A Common Stock held by the Initial Stockholders (after giving effect to the Class B Common Stock Conversion) and 15,000,000 shares of Class V Voting Stock held by the Sellers that are subject to earnout criteria in accordance with the Business Combination Agreement. If we assume that the earnout criteria are met, the holders of such Earnout Shares will become entitled to vote such shares and our fully-diluted voting stock would increase by a total of 16,212,813 shares. Furthermore, up to 1,205,937 shares of Class A Common Stock held by the Initial Stockholders (after giving effect to the Class B Common Stock Conversion) are subject to forfeiture and cancellation for no consideration if Total Measurable Cash (as defined in the Founder Holders Forfeiture Agreement) does not equal at least $245,000,000 (as more fully described in the Founder Holders Forfeiture Agreement). If we assume that Total Measurable Cash equals $245,000,000, the Initial

Stockholders will become entitled to vote such shares and our fully-diluted voting stock would increase by a total of 1,205,937 shares. Furthermore, there may be up to 2,576,450 Put-Call Units outstanding at Closing depending on the amount of Available Closing Date Cash. If we assume that the Put-Call Units are not exercised after Closing in accordance with the terms and conditions of the Business Combination Agreement and the Put-Call Agreements, our fully-diluted share capital would be increased by up to 2,576,450 shares of Class V Voting Stock held by the Put-Call Sellers.

Following the Closing, certain Sellers, namely Neil G. Bluhm and Gregory A. Carlin and their respective trusts (collectively, the “Controlling Holders”), will own a majority of the Company’s outstanding common stock and, therefore, will control a majority of the voting power of the Company’s outstanding common stock. Furthermore, the Controlling Holders intend to enter into a voting agreement prior to the consummation of the Business Combination whereby they agree to vote together on certain matters presented to the Company’s stockholders for so long as the voting agreement is in effect. As a result, the Company will be a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange, which status permits the Company to elect not to comply with certain corporate governance requirements as further described herein.

Q:	How will the Company and RSI be managed following the Business Combination?

A:

Following the Closing, the Company will be organized in an “Up-C” structure in which the business of RSI will continue to operate and in which the Company’s only assets will consist of shares in the Special Limited Partner and equity in RSI GP, and the Special Limited Partner’s only directly owned assets will consist of the Issued RSI Units. The Special Limited Partner and RSI GP will each be direct wholly-owned subsidiaries of the Company. The Special Limited Partner is expected to own between approximately 12.41% and 23.11% of the RSI Units. RSI GP will own 100% of the non-economic partnership interests of RSI and will be the sole manager of RSI pursuant to the RSI A&R LPA. As such, RSI GP, through its board of managers, will be responsible for all operational and administrative decisions of RSI and the day-to-day management of RSI’s business. Following the consummation of the Business Combination, the current management of RSI will become the members of the board of managers of RSI GP, certain members of current management of RSI and certain new independent directors appointed by the Sellers will become the management of the combined company, and Harry L. You and Niccolo de Masi will continue on as directors of the Company. Upon the Closing, the Company will change its name to “Rush Street Interactive, Inc.”

Please see the section entitled “Management of the Company Following the Business Combination” for further information.

Q:	What interests do our initial stockholders, current officers, directors and advisors, and RSI’s current owners have in the Business Combination?

A:

In considering the recommendation of our Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and our directors and officers and RSI’s current owners have interests in the Business Combination that are different from, or in addition to, those of our other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

the fact that our initial stockholders have waived their right to redeem any of the founder shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

•	the fact that our initial stockholders paid an aggregate of $25,000 for the founder shares, which will convert into 5,750,000 shares of Class A Common Stock (of which 1,212,813 shares are subject to earnout (the “Initial Stockholders Earnout Shares”) in accordance with the Business Combination Agreement and 1,205,937 shares are subject to forfeiture in accordance with the Founder Holders Forfeiture Agreement (the “Initial Stockholders Forfeiture Shares”)) in accordance with the terms of the Charter and the amendment to a letter agreement, originally entered into on February 20, 2020, executed in connection with the Business Combination Agreement, by and among certain current officers and directors of the Company, the Sponsor, the Company, RSI and the Sellers’ Representative (the “Amended Insider Letter”), and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $[•] based on the closing price of $10.[•] per public share on the NYSE on [•], 2020;

•

the fact that our initial stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete an initial business combination by February 25, 2022;

•

the fact that our Sponsor paid approximately $6,600,000 for 6,600,000 private placement warrants, each of such private placement warrants is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of Class A Common Stock for one share of Class A Common Stock at $11.50 per share; if we do not consummate an initial business combination by February 25, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our Sponsor will be worthless; the warrants held by our Sponsor had an aggregate market value of approximately $[•] based upon the closing price of $0.[•] per warrant on the NYSE on [•], 2020;

•

the right of our Sponsor to receive approximately 6,600,000 shares of Class A Common Stock to be issued upon exercise of its private placement warrants following the Business Combination, subject to certain lock-up periods;

•

if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•

the anticipated election of Harry L. You and Niccolo de Masi, our Chairman and Chief Executive Officer, respectively, as directors of the Company after the consummation of the Business Combination. As such, in the future they will receive any cash fees, stock options or stock awards that the Board determines to pay to our directors;

•

pursuant to an Investor Rights Agreement, the Sponsor will have the right to nominate two directors to the Board and the Sellers will have the right to nominate the remaining directors of the Board and the Sellers will have the right to appoint up to three non-voting board observers to the Board, in each case subject to certain conditions;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that the Sellers, who (i) will have the right to designate directors to the Board pursuant to the Investor Rights Agreement, and (ii) include members of RSI’s management team who will become executive officers and directors of the Company following the Business Combination, will hold a significant number of shares of Class V Voting Stock and an equal number of Retained RSI Units that are redeemable for shares of Class A Common Stock in accordance with the terms of the RSI A&R LPA; and

•

the fact that Goldman Sachs & Co. LLC (“Goldman”), the Company’s financial advisor and underwriters in the IPO, will be entitled to receive a deferred underwriting commission and a financial advisory fee upon completion of the business combination.

Please also see the sections “Certain Relationships and Related Party Transactions” and “Beneficial Ownership of Securities” for more information on the interests and relationships of our initial stockholders, current officers and directors, and RSI’s current owners.

Q:	What is an “Up-C” Structure?

A:

Our corporate structure following the Business Combination, as described under the section entitled “The Business Combination Proposal — The Business Combination Agreement,” is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies when they undertake an IPO either directly or through a business combination with a special purpose acquisition company, such as dMY. The Up-C structure will allow the Sellers to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or “passthrough” entity, for United States federal income (and certain state and local) tax purposes following the Business Combination. One of these benefits is that, for United States federal income (and certain state and local) purposes, future taxable income of RSI that is allocated to the Sellers will be taxed on a flow-through basis and therefore will not be subject to corporate taxes at the entity level. See the sections entitled “The Business Combination Proposal” and “Description of Securities.”

Q:	What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:

Upon the completion of the IPO, a total of $230,000,000 was placed in a trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee. As of [•], 2020, there were investments and cash held in the trust account of approximately $[•] million. These funds will not be released until the earlier of the completion of our initial business combination and the redemption of our public shares if we are unable to complete an initial business combination by February 25, 2022, although we may withdraw the interest earned on the funds held in the trust account to pay taxes.

Q:	What happens if a substantial number of the public stockholders vote in favor of the Business Combination proposal and exercise their redemption rights?

A:

dMY’s public stockholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public stockholders are reduced as a result of redemptions by public stockholders.

However, the consummation of the Business Combination is conditioned upon, among other things, approval by dMY’s stockholders of the Business Combination Agreement and the Business Combination.

In addition, with fewer public shares and public stockholders, the trading market for Class A Common Stock may be less liquid than the market for shares of Class A Common Stock was prior to consummation of the Business Combination and the Company may not be able to meet the listing standards for the NYSE or another national securities exchange. In addition, with less funds available from the trust account, the working capital infusion from the trust account into the Company’s business will be reduced.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

Unless waived by the parties to the Business Combination Agreement, and subject to applicable law, the consummation of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among other things, approval by RSI’s stockholders of the Business Combination Agreement and the Business Combination. In addition, unless waived by the Sellers’ Representative or the Company, and subject to applicable law, the consummation of the Business Combination is subject to the conditions that (x) the Company has Available Closing Date Cash of at least $160,000,000 minus the amount by which RSI’s and the Sellers’ transaction expenses incurred in connection with the Business Combination exceeds $12,500,000, and (y) that all approvals, determinations, grants, confirmations and other conditions with respect to gaming regulatory authorities in connection with the transactions contemplated by the Business Combination Agreement and the Ancillary Agreements have been made, obtained, satisfied or given and in full force and effect. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

Q:	What happens if the Business Combination is not consummated?

A:

If we are not able to complete the Business Combination with RSI or another initial business combination by February 25, 2022, we will cease all operations except for the purpose of winding up and redeeming our public shares and liquidating the trust account, in which case our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless. In addition, the underwriters of the IPO, including Goldman, agreed to waive their rights to their deferred underwriting commission held in the trust account in the event we do not complete our initial business combination within the required time period.

Q:	When do you expect the Business Combination to be completed?

A:

It is currently anticipated that the Business Combination will be consummated as soon as practicable following the special meeting, which is set for [•], 2020; however, (i) such meeting could be adjourned if the adjournment proposal is adopted by our stockholders at the special meeting and we elect to adjourn the special meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, any of the condition precedent proposals has not been approved, and (ii) the Closing will not occur until all conditions set forth in the Business Combination Agreement are satisfied or waived, including that all approvals, determinations, grants, confirmations and other conditions with respect to gaming regulatory authorities in connection with the transactions contemplated by the Business Combination Agreement and the Ancillary Agreements have been made, obtained, satisfied or given and in full force and effect, which may or may not be obtained prior to the special meeting. For a description of the conditions for the completion of the Business Combination, see “The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination.”

Q:	What proposals are stockholders being asked to vote upon?

A:

Under the Business Combination Agreement, the approval of the condition precedent proposals is a condition to the consummation of the Business Combination. If our public stockholders do not approve each of the condition precedent proposals, then the Business Combination may not be consummated.

In addition, as required by applicable SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, the Company is requesting that our stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain amendments contained in the Proposed Charter that materially affect stockholder rights, which are amendments that will be made to the Charter as reflected in the Proposed Charter if the charter amendment proposal is approved. See “The Charter Amendment Proposal.” This separate vote is not otherwise required by Delaware law separate and apart from the charter amendment proposal, but pursuant to SEC guidance, the Company is required to submit these provisions to our stockholders separately for approval. However, the stockholder vote regarding these proposals are advisory votes, and are not binding on the Company or our Board (separate and apart from the approval of the charter amendment proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the advisory charter proposals (separate and apart from approval of the charter amendment proposal).

The stockholders are also being asked to vote upon proposals to elect nine members of the Board, effective as of the Closing. See “The Director Election Proposal.”

In addition to the foregoing proposals, the stockholders also may be asked to consider and vote upon a proposal to adjourn the special meeting to a later date or dates to permit further solicitation and vote of proxies if (1) based upon the tabulated vote at the time of the special meeting, each of the condition precedent proposals has not been approved and/or (2) dMY determines that one or more of the closing conditions under the Business Combination Agreement has not been satisfied. See “The Adjournment Proposal.”

dMY will hold the special meeting of our stockholders to consider and vote upon these proposals. This proxy statement contains important information about the Business Combination and the other matters to be acted upon at the special meeting. Stockholders should read it carefully.

After careful consideration, the Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that the business combination proposal, the charter amendment proposal, each of the advisory charter proposals, the NYSE proposal, the incentive plan proposal, the director election proposal and the adjournment proposal is in the best interests of dMY and its stockholders and unanimously recommends that you vote “FOR”or give instruction to vote “FOR” each of these proposals.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement for a further discussion.

THE VOTE OF STOCKHOLDERS IS IMPORTANT. STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT.

Q:	What material negative factors did the Board consider in connection with the Business Combination?

A:

Although the Board believes that the acquisition of RSI will provide our stockholders with an opportunity to participate in a combined company that is well positioned to benefit from a shift toward e-gaming from land-based gaming and trends in social, free-to-play gaming and is well aligned with all the key factors central to dMY’s strategy, the Board did consider certain potentially material negative factors in arriving at that conclusion, such as the risk that stockholders would not approve the Business Combination, the risk that the parties do not obtain all approvals, determinations, grants, confirmations and other conditions with respect to gaming regulatory authorities in connection with the transactions contemplated by the Business Combination Agreement and the Ancillary Agreements, and the risk that a significant number of stockholders would exercise their redemption rights. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination,” as well as in the section entitled “Risk Factors — Risks Relating to dMY and the Business Combination.”

Q:	Do I have redemption rights?

A:

If you are a holder of public shares, you have the right to request that dMY redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement. Public stockholders may elect to redeem all or a portion of such public stockholder’s public shares even if they vote for the business combination proposal. We sometimes refer to these rights to elect to redeem all or a portion of the public shares into a pro rata portion of the cash held in the trust account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the next question, “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.

Our initial stockholders entered into a letter agreement, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of a business combination.

The consummation of the Business Combination is conditioned upon, among other things, approval by dMY’s stockholders of the Business Combination Agreement and the Business Combination. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. See “The Business Combination Proposal — The Business Combination Agreement.”

Q:	How do I exercise my redemption rights?

A:	If you are a holder of public shares and wish to exercise your right to redeem your public shares, you must:

(i)

(a) hold public shares or (b) hold public shares through units and elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to 10:00 AM, Eastern Time, on [•], 2020 (two business days prior to the vote at the special meeting) (a) submit a written request to the transfer agent that the Company redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

The address of the transfer agent is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so.

Any holder of public shares will be entitled to request that their public shares be redeemed for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then-outstanding public shares. For illustrative purposes, as of [•], 2020, this would have amounted to approximately $10.[•] per public share. However, the proceeds deposited in the trust account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders, regardless of whether such public stockholders vote for or against the business combination proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the business combination proposal will have no impact on the amount you will receive upon exercise of your redemption rights. We anticipate that the funds to be distributed to public stockholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

If you are a holder of public shares, you may exercise your redemption rights by submitting your request in writing to the transfer agent at the address listed at the end of this section.

Any request for redemption, once made by a holder of public shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to the transfer agent and later decide prior to Closing not to elect redemption, you may request that dMY instruct our transfer agent to return the shares (physically or electronically). You may make such request by contacting the transfer agent at the phone number or address listed at the end of this section. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

Any corrected or changed written exercise of redemption rights must be received by the transfer agent prior to the deadline for exercising redemption requests and, thereafter, with our consent, prior to Closing. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent by 10:00 AM Eastern Time, on [•], 2020.

If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, the Company will redeem public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, it will not result in the loss of any dMY warrants that you may hold.

Q:	Will how I vote on the Business Combination proposal affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights irrespective of whether you vote your Class A Common Stock for or against the Business Combination proposal or any other proposal described by this proxy statement. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their public shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of the NYSE.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact the transfer agent directly and instruct them to do so. If you fail to cause your public shares to be separated and delivered to the transfer agent by 10:00 AM Eastern Time, on [•], 2020 you will not be able to exercise your redemption rights with respect to your public shares.

Q:	What are the United States federal income tax consequences of exercising my redemption rights?

A:

Whether the redemption is subject to United States federal income tax depends on the particular facts and circumstances. Please see the section entitled “The Business Combination Proposal — Certain United

States Federal Income Tax Considerations.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	Do I have appraisal rights in connection with the proposed Business Combination?

A:	No. Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Q:	What do I need to do now?

A:

dMY urges you to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of dMY. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q:	How do I vote?

A:

The special meeting will be held via live webcast at 10:00 AM Eastern Time, on [•], 2020, at [•]. The special meeting can be accessed by visiting [•], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

If you are a holder of record of shares of dMY common stock on the record date, you may vote at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the special meeting and vote, obtain a proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent.

As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum. Moreover, broker non-votes will have no effect on any of the proposals in this proxy statement, except that broker non-votes will have the same effect as a vote “AGAINST” the charter amendment proposal.

For the proposals in this proxy statement, your broker will not have the discretionary authority to vote your shares. Accordingly, your bank, broker, or other nominee can vote your shares at the Special Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.

Q:	When and where will the special meeting be held?

A:

The special meeting will be held via live webcast at 10:00 AM Eastern Time on [•], 2020, at [•], unless the special meeting is adjourned. The special meeting can be accessed by visiting [•], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication.

Q:	Who is entitled to vote at the special meeting?

A:

dMY has fixed [•], 2020 as the record date. If you were a stockholder of dMY at the close of business on the record date, you are entitled to vote on matters that come before the special meeting. However, a stockholder may only vote his or her shares if he or she is present in person (which would include presence at the virtual special meeting) or is represented by proxy at the special meeting.

Q:	How many votes do I have?

A:

Our stockholders are entitled to one vote at the special meeting for each share of common stock held of record as of the record date. As of the close of business on the record date, there were outstanding [•] shares of dMY common stock, of which [•] were outstanding public shares.

Q:	What constitutes a quorum?

A:

A quorum of our stockholders is necessary to hold a valid meeting. The presence (which would include presence at the virtual special meeting), in person or by proxy, of stockholders holding a majority of the shares entitled to vote at the special meeting constitutes a quorum at the special meeting. In the absence of a quorum, the chairperson of the special meeting has the power to adjourn the special meeting. As of the record date for the special meeting, [•] shares of dMY common stock would be required to achieve a quorum.

Q:	What vote is required to approve each proposal at the special meeting?

A:	The following votes are required for each proposal at the special meeting:

•

Business combination proposal: The approval of the business combination proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class.

•

Charter amendment proposal: The approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class.

•

Advisory charter proposals: The approval of each of the advisory charter proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class.

•

NYSE proposal: The approval of the NYSE proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class.

•

Director election proposal: The election of the director nominees pursuant to the director election proposal requires a plurality of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class.

•

Incentive plan proposal: The approval of the incentive plan proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class.

•

Adjournment proposal: The approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class.

Q:	What are the recommendations of the Board?

A:

The Board believes that the business combination proposal and the other proposals to be presented at the special meeting are in the best interest of dMY’s stockholders and unanimously recommends that our stockholders vote “FOR” the business combination proposal, “FOR” the charter amendment proposal, “FOR” each of the separate advisory charter proposals, “FOR” the NYSE proposal, “FOR” the incentive plan proposal, “FOR” each of the director nominees set forth in the director election proposal, and “FOR” the adjournment proposal, in each case, if presented to the special meeting.

The existence of financial and personal interests of dMY’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. These conflicts of interest include, among other things, that if we do not consummate an initial business combination by February 25, 2022, we may be forced to liquidate and the 5,750,000 founder shares, 6,600,000 private placement warrants owned by our initial stockholders would be worthless. See the sections entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information.

Q:	How do our Sponsor and the other initial stockholders intend to vote their shares?

A:

Pursuant to the terms of the letter agreement entered into at the time of the IPO, our initial stockholders agreed to vote their founder shares and any public shares purchased by them, in favor of the business combination proposal. As of the date of this proxy statement, our initial stockholders own an aggregate of 5,750,000 shares of dMY common stock, which in the aggregate represent 20% of our total outstanding shares on the date of this proxy statement.

Q:	May our Sponsor and the other initial stockholders purchase public shares or warrants prior to the special meeting?

A:

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding dMY or our securities, our initial stockholders, RSI and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of dMY common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of dMY common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. dMY will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the special meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:	What happens if I sell my shares of dMY common stock before the special meeting?

A:

The record date for the special meeting is earlier than the date of the special meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of dMY common stock after the applicable record date, but before the special meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the special meeting with respect to such shares, but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:	How has the announcement of the Business Combination affected the trading price of the Company’s Class A Common Stock, warrants and units?

A:

On July 24, 2020, the last trading date before the public announcement of the Business Combination, the Company’s Class A Common Stock, warrants and units closed at $11.30, $2.01 and $12.16, respectively. On [•], 2020, the trading date immediately prior to the date of this proxy statement, the Company’s Class A Common Stock, warrants and units closed at $[•], $0.[•] and $[•], respectively.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. Stockholders may send a later-dated, signed proxy card to dMY’s secretary at the address set forth below so that it is received by dMY’s secretary prior to the vote at the special meeting (which is scheduled to take place [•], 2020) or attend the special meeting in person (which would include presence at the virtual special meeting) and vote. Stockholders also may revoke their proxy by sending a notice of revocation to dMY’s Chief Executive Officer, which must be received by dMY’s Chief Executive Officer prior to the vote at the special meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the special meeting?

A:

If you fail to take any action with respect to the special meeting and the Business Combination is approved by stockholders and consummated, you will become a stockholder and/or warrant holder of the Company. If you fail to take any action with respect to the special meeting and the Business Combination is not approved, you will remain a stockholder and/or warrant holder of dMY. However, if you fail to take any action with respect to the special meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination, provided you follow the instructions in this proxy statement for redeeming your shares.

Q:	What should I do with my stock certificates, warrant certificates and/or unit certificates?

A:

Stockholders who exercise their redemption rights must deliver their stock certificates to the transfer agent (either physically or electronically) prior to 10:00 AM, Eastern Time, on [•], 2020 (two business days prior to the vote at the special meeting).

dMY warrant holders should not submit the certificates relating to their warrants. Public stockholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.

Upon effectiveness of the Business Combination, holders of dMY units, common stock and warrants will receive units, Class A Common Stock and warrants of the Company without needing to take any action and accordingly such holders should not submit the certificates relating to their units, common stock and warrants.

In addition, before the Closing, each outstanding unit of dMY (each of which consists of one share of Class A Common Stock and one-half of one warrant to purchase one share of Class A Common Stock) will be separated into its component share of Class A Common Stock and warrant.

Q:	What should I do if I receive more than one set of voting materials?

A:

Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of dMY common stock.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Morrow Sodali LLC

470 West Avenue, Suite 3000

Stamford CT 06902

Tel: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

E-mail: DMYT.info@investor.morrowsodali.com

You also may obtain additional information about dMY from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your shares, you will need to deliver your public shares (either physically or electronically) to the transfer agent at the address below prior to 10:00 AM, Eastern Time, on [•], 2020 (two business days prior to the vote at the special meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mark Zimkind

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the Business Combination, you should read this entire document carefully, including the Business Combination Agreement, attached as Annex A-1 and Annex A-2 to this proxy statement. The Business Combination Agreement is the legal document that governs the business combination and the other transactions that will be undertaken in connection therewith. The Business Combination Agreement is also described in detail in this proxy statement in the section entitled “The Business Combination Agreement.” This proxy statement also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

The Parties to the Business Combination

dMY Technology Group, Inc.

dMY is a blank check company, incorporated in Delaware, formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. Based on our business activities, dMY is a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting almost entirely of cash.

Our Class A Common Stock and warrants are currently listed on the NYSE under the symbols “DMYT” and “DMYT WS,” respectively. Certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one-half of one redeemable warrant, and are listed on the NYSE under the symbol “DMYT.U” The units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “dMY Technology Group, Inc.” to “Rush Street Interactive, Inc.” We intend to apply to continue the listing of our Class A Common Stock and warrants on the NYSE under the symbols “RSI” and “RSI WS,” respectively, upon the Closing.

The mailing address of dMY’s principal executive office is 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144. Our telephone number is (702) 781-4313.

dMY Sponsor, LLC

dMY Sponsor, LLC is a Delaware limited liability company, headquartered in Las Vegas, Nevada, that is the sponsor of the Company.

Rush Street Interactive, LP

RSI is a Delaware limited partnership, headquartered in Chicago, Illinois, that operates online casino and sports betting sites in certain jurisdictions in the United States and in Latin America.

The mailing address of RSI’s headquarters is 900 N Michigan Avenue, Chicago, Illinois, 60611.

Rush Street Interactive GP, LLC

Rush Street Interactive GP, LLC is a Delaware limited liability company and the current general partner of RSI. Pursuant to the terms of the Business Combination Agreement and the RSA A&R LPA, Rush Street Interactive GP, LLC will be replaced as general partner of RSI by a new Delaware limited liability company and wholly-owned subsidiary of the Company, RSI GP, LLC, formed solely to serve as the new general partner of RSI. Rush Street Interactive GP, LLC is party to the Business Combination Agreement in its capacity as the representative for the Sellers.

Sellers

The Sellers are the equityholders of RSI as of immediately prior to the Closing of the transactions contemplated by the Business Combination Agreement. The Sellers include certain members of RSI’s management team and their trusts, as applicable.

Summary of the Business Combination Agreement

Following the Closing, the combined company will be organized in an umbrella partnership–C corporation (“Up-C”) structure, in which substantially all of the assets of the combined company will be held by RSI, and the Company’s only assets will be its equity interests in RSI (which will be held indirectly through the Special Limited Partner) and the RSI GP. As part of the Business Combination, (i) the Sellers will retain certain of their RSI Units and will receive an equal number of non-economic voting shares in the Company, (ii) RSI GP, a newly formed, wholly-owned subsidiary of the Company, will control RSI and (iii) the Special Limited Partner, a newly formed, wholly-owned subsidiary of the Company, will acquire newly issued RSI Units from RSI and certain outstanding RSI Units from some or all of the Sellers.

Pursuant to the Business Combination Agreement, subject to the satisfaction or waiver of the conditions set forth therein, at the Closing, (i) the Sellers will retain the Retained RSI Units; (ii) the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) will transfer to the Special Limited Partner the Purchased RSI Units; (iii) the Company will issue to RSI (for immediate further distribution to the Sellers) the number of shares of Class V Voting Stock equal to the number of Retained RSI Units (net of the number of Purchased RSI Units, but including the number of Put-Call Units to the extent that the Put-Calls are in effect as of the Closing), which will entitle its holder to one vote per share but not any right to dividends or distributions; (iv) the Special Limited Partner will contribute to RSI the Contribution Amount; (v) RSI GP will acquire 100% of the non-economic partnership interests of RSI; (vi) all of the Class B Common Stock will automatically be converted into shares of Class A Common Stock on a one-for-one basis; (vii) the Company, the Special Limited Partner, RSI, the Sellers and the Sellers’ Representative will enter into a customary Tax Receivable Agreement (as further described and discussed below); and (viii) if the Closing occurs on or prior to December 20, 2020, the Put-Calls will be effective and beginning on December 21, 2020 until December 28, 2020, the Put-Call Sellers will have the right to sell to RSI, and RSI will have the right to purchase from the Put-Call Sellers, the Put-Call Units, on the terms and subject to the conditions set forth in the Business Combination Agreement and the Put-Call Agreements.

Pursuant to the Business Combination Agreement, at the Closing, (i) 1,212,813 of the Issued RSI Units issued to the Special Limited Partner and 1,212,813 shares of Class A Common Stock held by the Initial Stockholders (after giving effect to the Class B Common Stock Conversion) and (ii) 15,000,000 of the Retained RSI Units held by the Sellers and 15,000,000 shares of Class V Voting Stock issued to the Sellers by the Company in connection with the Business Combination, will be subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement. In addition, in connection with the Business Combination Agreement and pursuant to the Founder Holders Forfeiture Agreement (as defined and described below), up to 1,205,937 shares of Class A Common Stock held by the Initial Stockholders (after giving effect to the Class B Common Stock Conversion) will be subject to forfeiture for no consideration to the extent that Total Measurable Cash (as defined in the Founder Holders Forfeiture Agreement) does not equal at least $245,000,000 (as more fully described in the Founder Holders Forfeiture Agreement).

Pursuant to the Business Combination Agreement, unless and until the Earnout Shares become earned in accordance with the Business Combination Agreement, the holders thereof will not be entitled to sell or transfer or vote any of such shares. Pursuant to the Business Combination Agreement, all or a portion of the Earnout Shares will become earned (and the foregoing restrictions will then no longer apply to such Earnout Shares) (i) upon the achievement of certain earnout targets based upon the volume weighted average share price of the Company’s Class A Common Stock equal or exceeding $12.00 or $14.00 per share, respectively, for ten (10) trading days of any twenty (20) consecutive trading day period following the Closing, in each case on or any time prior to the third anniversary of the Closing Date, (ii) if a change of control of the Company or RSI is completed on or prior to the third anniversary of the Closing, and (iii) upon the achievement of the Company of certain net revenue targets, each as more fully described in the Business Combination Agreement.

The aggregate consideration payable or issuable by the Company in exchange for the Issued RSI Units is comprised of (i) an amount in cash equal to the Contribution Amount (as defined below), and (ii) the Class V Voting Stock issued to the Sellers as described above. Pursuant to the Business Combination Agreement, “Available Closing Date Cash” will be equal to the sum of (i) the cash remaining in the Company’s trust account as of immediately prior to the Closing following any redemptions of Class A Common Stock by the Company’s current stockholders and payment of the aggregate amount of transaction expenses incurred by the parties to the Business Combination Agreement as of the Closing plus (ii) the aggregate amount of proceeds received by the Company at or prior to the Closing in connection with the PIPE (as defined below). To the extent that the Available Closing Date Cash exceeds $160,000,000, an amount of the Available Closing Date Cash (not to exceed (a) $125,000,000 in the event that the Put-Calls are not in effect as of the Closing or (b) $99,235,500 in the event that the Put-Calls are in effect as of the Closing) determined by calculating (A) the sum of (i) the Available Closing Date Cash less $160,000,000 (provided that the amount of cash attributable to this clause (i) is subject to a cap of $60,000,000) plus (ii) 50% of the amount by which the Available Closing Date Cash exceeds $220,000,000 (provided that the amount of cash attributable to this clause (ii) is subject to a cap of $65,000,000) minus (B) the Aggregate Put-Call Consideration Amount (such amount determined by subtracting the amount in clause (B) from the amount in clause (A), the “Purchased RSI Units Cash Consideration”) will be used to purchase from the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) the Purchased RSI Units and the remainder of the Available Closing Date Cash (which will include the Aggregate Put-Call Consideration Amount (if any)) will be contributed to RSI in exchange for the Issued RSI Units (such contributed amount, the “Contribution Amount”).

In connection with the execution of the Business Combination Agreement, (i) the Company entered into a subscription agreement with certain funds and accounts managed by Fidelity Management & Research Company LLC (the “Fidelity Subscription Agreement”) and (ii) the Company, the Sellers’ Representative and certain other subscribers entered into subscription agreements (the “Other Subscription Agreements,” together with the Fidelity Subscription Agreement, the “Subscription Agreements”), pursuant to which, such investors have agreed to purchase in connection with the closing of the Business Combination (the “Closing”) an aggregate of 16,043,002 shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) for a purchase price of $10.00 per share, for an aggregate purchase price of $160,430,020 (together, the “PIPE”). The obligations of each party to consummate the PIPE are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement.

Additionally, in the event the Company receives additional proceeds through Permitted Equity Financing Sources during the five business day period following the Closing Date (provided that the aggregate proceeds received in connection with the PIPE and during the five business day period following the Closing Date may not exceed $245,000,000), the Company will cause such amounts to be contributed to the Special Limited Partner, which will in turn contribute such amounts to RSI (the “Post-Closing Contribution Amount”), and in exchange, RSI will issue to the Special Limited Partner additional RSI Units, in an amount equal to the number of shares of

Class A Common Stock sold by the Company to such equity financing sources, at the price at which the shares of Class A Common Stock were sold by the Company to such equity financing sources (which price may not be less than $10.00 per share). Thereafter, so long as the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) have not already sold to the Special Limited Partner (x) 12,500,000 RSI Units (in the event that the Put-Calls are not in effect as of the Closing or (y) 9,923,550 RSI Units (in the event that the Put-Calls are in effect as of the Closing), a portion of the Post-Closing Contribution Amount equal to the Redemption Amount (as defined below) will be used to redeem from the Sellers a number of Retained RSI Units equal to (i) the Redemption Amount divided by (ii) $10.00. In connection with such redemption, the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) will forfeit a corresponding number of shares of Class V Voting Stock held by the Sellers. The Purchased RSI Units Cash Consideration and the portion of the Post-Closing Contribution Amount payable to the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) will not in the aggregate exceed (x) $125,000,000 (in the event that the Put-Calls are not in effect as of the Closing) or (y) $99,235,500 (in the event that the Put-Calls are in effect as of the Closing). Pursuant to the Business Combination Agreement, “Redemption Amount” means the amount equal to the difference of (a) the sum of (i) the Available Closing Date Cash plus the aggregate proceeds received by the Company from any permitted equity financing consummated after the Closing and on or prior to the fifth business day following the Closing Date less $160,000,000 (provided that the amount of cash attributable to this clause (i) will not be less than zero or exceed $60,000,000) plus (ii) the positive product (if any) of (A) 50% multiplied by (B) the amount by which the Available Closing Date Cash plus the aggregate proceeds received by the Company from any permitted equity financing consummated after the Closing and on or prior to the fifth business day following the Closing Date exceeds $220,000,000 (provided that the amount of cash attributable to this clause (ii) will in no event be less than zero or exceed $65,000,000) minus (b) the Purchased RSI Units Cash Consideration, minus (c) the Aggregate Put-Call Consideration Amount, if any.

On or about the date on which the parties amended and restated the Business Combination Agreement, the Company and RSI entered into a Put-Call Agreement with each Put-Call Seller. Pursuant to the Put-Call Agreements and the Business Combination Agreement, if the Closing occurs on or prior to December 20, 2020, the Put-Call Agreements will remain effective and beginning on December 21, 2020 until December 28, 2020, the Put-Call Sellers will have the right to sell to RSI for $9.00 per unit, and RSI will have the right to purchase from the Put-Call Sellers for $11.00 per unit, such Put-Call Seller’s Put-Call Units for the applicable Put-Call Consideration Amount. If the Closing occurs on or prior to December 20, 2020 and the Put-Call is therefore effective, the Put-Call Sellers will retain their Put-Call Units (instead of selling such Put-Call Units to the Company at the Closing as Purchased RSI Units or transferring such Put-Call Units to RSI following the Closing as part of the post-Closing redemption) and the Aggregate Put-Call Consideration Amount will comprise a portion of the Contribution Amount and will be contributed by the Company to RSI at the Closing (for use in connection with the exercise, if any, of the Put-Calls or for any other use determined by RSI). If the Closing occurs after December 20, 2020, the Put-Call Agreements will automatically terminate and no longer be effective and the Put-Call Units held by the Put-Call Sellers may be sold to the Company at the Closing as Purchased RSI Units or redeemed by RSI following the Closing in accordance with the Business Combination Agreement as described herein.

In the event that the Put-Call is in effect, the cash proceeds that the Company (through its wholly-owned subsidiary, Special Limited Partner) would have otherwise paid directly to the Put-Call Sellers at the Closing in exchange for the Put-Call Units will instead be contributed by the Special Limited Partner directly to RSI in exchange for a number of additional Issued RSI Units equal to the number of Put-Call Units. As a result, the total number of RSI Units that will be held and controlled by the Company through its wholly-owned subsidiary, the Special Limited Partner, upon the Closing of the Business Combination will not be impacted by the Put-Call Agreements or be dependent on whether the Closing occurs prior to or after December 20, 2020. However, by virtue of RSI issuing additional Issued RSI Units to the Special Limited Partner (as compared to the Special Limited Partner purchasing the Put-Call Units from the Put-Call Sellers), the Special Limited Partner will hold a smaller percentage of the outstanding RSI Units as of the Closing if the Put-Call is in effect given that there will be a larger number of outstanding RSI Units. In those circumstances, to the extent that the Put-Call is not ultimately exercised by RSI or the Put-Call Sellers in accordance with the terms of the Put-Call Agreements, the Put-Call Sellers will continue to hold the Put-Call Units and the Special Limited Partner would continue to own a smaller percentage of the RSI Units (as compared to if the Put-Call was never in effect), though RSI would continue to hold the cash proceeds contributed by the Special Limited Partner that would have otherwise been used to redeem the Put-Call Units.

Assuming that (i) none of the Company’s current stockholders exercise their right to redeem their Class A Common Stock, (ii) the aggregate proceeds received by the Company in connection with the PIPE is $160,430,020, (iii) the Put-Calls are in effect as of the Closing and are validly exercised shortly following the Closing or not in effect, (iv) the Sellers (other than the Put-Call Sellers) transfer to the Special Limited Partner the maximum number of Purchased RSI Units (i.e. 9,923,550 if the Put-Calls are in effect or 12,500,000 if the Put-Calls are not in effect) at the Closing pursuant to the Business Combination Agreement, (v) none of the 1,205,937 Founder Holders Forfeiture Shares are forfeited as the Available Closing Date Cash exceeds $245,000,000, (vi) the Earnout Shares are excluded unless and until such shares become earned in accordance with the Business Combination Agreement, (vii) there is no exercise at the Closing of the Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), (viii) none of the parties set forth above purchase shares of Class A Common Stock in the open market, (ix) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (x) there are no issuances of any shares of the Company’s Class A Common Stock there are no issuances of any shares of the Company’s Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the Plan, (x) the Company is expected to own, indirectly through the Special Limited Partner, approximately 23.11% of the RSI Units at the Closing and will control RSI through RSI GP, and (y) the Sellers will own approximately 76.89% of the RSI Units at the Closing and will control the Company through the ownership of the Class V Voting Stock. Under certain circumstances in which the minimum threshold of $160,000,000 of Available Closing Date Cash is achieved, depending on redemptions by the Company’s current stockholders, the Company may indirectly own approximately 12.41% of the RSI Units at the Closing.

Pursuant to the Business Combination Agreement, the RSI Enterprise Value is subject to adjustment following the Closing in the event that the transaction expenses attributable to RSI and the Sellers, on the one hand, or the Company and the Sponsor, on the other hand, exceed such party’s transaction expense cap (such adjustments more fully described in the Business Combination Agreement). To the extent that the RSI Enterprise Value is adjusted upwards, the Sellers will be issued an aggregate number of additional RSI Units and shares of Class V Voting Stock equal to the amount of the adjustment divided by $10.00. To the extent that the RSI Enterprise Value is adjusted downwards, the Sellers will forfeit for no consideration an aggregate number of RSI Units and shares of Class V Voting Stock equal to the amount of the adjustment divided by $10.00.

Beginning on the six month anniversary of the Closing, each Retained RSI Unit held by the Sellers may be exchanged, subject to certain conditions, for either one share of Class A Common Stock or, at the election of RSI GP in its capacity as the general partner of RSI depending on, among other things, the availability of cash at RSI and its other intended uses, the cash equivalent of the market value of one share of Class A Common Stock, pursuant to the terms and conditions of the RSI A&R LPA (such exchange rights, as further described in the RSI A&R LPA, the “Exchange Rights”). For each Retained RSI Unit so exchanged, one share of the Class V Voting Stock will be canceled by the Company.

The Business Combination Agreement provides that the Sellers’ obligation to consummate the Business Combination is conditioned on, among other things, that (i) the Company has Available Closing Date Cash of at least $160,000,000 minus the amount by which the transaction expenses incurred by RSI and the Sellers exceeds $12,500,000 and (ii) all approvals, determinations, grants, confirmations and other conditions with respect to gaming regulatory authorities in connection with the transactions contemplated by the Business Combination Agreement and the related agreements have been made, obtained, satisfied or given and in full force and effect. The Business Combination is also subject to the satisfaction or waiver of certain other closing conditions (including, without limitation, certain conditions precedent to the Company’s obligation to consummate the Business Combination) as described in the accompanying proxy statement. If these conditions are not met, and such conditions are not waived by the Sellers’ Representative or the Company, as applicable, then the Business Combination Agreement could terminate and the proposed Business Combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. Furthermore, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001.

From and after the Closing, Neil G. Bluhm and Gregory A. Carlin and their respective trusts (collectively, the “Controlling Holders”) will own a majority of the Company’s outstanding common stock and, therefore, will control a majority of the voting power of the Company’s outstanding common stock. Furthermore, the Controlling Holders intend to enter into a voting agreement prior to the consummation of the Business Combination whereby they agree to vote together on certain matters presented to the Company’s stockholders for so long as the voting agreement is in effect. As a result, the Company will be a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange, which status permits the Company to elect not to comply with certain corporate governance requirements as further described herein.

Upon consummation of the Transactions contemplated by the Business Combination Agreement, the Company will change its name to “Rush Street Interactive, Inc.”

For additional information about the Business Combination Agreement and the Business Combination and other transactions contemplated thereby, see “The Business Combination Proposal — The Business Combination Agreement.”

Related Agreements

Tax Receivable Agreement

Simultaneously with the Closing, the Company, the Special Limited Partner, RSI, the Sellers and the Sellers’ Representative will enter into a tax receivable agreement (the “Tax Receivable Agreement”), which will provide for, among other things, payment by the Special Limited Partner to the Sellers 85% of the net income tax savings realized by the Company and its consolidated subsidiaries (including the Special Limited Partner) as a result of the increases in tax basis and certain other tax benefits related to the transactions contemplated under the Business Combination Agreement and the exchange of Retained RSI Units for Class A Common Stock (or cash) pursuant to the RSI A&R LPA and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement (as more fully described in the Tax Receivable Agreement). The Tax Receivable Agreement will remain in effect until all such tax benefits have been utilized or expired unless the Special Limited Partner exercises its rights to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. The Company may recognize a liability under the Tax Receivable Agreement of up to $496 million if all member interests are exchanged and assuming (i) the generation of sufficient future taxable income, (ii) a price of $10 per share, (iii) a constant corporate tax rate of 29.83% and (iv) no material changes in tax law. The amount payable under the Tax Receivable Agreement would vary from year to year, but the Company estimates that payments would be made over the next fifteen years assuming the generation of sufficient future taxable income. We expect the cash tax savings we would realize from the utilization of deferred tax assets to fund the required payments.

Proposed Charter and Amended and Restated Bylaws of the Company

Prior to the Closing on or prior to the Closing Date, the Company will amend and restate (i) subject to receipt of stockholder approval, the Charter by adopting the Proposed Charter and (ii) the current bylaws of the Company by adopting the Amended and Restated Bylaws of Company (the “A&R Bylaws”), to establish a structure containing Class A Common Stock, which will carry such economic and voting rights as set forth in the Proposed Charter and A&R Bylaws, and Class V Voting Stock, which will carry only such voting rights as set forth in the Proposed Charter and A&R Bylaws (as more fully described herein).

The Proposed Charter will require that any equity interests owned or controlled by an Unsuitable Person (as defined in the Proposed Charter) or an affiliate thereof be subject to mandatory sale and transfer, subject to the terms and conditions set forth therein, in such number and class(es)/series of equity interests as determined by the Board in good faith (following consultation with reputable outside and independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the directors of the Board.

RSI A&R LPA

At the Closing, the Company, the Special Limited Partner, RSI GP, RSI and the Sellers will enter into the RSI A&R LPA which will, among other things, permit the issuance and ownership of RSI Units as contemplated to be issued and owned upon the consummation of the Business Combination, admit RSI GP as the general partner of RSI, provide for the Exchange Rights, otherwise amend and restate the rights and preferences of the RSI Units and set forth the rights and preferences of the RSI Units, and establish the ownership of the RSI Units by the persons or entities indicated in the RSI A&R LPA.

Tax Distributions

The RSI A&R LPA will provide quarterly tax distributions payable in accordance with the RSI A&R LPA to the holders of RSI Units on a pro rata basis based upon an agreed-upon formula related to the taxable income of RSI allocable to holders of RSI Units. Generally, these tax distributions will be computed based on RSI’s estimate of the taxable income of RSI allocable to each holder of RSI Units (based on certain assumptions) multiplied by an assumed tax rate equal to the highest effective marginal combined United States federal, state and local income tax rate prescribed for an individual or corporation resident in New York, California or Illinois (whichever results in the application of the highest state and local tax rate), subject to various adjustments. Distributions, including tax distributions, will be made to holders of RSI Units on a pro rata basis.

Exchange of RSI Units for Class A Common Stock

The Sellers will, from and after the six-month anniversary of the Closing up to four times per calendar year be able to exchange all or any portion of their RSI Units, together with the cancelation of an equal number of shares of Class V Voting Stock, for a number of shares of Class A Common Stock equal to the number of exchanged RSI Units by delivering a written notice to RSI, with a copy to Special Limited Partner; provided that no holder of RSI Units may exchange less than 1,000 RSI Units in any single exchange unless exchanging all of the RSI Units held by such holder at such time, subject in each case to the limitations and requirements set forth in the RSI A&R LPA regarding such exchanges. Notwithstanding the foregoing, Special Limited Partner may, at its sole discretion, in lieu of delivering shares of Class A Common Stock for any RSI Units surrendered for exchange, pay an amount in cash per RSI Unit equal to the 5-day VWAP of the Class A Common Stock on the date of the receipt of the written notice of the exchange.

Exchange Ratio

For each RSI Unit exchanged, one share of Class V Voting Stock will be canceled and one share of Class A Common Stock will be issued to the exchanging member. If the Class A Common Stock is converted or changed into another security, securities or other property, on any subsequent exchange an exchanging RSI Unit holder will be entitled to receive such security, securities or other property.

Restrictions on Exchange

In certain circumstances, the GP Company may limit the rights of holders of RSI Units to exchange their RSI Units under the RSI A&R LPA if the GP Company determines in good faith that such restrictions are necessary to avoid a material risk that RSI will be classified as a “publicly traded partnership” under applicable tax laws and regulations or result in RSI having more than 100 partners under applicable tax laws.

Limited Liability Company Agreement of RSI GP

At the Closing, the Company and RSI GP will enter into the Limited Liability Company Agreement of RSI GP (the “GP LLCA”), pursuant to which, among other things, the parties will establish a board of managers of RSI GP, which will initially be comprised of Neil Bluhm, Gregory Carlin and Richard Schwartz, to direct and exercise control over all activities of RSI GP, including RSI GP’s right to manage and control RSI. Pursuant to the GP LLCA, each of Neil Bluhm (or one of his adult children) and Gregory Carlin will be entitled to serve as a manager of the board of RSI GP until they (or their permitted transferees, successors or assigns), taken together, hold fewer equity interests of the Company and RSI (taken together) than any other shareholder or affiliated group of shareholders. In addition, RSI will have sole discretion to appoint managers (including to fill vacancies) and remove managers, subject to receipt of requisite gaming licenses and/or approvals from gaming authorities.

Amended and Restated Certificate of Incorporation and Bylaws of the Special Limited Partner

At the Closing, the Company and the Special Limited Partner will amend the Special Limited Partner’s Certificate of Incorporation and Bylaws to, among other things, provide that (i) the board of directors of the Special Limited Partner will be appointed by the board of directors of the Company and (ii) the Special Limited Partner will comply with applicable gaming laws.

Founder Holders Forfeiture Agreement

At the Closing, the Founder Holders, the Company and the Sellers’ Representative will enter into the Founder Holders Forfeiture Agreement (the “Founder Holders Forfeiture Agreement”), pursuant to which, among other things, the Founder Holders will agree to forfeit (pro rata) for no consideration up to 1,205,937 shares of Class A Common Stock in the aggregate (consisting of two hundred fifty-four thousand three hundred sixty-one (254,361) Initial Stockholders Earnout Shares (as defined in the Business Combination Agreement) and nine hundred fifty-one thousand five hundred seventy-six (951,576) shares of Class A Common Stock that are not Initial Stockholders Earnout Shares) following the Closing and the Company will agree to forfeit a corresponding number of RSI Units held by the Company to the extent that the Total Measurable Cash (as defined in the Founder Holders Forfeiture Agreement) does not equal at least $245,000,000 (as more fully described in the Founder Holders Forfeiture Agreement).

Amended Insider Letter

In connection with the execution of the Business Combination Agreement, certain current officers and directors of the Company (including the Founder Holders), the Sponsor, the Company, RSI and the Sellers’ Representative have entered into an amendment (the “Amended Insider Letter”) to a letter agreement entered into on February 20, 2020 in connection with the Company’s initial public offering (the “Letter Agreement”), pursuant to which, among other things, (x) the Founder Holders agreed to waive any and all anti-dilution rights described in its current Certificate of Incorporation or otherwise with respect to the shares of Class A Common Stock (that formerly constituted shares of Class B Common Stock held by the Founder Holders) held by the Founder Holders that may be implicated by the Business Combination such that the Class B Common Stock Conversion will occur as discussed herein and (y) the Founder Holders appointed the Sponsor as their representative for purposes of the earnout provisions of the Business Combination Agreement and the transactions contemplated thereby (in each case as more fully described in the Amended Insider Letter). Upon execution of the Investor Rights Agreement, the Amended Insider Letter shall be deemed amended to remove the 12-month lock-up period contained therein applicable to the Sponsor, Niccolo de Masi, Harry You and the independent directors and imposes the lock-up period applicable to the Founder Holders as described in the Investor Rights Agreement description below.

Investor Rights Agreement

At the Closing, the Company, Sellers, the Founder Holders, and the Sellers’ Representative will enter into an Investor Rights Agreement (the “Investor Rights Agreement”), pursuant to which, among other things, (i) the Company and the Founder Holders will agree to terminate the Registration Rights Agreement, dated as of February 20, 2020, entered into by them in connection with the Company’s initial public offering, (ii) the Sponsor will have the right to nominate two directors to the Board and the Sellers’ Representative will have the right to nominate the remaining directors of the Board (initially seven directors), and the Sellers’ Representative will have the right to appoint up to three non-voting board observers to the Board, in each case subject to certain conditions, (iii) the Company will provide the Sellers and the Sponsor certain registration rights with respect to the shares of Class A Common Stock held by the Sellers and the Sponsor, (iv) the Founder Holders and the Sellers will agree not to transfer, sell, assign or otherwise dispose of the shares of Class A Common Stock and the RSI Units held by such person for up to 12 months following the Closing (with respect to the Founder Holders) and 180 days following the Closing (with respect to the Sellers), in each case, subject to certain exceptions, including an exception for the sale of the Put-Call Units to RSI pursuant to and in accordance with the Business Combination Agreement and the Put-Call Agreements, as applicable, and (v) the Amended Insider Letter shall be deemed amended to remove the 12-month lock-up period contained therein applicable to the Sponsor, Niccolo de Masi, Harry You and the independent directors, in each case as more fully described in the Investor Rights Agreement attached as Exhibit F to the Business Combination Agreement.

Services Agreement

At the Closing, RSI and Rush Street Gaming, LLC, a current affiliate of RSI (“RSG”), will enter into a Services Agreement (the “Services Agreement”), pursuant to which, among other things, RSG will provide certain specified services to RSI for a period of two years following the Closing Date, subject to extension and early termination, including, without limitation, services relating to legal and compliance, human resources and information technology (in each case as more fully described in the Services Agreement). As compensation for RSG’s provision of these services, during the term of the Services Agreement, RSI will reimburse RSG for (i) all third party costs, including fees and costs incurred in connection with any required consents, incurred in connection with the provision of services, (ii) its reasonable and documented out-of-pocket travel and related expenses as approved by RSI, and (iii) an allocable portion of payroll, benefits and overhead (calculated at 150% of an employee’s salary, bonus and benefits cost) with respect to RSG’s or its affiliates’ employees who perform or otherwise assist in providing the services.

Employment Agreement

At the Closing, RSI will enter into an employment agreement with Gregory A. Carlin on terms reasonably mutually acceptable to RSI and Mr. Carlin. Following the Closing, Mr. Carlin will remain Chief Executive Officer of RSG and pursuant to the Employment Agreement, Mr. Carlin will not be required to devote his full business time and attention to RSI.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, (i) the Company entered into a subscription agreement with certain funds and accounts managed by Fidelity Management & Research Company

LLC (the “Fidelity Subscription Agreement”) and (ii) the Company, the Sellers’ Representative and certain other subscribers entered into subscription agreements (the “Other Subscription Agreements,” together with the Fidelity Subscription Agreement, the “Subscription Agreements”), pursuant to which, such investors have agreed to purchase in connection with Closing an aggregate of 16,043,002 shares of Class A Common Stock for a purchase price of $10.00 per share, for an aggregate purchase price of $160,430,020 (together, the “PIPE”). The obligations of each party to consummate the PIPE are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement.

Recapitalization Agreement

In connection with the execution of the Business Combination Agreement, the Sellers, the Sellers’ Representative and RSI entered into a recapitalization agreement (the “Recapitalization Agreement”), pursuant to which the parties agreed to recapitalize the equity interests of RSI effective as of immediately prior to the Closing into a single class of common units in order to permit the issuance and ownership of the RSI Units as contemplated to be issued and owned upon the consummation of the Business Combination.

Put-Call Agreements

On or about the date on which the parties amended and restated the Business Combination Agreement, the Company, RSI and each of the Put-Call Sellers entered into Put-Call Agreements. Pursuant to the Put-Call Agreements and the Business Combination Agreement, if the Closing occurs on or prior to December 20, 2020, the Put-Call Agreements will remain effective and beginning on December 21, 2020 until December 28, 2020, the Put-Call Sellers will have the right to sell to RSI for $9.00 per unit, and RSI will have the right to purchase from the Put-Call Sellers for $11.00 per unit, the Put-Call Sellers’ Put-Call Units (not to exceed 2,576,450 in the aggregate). If the Closing occurs after December 20, 2020, the Put-Call Agreements will automatically terminate and no longer be effective and the Put-Call Units held by the Put-Call Sellers may be sold to the Company at the Closing as Purchased RSI Units or redeemed by RSI following the Closing in accordance with the Business Combination Agreement as described herein.

Equity Ownership Upon Closing

As of the date of this proxy statement, there are 28,750,000 shares of dMY common stock outstanding, comprised of 23,000,000 shares of Class A Common Stock held by public stockholders and 5,750,000 shares of Class B Common Stock held by the Initial Stockholders (5,675,000 shares held by the Sponsor, and 25,000 held by each of our three independent directors, Darla Anderson, Francesca Luthi and Charles E. Wert). In connection with the Closing, (i) each then-issued and outstanding share of Class B Common Stock will automatically convert into a share of Class A Common Stock on a one-for-one basis and an aggregate number of 5,750,000 shares in accordance with the terms of the Charter and Amended Insider Letter and (ii) the PIPE Investors will acquire 16,043,002 shares of Class A Common Stock.

We anticipate that, upon completion of the Business Combination, the voting interests in the Company will be as set forth in the table below.*

	Assuming No Redemptions of Public Shares(1)	Assuming Maximum Redemptions of Public Shares(2)
dMY’s Public Stockholders	12.20%	1.64%
Initial Stockholders	2.41%	1.85%
PIPE Investors	8.51%	8.92%
Sellers	76.89%	87.58%

(1)

Assumes that (i) none of the holders of public shares of Class A Common Stock exercise their redemption rights, (ii) the parties to the Business Combination Agreement incur $30 million of transaction expenses, (iii) the Put-Calls are in effect as of the Closing and are validly exercised shortly following the Closing or are not in effect, (iv) the maximum amount of Purchased RSI Units are purchased from the Sellers (other than the Put-Call Sellers) (i.e., $99,235,500 if the Put-Calls are in effect or $125,000,000 if the Put-Calls are not in effect) at Closing, (v) none of the 1,205,937 Founder Holders Forfeiture Shares are forfeited because the Available Closing Date Cash exceeds $245,000,000, (vi) the Earnout Shares are excluded unless and until such shares become earned in accordance with the Business Combination Agreement, (vii) there is no exercise at the Closing of the Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), (viii) none of the parties set forth above purchase shares of Class A Common Stock in the open market, (ix) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (x) there are no issuances of any shares of the Company’s Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the Plan.

(2)

Assumes that (i) the holders of 20,043,002 shares of Class A Common Stock exercise their redemption rights (representing the maximum amount of public shares that can be redeemed to satisfy the Minimum Cash Condition, (ii) the parties to the Business Combination Agreement incur $30 million of transaction expenses, (iii) the Put-Calls are in effect as of the Closing but there are no Put-Call Units due to insufficient excess cash or are not in effect, (iv) no Purchased RSI Units are purchased from the Sellers due to insufficient excess cash, (v) per the Business Combination Agreement, the Initial Stockholders forfeit (on a pro rata basis) 1,205,937 Founder Holders Forfeiture Shares in the aggregate because the Available Closing Date Cash does not exceed $160,000,000, (vi) the Sellers’, Company’s and Initial Stockholders’ Earnout Shares are excluded, (vii) no exercise of the Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), (viii) none of the parties set forth above purchase shares of Class A Common Stock in the open market, (ix) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (x) there are no issuances of any shares of the Company’s Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the Plan.

*

Upon completion of the Business Combination, the Company’s public stockholders, the Initial Stockholders and the PIPE Investors will hold shares of Class A Common Stock and the Sellers will hold shares of Class V Voting Stock.

The voting percentages set forth above were calculated based on the amounts set forth in the sources and uses table on pages 51 and 156 of this proxy statement and do not take into account (i) warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of Class A Common Stock for one share of Class A Common Stock, (ii) Earnout Shares that may become earned in accordance with the terms and conditions of the Business Combination Agreement, in which event, such shares will be entitled to one vote per share, (iii) the 1,205,937 Founder Holders Forfeiture Shares which are not entitled to vote unless and until it is determined that such shares will not be forfeited by the Initial Stockholders in accordance with the terms of the Founder Holders Forfeiture Agreement, or (iv) the issuance of any shares upon completion of the Business Combination under the Plan, a copy of which is attached to this proxy statement as Annex C, but does include the shares owned by our Initial Stockholders, which, on the effective date of the Business Combination, will convert into 5,750,000 shares of Class A Common Stock in accordance with the terms of the Charter, subject to adjustment. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, there are currently outstanding an aggregate of 18,100,000 warrants to acquire our shares of Class A Common Stock, which are comprised of 6,600,000 private placement warrants held by our initial stockholders and 11,500,000 warrants sold as part of the units in the Company’s IPO (the “public warrants”). Each of our outstanding warrants is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of Class A Common Stock for one share of Class A Common Stock. If we assume that each outstanding warrant is exercised and one share of Class A Common Stock is issued as a result of such exercise, with payment to dMY of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of 18,100,000 shares, with approximately $208,150,000 paid to dMY to exercise the warrants. In addition, at the Closing there will be 1,212,813 Class A Common Stock held by the Initial Stockholders (after giving effect to the Class B Common Stock Conversion) and 15,000,000 shares of Class V Voting Stock held by the Sellers that are subject to earnout criteria in accordance with the Business Combination Agreement. If we assume that the earnout criteria are met, the holders of such Earnout Shares will become entitled to vote such shares and our fully-diluted voting stock would increase by a total of 16,212,813 shares. Furthermore, up to 1,205,937 shares of Class A Common Stock held by the Initial Stockholders (after giving effect to the Class B Common Stock Conversion) are subject to forfeiture and cancellation for no consideration if Total Measurable Cash (as defined in the Founder Holders Forfeiture Agreement) does not equal at least $245,000,000 (as more fully described in the Founder Holders Forfeiture Agreement). If we assume that Total Measurable Cash equals $245,000,000, the Initial Stockholders will become entitled to vote such shares and our fully-diluted voting stock would increase by a total of 1,205,937 shares. Furthermore, there may be up to 2,576,450 Put-Call Units outstanding at the Closing depending on the amount of Available Closing Date Cash. If we assume that the Put-Call Units are not exercised after Closing in accordance with the terms and conditions of the Business Combination Agreement and the Put-Call Agreements, our fully-diluted share capital would be increased by up to 2,576,450 shares of Class V Voting Stock held by the Put-Call Sellers.

Subject to certain limited exceptions, the shares of Class A Common Stock held by the Initial Stockholders as of the Closing will not be transferred, assigned or sold until the date that is one year after the date of the Closing, unless the Earnout Shares held by the Initial Stockholders become earned in accordance with the Business Combination Agreement prior to the one year anniversary of the Closing Date, in which case, the Class A Common Stock held by the Initial Stockholders as of the Closing will not be transferred, assigned or sold until the date that is the later of (i) the date on which the Earnout Shares become earned and (ii) 180 days after the Closing Date.

Organizational Structure

The following diagrams illustrate (i) the ownership structure of the Company prior to the Closing, (ii) the ownership structure of RSI prior to the Closing and (iii) the ownership structure of the Company immediately following the Closing. We calculated the equity interests shown in the last diagram based on the amounts set forth in the sources and uses table on pages 51 and 156 of this proxy statement and they represent the scenarios where there is no redemption of our public shares and the maximum redemption of our public shares, respectively.

The no redemption scenario assumes that (i) none of the holders of public shares of Class A Common Stock exercise their redemption rights, (ii) the parties to the Business Combination Agreement incur $30 million of transaction expenses, (iii) the Put-Calls are in effect as of the Closing and are validly exercised shortly following the Closing or are not in effect, (iv) the maximum amount of Purchased RSI Units are purchased from the Sellers (other than the Put-Call Sellers) (i.e., $99,235,500 if the Put-Calls are in effect or $125,000,000 if the Put-Calls are not in effect) at Closing, (v) none of the 1,205,937 Founder Holders Forfeiture Shares are forfeited because the Available Closing Date Cash exceeds $245,000,000, (vi) the Earnout Shares are excluded unless and until such shares become earned in accordance with the Business Combination Agreement, (vii) there is no exercise at the Closing of the Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share

(which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), (viii) none of the parties set forth above purchase shares of Class A Common Stock in the open market, (ix) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (x) there are no issuances of any shares of the Company’s Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the Plan.

The maximum redemption scenario assumes that that (i) the holders of 20,043,002 shares of Class A Common Stock exercise their redemption rights (representing the maximum amount of public shares that can be redeemed to satisfy the Minimum Cash Condition), (ii) the parties to the Business Combination Agreement incur $30 million of transaction expenses, (iii) the Put-Calls are in effect as of the Closing but there are no Put-Call Units due to insufficient excess cash, (iv) no Purchased RSI Units are purchased from the Sellers due to insufficient excess cash or are not in effect, (v) per the Business Combination Agreement, the Initial Stockholders forfeit (on a pro rata basis) 1,205,937 Founder Holders Forfeiture Shares in the aggregate because the Available Closing Date Cash does not exceed $160,000,000, (vi) the Sellers’, Company’s and Initial Stockholders’ Earnout Shares are excluded, (vii) no exercise of the Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), (viii) none of the parties set forth above purchase shares of Class A Common Stock in the open market, (ix) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (x) there are no issuances of any shares of the Company’s Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the Plan.

The ownership and voting power percentages set forth in the diagrams below do not take into account the issuance of any shares of the Company’s Class A Common Stock to the Sellers upon exchange of Retained RSI Units (and the surrender of a corresponding number of shares of Class V Voting Stock). If the actual facts are different than the assumptions set forth above, the percentage ownership numbers set forth below will be different.

Before the Business Combination

dMY
RSI
Sponsor and Independent Directors
Public Stockholders
Sellers
Class B Common Stock ~20% Economic and Voting Interests
Class A Common Stock ~80% Economic and Voting Interests
100%
dMY Technology Group, Inc.
Rush Street Interactive, LP
100%
Operating Subsidiaries

After the Business Combination

Proposals to be put to the Special meeting

The following is a summary of the proposals to be put to the special meeting.

The Business Combination Proposal

The Business Combination Agreement provides that, among other things (i) the Sellers will retain the number of RSI Units as described herein; (ii) the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) will transfer to the Special Limited Partner, a wholly-owned subsidiary of the Company, a number of RSI Units (not to exceed (a) 12,500,000 RSI Units in the event that the Put-Calls are not in effect as of the Closing or (b) 9,923,550 RSI Units in the event that the Put-Calls are in effect as of the Closing) as described herein; (iii) the Company will issue to RSI (for immediate further distribution to the Sellers) a number of Class V Voting Stock equal to the number of RSI Units retained by the Sellers, which will entitle its holder to one vote per share but not any right to dividends or distributions; (iv) a wholly-owned subsidiary of the Company will contribute cash to RSI in exchange for RSI Units as described herein; (v) RSI GP, a wholly-owned subsidiary of the Company, will acquire 100% of the non-economic partnership interests of RSI, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement; and (vi) if the Closing occurs on or prior to December 20, 2020, the Put-Calls will be effective and beginning on December 21, 2020 until December 28, 2020, the Put-Call Sellers will have the right to sell to RSI, and RSI will have the right to purchase from the Put-Call Sellers, the Put-Call Units, on the terms and subject to the conditions set forth in the Business Combination Agreement and the Put-Call Agreements.

Following the Closing, the combined company will be organized in an “Up-C” structure in which substantially all of the assets and the business of the combined company will be held by RSI and its subsidiaries, and the Company’s only direct assets (through the Special Limited Partner) will consist of RSI Units and all of the limited liability company units of RSI GP. The Company (through the Special Limited Partner) is expected to own between approximately 12.41% and 23.11% of the RSI Units.

After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination,” the Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for our IPO, including that the business of dMY had a fair market value of at least 80% of the balance of the funds in the trust account at the time of execution of the Business Combination Agreement.

If any proposal is not approved by dMY’s stockholders at the special meeting, the Board may submit the adjournment proposal for a vote.

For additional information, see “The Business Combination Proposal” section of this proxy statement.

The Charter Amendment Proposal

If the business combination proposal is approved and the Business Combination is to be consummated, prior to the Closing on or prior to the Closing Date, the Company will amend and restate the Charter with the Proposed Charter under the DGCL to:

(i)

to change the total number of shares and classes of stock that the Company is authorized to issue up to 951,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share, (ii) 750,000,000 shares of Class A Common Stock, and (iii) 200,000,000 shares of Class V Voting Stock (we refer to this as “advisory charter proposal A”);

(ii)

to change the stockholder vote required for approval to the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class to make any amendment to Article V (Bylaws), Article VI (Board of Directors), Article VII (Consent of the Stockholders in Lieu of Meeting),

Article VIII (Limited Liability; Indemnification), Article IX (DGCL Section 203), Article XII (Forum), and Article XIII (Amendments) of the Proposed Charter, and change the stockholder vote required to amend Article X (Competition and Corporate Opportunities) to 80% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class (we refer to this as “advisory charter proposal B”);

(iii)

to absolve any Seller, the Sponsor, members of the board of directors who are not employees of the Company (“Non-Employee Directors”) or any of their Affiliates or Affiliated Entities (each as defined in the Proposed Charter) (collectively, the “Identified Persons”) from the duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Company or any of its subsidiaries now engages or proposes to engage or (2) competing with the Company or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other person, and, provide that no Identified Person shall be liable to the Company or its stockholders or to any affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities, and to provide that the Company renounces any such business opportunity which may be a corporate opportunity for an Identified Person other than any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely and expressly in his or her capacity as a director or officer of the Company, such opportunity is one the Company is legally permitted to undertake and would otherwise be reasonable for the Company to pursue (we refer to this as “advisory charter proposal C”);

(iv)

to require any equity interests owned or controlled by an Unsuitable Person (each as defined in the Proposed Charter) or an affiliate thereof shall be subject to mandatory sale and transfer, subject to the terms and conditions set forth therein, in such number and class(es)/series of equity interests as determined by the board of directors in good faith (following consultation with reputable outside and independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the directors of the board (we refer to this as “advisory charter proposal D”);

(v)	to elect not to be governed by Section 203 of the DGCL (we refer to this as “advisory charter proposal E”);

(vi)

to require that the proposed bylaws of the Company may be amended, altered, changed, added to or repealed by (x) the board of directors or (y) (i) the affirmative vote of the holders of at least a majority of the total voting power of the Company’s capital stock at any time when the Sellers or their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the Company’s capital stock entitled to vote generally in the election of directors, voting as a single class and (ii) the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of the Company’s capital stock at any time when the Sellers or their Permitted Transferees beneficially own, in the aggregate, less than 40% of the voting power of the Company’s capital stock entitled to vote generally in the election of directors, voting as a single class (we refer to this as “advisory charter proposal F”);

(vii)

to provide that any director may be removed from the board of directors upon a good faith finding by the board of directors that such director is an Unsuitable Person (as defined in the Proposed Charter) (we refer to this as “advisory charter proposal G”);

(viii)

to provide that any action required or permitted to be taken by the Company’s stockholders at any annual or special meeting of the stockholders of the Company may be taken by written consent (without a meeting) at any time that the Sellers and their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the Company’s outstanding capital stock entitled to vote generally in the election of directors if a consent in writing, setting forth the action to be taken, is signed by the holders of outstanding stock having no less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (we refer to this as “advisory charter proposal H”);

(ix)

to provide that if the Delaware Court of Chancery lacks subject matter jurisdiction over a claim brought against or on behalf of the Company or any of its directors, officers, employees or stockholders, then the sole and exclusive forum for such action shall be another state or federal court located within the state of Delaware, unless the Court of Chancery (or such other state or federal court located within the state of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein, and to provide further that any cause of action arising under the Securities Act of 1933, as amended, that is asserted against the Company shall be brought in the federal district courts of the United States unless the Company consents in writing to an alternate forum, and to provide further that failure to enforce the forum selection clause of the Proposed Charter would cause the Company irreparable harm and entitle the Company to equitable relief to enforce the forum selection clause (we refer to this as “advisory charter proposal I”); and

(x)

to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “dMY Technology Group, Inc.” to “Rush Street Interactive, Inc.”, (ii) making the Company’s corporate existence perpetual and (iii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination Company (we refer to this as “advisory charter proposal J”)

The Proposed Charter differs in material respects from the Charter and we urge stockholders to carefully consult the information set out in the Section “The Charter Amendment Proposal” and the full text of the Proposed Charter, attached hereto as Annex B.

The charter amendment proposal is conditioned on the approval of the business combination proposal. Therefore, if the business combination proposal is not approved, the charter amendment proposal will have no effect, even if approved by our public stockholders.

The Advisory Charter Proposals

Our stockholders are also being asked to approve and adopt, on a non-binding advisory basis, in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, the advisory charter proposals, which are those amendments that will be made to the Charter as reflected in the Proposed Charter if the charter amendment proposal is approved.

For additional information, see “The Advisory Charter Proposals” section of this proxy statement.

The NYSE Proposal

Assuming the business combination proposal and the charter amendment proposal are approved, our stockholders are also being asked to approve the NYSE proposal.

The Company may issue 20% or more of our outstanding common stock or 20% or more of the voting power, in each case outstanding before the issuance, in connection with the Business Combination. The NYSE proposal is a proposal to approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for the purposes of complying with the applicable listing rules of NYSE, (x) the issuance of more than 20% of our issued and outstanding common stock (i) pursuant to the terms of the Business Combination Agreement, (ii) upon the exchange of the Retained RSI Units pursuant to the RSI A&R LPA and (iii) the issuance of Class A Common Stock in connection with subscription agreements entered into in connection with the Business Combination, in each case, that may result in the Sellers or any other investor owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under NYSE rules;

If the NYSE proposal is adopted, (i) 16,043,002 shares of Class A Common Stock are issuable pursuant to the Subscription Agreements, (ii) up to 145,000,000 shares of Class V Voting Stock will be issued to the Sellers pursuant to the terms of the Business Combination Agreement, which will represent approximately 76.89% of the 188,580,189 shares of our common stock outstanding following the Business Combination, assuming (a) none of dMY’s public shareholders exercise redemption rights with respect to their public shares, (b) the parties to the Business Combination Agreement incur $30 million of transaction expenses, (c) the Put-Calls are in effect as of the Closing and are validly exercised shortly following the closing or are not in effect, (d) the maximum amount of Purchased RSI Units are purchased from the Sellers (other than the Put-Call Sellers) (i.e., $99,235,500 if the Put-Calls are in effect or $125,000,000 if the Put-Calls are not in effect) at Closing, (e) none of the 1,205,937 Founder Holders Forfeiture Shares are forfeited because the Available Closing Date Cash exceeds $245,000,000, (f) the Earnout Shares are excluded unless and until they are earned in accordance with the Business Combination Agreement, and (g) no exercise of Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), and (iii) up to 145,000,000 shares of Class A Common Stock are issuable in the future to the Sellers who exchange their Retained RSI Units for Class A Common Stock and forfeit an equal number of shares of Class V Voting Stock held by them from time to time following the Closing pursuant to and in accordance with the terms of the RSI A&R LPA.

For additional information, see “The NYSE Proposal” section of this proxy statement

The Incentive Plan Proposal

Assuming the business combination proposal, the charter amendment proposal and the NYSE proposal are approved, our stockholders are also being asked to approve the incentive plan proposal.

We expect that, prior to the consummation of the Business Combination, our Board will approve and adopt the Plan. Our stockholders should carefully read the entire Plan, a copy of which is attached to this proxy statement as Annex C, before voting on this proposal.

For additional information, see “The Incentive Plan Proposal” section of this proxy statement.

The Director Election Proposal

Assuming the condition precedent proposals are approved, our Board has nominated nine directors to serve staggered terms on our Board, with each Class I director having a term that expires at the Company’s annual meeting of stockholders in 2021, each Class II director having a term that expires at the Company’s annual meeting of stockholders in 2022 and each Class III director having a term that expires at the Company’s annual meeting of stockholders in 2023, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.

For additional information, see “The Director Election Proposal” section of this proxy statement.

The Adjournment Proposal

The adjournment proposal allows the Board to submit a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals, the advisory charter proposals or the director election proposal.

For additional information, see “The Adjournment Proposal” section of this proxy statement.

Date, Time and Place of Special meeting of dMY’s Stockholders

The special meeting will be held via live webcast at 10:00 AM, Eastern time, on [•], 2020, at [•], to consider and vote upon the proposals to be put to the special meeting, including if necessary, the adjournment proposal. The special meeting can be accessed by visiting [•], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the Continental Stock Transfer Company, the transfer agent.

Registering for the Special Meeting

Pre-registration at [•] is recommended but is not required in order to attend.

Any stockholder wishing to attend the virtual meeting should register for the meeting by [•], 2020. To register for the special meeting, please follow these instructions as applicable to the nature of your ownership of our common stock:

•

If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only special meeting, go to [•], enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned shares of dMY common stock at the close of business on [•], 2020, which is the record date for the special meeting. Stockholders will have one vote for each share of common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. On the record date, there were 28,750,000 shares of dMY common stock outstanding, of which 23,000,000 were public shares, with the rest being held by our initial stockholders.

Quorum and Vote of Stockholders

A quorum of our stockholders is necessary to hold a valid meeting. The presence, in person (which would include presence at the virtual special meeting) or by proxy, of stockholders holding a majority of the shares entitled to vote at the special meeting constitutes a quorum at the special meeting. In the absence of a quorum, the chairperson of the special meeting has the power to adjourn the special meeting. As of the record date for the special meeting, 14,375,001 shares of dMY common stock would be required to achieve a quorum.

Our initial stockholders and our other officers and directors at the time of the IPO entered into a letter agreement to vote their founder shares as well as any public shares purchased during or after the IPO, in favor of the business combination proposal. As of the date hereof, our initial stockholders own approximately 20% of our total outstanding common shares.

The following votes are required for each proposal at the special meeting:

•

Business combination proposal: The approval of the business combination proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class.

•

Charter amendment proposal: The approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class.

•

Advisory charter proposals: The approval of each of the advisory charter proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class.

•

NYSE proposal: The approval of the NYSE proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class.

•

Director election proposal: The election of the director nominees pursuant to the director election proposal requires a plurality of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class.

•

Incentive plan proposal: The approval of the incentive plan proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class.

•	Adjournment proposal: The approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class.

With respect to each proposal in this proxy statement (other than the director election proposal), you may vote “FOR,” “AGAINST” or “ABSTAIN.” With respect to the director election proposal, you may vote “FOR” or “WITHHOLD” with respect to each nominee.

If a stockholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the stockholder’s shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have the same effect as a vote “AGAINST” the charter amendment proposal, but will have no effect on the outcome of any other proposal in this proxy statement.

Abstentions and “WITHHOLD” votes will be counted in connection with the determination of whether a valid quorum is established but their effect on the proposals in this proxy statement differ as follows:

•

An abstention will have no effect on the business combination proposal, the advisory charter proposals and the adjournment proposal, and for the director election proposal, a “WITHOLD” vote will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting.

•

In contrast, an abstention will have the same effect as a vote “AGAINST” the charter amendment proposal. Moreover, for purposes of the NYSE proposal and the incentive plan proposal, the NYSE considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” such proposals.

Redemption Rights

Pursuant to the Charter, a public stockholder may request that dMY redeem all or a portion of such public stockholder’s public shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to 10:00AM, Eastern Time, on [•], 2020 (two business days prior to the vote at the special meeting) (a) submit a written request to the transfer agent that the Company redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of such public stockholder’s public shares even if they vote for the business combination proposal. If the Business Combination is not consummated, the public shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its public shares and timely delivers its public shares to the transfer agent, dMY will redeem each share of Class A Common Stock for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then-outstanding public shares. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own such shares. Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public shares delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that dMY instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Special Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of public shares, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 20% of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.

In order for public stockholders to exercise their redemption rights in respect of the business combination proposal, public stockholders must properly exercise their right to redeem the public shares they hold no later than the close of the vote on the business combination proposal and deliver their public shares (either physically or electronically) to the transfer agent prior to 10:00 AM, Eastern Time, on [•], 2020 (two business days prior to the vote at the special meeting). Immediately following the consummation of the Business Combination, the Company will satisfy the exercise of redemption rights by redeeming the public shares issued to the public stockholders that validly exercised their redemption rights.

Holders of our warrants will not have redemption rights with respect to the warrants.

Appraisal Rights

Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. dMY has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person (which would include presence at the virtual special meeting) if it revokes its proxy before the special meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting — Revoking Your Proxy.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of our Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and our directors, officers and advisors and RSI’s current owners have interests in the Business Combination that are different from, or in addition to, those of our other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

the fact that our initial stockholders have waived their right to redeem any of the founder shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that our initial stockholders paid an aggregate of $25,000 for the founder shares, which will convert into 5,750,000 shares of Class A Common Stock (of which 1,212,813 shares are subject to earnout (the “Initial Stockholders Earnout Shares”) in accordance with the Business Combination Agreement and 1,205,937 shares are subject to forfeiture in accordance with the Founder Holders Forfeiture Agreement (the “Initial Stockholders Forfeiture Shares”)) in accordance with the terms of the Charter and the amendment to a letter agreement, originally entered into on February 20, 2020, executed in connection with the Business Combination Agreement, by and among certain current officers and directors of the Company, the Sponsor, the Company, RSI and the Sellers’ Representative (the “Amended Insider Letter”), and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $[•] based on the closing price of $10.[•] per public share on the NYSE on [•], 2020;

•

the fact that our initial stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete an initial business combination by February 25, 2022;

•

the fact that our Sponsor paid approximately $6,600,000 for 6,600,000 private placement warrants, each of such private placement warrants is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of Class A Common Stock for one share of Class A Common Stock at $11.50 per share; if we do not consummate an initial business combination by February 25, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our Sponsor will be worthless; the warrants held by our Sponsor had an aggregate market value of approximately $[•] based upon the closing price of $0.[•] per warrant on the NYSE on [•], 2020;

•

the right of our Sponsor to receive approximately 6,600,000 shares of Class A Common Stock to be issued upon exercise of its private placement warrants following the Business Combination, subject to certain lock-up periods;

•

if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•

the anticipated election of Harry L. You and Niccolo de Masi, our Chairman and Chief Executive Officer, respectively, as directors of the Company after the consummation of the Business Combination. As such, in the future they will receive any cash fees, stock options or stock awards that the Board determines to pay to our directors;

•

pursuant to an Investor Rights Agreement, the Sponsor will have the right to nominate two directors to the Board and the Sellers will have the right to nominate the remaining directors of the Board and the Sellers will have the right to appoint up to three non-voting board observers to the Board, in each case subject to certain conditions;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that the Sellers, who (i) will have the right to designate directors to the Board pursuant to the Investor Rights Agreement, and (ii) include members of RSI’s management team who will become executive officers and directors of the Company following the Business Combination, will hold a significant number of shares of Class V Voting Stock and an equal number of Retained RSI Units that are redeemable for shares of Class A Common Stock in accordance with the terms of the RSI A&R LPA; and

•	the fact that Goldman will be entitled to receive a deferred underwriting commission and a financial advisory fee upon completion of the business combination.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding dMY or our securities, the dMY initial stockholders, RSI and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of dMY common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of dMY common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the special meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. dMY will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the special meeting or the amount of Available Equity. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors”, “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

Certain Other Benefits in the Business Combination

In addition to the interests of the Company’s directors and officers in the Business Combination, stockholders should be aware that Goldman has financial interests that are different from, or in addition to, the interests of our stockholders.

Goldman was an underwriter in our IPO, and, upon consummation of the Business Combination, the underwriters of the IPO are entitled to $8,050,000 of deferred underwriting commission, of which Goldman is entitled to $6,400,000. The underwriters of the IPO have agreed to waive their rights to the deferred underwriting commission held in the trust account in the event the Company does not complete an initial business combination within 24 months of the closing of the IPO. Accordingly, if the Business Combination, or any other initial business combination, is not consummated by that time and the Company is therefore required to be liquidated, the underwriters of the initial public offering, including Goldman, will not receive any of the deferred underwriting commission and such funds will be returned to the Company’s public stockholders upon its liquidation.

Furthermore, Goldman is engaged by the Company as its financial advisor. The Company decided to retain Goldman as its financial advisor based primarily on Goldman’s extensive knowledge, strong market position and positive reputation in equity capital markets and its experienced and capable investment banking team.

In addition, under the terms of Goldman’s engagement, the Company agreed to reimburse Goldman for its reasonable out-of-pocket expenses, including the fees and disbursements of its outside attorneys, and to indemnify Goldman and certain related parties against liabilities, including liabilities under federal securities laws, in each case, in connection with, as a result of, or relating to its engagement.

Goldman therefore has an interest in the Company completing a business combination that will result in the payment of the deferred underwriting commission to the underwriters of the IPO, including Goldman. In considering approval of the Business Combination, the Company’s stockholders should consider the roles of Goldman in light of the deferred underwriting commission Goldman is entitled to receive if the Business Combination is consummated within 24 months of the closing of the IPO.

Recommendation of the Board

The Board believes that the business combination proposal and the other proposals to be presented at the special meeting are in the best interest of dMY’s stockholders and unanimously recommends that our stockholders vote “FOR” the business combination proposal, “FOR” the charter amendment proposal, “FOR” each of the separate advisory charter proposals, “FOR” the NYSE proposal, “FOR” the incentive plan proposal, “FOR” each of the director nominees set forth in the director election proposal and “FOR” the adjournment proposal, in each case, if presented to the special meeting.

Conditions to the Closing of the Business Combination

Unless waived by the parties to the Business Combination Agreement, and subject to applicable law, the consummation of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among other things, approval by dMY’s stockholders of the Business Combination Agreement and the Business Combination. In addition, unless waived by the Sellers’ Representative or the Company, and subject to applicable law, the consummation of the Business Combination is subject to the conditions that (x) the Company has Available Closing Date Cash of at least $160,000,000 minus the amount by which the transaction expenses incurred by RSI and the Sellers exceeds $12,500,000 and (y) all approvals, determinations, grants, confirmations and other conditions with respect to gaming regulatory authorities in connection with the transactions contemplated by the Business Combination Agreement and the related agreements have been made, obtained, satisfied or given and in full force and effect. For more information about conditions to the consummation of the Business Combination, see “The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination.”

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. Where actual amounts are not known or knowable, the figures below represent dMY’s good faith estimate of such amounts.

Sources and Uses of Proceeds

($ in 000s)

Sources	No Redemption(1)	Max Redemption(2)
Cash Held in Trust Account(1)	$230.0	$230.0
Private Placement Equity Financing(2)	160.4	160.4
Sellers’ Equity	1,725.0	1,725.0
Initial Stockholder Equity(3)	57.5	57.5

Total Sources	$2,172.9	$2,172.9

(1)	Represents the expected amount of the cash held in the Company’s trust account prior to the Closing (and prior to any redemption by dMY shareholders), excluding any interest earned on the funds.

(2)	Represents the proceeds from the PIPE as of the consummation of the Business Combination.

(3)	Includes 75,000 founder shares that have been transferred to dMY’s independent directors.

Uses	No Redemption(1)	Max Redemption(1)
Cash to Acquire Purchased RSI Units from Sellers(1)	$99.2	$0.0
Transaction Expenses(2)	30.0	30.0
Shareholder Redemptions(3)	0.0	200.4
Cash Contribution to RSI	261.2	160.0
Sellers’ Equity(4)	1,625.8	1,725.0
Initial Stockholder Equity(5)	57.5	57.5
RSI ASLP, Inc. Purchased RSI Units from Sellers(6)	99.2	0.0

Total Uses	$2,172.9	$2,172.9

(1)

Assumes that the Put-Calls are in effect and represents the expected amount of cash required to purchase the Purchased RSI Units (other than the Put-Call Units) from the Sellers (other than the Put-Call Sellers) at the Closing.

(2)	Represents the total estimated transaction fees and expenses incurred by the parties to the Business Combination Agreement.

(3)

Assumes that the maximum number of Class A Shares that can be redeemed are redeemed while still satisfying the Minimum Cash Condition, and that there is no Permitted Equity Financing to replace such redemption.

(4)

Represents Sellers’ Equity after RSI ASLP, Inc.’s acquisition of Purchased RSI Units (other than Put-Call Units) from Sellers (other than Put-Call Sellers) (and Sellers’ (other than Put-Call Sellers’) forfeiture of a corresponding number of shares of Class V Voting Stock) in accordance with the Business Combination Agreement.

(5)	Includes 75,000 founder shares that have been transferred to dMY’s independent directors.

(6)

Assumes that the Put-Calls are in effect and represents the Purchased RSI Units (other than the Put-Call Units) acquired by RSI ASLP, Inc. (and Sellers’ (other than the Put-Call Sellers’) forfeiture of a corresponding number of shares of Class V Voting Stock) in accordance with the Business Combination Agreement.

(1)	Assumes that none of the holders of public shares of Class A Common Stock exercise their redemption rights.

(2)

Assumes that holders of 20,043,002 shares of Class A Common Stock exercise their redemption rights (representing the maximum amount of public shares that can be redeemed to satisfy the Minimum Cash Condition).

United States Federal Income Tax Considerations

For a discussion summarizing the United States federal income tax considerations of an exercise of redemption rights, please see “United States Federal Income Tax Considerations.”

Anticipated Accounting Treatment

For a discussion summarizing the anticipated accounting treatment of the Business Combination, please see “Anticipated Accounting Treatment.”

Regulatory Matters

The Business Combination is not subject to any federal, state or other regulatory requirements or approvals, except for (i) the approvals, determinations, grants, confirmations and other conditions with respect to gaming regulatory authorities required in connection with the transactions contemplated by the Business Combination Agreement and the Ancillary Agreements and (ii) filings with the State of Delaware necessary to effectuate the transactions contemplated by the Business Combination Agreement.

Risk Factors

In evaluating the proposals to be presented at the special meeting, a stockholder should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors.”

Sources of Industry and Market Data

Where information has been sourced from a third-party, the source of such information has been identified. Unless otherwise indicated, the information contained in this proxy statement on the market environment, market developments, growth rates, market trends and competition in the markets in which dMY and RSI operate is taken from publicly available sources, including third-party sources, or reflects dMY’s or RSI’s estimates that are principally based on information from publicly available sources.

Emerging Growth Company and Smaller Reporting Company

dMY is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“SOX”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. dMY intends to take advantage of the benefits of this extended transition period. This may make comparison of dMY’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

dMY will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time), or (c) in which we are deemed to be a large accelerated filer, which means the market value of our shares of Class A Common Stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which we issued more than $1.00 billion in non-convertible debt during the prior three-year period.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the end of that fiscal year’s second fiscal quarter, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the end of that fiscal year’s second fiscal quarter. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

SELECTED HISTORICAL FINANCIAL INFORMATION OF RSI

The following selected financial data is only a summary for RSI’s combined financial statements and should be read in conjunction with RSI’s combined financial statements and related notes and RSI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement. RSI’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for the full fiscal year. The following selected statement of operations data and statement of cash flows data for RSI’s six months ended June 30, 2020 and June 30, 2019, fiscal year 2019 and fiscal year 2018, and balance sheet data for RSI’s six months ended June 30, 2020, fiscal year 2019 and fiscal year 2018 have been derived from RSI’s combined financial statements included elsewhere in the proxy statement.

	Six Months Ended June 30,		Year Ended December 31,
in thousands	2020	2019	2019	2018
Statement of Operations Data:
Revenues	$100,215	$19,185	$63,667	$18,226
Net loss	$(63,533)	$(5,568)	$(22,450)	$(10,735)
Statement of Cash Flows:
Net cash provided by (used in) operating activities	$1,816	$(4,669)	$(2,459)	$(5,138)
Net cash used in investing activities	$(4,326)	$(4,154)	$(5,770)	$(644)
Net cash provided by financing activities	$7,150	$9,500	$15,545	$8,000
Balance Sheet:
Total assets	$42,572		$25,543	$8,165
Total liabilities	$101,591		$28,911	$10,704
Preferred units	$32,916		$28,073	$—
Total members’ deficit	$(91,935)		$(31,441)	$(2,539)

Non-GAAP Information

This proxy statement includes Adjusted EBITDA, which is a non-GAAP performance measure that we use to supplement our results presented in accordance with U.S. GAAP. We believe Adjusted EBITDA is useful in evaluating our operating performance, as it is similar to measures reported by our public competitors and is regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

RSI defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, share-based compensation, adjustments for certain one-time or non-recurring items and other adjustments. We include this non-GAAP financial measure because it is used by management to evaluate RSI’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP because non-cash (for example, in the case of depreciation and amortization, share-based compensation) or are not related to our underlying business performance (for example, in the case of interest income, net).

The table below presents our Adjusted EBITDA reconciled to our net loss, the closest U.S. GAAP measure, for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
($ in thousands	2020	2019	2019	2018
	(Unaudited)
Comprehensive loss	$(66,610)	$(5,573)	$(30,984)	$(10,867)

Depreciation and amortization	916	479	1,139	898
Interest, net	85	61	123	42
Deemed dividend on preferred units	2,767	—	8,544	—
Share-based compensation	67,259	—	13,407	—

Adjusted EBITDA	$4,417	$(5,033)	$(7,771)	$(9,927)

COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical comparative share and unit information for dMY and RSI and unaudited pro forma condensed combined per share information of dMY after giving effect to the Business Combination, assuming two redemption scenarios as follows.

•

Assuming No Redemptions: This presentation assumes that (i) none of the holders of public shares of Class A Common Stock exercise their redemption rights, (ii) the parties to the Business Combination Agreement incur $30 million of transaction expenses, (iii) the Put-Calls are in effect as of the Closing and are validly exercised shortly following the Closing or are not in effect, (iv) the maximum amount of Purchased RSI Units are purchased from the Sellers (other than the Put-Call Sellers) (i.e., $99,235,500 if the Put-Calls are in effect or $125,000,000 if the Put-Calls are not in effect) at Closing, (v) none of the 1,205,937 Founder Holders Forfeiture Shares are forfeited because the Available Closing Date Cash exceeds $245,000,000, (vi) the Earnout Shares are excluded unless and until such shares become earned in accordance with the Business Combination Agreement, (vii) there is no exercise at the Closing of the Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), (viii) none of the parties set forth above purchase shares of Class A Common Stock in the open market, (ix) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (x) there are no issuances of any shares of the Company’s Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the Plan.

•

Assuming Maximum Redemptions: This presentation assumes that approximately 87% of dMY’s public stockholders exercise redemption rights with respect to their public shares (representing the maximum amount of public shares that can be redeemed to satisfy the Minimum Cash Condition). This scenario assumes that 20,043,002 public shares are redeemed for an aggregate redemption payment of approximately $200,430,020, based on $230.6 million in the trust and 23,000,000 public shares outstanding as of June 30, 2020. In accordance with the Charter, a public stockholder, together with any affiliate of his or hers, or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from redemption with respect to 20% or more of public shares without the Company’s prior written consent. In no event will the Company redeem the public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

The pro forma book value information reflects the Business Combination as if it had occurred on June 30, 2020. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2019.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement, and the historical financial statements of dMY and RSI and related notes that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of dMY and RSI is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of dMY and RSI would have been had the companies been combined during the periods presented.

	RSI (Historical)	dMY (Historical)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
As of and for the Six Months Ended June 30, 2020
Book value per share(1)	N/A	$0.22	$5.75	$7.84
Basic and diluted net loss per share — Class A	N/A	$0.02	$(0.34)	$(0.36)
Basic and diluted weighted average shares outstanding — Class A	N/A	23,000,000	43,580,189	22,331,250
For the Twelve Months Ended December 31, 2019	N/A
Basic and diluted net loss per share — Class A	N/A	N/A	$(0.12)	$(0.12)
Basic and diluted weighted average shares outstanding — Class A	N/A	N/A	43,580,189	22,331,250

TICKER SYMBOLS AND DIVIDEND INFORMATION

dMY

Units, Common Stock and Warrants

Our Class A Common Stock and warrants are currently listed on the NYSE under the symbols “DMYT” and “DMYT WS,” respectively. Certain of our shares of Class A Common Stock and warrants currently trade as units consisting of one share of Class A Common Stock and one redeemable warrant, and are listed on the NYSE under the symbol “DMYT.U.” The units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “dMY Technology Group, Inc.” to “Rush Street Interactive, Inc.” We intend to apply to continue the listing of our Class A Common Stock and warrants on the NYSE under the symbols “RSI” and “RSI WS, respectively upon the Closing.

Holders

As of [•], 2020, there were [•] holders of record of our units, [•] holders of record of our Class A Common Stock and [•] holders of record of our warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, shares of Class A Common Stock and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

dMY has not paid any cash dividends on its shares of common stock to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to a Business Combination will be within the discretion of the Board at such time.

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement. These risks could have a material adverse effect on the business, results of operations or financial condition of the Company and could adversely affect the trading price of our common stock.

First person pronouns used in this section, such as the words “we,” “our,” and “us,” refer to RSI.

Risks Relating to RSI

Risks Related to Our Business

Competition in the retail and online sports wagering and online gaming industry is intense and, as a result, we may fail to attract and retain users, which may negatively impact our operations and growth prospects.

The industries in which RSI operates are characterized by intense competition. We compete against other providers of retail or online sports gaming and retail or online casino gaming, as well as against providers of online and mobile entertainment and leisure products more generally. Other companies producing retail or online sports wagering or online gaming and/or interactive entertainment products and services are often established and well-financed, and other well-capitalized companies may introduce competitive services. Our competitors may spend more money and time on developing and testing products and services, undertake more extensive marketing campaigns, adopt more aggressive pricing or promotional policies or otherwise develop more commercially successful products or services than ours, which could negatively impact our business. Our competitors may also develop products, features, or services that are similar to ours or that achieve greater market acceptance. Such competitors may also undertake more far-reaching and successful product development efforts or marketing campaigns, or may adopt more aggressive pricing policies. Furthermore, in the future, new competitors, whether licensed or not, may enter the retail or online sports wagering or gaming industries. If we are not able to maintain or improve our market share, or if our offerings do not continue to be popular, our business, financial condition, results of operations and prospects could be adversely affected.

Competitive pressures may also adversely affect our margins. For example, as competition increases, we may need to lower our margins in order to attract customers. Further, as we expand to become a more national brand, we may need to increase our marketing expenses in order to compete.

RSI operates in the global entertainment and gaming industries within the broader entertainment industry with its business-to-consumer (“B2C”), business-to-business-to-consumer (“B2B2C”), business-to-business (“B2B”) offerings such as online casino wagering, online sports wagering, retail sports wagering and social gaming, and its B2B offerings through RSI’s proprietary online gaming platform and other services. Our users face a vast array of entertainment choices. Other forms of entertainment, such as television, movies, sporting events and in-person casinos, are more well established and may be perceived by our users to offer greater variety, affordability, interactivity and enjoyment. We compete with these other forms of entertainment for the discretionary time and income of our users. If we are unable to sustain sufficient interest in our online casino wagering, online sports wagering and social gaming platforms and our retail sports wagering services in comparison to other forms of entertainment, including new forms of entertainment, our business, financial condition, results of operations and prospects could be adversely affected.

In addition, our ability to achieve growth in revenue in the future will depend, in large part, upon our ability to attract new users to our offerings and retain existing users of our offerings, as well as continued user adoption of online casino and retail and online sports wagering more generally. Growth in the online casino and gaming industries and the level of demand for and market acceptance of our product offerings will be subject to a high degree of uncertainty. We cannot assure that consumer adoption of our product offerings will continue or exceed current growth rates, that the industry will achieve more widespread acceptance or that we will be able to retain our customers if we are unable to keep pace with technological innovation and customer experiences.

Economic downturns and political and market conditions beyond our control, including a reduction in consumer discretionary spending, could adversely affect our business, financial condition, results of operations and prospects.

Our financial performance is subject to global and United States economic conditions and their impact on levels of spending by users. Economic recessions have had, and may continue to have, far reaching adverse consequences across many industries, including the global entertainment and gaming industries, which may adversely affect our business, financial condition, results of operations and prospects. We are currently experiencing a global recession as a result of the novel coronavirus (“COVID-19”) pandemic, and if recovery is slow or stalls, or we experience a further downturn as a result of a second wave of the COVID-19 pandemic, we may experience a material adverse effect on our business, financial condition, results of operations or prospects. The ultimate severity of the coronavirus outbreak is uncertain at this time and therefore we cannot predict the full impact it may have on our end markets and our operations; however, the effect on our business, financial condition, results of operations and prospects could be material and adverse.

Consumer discretionary spending or consumer preferences are driven by socioeconomic factors beyond our control, and our business is sensitive to reductions from time to time in discretionary consumer spending. Demand for entertainment and leisure activities, including gaming, can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond our control. Unfavorable changes in general economic conditions, including recessions, economic slowdowns, sustained high levels of unemployment, and rising prices or the perception by consumers of weak or weakening economic conditions, may reduce our users’ disposable income or result in fewer individuals engaging in entertainment and leisure activities, such as online casino wagering and retail or online sports wagering. As a result, we cannot ensure that demand for our offerings will remain constant. Adverse developments affecting economies throughout the world, including a general tightening of availability of credit, decreased liquidity in certain financial markets, increased interest rates, foreign exchange fluctuations, increased energy costs, acts of war or terrorism, transportation disruptions, natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines in stock markets, as well as concerns regarding pandemics, epidemics and the spread of contagious diseases, could lead to a further reduction in discretionary spending on leisure activities, such as online casino wagering and retail or online sports wagering.

Sports leagues shortening, delaying or cancelling their seasons due to COVID-19 could adversely affect our business, financial condition, results of operations and prospects.

The recent outbreak of COVID-19 has resulted in, among other things, suspension, shortening, delay, or cancellation of sports leagues. If the suspension, shortening, delay or cancellation of sporting events and sports leagues continues, we may not be able to accept wagers on such sporting events or sustain sufficient interest in our retail and online sports wagering platforms. Further, shortened seasons for sports leagues may result in a smaller amount of money wagered on sporting events throughout the course of each sport’s season. As a result, our business, financial condition, results of operations and prospects could be adversely affected.

Clear errors in the posting of sports wagering odds or event times have occurred occasionally, resulting in large liabilities. Though, to date, it has been general practice to void wagers associated with such clear errors or to correct the odds, it cannot be assured that in each and every case of such clear error regulators will continue the practice of approving the voiding of such clear errors.

RSI’s sports wagering products provide for the opportunity to wager across hundreds of sporting events. The odds for such events are set through a combination of algorithmic and manual odds-making, with bet acceptance also being a combination of automatic and manual acceptance. At times, the odds offered on the website or the start times for the event posted on the website are incorrect. For example, such errors have consisted of inverted lines between teams, start times of games that, due to time zone differences, have already commenced or odds that are significantly different from the true odds of the outcome in a way that reasonable persons would agree is an error. Such errors have, in certain instances, resulted in large liabilities. When such errors occur, it is currently commonly accepted in nearly all jurisdictions for operators to void wagers associated with such clear errors. Further, in mature jurisdictions, wagers based upon clear error can be voided without need of prior regulatory approval. However, there can be no guarantee that this voiding of wagers practice will continue. If regulators were to not allow voiding of wagers associated with clear errors in odds making, RSI could be subject to covering significant liabilities associated with such errors.

Our projections, including for revenues, market share, expenses and profitability, are subject to significant risks, assumptions, estimates and uncertainties and may therefore differ materially from our expectations.

RSI operates in rapidly changing and competitive industries and our projections are subject to the risks and assumptions made by management with respect to our industries. Operating results are difficult to forecast because they generally depend on our assessment of the timing of adoption of future legislation and regulations by different states and countries, which are uncertain. Furthermore, if we invest in the development of new products or distribution channels that do not achieve significant commercial success, whether because of competition or otherwise, we may not recover the often substantial “up front” costs of developing and marketing those products and distribution channels, or recover the opportunity cost of diverting management and financial resources away from other products or distribution channels.

Additionally, as described above under “— Economic downturns and political and market conditions beyond our control, including reduction in consumer discretionary spending, could adversely affect our business, financial condition, results of operations and prospects,” our business may be affected by reductions in consumer spending from time to time as a result of a number of factors which may be difficult to predict. This may result in decreased revenue levels, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause our operating results in a given quarter to be higher or lower than expected. If actual results differ from our estimates, analysts may negatively react and our stock price could be materially impacted.

Our operating results may vary, which may make future results difficult to predict with certainty.

In the past, RSI’s financial results have varied on a quarter-by-quarter basis and may continue to do so in the future. This variance is due to a variety of factors certain of which are beyond our control. RSI’s financial results in any given quarter may be influenced by, among other things, consumer engagement and wagering results, and other factors which are outside of our control or we cannot predict.

Our financial results are dependent, in part, on continued consumer engagement. RSI consumer engagement in our sports wagering and online casino wagering services may vary or decrease, potentially resulting in a negative impact on our business, operations, financial condition or prospects, on account of, among other factors, the user’s level of satisfaction with our platforms, our ability to improve, innovate and adapt our platform, the number of sports events and the length of sporting seasons, outages and disruptions of online services, the offerings of our competitors, our marketing and advertising efforts, or declines in consumer activity generally as a result of economic downturns

Additionally, our quarterly financial results may also be impacted on the number and amount of operator losses and jackpot payouts we may experience. Though, operator losses are limited per stake to a maximum payout in our online casino wagering product offering, when looking at wagers across a period of time, these losses can potentially be significant. Our quarterly financial results are also subject to any jackpot payouts made in a particular quarter. As part of our online casino wagering offering, we offer progressive jackpot games. Each time a progressive jackpot game is played, a portion of the amount wagered by the user is contributed to the jackpot for that specific game or group of games. Once a jackpot is won, the progressive jackpot is paid out and is reset with a predetermined base amount. As winning of the jackpot is determined by a random mechanism, we cannot foresee when a jackpot will be won and we do not insure against jackpot payouts. Payment of the progressive jackpot decreases our cash position and depending upon the size of the jackpot may have a significant negative affect on our cash flow and financial condition.

The success, including win or hold rates, of existing or future online wagering products depends on a variety of factors and is not completely controlled by us.

The online casino wagering and retail and online sports wagering industries are characterized by an element of chance. Accordingly, RSI employs theoretical win rates to estimate what a certain type of online casino wager or retail or online sports wager, on average, will win or lose in the long run. Net win is impacted by variations in the hold percentage (the ratio of net winnings to total amount wagered) with respect to the online casino and retail and online sports wagering we offer to our users. RSI uses the hold percentage as an indicator of an online casino game or retail or online sports wager’s performance against its expected outcome. Although each online casino wager or retail or online sports wager generally performs within a defined statistical range of outcomes in the long run, actual outcomes may vary for any given period, particularly in the short term. In the short term, for online casino wagering and retail and online sports wagering, the element of chance may affect win rates (hold percentages); these win rates, particularly for retail and online sports wagering, may also be affected in the short term by factors that are largely beyond our control, such as unanticipated event outcomes, a user’s skill, experience and behavior, the mix of games played or wagers placed, the financial resources of users, the volume of wagers placed and the amount of time spent gambling. For online casino games, it is possible a random number generator outcome or game will malfunction and award errant prizes. For retail and online sports wagering, it is possible that our platform erroneously posts odds or is otherwise misprogrammed to pay out odds that are highly favorable to bettors, and bettors place wagers before the odds are corrected. Additionally, odds compilers and risk managers are capable of human error, so even if our wagering products are subject to a capped payout, significant volatility can occur. As a result of the variability in these factors, the actual win rates on our online casino games and retail and online sports wagers may differ from the theoretical win rates we have estimated and could result in the winnings of our online casino games or sports bet’s users exceeding those anticipated. The variability of win rates (hold rates) also has the potential to adversely affect our business, financial condition, results of operations, prospects and cash flows.

Our success also depends in part on our ability to anticipate and satisfy user preferences in a timely manner. As we operate in a dynamic environment characterized by rapidly changing industry and legal standards, our products are subject to changing consumer preferences that cannot be predicted with certainty. We need to continually introduce new offerings and identify future product offerings that complement our existing platforms, respond to our users’ needs and improve and enhance our existing platforms to maintain or increase our user engagement and growth of our business. We may not be able to compete effectively unless our product selection keeps up with trends in the digital sports entertainment and gaming industries in which we compete, or trends in new gaming products.

If we fail to detect fraud or theft, including by our users and employees, our reputation may suffer which could harm our brand and reputation and negatively impact our business, financial condition, results of operations and prospects and can subject us to investigations and litigation.

We have in the past incurred, and may in the future incur, losses from various types of financial fraud, including use of stolen or fraudulent credit card data, claims of unauthorized payments by a user and attempted payments by users with insufficient funds. Bad actors use increasingly sophisticated methods to engage in illegal activities involving personal information, such as unauthorized use of another person’s identity, account information or payment information and unauthorized acquisition or use of credit or debit card details, bank account information and mobile phone numbers and accounts. Under current credit card practices, we may be liable for use of funds on our platform with fraudulent credit card data, even if the associated financial institution approved the credit card transaction.

Acts of fraud or other forms of cheating by our gaming customers may involve various tactics, including collusion with our employees and the exploitation of loopholes in our promotional bonus schemes. Successful exploitation of our systems could have negative effects on our product offerings, services and user experience and could harm our reputation. Additionally, we may inadvertently send overly generous promotional schemes that users or regulators force us to honor. Failure to discover such acts or schemes in a timely manner could result in harm to our operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and prospects. In the event of the occurrence of any such issues with our existing platform or product offerings, substantial engineering and marketing resources and management attention, may be diverted from other projects to correct these issues, which may delay other projects and the achievement of our strategic objectives.

In addition, any misappropriation of, or access to, users’ or other proprietary information or other breach of our information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt our operations, force us to modify our business practices, damage our reputation and expose us to claims from our users, regulators, employees and other persons, any of which could have an adverse effect on our business, financial condition, results of operations and prospects.

Despite measures we have taken to detect and reduce the occurrence of fraudulent or other malicious activity on our platform, we cannot guarantee that any of our measures will be effective or will scale efficiently with our business. Our failure to adequately detect or prevent fraudulent transactions could harm our reputation or brand, result in litigation or regulatory action and lead to expenses that could adversely affect our business, financial condition, results of operations and prospects.

We rely on strategic relationships with casinos in order to be able to offer our products in certain jurisdictions. If we cannot establish and manage relationships with casino partners, our business, financial condition, results of operations and prospects could be adversely affected.

Under some states’ wagering and gaming laws, online casino wagering, online sports wagering and retail sports wagering is limited to a finite number of retail operators, such as casinos, tribes or tracks, who own a “skin” or “skins” under that state’s law. A “skin” is a legally-authorized license from a state to offer sports wagering, online casino wagering or online gaming. The “skin” provides a market access opportunity for retail and online sports operators and online gaming operators to operate in the jurisdiction pending licensure and other required approvals by the state’s regulator. The entities that control those “skins’, and the numbers of “skins” available, are typically determined by a state’s wagering and gaming law. In most of the jurisdictions in which we offer online casino wagering and sports wagering, we currently rely on a casino, tribe or track in order to get a “skin.” These “skins” are what allows us to gain access to jurisdictions where sports wagering and online casino wagering operators are required to have a relationship with a land-based (“bricks-and-mortar”) gaming business. If we cannot establish, renew or manage our relationships with our bricks-and-mortar gaming partners, our relationships could terminate, and we would not be allowed to operate in those jurisdictions until we enter into new ones. As a result, our business, financial condition, results of operations and prospects could be adversely affected. Further, in certain of the states in which we operate where we are required to have a relationship with a bricks-and-mortar gaming business, customers who want to participate in online sports wagering or online gaming must sign-up for an online account at our retail location within the casino facility of our bricks-and-mortar gaming business partners. Certain of these casino facilities were closed by government order for a time in response to the COVID-19 pandemic. Though certain of these facilities have re-opened, if they were to be closed again due to the ongoing COVID-19 response, our ability to register new online customers from these states could be negatively impacted. On the other hand, the re-opening of these facilities could slow the growth of our online offerings as consumers will have the ability to spend time and money at land-based facilities instead of with our online offerings.

RSI’s current and projected performance relies upon continued compatibility between the RSI app and the major mobile operating systems, third party platforms continuing to allow distribution of our product offerings, high-bandwidth data capabilities and the interoperability of our platforms with widely used mobile operating systems. Disruptions in the availability of these may negatively impact our business, financial conditions, results of operations and prospects.

Our users primarily access our online sports wagering and online casino wagering product offerings through the RSI app on their mobile devices, and we believe that this will continue to be the case going forward. To provide our users our product offerings through our app on their mobile devices, our app must be compatible with major mobile operating systems. Our app relies upon third party platforms to distribute our product offerings, interoperability of our platforms with popular mobile operating systems, technologies, networks and standards and continued high-bandwidth data capabilities. Third parties with whom RSI does not have any formal relationships control the design of mobile devices and operating systems. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. Network carriers may also impact the ability to download apps or access specified content on mobile devices. Further, RSI relies upon third-party platforms for distribution of its product offerings. RSI’s online sports wagering and online casino wagering product offerings are primarily distributed through a traditional website and the Apple App Store and may in the future be offered through The Google Play store. In light of this, the promotion, distribution, and operation of the RSI’s app are subject to the respective distribution platforms’ standard terms and policies for application developers, which are very broad and subject to frequent changes and interpretation and may not be uniformly enforced across all applications and with all publishers.

Moreover, RSI is, and will continue to be, dependent on the interoperability of our platforms with popular mobile operating systems, technologies, networks, and standards that we do not control, such as the Android and iOS operating systems. Any changes, bugs, technical, or regulatory issues in such systems, our relationships with mobile manufacturers and carriers, or in their terms of service or policies that negatively affect our offerings’ functionality, reduce or eliminate our ability to distribute our offerings, provide preferential treatment to competitive products, limit our ability to deliver our offerings, or impose fees or other charges related to delivering our offerings, could adversely affect our product usage and monetization on mobile devices.

In addition, RSI’s products require high-bandwidth data capabilities for placement of time-sensitive wagers. If high-bandwidth capabilities do not continue to grow or grow more slowly than generally anticipated, particularly for mobile devices, our user growth, retention, and engagement may be negatively impacted. To deliver high-quality content over mobile cellular networks, RSI’s product offerings also must work well with a range of mobile technologies, systems, networks, regulations, and standards that RSI does not control. In particular, any future changes to the iOS or Android operating systems (which likely will occur) may impact the accessibility, speed, functionality, and other performance aspects of our platforms. In addition, the adoption of any laws or regulations that adversely affect the growth, popularity, or use of the Internet, including laws governing Internet neutrality, could decrease the demand for our products and increase our cost of doing business. Specifically, any laws that would allow mobile providers in the United States to impede access to content, or otherwise discriminate against content providers like us over their data networks, could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Furthermore, if it becomes more difficult for our users to access and use our platform on their mobile devices, if our users choose not to access or use our platform on their mobile devices, or if our users choose to use mobile products that do not offer access to our platform, our user growth, retention, and engagement could be materially harmed. Additionally, if any of the third-party platforms used for distribution of our product offerings were to limit or disallow advertising on their platforms for whatever reason or technologies are developed that block the display of our ads, our ability to generate revenue could be negatively impacted. These changes could materially impact our business activities and practices, and if we or our advertising partners are unable to timely and effectively adjust to those changes, there could be an adverse effect on our business, financial condition, results of operations, and prospects.

Our growth prospects may suffer if we are unable to develop successful offerings or if we fail to pursue additional offerings. In addition, if we fail to make the right investment decisions in our offerings and technology platform, we may not attract and retain key users and our revenue and results of operations may decline.

RSI was founded in 2012 and has primarily focused its efforts in the last eight years on growing its current product offerings. RSI has rapidly expanded, and we anticipate expanding further as new product offerings mature and as we pursue our growth strategies. The industries in which we operate are characterized by rapid technological change, evolving industry standards, frequent new product offering introductions and changes in customer demands, expectations and regulations. To keep pace with the technological developments, achieve product acceptance and remain relevant to users, we will need to continue developing new and upgraded functionality of our products and services and adapt to new business environments and competing technologies and products developed by our competitors. The process of developing new technology is complex, costly and uncertain. To the extent we are not able to adapt to new technologies and/or standards, experience delays in implementing adaptive measures or fail to accurately predict emerging technological trends and the changing needs of users, we may lose customers.

RSI may be subject to litigation in the operation of our business. An adverse outcome in one or more proceedings could adversely affect our business.

As a growing company with expanding operations, RSI may in the future increasingly face the risk of, claims, lawsuits, and other proceedings involving competition and antitrust, intellectual property, privacy, consumer protection, accessibility claims, securities, tax, labor and employment, commercial disputes, services and other matters. Litigation to defend us against claims by third parties, or to enforce any rights that we may have against third parties, may be necessary, which could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition, results of operations and prospects.

Any litigation to which RSI is a party may result in an onerous or unfavorable judgment that may not be reversed upon appeal, or in payments of substantial monetary damages or fines, the posting of bonds requiring significant collateral, letters of credit or similar instruments, or RSI may decide to settle lawsuits on similarly unfavorable terms. These proceedings could also result in reputational harm, criminal sanctions, consent decrees or orders preventing RSI from offering certain products or requiring a change in its business practices in costly ways or requiring development of non-infringing or otherwise altered products or technologies. Litigation and other claims and regulatory proceedings against RSI could result in unexpected disciplinary actions, expenses and liabilities, which could have a material adverse effect on its business, financial condition, results of operations and prospects.

The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than we anticipate.

As a result of the Business Combination, RSI will become a public company, and as such (and particularly after we are no longer an “emerging growth company”), we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to the reporting requirements of the Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of the NYSE, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase RSI’s historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance than RSI obtained as private companies, and could also make it more difficult for us to attract and retain qualified members of our Board as compared to RSI as a private company. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.” We may need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other public companies, which would increase our general and administrative expenses and could materially and adversely affect our profitability. We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

As a private company, RSI has not been subject to the SEC’s requirements regarding its internal controls over financial reporting. Our failure to maintain adequate financial, information technology and management processes and controls has resulted in and could result in material weaknesses that could lead to errors in our financial reporting, which in turn could adversely affect our business.

RSI has not been required to document and test its internal controls over financial reporting, its management has not been required to certify the effectiveness of its internal controls and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. Similarly, as an “emerging growth company,” dMY has been exempt from the SEC’s internal control reporting requirements. RSI may lose its emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements in the year in which it is deemed to be a large accelerated filer, which would occur once it is subject to Exchange Act reporting requirements for 12 months, has filed at least one SEC annual report and the market value of its common equity held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter. RSI may not be able to complete its evaluation, testing and any required remediation in a timely fashion.

In connection with the audit of RSI’s consolidated financial statements as of December 31, 2019 and 2018, RSI and its independent registered public accounting firm identified one “material weakness” in our internal control over financial reporting and other control deficiencies. As defined in standards established by the U.S. Public Company Accounting Oversight Board (“PCAOB”), a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected and corrected on a timely basis. The material weakness identified related to our difficulty preparing our consolidated financial statements on an accurate and timely basis, and how our lack of accounting department personnel mitigates the ability to have proper review controls over estimates and contractual transactions and detailed monthly reviews. Following the identification of the material weakness and other control deficiencies, we plan to take measures to remedy these deficiencies. However, the implementation of any measures may not fully address the material weakness and deficiencies in our internal control over financial reporting.

In addition, RSI’s current controls and any new controls that it develops may become inadequate because of design-related issues and changes in its business, including increased complexity resulting from any international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by its independent registered public accounting firm and their attestation reports. If RSI is unable to certify the effectiveness of its internal controls or remedy the identified material weakness, or if RSI’s internal controls have any additional material weaknesses, RSI may not detect errors timely, its consolidated financial statements could be misstated, and it could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm RSI’s business and adversely affect the market price of RSI common stock.

Recruitment and retention of our employees, including certain key employees, is vital to growing our business and meeting our business plans. The loss of any of our key executives or other key employees could harm our business.

We depend on a limited number of key personnel to manage and operate our business, including RSG’s co-founders and our Chief Executive Officer. The leadership of the current executive officers of RSI has been a critical element of RSI’s success and the departure, death or disability of any one of our executive officers or other extended or permanent loss of any of their services, or any negative market or industry perception with respect to any of them or their loss, could have a material adverse effect on our business. We cannot provide assurance that we will be able to attract or retain such highly qualified personnel in the future. In addition, the loss of employees or the inability to hire necessary skilled employees could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to our business. Additionally, our Chief Executive Officer will continue to be employed by RSG, and his time and attention may be diverted from RSI’s business, which may have an impact on our business. If we do not succeed in attracting, hiring, and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively and our business, financial condition, results of operations and prospects could be adversely affected.

Our insurance may not provide adequate levels of coverage against claims.

We intend to maintain insurance that we believe is customary for businesses of our size and type. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Moreover, any loss incurred could exceed policy limits and policy payments made to us may not be made on a timely basis. Such losses could adversely affect our business, financial condition, results of operations and prospects.

Due to the nature of our business, we are subject to taxation in a number of jurisdictions and changes in, or new interpretation of, tax laws, tax rulings or their application by tax authorities could result in additional tax liabilities and could materially affect our business, financial condition, results of operations and prospects.

Our tax obligations will be varied and include United States federal, state and international taxes due to the nature of the RSI business. The tax laws that will be applicable to our business are subject to interpretation, and significant judgment will be required in determining our worldwide provision for income taxes. In the course of our business, there will be many transactions and calculations where the ultimate tax determination is uncertain. For example, compliance with the 2017 United States Tax Cuts and Jobs Act (“TCJA”) may require the collection of information not regularly produced within our Company, the use of estimates in our consolidated financial statements, and the exercise of significant judgment in accounting for its provisions. As regulations and guidance evolve with respect to the TCJA, and as we gather more information and perform more analysis, our results may differ from previous estimates and may materially affect our consolidated financial statements.

The gaming industry represents a significant source of tax revenue to the jurisdictions in which we will operate. Gaming companies and B2B providers in the gaming industry (directly and/or indirectly by way of their commercial relationships with operators) are currently subject to significant taxes and fees in addition to normal corporate income taxes, and such taxes and fees are subject to increase at any time. From time to time, various legislators and other government officials have proposed and adopted changes in tax laws, or in the administration or interpretation of such laws, affecting the gaming industry. In addition, any worsening of economic conditions and the large number of jurisdictions with significant current or projected budget deficits could intensify the efforts of governments to raise revenues through increases in gaming taxes and/or other taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration or interpretation or enforcement of such laws. Any material increase, or the adoption of additional taxes or fees, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Additionally, tax authorities may impose indirect taxes on Internet-related commercial activity based on existing statutes and regulations which, in some cases, were established prior to the advent of the Internet. Tax authorities may interpret laws originally enacted for mature industries and apply it to newer industries, such as RSI. The application of such laws may be inconsistent from jurisdiction to jurisdiction. Our in-jurisdiction activities may vary from period to period which could result in differences in nexus from period to period.

We are subject to periodic review and audit by domestic and foreign tax authorities. Tax authorities may disagree with certain positions RSI has taken or that we will take, and any adverse outcome of such a review or audit could have a negative effect on our business, financial condition, results of operations and prospects. Although we believe that our tax provisions, positions and estimates are reasonable and appropriate, tax authorities may disagree with certain positions we have taken. In addition, economic and political pressures to increase tax revenue in various jurisdictions may make resolving tax disputes favorably more difficult.

We have business operations located in Colombia, outside of the United States, which subjects us to additional costs and risks that could adversely affect our operating results.

A portion of our operations are located in Colombia, and, we may in the future pursue opportunities in other non-United States jurisdictions. Compliance with international, Colombian and United States laws and regulations that apply to our international operations increases our cost of doing business. As a result of our international operations, we are subject to a variety of risks and challenges in managing an organization operating in various countries, including those related to:

•	challenges caused by distance as well as language and cultural differences;

•	general economic conditions in Colombia (and any other jurisdictions where we may pursue non- United States opportunities);

•	regulatory changes;

•	political unrest, terrorism and the potential for other hostilities;

•	public health risks, particularly in areas in which we have significant operations;

•	longer payment cycles and difficulties in collecting accounts receivable;

•	overlapping or changes in tax regimes;

•	difficulties in transferring funds from certain countries;

•	laws such as the United States Foreign Corrupt Practices Act, and local laws which also prohibit corrupt payments to governmental officials;

•	local laws which prohibit money-laundering and financing of terrorist and other unlawful financial activities; and

•	reduced protection for intellectual property rights in some countries.

If we are unable to expand or adequately staff and manage our existing development operations located outside of the United States, we may not realize, in whole or in part, the anticipated benefits from these initiatives (including lower development expenses), which in turn could materially adversely affect our business, financial condition, results of operations and prospects.

Following the consummation of the Business Combination, we will be dependent on RSG and certain of its affiliates to provide us with certain services, which may not be sufficient to meet our needs, and we may have difficulty finding replacement services or be required to pay increased costs to replace these services to the extent that our services agreement with RSG terminates.

Historically, RSG has provided, and following the consummation of the Business Combination will continue to provide, certain corporate and shared services related to corporate functions such as executive oversight, risk management, information technology, accounting, audit, legal, investor relations, human resources, tax, treasury, procurement and other services. RSI reimburses RSG for all third party costs it incurs in providing services to RSI at cost (with no mark-up) and reimburses RSG for an allocable portion of payroll, benefits and overhead (calculated at 150% of an employee’s salary, bonus and benefits cost) with respect to RSG employees who perform or otherwise assist with the provision of services to RSI. Following the consummation of the Business Combination, RSG will continue to provide many of these services under a services agreement between RSI and RSG. While these services are being provided to us by RSG, we will be dependent on RSG for services that are critical to our operation as a publicly traded company, and our operational flexibility to modify or implement changes with respect to such services and the amounts we pay for them will be limited. Should the services agreement with RSG terminate, we may not be able to replace these services or enter into appropriate third-party agreements on terms and conditions, including cost and quality of service, comparable to those that we will receive from RSG under the services agreement. Although we may in the future choose to replace portions of the services that will be provided by RSG following the consummation of the Business Combination, we may encounter difficulties replacing certain services or be unable to negotiate pricing or other terms as favorable as those we currently have in effect.

Negative publicity of us or an adverse shift in public opinion regarding sports wagering or online casino wagering may adversely impact our business and user retention.

A negative change in the public’s opinion of sports wagering or online sports wagering, or how politicians and other governmental authorities view sports wagering or online casino wagering could result in future legislation or new regulations restricting or prohibiting certain (or all) sports wagering or online casino wagering activities in certain jurisdiction, the result of which may negatively impact our business, financial condition, results of operations and prospects. Further, negative publicity of us or our product offerings, platform or user experience or the sports wagering and online casino wagering industry generally could lead to new restrictions and limitations on us or sports wagering and online casino wagering generally, which may have a negative impact on our business, financial condition, results of operations and prospects.

Risks Related to Government Regulation

Our business is subject to a variety of United States and foreign laws, many of which are unsettled and still developing. Any change in regulations or their interpretation, or the regulatory climate applicable to our products and services, or changes in tax rules and regulations or interpretation thereof related to our products and services, could adversely impact our ability to operate our business, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are subject to laws and regulations relating to real-money online casino wagering and retail and online sports wagering in the jurisdictions in which we conduct our business or in some circumstances, of those jurisdictions in which we offer our product offerings. We are also subject to the general laws and regulations that apply to all e-commerce businesses, such as those related to privacy and personal information, tax and consumer protection. These laws and regulations vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on our operations and financial results. In particular, some jurisdictions have introduced regulations attempting to restrict or prohibit online gaming, while others have taken the position that online gaming should be licensed and regulated and have adopted or are in the process of considering legislation and regulations to enable that to happen. Additionally some jurisdictions in which we may operate could presently be unregulated or partially regulated and therefore more susceptible to the enactment or change of laws and regulations.

RSI offers its products in seven states that have adopted legislation and regulations permitting online casino wagering, online sports wagering or retail sports wagering. In those states that currently require a license or registration, RSI has either obtained the appropriate license or registration or has obtained a provisional license. RSI also has one foreign license and operates under that license.

In May 2018, the United States Supreme Court struck down as unconstitutional the Professional and Amateur Sports Protection Act of 1992 (“PASPA”). This decision has the effect of lifting federal restrictions on sports wagering and thus allows states to determine by themselves the legality of sports wagering. Since the repeal of PASPA, several states (plus Washington D.C.) have legalized online sports wagering. To the extent new real money online casino wagering or retail or sports wagering jurisdictions are established or expanded, we cannot guarantee that we will be successful in penetrating such new jurisdictions or expanding our business or user base in line with the growth of existing jurisdictions. If we are unable to effectively develop and operate directly or indirectly within these new jurisdictions or if our competitors are able to successfully penetrate geographic jurisdictions that we cannot access or where we face other restrictions, there could be a material adverse effect on our business, financial condition, results of operations and prospects. Our failure to obtain or maintain the necessary regulatory approvals in jurisdictions, whether individually or collectively, would have a material adverse effect on our business. See “Business of RSI — Risks Relating to Government Regulation.” To expand into new jurisdictions, we may need to be licensed and obtain approvals of our product offerings. This is a time-consuming process that can be extremely costly. Any delays in obtaining or difficulty in maintaining regulatory approvals needed for expansion within existing jurisdictions or into new jurisdictions can negatively affect our opportunities for growth, including the growth of our customer base, or delay our ability to recognize revenue from our offerings in any such jurisdictions.

Future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on our operations and financial results. Governmental authorities could view us as having violated local laws, despite our efforts to obtain all applicable licenses or approvals. Further, there is risk that governmental authorities or courts could determine that our free-play, social casino offerings constitute unauthorized gambling or that legislation is enacted in jurisdictions in which we operate free-play, social casino offerings that makes our free-play, social casino offerings unauthorized gambling, which could negatively impact our operations and business results. There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent monopoly providers, or private individuals, could be initiated against us, Internet service providers, credit card and other payment processors, advertisers and others involved in the online casino and gaming industries. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon us or our licensees or other business partners, while diverting the attention of key executives. Such proceedings could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as impact our reputation.

There can be no assurance that legally enforceable legislation will not be proposed and passed in jurisdictions relevant or potentially relevant to our business to prohibit, legislate or regulate various aspects of the online casino and retail and online gaming industries (or that existing laws in those jurisdictions will not be interpreted negatively). Compliance with any such legislation may have a material adverse effect on our business, financial condition, results of operations and prospects, either as a result of our determination that a jurisdiction should be blocked, or because a local license or approval may be costly for us or our business partners to obtain and/or such licenses or approvals may contain other commercially undesirable conditions.

In the United States, the Unlawful Internet Gambling Enforcement Act of 2006 (“UIGEA”) prohibits among other things, the acceptance by a business of a wager by means of the Internet where such wager is prohibited by any federal or state law where initiated, received or otherwise made. Under UIGEA severe criminal and civil sanctions may be imposed on the owners and operators of such systems and on financial institutions that process wagering transactions. The law contains a safe harbor for wagers placed within a single state (disregarding intermediate routing of the transmission) where the method of placing the wager and receiving the wager is authorized by that state’s law, provided the underlying regulations establish appropriate age and location verification.

The Illegal Gambling Business Act (“IGBA”), makes it a crime to conduct, finance, manage, supervise, direct or own all or part of an “illegal gambling business” and the Travel Act makes it a crime to use the mail or any facility in interstate commerce with the intent to “distribute the proceeds of any unlawful activity,” or “otherwise promote, manage, establish, carry on, or facilitate the promotion, management, establishment, or carrying on, of any unlawful activity.” For there to be a violation of either the IGBA or the Travel Act there must be a violation of underlying state law.

Until 2011, there was uncertainty as to whether the Federal Wire Act of 1961 (the “Wire Act”) prohibited states from conducting intrastate lottery transactions via the Internet if such transactions crossed state lines. In late 2011, the Office of Legal Counsel (the “OLC”) of the Department of Justice (“DOJ”) issued an opinion which concluded that the prohibitions of the Wire Act were limited to sports gambling and thus did not apply to state lotteries at all (the “2011 DOJ opinion”). Following the issuance of the 2011 DOJ opinion, within the past few years, state-authorized Internet casino gaming has been launched in Delaware, New Jersey and Pennsylvania and has been approved in Michigan and state authorized online poker has been launched in Nevada. In 2018, at the request of the Criminal Division, the OLC reconsidered the 2011 DOJ opinion’s conclusion that the Wire Act was limited to sports gambling. On January 14, 2019, the OLC published a legal opinion dated November 2, 2018 (the “2018 DOJ opinion”), which concluded that the 2011 DOJ opinion had incorrectly interpreted the Wire Act. In the 2018 DOJ opinion, the OLC concluded that the restrictions on the transmission in interstate or foreign commerce of bets and wagers in the Wire Act were not limited to sports gambling but instead applied to all bets and wagers. The OLC also found that the enactment of the UIGEA described above did not modify the scope of the Wire Act. The OLC acknowledged that its conclusion in the 2018 DOJ opinion, which was contrary to the 2011 DOJ opinion, will make it more likely that the executive branch’s view of the law will be tested in the courts. At this time, we are unable to determine whether the 2018 DOJ opinion will be upheld by the courts, or what impact it will have on us or our customers.

Our growth prospects depend on the legal status of real-money gaming in various jurisdictions, and legalization may not occur in as many states as we expect, or may occur at a slower pace than we anticipate or may be accompanied by legislative or regulatory restrictions or taxes that make it impracticable or less attractive to operate, which could adversely affect our future results of operations and make it more difficult to meet our expectations for financial performance.

A number of states have legalized, or are currently considering legalizing, real money gaming, and our growth, business, financial condition, results of operations and prospects are significantly dependent upon the legalization of real money gaming expanding to new jurisdictions. Our business plan is partially based upon real money gaming becoming legal for a specific percent of the population on a yearly basis; however, this legalization may not occur as we have anticipated. Additionally, if a large number of additional states or the federal government enact real money gaming legislation and we are unable to obtain, or are otherwise delayed in obtaining the necessary licenses to operate online sports wagering or online gaming websites in United States jurisdictions where such games are legalized, our future growth in online sports wagering and online gaming could be materially impaired.

As we enter into new jurisdictions, states or the federal government may legalize real money gaming in a manner that is unfavorable to us. As a result, we may encounter legal, regulatory and political challenges that are difficult or impossible to foresee and which could result in an unforeseen adverse impact on planned revenues or costs associated with the new opportunity. For example, certain states require us to have a relationship with a bricks-and-mortar, licensed casino for online sportsbook or online gaming access, which tends to increase our costs of revenue. States that have established state-run monopolies may limit opportunities for private sector participants like us. States also impose substantial tax rates on online sports wagering and online gaming revenue, in addition to sales taxes in certain jurisdictions and a federal excise tax of 25 basis points on the amount of each wager. As most state product taxes apply to various measures of modified gross profit, tax rates, whether federal- or state-based, that are higher than we expect will make it more costly and less desirable for us to launch in a given jurisdiction, while tax increases in any of our existing jurisdictions may adversely impact our profitability.

Therefore, even in cases in which a jurisdiction purports to license and regulate online sports wagering and online gaming, the licensing and regulatory regimes can vary considerably in terms of their business-friendliness and at times may be intended to provide incumbent operators with advantages over new licensees. Therefore, some “liberalized” regulatory regimes are considerably more commercially attractive than others.

Failure to comply with regulatory requirements or to successfully obtain a license or permit applied for could adversely impact our ability to comply with licensing and regulatory requirements or to obtain or maintain licenses in other jurisdictions, or could cause financial institutions, online and mobile platforms and distributors to stop providing services to us.

Compliance with the various regulations applicable to real money wagering is costly and time-consuming. Regulatory authorities at the non-United States, United States federal, state and local levels have broad powers with respect to the regulation and licensing of real money gaming operations and may revoke, suspend, condition or limit our real money gaming licenses, impose substantial fines on us and take other actions, any one of which could have a material adverse effect on our business, financial condition, results of operations and prospects. These laws and regulations are dynamic and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current laws or regulations or enact new laws and regulations regarding these matters. We will strive to comply with all applicable laws and regulations relating to our business. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules. Non-compliance with any such law or regulations could expose us to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business, financial condition, results of operations and prospects.

Any real money gaming license could be revoked, suspended or conditioned at any time. The loss of a license in one jurisdiction could trigger the loss of a license or affect our eligibility for such a license in another jurisdiction, and any of such losses, or potential for such loss, could cause us to cease offering some or all of our offerings in the impacted jurisdictions. We may be unable to obtain or maintain all necessary registrations, licenses, permits or approvals, and could incur fines or experience delays related to the licensing process, which could adversely affect our operations. Our delay or failure to obtain or maintain licenses in any jurisdiction may prevent us from distributing our offerings, increasing our customer base and/or generating revenues. We cannot assure you that we will be able to obtain and maintain the licenses and related approvals necessary to conduct our online casino and retail and online sports wagering operations. Any failure to maintain or renew our existing licenses, registrations, permits or approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.

Additionally, a gaming regulatory body may refuse to issue or renew a gaming license or restrict or condition the same, based on the past or present activities of RSI or our current or former directors, officers, employees, shareholders or third parties with whom we have relationships, which could adversely affect our business, financial condition, results of operations and prospects. If additional gaming regulations are adopted in a jurisdiction in which we operate, such regulations could impose restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals are introduced in the legislatures of some of the jurisdictions in which we have existing or planned operations that, if enacted, could adversely affect our directors, officers, key employees, or other aspects of the company’s operations. To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for our operations. However, we can give no assurance that any additional licenses, permits and approvals that may be required will be given or that existing ones will be renewed or will not be revoked. Renewal is subject to, among other things, continued satisfaction of suitability requirements of our directors, officers, key employees and shareholders. Any failure to renew or maintain our licenses or to receive new licenses when necessary would have a material adverse effect on our business, financial condition, results of operations and prospects.

Our growth prospects and market potential will depend on our ability to obtain licenses to operate in a number of jurisdictions and if we fail to obtain such licenses our business, financial condition, results of operations and prospects could be impaired.

Our ability to grow our business will depend on our ability to obtain and maintain licenses to offer our product offerings in a large number of jurisdictions or in heavily populated jurisdictions. If we fail to obtain and maintain licenses in large jurisdictions or in a greater number of mid-market jurisdictions, this may prevent us from expanding the footprint of our product offerings, increasing our user base and/or generating revenues. We cannot be certain that we will be able to obtain and maintain licenses and related approvals necessary to conduct our online casino and retail and online sports wagering operations. Any failure to obtain and maintain licenses, registrations, permits or approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.

RSI could be subject to future governmental investigations and inquiries, legal proceedings and enforcement actions. Any such investigation, inquiry, proceeding or action, could adversely affect our business.

RSI has received formal and informal inquiries from time to time, from government authorities and regulators, and gaming regulators, regarding compliance with laws and other matters, and we may receive such inquiries in the future, particularly as we grow and expand our operations. Violation of existing or future regulations, regulatory orders or consent decrees could subject us to substantial monetary fines and other penalties that could adversely affect our business, financial condition, results of operations and prospects. In addition, it is possible that future orders issued by, or inquiries or enforcement actions initiated by, government or regulatory authorities could cause us to incur substantial costs, expose us to unanticipated liability or penalties, or require us to change our business practices in a manner materially adverse to our business, financial condition, results of operations and prospects.

RSI follows the industry practice of restricting and managing wagering limits at the individual customer level based on individual customer profiles and risk level to the enterprise; however there is no guarantee that states will allow operators such as RSI to limit on the individual customer level.

Similar to a credit card company managing individual risk on the customer level through credit limits, it is customary for retail and online sports wagering operators to manage customer wagering limits at the individual level to manage enterprise risk levels. RSI believes this practice is beneficial overall, because if it were not possible, the wagering options would be restricted globally and limits available to customers would be much lower to insulate overall risk due to the existence of a very small segment of highly sophisticated syndicates and algorithmic bettors, or bettors looking to take advantage of site errors and omissions. We believe virtually all operators balance taking reasonable action from all customers against the risk of individual customers significantly harming the business viability. We cannot assure you that all state legislation and regulators will always allow operators to execute limits at the individual customer level, or at their sole discretion.

In some jurisdictions, our key executives, certain employees or other individuals related to the business will be subject to licensing or compliance requirements. Failure by such individuals to obtain the necessary licenses or comply with individual regulatory obligations could cause the business to be non-compliant with its obligations, or imperil its ability to obtain or maintain licenses necessary for the conduct of the business.

As part of obtaining real money gaming licenses, the responsible gaming authority will generally determine suitability of certain directors, officers and employees and, in some instances, significant shareholders. The criteria used by gaming authorities to make determinations as to who requires a finding of suitability or the suitability of an applicant to conduct gaming operations varies among jurisdictions, but generally requires extensive and detailed application disclosures followed by a thorough investigation. Gaming authorities typically have broad discretion in determining whether an applicant should be found suitable to conduct operations within a given jurisdiction. If any gaming authority with jurisdiction over our business were to find an applicable officer, director, employee or significant shareholder of ours unsuitable for licensing or unsuitable to continue having a relationship with us, we would be required to sever our relationship with that person. Furthermore, such gaming authorities may require us to terminate the employment of any person who refuses to file required applications. Either result could have a material adverse effect on our business, financial condition, results of operations and prospects.

The Proposed Charter will include provisions that may require stockholders to sell their securities if the stockholder is deemed to be “unsuitable” for purposes of certain gaming regulations.

The Proposed Charter provides that any equity interests of RSI owned or controlled by an unsuitable person or its affiliates will be subject to mandatory sale and transfer to either RSI or one or more third party transferees and in such number and class(es)/series of equity interests as determined by the Board in good faith (following consultation with reputable outside and independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the directors of the Board.

RSI’s gaming activities are regulated by gaming authorities in each jurisdiction in which RSI operates. To operate in any given gaming jurisdiction, RSI and its directors, officers, certain other key employees and, in certain cases, its significant shareholders, must be found suitable by the relevant gaming authority. Gaming authorities typically have broad discretion in determining whether an applicant is suitable to conduct or be associated with gaming activities within a given jurisdiction. Though criteria for suitability varies by jurisdiction, such criteria generally include (among other things) an evaluation of the applicant’s reputation for good character, criminal and financial history and character of those with whom the applicant associates. RSI’s association with individuals or entities that are or are likely to be deemed unsuitable in any particular jurisdiction would present risk to RSI’s ability to obtain or maintain the gaming license it needs to operate in such jurisdiction. Suspension or revocation of any existing license or rejection of any application for a new license made by RSI is likely to have a material negative affect on RSI’s business, operations and prospects. As such, to avoid potential material adverse effect on RSI’s business, operations and prospects, if a director, officer, key employee or shareholder of RSI is found or deemed unsuitable (including if such individual refuses to file required applications) or if RSI’s association with such individual would risk its license status (as determined by the Board following consultation with reputable outside and independent gaming regulatory counsel), RSI would need to sever its relationship with such individual, including by requiring a sale of the equity interests such individual holds in RSI to RSI or other third party.

Risks Related to Intellectual Property and Data Security

We intend to license certain trademarks and domain names to RSG and its affiliates, and RSG’s and its affiliates’ use of such trademarks and domain names may harm our business.

We intend to enter into a license agreement (the “License Agreement”), with RSG (the “Licensee”), pursuant to which we expect to grant to Licensee and its affiliates a perpetual, royalty-free, license to use, in certain fields of use, certain trademarks and domain names that will be assigned to us by the Licensee and certain of its affiliates in connection with the Business Combination. This license may be either exclusive or non-exclusive based on the field of use and the particular trademark or domain name. This license will preclude our use of certain trademarks and domain names in the exclusive fields of use. Certain trademarks and domain names that we license to Licensee may include the words “Rush Street,” and Licensee’s use of such trademarks and domain names may disrupt our reputation in the marketplace, damage any goodwill we may have generated, and otherwise harm our business, financial condition, results of operations and prospects.

We rely on information technology and other systems and platforms, and failures, errors, defects or disruptions therein could diminish our brand and reputation, subject us to liability, disrupt our business, affect our ability to scale our technical infrastructure and adversely affect our operating results and growth prospects. Our product offerings and other software applications and systems, and certain third-party platforms that we use could contain undetected errors.

Our technology infrastructure is critical to the performance of our platform and product offerings and to user satisfaction. We devote significant resources to network and data security to protect our systems and data. However, our systems may not be adequately designed with the necessary reliability and redundancy to avoid performance delays or outages that could be harmful to our business. We cannot assure you that absolute security will be provided by the measures we take to: prevent or hinder cyber-attacks and protect our systems, data and user information; to prevent outages, data or information loss, and fraud; and to prevent or detect security breaches. Such measures include a disaster recovery strategy for server and equipment failure, back-office systems and the use of third parties for certain cybersecurity services. RSI has experienced, and we may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. To date, such disruptions have not had a material impact on RSI, individually or in the aggregate; however, future disruptions from unauthorized access to, fraudulent manipulation of, or tampering with our computer systems and technological infrastructure, or those of third parties, could result in a wide range of negative outcomes, each of which could materially adversely affect our business, financial condition, results of operations and prospects.

Additionally, our product offerings may contain errors, bugs, flaws or corrupted data, and these defects may become apparent only after their launch and could result in a vulnerability that could compromise the security of our systems. If a particular product offering is unavailable when users attempt to access it or navigation through our platforms is slower than they expect, users may be unable to use our product offerings as desired and may be less likely to return to our platforms as often, if at all. Furthermore, programming errors, defects and data corruption could disrupt our operations, adversely affect the experience of our users, harm our reputation, cause our users to stop utilizing our platforms, divert our resources or delay market acceptance of our product offerings, any of which could result in legal liability to us or harm our business, financial condition, results of operations and prospects. Insufficient business continuity management could diminish our brand and reputation, subject us to liability, disrupt our business and adversely affect our operating results and growth prospects, and failure of planned availability and continuity solutions and disaster recovery when activated in response to an incident could result in system interruptions and degradation of service.

If our user base and engagement continue to grow, and the amount and types of product offerings continue to grow and evolve, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy our users’ needs. Such infrastructure expansion may be complex, and unanticipated delays in completing these projects or availability of components may lead to increased project costs, operational inefficiencies, or interruptions in the delivery or degradation of the quality of our product offerings. In addition, there may be issues related to this infrastructure that are not identified during the testing phases of design and implementation, which may become evident only after we have started to fully use the underlying equipment or software, that could further degrade the user experience or increase our costs. As such, RSI could fail to continue to effectively scale and grow our technical infrastructure to accommodate increased demands. In addition a lack of resources (e.g., hardware, software, personnel, and service providers) could result in an inability to scale our services to meet business needs, system interruptions, degradation of service, or operational mistakes. Our business also may be subject to interruptions, delays or failures resulting from adverse weather conditions, other natural disasters, power loss, terrorism, cyber-attacks, public health emergencies (such as COVID-19) or other catastrophic events.

We believe that if our users have a negative experience with our product offerings, or if our brand or reputation is negatively affected, users may be less inclined to continue or resume utilizing our product offerings or to recommend our platform to other potential users. As such, a failure or significant interruption in our service could harm our reputation, our business, financial condition, results of operations and prospects.

Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure, other loss or theft of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties, disruption of our operations and the services we provide to users, damage to our reputation, and a loss of confidence in our products and services, each of which could adversely affect our business, financial condition, results of operations and prospects.

The secure maintenance and transmission of user information is a critical element of our operations. Our information technology and other systems that maintain and transmit user information, or the systems of third-party service providers and business partners, may be compromised by a malicious third-party penetration of our network security, or the network security of a third-party service provider or business partner, or impacted by intentional or unintentional actions or inactions by our employees, or the actions or inactions of a third-party service provider or business partner. As a result, our users’ information may be lost, disclosed, accessed or taken without such users’ consent. We have experienced attempts to breach our systems and other similar incidents in the past. For example, we have been and expect that we will continue to be subject to attempts to gain unauthorized access to or through our information systems or those we develop for our customers, whether by our employees or third parties, including phishing attacks by computer programmers and hackers who may develop and deploy viruses, worms or other malicious software programs. To date these attacks have not had a material impact on our operations or financial results, but we cannot provide assurance that they will not have a material impact in the future, including by overloading our systems and network and preventing our product offering from being accessed by legitimate users.

We rely on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. In addition, websites are often attacked through compromised credentials, including those obtained through phishing and credential stuffing. Our security measures, and those of our third-party service providers, may not detect or prevent all attempts to breach our systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by our websites, networks and systems or that we or such third parties otherwise maintain, including payment card systems, which may subject us to fines or higher transaction fees or limit or terminate our access to certain payment methods. We and such third parties may not anticipate or prevent all types of attacks until after they have already been launched. Further, techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers.

In addition, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by third parties. These risks may increase over time as the complexity and number of technical systems and applications we use also increases. Breaches of our security measures or those of our third-party service providers or cybersecurity incidents could result in: unauthorized access to our sites, networks and systems; unauthorized access to and misappropriation of user information, including users’ personally identifiable information, or other confidential or proprietary information of ourselves or third parties; viruses, worms, spyware or other malware being served from our sites, networks or systems; deletion or modification of content or the display of unauthorized content on our sites; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; or litigation, regulatory action and other potential liabilities. In the past, the online gaming industry has experienced social engineering, phishing, malware and similar attacks and threats of denial-of-service attacks, none of which to date have been material to our business; however, such attacks could in the future have a material adverse effect on our operations. If any of these breaches of security should occur and be material, our reputation and brand could be damaged, our business may suffer, we could be required to expend significant capital and other resources to alleviate problems caused by such breaches, and we could be exposed to a risk of loss, litigation or regulatory action and possible liability. We cannot guarantee that recovery protocols and backup systems will be sufficient to prevent data loss. Actual or anticipated attacks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees and engage third-party experts and consultants.

In addition, any party who is able to illicitly obtain a user’s password could access the user’s transaction data or personal information, resulting in the perception that our systems are insecure. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data protection, data security, network and information systems security and other laws and cause significant legal and financial exposure, adverse publicity and a loss of confidence in our security measures, which could have a material adverse effect on our business, financial condition, results of operations and prospects. We continue to devote significant resources to protect against security breaches or we may need to in the future to address problems caused by breaches, including notifying affected users and responding to any resulting litigation, which in turn, diverts resources from the growth and expansion of our business.

Failure to protect or enforce our intellectual property rights or the costs involved in such enforcement could harm our business, financial condition, results of operations and prospects.

We rely on trademark, copyright, patent, trade secret, and domain-name-protection laws to protect our rights in intellectual property. In the United States and in certain foreign jurisdictions, RSI has filed applications to protect aspects of its intellectual property, currently holds several patent applications in multiple jurisdictions, and in the future we may acquire additional patents, which could require significant cash expenditures. However, third parties may knowingly or unknowingly infringe our rights in intellectual property, third parties may challenge intellectual property rights held by us, and pending and future trademark and patent applications may not be approved. In any of these cases, we may be required to expend significant time and expense to prevent infringement of or to enforce our rights. Notwithstanding our intellectual property rights, there can be no assurance that others will not offer products or services that are substantially similar to ours and compete with our business.

Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries in which we operate or intend to operate our business. Also, the efforts we have taken to protect our intellectual property rights may not be sufficient or effective, and any significant impairment of our intellectual property rights could harm our business or our ability to compete. If we are unable to protect our proprietary offerings and features, competitors may copy them. Additionally, protecting our intellectual property rights is costly and time-consuming. Any unauthorized use of our intellectual property or disclosure of our confidential information or trade secrets could make it more expensive to do business, thereby harming our operating results. Furthermore, if we are unable to protect our intellectual property rights or prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished, and competitors may be able to more effectively mimic our product offerings and services. Any of these events could seriously harm our business, financial condition, results of operations and prospects.

We will rely on licenses and service agreements to use the intellectual property rights of third parties which are incorporated into or used in our products and services. Failure to renew or expand existing licenses or service agreements may require us to modify, limit or discontinue certain product offerings, which could materially affect our business, financial condition, results of operations and prospects.

We rely on products, technologies and intellectual property that we license or that are made available to us through service agreements from third parties, for use in our B2B, B2B2C, and B2C offerings. Substantially all of our product offerings and services use intellectual property licensed or made available to us through service agreements from third parties. The future success of our business may depend, in part, on our ability to obtain, retain and/or expand licenses or service agreements for certain technologies. We cannot assure that these third-party licenses and services agreements, or support for the technologies licensed or provided to us thereunder, will continue to be available to us on commercially reasonable terms, if at all. In the event that we cannot renew and/or expand existing licenses or services agreements, we may be required to discontinue or limit our use of the product offerings that include or incorporate the licensed or provided technology.

Some of our license agreements contain minimum guaranteed royalty payments to the third party. If we are unable to generate sufficient revenue to offset the minimum guaranteed royalty payments, it could have a negative effect on our business, financial condition, results of operations, prospects, and cash flows. Our license agreements generally allow for assignment in the event of a strategic transaction but contain some limited termination rights post-assignment. Certain of our license agreements grant the licensor rights to audit our use of their intellectual property. Disputes with licensors over uses or terms could result in the payment of additional royalties or penalties by us, cancellation or non-renewal of the underlying license or litigation.

The regulatory review process and licensing requirements also may preclude us from using technologies owned or developed by third parties if those parties are unwilling to subject themselves to regulatory review or do not meet regulatory requirements. Some gaming authorities require gaming manufacturers to obtain approval before engaging in certain transactions, such as acquisitions, mergers, reorganizations, financings, stock offerings and share repurchases. Obtaining such approvals can be costly and time consuming, and we cannot assure that such approvals will be granted or that the approval process will not result in delays or disruptions to our strategic objectives.

Risks Related to our Third Party Vendor Relationships

We rely on third party cloud infrastructure and hosting service providers and service rooms hosted by certain of our land-based casino partners. Disruption or interference with this infrastructure or services rooms could adversely affect our business, financial condition, results of operations and prospects.

We host our sports wagering and online casino wagering platforms and offerings using third party public and on-premise private cloud infrastructure and hosting services and on-premise service rooms hosted by certain of our land-based casino partners. We do not have full control over the operations of the infrastructure of the third-party service providers that we use or anticipate using (i.e., Amazon Web Services and Google Cloud) or the facilities (including the service rooms) of our casino partners. Such infrastructure and facilities are vulnerable to damage or interruption from natural disasters, cybersecurity attacks, terrorist attacks, power outages, and similar events or acts of misconduct. We have experienced and we expect that in the future we will experience, interruptions, delays and outages in service and availability from these providers on account of, among other things, infrastructure changes, human or software errors, website hosting disruptions, and capacity constraints. Any such interruptions, delays or outages result in sustained or repeated system failures with respect to our platform could reduce the attractiveness of our offerings. Any capacity constraints may also impact our ability to maintain performance of our offerings. Should our agreements with any third party cloud service provider terminate or we add new cloud infrastructure service providers, we may experience additional costs and platform performance downtime in adding or transitioning to new or additional service providers. These impacts (and any associated negative publicity regarding them) may harm our brand or reduce users using our platform, which may negatively impact our business, financial condition, results of operations and prospects.

We rely on third-party providers to validate the identity and identify the location of our users, and if such providers fail to perform adequately or provide accurate information or we do not maintain business relationships with them, our business, financial condition, results of operations and prospects could be adversely affected.

There is no guarantee that the third-party geolocation and identity verification systems that we rely on perform adequately, or will be effective. We rely on our geolocation and identity verification systems to ensure we are in compliance with certain laws and regulations, and any service disruption to those systems would prohibit us from operating our platform, and would adversely affect our business. Additionally, incorrect or misleading geolocation and identity verification data with respect to current or potential users received from third-party service providers may result in us inadvertently allowing access to our product offerings to individuals who should not be permitted to access them, or otherwise inadvertently deny access to individuals who should be able to access our product offerings, in each case based on inaccurate identity or geographic location determination. Our third-party geolocation services provider relies on its ability to obtain information necessary to determine geolocation from mobile devices, operating systems, and other sources. Changes, disruptions or temporary or permanent failure to access such sources by our third-party services providers may result in their inability to accurately determine the location of our users. Moreover, our inability to maintain our existing contracts with third-party services providers, or to replace them with equivalent third parties, may result in our inability to access geolocation and identity verification data necessary for our day-to-day operations. If any of these risks materializes, we may be subject to disciplinary action, fines, lawsuits, and our business, financial condition, results of operations and prospects could be adversely affected.

Our platform contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict our ability to provide our product offerings.

Our platform contains software components licensed to us by third-party authors under “open source” licenses (“Open Source Software”). Use and distribution of Open Source Software may entail greater risks than use of third-party commercial software, as licensors of Open Source Software generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the licensed code. In addition, the public availability of Open Source Software may make it easier for others to compromise our platform or product offerings.

Some licenses for Open Source Software contain requirements that we make available source code for modifications or derivative works we create, or grant other licenses to our intellectual property, if we use such Open Source Software in certain ways. If we combine our proprietary software with Open Source Software in a certain manner, we could, under certain licenses for Open Source Software, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the public release of the affected portions of our source code, we could be required to expend substantial time and resources to re-engineer some or all of our proprietary software.

Although we review our use of Open Source Software to avoid subjecting our platform and product offerings to conditions we do not intend, the terms of many licenses for Open Source Software have not been interpreted by United States or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform or product offerings. From time to time, there have been claims challenging the ownership of Open Source Software against companies that incorporate Open Source Software into their solutions. As a result, we could be subject to lawsuits by parties claiming ownership of what we believe to be Open Source Software. Moreover, we cannot assure you that our processes for controlling our use of Open Source Software in our platform and product offerings will be effective. If we are held to have breached or failed to fully comply with all the terms and conditions of an Open Source Software license, we could face infringement or other liability, or be required to seek costly licenses from third parties to continue providing our product offerings on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our product offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary software, any of which could adversely affect our business, financial condition, results of operations and prospects.

We rely on third-party payment processors to process deposits and withdrawals made by our users into the platform, and if we cannot manage our relationships with such third parties and other payment-related risks, our business, financial condition, results of operations and prospects could be adversely affected.

We rely on a third-party payment processor to process payments made by our users into our platform. If our third-party payment processor terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate payment processor, and may not be able to secure similar terms or replace such payment processor in an acceptable time frame. Further, the software and services provided by our third-party payment processor may not meet our expectations, contain errors or vulnerabilities, be compromised or experience outages. Any of these risks could cause us to lose our ability to accept online payments or other payment transactions or make timely payments to users on our platform, any of which could make our platform less trustworthy and convenient and adversely affect our ability to attract and retain our users.

Nearly all of our payments are made by credit card, debit card or through other third-party payment services, which subjects us to certain regulations and to the risk of fraud. We may in the future offer new payment options to users that may be subject to additional regulations and risks. We are also subject to a number of other laws and regulations relating to the payments we accept from our users, including with respect to money laundering, money transfers, privacy and information security. If we fail to comply with applicable rules and regulations, we may be subject to civil or criminal penalties, fines and/or higher transaction fees and may lose our ability to accept online payments or other payment card transactions, which could make our product offerings less convenient and attractive to our users. If any of these events were to occur, our business, financial condition, results of operations and prospects could be adversely affected.

For example, if we are deemed to be a money transmitter as defined by applicable regulation, we could be subject to certain laws, rules and regulations enforced by multiple authorities and governing bodies in the United States and numerous state and local agencies who may define money transmitter differently. For example, certain states may have a more expansive view of who qualifies as a money transmitter. Additionally, outside of the United States, we could be subject to additional laws, rules and regulations related to the provision of payments and financial services, and if we expand into new jurisdictions, the foreign regulations and regulators governing our business that we are subject to will expand as well. If we are found to be a money transmitter under any applicable regulation and we are not in compliance with such regulations, we may be subject to fines or other penalties in one or more jurisdictions levied by federal or state or local regulators, including state Attorneys General, as well as those levied by foreign regulators. In addition to fines, penalties for failing to comply with applicable rules and regulations could include criminal and civil proceedings, forfeiture of significant assets or other enforcement actions. We could also be required to make changes to our business practices or compliance programs as a result of regulatory scrutiny.

Additionally, our payment processors require us to comply with payment card network operating rules, which are set and interpreted by the payment card networks. The payment card networks could adopt new operating rules or interpret or reinterpret existing rules in ways that might prohibit us from providing certain product offerings to some users, be costly to implement or difficult to follow. We have agreed to reimburse our payment processors for fines they are assessed by payment card networks if we or the users on our platform violate these rules. Any of the foregoing risks could adversely affect our business, financial condition, results of operations and prospects.

We rely on other third-party service and content providers (including third party sports wagering risk management and trading providers, sports data providers and online slot providers) and if such third parties do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition, results of operations and prospects could be adversely affected.

Our success depends in part on our relationships with third-party service providers. For example, we receive sports wagering odds data, sports wagering risk management services and sports wagering trading services from a third-party, and in some jurisdictions, we are required to obtain official league data. We also rely on third parties for content delivery (such as online slots), load balancing and protection against distributed denial-of-service attacks. If those providers do not perform adequately, our users may experience issues or interruptions with their experiences, and RSI may be held responsible by gaming regulators for the errors of third-party content providers. Furthermore, if any of our third-party service or data providers terminates its relationship with us or refuses to renew its agreement with us on commercially reasonable terms, we would need to find an alternate provider, and if any of our third party service providers is acquired by a competitor, we may need to find an alternate provider, and in each case we may not be able to secure similar terms or replace such providers in an acceptable time frame. We also rely on other software and services supplied by third parties, such as communications and internal software, and our business may be adversely affected to the extent such software and services do not meet our expectations, contain errors or vulnerabilities, are compromised or experience outages. Any of these risks could increase our costs and adversely affect our business, financial condition, results of operations and prospects. Further, any negative publicity related to any of our third-party service providers, including any publicity related to regulatory concerns or allegations of bad actions undertaken by any of our third-party service providers, could adversely affect our reputation and brand, result in us severing our relationship with such third-party service provider and could potentially lead to increased regulatory or litigation exposure.

We incorporate technology from third-party vendors into our platform. We cannot be certain that these vendors are not infringing the intellectual property rights of others or that they have sufficient rights to such technology in all jurisdictions in which we may operate. Some of our material license and services agreements with third party vendors allow the vendor to terminate for convenience. If we are unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against our vendors or against us, if our third party vendors terminate any license or services agreements, or if we are unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, our ability to develop our platform or product offerings containing that technology could be severely limited and our business could be harmed. Additionally, if we are unable to obtain necessary technology from third parties, we may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay our ability to provide new or competitive product offerings and increase our costs. If alternate technology cannot be obtained or developed, we may not be able to offer certain functionality as part of our product offerings, which could adversely affect our business, financial condition, results of operations and prospects.

If Internet and other technology-based service providers experience service interruptions, our ability to conduct our business may be impaired and our business, financial condition, results of operations and prospects could be adversely affected.

A substantial portion of our network infrastructure is provided by third parties, including Internet service providers and other technology-based service providers. We use technology-based service providers such as CloudFare to mitigate any distributed denial-of-service attacks. However, if Internet service providers experience service interruptions, including because of cyber-attacks, or due to an event causing an unusually high volume of Internet use (such as a pandemic or public health emergency), communications over the Internet may be interrupted and impair our ability to conduct our business. Internet service providers and other technology-based service providers may in the future roll out upgraded or new mobile or other telecommunications services, such as 5G or 6G services, which may not be successful and thus may impact the ability of our users to access our platform or product offerings in a timely fashion or at all. In addition, our ability to process e-commerce transactions depends on bank processing and credit card systems. To prepare for system problems, we continuously seek to strengthen and enhance our current facilities and the capabilities of our system infrastructure and support. Nevertheless, there can be no assurance that the Internet infrastructure or our own network systems will continue to be able to meet the demand placed on us by the continued growth of the Internet, the overall online gaming industry and our users. Any difficulties these providers face, including the potential of certain network traffic receiving priority over other traffic (i.e., lack of net neutrality), may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. Any system failure as a result of reliance on third parties, such as network, software or hardware failure, including as a result of cyber-attacks, which causes a loss of our users’ property or personal information or a delay or interruption in our online services and products and e-commerce services, including our ability to handle existing or increased traffic, could result in a loss of anticipated revenue, interruptions to our platform and product offerings, cause us to incur significant legal, remediation and notification costs, degrade the customer experience and cause users to lose confidence in our product offerings, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our growth will depend, in part, on the success of our strategic relationships with third parties. Overreliance on certain third parties, or our inability to extend existing relationships or agree to new relationships may cause unanticipated costs for us and impact our financial performance in the future.

RSI relies, and we expect to continue to rely, on relationships with casinos and other third parties in order to attract users to our platform. These relationships along with providers of online services, search engines, social media, directories and other websites and ecommerce businesses direct consumers to the RSI platform. While we believe there are other third parties that could drive users to our platform, adding or transitioning to them may disrupt our business and increase our costs. In the event that any of RSI’s existing relationships or our future relationships fails to provide services to us in accordance with the terms of our arrangement, or at all, and we are not able to find suitable alternatives, this could impact our ability to attract consumers cost effectively and harm our business, financial condition, results of operations and prospects.

We may have difficulty accessing the service of banks, credit card issuers and payment processing services providers, which may make it difficult to sell our products and services.

Although financial institutions and payment processors are permitted to provide services to us and others in our industry, banks, credit card issuers and payment processing service providers may be hesitant to offer banking and payment processing services to real money gaming businesses. Consequently, those businesses involved in our industry, including RSI, may encounter difficulties in establishing and maintaining banking and payment processing relationships with a full scope of services and generating market rate interest. If we were unable to maintain RSI’s bank accounts or our users were unable to use their credit cards, bank accounts or e-wallets to make deposits and withdrawals from our platforms it would make it difficult for us to operate our business, increase our operating costs, and pose additional operational, logistical and security challenges which could result in an inability to implement our business plan.

Risks Related to Our Affiliate Arrangements

Following the completion of the Business Combination, RSI will be a “controlled” company within the meaning of the rules of the NYSE and, as a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections as those afforded to stockholders of companies that are subject to such governance requirements.

After completion of the Business Combination, Neil G. Bluhm and Gregory A. Carlin and, their respective trusts (collectively, the “Controlling Holders”) will control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of our Board consist of independent directors;

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the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

Following this offering, we intend to utilize these exemptions. As a result, we may not have a majority of independent directors on our Board, our compensation and our nominating and corporate governance committees may not consist entirely of independent directors and our compensation and our nominating and corporate governance committees may not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. Furthermore, the Controlling Holders intend to enter into a voting agreement whereby they agree to vote together on certain matters presented to the Company’s stockholders for so long as the voting agreement is in effect, which may have the effect of extending the period in which RSI is a “controlled company” and its utilizing the exemptions discussed above.

The Controlling Holders control us, and their interests may conflict with ours or yours in the future.

The Controlling Holders will own more than 50% of our common stock after completion of the Business Combination, and they intend to enter into a voting agreement prior to Closing where they agree to vote together on certain matters presented to the stockholders. This means that, based on their combined percentage voting power held after the offering, the Controlling Holders together will control the vote of all matters submitted to a vote of our shareholders, which will enable them to control the election of the members of the Board and all other corporate decisions. Additionally, the Controlling Holders intend to enter into a voting agreement prior to the consummation of the Business Combination in which they will agree to continue to vote together on certain matters to be voted on by the stockholders, including director nominees. Even when the Controlling Holders cease to own shares of our stock representing a majority of the total voting power, for so long as the Controlling Holders continue to own a significant percentage of our stock, the Controlling Holders will still be able to significantly influence the composition of our Board and the approval of actions requiring shareholder approval. Accordingly, for such period of time, the Controlling Holders will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers, decisions on whether to raise future capital and amending our charter and bylaws, which govern the rights attached to our common stock. In particular, for so long as the Controlling Holders continue to own a significant percentage of our stock, the Controlling Holders will be able to cause or prevent a change of control of us or a change in the composition of our Board and could preclude any unsolicited acquisition of us. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of us and ultimately might affect the market price of our common stock.

In addition, the Company will enter into the Investor Rights Agreement, as more fully described under the section entitled “The Business Combination Proposal - Related Agreements – Investor Rights Agreement”, pursuant to which, for so long as the Company is a “controlled company” under the applicable rules of the NYSE, the Sellers’ Representative (as representative of the Controlling Holders and the other original equityholders in Rush Street Interactive, LP) and the Sponsor will have the right to nominate nine (or the maximum number that may be nominated by the Sellers’ Representative without violating NYSE’s controlled company requirements) and two directors, respectively, to the board of directors of the Company, subject to certain independence and holdings requirements. In the event that the Company is no longer a “controlled company” under the applicable rules of NYSE, the Sponsor will have the right to nominate two directors and the Sellers’ Representative will have the right to nominate a number of directors equal to the greater of the number of directors permitted by NYSE or a number equal to the total number of directors multiplied by the percentage of issued and outstanding voting securities of the Company held by the Sellers and their permitted transferees at such time, in each case, subject to certain independence and holdings requirements.

The Controlling Holders and their affiliates engage in a broad spectrum of activities, including investments in the gaming and casino industries generally. In the ordinary course of their business activities, the Controlling Holders and their affiliates may engage in activities such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or are suppliers or customers of ours. Our certificate of incorporation to be effective in connection with the closing of this offering will provide that none of the Controlling Holders, any of their affiliates or affiliated entities or any director who is not employed by us or its affiliates or affiliated entities will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. The Controlling Holders also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, the Controlling Holders may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to you.

We have arrangements with our affiliates that impact our operations.

RSI has engaged, and may in the future engage, in transactions with affiliates and other related parties, including, for example, the entry into agreements with the “Rivers” branded casinos located in each of Pennsylvania, Illinois, New York and the anticipated “Rivers” branded casino in Portsmouth, Virginia to operate retail and online sports wagering and online gaming on behalf of such casinos as and when retail and online sports wagering and online gaming are legalized in each respective jurisdiction. While an effort has been made and will continue to be made to obtain services from affiliated persons and other related parties at rates and on terms as favorable as would be charged by others, if that were not to be achieved in the future that could have a negative impact on RSI’s operations. Both Mr. Bluhm, our chairman, director and a significant stockholder and Mr. Carlin, our chief executive officer, director and a significant stockholder, has an indirect ownership interest in certain of our related parties, including Rush Street Gaming and the “Rivers” branded casinos, with which we have entered into, or in the future may enter into, agreements or arrangements. In addition, Mr. Carlin will be chief executive officer of both Rush Street Gaming and RSI following the business combination. See Certain Relationships and Related Party Transactions. Our Controlling Holders may economically benefit from our arrangements with related parties. If we engage in related party transactions on unfavorable terms, our operating results will be negatively impacted.

Risks Related to our Liquidity and Capital Resources

We may require additional capital to support our growth plans, and such capital may not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.

We intend to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new product offerings and features or enhance our existing platform, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. Our ability to obtain additional capital, if and when required, will depend on our business plans, investor demand, our operating performance, capital markets conditions and other factors. If we raise additional funds by issuing equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our currently issued and outstanding equity or debt, and our existing shareholders may experience dilution. If RSI is unable to obtain additional capital when required, or on satisfactory terms, our ability to continue to support our business growth or to respond to business opportunities, challenges or unforeseen circumstances could be adversely affected, and our business, financial condition, results of operations and prospects may be harmed.

We may invest in or acquire other businesses, and our business may suffer if we are unable to successfully integrate acquired businesses into our company or otherwise manage the growth associated with multiple acquisitions.

As part of its business strategy, RSI may make acquisitions as opportunities arise to add new or complementary businesses, products, brands or technologies. In some cases, the costs of such acquisitions may be substantial, including as a result of professional fees and due diligence efforts. There is no assurance that the time and resources expended on pursuing a particular acquisition will result in a completed transaction, or that any completed transaction will ultimately be successful. In addition, we may be unable to identify suitable acquisition or strategic investment opportunities, or may be unable to obtain any required financing or regulatory approvals, and therefore may be unable to complete such acquisitions or strategic investments on favorable terms, if at all. We may decide to pursue acquisitions with which our investors may not agree and we cannot assure investors that any acquisition or investment will be successful or otherwise provide a favorable return on investment. In addition, acquisitions and the integration thereof require significant time and resources and place significant demands on our management, as well as on our operational and financial infrastructure. In addition, if we fail to successfully close transactions or integrate new teams, or integrate the products and technologies associated with these acquisitions into our company, our business could be seriously harmed. Acquisitions may expose us to operational challenges and risks, including:

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the ability to profitably manage acquired businesses or successfully integrate the acquired businesses’ operations, personnel, financial reporting, accounting and internal controls, technologies and products into the RSI’s business;

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increased indebtedness and the expense of integrating acquired businesses, including significant administrative, operational, economic, geographic or cultural challenges in managing and integrating the expanded or combined operations;

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entry into jurisdictions or acquisition of products or technologies with which we have limited or no prior experience, and the potential of increased competition with new or existing competitors as a result of such acquisitions;

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diversion of management’s attention and the over-extension of our operating infrastructure and our management systems, information technology systems, and internal controls and procedures, which may be inadequate to support growth;

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the ability to fund our capital needs and any cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions, or unforeseen internal difficulties; and

•	the ability to retain or hire qualified personnel required for expanded operations.

Our acquisition strategy may not succeed if we are unable to remain attractive to target companies or expeditiously close transactions. Issuing shares of Class A Common Stock to fund an acquisition would cause economic dilution to existing stockholders. If we develop a reputation for being a difficult acquirer or having an unfavorable work environment, or target companies view our Class A Common Stock unfavorably, we may be unable to consummate key acquisition transactions essential to our corporate strategy and our business, financial condition, results of operations and prospects may be seriously harmed.

We may invest or spend the proceeds of the Business Combination in ways with which the investors may not agree or in ways which may not yield a return.

Our management will have considerable discretion in the application of the net proceeds of the Business Combination, and our shareholders will not have the opportunity to approve how the proceeds are being used. If the net proceeds are used for corporate purposes that do not result in an increase to the value of our business, our stock price could decline.

Risks Relating to dMY and the Business Combination

Directors of dMY have potential conflicts of interest in recommending that securityholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement.

When considering the Board’s recommendation that dMY’s stockholders vote in favor of the business combination proposal, dMY’s stockholders should be aware that directors and executive officers of dMY have interests in the Business Combination that may be different from, or in addition to, the interests of its stockholders. These interests include:

•	the anticipated election of Harry L. You and Niccolo de Masi, two of dMY’s existing officers and directors, as members of the Board of the Company;

•	the continued indemnification of former and current directors and officers of dMY and the continuation of directors’ and officers’ liability insurance after the Business Combination;

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the fact that dMY’s initial stockholders have waived their right to redeem any of the founder shares, private placement shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

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the fact that dMY’s initial stockholders paid an aggregate of $25,000 for the founder shares, which will convert into 5,750,000 shares of Class A Common Stock in accordance with the terms of the Charter, subject to adjustment, and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $[•] based on the closing price of $[•] per public shares on the NYSE on [•], 2020;

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the fact that the Sponsor paid $6,600,000 for 6,600,000 private placement warrants, with each private placement warrant being exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of Class A Common Stock for one share of Class A Common Stock at $11.50 per share; the warrants held by the Sponsor had an aggregate market value of approximately $[•] based upon the closing price of $[•] per warrant on the NYSE on [•], 2020;

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the right of the Sponsor to receive approximately 6,600,000 shares of Class A Common Stock to be issued upon exercise of their private placement warrants following the Business Combination, subject to certain lock-up periods; and

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if the trust account is liquidated, including in the event dMY is unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be liable to dMY if and to the extent any claims by a third-party (other than our independent registered public accounting firm) for services rendered or products sold to dMY, or a prospective target business with which dMY has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act.

These financial interests of the founders, officers and directors and entities affiliated with them may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination and the recommendation of the Board to vote in favor of the business combination proposal and other proposals to be presented to the stockholders.

Goldman has a potential conflict of interest regarding the Business Combination.

Goldman was an underwriter in our IPO, and, upon consummation of the Business Combination, the underwriters of the IPO are entitled to $8,050,000 of deferred underwriting commission, of which Goldman is entitled to $6,400,000. The underwriters of the IPO have agreed to waive their rights to the deferred underwriting commission held in the trust account in the event the Company does not complete an initial business combination within 24 months of the closing of the IPO. Accordingly, if the Business Combination, or any other initial business combination, is not consummated by that time and the Company is therefore required to be liquidated, the underwriters of the initial public offering, including Goldman, will not receive any of the deferred underwriting commission and such funds will be returned to the Company’s public stockholders upon its liquidation.

Furthermore, Goldman is engaged by the Company as its financial advisor for the Business Combination. The Company decided to retain Goldman as its financial advisor based primarily on Goldman’s extensive knowledge, strong market position and positive reputation in equity capital markets and its experienced and capable investment banking team.

In addition, under the terms of Goldman’s engagement, the Company agreed to reimburse Goldman for its reasonable out-of-pocket expenses, including the fees and disbursements of its outside attorneys, and to indemnify Goldman and certain related parties against liabilities, including liabilities under federal securities laws, in each case, in connection with, as a result of, or relating to its engagement.

Goldman therefore has an interest in the Company completing a business combination that will result in the payment of the deferred underwriting commission to the underwriters of the IPO, including Goldman. In considering approval of the Business Combination, the Company’s stockholders should consider the roles of Goldman in light of the deferred underwriting commission Goldman is entitled to receive if the Business Combination is consummated within 24 months of the closing of the IPO.

Subsequent to the consummation of the Business Combination, the Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on the Company’s financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although dMY has conducted due diligence on RSI, dMY cannot assure you that this diligence revealed all material issues that may be present in its businesses, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of dMY’s or RSI’s control will not later arise. As a result, the Company may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with dMY’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on the Company’s liquidity, the fact that the Company reports charges of this nature could contribute to negative market perceptions about the Company or its securities. In addition, charges of this nature may cause the Company to violate net worth or other covenants to which we may be subject. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by dMY’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation or tender offer materials, as applicable, relating to the Business Combination contained an actionable material misstatement or material omission.

To the extent that any shares of Class A Common Stock are issued in connection with the exchange by Sellers of RSI Units for Class A Common Stock as permitted by the terms of the RSI A&R LPA or upon exercise of any of the warrants, or to the extent that the Earnout Shares become earned in accordance with the terms and conditions of the Business Combination Agreement, the number of shares eligible for resale in the public market would increase.

Pursuant to the terms of the RSI A&R LPA, the Sellers will be able to exchange all or any portion of their RSI Units, together with the cancelation of an equal number of shares of Class V Voting Stock equal to the number of exchanged RSI Units, for a number of shares of Class A Common Stock equal to the number of exchanged RSI Units. The Sellers are expected to retain 145,000,000 RSI units immediately after the Closing, assuming (a) none of dMY’s public shareholders exercise redemption rights with respect to their public shares, (b) the parties to the Business Combination Agreement incur $30 million of transaction expenses, (c) the Put-Calls are in effect as of the Closing and are exercised shortly following the Closing or are not in effect, (d) the maximum amount of Purchased RSI Units (other than the Put-Call Units) are purchased from the Sellers (other than the Put-Call Sellers) (i.e., $99,235,500 if the Put-Calls are in effect or $125,000,000 if the Put-Calls are not in effect) at Closing, (e) none of the 1,205,937 Founder Holders Forfeiture Shares are forfeited because the Available Closing Date Cash exceeds $245,000,000, (f) the Earnout Shares are excluded unless and until they are earned in accordance with the Business Combination Agreement, (g) there is no exercise of Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), (h) none of the parties purchase shares of Class A Common Stock in the open market, (i) there are no other issuances of equity interests of the Company prior to or in connection with the Closing, (j) there are no issuances of any shares of the Company’s Class A Common Stock to the Sellers upon the exchange of Retained RSI Units (and the surrender of a corresponding number of shares of Class V Voting Stock), and (k) there are no issuances of any shares of Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the Company’s Plan.

Furthermore, following the Business Combination, the Company will have 11,500,000 outstanding warrants to purchase 11,500,000 shares of Class A Common Stock at an exercise price of $11.50 per share, which warrants will become exercisable on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of Class A Common Stock. In addition, there will be 6,600,000 private placement warrants outstanding exercisable for 6,600,000 shares of common stock at an exercise price of $11.50 per share, which warrants will become exercisable on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of Class A Common Stock.

To the extent that any shares of Class A Common Stock are issued in connection with a redemption by any Sellers of Class V Voting Stock for Class A Common Stock pursuant to the terms of the RSI A&R LPA or upon exercise of any of the warrants to purchase shares of Class A Common Stock, there will be an increase in the number of shares of Class A Common Stock eligible for resale in the public market. Sales of a substantial number of such shares in the public market could adversely affect the market price of Class A Common Stock.

Pursuant to the Business Combination Agreement, 1,212,813 shares of Class A Common Stock held by the Founder Holders and 15,000,000 shares of Class V Voting Stock issued to the Sellers in connection with the Business Combination are subject to earnout criteria set forth in the Business Combination Agreement and, until such earnout criteria are met, the holders thereof will not be entitled to sell or transfer or vote any of such shares. To the extent that the earnout shares held by the Founder Holders become earned, the Founder Holders will be entitled to one vote per share for each such earnout share and there will be an increase in the number of shares of Class A Common Stock eligible for resale in the public market. To the extent that the earnout shares held by the Sellers become earned, the Sellers will be entitled to one vote per share for each such earnout share and will be entitled to redeem such shares of Class V Voting Stock for Class A Common Stock pursuant to the terms of the RSI A&R LPA and there will be an increase in the number of shares of Class A Common Stock eligible for resale in the public market.

If dMY or the Company raises capital in connection with the Business Combination or in the future by issuing shares of common or preferred stock or other equity or equity-linked securities, convertible debt or other hybrid equity securities, then-existing stockholders may experience dilution, such new securities may have rights senior to those of the Company’s common stock, and the market price of the Company’s common stock may be adversely effected.

If dMY or the Company raises capital in the future, including by selling shares of Class A Common Stock in connection with the PIPE and/or any permitted equity financing within the five business days following the

Closing Date as permitted by and subject to the terms of the Business Combination Agreement, then existing stockholders may experience dilution. The Charter and the Proposed Charter provide that preferred stock may be issued from time to time in one or more series. The Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the shares of common stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. The issuance of any such securities may have the impact of adversely affecting the market price of the Company’s common stock.

dMY is not required to obtain and has not obtained an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to dMY from a financial point of view.

dMY is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm that the price it is paying is fair to dMY from a financial point of view. The Board did not obtain a fairness opinion in connection with their determination to approve the Business Combination. In analyzing the Business Combination, the Board and dMY’s management conducted due diligence on RSI and researched the industry in which RSI operates and concluded that the Business Combination was in the best interest of its stockholders. Accordingly, dMY’s stockholders will be relying solely on the judgment of the Board in determining the value of the Business Combination, and the Board may not have properly valued such business. The lack of third-party fairness opinion may also lead to an increased number of stockholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact dMY’s ability to consummate the Business Combination. For more information about our decision-making process, see the section entitled “The Business Combination Proposal — The Board’s Reasons for the Approval of the Business Combination.”

If dMY’s stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of Class A Common Stock for a pro rata portion of the trust account.

Holders of public shares are not required to affirmatively vote against the business combination proposal in order to exercise their rights to redeem their shares for a pro rata portion of the trust account. To exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to dMY’s transfer agent by [•], 2020. Stockholders electing to redeem their shares will receive their pro rata portion of the trust account less taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination.

The Company may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

The Company will have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption. If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders (i) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the warrants at the then-current market price when the holder might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. The private placement warrants are not redeemable by the Company so long as they are held by the Sponsor or its permitted transferees.

The only principal asset of the Company following the Business Combination will be its interest in RSI (through the Company’s wholly-owned subsidiary), and accordingly it will depend on distributions from RSI to pay taxes and expenses.

Upon consummation of the Business Combination, the Company will be a holding company and will have no material assets other than its ownership of the Issued RSI Units (through its wholly-owned subsidiary, RSI ASLP, Inc., a Delaware corporation) and its ownership of all of the limited liability company interests of RSI GP. The Company is not expected to have independent means of generating revenue or cash flow, and its ability to pay its taxes, operating expenses, and pay any dividends in the future, if any, will be dependent upon the financial results and cash flows of RSI. There can be no assurance that RSI will generate sufficient cash flow to distribute funds to the Company or that applicable state law and contractual restrictions, including negative covenants under debt instruments will permit such distributions. If RSI does not distribute sufficient funds to the Company to pay its taxes or other liabilities, the Company may default on contractual obligations or have to borrow additional funds. In the event that the Company is required to borrow additional funds it could adversely affect our liquidity and subject us to additional restrictions imposed by lenders.

RSI will continue to be treated as a partnership for United States federal income tax purposes and, as such, generally will not be subject to any entity-level United States federal income tax. Instead, taxable income will be allocated, for United States federal income tax purposes, to the holders RSI Units, including the Special Limited Partner, which is a member of Company’s consolidated group for United States federal income tax purposes. Accordingly, the Company will be required to pay United States federal income taxes on the Special Limited Partner’s allocable share of the net taxable income of RSI. Under the terms of the RSI A&R LPA, RSI is obligated to make tax distributions to holders of RSI Units (including the Special Limited Partner) calculated at certain assumed rates. In addition to tax expenses, the Company and the Special Limited Partner will also incur expenses related to its operations, including payment obligations of the Special Limited Partner under the Tax Receivable Agreement, which could be significant and some of which will be reimbursed by RSI (excluding payment obligations under the Tax Receivable Agreement). The Special Limited Partner intends to cause RSI to make ordinary distributions and tax distributions to the holders of RSI Units on a pro rata basis in amounts sufficient to cover all applicable taxes, relevant operating expenses, payments under the Tax Receivable Agreement and dividends, if any, declared by the Company. However, as discussed below, RSI’s ability to make such distributions may be subject to various limitations and restrictions, including, but not limited to, retention of amounts necessary to satisfy the obligations of RSI and its subsidiaries and restrictions on distributions that would violate any applicable restrictions contained in RSI’s debt agreements, or any applicable law, or that would have the effect of rendering RSI insolvent. To the extent the Special Limited Partner is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid, provided, however, that nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments under the Tax Receivable Agreement, which could be substantial.

Additionally, although RSI generally will not be subject to any entity-level United States federal income tax, it may be liable under recent federal tax legislation for adjustments to its tax return, absent an election to the contrary. In the event RSI’s calculations of taxable income are incorrect, RSI and/or its members, including the Special Limited Partner, in later years may be subject to material liabilities pursuant to this federal legislation and its related guidance.

The Company anticipates that the distributions the Special Limited Partner will receive from RSI may, in certain periods, exceed the Company’s and the Special Limited Partner’s actual liabilities and the Special Limited Partner’s obligations to make payments under the Tax Receivable Agreement. The Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on the Company’s Class A Common Stock. The Company will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders. The Company may, if necessary, undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding RSI Units, to maintain one-for-one parity between RSI Units held by the Special Limited Partner and shares of Class A Common Stock of the Company.

Dividends on the Company’s common stock, if any, will be paid at the discretion of the Board, which will consider, among other things, the Company’s available cash, available borrowings and other funds legally available therefor, taking into account the retention of any amounts necessary to satisfy the obligations of the Company that will not be reimbursed by RSI, including taxes and amounts payable under the Tax Receivable Agreement and any restrictions in then applicable bank financing agreements. Financing arrangements may include restrictive covenants that restrict the Company’s ability to pay dividends or make other distributions to its stockholders. In addition, RSI is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of RSI (with certain exceptions) exceed the fair value of its assets. RSI’s subsidiaries are generally subject to similar legal limitations on their ability to make distributions to RSI. If RSI does not have sufficient funds to make distributions, the Company’s ability to declare and pay cash dividends may also be restricted or impaired.

Pursuant to the Tax Receivable Agreement, the Special Limited Partner will be required to pay to Sellers and/or the exchanging holders of RSI Units, as applicable, 85% of the net income tax savings that the Company and its consolidated subsidiaries (including the Special Limited Partner) realizes as a result of increases in tax basis in RSI’s assets related to the transactions contemplated under the Business Combination Agreement and the future exchange of the Retained RSI Units for shares of Class A Common Stock (or cash) pursuant to the RSI A&R LPA and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement, and those payments may be substantial.

The Sellers will sell RSI Units for the Purchased Company Unit Closing Cash Consideration and may in the future exchange their RSI Units, together with the cancelation of an equal number of shares of Class V Voting Stock, for shares of Class A Common Stock of the Company (or cash) pursuant to the RSI A&R LPA, subject to certain conditions and transfer restrictions as set forth therein and in the Investor Rights Agreement. These sales and exchanges are expected to result in increases in the Special Limited Partner’s allocable share of the tax basis of the tangible and intangible assets of RSI. These increases in tax basis may increase (for income tax purposes) depreciation and amortization deductions and therefore reduce the amount of income or franchise tax that the Company and the Special Limited Partner would otherwise be required to pay in the future had such sales and exchanges never occurred.

In connection with the Business Combination, the Special Limited Partner will enter into the Tax Receivable Agreement, which generally provides for the payment by it of 85% of certain net tax benefits, if any, that the Company and its consolidated subsidiaries (including the Special Limited Partner) realizes (or in certain cases is deemed to realize) as a result of these increases in tax basis and tax benefits related to the transactions contemplated under the Business Combination Agreement and the exchange of Retained RSI Units for Class A Common Stock (or cash) pursuant to the RSI A&R LPA and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement. These payments are the obligation of the Special Limited Partner and not of RSI. The actual increase in the Special Limited Partner’s allocable share of RSI’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Class A Common Stock at the time of the exchange and the amount and timing of the recognition of the Company’s and its consolidated subsidiaries’ (including the Special Limited Partner’s) income. While many of the factors that will determine the amount of payments that the Special Limited Partner will make under the Tax Receivable Agreement are outside of its control, the Company expects that the payments the Special Limited Partner will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on the Company’s financial condition.

Any payments made by the Special Limited Partner under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to the Company. To the extent that the Special Limited Partner is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, the Special Limited Partner’s future obligation to make payments under the Tax Receivable Agreement could make it a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement. See the section entitled “The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits the Company and its consolidated subsidiaries (including the Special Limited Partner) realizes or be accelerated.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that the Company and its consolidated subsidiaries (including the Special Limited Partner) determines, and the IRS or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that the Company and its consolidated subsidiaries (including the Special Limited Partner) takes, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by the Company or its consolidated subsidiaries (including the Special Limited Partner) are disallowed, the Sellers and the exchanging holders will not be required to reimburse the Special Limited Partner for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to such holders will be applied against and reduce any future cash payments otherwise required to be made by the Special Limited Partner, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by the Company and its consolidated subsidiaries (including the Special Limited Partner) may not arise for a number of years following the initial time of such payment and, even if challenged earlier, such excess cash payment may be greater than the amount of future cash payments that the Company and its consolidated subsidiaries (including the Special Limited Partner) might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which such excess can be applied. As a result, in certain circumstances the Special Limited Partner could make payments under the Tax Receivable Agreement in excess of the Company’s and its consolidated subsidiaries’ (including the Special Limited Partner’s) actual income or franchise tax savings, which could materially impair the Company’s and its consolidated subsidiaries’ (including the Special Limited Partner’s) financial condition.

Moreover, the Tax Receivable Agreement provides that, in the event that (i) the Special Limited Partner exercises its early termination rights under the Tax Receivable Agreement, (ii) certain changes of control of the Company, the Special Limited Partner or RSI occur (as described in the RSI A&R LPA), (iii) the Special Limited Partner in certain circumstances, fails to make a payment required to be made pursuant to the Tax Receivable Agreement by its final payment date, which non-payment continues for 30 days following such final payment date or (iv) the Company or the Special Limited Partner materially breaches any of its material obligations under the Tax Receivable Agreement other than as described in the foregoing clause (iii), which breach continues without cure for 30 days following receipt by the Company and/or the Special Limited Partner of written notice thereof and written notice of acceleration is received by the Company and/or the Special Limited Partner thereafter (except that in the case that the Tax Receivable Agreement is rejected in a case commenced under bankruptcy laws, no written notice of acceleration is required), in the case of clauses (iii) and (iv), unless certain liquidity exceptions apply, the Special Limited Partner’s obligations under the Tax Receivable Agreement will accelerate and the Special Limited Partner will be required to make a lump-sum cash payment to the Sellers and/or other applicable parties to the Tax

Receivable Agreement equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to the Company’s and its consolidated subsidiaries’ (including the Special Limited Partner’) future taxable income. The lump-sum payment could be substantial and could exceed the actual tax benefits that the Company and its consolidated subsidiaries (including the Special Limited Partner) realizes subsequent to such payment because such payment would be calculated assuming, among other things, that the Company and its consolidated subsidiaries (including the Special Limited Partner) would have certain assumed tax benefits available to it and that the Company and its consolidated subsidiaries (including the Special Limited Partner) would be able to use the assumed and potential tax benefits in future years.

There may be a material negative effect on the Company’s liquidity if the payments under the Tax Receivable Agreement exceed the actual income or franchise tax savings that the Company and its consolidated subsidiaries (including the Special Limited Partner) realize. Furthermore, the Special Limited Partner’s obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

Increases in the Company’s income tax rates, changes in income tax laws or disagreements with tax authorities can adversely affect the Company’s business, financial condition or results of operations.

Increases in the Company’s income tax rates or other changes in income tax laws in the United States or any particular jurisdiction in which the Company operates could reduce its after-tax income from such jurisdiction and adversely affect its business, financial condition or results of operations. Existing tax laws in the United States have been and could in the future be subject to significant change. For example, in December 2017, the TCJA was signed into law in the United States which provided for significant changes to then-existing tax laws and additional guidance issued by the Internal Revenue Service (“IRS”) pursuant to the TCJA may continue to impact the Company in future periods. Additional changes in the United States tax regime, including changes in how existing tax laws are interpreted or enforced, can adversely affect the Company’s business, financial condition or results of operations.

The Company will also be subject to regular reviews, examinations and audits by the IRS and other taxing authorities with respect to income and non-income-based taxes. Economic and political pressures to increase tax revenues in jurisdictions in which the Company operates, or the adoption of new or reformed tax legislation or regulation, may make resolving tax disputes more difficult and the final resolution of tax audits and any related litigation can differ from the Company’s historical provisions and accruals, resulting in an adverse impact on the Company’s business, financial condition or results of operations.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of dMY’s securities prior to the Closing may decline. The market values of dMY’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement, or the date on which our stockholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Business Combination Agreement will not be adjusted to reflect any changes in the market price of dMY’s Class A Common Stock, the market value of common stock issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.

In addition, following the Business Combination, fluctuations in the price of the Company’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of the Company and trading in shares of Class A Common Stock has not been active.

Accordingly, the valuation ascribed to the Company in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for the Company’s securities develops and continues, the trading price of its securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Company’s control. Any of the factors listed below could have a material adverse effect on your investment in the Company’s securities and the Company’s securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline.

Factors affecting the trading price of the Company’s securities may include:

•	actual or anticipated fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	changes in the market’s expectations about the Company’s operating results;

•	success of competitors;

•	the Company’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Company or the industries in which the Company operates in general;

•	operating and stock price performance of other companies that investors deem comparable to the Company;

•	the Company’s ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting the Company’s business;

•	commencement of, or involvement in, litigation involving the Company;

•	changes in the Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of the Company’s Class A Common Stock available for public sale;

•	any major change in the Company’s Board or management;

•	sales of substantial amounts of Class A Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of the Company’s securities irrespective of the Company’s operating performance. The stock market in general, and the NYSE, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Company’s securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Company could depress the Company’s stock price regardless of its business, prospects, financial conditions, or results of operations. A decline in the market price of the Company’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

dMY’s initial stockholders, directors, officers, advisors and their affiliates may elect to purchase shares or public warrants from public stockholders or public warrant holders, which may influence a vote on the Business Combination and reduce the public “float” of our Class A Common Stock.

dMY’s initial stockholders, directors, officers, advisors or their affiliates may purchase shares or public warrants in privately negotiated transactions or in the open market either before or following the completion of the Business Combination, although they are under no obligation to do so. There is no limit on the number of shares dMY’s initial stockholders, directors, officers, advisors, or their affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the NYSE. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares or public warrants in such transactions.

In the event that dMY’s initial stockholders, directors, executive officers, advisors, or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a closing condition in the Business Combination Agreement that requires us to have a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. In addition, the purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the initial Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our Class A Common Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing, or trading of our securities on a national securities exchange.

dMY’s initial stockholders have agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote.

dMY’s initial stockholders have agreed to vote their founder shares, private placement shares as well as any public shares purchased during or after dMY’s IPO, in favor of the Business Combination. As of the date hereof, the initial stockholders own approximately 20% of dMY’s outstanding shares. Accordingly, it is more likely that the necessary stockholder approval for the Business Combination will be received than would be the case if dMY’s initial stockholders agreed to vote their founder shares and private placement shares in accordance with the majority of the votes cast by dMY’s public stockholders.

Even if the Business Combination is consummated, the warrants may not be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding warrants is $11.50 per share of common stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

If dMY is unable to complete the Business Combination with RSI or another business combination by February 25, 2022 (or such later date as its stockholders may approve), dMY will cease all operations except for the purpose of winding up, dissolving and liquidating. In connection with winding up, dMY would redeem its public shares and liquidate the trust account in which case, its public shareholders may only receive approximately $10.00 per share and their warrants will expire worthless. In addition, third-parties may bring claims against dMY and, as a result, the proceeds held in the trust account could be reduced, and the per share liquidation price received by stockholders could be less than $10.00 per share.

Under the terms of the Charter, dMY must complete the Business Combination with RSI or another business combination by February 25, 2022 (or such later date as dMY’s stockholders may approve), or dMY must (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the trust account deposits (which interest will be net of taxes payable and less up to $100,000 to pay dissolution expenses), divided by the number of then-outstanding public shares, which redemption will completely extinguish dMY’s public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of dMY’s remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no liquidating distributions with respect to our warrants, which will expire worthless.

In connection with dMY’s redemption of 100% of the outstanding public shares and, subject to the approval of dMY’s remaining stockholders and its Board, dissolving and liquidating, third-parties may bring claims against dMY. Although dMY has obtained waiver agreements from certain vendors and service providers (other than its independent auditors) it has engaged and owes money to, and the prospective target businesses dMY has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims that could take priority over those of dMY’s public stockholders.

The Sponsor has agreed that it will be liable to dMY, if and to the extent any claims by a third-party (other than dMY’s independent registered public accounting firm) for services rendered or products sold to dMY, or a prospective target business with which dMY has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and up to $100,000 for dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under dMY’s indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. dMY has not asked the Sponsor to reserve for its indemnification obligations, dMY has not independently verified whether the Sponsor has sufficient funds to satisfy such obligations, and dMY believes that the Sponsor’s only assets are securities of dMY. As a result, if any such claims were successfully made against the trust account, the funds available for dMY’s initial Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, dMY may not be able to complete its initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares.

dMY’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the trust account available for distribution to dMY’s public stockholders.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and up to $100,000 for dissolution expenses, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, dMY’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While dMY currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to dMY, it is possible that dMY’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If dMY’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the trust account available for distribution to dMY’s public stockholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the trust account to its public stockholders, dMY files a bankruptcy petition or an involuntary bankruptcy petition is filed against dMY that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of dMY’s stockholders and the per share amount that would otherwise be received by dMY’s stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the trust account to its public stockholders, dMY files a bankruptcy petition or an involuntary bankruptcy petition is filed against dMY that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in dMY’s bankruptcy estate and subject to the claims of third-parties with priority over the claims of dMY’s stockholders. To the extent any bankruptcy claims deplete the trust account, the per share amount that would otherwise be received by dMY’s stockholders in connection with our liquidation may be reduced.

dMY’s stockholders may be held liable for claims by third-parties against dMY to the extent of distributions received by them.

If dMY is unable to complete the Business Combination with RSI or another business combination within the required time period, dMY will cease all operations except for the purpose of winding up, liquidating and dissolving, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. dMY cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, dMY’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of dMY’s stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, dMY cannot assure you that third-parties will not seek to recover from its stockholders amounts owed to them by dMY.

If dMY is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against dMY which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by dMY’s stockholders. Furthermore, because dMY intends to distribute the proceeds held in the trust account to its public stockholders promptly after the expiration of the time period to complete an initial business combination, this may be viewed or interpreted as giving preference to its public stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, the Board may be viewed as having breached its fiduciary duties to dMY’s creditors and/or may have acted in bad faith, and thereby exposing itself and the Company to claims of punitive damages, by paying public stockholders from the trust account before addressing the claims of creditors. dMY cannot assure you that claims will not be brought against it for these reasons.

The ability of stockholders to exercise redemption rights with respect to a large number of shares of Class A Common Stock could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation to redeem their stock.

At the time dMY entered into the agreements for the Business Combination it did not know how many stockholders would exercise their redemption rights, and therefore dMY structured the Business Combination based on its expectations as to the number of shares of Class A Common Stock that will be submitted for redemption. If a larger number of such shares are submitted for redemption than dMY initially expected, this could lead to a failure to consummate the Business Combination, a failure to obtain or maintain the listing of dMY’s securities on the NYSE or another national securities exchange, or a lack of liquidity, which could impair the Company’s ability to fund its operations and adversely affect its business, financial condition and results of operations.

The unaudited pro forma condensed combined financial information included in this proxy statement may not be indicative of what the Company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what the Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that (i) approval of the Business Combination by dMY’s stockholders is not obtained, (ii) that there are not sufficient funds in the trust account, (iii) that the Company does not have Available Closing Date Cash of at least $160,000,000 minus the amount by which the transaction expenses incurred by RSI and the Sellers exceeds $12,500,000 and (iv) that all approvals, determinations, grants, confirmations and other conditions with respect to gaming regulatory authorities in connection with the transactions contemplated by the Business Combination Agreement and the related agreements are not made, obtained, satisfied or given or in full force and effect, in each case subject to certain terms specified in the Business Combination Agreement (as described under see “The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination.”), or that other closing conditions are not satisfied. If dMY does not complete the Business Combination, ite could be subject to several risks, including:

•	the parties may be liable for damages to one another for breach under the terms and conditions of the Business Combination Agreement;

•

negative reactions from the financial markets, including declines in the price of dMY’s shares due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

•

the attention of dMY’s management will have been diverted to the Business Combination rather than dMY’s own operations and pursuit of other opportunities that could have been beneficial to that organization.

There can be no assurance that the Company will be able to comply with the continued listing standards of the NYSE.

The Company’s continued eligibility for listing on the NYSE depends on a number of factors, including the number of dMY shares that are redeemed in connection with the vote at the special meeting to approve the Business Combination and the Company having a minimum level of stockholders’ equity following the Closing, among meeting other listing standards. If, after the Business Combination, the NYSE delists the Class A Common Stock from trading on its exchange for failure to meet the listing standards, the Company and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•

a determination that our Class A Common Stock is a “penny stock,” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our Class A Common Stock ;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The Exclusive Forum Provision in our Proposed Charter may have the effect of discouraging lawsuits against our directors and officers.

The Proposed Charter will require, unless we consent in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or Company stockholder to us or to our stockholders, (iii) any action asserting a claim against us, our directors, officers, other employees or Company stockholders arising pursuant to any provision of the DGCL, the Proposed Charter or our bylaws, or (iv) any action asserting a claim against us, our directors, officers, other employees or Company stockholders governed by the internal affairs doctrine under Delaware law shall be brought, to the fullest extent permitted by law, solely and exclusively in the Court of Chancery in the State of Delaware; provided, however, that, in the event that the Court of Chancery in the State of Delaware lacks subject matter jurisdiction over any such actions, the Proposed Charter provides that the sole and exclusive forum shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant.

In addition, the Proposed Charter will require, unless we consent in writing to the selection of an alternative forum, that the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. This provision in the Proposed Charter will not address or apply to claims that arise under the Exchange Act; however, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Although we believe this provision benefits us by providing increased consistency in the application of law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.

Provisions in the Proposed Charter may inhibit a takeover of the Company, which could limit the price investors might be willing to pay in the future for Class A Common Stock and could entrench management.

The Proposed Charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include a staggered Board, the controlling provisions of the Investor Rights Agreement, a supermajority vote required to amend certain provisions of the Proposed Charter and the ability of the Board to designate the terms of, and issue new series of, preferred stock, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of dMY and RSI, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 combines the historical balance sheet of dMY and the historical balance sheet of RSI on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on June 30, 2020. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the six months ended June 30, 2020, combine the historical statements of operations of dMY and historical statements of operations of RSI for such periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2019, the beginning of the earliest period presented:

•	the Business Combination; and

•

the issuance and sale of 16,043,002 shares of dMY Class A Common Stock for a purchase price of $10.00 per share and an aggregate purchase price of $160.4 million in the PIPE pursuant to the Subscription Agreements.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to events that are: (i) directly attributable to the Business Combination; (ii) factually supportable; and (iii) with respect to the statements of operations, expected to have a continuing impact on the post-combination company’s results following the completion of the Business Combination.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the historical audited financial statements of dMY as of December 31, 2019 and for the period from September 27, 2019 (inception) through December 31, 2019 and the related notes, found elsewhere in this proxy statement;

•	the historical audited financial statements of RSI as of and for the year ended December 31, 2019 and the related notes, found elsewhere in this proxy statement;

•	the historical unaudited financial statements of dMY as of and for the six months ended June 30, 2020 and the related notes, found elsewhere in this proxy statement;

•	the historical unaudited financial statements of RSI as of and for the six months ended June 30, 2020 and the related notes, found elsewhere in this proxy statement;

•

other information relating to dMY and RSI contained in the proxy statement, including the Business Combination Agreement and the description of certain terms thereof set forth in the section entitled “The Business Combination.”

Pursuant to dMY’s existing amended and restated certificate of incorporation, dMY’s public stockholders are being offered the opportunity to redeem, upon the closing of the Business Combination, shares of Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the Trust Account (as defined in the proxy statement). For illustrative purposes, based on the cash held in the Trust Account as of June 30, 2020 of approximately $230.6 million, the estimated per share redemption price would have been approximately $10.00 per share.

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, dMY is treated as the acquired company and RSI is treated as the acquirer for financial statement reporting purposes. RSI has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•

RSI’s existing shareholders, through their ownership of the Class V Voting Stock, will have the greatest voting interest in the combined entity under the no and maximum redemption scenarios with over 75% of the voting interest in each scenario;

•	RSI’s directors will represent the majority of the new board of directors of the combined company;

•	RSI’s senior management will be the senior management of the combined company; and

•	RSI is the larger entity based on historical operating activity and has the larger employee base.

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

•

Assuming No Redemptions — This scenario assumes that (i) none of the holders of public shares of Class A Common Stock exercise their redemption rights, (ii) the parties to the Business Combination Agreement incur $30 million of transaction expenses, (iii) the Put-Calls are in effect as of the Closing and are validly exercised shortly following the Closing or are not in effect, (iv) the maximum amount of Purchased RSI Units are purchased from the Sellers (other than the Put-Call Sellers) (i.e., $99,235,500 if the Put-Calls are in effect or $125,000,000 if the Put-Calls are not in effect) at Closing, (v) none of the 1,205,937 Founder Holders Forfeiture Shares are forfeited because the Available Closing Date Cash exceeds $245,000,000, (vi) the Earnout Shares are excluded unless and until such shares become earned in accordance with the Business Combination Agreement, (vii) there is no exercise at the Closing of the Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), (viii) none of the parties set forth above purchase shares of Class A Common Stock in the open market, (ix) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (x) there are no issuances of any shares of the Company’s Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the Plan; and

•

Assuming Maximum Redemptions — This scenario assumes that approximately 87% of dMY’s public stockholders exercise redemption rights with respect to their public shares (representing the maximum amount of public shares that can be redeemed to satisfy the Minimum Cash Condition). This scenario assumes that 20,043,002 public shares are redeemed for an aggregate redemption payment of approximately $200,430,020, based on $230.6 million in the trust and 23,000,000 public shares outstanding as of June 30, 2020. In accordance with the Charter, a public stockholder, together with any affiliate of his or hers, or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from redemption with respect to 20% or more of public shares without the Company’s prior written consent. In no event will the Company redeem the public shares in an amount that would cause its net tangible assets to be less than $5,000,001.

Description of the Business Combination

On July 27, 2020, dMY and RSI entered into the Business Combination Agreement pursuant to which the Sellers will receive a combination of cash and shares of non-economic Class V Voting Stock equal to the number of Retained RSI Units (net of the number of Purchased RSI Units), and will retain approximately 76.9% of the economic interests in the post-combination combined company through the Retained RSI Units, assuming no redemptions (87.6% of the economic interests assuming maximum redemptions). On October 9, 2020, the parties amended and restated the Business Combination Agreement. Following the Closing, the combined company will be organized in an umbrella partnership–C corporation (“Up-C”) structure, in which substantially all of the assets of the combined company will be held by RSI, and the Company’s only assets will be its equity interests in RSI (which will be held indirectly through the Special Limited Partner) and the RSI GP. See “The Business Combination Proposal” for a more comprehensive description of the Business Combination.

Simultaneously with the Closing, the Company, the Special Limited Partner, RSI, the Sellers and the Sellers’ Representative will enter into the Tax Receivable Agreement, which will provide for, among other things, payment by the Special Limited Partner to the Sellers of 85% of the net income tax savings realized by the Company and its consolidated subsidiaries (including the Special Limited Partner) as a result of the increases in tax basis and certain other tax benefits related to the transactions contemplated under the Business Combination Agreement and the exchange of Retained RSI Units for Class A Common Stock (or cash) pursuant to the RSI A&R LPA and tax benefits related to entering into the Tax Receivable Agreement. Based primarily on historical losses of RSI, management has determined it is more-likely-than-not that the Company will be unable to utilize its deferred tax assets subject to the Tax Receivable Agreement; therefore, management has not recorded the deferred tax assets or a corresponding liability under the Tax Receivable Agreement related to the tax savings the company may realize from the utilization of tax deductions related to basis adjustments created by the transactions contemplated in the Business Combination Agreement and the exchange of Retained RSI Units for Class A Common Stock (or cash) pursuant to the RSI A&R LPA and tax benefits related to entering into the Tax Receivable Agreement. However, if utilization of the deferred tax assets were more-likely-than-not the Company would recognize a deferred tax asset of approximately $97 million and a liability of approximately $42 million, assuming (i) no redemptions of public shares; (ii) a price of $10 per share; (iii) a constant corporate tax rate of 29.83%; and (iv) no material changes in tax law. Under the same assumptions but instead considering the maximum redemption of public shares instead of no redemptions, the Company would recognize a deferred tax asset of approximately $39 million and no liability.

The following represents the aggregate consideration, which includes the Purchased RSI Units Cash Consideration, Aggregate Put-Call Consideration Amount and the value of the Retained RSI Units, in both the no redemption and maximum redemption scenarios:

	Assuming No Redemptions	Assuming Maximum Redemptions
Retained RSI Units(1)	145,000,000	157,500,000
Value per share(2)	$10.00	$10.00

Total value of Retained RSI Units	$1,450,000,000	$1,575,000,000
Plus: Purchased RSI Units Cash Consideration	$99,235,503	—
Plus: Aggregate Put-Call Consideration Amount(3)	$25,764,497	—

Total consideration	$1,575,000,000	$1,575,000,000

(1)

Retained RSI Units excludes 15,000,000 of the Retained RSI Units held by the Sellers subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement.

(2)

Share consideration is calculated using a $10.00 reference price. As the Retained RSI Units are exchangeable, together with the cancelation of an equal number of shares of Class V Voting Stock, for an equal number of Class A Common Stock, actual total share consideration will be dependent on the value of the dMY Common Stock at Closing.

(3)

Assumes the RSI Units subject to the Put-Call Agreements are Purchased by RSI with the Aggregate Put-Call Consideration Amount upon the exercise of the Put-Calls shortly following the Closing of the Business Combination. Only applicable in a no-redemption scenario.

The following summarizes the pro forma common stock shares outstanding of dMY following the Business Combination under the two redemption scenarios:

	Assuming No Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
dMY public stockholders - Class A	23,000,000	12.2%	2,956,998	1.6%
Holders of dMY sponsor shares - Class A(1)	4,537,187	2.4%	3,331,250	1.9%
PIPE Investors - Class A	16,043,002	8.5%	16,043,002	8.9%
RSI Sellers - Class V(2)(3)(4)	145,000,000	76.9%	157,500,000	87.6%

Pro Forma Common Stock	188,580,189	100.0%	179,831,250	100.0%

(1)

Excludes 1,212,813 shares of Class A Common Stock subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement.

(2)

Excludes 15,000,000 shares of Class V Voting Stock subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of the Business Combination Agreement.

(3)

The Class V Voting Stock entitle its holder to one vote per share but not any rights to dividends or distributions. Each share of Class V Voting Stock is issued to the Sellers for each Retained RSI Unit retained by the Seller following the Closing of the Business Combination.

(4)

Assumes the RSI Units subject to the Put-Call Agreements are purchased by RSI with the Aggregate Put-Call Consideration Amount upon the exercise of the Put-Calls shortly following the Closing of the Business Combination. Only applicable in a no-redemption scenario.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of dMY following the completion of the Business Combination. The unaudited pro forma adjustments represent dMY management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2020

(in thousands)

			Assuming No Redemptions				Assuming Maximum Redemptions
	RSI (Historical)	dMY (Historical)	Pro Forma Adjustments (Note 2)			Pro Forma Combined	Pro Forma Adjustments (Note 2)			Pro Forma Combined
Assets
Cash and cash equivalents	$11,976	$965	230,641	(a	)	$249,012	230,641	(a	)	$173,582
			(8,050)	(b	)		(8,050)	(b	)
			(21,950)	(c	)		(21,950)	(c	)
			160,430	(d	)		160,430	(d	)
			(125,000)	(k	)		(200,430)	(l	)
Restricted cash	2,899	—	—			2,899	—			2,899
Players receivable	1,002	—	—			1,002	—			1,002
Due from affiliates	12,262	—	—			12,262	—			12,262
Prepaid expenses and other current assets	2,657	307	—			2,964	—			2,964

Total current assets	30,796	1,272	236,071			268,139	160,641			192,709

Investments held in Trust Account	—	230,641	(230,641)	(a	)	—	(230,641)	(a	)	—
License fee, net	8,747	—	—			8,747	—			8,747
Property and equipment, net	1,294	—	—			1,294	—			1,294
Operating lease right-of-use assets, net	876	—	—			876	—			876
Other assets	859	—	—			859	—			859

Total assets	$42,572	$231,913	$5,430			$279,915	$(70,000)			$204,485

Liabilities
Accounts payable	$5,487	$136	$—			$5,623	$—			$5,623
Accrued expenses	13,153	319	—			13,472	—			13,472
Share-based liability	72,909	—	2,014	(g	)	—	2,014	(g	)	—
			(74,923)	(h	)		(74,923)	(h	)
Deferred royalty, short-term	159	—	—			159	—			159
Operating lease liabilities, short term	259	—	—			259	—			259
Due to partners	650	—	—			650	—			650
Due to affiliates	4,254	—	—			4,254	—			4,254
Other current liabilities	209	214	—			423	—			423

Total current liabilities	97,080	669	(72,909)			24,840	(72,909)			24,840
Deferred royalty, long term	3,890	—	—			3,890	—			3,890
Operating lease liabilities, long term	621	—	—			621	—			621
Deferred underwriting commissions associated with initial public offering	—	8,050	(8,050)	(b	)	—	(8,050)	(b	)	—

Total liabilities	101,591	8,719	(80,959)			29,351	(80,959)			29,351

Commitments
Common stock subject to possible redemptions	—	218,194	(218,194)	(e	)	—	(218,194)	(e	)	—
Preferred units	32,916	—	(32,916)	(h	)	—	(32,916)	(h	)	—
Stockholders’ Equity/ Members’ deficit
Preferred stock	—	—	—			—	—			—
Common stock
Class A	—	—	2	(d	)	5	2	(d	)	2
			2	(e	)		2	(e	)
			1	(f	)		—	(f	)
							(2)	(l	)
Class B	—	1	(1)	(f	)	—	(1)	(f	)	—
Class V			15	(j	)	15	16	(j	)	16
Members’ units	35,186	—	107,839	(h	)	—	107,839	(h	)	—
			(143,025)	(k	)		(143,025)	(m	)

			Assuming No Redemptions				Assuming Maximum Redemptions
	RSI (Historical)	dMY (Historical)	Pro Forma Adjustments (Note 2)			Pro Forma Combined	Pro Forma Adjustments (Note 2)			Pro Forma Combined
Additional paid in capital	—	5,139	(21,950)	(c	)	185,470	(21,950)	(c	)	149,101
			160,428	(d	)		160,428	(d	)
			218,192	(e	)		218,192	(e	)
			(140)	(i	)		1	(f	)
			(15)	(j	)		(140)	(i	)
			(125,000)	(k	)		(16)	(j	)
			(51,184)	(k	)		(200,428)	(l	)
							(12,125)	(m	)
Accumulated other comprehensive loss	(432)	—				(432)				(432)
Accumulated deficit	(126,689)	(140)	140	(i	)	(127,154)	140	(i	)	(126,939)
			(2,014)	(g	)		(2,014)	(g	)
			1,549	(k	)		1,764	(m	)

Total stockholders’ equity attributable to common shareholders / members’ deficit	(91,935)	5,000	144,839			57,904	108,683			21,748

Noncontrolling interests	—	—	192,660	(k	)	192,660	153,386	(m	)	153,386

Total stockholders’ equity / members’ deficit	(91,935)	5,000	337,499			250,564	262,069			175,134

Total liabilities and stockholders’ equity/ members’ deficit	$42,572	$231,913	$5,430			$279,915	$(70,000)			$204,485

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(in thousands, except share and per share data)

			Assuming No Redemptions				Assuming Maximum Redemptions
	RSI (Historical)	dMY (Historical)	Pro Forma Adjustments (Note 2)			Pro Forma Combined	Pro Forma Adjustments (Note 2)			Pro Forma Combined
Revenue	$63,667	$—	$—			$63,667	$—			$63,667

Operating costs and expenses
Cost of revenue	32,893	—	—			32,893	—			32,893
Advertising and promotions	28,313	—	—			28,313	—			28,313
General, administrative and other	23,649	1	—			23,650	—			23,650
Depreciation and amortization	1,139	—	—			1,139	—			1,139

Total operating costs and expenses	85,994	1	—			85,995	—			85,995

Loss from operations	(22,327)	(1)	—			(22,328)	—			(22,328)

Other expense
Interest expense, net	(123)	—	—			(123)	—			(123)

Total other expense	(123)	—	—			(123)	—			(123)

Net loss	(22,450)	(1)	—			(22,451)	—			(22,451)

Net loss attributable to noncontrolling interests	—	—	(17,263)	(cc	)	(17,263)	(19,663)	(cc	)	(19,663)

Net loss attributable to common shareholders	$(22,450)	$(1)	$17,263			$(5,188)	$19,663			$(2,788)

Basic and diluted weighted average shares outstanding - Class A						43,580,189				22,331,250
Basic and diluted net loss per share - Class A						$(0.12)				$(0.12)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2020

(in thousands, except share and per share data)

			Assuming No Redemptions				Assuming Maximum Redemptions
	RSI (Historical)	dMY (Historical)	Pro Forma Adjustments (Note 2)			Pro Forma Combined	Pro Forma Adjustments (Note 2)			Pro Forma Combined
Revenue	$100,215	$—	$—			$100,215	$—			$100,215

Operating costs and expenses
Cost of revenue	71,667	—	—			71,667	—			71,667
Advertising and promotions	15,915	—	—			15,915	—			15,915
General, administrative and other	75,165	667	—			75,832	—			75,832
Depreciation and amortization	916	—	—			916	—			916

Total operating costs and expenses	163,663	667	—			164,330	—			164,330

Loss from operations	(63,448)	(667)	—			(64,115)	—			(64,115)

Other income (expense)
Interest expense, net	(85)	—	—			(85)	—			(85)
Gain on marketable securities, net, dividends and interest, held in Trust Account	—	641	(641)	(aa	)	—	(641)	(aa	)	—

Total other income (expense)	(85)	641	(641)			(85)	(641)			(85)

Loss before income tax expense	(63,533)	(26)	(641)			(64,200)	(641)			(64,200)

Income tax expense	—	114	(114)	(bb	)	—	(114)	(bb	)	—

Net loss	(63,533)	(140)	(527)			(64,200)	(527)			(64,200)

Net loss attributable to noncontrolling interests	—	—	(49,364)	(cc	)	(49,364)	(56,228)	(cc	)	(56,228)

Net loss attributable to common shareholders	$(63,533)	$(140)	$48,837			$(14,836)	$55,701			$(7,972)

Basic and diluted weighted average shares outstanding—Class A						43,580,189				22,331,250
Basic and diluted net loss per share—Class A						$(0.34)				$(0.36)

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, dMY is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of RSI issuing stock for the net assets of dMY, accompanied by a recapitalization. The net assets of dMY are stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2020. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the six months ended June 30, 2020, give pro forma effect to the Business Combination as if it had been consummated on January 1, 2019.

The unaudited pro forma condensed combined balance sheet as of June 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•	dMY’s unaudited balance sheet as of June 30, 2020 and the related notes, found elsewhere in this proxy statement; and

•	RSI’s unaudited balance sheet as of June 30, 2020 and the related notes, which is attached as an exhibit to this filing and incorporated by reference.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

•	dMY’s audited statement of operations for the period from September 27, 2019 (inception) through December 31, 2019 and the related notes, found elsewhere in this proxy statement; and

•	RSI’s audited statement of operations for the year ended December 31, 2019 and the related notes, found elsewhere in this proxy statement.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•	dMY’s unaudited statement of operations for the six months ended June 30, 2020 and the related notes, found elsewhere in this proxy statement; and

•	RSI’s unaudited statement of operations for the six months ended June 30, 2020 and the related notes, found elsewhere in this proxy statement.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of dMY and RSI.

2.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the post-combination company. dMY and RSI have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2020 are as follows:

a	Reflects the reclassification of investments held in Trust Account that becomes available following the Business Combination.

b	Reflects the settlement of $8.1 million in deferred underwriting commissions.

c

Represents preliminary estimated transaction costs incurred by dMY and RSI of approximately $22.0 million for legal, financial advisory and other professional fees incurred in consummating the Business Combination. These costs were capitalized as part of the Business Combination and reflected in the unaudited pro forma condensed combined balance sheet as a reduction of cash with a corresponding decrease in additional paid-in capital.

d

Reflects the proceeds of $160.4 million from the issuance and sale of 16,043,002 shares of dMY Class A Common Stock at $10.00 per share in the PIPE pursuant to the terms of the Subscription Agreements.

e	Reflects the reclassification of $218.2 million of dMY Class A Common Stock subject to possible redemption to permanent equity.

f

Reflects the conversion of dMY Class B Common Stock held by the Initial Stockholders into dMY Class A Common Stock. For the Maximum Redemption scenario only, the adjustment also reflects the forfeiture of 1,205,937 shares of Class A Common Stock held by the Founder Holders pursuant to the Founder Holders Forfeiture Agreement.

g

Represents approximately $2.0 million of share-based expense associated with incentive profits interests that will vest upon the Closing of the Business Combination. These costs are not included in the unaudited pro forma condensed combined statements of operations as they are nonrecurring.

h	Reflects the recapitalization of the equity interests of RSI effective as of immediately prior to the Closing into a single class of common units pursuant to the Recapitalization Agreement.

i	Reflects the elimination of dMY’s historical accumulated deficit.

j

Reflects the issuance of Class V Voting Stock of the Company upon the Closing of the Business Combination. The Class V Voting Stock, par value $0.0001, entitles its holder to one vote per share but not any right to dividends or distributions. 145,000,000 shares of Class V Voting Stock are issued in the No Redemptions scenario and 157,500,000 shares of Class V Voting Stock are issued in the Maximum Redemption scenario.

k

Represents the pro forma adjustment to the No Redemptions scenario to: 1) reflect the payment of the $125.0 million for 12,500,000 Purchased RSI Units, including the Purchased RSI Units Cash Consideration and the Aggregate Put-Call Consideration Amount, and 2) to present the Retained RSI Units as noncontrolling interest upon the reorganization of the post-combination company into an Up-C structure. The noncontrolling interest adjustment reflects the allocation of the post-combination company’s total stockholders’ equity to the Retained RSI Unit holders approximate 76.9% economic interest in the post-combination company, assuming no redemptions, as follows:

	Total Stockholders’ Equity (100%)	Noncontrolling Interest (76.9%)	Common Stockholders’ Equity (23.1%)
Historical RSI members’ deficit	$(91,935)	$(70,689)	$(21,246)
Historical dMY total stockholders’ equity	5,000	3,845	1,155
Class A common stock issued in the PIPE	160,430	123,355	37,075
Reclass of redeemable public shares to permanent equity	218,194	167,770	50,424
Recognition of accelerated share-based compensation	(2,014)	(1,549)	(465)
Recapitalization of RSI preferred units	107,839	82,918	24,921
Payment of transaction costs	(21,950)	(16,877)	(5,073)
Payment of Purchased RSI Units Cash Consideration and Aggregate Put-Call Consideration Amount	(125,000)	(96,113)	(28,887)

	$250,564	$192,660	$57,904

The following table represents the share of economic interest of the combined entity between the holders of the Retained RSI Units (noncontrolling interests) and the holders of the Class A Common Stock of dMY (stockholders’ equity) as a result of the Business Combination, assuming no redemptions:

	Economic Interests	% of Economic Interests
Retained RSI Units	145,000,000	76.9%
Class A common stock	43,580,189	23.1%

	188,580,189	100.0%

The adjustment to noncontrolling interest was recorded with an offset: 1) to eliminate Members’ units balance of RSI of $143.0 million; 2) to accumulated deficit for $1.5 million, representing the portion of the share-based expense in Note (g) allocated to noncontrolling interests; and 3) to additional paid-in capital for the residual amount of $51.2 million.

l

Represents the redemption of the maximum number of shares of 20,043,002 of dMY Class A Common Stock for $200.4 million allocated to Class A Common Stock and additional paid-in capital using par value of $0.0001 per share and at a redemption price of $10.00 per share (based on the investments held in the Trust Account as of June 30, 2020 of $230.6 million).

m

Represents the pro forma adjustment to the Maximum Redemption scenario to present the Retained RSI Units as noncontrolling interest upon the reorganization of the post-combination company into an Up-C structure. The noncontrolling interest adjustment reflects the allocation of the post-combination company’s total equity to the Retained RSI Unit holders approximate 87.6% economic interest in the post-combination company, assuming maximum redemptions, as follows:

	Total Stockholders’ Equity (100%)	Noncontrolling Interest (87.6%)	Common Stockholders’ Equity (12.4%)
Historical RSI members’ deficit	$(91,935)	$(80,519)	$(11,416)
Historical dMY total stockholders’ equity	5,000	4,379	621
Class A common stock issued in the PIPE	160,430	140,508	19,922
Reclass of redeemable public shares to permanent equity	218,194	191,099	27,095
Redemption of maximum public shares	(200,430)	(175,541)	(24,889)
Recognition of accelerated share-based compensation	(2,014)	(1,764)	(250)
Recapitalization of RSI preferred units	107,839	94,448	13,391
Payment of transaction costs	(21,950)	(19,224)	(2,726)

	$175,134	$153,386	$21,748

The following table represents the share of economic interest of the combined entity between the holders of the Retained RSI Units (noncontrolling interests) and the holders of Class A Common Stock of dMY (stockholders’ equity) as a result of the Business Combination, assuming maximum redemptions:

	Economic Interests	% of Economic Interests
Retained RSI Units	157,500,000	87.6%
Class A common stock	22,331,250	12.4%

	179,831,250	100.0%

The adjustment to noncontrolling interest was recorded with an offset: 1) to eliminate Members’ units balance of RSI of $143.0 million; 2) to accumulated deficit for $1.8 million, representing the portion of the share-based expense in Note (g) allocated to noncontrolling interests; and 3) to additional paid-in capital for the residual amount of $12.1 million.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and for the six months ended June 30, 2020 are as follows:

aa	Represents pro forma adjustment to eliminate interest and investment income related to the Trust Account

bb	Reflects the elimination of dMY’s income tax expense, which primary relates to the interest and investment income held in the Trust Account.

cc	Represents the pro forma adjustment to allocate net income (loss) to the noncontrolling interests as follows:

	Year Ended December 31, 2019		Six Months Ended June 30, 2020
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Net loss	$(22,451)	$(22,451)	$(64,200)	$(64,200)
Economic interest held by noncontrolling interest holders	76.9%	87.6%	76.9%	87.6%
Net loss attributable to noncontrolling interests	$(17,263)	$(19,663)	$(49,364)	$(56,228)

3.	Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the PIPE, assuming the shares were outstanding since January 1, 2019. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the PIPE have been outstanding for the entire periods presented. When assuming the maximum redemption, this calculation is adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the year ended December 31, 2019 and six months ended June 30, 2020 (in thousands, except share and per share data):

	Year Ended December 31, 2019		Six Months Ended June 30, 2020
	Assuming No Redemptions	Assuming Maximum Redemptions	Assuming No Redemptions	Assuming Maximum Redemptions
Pro forma net loss attributable to common shareholders (in thousands)	$(5,188)	$(2,788)	$(14,836)	$(7,972)
Weighted average shares outstanding, basic and diluted—Class A	43,580,189	22,331,250	43,580,189	22,331,250
Net loss per share, basic and diluted—Class A(1)	$(0.12)	$(0.12)	$(0.34)	$(0.36)

Weighted average shares calculation, basis and diluted—Class A
dMY public stockholders—Class A	23,000,000	2,956,998	23,000,000	2,956,998
Holders of dMY sponsor shares—Class A(2)	4,537,187	3,331,250	4,537,187	3,331,250
PIPE Investors—Class A	16,043,002	16,043,002	16,043,002	16,043,002

	43,580,189	22,331,250	43,580,189	22,331,250

(1)

For the purpose of calculating diluted loss per share, it was assumed that all outstanding dMY Warrants sold in the IPO are exchanged for dMY Class A Common Stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of diluted loss per share.

(2)

The pro forma basic and diluted shares of the Holders of dMY sponsor shares exclude 1,212,813 shares of Class A Common Stock to be placed into escrow subject to the achievement of certain earnout targets pursuant to the Business Combination Agreement, as these shares are not deemed to be participating securities and would reduce the diluted net loss per share.

SPECIAL MEETING

General

dMY is furnishing this proxy statement to its stockholders as part of the solicitation of proxies by dMY’s Board for use at the special meeting to be held on [●], 2020, and at any adjournments or postponements thereof. This proxy statement is first being furnished to dMY’s stockholders on or about [●], 2020 in connection with the vote on the proposals described in this proxy statement. This proxy statement provides dMY’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting will be held via live webcast on [●], 2020, at 10:00 AM, Eastern Time, at [●]. The special meeting can be accessed by visiting [●], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the special meeting by means of remote communication. Please have your Control Number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the Continental Stock Transfer Company, the transfer agent.

Registering for the Special Meeting

Pre-registration at [●] is recommended but is not required in order to attend.

Any stockholder wishing to attend the virtual meeting should register for the meeting by [●], 2020. To register for the special meeting, please follow these instructions as applicable to the nature of your ownership of our common stock:

•

If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only special meeting, go to [●], enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•

Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the special meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five (5) business days prior to the meeting date in order to ensure access.

Purpose of the Special Meeting

At the special meeting, dMY is asking holders of shares of dMY common stock to vote on proposals to:

(1)

Proposal No. 1 — The Business Combination Proposal — A proposal to approve and adopt the Business Combination Agreement, dated as of July 27, 2020, by and among dMY, RSI, the Sellers, the Sponsor, and the Sellers’ Representative, as amended and restated by the parties on October 9, 2020, which provides that, among other things, (i) the Sellers will retain certain common units of RSI (“RSI Units”); (ii) the Sellers (other than Put-Call Sellers) in the event that the Closing occurs on or prior to

December 20, 2020) will transfer to the Special Limited Partner, a wholly-owned subsidiary of the Company, certain purchased RSI Units (excluding certain RSI Units held by the Put-Call Sellers that are subject to certain put-call arrangements to the extent that the Closing occurs on or prior to December 20, 2020 (the “Put-Call Units” which, for the avoidance of doubt, shall not consist of any Earnout Shares)); (iii) the Company will issue to RSI (for immediate further distribution to the Sellers) the number of shares of Class V Voting Stock equal to the number of retained RSI Units (net of the number of purchased RSI Units, but including the number of Put-Call Units to the extent that the Closing occurs on or prior to December 20, 2020), which will entitle its holder to one vote per share but not any right to dividends or distributions; (iv) the Special Limited Partner will contribute to RSI an amount of cash determined in accordance with the Business Combination Agreement; (v) a wholly-owned subsidiary of the Company will acquire 100% of the non-economic partnership interests of RSI; (vi) all of the Class B Common Stock will automatically be converted into shares of Class A Common Stock on a one-for-one basis; (vii) the Company, the Special Limited Partner, RSI, the Sellers and the Sellers’ Representative will enter into a customary Tax Receivable Agreement; in each case, on the terms and subject to the conditions contained in the Business Combination Agreement; and (viii) if the Closing occurs on or prior to December 20, 2020, beginning on December 21, 2020 until December 28, 2020, the Put-Call Sellers will have the right to sell to RSI, and RSI will have the right to purchase from the Put-Call Sellers, the Put-Call Units, on the terms and subject to the conditions set forth in the Business Combination Agreement and the Put-Call Agreements entered into by and among the Company, RSI and the Put-Call Sellers.

(2)

Proposal No. 2 — The Charter Amendment Proposal — A proposal to approve and adopt, assuming the business combination proposal is approved and adopted, the Proposed Charter, which, if approved, would take effect upon the Closing;

(3)

Proposal No. 3 — The Advisory Charter Proposals — A proposal to approve and adopt, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately, in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as ten sub-proposals (which we refer to, collectively, as the “advisory charter proposals”):

(i)

Proposal No. 3(A): A proposal to increase the total number of authorized shares and classes of stock to 951,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share, (ii) 750,000,000 shares of Class A Common Stock, and (iii) 200,000,000 shares of Class V Voting Stock (we refer to this as “advisory charter proposal A”);

(ii)

Proposal No. 3(B): A proposal (i) to require the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class to make any amendment to Article V (Bylaws), Article VI (Board of Directors), Article VII (Consent of the Stockholders in Lieu of Meeting), Article VIII (Limited Liability; Indemnification), Article IX (DGCL Section 203), Article XII (Forum), and Article XIII (Amendments) of the Proposed Charter, and (ii) to require the affirmative vote of the holders of at least 80% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to amend Article X (Competition and Corporate Opportunities) (we refer to this as “advisory charter proposal B”);

(iii)

Proposal No. 3(C): A proposal (i) to absolve any Seller, the Sponsor, members of the board of directors who are not employees of the Company (“Non-Employee Directors”) or any of their Affiliates or Affiliated Entities (each as defined in the Proposed Charter) (collectively, the “Identified Persons”) from the duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Company or any of its subsidiaries now engages or proposes to engage or (2) competing with the Company or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other person, (ii) to provide that no Identified Person shall be liable to the Company or its stockholders or to any affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities, and (iii) to provide that the Company renounces any such business opportunity which may be a corporate opportunity for an Identified Person other than any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely and expressly in his or her capacity as a director or officer of the Company, such opportunity is one the Company is legally permitted to undertake and would otherwise be reasonable for the Company to pursue (we refer to this as “advisory charter proposal C”);

(iv)

Proposal No. 3(D): A proposal to require any equity interests owned or controlled by an Unsuitable Person (as defined in the Proposed Charter) or an affiliate thereof shall be subject to mandatory sale and transfer, subject to the terms and conditions set forth therein, in such number and class(es)/series of equity interests as determined by the board of directors in good faith (following consultation with reputable outside and independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the directors of the board of directors (we refer to this as “advisory charter proposal D”);

(v)	Proposal No. 3(E): A proposal to elect not to be governed by Section 203 of the DGCL (we refer to this as “advisory charter proposal E”);

(vi)

Proposal No. 3(F): A proposal to require that the proposed bylaws of the Company may be amended, altered, changed, added to or repealed by (x) the board of directors or (y) (i) the affirmative vote of the holders of at least a majority of the total voting power of the Company’s capital stock at any time when the Sellers or their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the Company’s capital stock entitled to vote generally in the election of directors, voting as a single class and (ii) the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of the Company’s capital stock at any time when the Sellers or their Permitted Transferees beneficially own, in the aggregate, less than 40% of the voting power of the Company’s capital stock entitled to vote generally in the election of directors, voting as a single class (we refer to this as “advisory charter proposal F”);

(vii)

Proposal No. 3(G): A proposal to provide that any director may be removed from the board of directors upon a good faith finding by the board of directors that such director is an Unsuitable Person (as defined in the Proposed Charter) (we refer to this as “advisory charter proposal G”);

(viii)

Proposal No. 3(H): A proposal to provide that any action required or permitted to be taken by the Company’s stockholders at any annual or special meeting of the stockholders of the Company may be taken by written consent (without a meeting) at any time that the Sellers and their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the Company’s outstanding capital stock entitled to vote generally in the election of directors if a consent in writing, setting forth the action to be taken, is signed by the holders of outstanding stock having no less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (we refer to this as “advisory charter proposal H”);

(ix)

Proposal No. 3(I): A proposal to provide that if the Delaware Court of Chancery lacks subject matter jurisdiction over a claim brought against or on behalf of the Company or any of its directors, officers, employees or stockholders, then the sole and exclusive forum for such action shall be another state or federal court located within the state of Delaware, unless the Court of Chancery (or such other state or federal court located within the state of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein, and to provide further that any cause of action arising under the Securities Act of 1933, as amended, that is asserted against the Company shall be brought in the federal district courts of the United States unless the Company consents in writing to an alternate forum, and to provide further that failure to enforce the forum selection clause of the Proposed Charter would cause the Company irreparable harm and entitle the Company to equitable relief to enforce the forum selection clause (we refer to this as “advisory charter proposal I”); and

(x)

Proposal No. 3(J): A proposal to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “dMY Technology Group, Inc.” to “Rush Street Interactive, Inc.”, (ii) making the Company’s corporate existence perpetual and (iii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination Company (we refer to this as “advisory charter proposal J”).

(4)

Proposal No. 4 — The NYSE Proposal — A proposal to approve, assuming the business combination proposal and the charter amendment proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of more than 20% of our issued and outstanding common stock (i) pursuant to the terms of the Business Combination Agreement, (ii) upon the exchange of the Retained RSI Units pursuant to the RSI A&R LPA and (iii) the issuance of Class A Common Stock in connection with subscription agreements entered into in connection with the Business Combination that, in each case, may result in the Sellers or any other investor acquiring shares pursuant to such subscription agreements owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under NYSE rules;

(5)

Proposal No. 5 — The Incentive Plan Proposal — A proposal to approve and adopt, assuming the business combination proposal, the charter amendment proposal and the NYSE proposal are approved and adopted, the Rush Street Interactive, Inc. 2020 Omnibus Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex C;

(6)

Proposal No. 6 — The Director Election Proposal — A proposal to elect nine directors to serve staggered terms on our Board until the 2021, 2022 and 2023 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal; and

(7)

Proposal No. 7 — The Adjournment Proposal — A proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals, the advisory charter proposals or the director election.

Recommendation of the Board

The Board has unanimously determined that the business combination proposal is in the best interests of dMY and its stockholders, has unanimously approved the business combination proposal, and unanimously recommends that stockholders vote “FOR” the business combination proposal, “FOR” the charter amendment proposal, “FOR” each of the separate advisory charter proposals, “FOR” the NYSE proposal, “FOR” each of the director nominees set forth in the director election proposal, “FOR” the incentive plan proposal and “FOR” the adjournment proposal, in each case, if presented to the special meeting.

The existence of financial and personal interests of dMY’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of dMY and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

Record Date; Who is Entitled to Vote

We have fixed the close of business on [●], 2020, as the “record date” for determining the stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on [●], 2020, there were 28,750,000 shares of dMY common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote per share at the special meeting.

Our initial stockholders and our other officers and directors at the time of the IPO entered into a letter agreement to vote their founder shares and any public shares purchased during or after the IPO, in favor of the business combination proposal. As of the date hereof, our initial stockholders own approximately 20% of our total outstanding shares of Class A Common Stock and Class B Common Stock.

Quorum

The presence, in person (which would include presence at the virtual special meeting) or by proxy, of stockholders holding a majority of the shares entitled to vote at the special meeting constitutes a quorum at the special meeting.

Abstentions and Broker Non-Votes

With respect to each proposal in this proxy statement (other than the director election proposal), you may vote “FOR,” “AGAINST” or “ABSTAIN.” With respect to the director election proposal, you may vote “FOR” or “WITHHOLD” with respect to each nominee.

If a stockholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the stockholder’s shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have the same effect as a vote “AGAINST” the charter amendment proposal, but will have no effect on the outcome of any other proposal in this proxy statement.

Abstentions and “WITHHOLD” votes will be counted in connection with the determination of whether a valid quorum is established but their effect on the proposals in this proxy statement differ as follows:

•

An abstention will have no effect on the business combination proposal, the advisory charter proposals and the adjournment proposal, and for the director election proposal, a “WITHHOLD” vote will have the same effect as an abstention and will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting.

•

In contrast, an abstention will have the same effect as a vote “AGAINST” the charter amendment proposal. Moreover, for purposes of the NYSE proposal and the incentive plan proposal, the NYSE considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” such proposals.

Vote Required for Approval

The following votes are required for each proposal at the special meeting:

•

Business combination proposal: The approval of the business combination proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class.

•

Charter amendment proposal: The approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class.

•

Advisory charter proposals: The approval of each of the advisory charter proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class.

•

NYSE proposal: The approval of the NYSE proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class.

•

Director election proposal: The election of the director nominees pursuant to the director election proposal requires a plurality of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class.

•

Incentive plan proposal: The approval of the incentive plan proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class.

•

Adjournment proposal: The approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class.

Under the Business Combination Agreement, the approval of each of the condition precedent proposals (i.e., the business combination proposal, the charter amendment proposal, the NYSE proposal and the incentive plan proposal) is a condition to the consummation of the Business Combination. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. Each of the direction election proposal, the advisory charter proposals and the adjournment proposal are not conditioned on the approval of any other proposal. If our stockholders do not approve each of the condition precedent proposals, the Business Combination may not be consummated.

Voting Your Shares

Each share of common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of dMY common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your shares of dMY common stock at the special meeting.

•

You Can Vote by Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by dMY’s board “FOR” the business combination proposal, “FOR” the charter amendment proposal, “FOR” each of the separate advisory charter proposals, “FOR” the NYSE proposal, “FOR” the incentive plan proposal, “FOR” each of the director nominees set forth in the director election proposal and “FOR” the adjournment proposal, in each case, if presented to the special meeting. Votes received after a matter has been voted upon at the special meeting will not be counted.

•

You Can Attend the Special Meeting and Vote in Person. We will be hosting the Special Meeting via live webcast. If you attend the Special Meeting, you may submit your vote at the Special Meeting online at [●], in which case any votes that you previously submitted will be superseded by the vote that you cast at the Special Meeting. See “— Registering for the Special Meeting” above for further details on how to attend the Special Meeting.

Revoking Your Proxy

If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Niccolo de Masi, dMY’s Chief Executive Officer, in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person (which would include presence at the virtual special meeting), as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of common stock, you may call Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing DMYT.info@investor.morrowsodali.com

Vote of dMY’s Sponsor, Directors and Officers

dMY entered into agreements with our initial stockholders, directors and officers, pursuant to which each agreed to vote any shares of dMY common stock owned by them in favor of an initial business combination.

These agreements apply to dMY’s initial stockholders, including the Sponsor, as it relates to the founder shares and the requirement to vote all of the founder shares in favor of the business combination proposal.

Our initial stockholders, directors and officers have waived any redemption rights, including with respect to any shares of dMY purchased in the IPO or in the aftermarket, in connection with Business Combination. The shares held by our initial stockholders have no redemption rights upon our liquidation and will be worthless if no Business Combination is effected by us by February 25, 2022. However, our initial stockholders are entitled to redemption rights upon our liquidation with respect to any public shares they may own.

Redemption Rights

Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for the proposed Business Combination, against the proposed Business Combination or do not vote in relation to the proposed Business Combination. Any public stockholder may request redemption of their public shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then outstanding public shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.

dMY’s initial stockholders will not have redemption rights with respect to any shares of dMY common stock owned by them, directly or indirectly.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to 10:00 AM, Eastern Time, on [●], 2020 (two business days prior to the vote at the special meeting) (a) submit a written request to the transfer agent that the Company redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC (Deposit/Withdrawal At Custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that dMY instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

If the Business Combination is not approved or completed for any reason, then dMY’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, dMY will promptly return any shares previously delivered by public holders.

The closing price of shares of Class A Common Stock on [●], 2020 was $10.[●]. For illustrative purposes, the cash held in the trust account on [●], 2020 was approximately $[●] million or approximately $10.[●] per public share. Prior to exercising redemption rights, stockholders should verify the market price of shares of Class A Common Stock as they may receive higher proceeds from the sale of their shares of Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. dMY cannot assure our stockholders that they will be able to sell their shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares.

If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem the public shares you hold, no later than the close of the vote on the business combination proposal, and deliver your public shares (either physically or electronically) to the transfer agent, prior to 10:00 AM, Eastern Time, on [●], 2020 (two business days prior to the vote at the special meeting), and the Business Combination is consummated.

In order for public stockholders to exercise their redemption rights in respect of the proposed Business Combination, public stockholders must properly exercise their right to redeem the public shares they hold no later than the close of the vote on the business combination proposal and deliver their public shares (either physically or electronically) to the transfer agent, prior to 10:00 AM, Eastern Time, on [●], 2020 (two business days prior to the vote at the special meeting). Immediately following the consummation of the Business Combination, the Company will pay public stockholders who properly exercised their redemption rights in respect of their public shares.

Appraisal Rights

Neither dMY stockholders nor dMY warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation Costs

dMY is soliciting proxies on behalf of our Board. This solicitation is being made by mail but also may be made by telephone or in person. dMY and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. dMY will bear the cost of the solicitation.

dMY has hired Morrow Sodali LLC to assist in the proxy solicitation process. dMY will pay that firm a fee of $25,000 plus disbursements. Such fee will be paid with non-trust account funds.

dMY will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. dMY will reimburse them for their reasonable expenses.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding dMY or our securities, the dMY initial stockholders, RSI and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of dMY common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on shares of dMY common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. dMY will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the special meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to approve and adopt the Business Combination Agreement and the transactions contemplated thereby. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A-1 and Annex A-2 to this proxy statement. Please see the subsection entitled “The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a stockholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote for the proposal by the holders of a majority of the shares of Class A Common Stock and Class B Common Stock who, being present and entitled to vote at the special meeting to approve the business combination proposal, vote at the special meeting, voting as a single class.

The Business Combination Agreement

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A-1 and Annex A-2 hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Business Combination Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement.

General; Structure of the Business Combination

On July 27, 2020, the Company entered into the Business Combination Agreement with RSI, the Sellers, the Sponsor and the Sellers’ Representative and on October 9, 2020, the parties amended and restated the Business Combination Agreement.

The Business Combination Agreement provides that, among other things (i) the Sellers will retain the number of RSI Units as described herein; (ii) the Sellers (other than the Put-Call Sellers) will transfer to the Special Limited Partner, a wholly-owned subsidiary of the Company, a number of RSI Units (not to exceed (a) 12,500,000 RSI Units to the extent that the Put-Calls are not in effect as of the Closing or (b) 9,923,550 RSI Units to the extent that the Put-Calls are in effect as of the Closing) as described herein; (iii) the Company will issue to RSI (for immediate further distribution to the Sellers) a number of Class V Voting Stock equal to the number of RSI Units retained by the Sellers, which will entitle its holder to one vote per share but not any right to dividends or distributions; (iv) a wholly-owned subsidiary of the Company will contribute cash to RSI in exchange for RSI Units as described herein; (v) RSI GP, a wholly-owned subsidiary of the Company, will acquire 100% of the non-economic partnership interests of RSI; and (vi) if the Closing occurs on or prior to December 20, 2020, the Put-Calls will be effective and beginning on December 21, 2020 until December 28, 2020, the Put-Call Sellers will have the right to sell to RSI, and RSI will have the right to purchase from the Put-Call Sellers, the Put-Call Units, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement and, with respect to the Put-Calls, the Put-Call Agreements.

Following the Closing, the combined company will be organized in an “Up-C” structure in which substantially all of the assets and the business of the combined company will be held by RSI and its subsidiaries, and the Company’s only direct assets (through the Special Limited Partner) will consist of RSI Units and all of the limited liability company units of RSI GP. Assuming that (i) none of the Company’s current stockholders exercise their right to redeem their Class A Common Stock, (ii) the aggregate proceeds received by the Company in connection with the PIPE is $160,430,020, (iii) the Put-Calls are in effect as of the Closing and are validly exercised shortly following the Closing or not in effect, (iv) the Sellers (other than the Put-Call Sellers) transfer to the Special Limited Partner the maximum number of Purchased RSI Units (i.e. 9,923,550 if the Put-Calls are in effect or 12,500,000 if the Put-Calls are not in effect) at the Closing pursuant to the Business Combination Agreement, (v) none of the 1,205,937 Founder Holders Forfeiture Shares are forfeited because the Available Closing Date Cash exceeds $245,000,000, (vi) the Earnout Shares are excluded unless and until such shares become earned in accordance with the Business Combination Agreement, (vii) there is no exercise at the Closing of the Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), (viii) none of the parties set forth above purchase shares of Class A Common Stock in the open market, (ix) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (x) there are no issuances of any shares of the Company’s Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the Plan, (x) the Company is expected to own, indirectly through the Special Limited Partner, approximately 23.11% of the RSI Units at the Closing and will control RSI through RSI GP, and (y) the Sellers will own approximately 76.89% of the RSI Units at the Closing and will control the Company through the ownership of the Class V Voting Stock. Under certain circumstances, depending on redemptions by the Company’s current stockholders, the Company may indirectly own approximately 12.41% of the RSI Units at the Closing.

Post-Business Combination Ownership Structure

We anticipate that, upon completion of the Business Combination, the voting interests in the Company will be as set forth in the table below.*

	Assuming No Redemptions of Public Shares(1)	Assuming Maximum Redemptions of Public Shares(2)
dMY’s Public Stockholders	12.20%	1.64%
Initial Stockholders	2.41%	1.85%
PIPE Investors	8.51%	8.92%
Sellers	76.89%	87.58%

(1)

Assumes that (i) none of the holders of public shares of Class A Common Stock exercise their redemption rights, (ii) the parties to the Business Combination Agreement incur $30 million of transaction expenses, (iii) Put-Calls are in effect as of the Closing and are validly exercised shortly following the Closing or not in effect, (iv) the maximum amount of Purchased RSI Units are purchased from the Sellers (other than the Put-Call Sellers) (i.e., 9,923,550 if the Put-Calls are in effect or 12,500,000 if the Put-Calls are not in effect) at Closing, (v) none of the 1,205,937 Founder Holders Forfeiture Shares are forfeited because the Available Closing Date Cash exceeds $245,000,000, (vi) the Earnout Shares are excluded unless and until such shares become earned in accordance with the Business Combination Agreement, (vii) there is no exercise at the Closing of the Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), (viii) none of the parties set forth above purchase shares of Class A Common Stock in the open market, (ix) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (x) there are no issuances of any shares of the Company’s Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the Plan.

(2)

Assumes that (i) the holders of 20,043,002 shares of Class A Common Stock exercise their redemption rights (representing the maximum amount of public shares that can be redeemed to satisfy the Minimum Cash Condition, (ii) the parties to the Business Combination Agreement incur $30 million of transaction expenses, (iii) the Put-Calls are in effect as of the Closing but there are no Put-Call Units due to insufficient excess cash, (iv) no Purchased RSI Units are purchased from the Sellers due to insufficient excess cash, (v) per the Business Combination Agreement, the Initial Stockholders forfeit (on a pro rata basis) 1,205,937 Founder Holders Forfeiture Shares in the aggregate as the Available Closing Date Cash does not exceed $160,000,000, (vi) the Sellers’, Company’s and Initial Stockholders’ Earnout shares are excluded, (vii) no exercise of the Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), (viii) none of the parties set forth above purchase shares of Class A Common Stock in the open market, (ix) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (x) there are no issuances of any shares of the Company’s Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the Plan.

*

Upon completion of the Business Combination, the Company’s public stockholders, the Initial Stockholders and the PIPE Investors will hold shares of Class A Common Stock and the Sellers will hold shares of Class V Voting Stock.

The voting percentages set forth above were calculated based on the amounts set forth in the sources and uses table on pages 51 and 156 of this proxy statement and do not take into account (a) warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of Class A Common Stock) for one share of Class A Common Stock, (b) Earnout Shares that may become earned in accordance with the terms and conditions of the Business Combination Agreement, in which event, such shares will be entitled to one vote per share, (c) the 1,205,937 Founder Holders Forfeiture Shares which are not entitled to vote unless and until it is determined that such shares will not be forfeited by the Initial Stockholders in accordance with the terms of the Founder Holders Forfeiture Agreement, or (d) the issuance of any shares upon completion of the Business Combination under the Plan, a copy of which is attached to this proxy statement as Annex C, but does include the shares owned by our Initial Stockholders, which, on the effective date of the Business Combination, will convert into 5,750,000 shares of Class A Common Stock in accordance with the terms of the Charter, subject to adjustment. If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different.

For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” In addition, following the Business Combination, the ownership of the Company and RSI will change based on the exercise of the rights set forth in the RSI A&R LPA and the achievement of certain earnout targets. For additional information on the RSI A&R LPA, please see the section entitled “Related Agreements — RSI A&R LPA” below. For additional information on the earnout targets, please see the section entitled “Earnout” below.

Consideration to be Received in the Business Combination

The aggregate consideration payable or issuable by the Company in exchange for the Issued RSI Units is comprised of (i) an amount in cash equal to the Contribution Amount (as defined below), and (ii) the Class V Voting Stock issued to the Sellers as described above. Pursuant to the Business Combination Agreement, “Available Closing Date Cash” will be equal to the sum of (i) the cash remaining in the Company’s trust account as of immediately prior to the Closing following any redemptions of Class A Common Stock by the Company’s current stockholders and payment of the aggregate amount of transaction expenses incurred by the parties to the Business Combination Agreement as of the Closing plus (ii) the aggregate amount of proceeds received by the Company at or prior to the Closing in connection with the PIPE (as defined below). To the extent that the Available Closing Date Cash exceeds $160,000,000, an amount of the Available Closing Date Cash (not to exceed (a) $125,000,000 in the event that the Put-Calls are not in effect as of the Closing or (b) $99,235,500 in the event that the Put-Calls are in effect as of the Closing) determined by calculating (A) the sum of (i) the Available Closing Date Cash less $160,000,000 (provided that the amount of cash attributable to this clause (i) is subject to a cap of $60,000,000) plus (ii) 50% of the amount by which the Available Closing Date Cash exceeds $220,000,000 (provided that the amount of cash attributable to this clause (ii) is subject to a cap of $65,000,000) minus (B) the Aggregate Put-Call Consideration Amount (such amount determined by subtracting the amount in clause (B) from the amount in clause (A), the “Purchased RSI Units Cash Consideration”) will be used to purchase from the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) the Purchased RSI Units and the remainder of the Available Closing Date Cash (which will include the Aggregate Put-Call Consideration Amount (if any)) will be contributed to RSI in exchange for the Issued RSI Units (such contributed amount, the “Contribution Amount”).

Additionally, in the event the Company receives additional proceeds through Permitted Equity Financing Sources during the five business day period following the Closing Date (provided that the aggregate proceeds received in connection with the PIPE and during the five business day period following the Closing Date may not exceed $245,000,000), the Company will cause such amounts to be contributed to the Special Limited Partner, which will in turn contribute such amounts to RSI (the “Post-Closing Contribution Amount”), and in exchange, RSI will issue to the Special Limited Partner additional RSI Units, in an amount equal to the number of shares of Class A Common Stock sold by the Company to such equity financing sources, at the price at which the shares of Class A Common Stock were sold by the Company to such equity financing sources (which price may not be less than $10.00 per share). Thereafter, so long as the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) have not already sold to the Special Limited Partner (x) 12,500,000 RSI Units (in the event that the Put-Calls are not in effect as of the Closing) or (y) 9,923,550 RSI Units (in the event that the Put-Calls are in effect as of the Closing), a portion of the Post-Closing Contribution Amount equal to the Redemption Amount (as defined below) will be used to redeem from the Sellers a number of Retained RSI Units equal to (i) the Redemption Amount divided by (ii) $10.00. In connection with such redemption, the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) will forfeit a corresponding number of shares of Class V Voting Stock held by the Sellers. The Purchased RSI Units Cash Consideration and the portion of the Post-Closing Contribution Amount payable to the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) will not in the aggregate exceed (1) $125,000,000 (in the event that the Put-Calls are not in effect as of the Closing) or (2) $99,235,500 (in the event that the Put-Calls are in effect as of the Closing). Pursuant to the Business Combination Agreement, “Redemption Amount” means the amount equal to the difference of (a) the sum of (i) the Available Closing Date Cash plus the aggregate proceeds received by the Company from any permitted equity financing consummated after the Closing and on or prior to the fifth business day following the Closing Date less $160,000,000 (provided that the amount of cash attributable to this clause (i) will not be less than zero or exceed $60,000,000) plus (ii) the positive product (if any) of (A) 50% multiplied by (B) the amount by which the Available Closing Date Cash plus the aggregate proceeds received by the Company from any permitted equity financing consummated after the Closing and on or prior to the fifth business day following the Closing Date exceeds $220,000,000 (provided that the amount of cash attributable to this clause (ii) will in no event be less than zero or exceed $65,000,000) minus (b) the Purchased RSI Units Cash Consideration, minus (c) the Aggregate Put-Call Consideration Amount, if any.

Pursuant to the Business Combination Agreement, the RSI Enterprise Value is subject to adjustment following the Closing in the event that the transaction expenses attributable to RSI and the Sellers, on the one hand, or the Company and the Sponsor, on the other hand, exceed such party’s transaction expense cap as follows:

•

If, following the final determination of the transaction expenses attributable to RSI and the Sellers, on the one hand, and the Company and the Sponsor, on the other hand, (x) the amount by which the transaction expenses attributable to the Company and the Sponsor exceeds the transaction expense cap with respect to the Company and the Sponsor is greater than (y) the amount by which the transaction expenses attributable to RSI and the Sellers exceeds the transaction expense cap with respect to RSI and the Sellers (taking into account any reduction to the transaction expenses attributable to RSI and the Sellers in the event one or more of the Sellers elects, in their sole respective discretion, to pay all or a portion of the excess between the transaction expenses attributable to RSI and the Sellers and the transaction expense cap with respect to RSI and the Sellers) (the positive result of (x) and (y), the “Net RSI Enterprise Value Upward Adjustment Amount”), then the RSI Enterprise Value will be adjusted upward following the Closing and (i) RSI will issue additional RSI Units to the Sellers, on a pro rata basis, in the aggregate amount equal to the quotient of the Net RSI Enterprise Value Upward Adjustment Amount divided by $10, and (ii) the Company will issue a corresponding number of additional shares of Class V Voting Stock to RSI, which will thereafter be distributed to the Sellers on a pro rata basis.

•

If, following the final determination of the transaction expenses attributable to RSI and the Sellers, on the one hand, and the Company and the Sponsor, on the other hand, (x) the amount by which the transaction expenses attributable to RSI and the Sellers exceeds the transaction expense cap with respect to RSI and the Sellers (taking into account any reduction to the transaction expenses attributable to RSI and the Sellers in the event one or more of the Sellers elects, in their sole respective discretion, to pay all or a portion of the excess between the transaction expenses attributable to RSI and the Sellers and the transaction expense cap with respect to RSI and the Sellers) is greater than (y) the amount by which the transaction expenses attributable to the Company and the Sponsor exceeds the transaction expense cap with respect to the Company and the Sponsor is greater than (the positive result of (x) and (y), the “Net RSI Enterprise Value Downward Adjustment Amount”), then the RSI Enterprise Value will be adjusted downward following the Closing and (i) the Sellers, on a pro rata basis, will automatically forfeit for no consideration an aggregate number of RSI Units and shares of Class V Voting Stock equal to the quotient of the Net RSI Enterprise Value Downward Adjustment Amount divided by $10, and (ii) RSI and the Company will automatically cancel and return such RSI Units and shares of Class V Voting Stock, respectively. For more details on the adjustment to the RSI Enterprise Value, see the Business Combination Agreement.

Beginning on the six month anniversary of the Closing, each Retained RSI Unit held by the Sellers may be exchanged, subject to certain conditions, for either one share of Class A Common Stock or, at the election of RSI GP in its capacity as the general partner of RSI depending on, among other things, the availability of cash at RSI and its other intended uses, the cash equivalent of the market value of one share of Class A Common Stock, pursuant to the terms and conditions of the Amended and Restated Agreement of Limited Partnership of RSI (the “RSI A&R LPA”) (such exchange rights, as further described in the RSI A&R LPA, the “Exchange Rights”). For each Retained RSI Unit so exchanged, one share of the Class V Voting Stock will be canceled by the Company.

In order to offset any potential redemptions in connection with the Business Combination, we have, and may continue to, enter into subscription agreements with PIPE Investors for the purchase by such investors, immediately prior to or concurrently with the closing of the Business Combination, of our securities, including shares of PIPE securities. As of the date of this proxy statement, the Company entered into Fidelity Subscription Agreement and (ii) the Company, the Sellers’ Representative and certain other subscribers entered into subscription agreements pursuant to which, such investors have subscribed to purchase an aggregate of 16,043,002 shares of Class A Common Stock for a purchase price of $10.00 per share, for an aggregate purchase price of $160,430,020, to be issued immediately prior to the Closing. The obligations of each party to consummate the Subscriptions are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement.

Closing and Post-Closing Funding

At the Closing and following the delivery and payments described in the below subsection entitled “Trust Account,” the Company will disburse all remaining amounts then available in the trust account (plus the proceeds of any equity financing received in connection with the PIPE that will occur in connection with the Business

Combination) for the following purpose and in the following order of priority (to the extent such proceeds are available):

•

first, contribution to RSI of the Contribution Amount plus the aggregate amount of transaction expenses attributable to RSI, the Sellers, the Company and/or the Sponsor, which will be used by RSI as follows;

•	first, the payment of the transaction expenses attributable to RSI, the Sellers, the Company and/or the Sponsor; and

•

second, the Contribution Amount will be retained by RSI for use by RSI or any of its subsidiaries (including for payment by RSI of the Put-Call Consideration Amounts payable to the Put-Call Sellers pursuant to the Put-Call Agreements, as applicable); and

•	second, the payment to the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) of the Purchased Company Unit Closing Cash Consideration (if any).

Following the Closing and following the payments described above, in the event that the Company receives proceeds of any equity financing in connection with a PIPE that occurs within five business days following the date of Closing, such proceeds (the “Post-Closing Equity Financing Proceeds”) will be distributed for the following purpose and in the following order of priority (to the extent such proceeds are available):

•

first, the Company will cause the Special Limited Partner to contribute the Post-Closing Equity Financing Proceeds to RSI in exchange for a number of RSI Units equal to the number of shares of Class A Common Stock issued to such equity financing investors at a price at which the corresponding shares of Class A Common Stock were sold to such equity financing investors (the “Post-Closing Issued Company Units”), which Post-Closing Issued Company Units will be issued to the Special Limited Partner; and

•

second, so long as the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) have not already sold to the Special Limited Partner (a) 12,500,000 RSI Units (in the event that the Put-Calls are not in effect as of the Closing) or (b) 9,923,550 RSI Units (in the event that the Put-Calls are in effect as of the Closing), a portion of the Post-Closing Equity Financing Proceeds equal to the Redemption Amount (as defined below) will be used to redeem from the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) a number of Retained RSI Units equal to (i) the Redemption Amount divided by (ii) $10.00. In connection with such redemption, the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) will forfeit a corresponding number of shares of Class V Voting Stock held by the Sellers. The Purchased RSI Units Cash Consideration and the portion of the Post-Closing Contribution Amount payable to the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) will not in the aggregate exceed (1) $125,000,000 (in the event that the Put-Calls are not in effect as of the Closing) or (2) $99,235,500 (in the event that the Put-Calls are in effect as of the Closing). Pursuant to the Business Combination Agreement, “Redemption Amount” means the amount equal to the difference of (a) the sum of (i) the Available Closing Date Cash plus the aggregate proceeds received by the Company from any permitted equity financing consummated after the Closing and on or prior to the fifth business day following the Closing Date less $160,000,000 (provided that the amount of cash attributable to this clause (i) will not be less than zero or exceed $60,000,000) plus (ii) the positive product (if any) of (A) 50% multiplied by (B) the amount by which the Available Closing Date Cash plus the aggregate proceeds received by the Company from any permitted equity financing consummated after the Closing and on or prior to the fifth business day following the Closing Date exceeds $220,000,000 (provided that the amount of cash attributable to this clause (ii) will in no event be less than zero or exceed $65,000,000) minus (b) the Purchased RSI Units Cash Consideration, minus (c) the Aggregate Put-Call Consideration Amount, if any.

Earnout

In connection with the Closing, (i) 1,212,813 shares of Class A Common Stock held by the Initial Stockholders that formerly constituted shares of Class B Common Stock held by the Initial Stockholders, (ii) 1,212,813 Issued RSI Units issued to the Special Limited Partner in connection with the Business Combination (the “Company Earnout RSI Units”), and (iii) 15,000,000 Retained RSI Units held by the Sellers (the “Sellers Earnout RSI Units” and together with the Company Earnout RSI Units, the “Earnout RSI Units”) and an equal number of shares of Class V Voting Stock issued to the Sellers by the Company in connection with the Business Combination (the “Sellers Earnout Voting Shares” and together with the Initial Stockholders Earnout Shares, the “Earnout Shares” which, for the avoidance of doubt, shall not consist of any Put-Call Units), will be subject to certain restrictions on transfer and voting and potential forfeiture pending the achievement (if any) of the following earnout targets pursuant to the terms of the Business Combination Agreement:

•

if a Change of Control (as defined in the Business Combination Agreement) is consummated on or prior to the third anniversary of the date of Closing, 100% of the Earnout Shares and the Earnout RSI Units will be earned and no longer subject to the applicable restrictions on transfer and voting;

•

promptly (but no later than three business days) following the final determination of the Company 2021 Net Revenue (as defined in the Business Combination Agreement), 25% to 100% of each of the Initial Stockholders Earnout Shares, the Company Earnout RSI Units, the Sellers Earnout Voting Shares and the Sellers Earnout RSI Units will be earned and no longer subject to the applicable restrictions on transfer and voting, depending on amount by which the Company 2021 Net Revenue exceeds $270,000,000, with 25% being earned in the event the Company 2021 Net Revenue is equal to $270,000,000 and 100% being earned in the event the Company 2021 Net Revenue is equal to or greater than $300,000,000;

•

if, on or any time prior to the third anniversary of the date of Closing, the Volume Weighted Average Share Price (as defined in the Business Combination Agreement) equals or exceeds $12.00 per share for 10 trading days of any 20 consecutive trading day period following the Closing, 50% of each of the Initial Stockholders Earnout Shares, the Buyer Earnout RSI Units, the Sellers Earnout Voting Shares, and the Sellers Earnout RSI Units will be earned and no longer subject to the applicable restrictions on transfer and voting; and

•

if, on or any time prior to the third anniversary of the date of Closing, the Volume Weighted Average Share Price equals or exceeds $14.00 per share for 10 trading days of any 20 consecutive trading day period following the Closing, 100% of each of the Initial Stockholders Earnout Shares, the Buyer Earnout RSI Units, the Sellers Earnout Voting Shares, and the Sellers Earnout RSI Units will be earned and no longer subject to the applicable restrictions on transfer and voting.

Put-Call Arrangements

On or about the date on which the parties amended and restated the Business Combination Agreement, the Company and RSI entered into a Put-Call Agreement with each Put-Call Seller. Pursuant to the Put-Call Agreements and the Business Combination Agreement, if the Closing occurs on or prior to December 20, 2020, the Put-Call Agreements will remain effective and beginning on December 21, 2020 until December 28, 2020, the Put-Call Sellers will have the right to sell to RSI for $9.00 per unit, and RSI will have the right to purchase from the Put-Call Sellers for $11.00 per unit, such Put-Call Seller’s Put-Call Units for the applicable Put-Call Consideration Amount. If the Closing occurs on or prior to December 20, 2020 and the Put-Call is therefore effective, the Put-Call Sellers will retain their Put-Call Units (instead of selling such Put-Call Units to the Company at the Closing as Purchased RSI Units or transferring such Put-Call Units to RSI following the Closing as part of the post-Closing redemption) and the Aggregate Put-Call Consideration Amount will comprise a portion of the Contribution Amount and will be contributed by the Company to RSI at the Closing (for use in connection with the exercise, if any, of the Put-Calls or for any other use determined by RSI). If the Closing occurs after December 20, 2020, the Put-Call Agreements will automatically terminate and no longer be effective and the Put-Call Units held by the Put-Call Sellers may be sold to the Company at the Closing as Purchased RSI Units or redeemed by RSI following the Closing in accordance with the Business Combination Agreement as described herein.

Closing of the Business Combination

The Closing will take place at 9:00 a.m. eastern time on (a) the third (3rd) business day after the conditions set described below under the subsection entitled “Conditions to the Closing of the Business Combination” have been satisfied, or, if permissible, waived by the party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at closing, but subject to the satisfaction or waiver of such conditions) or such other date as the parties mutually agree.

Conditions to the Closing of the Business Combination

Condition to Each Party’s Obligation

The respective obligations of the Company, RSI, the Sellers, the Sellers’ Representative and the Sponsor to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction, or written waiver by the parties, of each of the following conditions:

•

if a filing is required in connection with the consummation of the transactions contemplated by the Business Combination Agreement under the HSR Act, the waiting period (and any extension thereof) applicable to the consummation of the Business Combination under the HSR Act shall have expired or been terminated;

•	there shall not be any applicable law in effect that makes the consummation of the Business Combination illegal or any order in effect preventing the consummation of the Business Combination; and

•

the vote of the dMY’ public stockholders to the extent required to approve the proposals set forth in this proxy statement, as determined in accordance with applicable law and the Charter, shall have been obtained.

Condition to the Company’s Obligations

The obligations of the Company to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction, or written waiver by the Company, of each of the following conditions:

•

the representations and warranties of RSI and the Sellers, in most instances disregarding qualifications relating to materiality or material adverse effect, must be true and correct as of the Closing (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date) (i) to the extent such failure of the representation and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (as defined in the Business Combination Agreement), (ii) in limited cases, to the extent such failure of the representation and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material and adverse effect on RSI and its subsidiaries, taken as a whole, or (iii) in limited cases, in all material respects;

•

RSI and the Sellers shall have performed or complied in all material respects with all covenants required by the Business Combination Agreement to be performed or complied with by RSI or the Sellers, as applicable, on or prior to the Closing;

•	there shall not have been a Material Adverse Effect since the date of the Business Combination Agreement;

•

RSI must deliver a customary closing certificate certifying, among other things, that the conditions in the first, second and third bulled points have been satisfied with respect to RSI and (ii) the related agreements and other customary documents duly executed by RSI, the Sellers, the Sellers’ Representative or any other applicable Seller affiliated party thereto;

•

the Sellers’ Representative must deliver (i) a customary closing certificate certifying, among other things, that the conditions in the first and second bulled points have been satisfied with respect to the Sellers and (ii) the related agreements and other customary documents duly executed by RSI, the Sellers, the Sellers’ Representative or any other applicable Seller affiliated party thereto;

•

the recapitalization of RSI, the result of which will be that, as of Closing, the Sellers will all hold a single class of RSI Units, shall be effectuated as described in the Business Combination Agreement and in compliance with the Recapitalization Agreement and RSI’s current agreement of limited partnership; and

•

RSI must deliver an audited consolidated balance sheets of RSI and its subsidiaries as of December 31, 2019 and December 31, 2018, and related audited consolidated statements of operations, partners’ equity and cash flows for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of RSI and its subsidiaries’ independent auditors (which reports shall be unqualified), prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and in each case, audited in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”).

Condition to RSI’s and the Sellers’ Obligations

The obligations of RSI and the Sellers to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction, or written waiver by RSI or the Sellers, as applicable, of each of the following conditions:

•

the representations and warranties of the Company, in most instances disregarding qualifications contained therein relating to materiality or material adverse effect, must be true and correct as of the Closing (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date) (i) to the extent such failure of the representation and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect (as defined in the Business Combination Agreement) or (ii) in all material respects;

•

the Company shall have performed or complied in all material respects with all covenants required by the Business Combination Agreement to be performed or complied with by the Company on or prior to the Closing;

•

the Company must deliver (i) a customary closing certificate certifying, among other things, that the conditions in the first and second bulled points have been satisfied and (ii) the related agreements and other customary documents duly executed by the Company or any other applicable Company affiliated parties thereto;

•

the Available Closing Date Cash shall not be less than $160,000,000 (minus the amount, if any, by which the transaction expenses attributable to RSI and the Sellers exceeds the transaction expense cap application to RSI and the Sellers);

•

the Proposed Charter shall have been filed with the Secretary of State of the State of Delaware and the Company shall have adopted the amended and restated bylaws (a form of which is attached to the Business Combination Agreement); and

•

all approvals, determinations, grants, confirmations and other conditions with respect to gaming regulatory authorities required in connection with the transactions contemplated by the Business Combination Agreement and the ancillary agreements thereto shall have been made, obtained, satisfied or given and shall be in full force and effect, as applicable; and

•

there shall not have occurred and be continuing any event or circumstance involving any gaming regulatory authority relating to the Business Combination Agreement or the Business Combination (including any statement or notice by or from a gaming regulatory authority), that has had or is reasonably likely to have (i) a material adverse impact on the eligibility of RSI or any of its subsidiaries to continue to operate under their material operating licenses or registrations in any material respect, (ii) an adverse impact in any material respect on any pending material applications of RSI or any of its subsidiaries filed with a gaming regulatory authority, or (iii) otherwise impair the ability of RSI or any of its subsidiaries to operate its business as conducted on the date hereof in any material respect following the Closing.

Efforts to Obtain Stockholder Approval and Consummate the Business Combination

The Company, RSI, the Sellers, the Sellers’ Representative and the Sponsor agreed to cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the Business Combination), and do, or cause to be done, and assist and cooperate with the other parties to the Business Combination Agreement in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Business Combination Agreement.

Termination

The Purchase Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the Closing by:

•	the mutual written consent of the Company, the Sellers’ Representative and RSI;

•

either the Company, the Sellers’ Representative or RSI by written notice to the others if any applicable law is in effect making the consummation of the transactions contemplated by the Business Combination Agreement illegal or any final, non-appealable order is in effect permanently preventing the consummation of the transactions contemplated by the Business Combination Agreement; provided, that a party’s right to terminate the Business Combination Agreement in this situation shall not be available to any party whose breach of any representation, warranties, covenant or agreement of the Business Combination Agreement results in or causes such final, non-appealable order or other action (including, with respect to RSI, any breach by any Seller);

•

either the Company, the Sellers’ Representative or RSI by written notice to the others if the consummation of the transactions contemplated by the Business Combination Agreement shall not have occurred on or before April 27, 2021 (the “Outside Date”); provided, that if the Sellers’ Representative and the Company approve an extension of the date required to consummate the Business Combination, the Outside Date shall automatically be extended to the earlier to occur of (i) such extension date, and (ii) the 12 month anniversary of the date of the Business Combination Agreement; provided, further, that if (A) any proceeding with respect to the Business Combination Agreement, any other ancillary agreement thereto or otherwise with respect to the Business Combination is commenced or pending on or before the Outside Date (as may be extended as otherwise described in this bullet), then the Outside Date shall be automatically extended without any further action by any party to the Business Combination Agreement until the earlier of (1) the date that is 30 days following the date on which a final, non-appealable order has been entered with respect to such proceeding and (2) the date which is the 12 month anniversary of the date of the Business Combination Agreement, and in each case the Outside Date shall be deemed to be such later date for all purposes of the Business Combination Agreement; (B) the meeting of the special dMY’s public stockholders to vote on the proposals in this proxy statement is adjourned or postponed to April 27, 2021 or a date thereafter, then the Outside Date (as may be extended as otherwise described in this bullet) shall be automatically extended without any further action by any party to the Business Combination Agreement until the date that is three business days following the date on which such meeting has been held (including any adjournment or postponement thereof); (C) one or more of the approvals, determinations, grants, confirmations, findings of suitability or other conditions with respect to gaming regulatory authorities required to be obtained as a closing condition (as described under the subsection entitled “Conditions to the Closing of the Business Combination” above) have not been received on or before the Outside Date (as may be extended as otherwise described in this bullet) such that the applicable closing condition has not been satisfied or waived, then the Outside Date (as may be extended as otherwise described in this bullet) may be extended, in the sole discretion of RSI and the Sellers’ Representative, by RSI and the Sellers’ Representative upon written notice to the other parties to the Business Combination Agreement, to the date which is the 12 month anniversary of the date of the Business Combination Agreement (any such extended outside date determined in accordance with this bullet, the “Extended Outside Date”); provided, further, that a party’s right to terminate the Business Combination Agreement in this situation shall not be available to any party has materially breached any of its representations, warranties, covenants or agreements of the Business Combination Agreement (including, with respect to RSI, any breach by any Seller) and such material breach is the primary cause of or has resulted in the failure of the Business Combination to be consummated on or before such date;

•

by RSI or the Sellers’ Representative, if the Company breaches in any material respect any of its representations or warranties contained in the Business Combination Agreement or breaches or fails to perform in any material respect any of its covenants contained in the Business Combination Agreement, which breach or failure to perform (i) would render any of the mutual conditions or the Sellers’ conditions (as described under the subsection entitled “Conditions to the Closing of the Business Combination” above) not capable of being satisfied, and (ii) cannot be cured or had not been cured by the later of the Outside Date or the Extended Outside Date, as applicable, and 30 business days after RSI or the Sellers’ Representative notifies the Company of such breach (in which case the Outside Date or Extended Outside Date, as applicable, shall automatically be extended until the end of such thirty 30 business day period, but in no event on more than one occasion) and such breach or failure is not waived by RSI or the Sellers’ Representative in writing; provided, however, that the RSI’s or the Sellers’ Representative’s right to terminate the Business Combination Agreement in this situation shall not be available if RSI or any Seller is then in material breach of any of its representation, warranties, covenant or agreement contained in the Business Combination Agreement;

•

by the Company, if RSI or any Seller breaches in any material respect any of their respective representations or warranties contained in the Business Combination Agreement or breaches or fails to perform in any material respect any of its covenants contained in the Business Combination Agreement, which breach or failure to perform (i) would render any of the mutual conditions or the Company’s conditions (as described under the subsection entitled “Conditions to the Closing of the Business Combination” above) not capable of being satisfied, and (ii) cannot be cured or had not been cured by the later of the Outside Date or the Extended Outside Date, as applicable, and 30 business days after the Company notifies the Sellers of such breach (in which case the Outside Date or Extended Outside Date, as applicable, shall automatically be extended until the end of such thirty 30 business day period, but in no event on more than one occasion) and such breach or failure is not waived by the Company in writing; provided, however, that the Company’s right to terminate the Business Combination Agreement in this situation shall not be available if the Company is then in material breach of any of its representation, warranties, covenant or agreement contained in the Business Combination Agreement; or

•

by the Company, the Sellers’ Representative or RSI, if, on or after the fifth business day following receipt of oral or written notice from a governmental entity by any party to the Business Combination Agreement of such governmental entity’s determination that one or more of the approvals, determinations, grants, confirmations, findings of suitability or other conditions with respect to gaming regulatory authorities that are required to be obtained as a condition to closing (as described under the sixth bullet under subsection entitled “Conditions to the Closing of the Business Combination — Condition to RSI’s and the Sellers’ Obligations” above) will not be granted or will be denied such that such condition is not capable of being satisfied and so long as the Sellers’ Representative has not waived in writing the failure of such condition with respect to the particular approval, determination, grant, confirmation, findings of suitability or other condition that will not be granted or will be denied on or prior to the fifth business day following the receipt of such notice; provided, however, that a party’s right to terminate the Business Combination Agreement in this situation shall not be available to any party has materially breached any of its representations, warranties, covenants or agreements of the Business Combination Agreement (including, with respect to RSI and the Sellers’ Representative, any breach by any Seller) and such material breach is the primary cause of or has resulted in the failure of such condition to be satisfied.

In the event the Business Combination Agreement is validly terminated, all further obligations of the parties under the Business Combination Agreement will terminate and will be of no further force and effect (except that certain obligations related to public announcements, expenses, and general provisions), and no party will have any further liability to any other party except for liability for arising out of or incurred as a result of such party’s fraud or willful and material breach of the Business Combination Agreement.

Fees and Expenses

The Company has agreed to pay, without limitation, (i) all fees, costs and expenses that the Company, RSI, the Sponsor, the Sellers, or the Sellers’ Representative or any of their subsidiaries is or becomes obligated to pay, in each case incurred by such person through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of the Business Combination Agreement, the ancillary agreements thereto, and this proxy statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with their respective pursuit of the transactions contemplated by the Business Combination Agreement, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with; (ii) all fees, costs and expenses incurred or payable by the Company, the Sponsor, the Sellers’ Representative, the Sellers, RSI or any of its subsidiaries in connection with entry into the Subscription Agreements and the consummation of the transactions contemplated by the Subscription Agreements and in connection with the negotiation, preparation and execution of any permitted equity financing, including any fees or other inducements related thereto; (iii) any liability of RSI or any of its subsidiaries in the nature of compensation under any sale, change-of-control, “stay around,” retention, severance or similar bonus or payment plans or similar arrangements paid or payable to current or former directors, officers or employees of RSI or any of its subsidiaries, in whole or in part, as a result of or in connection with the transactions contemplated the Business Combination Agreement or any ancillary agreement thereto; (iv) all fees, costs and expenses paid or payable pursuant to the D&O tail policy required to be obtained pursuant to the Business Combination Agreement; (v) all filing fees paid or payable to a governmental entity in connection with any filing made under the HSR Act or applicable gaming law; and (vi) all transfer, documentary, sales, use, stamp, registration, notarial fees and other similar taxes and fees incurred in connection with the transactions contemplated by the Business Combination Agreement. In general, all costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of the Business Combination Agreement, the performance of such party’s obligations under the Business Combination Agreement and the consummation of the transactions contemplated by the Business Combination Agreement are allocated to the party incurring such cost and expense. Each party’s allocated transaction expenses are subject to a cap and, as described above, the RSI Enterprise Value will be adjusted to the extent that a party’s transaction expenses exceeds its applicable transaction expense cap.

Interim Operations Pending the Closing

Interim Operations of RSI and the Sellers

From the date of the Business Combination Agreement until the earlier of the Closing or the date the Business Combination Agreement is terminated in accordance with its terms (the “Pre-Closing Period”) (unless the Company otherwise consents in writing (which is not to be unreasonably withheld, delayed or conditioned) or except (i) as otherwise specifically contemplated by the Business Combination Agreement or the ancillary agreements thereto, (ii) as otherwise disclosed to the Company on RSI’s and the Sellers’ disclosure schedules delivered to the Company on the date of the Business Combination Agreement or (iii) other than with respect to the restrictions set forth in the first, third, fourth, fifth, tenth or fourteenth bullet below, to the extent that any action is taken or omitted to be taken in response to or related to the actual or anticipated effect on RSI or any of its subsidiaries’ businesses of COVID-19 or any COVID-19 Measures (as defined in the Business Combination Agreement), in each case with respect to this clause (iii) in connection with or in response to COVID-19), RSI has agreed to, and the Sellers have agreed to cause RSI and its subsidiaries to, conduct and operate their business in in all material respects in the Ordinary Course of Business (as defined in the Business Combination Agreement) and use its commercially reasonable efforts to preserve their existing relationships with material customers, suppliers and distributors, and RSI has also agreed not to, and the Sellers agreed to cause RSI and its subsidiaries not to:

•	amend or otherwise modify any of the governing documents of RSI or any of its subsidiaries in any manner that would be adverse to the Company or the Sponsor, except as otherwise required by law;

•	make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable law;

•

sell, issue, redeem, assign, transfer, pledge (other than in connection with existing credit facilities), convey or otherwise dispose of (x) any equity interests of RSI or any of its subsidiaries or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating RSI or any of its subsidiaries to issue, deliver or sell any equity interests of RSI or any of its subsidiaries;

•

declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder of RSI or any of its subsidiaries, other than (x) to a subsidiary of RSI or RSI, respectively, (y) tax distributions to the extent provided in or permitted in RSI’s current agreement of limited partnership, which may be financed by an advance made by any Seller or an affiliate of a Seller, and (z) repayments by RSI to any Seller or its affiliates in respect of advances made by such persons or entities to RSI as disclosed to the Company on RSI’s and the Sellers’ disclosure schedules delivered to the Company on the date of the Business Combination Agreement;

•	adjust, split, combine or reclassify any of its equity interests;

•

(x) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness (other than (A) additional indebtedness under existing credit facilities, (B) capital leases entered into in the ordinary course of business, and (C) other indebtedness not to exceed $15,000,000 in the aggregate), (y) make any advances or capital contributions to, or investments in, any person or entity, other than RSI or any of its subsidiaries or in the ordinary course of business, or (z) amend or modify in any material respect any indebtedness;

•

commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), other than capital expenditures in an amount not to exceed $10,000,000;

•

enter into any material amendment or termination (other than an expiration in accordance with the terms thereof) of, or waive compliance with, any material term of any material contract or material lease (in each case, as set forth on RSI’s and the Sellers’ disclosure schedules delivered to the Company on the date of the Business Combination Agreement) or enter into any contract that if entered into prior to the date of the Business Combination Agreement would be a material contract or material lease that would have been required to be listed on RSI’s and the Sellers’ disclosure schedules delivered to the Company on the date of the Business Combination Agreement, in each case other than in the ordinary course of business and solely to the extent such amendment, termination or waiver would not materially and adversely impact RSI and its subsidiaries, taken as a whole;

•

other than inventory and other assets acquired in the ordinary course of business, acquire the business, properties or assets, including equity interests of another person or entity, except, in each case, for acquisitions whose consideration in an aggregate amount (for all such acquisitions) is not greater than $10,000,000 and the consideration for which is payable only in cash, so long as, based upon the advice of RSI’s accountants, such acquisition, individually or in the aggregate, would not require any additional disclosure pursuant to the rules and regulations adopted by PCAOB (whether through merger, consolidation, share exchange, business combination or otherwise);

•

propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material lien, any of the material rights or material assets owned by, or leased or licensed to, RSI or any of its subsidiaries, except for (x) certain permitted liens, (y) liens under existing credit facilities or other indebtedness permitted pursuant to fourth bullet above and (z) as required or contemplated by the Business Combination Agreement;

•

compromise, commence or settle any pending or threatened proceeding (w) involving payments (exclusive of attorney’s fees) by RSI or any of its subsidiaries not covered by insurance in excess of $500,000 in any single instance or in excess of $2,000,000 in the aggregate, (x) granting injunctive or other equitable remedy against RSI or any of its subsidiaries, (y) which imposes any restrictions on the operations of businesses of the RSI and its subsidiaries or (z) by the equityholders of RSI or any other person or entity which relates to the transactions contemplated by the Business Combination Agreement;

•

except as required under applicable law, the terms of any employee benefit plan of RSI existing as of the date of the Business Combination Agreement or in the ordinary course of business (A) materially increase in any manner the compensation, bonus, severance or termination pay of any of the current or former directors, officers, employees or individual consultants of RSI or any of its subsidiaries, other than increases to any such individuals who are not directors or officers of RSI or any of its subsidiaries in the ordinary course of business consistent with past practice that do not exceed 5% individually or 3% in the aggregate, (B) become a party to, establish, materially amend (other than as required by applicable law or as part of an annual renewal for health and/or welfare benefits), commence participation in, or terminate any stock option plan or other stock-based compensation plan, or any material employee benefit plan of RSI that is not an “Affiliate Employee Benefit Plan” (as defined in the Business Combination Agreement) with or for the benefit of any current or former directors, officers, employees or individual consultants of RSI or any of its subsidiaries (or newly hired employees), except in each case actions expressly required to be taken under the Business Combination Agreement, (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any employee benefit plan of RSI, (D) grant any new awards under any employee benefit plan of RSI, (E) amend or modify any outstanding award under any employee benefit plan of RSI, (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of RSI or any of its subsidiaries, (G) forgive any loans, or issue any loans (other than advances issued in the ordinary course of business) to RSI’s or any of its subsidiaries’ directors, officers, contractors or employees, or (H) hire or engage any new employee or consultant or terminate the employment or engagement, other than for cause, of any employee or consultant if such new employee or consultant will receive, or does receive, annual base compensation (or annual base wages or fees)in excess of $250,000;

•

(A) sell, lease, assign, transfer, convey, license, sublicense, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any liens (other than certain permitted liens), debentures or other securities in or on, any material rights or assets owned by, or leased or licensed to, RSI or any of its subsidiaries, other than (w) inventory or products in the ordinary course of business, (x) assets with an aggregate fair market value less than $10,000,000, (y) pursuant to non-exclusive licenses of owned intellectual property granted by RSI or any of its subsidiaries to customers or casinos in the ordinary course of business, or (z) immaterial owned intellectual property; or (B) subject any owned intellectual property to Copyleft Terms (as defined in the Business Combination Agreement);

•

disclose any trade secrets and any other material confidential information of RSI or any of its subsidiaries to any person or entity (other than pursuant to a written confidentiality agreement with provisions restricting the use and disclosure of such trade secrets and confidential information);

•

fail to take any action required to maintain any material insurance policies of RSI or any of its subsidiaries in force (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage or (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application), or knowingly take or omit to take any action that could reasonably result in any such insurance policy being void or voidable (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage, (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application, (iii) actions in the ordinary course of business, or (iv) actions set forth on RSI’s and the Sellers’ disclosure schedules delivered to the Company on the date of the Business Combination Agreement); or

•	agree or commit to do any of the foregoing

Additionally, during the Pre-Closing Period, (unless the Company otherwise consents in writing (which is not to be unreasonably withheld, delayed or conditioned) or except (i) as otherwise contemplated by the Business Combination Agreement or the ancillary agreements thereto, (ii) as otherwise disclosed to the Company on RSI’s and the Sellers’ disclosure schedules delivered to the Company on the date of the Business Combination Agreement or (iii) to the extent that any action is taken or omitted to be taken in response to the actual or anticipated effect on the Company’s business of COVID-19 or any COVID-19 Measures (as defined in the Business Combination Agreement), in each case with respect to this clause (iii) in connection with or in response to COVID-19), RSI has agreed not to, and the Sellers agreed to cause RSI and its subsidiaries not to:

•	enter into, renew or modify any Prohibited Affiliate Transactions (as defined in the Business Combination Agreement); or

•

except to the extent required by applicable law, (1) make, change or revoke any material election relating to taxes outside the ordinary course of business consistent with past practice (subject to changes in applicable law), (2) enter into any agreement, settlement or compromise with any taxing authority relating to a material amount of taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material tax matter not disclosed on RSI’s and the Sellers’ disclosure schedules delivered to the Company on the date of the Business Combination Agreement (other than at the request of a taxing authority), (4) file any amended material tax return, (5) fail to timely file (taking into account valid extensions) any material tax return required to be filed, (6) fail to pay any material amount of tax as it becomes due, (7) enter into any tax sharing agreement (other than an ordinary course tax sharing agreement), (8) surrender any right to claim any refund of a material amount of taxes, or (9) take any action that would reasonably be expected to prevent, impair or impede the intended tax treatment of the transactions contemplated by the Business Combination Agreement.

Interim Operations of the Company

The Company has agreed, during the Pre-Closing Period (unless the Sellers otherwise consent in writing (which is not to be unreasonably withheld, delayed or conditioned) or except (i) as otherwise contemplated by the

Business Combination Agreement or the ancillary agreements thereto or (ii) as otherwise disclosed to the Sellers on the Company’s disclosure schedules delivered to the Sellers on the date of the Business Combination Agreement), not to:

•

conduct any activities or enter into any contracts directed toward or in contemplation of an alternative business combination to the business combination contemplated by the Business Combination Agreement;

•

modify or amend the investment management trust agreement relating to the trust account (the “Trust Agreement”), that certain Private Placement Warrants Purchase Agreement, dated February 20, 2020, by and among the Sponsor and the Company, or the governing documents of the Company in any material respects;

•	withdraw any of the amounts in the trust account, other than as permitted by the governing documents of the Company or the Trust Agreement;

•	make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable law;

•

except to the extent required by applicable law, (1) make, change or revoke any material election relating to taxes outside the ordinary course of business consistent with past practice (subject to changes in applicable law), (2) enter into any agreement, settlement or compromise with any taxing authority relating to a material amount of taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material tax matter not disclosed on the Company’s disclosure schedules delivered to the Sellers on the date of the Business Combination Agreement (other than at the request of a taxing authority), (4) file any amended material tax return, (5) fail to timely file (taking into account valid extensions) any material tax return required to be filed, (6) fail to pay any material amount of tax as it becomes due, (7) enter into any tax sharing agreement (other than an ordinary course tax sharing agreement), (8) surrender any right to claim any refund of a material amount of taxes, or (9) take any action that would reasonably be expected to prevent, impair or impede the intended tax treatment of the transactions contemplated by the Business Combination Agreement;

•

other than in connection with the stockholder vote or the redemption by dMY’s public stockholders or the PIPE permitted by the Business Combination Agreement, sell, issue, redeem, assign, transfer, convey or otherwise dispose of (w) any of its equity interests, or (x) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating the Company or Sponsor to issue, deliver or sell any equity interests of the Company, other than contracts for indebtedness from the Sponsor or its affiliates or any director or officer of the Company or the Sponsor incurred in order to finance working capital and tax expenses needs and expenses in an amount not to exceed $1,300,000 on terms not materially different than those reflected in the form promissory note set forth on the Company’s disclosure schedules delivered to the Sellers on the date of the Business Combination Agreement;

•	other than the redemption by dMY’s public stockholders, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of the Company;

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adjust, split, combine or reclassify (other than a reclassification pursuant to a conversion of shares of Class B Common Stock into shares Class A Common Stock pursuant to the governing documents of the Company) any of its equity interests;

•	reduce the exercise price of any warrant of the Company;

•

incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, material liabilities, debts or obligations other than contracts for indebtedness from the Sponsor or its affiliates or any director or officer of the Company or the Sponsor incurred in order to finance working capital and tax expenses needs and expenses in an amount not to exceed $1,500,000 on terms not materially different than those reflected in the promissory note, dated November 27, 2019 between the Sponsor and the Company;

•

enter into any transaction or contract with the Sponsor or any of its affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by the Company to the Sponsor, the Company’s officers or directors, or any affiliate of the Sponsor or the Company’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated by the Business Combination Agreement;

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compromise, commence or settle any pending or threatened proceeding (w) involving payments (exclusive of attorney’s fees) by the Company not covered by insurance in excess of $500,000 or in excess of $1,000,000 in the aggregate, (x) granting material injunctive or other equitable remedy against the Company (y) which imposes any material restrictions on the operations of businesses of the Company or (z) by the public stockholders or any other person or entity which relates to the transactions contemplated by the Business Combination Agreement; or

•	agree or commit to do any of the foregoing.

Trust Account

Subject to the satisfaction or waiver of the conditions described under the subsection entitled “Conditions to the Closing of the Business Combination” above (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the trustee (which notice the Company shall provide to the trustee in accordance with the terms of the Trust Agreement), at the Closing and subject to the terms of the Trust Agreement and the Charter, the Company will (i) cause the documents, opinions and notices required to be delivered to the trustee pursuant to the Trust Agreement to be so delivered, and (b) cause the trustee to pay as and when due (x) all amounts payable to stockholders of the Company who have validly elected to redeem their shares of Class A Common Stock pursuant to the Charter and direct and use its best efforts to cause the trustee to pay as and when due the deferred underwriting fees to the underwriters of the Company’s initial public offering pursuant to the terms of the Trust Agreement, except to the extent that such deferred underwriting fees is waived, and (y) pay all amounts payable pursuant to the Business Combination Agreement (as described under the subsections entitled “Consideration to be Received in the Business Combination” and “Closing and Post-Closing Funding” above.

Additional Covenants of the Parties

Mutual Convents

The Company, the Sellers, the Sellers’ Representative and RSI made certain mutual covenants in the Business Combination Agreement including:

•	notifying each other of any developments which would cause or would reasonably be expected to result in a failure of a closing condition to be satisfied;

•

keeping each other apprised of the status of matters related to the completion of the Business Combination, and using commercially reasonable efforts to resolve any objections as may be asserted by any governmental entity with respect to the Business Combination;

•	cooperation on certain tax matters; and

•	jointly making public statements about the Business Combination and cooperating with each other to prepare and make certain SEC filings (including the preparation of this proxy statement).

Company Covenants

The Company made certain other covenants in the Business Combination Agreement, including:

•	ceasing all existing discussions or negotiation with any person with respect to any alternative acquisition and refrain from entering into new negotiation or discussions for alternative acquisitions;

•	ensuring that its shares of Class A Common Stock and warrants remain listed on NYSE;

•	approving and adopting, subject to the approval of the Company’s stockholders, the Plan, the A&R Charter and the amended and restated bylaws in the form attached to the Business Combination Agreement;

•	releasing certain affiliates of the Seller from certain pre-Closing actions;

•

maintaining indemnification for current and former directors and officers of RSI and its subsidiaries and obtaining a 6-year run-off director and officer insurance policy for pre-Closing officers and directors of RSI and its subsidiaries;

•	providing the Sellers and Sponsor access to RSI’s books, records and tax returns after the Closing; and

•	changing the Company’s name in connection with the Closing to Rush Street Interactive, Inc.

RSI and Sellers Covenants

RSI and the Sellers made certain other covenants in the Business Combination Agreement, including:

•	ceasing all existing discussions or negotiation with any person with respect to any alternative acquisition and refrain from entering into new negotiation or discussions for alternative acquisitions;

•	providing the Company with reasonable access to RSI’s books and records and to furnish financial and operating information as the Company may reasonably request;

•	releasing certain affiliates of the Company and the Sponsor from certain pre-Closing actions;

•	transferring and assigning, and causing the Sellers’ affiliates to transfer and assign, certain trademarks and domain names to RSI; and

•	following the closing, refraining from disclosing or using certain confidential information of RSI.

Employee Matters

Between the date of the Business Combination Agreement and the Closing, the parties to the Business Combination Agreement agreed to cooperate and take such actions as necessary to continue the participation of or to establish participation of RSI and its subsidiaries in appropriate benefit plans effective as of the Closing.

Kyle L. Sauers will serve as RSI’s Chief Financial Officer starting on or before October 23, 2020 pursuant to an offer letter agreement entered into between him and RSI. For more information about Mr. Sauers’ offer letter, please see the section entitled “Executive Compensation — Chief Financial Officer Candidate.”

Trust Account Waiver

Each of RSI and the Sellers has agreed that it does not and will not at any time have any right, title, interest or claim of any kind in or to any assets in the trust account (or distributions therefrom to the Company’s public stockholders or to the underwriters of the Company’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement), and has waived any claims it had or may have at any time against or with respect to the trust account (or distributions therefrom to the Company’s public stockholders) as a result of, or arising out of, any discussions, contracts or agreements (including the Business Combination Agreement and the Subscription Agreement) among the Company, the Sellers and RSI and agreed not seek recourse against the trust account (or distributions therefrom to the Company’s public stockholders or to the underwriters of the Company’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement) for any reason whatsoever.

Specific Performance

Each party to the Business Combination Agreement agreed that each other party will be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of the Business Combination Agreement and to enforce specifically the Business Combination Agreement and the terms and provisions thereof in any proceeding, in addition to any other remedy to which such party may be entitled.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties by the parties thereto.

In the Business Combination Agreement, the Sellers make representations and warranties regarding the Sellers, including relating to: organization, authority, enforceability; capitalization; non-contravention; information supplied; litigation; brokerage; investment intent; compliance with laws; and inspections.

In the Business Combination Agreement, the Company makes customary representations and warranties regarding itself, including in relation to: organization, authority, enforceability; capitalization, brokerage; trust account; the Company’s SEC filings; information supplied; this proxy statement; litigation; listing; investment company; non-contravention; business activities; investment intent; tax matters; compliance with laws; inspections; and the Subscription Agreement.

In the Business Combination Agreement, RSI makes representations and warranties regarding itself and its subsidiaries, including relating to: organization, authority, enforceability; non-contravention; capitalization; financial statements; no material adverse effect; absence of certain developments; real property; tax matters; contracts; intellectual property; data security and data privacy; information supplied; litigation; brokerage; labor maters; employee benefit plans; insurance; compliance with laws and permits; title to and sufficiency of assets; trade and anti-corruption compliance; anti-money laundering compliance; affiliate transactions; compliance with applicable sanctions and embargo laws; and inspections.

No Survival of Representations and Warranties or Pre-Closing Covenants

Other than claims against a party that committed fraud with respect to the making of its applicable representation and warranty in the Business Combination Agreement, the representations and warranties set forth in the Business Combination Agreement and all covenants that are to be fully performed prior to the Closing.

Amendment of the Purchase Agreement

No amendment of any provision of the Business Combination Agreement shall be valid unless the same shall be in writing and signed by the Company, the Sponsor, RSI and the Sellers’ Representative. No waiver of any provision or condition of the Business Combination Agreement shall be valid unless the same shall be in writing and signed by the party against which such waiver is to be enforced. No waiver by any party of any default, breach of representation or warranty or breach of covenant under the Business Combination Agreement, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Under the Business Combination Agreement, any such amendment or waiver may occur after the approval of the proposals set forth herein.

Related Agreements

Tax Receivable Agreement

Simultaneously with the Closing, the Company, the Special Limited Partner, RSI, the Sellers and the Sellers’ Representative will enter into a tax receivable agreement (the “Tax Receivable Agreement”), which will provide for, among other things, payment by the Special Limited Partner to the Sellers 85% of the net income tax savings realized by the Company and its consolidated subsidiaries (including the Special Limited Partner) as a result of the increases in tax basis and certain other tax benefits related to the transactions contemplated under the Business Combination Agreement and the exchange of Retained RSI Units for Class A Common Stock (or cash) pursuant to the RSI A&R LPA and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement (as more fully described in the Tax Receivable Agreement). The Tax Receivable Agreement will remain in effect until all such tax benefits have been utilized or expired unless the Special Limited Partner exercises its rights to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. The Company may recognize a liability under the Tax Receivable Agreement of up to $496 million if all member interests are exchanged and assuming (i) the generation of sufficient future taxable income, (ii) a price of $10 per share, (iii) a constant corporate tax rate of 29.83% and (iv) no material changes in tax law. The amount payable under the Tax Receivable Agreement would vary from year to year, but the Company estimates that payments would be made over the next fifteen years assuming the generation of sufficient future taxable income. We expect the cash tax savings we would realize from the utilization of deferred tax assets to fund the required payments.

Proposed Charter and Amended and Restated Bylaws of the Company

In connection with the Business Combination, prior to the Closing on or prior to the Closing Date, the Company will amend and restate (i) subject to receipt of stockholder approval, the Charter by adopting the Proposed Charter and (ii) the current Bylaws of the Company by adopting the Amended and Restated Bylaws of Company (the “A&R Bylaws”), to establish a structure containing Class A Common Stock, which will carry such economic and voting rights as set forth in the Proposed Charter and A&R Bylaws, and Class V Voting Stock, which will carry only such voting rights as set forth in the Proposed Charter and A&R Bylaws (as more fully described herein).

The Proposed Charter will require that any equity interests owned or controlled by an Unsuitable Person (as defined in the Proposed Charter) or an affiliate thereof be subject to mandatory sale and transfer, subject to the terms and conditions set forth therein, in such number and class(es)/series of equity interests as determined by the Board in good faith (following consultation with reputable outside and independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the directors of the Board.

RSI A&R LPA

At the Closing, the Company, the Special Limited Partner, RSI GP, RSI and the Sellers will enter into the RSI A&R LPA which will, among other things, permit the issuance and ownership of RSI Units as contemplated to be issued and owned upon the consummation of the Business Combination, admit RSI GP as the general partner of RSI, provide for the Exchange Rights, otherwise amend and restate the rights and preferences of the RSI Units and set forth the rights and preferences of the RSI Units, and establish the ownership of the RSI Units by the persons or entities indicated in the RSI A&R LPA.

Tax Distributions

The RSI A&R LPA will provide quarterly tax distributions payable in accordance with the RSI A&R LPA to the holders of RSI Units on a pro rata basis based upon an agreed-upon formula related to the taxable income of RSI allocable to holders of RSI Units. Generally, these tax distributions will be computed based on RSI’s estimate of the taxable income of RSI allocable to each holder of RSI Units (based on certain assumptions) multiplied by an assumed tax rate equal to the highest effective marginal combined United States federal, state and local income tax rate prescribed for an individual or corporation resident in New York, California or Illinois (whichever results in the application of the highest state and local tax rate), subject to various adjustments. Distributions, including tax distributions, will be made to holders of RSI Units on a pro rata basis.

Exchange of RSI Units for Class A Common Stock

The Sellers will, from and after the six-month anniversary of the Closing up to four times per calendar year be able to exchange all or any portion of their RSI Units, together with the cancelation of an equal number of shares of Class V Voting Stock, for a number of shares of Class A Common Stock equal to the number of exchanged RSI Units by delivering a written notice to RSI, with a copy to the Special Limited Partner; provided that no holder of RSI Units may exchange less than 1,000 RSI Units in any single exchange unless exchanging all of the RSI Units held by such holder at such time, subject in each case to the limitations and requirements set forth in the RSI A&R LPA regarding such exchanges. Notwithstanding the foregoing, the Special Limited Partner may, at its sole discretion, in lieu of delivering shares of Class A Common Stock for any RSI Units surrendered for exchange, pay an amount in cash per RSI Unit equal to the 5-day VWAP of the Class A Common Stock on the date of the receipt of the written notice of the exchange.

Exchange Ratio

For each RSI Unit exchanged, one share of Class V Voting Stock will be canceled and one share of Class A Common Stock will be issued to the exchanging member. If the Class A Common Stock is converted or changed into another security, securities or other property, on any subsequent exchange an exchanging RSI Unit holder will be entitled to receive such security, securities or other property.

Restrictions on Exchange

In certain circumstances RSI GP may limit the rights of holders of RSI Units to exchange their RSI Units under the RSI A&R LPA if RSI GP determines in good faith that such restrictions are necessary so that RSI will not be classified as a “publicly traded partnership” under applicable tax laws and regulations.

Limited Liability Company Agreement of RSI GP

At the Closing, the Company and RSI GP will enter into the Limited Liability Company Agreement of RSI GP (the “GP LLCA”), pursuant to which, among other things, the parties will establish a board of managers of RSI GP, which will initially be comprised of Neil Bluhm, Gregory Carlin and Richard Schwartz, to direct and exercise control over all activities of RSI GP, including RSI GP’s right to manage and control RSI. Pursuant to the GP LLCA, each of Neil Bluhm (or one of his adult children) and Gregory Carlin will be entitled to serve as a manager of the board of RSI GP until they (or their permitted transferees, successors or assigns), taken together, hold fewer equity interests of the Company and RSI (taken together) than any other shareholder or affiliated group of shareholders. In addition, RSI will have sole discretion to appoint managers (including to fill vacancies) and remove managers, subject to receipt of requisite gaming licenses and/or approvals from gaming authorities.

Amended and Restated Certificate of Incorporation and Bylaws of the Special Limited Partner

At the Closing, the Company and the Special Limited Partner will amend the Special Limited Partner’s Certificate of Incorporation and Bylaws to, among other things, provide that (i) the board of directors of the Special Limited Partner will be appointed by the board of directors of the Company and (ii) the Special Limited Partner will comply with applicable gaming laws.

Founder Holders Forfeiture Agreement

At the Closing, the Founder Holders, the Company and the Sellers’ Representative will enter into the Founder Holders Forfeiture Agreement (the “Founder Holders Forfeiture Agreement”), pursuant to which, among other things, the Founder Holders will agree to forfeit (pro rata) for no consideration up to 1,205,937 shares of Class A Common Stock in the aggregate (consisting of two hundred fifty-four thousand three hundred sixty-one (254,361) Initial Stockholders Earnout Shares (as defined in the Business Combination Agreement) and nine hundred fifty-one thousand five hundred seventy-six (951,576) shares of Class A Common Stock that are not Initial Stockholders Earnout Shares) following the Closing and the Company will agree to forfeit a corresponding number of RSI Units held by the Company to the extent that the Total Measurable Cash (as defined in the Founder Holders Forfeiture Agreement) does not equal at least $245,000,000 (as more fully described in the Founder Holders Forfeiture Agreement).

Amended Insider Letter

In connection with the execution of the Business Combination Agreement, certain current officers and directors of the Company (including the Founder Holders), the Sponsor, the Company, RSI and the Sellers’ Representative have entered into an amendment (the “Amended Insider Letter”) to a letter agreement entered into on February 20, 2020 in connection with the Company’s initial public offering (the “Letter Agreement”), pursuant to which, among other things, (x) the Founder Holders agreed to waive any and all anti-dilution rights described in its current Certificate of Incorporation or otherwise with respect to the shares of Class A Common Stock (that formerly constituted shares of Class B Common Stock held by the Founder Holders) held by the Founder Holders that may be implicated by the Business Combination such that the Class B Common Stock Conversion will occur as discussed herein and (y) the Founder Holders appointed the Sponsor as their representative for purposes of the earnout provisions of the Business Combination Agreement and the transactions contemplated thereby (in each case as more fully described in the Amended Insider Letter). Upon execution of the Investor Rights Agreement, the Amended Insider Letter shall be deemed amended to remove the 12-month lock-up period contained therein applicable to the Sponsor, Niccolo de Masi, Harry You and the independent directors and imposes the lock-up period applicable to the Founder Holders as described in the Investor Rights Agreement description below.

Investor Rights Agreement

At the Closing, the Company, Sellers, the Founder Holders, and the Sellers’ Representative will enter into an Investor Rights Agreement (the “Investor Rights Agreement”), pursuant to which, among other things, (i) the Company and the Founder Holders will agree to terminate the Registration Rights Agreement, dated as of February 20, 2020, entered into by them in connection with the Company’s initial public offering, (ii) the Sponsor will have the right to nominate two directors to the Board and the Sellers’ Representative will have the right to nominate the remaining directors of the Board (initially seven directors), and the Sellers’ Representative will have the right to appoint up to three non-voting board observers to the Board, in each case subject to certain conditions, (iii) the Company will provide the Sellers and the Sponsor certain registration rights with respect to the shares of Class A Common Stock held by the Sellers and the Sponsor, (iv) the Founder Holders and the Sellers will agree not to transfer, sell, assign or otherwise dispose of the shares of Class A Common Stock and the RSI Units held by such person for up to 12 months following the Closing (with respect to the Founder Holders) and 180 days following the Closing (with respect to the Sellers), in each case, subject to certain exceptions, including an exception for the sale of the Put-Call Units to RSI pursuant to and in accordance with the Business Combination Agreement and the Put-Call Agreements, as applicable, and (v) the Amended Insider Letter shall be deemed amended to remove the 12-month lock-up period contained therein applicable to the Sponsor, Niccolo de Masi, Harry You and the independent directors, in each case as more fully described in the Investor Rights Agreement attached as Exhibit F to the Business Combination Agreement.

Services Agreement

At the Closing, RSI and Rush Street Gaming, LLC, a current affiliate of RSI (“RSG”), will enter into a Services Agreement (the “Services Agreement”), pursuant to which, among other things, RSG will provide certain specified services to RSI for a period of two years following the Closing Date, subject to extension and early termination, including, without limitation, services relating to legal and compliance, human resources and information technology (in each case as more fully described in the Services Agreement attached as Exhibit K to the Business Combination Agreement). As compensation for RSG’s provision of these services, during the term of the Services Agreement, RSI will reimburse RSG for (i) all third party costs, including fees and costs incurred in connection with any required consents, incurred in connection with the provision of services, (ii) its reasonable and documented out-of-pocket travel and related expenses as approved by RSI, and (iii) an allocable portion of payroll, benefits and overhead (calculated at 150% of an employee’s salary, bonus and benefits cost) with respect to RSG’s or its affiliates’ employees who perform or otherwise assist in providing the services.

Employment Agreement

At the Closing, RSI will enter into an employment agreement with Gregory A. Carlin on terms reasonably mutually acceptable to RSI and Mr. Carlin. Following the Closing, Mr. Carlin will remain Chief Executive Officer of RSG and pursuant to the Employment Agreement, Mr. Carlin will not be required to devote his full business time and attention to RSI.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, (i) the Company entered into a subscription agreement with certain funds and accounts managed by Fidelity Management & Research Company LLC (the “Fidelity Subscription Agreement”) and (ii) the Company, the Sellers’ Representative and certain other subscribers entered into subscription agreements (the “Other Subscription Agreements,” together with the Fidelity Subscription Agreement, the “Subscription Agreements”), pursuant to which, such investors have agreed to purchase in connection with Closing an aggregate of 16,043,002 shares of Class A Common Stock for a purchase price of $10.00 per share, for an aggregate purchase price of $160,430,020 (together, the “PIPE”). The obligations of each party to consummate the PIPE are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement.

Recapitalization Agreement

In connection with the execution of the Business Combination Agreement, the Sellers, the Sellers’ Representative and RSI entered into a recapitalization agreement (the “Recapitalization Agreement”), pursuant to which the parties agreed to recapitalize the equity interests of RSI effective as of immediately prior to the Closing into a single class of common units in order to permit the issuance and ownership of the RSI Units as contemplated to be issued and owned upon the consummation of the Business Combination.

Put-Call Agreements

On or about the date on which the parties amended and restated the Business Combination Agreement, the Company, RSI and each of the Put-Call Sellers entered into Put-Call Agreements. Pursuant to the Put-Call Agreements and the Business Combination Agreement, if the Closing occurs on or prior to December 20, 2020, the Put-Call Agreements will remain effective and beginning on December 21, 2020 until December 28, 2020, the Put-Call Sellers will have the right to sell to RSI for $9.00 per unit, and RSI will have the right to purchase from the Put-Call Sellers for $11.00 per unit, the Put-Call Sellers’ Put-Call Units (not to exceed 2,576,450 in the aggregate). If the Closing occurs after December 20, 2020, the Put-Call Agreements will automatically terminate and no longer be effective and the Put-Call Units held by the Put-Call Sellers may be sold to the Company at the Closing as Purchased RSI Units or redeemed by RSI following the Closing in accordance with the Business Combination Agreement as described herein.

Background of the Business Combination

We are a blank check company that was incorporated in Delaware on September 27, 2019, formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses. The Business Combination was the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of our management team and the Board. The terms of the Business Combination were the result of extensive negotiations between our independent directors, our management team, our Sponsor, the Company, in consultation with its financial advisors, representatives of RSI, in consultation with its financial and legal advisors, and the Sellers. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

Prior to the consummation of our IPO, neither we, nor anyone on our behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with us.

The prospectus for our IPO states that we intended to use the following general criteria and guidelines to evaluate potential acquisition opportunities:

•	whether the target had an enterprise value is between $500 million and $1.5 billion;

•	whether the target was in the mobile app industry and consumer internet sectors;

•	whether the target had a prove and accomplished management team;

•	whether the target had the requisite compliance, financial controls and reporting processes in place and was ready for the regulatory requirements of a public entity;

•	whether the target had a promising growth path, driven by a sustainable competitive advantage, with opportunities for acceleration by a partnership with us;

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whether the target had a management team with the interest and ability to execute on strategic opportunities, including accretive acquisitions of companies that have the potential to enhance shareholder value;

•	whether the target had management and stakeholders who aspire to have their company become a public entity and generate substantial growth;

•	whether the target had a sizable market share in their segment and the opportunity to achieve market leadership; and

•	whether the target had defensible proprietary technology and intellectual property rights.

Following our IPO, we searched for business combination candidates. As part of the search process, we contacted and were contacted by a number of individuals and entities with respect to business combination opportunities and engaged numerous possible target businesses in discussions with respect to potential transactions.

During that period, Niccolo de Masi and Harry You:

•	developed a list of approximately 50 of the most attractive potential companies in the mobile app, gaming and technology sectors fitting our criteria;

•	had in person, telephonic or email discussions with approximately 35 of those companies, of which approximately 25 were actively pursued (including RSI); and

•	submitted non-binding indications of intent to eleven companies (including RSI) (collectively, the “Potential Targets”).

Apart from RSI, we conducted due diligence with multiple alternative target opportunities between February 22, 2020 and June 18, 2020, prior to entering into exclusive negotiations with RSI. Our due diligence review of each alternative acquisition target progressed to various stages, including review of the operations, forecasts, and management teams of the potential acquisition target, as the case may be, depending in each case on the outcome of earlier discussions with the target opportunities and the earlier diligence findings. Indications of interest were sent out to the Potential Targets between April 25th, 2020 and June 18th, 2020, and discussions, due diligence review and negotiations regarding the terms of a potential transaction with each of these Potential Targets continued for up to six weeks following the submission of each indication of intent.

On June 19, we entered into exclusive negotiations with RSI as a result of our estimation of (a) transaction certainty combined with (b) growth momentum, (c) conservative pricing, and (d) sector interest from public market investors and analysts. We either terminated or allowed to lapse discussions with the other Potential Targets prior to June 19, 2020 because, among other things, further due diligence review did not support ongoing negotiations regarding a potential transaction at that time, we deemed RSI to be the superior Target, we determined that the Potential Target did not entirely fit our investment criteria and/or because we and representatives of the Potential Target did not reach agreement on the price or other terms of a potential acquisition. In each case, further due diligence review and negotiations regarding the terms of a potential transaction would have been required prior to reaching definitive agreement with respect to a Potential Target.

Timeline of the Negotiations

On May 1, 2020, dMY had a Board meeting to discuss the Potential Targets.

On May 12, 2020, Mr. de Masi was introduced to Greg Carlin via their mutual acquaintance Phil Hellmuth. De Masi forwarded a background presentation on dMY to Mr. Carlin on May 12, 2020, and Mr. Carlin reciprocated with a teaser on RSI on May 13, 2020. Mr. de Masi spoke to Mr. Carlin for the first time on May 14, 2020. This first call was productive and the parties agreed to subsequent interaction. Due to COVID-19 and shelter-in-place orders, all meetings were held over Zoom or GoogleHangout.

A non-disclosure agreement was executed on May 16, 2020. RSI was in a potential private capital fundraise process with Oakvale Capital of London (“Oakvale”), and so RSI used Oakvale to compile diligence materials.

dMY began working with Goldman and Needham to validate valuation and the potential reception a combination with RSI would have in the public markets. RSI compiled and delivered a confidential information memorandum to dMY on May 16, 2020, and this memorandum confirmed to dMY that RSI met its target criteria. On May 17, 2020, dMY submitted a non-binding indication of interest to RSI, leaving valuation open to analysis by both parties. Goldman advised dMY on a ceiling of 6x 2021 forecast revenue for this transaction to be well received by institutional investors.

On May 21, 2020, RSI provided an overview of RSI and its business to Goldman and dMY. dMY sent Mr. Carlin a diligence timeline with milestones for a SPAC merger-IPO. On May 26, 2020, dMY received from RSI financial diligence materials, as well as a financial model and projections which had been prepared by RSI’s management with assistance from Oakvale. Goldman assisted dMY with interpreting these materials by providing summaries and related market research. On May 27, there was an additional diligence call with Goldman, dMY and Oakvale to walk through RSI’s financial results and projections. On May 27, 2020, dMY submitted an updated non-binding letter of intent valuing RSI at $1.3 billion, including earnout consideration. On May 29, 2020, dMY sent Mr. Carlin an updated timeline for the transaction.

On June 3, 2020, dMY discussed with Mr. Carlin the importance of supporting an audit of RSI’s financials using firms Mr. de Masi and Mr. You had been successful with in prior SPAC transactions. Withum was appointed shortly after RSI’s existing auditing firm confirmed they had a conflict of interest.

Kirkland & Ellis LLP (“Kirkland”) was appointed as RSI’s law firm, and on June 6, 2020, it submitted a redlined counterproposal to dMY’s June 6 letter of intent. This counterproposal valued RSI at $1.65 billion. The negotiation over RSI’s valuation lasted over numerous calls from June 6, 2020 to June 17, 2020. The parties discussed many factors affecting the valuation, including the value of comparable companies in RSI’s industry, RSI’s historical financial performance and growth prospects and the strength of RSI’s performance as the overall United States economy began to re-open from the COVID-19 related shutdown that occurred earlier in 2020. Unlike certain other businesses, RSI’s business performance remained strong even as the effects of government-imposed stay-at-home and shelter-in-place orders due to COVID-19 impacted other parts of the general U.S. economy. Beginning in March 2020, many jurisdictions in which RSI operates implemented stay-at-home and shelter-in-place orders that required many businesses (including land-based casinos) to remain temporarily closed and restricted individuals’ ability to access and congregate in public and other places. As a primarily online-based business, these orders did not have a material negative affect on RSI’s business. Rather, during this period, RSI’s business volumes significantly increased. As these orders began to be lifted in May 2020, RSI’s business volumes continued to remain strong, and this continued positive performance was acknowledged in discussions among the parties regarding the total enterprise valuation for RSI.

From June 6 to June 9, 2020, Messrs. de Masi, You, Bluhm and Carlin negotiated high-level commercial terms. On June 6, dMY proposed (i) a twelve-month lock-up period, with immediate acceleration after a $12.00 share price threshold is reached, (ii) a ninety day exclusivity period and (iii) no change to the Founder Shares. On June 8, the parties held a phone call and discussed these proposals. On June 9, dMY sent a revised letter of intent based on the phone call and proposed (i) a 180-day lock-up with acceleration to 150 days if the share price reaches a $14.00 share price for ten out of twenty trailing trading days, (ii) a ninety day exclusivity period and (iii) a change to 25% of the Founder Shares, making them subject to an earnout structure.

On June 10, 2020, Kirkland submitted a revised counterproposal to dMY, which proposed (i) a total enterprise value of $1.675 billion for RSI, (ii) that the Sellers earn out shares would become fully earned if RSI’s 2021 net revenue (as historically calculated) equaled or exceeded $300 million, (iii) a minimum cash condition of $195.5 million and (iv) that the Sponsor would be permitted to nominate no more than two directors to the Board following closing. On June 13, 2020 and June 14, 2020, the principals of dMY and RSI exchanged further calls and emails to discuss the performance elements of the June 10 letter of intent.

dMY decided to discontinue discussions with Potential Targets other than RSI after conducting further due diligence on the Potential Targets.

On June 17, 2020, the parties agreed on a total enterprise value of $1.725 billion for RSI.

On June 19, 2020, dMY sent Messrs. Bluhm and Carlin a proposal on exclusivity and a minimum cash condition in a revised letter of intent. Following further negotiation, on June 19, 2020, the parties reached an agreement on the letter of intent. The June 19, 2020 letter of intent, in addition to providing a total enterprise value of $1.725 billion for RSI, set forth the following on terms the parties had discussed since the June 10, 2020 letter of intent (i) a minimum cash closing condition of $160 million, (ii) a ninety day exclusivity period, (iii) that the Sellers earn out shares would become fully earned if RSI’s 2021 net revenue (as historically calculated) equaled or exceeded $300 million and (iv) that the Sponsor would be permitted to nominate no more than two directors to the Board following closing.

On June 21, 2020, dMY began work on a tentative private placement roadshow deck with Oakvale and RSI’s executives. Mr. You began accelerated interactions with the RSI finance team and Withum to progress the audit.

On June 22, 2020, dMY held a Board meeting to discuss proceeding into a definitive agreement with RSI.

On June 30, 2020, White & Case LLP (“W&C”), counsel to dMY, circulated an initial draft of the Business Combination Agreement to RSI and Kirkland. Kirkland and W&C exchanged revised drafts of the Business Combination Agreement and the related transaction documents on a number of occasions between June 30 and July 27, 2020, which changes included but were not limited to: the structure of the transaction, which resulted in an Up-C structure, description of, and mechanics related to, the Recapitalization (as defined in the Business Combination Agreement), timing of formation of RSI GP and the Special Limited Partner for structuring purposes, removal of post-closing purchase price adjustments, reflecting the commitments made by the PIPE Investors subsequent to the initial drafts and the uses of the proceeds therefrom, inclusion of gaming law representations, warranties, covenants and closing conditions, inclusion of representations, warranties, covenants and closing conditions in respect of trade, anti-corruption and anti-money laundering compliance, inclusion of carveouts to certain definitions and covenants with respect to COVID-19 Measures (as defined in the Business Combination Agreement), inclusion of the Extended Outside Date mechanism if needed to procure regulatory approvals that are closing conditions, dollar amounts with respect to the Company Transaction Expense Cap and the Sponsor Transaction Expense Cap, removal of indemnification for breaches of representations, warranties and pre-closing covenants, earnout mechanics (as more fully described in the section entitled “Earnout” above), specified services to be provided under the Services Agreement, the ratio of Founder Holders Earnout Shares versus Buyer Class A Common Stock which may be forfeited pursuant to the Founder Holders Forfeiture Agreement, governance terms of the Company, RSI, RSI GP and Special Limited Partner (including clarification of the fiduciary duties of the members of the governing bodies of each of the Company, RSI, RSI GP and Special Limited Partner), addition of board observation rights for Sellers, grant to the current independent directors of the Company the same registration rights granted to the Sellers and Sponsor, specification of the composition of the post-closing board of directors of the Company and Special Limited Partner, and customary negotiations related to the representations, warranties and covenants of the Business Combination Agreement (including associated dollar thresholds and lookbacks).

RSI and dMY held check-in calls to discuss the timeline and the Subscription Agreements. Over the weekend of July 5, 2020, dMY had rehearsals and feedback on the private placement presentation from Needham.

On July 6, 2020, the private placement term sheet was sent to Mr. Carlin. Kirkland and W&C continued to iterate on documents between each other around the Subscription Agreements. Mr. de Masi conducted diligence on the long term model of RSI, both historic and projected.

Between July 8 and July 16, 2020, the principals of RSI and dMY discussed and negotiated the Subscription Agreements and the Business Combination Agreement.

On July 12, 2020, dMY finalized the private placement roadshow presentation for use beginning July 13, 2020, with potential participants. Private placement non-disclosure agreements were executed by participants and investors wall crossed. A data room was set up.

On July 15, 2020, dMY conducted a diligence meeting with Needham. Private presentation continued to be refined.

dMY engaged both Cleary Gottlieb Steen & Hamilton LLP (“Cleary”), and Greenberg Traurig, LLC (“Greenberg”) as additional counsel on regulatory gaming in the second week of July.

On July 17, 21, 23 and 26, 2020, dMY had Board meetings to discuss the status of the Business Combination. On each occasion, the Board unanimously approved the continuation of negotiations and ultimately approved the execution of the Business Combination Agreement.

On July 20, 2020, RSI and dMY agreed on allocations of the private placement. The final roadshow presentation for public posting/filing was agreed on July 21, 2020.

July 23, 2020, RSI and dMY met to discuss the Business Combination Agreement.

On July 26, 2020, the Board met telephonically to discuss the Business Combination, including a detailed discussion of the form of the Business Combination Agreement and the related transaction documents. Also in attendance were certain representatives of W&C. The Board reviewed the proposed terms of the Business Combination Agreement and other related transaction agreements. The Board then discussed other factors including those described below under the caption “The Board’s Reasons for the Approval of the Business Combination.” At the end of the meeting, the Board (i) determined that the Business Combination Agreement and related transaction agreements were fair, advisable and in the commercial interests of the Company, (ii) adopted and approved the Business Combination Agreement and the related transaction agreements, (iii) recommended that dMY’s stockholders approve the Business Combination Agreement, the related transaction agreements and such other proposals and (iv) directed the officers of dMY to submit the Business Combination and related transaction agreements to dMY’s stockholders for adoption and approval. On July 26, 2020, the board of managers of the general partner of RSI approved and adopted the Business Combination Agreement and related transaction agreements.

On July 27, 2020, the parties executed the Business Combination Agreement. That same day, dMY and RSI issued a joint press release announcing the execution of the Business Combination Agreement. Thereafter, dMY filed the Business Combination Agreement, related transaction agreements, the press release and investor presentation with the SEC through Current Reports on Form 8-K.

On October 9, 2020, the parties executed an amended and restated Business Combination Agreement and updated certain of the exhibits thereto in order to, among other things, reflect the Put-Call arrangements, reflect the addition of the Special Limited Partner in the structure of the Business Combination, clarify that the board of the Special Limited Partner have fiduciary duties to the stockholders of dMY and that the warrants of dMY held by the Sponsor are not subject to the lock-up restrictions in the Investors’ Rights Agreement (but are subject to the lock-up restrictions in the Company’s Warrant Agreement). The addition of the Special Limited Partner in the structure is intended to preserve the benefit of receiving a stepped-up tax basis in RSI’s assets in connection with the acquisition, indirectly through the Special Limited Partner, of RSI Units by dMY.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate, the consummation of the Business Combination.

The Board’s Reasons for the Approval of the Business Combination

The Board considered a wide variety of factors in connection with our evaluation of the Business Combination. In light of the complexity of those factors, the Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Board may have given different weight to different factors. This explanation of the reasons for the Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

Before reaching its decision, the Board reviewed the results of the due diligence conducted by our management, which included:

•	extensive meetings and calls with Oakvale and RSI management to understand and analyze RSI’s business;

•	extensive calls with CEOs of other leading regulated gaming businesses in the US and Europe;

•	reviews of RSI by W&C;

•	regulatory and gaming commission due diligence conducted by Cleary and Greenberg.

•	review of RSI’s financial statements;

•	research on comparable public companies;

•	research on comparable transactions; and

•	reviews of certain projections provided by RSI.

The factors considered by our Board included, but were not limited to, the following.

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Proprietary Online Gaming Platform. RSI acquired its proprietary platform in 2014 and has refined it since then. Owning a proprietary online gaming platform has allowed the Company to innovate quickly and introduce numerous player-friendly features. We believe that these features have led to increased conversion rates from registrations to first-time depositors, increased levels of customer engagement and retention and increased player spending. Further, RSI is capable of making changes to its proprietary online gaming platform at a rate that our management believes is among the fastest in the industry. As the United States industry develops, RSI’s proprietary online gaming platform should help it better cater to the evolving needs of the consumer. In the long run, we believe that RSI’s proprietary online gaming platform will lead to reduced costs and improved revenue per customer relative to peers, many of which license their technology from third parties.

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Unique and Diversified Product Offering. RSI has prioritized the customization of its products and platform. For example, RSI creates its own online casino games, which are higher margin to RSI than those licensed from third parties. RSI has also developed and incorporated numerous proprietary bonusing features that appeal to casino and sports wagering customers alike.

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Market Access and Speed to Market. RSI operates online casino wagering and/or online sports wagering in states with a population of 47 million people (New Jersey, Pennsylvania, Indiana, Colorado, Illinois). In addition, RSI has secured access to states with an incremental population of 41 million subject to RSI launching operations (Iowa), states finalizing regulations (Michigan and Virginia), and states passing authorizing legislation for online gaming (New York). RSI currently operates online sports wagering in Illinois and Pennsylvania, and it may be permitted to operate in New York as well once authorizing legislation is passed. These three states have a combined population of approximately 44 million. We believe that RSI has proven its ability to swiftly enter markets as they are regulated. In the last 18 months, RSI has been “first to market” in Pennsylvania, Indiana, Colorado and Illinois for online sports wagering and in New York and Illinois for retail sports wagering.

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Flexible Business Model. We believe RSI will be capable of serving newly regulated states and territories regardless of the form of such regulation. RSI has the ability to function as a B2C or B2B2C operator. This flexibility should allow RSI to have a core advantage in securing market access and help it address the largest potential total addressable market (“TAM”).

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Large TAM with International Opportunity. We believe RSI’s TAM is larger than United States -only operators because of their international operations in real-money online gaming in Colombia as well as their flexible business model as referenced directly above. We believe this experience will help RSI enter other legal and regulated Latin American markets and beyond.

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Broad Demographic Appeal of our Brands & Products. We also believe that RSI’s brands, product offerings and marketing strategies have demonstrated an appeal to both female and male customers, as evidenced by an approximately 50-50 female/male split in RSI’s active United States online casino wagering-only players in Q1 2020. We believe that while many sports-centric brands appeal more to male customers, RSI’s brands and products (especially its slot machine game play experience) appeal strongly to female customers — an important demographic for high value slot machine demand.

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Compelling Unit Economics. We believe that we will be able to achieve industry-leading lifetime value to customer acquisition cost ratios, as evidenced by our performance in New Jersey, the most highly competitive market in the United States in terms of the number of online gaming operators. Despite entering the online casino wagering market nearly three years after it launched, we generated revenue in excess of six times the advertising costs to acquire those same players in those players’ first three years after becoming active on our platform. RSI was able to recoup our acquisition costs on a gross revenue basis within 5 months of launch in New Jersey. We believe this rapid return on advertising spending is a result of our expertise in targeting, acquiring, engaging and retaining the right customers.

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Seasoned Executive Team. RSI is led by an executive team with significant global gaming experience, including with online market leaders such as WMS Industries (now Scientific Games), Playtech, and the Kindred Group. RSI’s President and co-Founder Richard Schwartz, CIO Einar Roosileht and COO Mattias Stetz all had online gaming experience prior to joining the Company, which we believe has been instrumental in helping capture market share in the United States. Neil Bluhm (Chairman and co-Founder) and Greg Carlin (CEO and co-Founder) have a prominent track record of developing world-class land-based casinos while Mr. Bluhm has developed a significant amount of real estate.

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Social Gaming Platform. In addition to real-money wagering, RSI offers social gaming on the same proprietary online gaming platform, which allows it to build customer databases in territories where real-money wagering is not yet regulated. Having both of these products on the same platform allows RSI to invest in markets before real-money wagering has launched.

In the course of its deliberations, our Board considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the below:

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The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected time frame and the significant fees, expenses and time and effort of management associated with completing the Business Combination.

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The risk that the Business Combination and transactions contemplated thereby might not be consummated or completed in a timely manner or that the closing might not occur despite our best efforts, including by reason of a failure to obtain the approval of our stockholders, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.

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Competition in the retail and online sports wagering and online gaming industry is intense and, as a result, RSI may fail to attract and retain users, which may negatively impact RSI’s operations and growth prospects.

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Economic downturns and political and market conditions beyond RSI’s control, including a reduction in consumer discretionary spending and sports leagues shortening, delaying or cancelling their seasons due to COVID-19, could adversely affect its business, financial condition, results of operations and prospects.

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RSI’s projections, including for revenues, market share, expenses and profitability, are subject to significant risks, assumptions, estimates and uncertainties (including the variability of success, win or hold rates of existing or future online wagering products, errors in posting of sports wagering odds or event times, and the interoperability of RSI’s platforms with widely used mobile operating systems) and RSI’s operating results may vary, which may make future results difficult to predict with certainty.

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If RSI fails to detect fraud or theft, including by its users and employees, RSI’s reputation may suffer, which, along with any other negative publicity of RSI or an adverse shift in public opinion regarding sports wagering or online casino wagering, could harm its brand and reputation and negatively impact its business, financial condition, results of operations and prospects and can subject it to investigations and litigation.

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RSI relies on strategic relationships with casinos in order to be able to offer its products in certain jurisdictions. If RSI cannot establish and manage relationships with casino partners, its business, financial condition, results of operations and prospects could be adversely affected.

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RSI’s growth prospects may suffer if it is unable to develop successful offerings, if it fails to pursue additional offerings or if it loses any of its key executives or other key employees. In addition, if RSI fails to make the right investment decisions in its offerings and technology platform, it may not attract and retain key users and its revenue and results of operations may decline.

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RSI may be subject to litigation in the operation of its business and RSI’s insurance may not provide adequate levels of coverage against any claims. An adverse outcome in one or more legal proceedings or inadequate insurance coverage could adversely affect RSI’s business.

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The requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain RSI’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than RSI anticipates.

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Following the consummation of the Business Combination, RSI will be dependent on RSG and certain of its affiliates to provide it with certain services, which may not be sufficient to meet its needs, and RSI may have difficulty finding replacement services or be required to pay increased costs to replace these services to the extent that its services agreement with RSG terminates.

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RSI’s business is subject to a variety of United States and foreign laws (including Colombia, where RSI has business operations), many of which are unsettled and still developing, and RSI’s growth prospects depend on the legal status of real-money gaming in various jurisdictions. Any change in regulations or their interpretation, or the regulatory climate applicable to RSI’s products and services, or changes in tax rules and regulations or interpretation or application thereof related to its products and services, including future governmental investigations and inquiries, legal proceedings and enforcement actions, could adversely impact its ability to operate or grow its business, which could have a material adverse effect on its business, financial condition, results of operations and prospects.

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Failure to comply with regulatory requirements or to successfully obtain a license or permit applied for could adversely impact RSI’s ability to comply with licensing and regulatory requirements or to obtain or maintain licenses in other jurisdictions, or could cause financial institutions, online and mobile platforms and distributors to stop providing services to RSI.

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RSI follows the industry practice of restricting and managing wagering limits at the individual customer level based on individual customer profiles and risk level to the enterprise; however there is no guarantee that states will allow operators such as RSI to limit on the individual customer level.

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In some jurisdictions, RSI’s key executives, certain employees or other individuals related to the business will be subject to licensing or compliance requirements. Proposed Charter will include provisions that may require stockholders to sell their securities if the stockholder is deemed to be “unsuitable” for purposes of certain gaming regulations. Failure by such individuals to obtain the necessary licenses or comply with individual regulatory obligations could cause the business to be non-compliant with its obligations, or imperil its ability to obtain or maintain licenses necessary for the conduct of the business.

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RSI relies on information technology and other systems and platforms (including reliance on third-party providers to validate the identity and identify the location of its users and to process deposits and withdrawals made by its users). Any breach or disruption of such information technology could compromise RSI’s networks and the information stored there could be accessed, publicly disclosed, lost or stolen, which could result in legal claims or proceedings, regulatory penalties, disruption of RSI’s operations and the services it provides to users, damage to its reputation, and a loss of confidence in its products and services, each of which could adversely affect its business, financial condition, results of operations and prospects.

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RSI intends to license certain trademarks and domain names to RSG and its affiliates, and RSG’s and its affiliates’ use of such trademarks and domain names, or failure to protect or enforce RSI’s intellectual property rights, could harm RSI’s business, financial condition, results of operations and prospects.

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RSI will rely on licenses and service agreements to use the intellectual property rights of third parties which are incorporated into or used in its products and services. Failure to renew or expand existing licenses or service agreements may require RSI to modify, limit or discontinue certain product offerings, which could materially affect its business, financial condition, results of operations.

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RSI relies on other third-party service and content providers (including third party sports wagering risk management and trading providers, sports data providers and online slot providers), cloud infrastructure service providers, service rooms hosted by certain of our land-based casino partners and other Internet and technology-based service providers, and if such third parties do not perform adequately, experience service interruptions or terminate their relationships with RSI, RSI’s costs may increase and its business, financial condition, results of operations and prospects could be adversely affected.

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RSI may invest in or acquire other businesses, or may invest or spend the proceeds of the Business Combination in ways with which the investors may not agree or which may not yield a return, and RSI’s business may suffer if it is unable to successfully integrate acquired businesses into its company or otherwise manage the growth associated with multiple acquisitions.

After considering the foregoing potentially negative and potentially positive reasons, the Board concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination and the other related transactions outweighed the potentially negative reasons. In connection with its deliberations, the Board did not consider the fairness of the consideration to be paid by it in the Business Combination to any person other than RSI.

Certain Projected Financial Information

RSI does not as a matter of course make public projections as to earnings or other results. However, in connection with its consideration of the potential combination, the Company’s board of directors were provided with prospective financial information prepared by management of RSI (collectively, the “Projections”).

The Projections are included in this proxy statement solely to provide the Company’s stockholders access to information made available in connection with the Board’s consideration of the Business Combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were presented to the Board, which was July 31, 2020.

The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. Neither the independent registered public accounting firms of RSI or the Company nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of the Company and RSI assume no responsibility for, and disclaim any association with, the Projections.

In the view of RSI’s management team, the Projections were prepared on a reasonable basis, reflected the best currently available estimates and judgments of RSI and presented, to the best of their knowledge and belief, the expected course of action and the expected future financial performance of RSI.

The Projections are subjective in many respects. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than estimated. Since the Projections cover multiple years, that information by its nature becomes less predictive with each successive year.

While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of RSI, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

The Projections were prepared solely for internal use to assist the Company in our evaluation of RSI and the Business Combination. RSI has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including the Company. Neither RSI’s management nor its representatives has made or makes any representations to any person regarding the ultimate performance of RSI relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of RSI may differ materially from those expressed in the Projections due to factors beyond RSI’s ability to control or predict.

The Projections are not included in this proxy statement in order to induce any stockholders to vote in favor of any of the proposals at the special meeting.

Certain of the measures included in the Projections are non-GAAP financial measures, including Adjusted EBITDA. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by RSI are not reported by all of their competitors and may not be comparable to similarly titled amounts used by other companies.

We encourage you to review the financial statements of RSI included in this proxy statement, as well as the financial information in the sections entitled “Selected Historical Financial Information of RSI” and “Unaudited Pro Forma Condensed Consolidated Combined Financial Information” in this proxy statement and to not rely on any single financial measure.

Neither the Company nor RSI or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.

The key elements of the Projections provided to the Company are summarized below:(1)(2)

	Fiscal Year Ending December 31,
($ in thousands)	2020E	2021E
Net Revenue	$225,464	$319,609
Gross Revenue(3)	$286,864	$407,262
Adjusted EBITDA	$9,248	$4,290
Capital Expenditures and New Market Entry Costs(4)	$(5,104)	$(5,358)

(1)

RSI’s Projections are unaudited, based upon estimated results and do not include the impact of purchase accounting or other impacts from the consummation of the Business Combination. Some figures may not add up exactly due to rounding.

(2)

RSI defines Adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, adjustments for certain one-time or non-recurring items and other adjustments. In addition, the Adjusted EBITDA presented in the table above, which was provided to the Company by RSI, assumes projected annual public company costs of $5.8 million. RSI defines free cash flow as Adjusted EBITDA less capital expenditures. See “RSI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Matters” for information about Adjusted EBITDA and a reconciliation of net income (loss) to Adjusted EBITDA.

(3)

Gross Revenue is a non-GAAP measure that RSI defines as revenue from all wagers made (including both promotional wagers and cash wagers) less all wagers paid (including both promotional wagers and cash wagers), as opposed to Net Revenue, which is a GAAP measure and reflects only revenue and payouts attributable to cash wagers.

(4)

Includes investments in tangible assets as well as intangible assets such as non-recurring license fees for licenses in new jurisdictions or fee to renew licenses in existing jurisdictions; non-recurring fees to third-party casinos for market access; and development costs to update RSI’s proprietary online gaming platform.

Certain Benefits of the Company’s Directors and Officers and Others in the Business Combination

In considering the recommendation of our Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and our directors, officers and advisors and RSI’s current owners have interests in the Business Combination that are different from, or in addition to, those of our other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

the fact that our initial stockholders have waived their right to redeem any of the founder shares and public shares in connection with a stockholder vote to approve a proposed initial business combination;

•

the fact that our initial stockholders paid an aggregate of $25,000 for the founder shares, which will convert into 5,750,000 shares of Class A Common Stock (of which 1,212,813 shares are subject to earnout (the “Initial Stockholders Earnout Shares”) in accordance with the Business Combination Agreement and 1,205,937 shares are subject to forfeiture in accordance with the Founder Holders Forfeiture Agreement (the “Initial Stockholders Forfeiture Shares”)) in accordance with the terms of the Charter and the amendment to a letter agreement, originally entered into on February 20, 2020, executed in connection with the Business Combination Agreement, by and among certain current officers and directors of the Company, the Sponsor, the Company, RSI and the Sellers’ Representative (the “Amended Insider Letter”), and such securities will have a significantly higher value at the time of the Business Combination, estimated at approximately $[●] based on the closing price of $10.[●] per public share on the NYSE on [●], 2020;

•

the fact that our initial stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete an initial business combination by February 25, 2022;

•

the fact that our Sponsor paid approximately $6,600,000 for 6,600,000 private placement warrants, each of such private placement warrants is exercisable commencing on the later of 12 months from the closing of the IPO and 30 days following the Closing for one share of Class A Common Stock for one share of Class A Common Stock at $11.50 per share; if we do not consummate an initial business combination by February 25, 2022, then the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the warrants held by our Sponsor will be worthless; the warrants held by our Sponsor had an aggregate market value of approximately $[●] based upon the closing price of $0.[●] per warrant on the NYSE on [●], 2020;

•

the right of our Sponsor to receive approximately 6,600,000 shares of Class A Common Stock to be issued upon exercise of its private placement warrants following the Business Combination, subject to certain lock-up periods;

•

if the trust account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below: (i) $10.00 per public share; or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case, net of the interest which may be withdrawn to pay taxes and up to $100,000 of interest to pay dissolution expenses, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•

the anticipated election of Harry L. You and Niccolo de Masi, our Chairman and Chief Executive Officer, respectively, as directors of the Company after the consummation of the Business Combination. As such, in the future they will receive any cash fees, stock options or stock awards that the Board determines to pay to our directors;

•

pursuant to an Investor Rights Agreement, the Sponsor will have the right to nominate two directors to the Board and the Sellers will have the right to nominate the remaining directors of the Board and the Sellers will have the right to appoint up to three non-voting board observers to the Board, in each case subject to certain conditions;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that the Sellers, who (i) will have the right to designate directors to the Board pursuant to the Investor Rights Agreement, and (ii) include members of RSI’s management team who will become executive officers and directors of the Company following the Business Combination, will hold a significant number of shares of Class V Voting Stock and an equal number of Retained RSI Units that are redeemable for shares of Class A Common Stock in accordance with the terms of the RSI A&R LPA; and

•	the fact that Goldman will be entitled to receive a deferred underwriting commission and financial advisory fee upon completion of the business combination.

These financial interests of the initial stockholders (which includes the Company’s directors and the Sponsor, which is affiliated with certain of the Company’s directors and executive officers) may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the

Business Combination and the recommendation of the Company’s board of directors to vote in favor of the Business Combination proposal and other proposals to be presented to the stockholders.

Certain Other Benefits in the Business Combination

In addition to the interests of the Company’s directors and officers in the Business Combination, stockholders should be aware that Goldman has financial interests that are different from, or in addition to, the interests of our stockholders.

Goldman was an underwriter in our IPO, and, upon consummation of the Business Combination, the underwriters of the IPO are entitled to $8,050,000 of deferred underwriting commission, of which Goldman is entitled to $6,400,000. The underwriters of the IPO have agreed to waive their rights to the deferred underwriting commission held in the trust account in the event the Company does not complete an initial business combination within 24 months of the closing of the IPO. Accordingly, if the Business Combination, or any other initial business combination, is not consummated by that time and the Company is therefore required to be liquidated, the underwriters of the initial public offering, including Goldman, will not receive any of the deferred underwriting commission and such funds will be returned to the Company’s public stockholders upon its liquidation.

Furthermore, Goldman is engaged by the Company as its financial advisor for the Business Combination. The Company decided to retain Goldman as its financial advisor based primarily on Goldman’s extensive knowledge, strong market position and positive reputation in equity capital markets and its experienced and capable investment banking team.

In addition, under the terms of Goldman’s engagement, the Company agreed to reimburse Goldman for its reasonable out-of-pocket expenses, including the fees and disbursements of its outside attorneys, and to indemnify Goldman and certain related parties against liabilities, including liabilities under federal securities laws, in each case, in connection with, as a result of, or relating to its engagement.

Goldman therefore has an interest in the Company completing a business combination that will result in the payment of the deferred underwriting commission to the underwriters of the IPO, including Goldman. In considering approval of the Business Combination, the Company’s stockholders should consider the roles of Goldman in light of the deferred underwriting commission Goldman is entitled to receive if the Business Combination is consummated within 24 months of the closing of the IPO.

Satisfaction of 80% Test

It is a requirement under the Charter and NYSE rules that we complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination.

As of the date of the execution of the Purchase Agreement, the balance of funds in the trust account was approximately $230 million, and the Company had $8,050,000 of deferred underwriting commissions plus taxes payable on the income earned on the trust account. In reaching its conclusion that the Business Combination meets the 80% test, the board of directors looked at RSI’s enterprise value of $1.725 billion. In determining whether the enterprise value represents the fair market value of RSI, our board of directors considered all of the factors described in the section entitled “The Business Combination Proposal — The Company’s Board of Directors’ Reasons for Approval of the Business Combination,” and the fact that the purchase price for RSI was the result of an arm’s length negotiation. As a result, our board of directors concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the trust account. In light of the financial background and experience of the members of our management team and the board of directors, our board of directors believes that the members of our management team and the board of directors are qualified to determine whether the Business Combination meets the 80% test. Our board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding dMY or our securities, the dMY initial stockholders, RSI and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of dMY common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such arrangements incentive may have a depressive effect on shares of dMY common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. dMY will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the special meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the business combination. Where actual amounts are not known or knowable, the figures below represent the Company’s good faith estimate of such amounts.

Sources and Uses of Proceeds

($ in 000s)

Sources	No Redemption(1)	Max Redemption(2)
Cash Held in Trust Account(1)	$230.0	$230.0
Private Placement Equity Financing(2)	160.4	160.4
Sellers’ Equity	1,725.0	1,725.0
Initial Stockholder Equity(3)	57.5	57.5

Total Sources	$2,172.9	$2,172.9

(1)	Represents the expected amount of the cash held in the Company’s trust account prior to the Closing (and prior to any redemption by dMY shareholders), excluding any interest earned on the funds.
(2)	Represents the proceeds from the PIPE as of the consummation of the Business Combination.
(3)	Includes 75,000 founder shares that have been transferred to dMY’s independent directors.

Uses	No Redemption(1)	Max Redemption(2)
Cash to Acquire Purchased RSI Units from Sellers(1)	$99.2	$0.0
Transaction Expenses(2)	30.0	30.0
Shareholder Redemptions(3)	0.0	200.4
Cash Contribution to RSI	261.2	160.0
Sellers’ Equity(4)	1,625.8	1,725.0
Initial Stockholder Equity(5)	57.5	57.5
RSI ASLP, Inc. Purchased RSI Units from Sellers(6)	99.2	0.0

Total Uses	$2,172.9	$2,172.9

(1)

Assumes that the Put-Calls are in effect and represents the expected amount of cash required to purchase the Purchased RSI Units (other than the Put-Call Units) from the Sellers (other than the Put-Call Sellers) at the Closing.

(2)	Represents the total estimated transaction fees and expenses incurred by the parties to the Business Combination Agreement.
(3)

Assumes that the maximum number of Class A Shares that can be redeemed are redeemed while still satisfying the Minimum Cash Condition, and that there is no Permitted Equity Financing to replace such redemption.

(4)

Represents Sellers’ Equity after RSI ASLP, Inc.’s acquisition of Purchased RSI Units from Sellers (other than the Put-Call Sellers) (and Sellers’ (other than the Put-Call Sellers’) forfeiture of a corresponding number of shares of Class V Voting Stock) in accordance with the Business Combination Agreement.

(5)	Includes 75,000 founder shares that have been transferred to dMY’s independent directors.
(6)

Assumes that the Put-Calls are in effect and represents the Purchased RSI Units (other than the Put-Call Units) acquired by RSI ASLP, Inc. (and Sellers’ (other than the Put-Call Sellers’) forfeiture of a corresponding number of shares of Class V Voting Stock) in accordance with the Business Combination Agreement.

(1)	Assumes that none of the holders of public shares of Class A Common Stock exercise their redemption rights.
(2)

Assumes that holders of 20,043,002 shares of Class A Common Stock exercise their redemption rights (representing the maximum amount of public shares that can be redeemed to satisfy the Minimum Cash Condition).

Board of dMY Following the Business Combination

Upon consummation of the Business Combination, we anticipate that the Board will consist of nine directors. See the section entitled “Management of the Company Following the Business Combination” for additional information.

Name; Headquarters

The name of the post-combination company after the Business Combination will be Rush Street Interactive, Inc., and our headquarters will be located at 900 N Michigan Avenue, 9th Floor, Suite 950, Chicago, Illinois 60611.

Redemption Rights

Public stockholders may seek to redeem the public shares that they hold, regardless of whether they vote for the proposed Business Combination, against the proposed Business Combination or do not vote in relation to the proposed Business Combination. Any public stockholder may request redemption of their public shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account (net of taxes payable), divided by the number of then-outstanding public shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from seeking redemption rights with respect to 20% or more of the public shares, without our prior consent. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 20% of the public shares, then any such shares in excess of that 20% limit would not be redeemed for cash, without our prior consent.

dMY’s initial stockholders will not have redemption rights with respect to any shares of dMY common stock owned by them, directly or indirectly.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)

(a) hold public shares or (b) hold public shares through units and you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares; and

(ii)

prior to 10:00 AM, Eastern Time, on [●], 2020 (two business days prior to the vote at the special meeting) (a) submit a written request to the transfer agent that the Company redeem your public shares for cash and (b) deliver your public shares to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC (Deposit/Withdrawal At Custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Holders of units must elect to separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so.

Any request to redeem public shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that dMY instruct our transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

If the Business Combination is not approved or completed for any reason, then dMY’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, dMY will promptly return any shares previously delivered by public holders.

The closing price of shares of Class A Common Stock on [●], 2020 was $10.[●]. For illustrative purposes, the cash held in the trust account on [●], 2020 was approximately $[●] million or approximately $10.[●] per public share. Prior to exercising redemption rights, stockholders should verify the market price of shares of Class A Common Stock as they may receive higher proceeds from the sale of their shares of Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. dMY cannot assure our stockholders that they will be able to sell their shares of Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares.

If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed public shares for cash and will no longer own those public shares. You will be entitled to receive cash for your public shares only if you properly exercise your right to redeem the public shares you hold, no later than the close of the vote on the business combination proposal, and deliver your public shares (either physically or electronically) to the transfer agent, prior to 10:00 AM, Eastern Time, on [●], 2020 (two business days prior to the vote at the special meeting), and the Business Combination is consummated.

In order for public stockholders to exercise their redemption rights in respect of the proposed Business Combination, public stockholders must properly exercise their right to redeem the public shares they hold no later than the close of the vote on the business combination proposal and deliver their public shares (either physically or electronically) to the transfer agent, prior to 10:00 AM, Eastern Time, on [●], 2020 (two business days prior to the vote at the special meeting). Immediately following the consummation of the Business Combination, the Company will pay public stockholders who properly exercised their redemption rights in respect of their public shares.

Regulatory Matters

In connection with the Business Combination, certain approvals, determinations, grants, confirmations and other conditions with respect to gaming regulatory authorities (“Gaming Approvals”) may be required to be made, obtained, satisfied or given. The parties to the Business Combination Agreement agree to use commercially reasonable efforts during the Pre-Closing Period to obtain all Gaming Approvals and receipt of all Gaming Approvals is a condition to the Sellers’ obligations to close the Business Combination. We cannot assure you that the gaming regulatory authorities will grant such Gaming Approvals or that, if one or more of the Gaming Approvals are not obtained, Sellers will waive this condition to their obligations to close the Business Combination.

In addition, it is a condition to the Sellers’ obligation to close the Business Combination that there has not been and continuing any event or circumstance involving any gaming regulatory authority relating to the Business Combination Agreement or the Business Combination (including any statement or notice by or from a gaming regulatory authority), that has had or is reasonably likely to have (a) a material adverse impact on the eligibility of RSI or any of its subsidiaries to continue to operate under their material operating licenses or registrations in any material respect, (b) an adverse impact in any material respect on any pending material applications of RSI or any of its subsidiaries filed with a gaming regulatory authority or (c) otherwise impairs the ability of RSI or any of its subsidiaries to operate its business as conducted as of the date of the Business Combination Agreement in any material respect following the Closing. We cannot assure you that none of these events will occur during the Pre-Closing Period or that, if one of these events occurs, Sellers will waive this condition to their obligations to close the Business Combination.

Vote Required for Approval

The Closing is conditioned on the approval of the business combination proposal, the charter amendment proposal, the NYSE proposal and the incentive plan proposal at the special meeting. The business combination proposal is conditioned on the approval of the charter amendment proposal, NYSE proposal and incentive plan proposal.

The approval of the business combination proposal (and consequently, the Business Combination Agreement and the Business Combination) requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person (which would include presence at the virtual special meeting) at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the business combination proposal.

As of the record date, our Sponsor, directors and officers have agreed to vote any shares of Class A Common Stock and Class B Common Stock owned by them in favor of the Business Combination.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of dMY’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of dMY and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE CHARTER AMENDMENT PROPOSAL

Overview

dMY’s stockholders are being asked to approve and adopt, assuming the business combination proposal is approved and adopted, the Proposed Charter, which, if approved, would take effect upon the Closing.

If the business combination proposal is approved and the Business Combination is to be consummated, the Company will amend and restate the Charter with the Proposed Charter under the DGCL to:

(i)

change the total number of shares and classes of stock that the Company is authorized to issue up to 951,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share, (ii) 750,000,000 shares of Class A Common Stock, and (iii) 200,000,000 shares of Class V Voting Stock;

(ii)

change the stockholder vote required for approval to the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class to make any amendment to Article V (Bylaws), Article VI (Board of Directors), Article VII (Consent of the Stockholders in Lieu of Meeting), Article VIII (Limited Liability; Indemnification), Article IX (DGCL Section 203), Article XII (Forum), and Article XIII (Amendments) of the Proposed Charter, and change the stockholder vote required to amend Article X (Competition and Corporate Opportunities) to 80% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class;

(iii)

absolve any Seller, the Sponsor, members of the board of directors who are not employees of the Company (“Non-Employee Directors”) or any of their Affiliates or Affiliated Entities (each as defined in the Proposed Charter) (collectively, the “Identified Persons”) from the duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Company or any of its subsidiaries now engages or proposes to engage or (2) competing with the Company or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other person, and, provide that no Identified Person shall be liable to the Company or its stockholders or to any affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities, and to provide that the Company renounces any such business opportunity which may be a corporate opportunity for an Identified Person other than any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely and expressly in his or her capacity as a director or officer of the Company, such opportunity is one the Company is legally permitted to undertake and would otherwise be reasonable for the Company to pursue;

(iv)

require any equity interests owned or controlled by an Unsuitable Person (each as defined in the Proposed Charter) or an affiliate thereof shall be subject to mandatory sale and transfer, subject to the terms and conditions set forth therein, in such number and class(es)/series of equity interests as determined by the board of directors in good faith (following consultation with reputable outside and independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the directors of the board;

(v)	elect not to be governed by Section 203 of the DGCL;

(vi)

require that the proposed bylaws of the Company may be amended, altered, changed, added to or repealed by (x) the board of directors or (y) (i) the affirmative vote of the holders of at least a majority of the total voting power of the Company’s capital stock at any time when the Sellers or their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the Company’s capital stock entitled to vote generally in the election of directors, voting as a single class and (ii) the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of the Company’s capital stock at any time when the Sellers or their Permitted Transferees beneficially own, in the aggregate, less than 40% of the voting power of the Company’s capital stock entitled to vote generally in the election of directors, voting as a single class;

(vii)	provide that any director may be removed from the board of directors upon a good faith finding by the board of directors that such director is an Unsuitable Person;

(viii)

provide that any action required or permitted to be taken by the Company’s stockholders at any annual or special meeting of the stockholders of the Company may be taken by written consent (without a meeting) at any time that the Sellers and their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the Company’s outstanding capital stock entitled to vote generally in the election of directors if a consent in writing, setting forth the action to be taken, is signed by the holders of outstanding stock having no less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted;

(ix)

provide that if the Delaware Court of Chancery lacks subject matter jurisdiction over a claim brought against or on behalf of the Company or any of its directors, officers, employees or stockholders, then the sole and exclusive forum for such action shall be another state or federal court located within the state of Delaware, unless the Court of Chancery (or such other state or federal court located within the state of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein, and to provide further that any cause of action arising under the Securities Act of 1933, as amended, that is asserted against the Company shall be brought in the federal district courts of the United States unless the Company consents in writing to an alternate forum, and to provide further that failure to enforce the forum selection clause of the Proposed Charter would cause the Company irreparable harm and entitle the Company to equitable relief to enforce the forum selection clause; and

(x)

provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “dMY Technology Group, Inc.” to “Rush Street Interactive, Inc.”, (ii) making the Company’s corporate existence perpetual and (iii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination Company;

Under Section 203 of the DGCL, the amendment to the Charter to elect not to be governed by Section 203 of the DGCL would not become effective until 12 months after the date the Proposed Charter is filed with the Secretary of State of the State of Delaware in accordance with Section 103 of the DGCL, and would not apply to any stockholder who became an “interested stockholder” (as defined in Section 203 of the DGCL) prior to the date the Proposed Charter is filed with the Secretary of State of the State of Delaware. Notwithstanding the foregoing, Neil Bluhm and Greg Carlin, as interested stockholders holding 15% or more of the Company’s voting stock upon the Closing of the Business Combination, will not be subject to the restrictions on business combinations set forth in Section 203 during the 12 months after the date the Proposed Charter is filed with respect to their receipt of shares of Class A Common Stock upon the exchange of shares Class V Voting Stock as permitted by the RSI A&R LPA, as the Board approved the transaction in which they became interested stockholders prior to such time as they became interested stockholders.

The Proposed Charter differs in material respects from the Charter and we urge stockholders to carefully consult the information set out in the Section “The Charter Amendment Proposal” and the full text of the Proposed Charter, attached hereto as Annex B.

The charter amendment proposal is conditioned on the approval of the business combination proposal. Therefore, if the business combination proposal is not approved, the charter amendment proposal will have no effect, even if approved by our public stockholders.

Reasons for the Amendments

Each of these amendments was negotiated as part of the Business Combination. The Board’s reasons for proposing each of these amendments to the Charter are set forth below.

Authorized Capital Stock

Our Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to facilitate the transactions contemplated by the Business Combination (including our “Up-C” structure), to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Changes to Stockholder Vote Required to Amend the Proposed Charter

Our Board believes that these changes are intended to protect key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Changes in Connection with the Corporate Opportunity Doctrine

Our Board believes that revising the existing waiver of the corporate opportunity doctrine so that such waiver is limited to the Identified Persons reflects a desirable and appropriate change in corporate governance for the Company as it will no longer be a special purpose acquisition company and, as a result, a reasonable limitation on the advance waiver of business opportunities reflecting the changed circumstances of the Company following the Business Combination is in the best interests of the Company and its stockholders.

Unsuitable Persons

The Proposed Charter provides that any common stock of the Company owned or controlled by any stockholder who is an Unsuitable Person (as defined in the Proposed Charter) or an affiliate of such person will be redeemable by the Company on the transfer date to either the Company or one or more third-party transferees, as described in the Proposed Charter, and in such number and class(es)/series as determined by the Company’s Board in good faith (following consultation with independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the members of the Board. Furthermore, the Proposed Charter provides that any director may be removed by the Board upon a good faith finding by the Board that such director is an Unsuitable Person.

Following the consummation of the Business Combination, the Company will be subject to applicable gaming laws, including requirements in Pennsylvania, New Jersey, Illinois, New York and other regulated gaming jurisdictions. These gaming laws provide, among other things, that (i) any holder of common stock may be required to file an application, be investigated, and qualify or have his, her or its suitability be determined by gaming authorities and (ii) an Unsuitable person cannot serve on the board. Under the Proposed Charter, the Company’s Board will be permitted to make the determination that a person is an Unsuitable Person, and if such determination is made, then, as applicable and subject to the resolution of any related arbitration (to the extent available), that person and its affiliates would not be able to, directly or indirectly, beneficially own the Company’s common stock or sit on the Board. Our Board believes that providing for the redemption by the Company, or the purchase by a third-party transferee, of the Company’s common stock owned or controlled by Unsuitable Persons or their affiliates and the ability of the Board to remove directors found to be Unsuitable Persons is necessary to ensure the Company’s compliance with gaming laws.

Opt Out of Section 203 of the DGCL

Our Board believes that the election to not be governed by Section 203 of the DGCL provides the Company with increased flexibility as to future, potentially value creating transactions.

Changes to Stockholder Vote Required to Amend the Proposed Bylaws

Our Board believes that these changes are appropriate to protect all stockholders against the potential self-interested actions by one or a few large stockholders after the Business Combination if the Sellers or their Permitted Transferees cease to beneficially own, in the aggregate, 40% or more of the voting power of the Company’s capital stock. In reaching this conclusion, our Board is cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of shares of common stock following the Business Combination, particularly after the time the Sellers and their Permitted Transferees cease to beneficially own shares of our stock representing, in the aggregate, at least 40% or more of the voting power of the Company’s capital stock. Our Board further believes that going forward, if, and after, the Sellers and their Permitted Transferees cease to beneficially own shares of our stock representing, in the aggregate, at least 40% or more of the voting power of the Company’s capital stock, a supermajority voting requirement encourages the person seeking control of the Company to negotiate with our Board to reach terms that are appropriate for all stockholders. With respect to this proposal, the ability of the majority of the Board to amend the bylaws remains unchanged.

Limitation on Stockholder Consent

The Board believes that limiting the ability of stockholders to act by written consent after the time that the Sellers and their Permitted Transferees do not beneficially own, in the aggregate, at least 40% or more of the voting power of the Company’s outstanding capital stock is appropriate to protect the Company from unwarranted attempts to gain corporate control. Prohibiting stockholders from taking action by written consent can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter and bylaws.

Forum

Our Board believes that making clear that if the Delaware Court of Chancery lacks subject matter jurisdiction over a claim brought against or on behalf of the Company or any of its directors, officers, employees or stockholders, then the sole and exclusive forum for such action shall be another state or federal court located within the state of Delaware, unless the Court of Chancery (or such other state or federal court located within the state of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein, and to provide further that any cause of action arising under the Securities Act that is asserted against the Company shall be brought in the federal district courts of the United States unless the Company consents in writing to an alternate forum, and to provide further that failure to enforce the forum selection clause of the Proposed Charter would cause the Company irreparable harm and entitle the Company to equitable relief to enforce the forum selection clause, will permit us to comply with the jurisdictional limitations imposed by the federal securities laws and to provide clear notice of such limitations to our stockholders.

Corporate Name and Perpetual Existence

Our Board believes that changing the post-business combination corporate name from “dMY Technology Group, Inc.” to “Rush Street Interactive, Inc.” and making the Company’s corporate existence perpetual is desirable to reflect the Business Combination with RSI and to clearly identify the Company as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and our Board believes that it is the most appropriate period for the Company following the Business Combination.

Blank Check Company

Our Board has determined it is in the best interest of the Company to eliminate provisions specific to our status as a blank check company. This deletion is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Company and allow us to continue as a corporate entity with perpetual existence following consummation of the Business Combination.

Vote Required for Approval

The approval of the charter amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock entitled to vote thereon at the special meeting, voting as a single class. Abstentions, broker non-votes and the failure to vote on this proposal will have the same effect as a vote “AGAINST” this proposal.

The charter amendment proposal is conditioned on the approval of the business combination proposal, the NYSE proposal and the incentive plan proposal. Therefore, if the business combination proposal, the NYSE proposal and the incentive plan proposal are not approved, the charter amendment proposal will have no effect, even if approved by our public stockholders.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of dMY’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of dMY and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE ADVISORY CHARTER PROPOSALS

Overview

As required by SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, the Company is requesting that our stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Delaware law separate and apart from the charter amendment proposal, but pursuant to SEC guidance, the Company is required to submit these provisions to our stockholders separately for approval. However, the stockholder vote regarding these proposals are advisory votes, and are not binding on the Company or our Board (separate and apart from the approval of the charter amendment proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the advisory charter proposals (separate and apart from approval of the charter amendment proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, the Company intends that the Proposed Charter will take effect prior to the Closing on or prior to the Closing Date (assuming approval of the charter amendment proposal).

Advisory Charter Proposal A

The Company’s stockholders are being asked to approve and adopt an amendment to the Charter to increase the total number of authorized shares of all classes of stock to 951,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share, (ii) 750,000,000 shares of Class A Common Stock, and (iii) 200,000,000 shares of Class V Voting Stock (we refer to this as “advisory charter proposal A”);

Advisory Charter Proposal B

The Company’s stockholders are being asked to approve and adopt an amendment to the Charter (i) to require the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class to make any amendment to Article V (Bylaws), Article VI (Board of Directors), Article VII (Consent of the Stockholders in Lieu of Meeting), Article VIII (Limited Liability; Indemnification), Article IX (DGCL Section 203), Article XII (Forum), and Article XIII (Amendments) of the Proposed Charter, and (ii) to require the affirmative vote of the holders of at least 80% of the total voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, to amend Article X (Competition and Corporate Opportunities) (we refer to this as “advisory charter proposal B”);

Advisory Charter Proposal C

The Company’s stockholders are being asked to approve and adopt an amendment to the Charter (i) to absolve any Seller, the Sponsor, members of the board of directors who are not employees of the Company (“Non-Employee Directors”) or any of their Affiliates or Affiliated Entities (each as defined in the Proposed Charter) (collectively, the “Identified Persons”) from the duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Company or any of its subsidiaries now engages or proposes to engage or (2) competing with the Company or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other person, (ii) to provide that no Identified Person shall be liable to the Company or its stockholders or to any affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities, and (iii) to provide that the Company renounces any such business opportunity which may be a corporate opportunity for an Identified Person other than any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely and expressly in his or her capacity as a director or officer of the Company, such opportunity is one the Company is legally permitted to undertake and would otherwise be reasonable for the Company to pursue (we refer to this as “advisory charter proposal C”);

Advisory Charter Proposal D

The Company’s stockholders are being asked to approve and adopt an amendment to the Charter to require that any equity interests owned or controlled by an Unsuitable Person (as defined in the Proposed Charter) or an affiliate thereof shall be subject to mandatory sale and transfer, subject to the terms and conditions set forth therein, in such number and class(es)/series of equity interests as determined by the Board in good faith (following consultation with reputable outside and independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the directors of the Board (we refer to this as “advisory charter proposal D”);

Advisory Charter Proposal E

The Company’s stockholders are being asked to approve and adopt an amendment to the Charter to elect not to be governed by Section 203 of the DGCL (we refer to this as “advisory charter proposal E”). Under Section 203 of the DGCL, the amendment to the Charter to elect not to be governed by Section 203 of the DGCL would not become effective until 12 months after the date the Proposed Charter is filed with the Secretary of State of the State of Delaware in accordance with Section 103 of the DGCL, and would not apply to any stockholder who became an “interested stockholder” (as defined in Section 203 of the DGCL) prior to the date the Proposed Charter is filed with the Secretary of State of the State of Delaware. Notwithstanding the foregoing, Neil Bluhm and Greg Carlin, as interested stockholders holding 15% or more of the Company’s voting stock upon the Closing of the Business Combination, will not be subject to the restrictions on business combinations set forth in Section 203 during the 12 months after the date the Proposed Charter is filed with respect to their receipt of shares of Class A Common Stock upon the exchange of shares Class V Voting Stock as permitted by the RSI A&R LPA, as the Board approved the transaction in which they became interested stockholders prior to such time as they became interested stockholders.

Advisory Charter Proposal F

The Company’s stockholders are being asked to approve and adopt an amendment to the Charter to require that the proposed bylaws of the Company may be amended, altered, changed, added to or repealed by (x) the board of directors or (y) (i) the affirmative vote of the holders of at least a majority of the total voting power of the Company’s capital stock at any time when the Sellers or their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the Company’s capital stock entitled to vote generally in the election of directors, voting as a single class and (ii) the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of the Company’s capital stock at any time when the Sellers or their Permitted Transferees beneficially own, in the aggregate, less than 40% of the voting power of the Company’s capital stock entitled to vote generally in the election of directors, voting as a single class (we refer to this as “advisory charter proposal F”).

Advisory Charter Proposal G

The Company’s stockholders are being asked to approve and adopt an amendment to the Charter to provide that any director may be removed from the board upon a good faith finding by the board that such director is an Unsuitable Person (as defined in the Proposed Charter) (we refer to this as “advisory charter proposal G”).

Advisory Charter Proposal H

The Company’s stockholders are being asked to approve that any action required or permitted to be taken by the Company’s stockholders at any annual or special meeting of the stockholders may be taken by written consent (without a meeting) at any time that the Sellers and their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the Company’s outstanding capital stock entitled to vote generally in the election of directors if a consent in writing, setting forth the action to be taken, is signed by the holders of outstanding stock having no less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (we refer to this as “advisory charter proposal H”)

Advisory Charter Proposal I

The Company’s stockholders are being asked to approve and adopt an amendment to the Charter to provide that if the Delaware Court of Chancery lacks subject matter jurisdiction over a claim brought against or on behalf of the Company or any of its directors, officers, employees or stockholders, then the sole and exclusive forum for such action shall be another state or federal court located within the state of Delaware, unless the Court of Chancery (or such other state or federal court located within the state of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein, and to provide further that any cause of action arising under the Securities Act of 1933, as amended, that is asserted against the Company shall be brought in the federal district courts of the United States unless the Company consents in writing to an alternate forum, and to provide further that failure to enforce the forum selection clause of the Proposed Charter would cause the Company irreparable harm and entitle the Company to equitable relief to enforce the forum selection clause(we refer to this as “advisory charter proposal I”).

Advisory Charter Proposal J

The Company’s stockholders are being asked to approve and adopt an amendment to the Charter to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “dMY Technology Group, Inc.” to “Rush Street Interactive, Inc.”, (ii) making the Company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination, all of which our board of directors believes are necessary to adequately address the needs of the post-business combination Company (we refer to this as “advisory charter proposal J”).

Reasons for the Approval of the Advisory Charter Proposals

Authorized Capital Stock

Our Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to facilitate the transactions contemplated by the Business Combination (including our “Up-C” structure), to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Changes to Stockholder Vote Required to Amend the Proposed Charter

Our Board believes that these changes are intended to protect key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Changes in Connection with the Corporate Opportunity Doctrine

Our Board believes that revising the existing waiver of the corporate opportunity doctrine so that such waiver is limited to the Identified Persons reflects a desirable and appropriate change in corporate governance for the Company as it will no longer be a special purpose acquisition company and, as a result, a reasonable limitation on the advance waiver of business opportunities reflecting the changed circumstances of the Company following the Business Combination is in the best interests of the Company and its stockholders.

Unsuitable Persons

The Proposed Charter provides that any common stock of the Company owned or controlled by any stockholder who is an Unsuitable Person (as defined in the Proposed Charter) or an affiliate of such person will be redeemable by the Company on the transfer date to either the Company or one or more third-party transferees, as described in the Proposed Charter, and in such number and class(es)/series as determined by the Company’s Board in good faith (following consultation with independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the members of the Board. Furthermore, the Proposed Charter provides that any director may be removed by the Board upon a good faith finding by the Board that such director is an Unsuitable Person.

Following the consummation of the Business Combination, the Company will be subject to applicable gaming laws, including requirements in Pennsylvania, New Jersey and other regulated gaming jurisdictions. These gaming laws provide, among other things, that (i) any holder of common stock may be required to file an application, be investigated, and qualify or have his, her or its suitability be determined by gaming authorities and (ii) an Unsuitable person cannot serve on the board. Under the Proposed Charter, the Company’s Board will be permitted to make the determination that a person is an Unsuitable Person, and if such determination is made, then, as applicable and subject to the resolution of any related arbitration (to the extent available), that person and its affiliates would not be able to, directly or indirectly, beneficially own the Company’s common stock or sit on the Board. Our Board believes that providing for the redemption by the Company, or the purchase by a third-party transferee, of the Company’s common stock owned or controlled by Unsuitable Persons or their affiliates and the ability of the Board to remove directors found to be Unsuitable Persons is necessary to ensure the Company’s compliance with gaming laws.

Opt Out of Section 203 of the DGCL

Our Board believes that the election to not be governed by Section 203 of the DGCL provides the Company with increased flexibility as to future, potentially value creating transactions.

Changes to Stockholder Vote Required to Amend the Proposed Bylaws

Our Board believes that these changes are appropriate to protect all stockholders against the potential self-interested actions by one or a few large stockholders after the Business Combination if the Sellers or their Permitted Transferees cease to beneficially own, in the aggregate, 40% or more of the voting power of the Company’s capital stock. In reaching this conclusion, our Board is cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of shares of common stock following the Business Combination, particularly after the time the Sellers and their Permitted Transferees cease to beneficially own shares of our stock representing, in the aggregate, at least 40% or more of the voting power of the Company’s capital stock. Our Board further believes that going forward, if, and after, the Sellers and their Permitted Transferees cease to beneficially own shares of our stock representing, in the aggregate, at least 40% or more of the voting power of the Company’s capital stock, a supermajority voting requirement encourages the person seeking control of the Company to negotiate with our Board to reach terms that are appropriate for all stockholders. With respect to this proposal, the ability of the majority of the Board to amend the bylaws remains unchanged.

Limitation on Stockholder Consent

The Board believes that limiting the ability of stockholders to act by written consent after the time that the Sellers and their Permitted Transferees do not beneficially own, in the aggregate, at least 40% or more of the voting power of the Company’s outstanding capital stock is appropriate to protect the Company from unwarranted attempts to gain corporate control. Prohibiting stockholders from taking action by written consent can limit unwarranted attempts to gain control by restricting stockholders from approving proposals unless such proposals are properly presented at a stockholder meeting called and held in accordance with the Proposed Charter and bylaws.

Forum

Our Board believes that making clear that if the Delaware Court of Chancery lacks subject matter jurisdiction over a claim brought against or on behalf of the Company or any of its directors, officers, employees or stockholders, then the sole and exclusive forum for such action shall be another state or federal court located within the state of Delaware, unless the Court of Chancery (or such other state or federal court located within the state of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein, and to provide further that any cause of action arising under the Securities Act that is asserted against the Company shall be brought in the federal district courts of the United States unless the Company consents in writing to an alternate forum, and to provide further that failure to enforce the forum selection clause of the Proposed Charter would cause the Company irreparable harm and entitle the Company to equitable relief to enforce the forum selection clause, will permit us to comply with the jurisdictional limitations imposed by the federal securities laws and to provide clear notice of such limitations to our stockholders.

Corporate Name and Perpetual Existence

Our Board believes that changing the post-business combination corporate name from “dMY Technology Group, Inc.” to “Rush Street Interactive, Inc.” and making the Company’s corporate existence perpetual is desirable to reflect the Business Combination with RSI and to clearly identify the Company as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and our Board believes that it is the most appropriate period for the Company following the Business Combination.

Blank Check Company

Our Board has determined it is in the best interest of the Company to eliminate provisions specific to our status as a blank check company. This deletion is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Company and allow us to continue as a corporate entity with perpetual existence following consummation of the Business Combination.

Vote Required for Approval

The approval of each of the advisory charter proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person (which would include presence at the virtual special meeting) at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the advisory charter proposals.

As discussed above, the advisory charter proposals are advisory votes and therefore are not binding on the Company or our Board. Furthermore, the Business Combination is not conditioned on the separate approval of the advisory charter proposals (separate and apart from approval of the charter amendment proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, the Company intends that the Proposed Charter will take effect upon the Closing (assuming approval of the charter amendment proposal).

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE CHARTER AMENDMENT PROPOSALS.

The existence of financial and personal interests of dMY’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of dMY and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE NYSE PROPOSAL

Overview

Assuming the business combination proposal, the charter amendment proposal and the incentive plan proposal are approved, our stockholders are also being asked to approve the NYSE proposal.

The NYSE proposal is a proposal to approve, assuming the business combination proposal, the charter amendment proposal and the incentive plan proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of more than 20% of our issued and outstanding common stock (i) pursuant to the terms of the Business Combination Agreement, (ii) upon the exchange of the Retained RSI Units pursuant to the RSI A&R LPA and (iii) the issuance of Class A Common Stock in connection with the Subscription Agreements in connection with the Business Combination that, in each case, may result in the Sellers or any other investor acquiring shares pursuant to the Subscription Agreements owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under NYSE rules (we refer to this proposal as the “NYSE proposal”);

If the NYSE proposal is adopted, (i) 16,043,002 shares of Class A Common Stock are issuable pursuant to the Subscription Agreements, (ii) up to 145,000,000 shares of Class V Voting Stock will be issued to the Sellers pursuant to the terms of the Business Combination Agreement, which will represent approximately 76.89% of the 188,580,189 shares of our common stock outstanding following the Business Combination, assuming (a) none of dMY’s public shareholders exercise redemption rights with respect to their public shares, (b) the parties to the Business Combination Agreement incur $30 million of transaction expenses, (c) the Put-Calls are in effect as of the Closing and are validly exercised shortly following the closing or are not in effect, (d) the maximum amount of Purchased RSI Units are purchased from the Sellers (other than the Put-Call Sellers) (i.e., $99,235,500 if the Put-Calls are in effect or $125,000,000 if the Put-Calls are not in effect) at Closing, (e) the Earnout Shares are excluded unless and until they are earned in accordance with the Business Combination Agreement, and (f) no exercise of Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), and (iii) up to 145,000,000 shares of Class A Common Stock are issuable in the future to the Sellers who exchange their Retained RSI Units for Class A Common Stock and forfeit an equal number of shares of Class V Voting Stock held by them from time to time following the Closing pursuant to and in accordance with the terms of the RSI A&R LPA.

Reasons for the Approval of the NYSE Proposal

We are seeking stockholder approval in order to comply with NYSE Listing Rules 312.03(c) and (d).

First, pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Upon the consummation of the Business Combination, (i) 16,043,002 shares of Class A Common Stock are issuable pursuant to the Subscription Agreements, (ii) up to 145,000,000 shares of Class V Voting Stock will be issued to the Sellers pursuant to the terms of the Business Combination Agreement, which will represent approximately 76.89% of the 188,580,189 shares of our common stock outstanding following the Business Combination, assuming (a) none of dMY’s public shareholders exercise redemption rights with respect to their public shares, (b) the parties to the Business Combination Agreement incur $30 million of transaction expenses, (c) the Put-Calls are in effect as of the Closing and are validly exercised shortly following the Closing or are not in effect, (d) the maximum amount of Purchased RSI Units are purchased from the Sellers (other than the Put-Call Sellers) (i.e., $99,235,500 if the Put-Calls are in effect or $125,000,000 if the Put-Calls are not in effect) at Closing, (e) none of the 1,205,937 Founder Holders Forfeiture Shares are forfeited because the Available Closing Date Cash exceeds $245,000,000, (f) the Earnout Shares are excluded unless and until they are earned in accordance with the Business Combination Agreement, (g) no exercise of Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), (h) none of the parties set forth above purchase shares of Class A Common Stock in the open market, (i) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (j) there are no issuances of any shares of the Company’s Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the Plan, and (iii) based upon the foregoing assumptions, up to 145,000,000 shares of Class A Common Stock are issuable in the future to the Sellers who exchange their Retained RSI Units for Class A Common Stock and forfeit an equal number of shares of Class V Voting Stock held by them from time to time following the Closing pursuant to and in accordance with the terms of the RSI A&R LPA. Accordingly, the aggregate number of shares of common stock that the Company will issue in the Business Combination will exceed 20% of both the voting power and the shares of the Company’s common stock outstanding before such issuance, and for this reason, the Company is seeking the approval of its stockholders for the foregoing issuances.

Second, pursuant to Section 312.03(d) of the NYSE’s Listed Company Manual, stockholder approval is required prior to an issuance that will result in a change of control of the Company. Each of the issuances of shares of common stock to the Sellers or pursuant to the Subscription Agreements could potentially result in a change of control of the Company. Accordingly, the Company is seeking the approval of its stockholders for such issuances.

Effect of the Proposal on Current Stockholders

If the NYSE proposal is adopted, (i) 16,043,002 shares of Class A Common Stock are issuable pursuant to the Subscription Agreements, (ii) up to 145,000,000 shares of Class V Voting Stock will be issued to the Sellers pursuant to the terms of the Business Combination Agreement, which will represent approximately 76.89% of the 188,580,189 shares of our common stock outstanding following the Business Combination, assuming (a) none of dMY’s public shareholders exercise redemption rights with respect to their public shares, (b) the parties to the Business Combination Agreement incur $30 million of transaction expenses, (c) the Put-Calls are in effect as of the Closing and are validly exercised shortly following the Closing or are not in effect, (d) the maximum amount of Purchased RSI Units are purchased from the Sellers (other than the Put-Call Sellers) (i.e., $99,235,500 if the Put-Calls are in effect or $125,000,000 if the Put-Calls are not in effect) at Closing, (e) none of the 1,205,937 Founder Holders Forfeiture Shares are forfeited because the Available Closing Date Cash exceeds $245,000,000, (f) the Earnout Shares are excluded unless and until they are earned in accordance with the Business Combination Agreement, (g) no exercise of Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), (h) none of the parties set forth above purchase shares of Class A Common Stock in the open market, (i) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (j) there are no issuances of any shares of the Company’s Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the Plan and (iii) based upon the foregoing assumptions, up to 145,000,000 shares of Class A Common Stock are issuable in the future to the Sellers who exchange their Retained RSI Units for Class A Common Stock and forfeit an equal number of shares of Class V Voting Stock held by them from time to time following the Closing pursuant to and in accordance with the terms of the RSI A&R LPA.

In the event that this proposal is not approved by our stockholders, the Business Combination may not be consummated. In the event that this proposal is approved by our stockholders, but the Business Combination

Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of common stock pursuant to the Business Combination Agreement, dMY will not issue the shares of common stock.

Vote Required for Approval

The approval of the NYSE proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person (which would include presence at the virtual special meeting) at the special meeting will have no effect on the outcome of the vote on the NYSE proposal. However, for purposes of this proposal, the NYSE considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” this proposal.

The NYSE proposal is conditioned on the approval of the business combination proposal, the charter amendment proposal and incentive plan proposal. Therefore, if the business combination proposal, the charter amendment proposal and the incentive plan proposal are not approved, the NYSE proposal will have no effect, even if approved by our public stockholders.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

The existence of financial and personal interests of dMY’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of dMY and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE INCENTIVE PLAN PROPOSAL

Overview

Assuming the business combination proposal, the charter amendment proposal and the NYSE proposal are approved, dMY’s stockholders are also being asked to approve and adopt the Plan. A total of 6% of the outstanding shares of Class A Common Stock of the Company will be reserved for issuance under the Plan. The Plan is described in more detail below. A copy of the Plan is attached to this proxy statement as Annex C. If approved by our stockholders, the Plan will be administered by our Board or by a committee that our Board designates for this purpose (referred to below as the plan administrator), which will have the authority to make awards under the Plan and determine the terms and conditions of those awards. In addition, our Board is asking stockholders to approve the Incentive Plan, including the performance goals thereunder.

Our Board believes that approving the Plan is in the best interests of the Company. The Plan promotes ownership in the Company by our employees, directors and consultants, and aligns incentives between these service providers and stockholders by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, our Class A Common Stock. Therefore, our Board recommends that our stockholders approve the Plan.

Summary of the Plan

Prior to the consummation of the Business Combination, we expect that our Board will approve and adopt, subject to shareholder approval, the Plan, under which we would be authorized to grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. A copy of the Plan is attached to this proxy statement as Annex C.

Material Terms of the Plan

The material terms of the Plan, as currently contemplated by our Board, are summarized below.

General. The purposes of the Plan are to enable the Company and its affiliates to attract and retain the types of employees, consultants and independent directors who will contribute to the Company’s long range success, provide incentives to align the interests of employees, consultants and independent directors with those of the stockholders of the Company, and promote the success of the Company’s business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance share awards, cash awards and other equity-based awards.

Authorized Shares. The total number of shares of Class A Common Stock that will be authorized and reserved for issuance under the Plan will equal 13,400,000 shares of Class A Common Stock, representing approximately 6% of the shares of Company common stock as of the closing of the Business Combination (on a fully earned, as-converted basis, including (x) shares of Class V Voting Stock issuable upon the exchange by the Sellers of their shares Class V Voting Stock for shares of Class A Common Stock and (y) shares issuable in connection with the exercise of our 18,100,000 outstanding warrants). In addition, shares subject to awards granted under the Plan that expire or are otherwise canceled, forfeited or terminated without the issuance of the full number of shares of Class A Common Stock to which the award related will again be available for issuance under the Plan. In addition, shares subject to an award under the Plan will be deemed to constitute shares not issued to a participant and shall be deemed to again be available for issuance or delivery under the Plan if such shares are (i) shares tendered in payment of an option; (ii) shares delivered or withheld by the Company to satisfy tax withholding obligations; or (iii) shares covered by a stock-settled stock appreciation right or other award that were not issued upon the settlement of the award. RSI currently anticipates that the shares reserved for issuance under the Plan will be awarded over a time period of no less than three years following the consummation of the Business Combination; however, to the extent market conditions change or RSI is required to hire additional employees, it may need to accelerate the issuance of such awards.

Adjustments to Shares Subject to the Plan. In the event of any changes in the outstanding Class A Common Stock or in the capital structure of the Company by reason of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Class A Common Stock, other securities or other property), a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of shares of Class A Common Stock or other securities of the Company or similar corporate transaction or event that affects the shares of common stock (including a “change in control”), or (b) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations, or other requirements, that the compensation committee determines, in its sole discretion, could result in dilution or enlargement of the rights intended to be granted to, or available for, participants, the administrator (as defined below) may, in respect of any such adjustment event, make such proportionate substitution or adjustment, if any, as it deems equitable, to, among other things, the aggregate number of shares and types of securities as to which the awards may be granted, the number of shares covered by each outstanding award and the exercise price for each related outstanding option and stock appreciation right.

Administration. The compensation committee of the Board will administer the Plan (referred to as the “administrator”); provided that to the extent the Board desires to comply with the exemption requirements of Rule 16b-3 of the Exchange Act with respect to any insider subject to Section 16 of the Exchange Act, such committee shall consist of at least two members of the Board, each of whom qualifies as a non-employee director under Rule 16b-3 of the Exchange Act. The compensation committee of the Board may establish one or more sub-committees to administer the Plan with respect to separate classes of grantees. Subject to the provisions of the Plan, the administrator has the power to administer the Plan, including but not limited to, the authority to (i) designate participants and determine the types of awards and the number of shares of common stock or amount of cash to be covered by an award; (ii) determine the terms and conditions of any award, including whether, to what extent and under what circumstances awards may be vested, settled, exercised, cancelled or forfeited and the treatment of an award upon a termination of employment or service; (iii) modify, waive or adjust any term or condition of an award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the award, early termination of a performance period or modification of any other condition or limitation regarding an award; (iv) construe, interpret and administer the Plan and any award agreement and promulgate, amend, and rescind rules and regulations relating to the administration of the Plan. The administrator’s interpretation and construction of any provisions of the Plan or any award are final, binding and conclusive unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

Eligibility. Awards may be granted to directors, employees, consultants and advisors of the Company or any of its affiliates, and any individuals whom the administrator determines are reasonably expected to become directors or employees consultants and advisors of the Company or its affiliates following the date of grant of an award under the Plan. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of the date of this proxy statement, approximately 49 individuals will be eligible to participate in the Plan, which includes approximately 42 employees, 4 non-employee directors, and 3 consultants/advisors of the Company.

Options. Stock options in the form of non-qualified stock options or incentive stock options may be granted under the Plan. The administrator determines the number of shares subject to each option. The administrator determines the exercise price of options granted under the Plan; provided that the exercise price must at least be equal to the fair market value of the Company’s Class A Common Stock on the date of grant, except in connection with the grant of options granted in connection with an assumption or substitution for another option in a manner satisfying the provisions of the Internal Revenue Code of 1986, as amended (the “Code”). The term of a stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of the Company’s outstanding stock, the term of an incentive stock option must not exceed five years and the exercise price must equal at least 110% of the fair market value of the Company’s Class A Common Stock on the grant date. The grantee may pay the exercise price of an option (i) in cash, (ii) by certified check or (iii) by such method as the administrator approves, including a “cashless” exercise program established with a broker. Subject to the terms of the applicable award agreement, the consideration received or to be received for the grant or extension of an option may include cash, stock or other property, as determined by the compensation committee. After the termination of service of a grantee other than due to death or disability, his or her option will remain exercisable for three months except as otherwise provided in the award agreement. After the termination of service of a grantee due to death or disability, the option will remain exercisable for 12 months unless otherwise provided in the award agreement. Upon a termination for cause, all options cease to be exercisable immediately on the date of termination. An option may not be exercised later than the expiration of its term. Subject to the provisions of the Plan, the administrator determines the other terms of options.

Stock Appreciation Rights. Stock appreciation rights may be granted under the Plan. Each share of Class A Common Stock subject to a stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the Company’s Class A Common Stock over the exercise price specified in the award agreement between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. The exercise price for a stock appreciation right may not be less than 100% of the fair market value of one share of Class A Common Stock on the date of grant. Subject to the provisions of the Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable.

Restricted Stock Awards. Restricted stock may be granted under the Plan. Restricted stock awards are grants of shares of the Company’s Class A Common Stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director, consultant or advisor and, subject to the provisions of the Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to the Company); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting rights with respect to such shares upon grant unless the administrator provides otherwise. Recipients of restricted stock awards are not entitled to receive any dividends with respect to such shares until the shares become vested. The administrator may provide that any dividends paid on restricted stock awards must be reinvested in shares of common stock, which are subject to the same vesting conditions applicable to the restricted stock awards.

Restricted Stock Units and Deferred Stock Units. Restricted stock units may be granted under the Plan. Restricted stock units are a hypothetical unit of Class A Common Stock having a value equal to the fair market value of an identical number of shares of Class A Common Stock. Subject to the provisions of the Plan, the administrator determines the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to the Company) and the form and timing of payment. Restricted stock units that have a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an award agreement are referred to as deferred stock units. Holders of restricted stock units and deferred stock units do not have any rights as stockholders but the administrator may provide in an award agreement that such holders are entitled to receive cash payments equal to the per-share dividend paid on common stock which will be distributed upon vesting of the restricted stock unit.

Dividend Equivalent Rights. Dividend equivalent rights may be granted under the Plan with respect to each restricted stock unit and deferred stock unit. Dividend equivalent rights are entitlements to receive credits based on cash and stock dividends that would have been paid on the shares of Class A Common Stock subject to each restricted stock unit or deferred stock unit award granted to a participant as though such shares had been issued to and held by the grantee. Dividend equivalent rights may not be granted in connection with stock options or stock appreciation rights. Subject to the terms of the Plan, the administrator determines the terms and conditions of any dividend equivalent rights granted with respect to awards under the Plan, provided that dividend equivalent rights are subject to the same vesting requirements as the underlying awards and will only be paid at the time or times such vesting requirements are satisfied. If a restricted stock unit or deferred stock unit is forfeited, any right to a dividend equivalent shall likewise be forfeited.

Performance Share Awards and Other Equity-Based Awards and Cash Awards. The Plan allows the administrator to grant performance share awards, as well as other equity-based awards and cash awards. The terms of any such awards will be subject to an award agreement setting forth the conditions, terms and form of such awards.

Transferability of Awards. The Plan allows for the transfer of awards (other than incentive stock options), in the sole discretion of the administrator and for no consideration, to the grantee’s immediate family or any trust or other entity in which more than 50% of the beneficial interests or voting interests, respectively, are owned by such immediate family members, or such other transferees as permitted by the administrator.

Grants to Non-Employee Directors. Grants made to non-employee directors may be in any form other than incentive stock options. The fair value of any awards granted to a non-employee director, including cash compensation in respect of such director’s service, may not exceed $250,000 in any one calendar year, provided that the disinterested directors may provide for exceptions to this limit for a non-employee director.

Change in Control. The Plan provides that, except as otherwise set forth in an award agreement, in the event of a “change in control” (as defined under the Plan), each outstanding award will be treated as the administrator determines, including substitution or assumption of awards, acceleration of exercisability or lapse of restrictions, termination of awards or a period of time (not required to be more than 10 days) for participants to exercise (if applicable) outstanding awards prior to the occurrence of such termination, or cancellation and payment to the participant of the value of such awards.

Amendment; Termination. The Board has the authority to amend the Plan from time to time; provided that under applicable law and the requirements of a stock exchange on which the Company’s equity securities may be listed, stockholder consent may be required to: (i) increase the maximum number of shares as to which awards may be granted, except for adjustments in connection with certain events specified in the Plan, (ii) materially expand the eligible participants or (iii) adopt any amendment constituting a change requiring stockholder approval under applicable laws or applicable listing requirements. Additionally, no amendment may materially adversely affect any outstanding award without consent of the impacted grantee. The Plan automatically will terminate in 2030, unless earlier terminated by the Board.

Summary of United States Federal Income Tax Consequences of the Plan

The following summary is intended only as a general guide to the material United States federal income tax consequences of participation in the Plan. The summary is based on existing United States laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. General rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special United States tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee generally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. Upon the sale of stock acquired upon the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant.

Stock Appreciation Rights. In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the amount of cash and fair market value of any shares of Company common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards. A participant acquiring restricted stock generally will recognize ordinary income equal to the excess of the fair market value of the shares on the vesting date over the purchase price, if any. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards. There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Share Awards and Other Equity-Based Awards and Cash Awards. The tax effects and treatment related to performance share awards and other equity-based awards and cash awards under the Plan are dependent upon the structure of the particular award.

Withholding. At the time a participant who is an employee is required to recognize ordinary compensation income resulting from an award, such income generally will be subject to federal (including any applicable Social Security and Medicare tax) and applicable state and local income tax and applicable tax withholding requirements. The Company generally is required to report to the appropriate taxing authorities the ordinary income received by the participant, together with the amount of taxes withheld to the Internal Revenue Service and the appropriate state and local taxing authorities.

Section 409A. Section 409A of the Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Certain states have enacted laws similar to Section 409A which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. The Company will also have withholding and reporting requirements with respect to such amounts.

Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). General rules limit the deductibility of compensation paid to the Company’s chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF THE UNITED STATES FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Form S-8

Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the Class A Common Stock issuable under the Plan.

Share Price

On [●], 2020, the last trading day prior the record date, the closing price of our Class A Common Stock on the NYSE was $[●] per share.

New Plan Benefits

As of the date hereof, no awards have been granted under the Plan.    No stock options or other awards are contingent on stockholder approval of the Plan. Grants under the Plan will be made at the discretion of the compensation committee and accordingly, are not yet determinable. The value of the awards granted under the Plan will depend on a number of factors, including the fair market value of Class A Common Stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Vote Required for Approval

The approval of the incentive plan proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person (which would include presence at the virtual special meeting) at the special meeting will have no effect on the outcome of the vote on the incentive plan proposal. However, for purposes of this proposal, the NYSE considers an abstention vote as a “vote cast”, and therefore, an abstention will have the same effect as a vote “AGAINST” this proposal.

The incentive plan proposal is conditioned on the approval of the business combination proposal, the charter amendment proposal and the NYSE proposal. Therefore, if the business combination proposal, the charter amendment proposal and the NYSE proposal are not approved, the incentive plan proposal will have no effect, even if approved by our public stockholders.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE DIRECTOR ELECTION PROPOSAL

Overview

The Board is currently divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term.

Stockholders are being asked to elect nine directors to our board of directors, effective upon the Closing, with each Class I director having a term that expires at the Company’s annual meeting of stockholders for the calendar year ended December 31, 2021, each Class II director having a term that expires at the Company’s annual meeting of stockholders for the calendar year ended December 31, 2022, and each Class III director having a term that expires at the Company’s annual meeting of stockholders for the calendar year ended December 31, 2023, or in each case until their respective successors are duly elected and qualified, or until their earlier death, resignation, retirement or removal.

Under the Investor Rights Agreement, the Sponsor will have the right to designate a certain number of individuals for nomination by the board of directors to be elected by the Company’s stockholders based on the percentage of the Class A Common Stock held by the Sponsor as of immediately following the Closing that is then beneficially owned by Sponsor and its permitted transferees, in the aggregate, as follows: (i) for so long as the Sponsor or its permitted transferees beneficially own Class A Common Stock representing at least 50% of the Class A Common Stock held by the Sponsor immediately after the Closing, the Sponsor will have the right to nominate two directors to the Board; and (ii) for so long as the Sponsor or its permitted transferees beneficially own Class A Common Stock representing at least 25% (but less than 50%) of the Class A Common Stock held by the Sponsor immediately after the Closing, the Sponsor will have the right to nominate one director to the Board. The Sponsor has designated two individuals, Niccolo de Masi and Harry You, for such purpose.

Under the Investor Rights Agreement, for so long as the Sellers and their permitted transferees, in the aggregate, beneficially own at least a majority of the voting power of the capital stock of the Company and the Company qualifies as a controlled company under applicable NYSE rules, the Sellers’ Representative will have the right to designate the remaining directors for nomination by the board of directors to be elected by the Company’s stockholders. The initial number of directors being designated pursuant to the Proposed Charter is nine, and as such, the Sellers’ Representative has designated seven individuals, Neil Bluhm, Greg Carlin, Paul Wierbicki, Leslie Bluhm, James Gordon, Judith Gold, and Sheli Rosenberg, for such purpose. In the event that the Sellers’ Representative is no longer entitled to designate such number of directors or the Company is no longer entitled to nominate the number of directors that the Sellers’ Representative is entitled to designate, then, subject to the Sponsor’s right to designate the number of directors described above, (i) for so long as the Company qualifies as a controlled company under applicable NYSE rules, the Sellers’ Representative will be entitled to designate the maximum number of directors that the Company is entitled to nominate without violating such rules, and (ii) if the Company no longer qualifies as a controlled company under applicable NYSE rules, the Sellers’ Representative will be entitled to designate the number of directors that is proportionate to the issued and outstanding voting securities of the Company held at the time by the Sellers and their permitted transferees, taken as a whole.

Director Nominees

The Board has nominated each of Neil Bluhm, Greg Carlin, Paul Wierbicki, Leslie Bluhm, James Gordon, Judith Gold, Sheli Rosenberg, Niccolo de Masi and Harry You to serve as directors of the Company, with Judith Gold, Paul Wierbicki and Harry You as Class I directors, Leslie Bluhm, James Gordon and Sheli Rosenberg to serve as Class II directors and Neil Bluhm, Greg Carlin and Niccolo de Masi to serve as Class III directors. Please see the section entitled “Management of the Company Following the Business Combination” for more information on the experience of the nominees.

Vote Required for Approval

The election of the director nominees pursuant to the director election proposal requires a plurality of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class. This means that a director nominee will be elected if such director receives more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of such nominee. Failure to vote by proxy or to vote in person (which would include presence at the virtual special meeting) at the special meeting and “WITHHOLD” votes will have no effect on the vote since a plurality of the votes cast is required for the election of the director nominee. Cumulative voting is not permitted in the election of directors.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

THE ADJOURNMENT PROPOSAL

The adjournment proposal allows the Board to submit a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals, the advisory charter proposals or the director election proposal.

Consequences if the Adjournment Proposal is Not Approved

If the adjournment proposal is presented to the special meeting and is not approved by the stockholders, the Board may not be able to adjourn the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals or the director election proposal. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote at the special meeting, voting as a single class. Failure to vote by proxy or to vote in person (which would include presence at the virtual special meeting) at the special meeting or an abstention from voting will have no effect on the outcome of the vote on the adjournment proposal.

The adjournment proposal is not conditioned upon any other proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of dMY’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of dMY and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for a further discussion.

OTHER INFORMATION RELATED TO dMY

Introduction

dMY is a blank check company incorporated in Delaware on September 27, 2019, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Based on its business activities, dMY is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash. Although dMY is not limited to a particular industry or geographic region for purposes of consummating a business combination, dMY has focused its search for an initial business combination on companies within the mobile application (“app”) ecosystem or consumer internet companies with enterprise valuations in the range of $500 million to $1.5 billion. dMY has neither engaged in any operations nor generated any revenue to date. Prior to executing the Business Combination Agreement with RSI, dMY’s efforts were limited to organizational activities, completion of our IPO and the identification and evaluation of possible acquisition targets for business combinations.

IPO

On February 25, 2020, we consummated our IPO of 23,000,000 units. Each unit consists of one share of Class A Common Stock and one-half of one warrant. Each warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $230,000,000.

Prior to the consummation of the IPO, on November 27, 2019, the Sponsor purchased 5,750,000 shares of Class B Common Stock for an aggregate purchase price of $25,000, or $0.004 per share. In February 2020 the Sponsor transferred 25,000 founder shares to each of Darla Anderson, Francesca Luthi and Charles E. Wert, resulting in the Sponsor holding 5,675,000 founder shares. The number of founder shares issued was determined based on the expectation that the total size of the IPO would be a maximum of 23,000,000 units if the underwriters’ option to purchase additional units was exercised in full, and therefore that such founder shares would represent 20% of the issued and outstanding shares of dMY common stock after the IPO.

Simultaneously with the consummation of the IPO, we consummated the private sale of an aggregate of 6,600,000 warrants exercisable to purchase one share of Class A Common Stock at $11.50 per share, to the Sponsor at a price of $1.00 per unit (the “private placement”). The warrants sold in the private placement are identical to the warrants included in the units sold in the IPO, except that, so long as they are held by their initial purchasers or their permitted transferees, (1) they will not be redeemable by dMY, (2) they (including the shares of Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after dMY completes its initial business combination and (3) they may be exercised by the holders on a cashless basis.

We placed a total of $230,000,000 in the trust account. Except with respect to interest earned on the funds held in the trust account that may be released to the Company to pay its taxes, the funds held in the trust account will not be released from the trust account until the earliest of (i) the completion of the Company’s initial business combination, (ii) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Charter to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete its initial business combination within 24 months from the closing of the IPO or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity and (iii) the redemption of the public shares if the Company is unable to complete an initial business combination within 24 months from the closing of the IPO, subject to applicable law. Until the earlier of (i) the consummation of a business combination or (ii) the distribution of the trust account, the proceeds held in the trust account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct United States government treasury obligations.

After the payment of underwriting discounts and commissions (excluding the deferred portion of $8,050,000 in underwriting discounts and commissions, which amount will be payable upon consummation of our initial business combination if consummated) and approximately $1,000,000 in expenses relating to the IPO, approximately $1,000,000 of the net proceeds of the IPO and private placement was not deposited into the trust account and was retained by us for working capital purposes. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of [●], 2020, there was approximately $[●] million in investments and cash held in the trust account and $[●] of cash held outside the trust account available for working capital purposes.

Fair Market Value of Target Business

It is a requirement under our certificate of incorporation and NYSE rules that dMY’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the business combination. dMY will not complete a business combination unless we acquire a controlling interest in a target company or are otherwise not required to register as an investment company under the Investment Company Act. The Board determined that this test was met in connection with the proposed Business Combination as described in the “The Business Combination Proposal” section of this proxy statement.

Stockholder Approval of Business Combination

Under the Charter, in connection with any proposed business combination, dMY must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their public shares, subject to the limitations described in the prospectus for the IPO. Accordingly, in connection with the Business Combination, the public stockholders may seek to redeem their public shares in accordance with the procedures set forth in this proxy statement.

Voting Restrictions in Connection with Stockholder Meeting

Our initial stockholders and our other officers and directors at the time of the IPO entered into a letter agreement to vote their founder shares and any public shares purchased during or after the IPO, in favor of the business combination proposal. As of the date hereof, our initial stockholders own approximately 20% of the total outstanding shares of Class A Common Stock and Class B Common Stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding dMY or our securities, or not otherwise restricted under Regulation M under the Exchange Act, the dMY initial stockholders, RSI and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of dMY common stock or vote their shares in favor of the business combination proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the special meeting are approved or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Liquidation if No Business Combination

Our Charter provides that we will have until February 25, 2022 to complete our initial business combination. If we are unable to complete our initial business combination by February 25, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by February 25, 2022.

Our initial stockholders, sponsor, officers and directors have agreed, pursuant to a letter agreement with us, that they will not propose any amendment to our Charter to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by February 25, 2022 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless we provide our public stockholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. If this optional redemption right is exercised with respect to an excessive number of public shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of our public shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,000,000 of proceeds held outside the trust account at the time of the IPO, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes on interest income earned on the trust account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the Company under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of our IPO and our independent registered public accounting firm have not executed agreements with us waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our initial Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial Business Combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our trust account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by February 25, 2022 from the closing of this offering may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our trust account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete our initial business combination by February 25, 2022, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our initial business combination by February 25, 2022, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible following February 20, 2022 and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, we will seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the trust account is remote. Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the trust account are not reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, the Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of our public shares if we do not complete our initial business combination by February 25, 2022, (ii) in connection with a stockholder vote to Charter to modify the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by February 25, 2022 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account. In the event we seek stockholder approval in connection with our initial Business Combination, a stockholder’s voting in connection with the Business Combination alone will not result in a stockholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such stockholder must have also exercised its redemption rights described above. These provisions of our Charter, like all provisions of our Charter, may be amended with a stockholder vote.

Properties

dMY does not lease any properties or facilities. Upon consummation of the Business Combination, the principal executive offices of the Company will be those of RSI, located at 900 N Michigan Avenue, Chicago, Illinois, 60611.

Employees

dMY has two executive officers. These individuals are not obligated to devote any specific number of hours to dMY’s matters and intend to devote only as much time as they deem necessary to our affairs. dMY does not intend to have any full time employees prior to the consummation of a Business Combination.

Directors and Executive Officers

Our directors and executive officers are as follows.

Name	Age	Position
Niccolo de Masi	39	Chief Executive Officer and Director
Harry L. You	61	Chairman
Darla Anderson	60	Director
Francesca Luthi	44	Director
Charles E. Wert	75	Director

Niccolo de Masi has been our Chief Executive Officer since January 2020 and a Director since September 2019. Mr. de Masi has also served as the chief executive officer and as a director of dMY Technology Group, Inc. II since June 2020. Mr. de Masi has been a member of the board of directors of Glu (Nasdaq: GLUU) since January 2010, and has served as chairman since December 2014, as interim chairman from July 2014 to December 2014 and as president and chief executive officer from January 2010 to November 2016. Mr. de Masi has been the chief innovation officer at Resideo Technologies, Inc. (NYSE: REZI) since February 2019, a member of its board of directors since October 2018, and was president of products and solutions from February 2019 until January 2020. Mr. de Masi served as the president of Essential from November 2016 to October 2018.

Mr. de Masi served on the board of directors of Xura and its audit committee from November 2015 until August 2016. From 2008 to 2009, Mr. de Masi led Hands-On Mobile as its chief executive officer. From 2004 to 2007, Mr. de Masi was the chief executive officer of Monstermob. Mr. de Masi serves on the Leadership Council of the UCLA Grand Challenges. Mr. de Masi received his B.A. and MSci. degrees in physics from Cambridge University. Mr. de Masi’s qualifications to serve on our Board include his extensive leadership experience in the mobile app space, his track record in our target industry and his network of contacts in the technology sector.

Harry L. You has been our Chairman since January 2020 and a Director since September 2019. Mr. You has also served as the chairman of the board of dMY Technology Group, Inc. II since June 2020. Mr. You served as the executive vice president of EMC (formerly NYSE: EMC) in the office of the chairman from 2008 to 2016. From 2008 to 2016, Mr. You served as the executive vice president of EMC in the office of the chairman. In September 2016, Mr. You founded GTY (Nasdaq: GTYH), in which Mr. You served as its president, chief financial officer and director until February 2019 when GTY consummated its initial business combination, served as its president from February 2019 to May 2019 and as its chief financial officer from February 2019 through August 2019, and has served as its vice chairman since May 2019. Mr. You also served as GTY’s president from May 7, 2019 to May 20, 2019. Mr. You served as a director of Korn/Ferry International from 2004 to October 2016 and has been a trustee of the United States Olympic Committee Foundation since August 2016. Mr. You was chief executive officer of BearingPoint from 2005 to 2007. He also served as BearingPoint’s interim chief financial officer from 2005 to 2006. From 2004 to 2005, Mr. You served as executive vice president and chief financial officer of Oracle (NYSE: ORCL), and was also a member of the board of directors of Oracle Japan. From 2001 to 2004, Mr. You served as chief financial officer of Accenture. Mr. You also previously spent fourteen years on Wall Street, including serving as a managing director in the Investment Banking Division of Morgan Stanley, where he headed the Computer and Business Services Group. Mr. You has served as a member of the board of directors of Broadcom Inc. (Nasdaq: AVGO) since January 2019. Mr. You holds an M.A. in Economics from Yale University and a B.A. in Economics from Harvard College. Mr. You’s qualifications to serve on our Board include his extensive and varied deal experience throughout his career, including his experience structuring Dell’s acquisition of EMC as EMC’s executive vice president, his network of contacts in the technology sector, and his prior special purpose acquisition company experience with GTY.

Darla K. Anderson has served on our Board since February 2020. Ms. Anderson is an Academy Award and Golden Globe winning feature film producer. From 1993 to March 2018, Ms. Anderson was a producer at Pixar Animation Studios, where she produced films such as “Coco,” “Toy Story 3,” “Cars,” “A Bug’s Life,” “Monsters, Inc.” Following her tenure at Pixar, Ms. Anderson joined Netflix as a producer. Ms. Anderson was elected to the Producers Council Board of the Producers Guild of America in July 2008. Prior to joining Pixar, Ms. Anderson worked with Angel Studios as the executive producer of their commercial division. Ms. Anderson holds a B.A. degree in Environmental Science from San Diego State University. Ms. Anderson’s qualifications to serve on our Board include her substantial leadership experience in the entertainment industry.

Francesca Luthi has served on our Board since February 2020. Ms. Luthi currently serves as the executive vice president and chief communications and marketing officer at Assurant, Inc. since 2016. After joining Assurant in 2012, Ms. Luthi was the senior vice president of investor relations, marketing and communications from 2014 until 2015. Prior to joining Assurant, Ms. Luthi served as the senior vice president of corporate communication and investor relations at Accretive Health. Before this, Ms. Luthi held senior-level investor relations and communication roles at BearingPoint and Accenture. Ms. Luthi also helped establish the investor relations department at Omnicom Group after serving as a financial analyst in the Investment Banking Division at Morgan Stanley. Ms. Luthi holds a B.S. degree in Economics from Georgetown University’s School of Foreign Service. Ms. Luthi’s qualifications to serve on our Board include her financial and business strategy expertise.

Charles E. Wert has served on our Board since February 2022. Mr. Wert has served as a director and chairman of the audit committee of GTY (Nasdaq: GTYH) since completion of its IPO in 2016. From 2014 to 2016, Mr. Wert served as the vice chairman and as a director at Evercore Trust Company, N.A., or Evercore, which he formed and organized and was previously the president and chief executive officer from 2009 to 2014. Prior to joining Evercore, Mr. Wert served as an executive vice president and senior trust officer of U.S. Trust Company N.A. for over 20 years. Mr. Wert also founded United Mercantile Bank and Trust Company and served as its president and senior trust officer from 1982 until 1987. Mr. Wert is the principal of Fiduciary Resolutions, where he has been a fiduciary expert since June 2016, providing expert witness services and analysis as well as reviewing corporate governance and other processes use by fiduciaries. Mr. Wert holds a bachelor’s degree in Business Administration and Finance from California State University at Los Angeles. Mr. Wert’s qualifications to serve on our Board include his track record and leadership experience at GTY, Evercore, U.S. Trust Company N.A. and United Mercantile Bank and Trust Company.

Number and Terms of Office of Officers and Directors

Our Board consists of 5 members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on NYSE. The term of office of the first class of directors, consisting of Ms. Anderson, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Ms. Luthi and Mr. Wert, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Mr. You and Mr. de Masi, will expire at the third annual meeting of stockholders.

Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint officers as it deems appropriate pursuant to our Charter.

Director Independence

The rules of the NYSE require that a majority of our Board be independent within one year of our IPO. Our Board has determined that Ms. Anderson, Ms. Luthi and Mr. Wert are “independent directors” as defined in the NYSE rules and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such, and we and the members of our management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement.

Periodic Reporting and Audited Financial Statements

We have registered our securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. dMY has filed with the SEC our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020.

dMY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement.

Overview

We are a blank check company incorporated in Delaware on September 27, 2019. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although we are not limited to a particular industry or sector for purposes of consummating an initial business combination, we intend to focus our search for an initial business combination on companies within the mobile application (“app”) ecosystem or consumer internet companies with enterprise valuations in the range of $500 million to $1.5 billion, though our search may span many consumer software segments worldwide. Our sponsor is dMY Sponsor, LLC, a Delaware limited liability company (the “Sponsor”).

Our registration statement for our IPO was declared effective on February 20, 2020. On February 25, 2020, we consummated our IPO of 23,000,000 units, including the issuance of 3,000,000 units as a result of the underwriters’ exercise of their over-allotment option in full, at $10.00 per unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.2 million, inclusive of $8.05 million in deferred underwriting commissions.

Simultaneously with the closing of the IPO, we consummated the private placement of 6,600,000 warrants at a price of $1.00 per warrant in a private placement to the Sponsor, generating proceeds of $6.6 million.

Upon the closing of the IPO and the private placement, $230.0 million ($10.00 per unit) of the net proceeds of the IPO and certain of the proceeds of the private placement was placed in a trust account located in the United States at JP Morgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of our initial business combination and (ii) the distribution of the trust account as described below.

If we are unable to complete an initial business combination by February 25, 2022, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay for our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish our public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

We intend to effectuate our initial business combination using cash from the proceeds of the IPO and the private placement, the proceeds of the sale of our shares in connection with our initial business combination

(pursuant to forward purchase agreements or backstop agreements we may enter into following the consummation of this offering or otherwise), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing.

As indicated in the accompanying financial statements, at June 30, 2020, we had approximately $965,000 in our operating bank account. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete our initial business combination will be successful.

On July 27, 2020, we entered into the Business Combination Agreement. On October 9, 2020, the parties amended and restated the Business Combination Agreement.

Results of Operations

Our entire activity since inception through June 30, 2020 related to our formation, the preparation for the IPO, and since the closing of the IPO, the search for a prospective initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income on cash and cash equivalents. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2020, we had net loss of approximately $391,000, which consisted of approximately $121,000 in gain on marketable securities (net), dividends and interest, held in the trust account, offset by approximately $447,000 in general and administrative expenses, $50,000 in franchise tax expense, and approximately $15,000 in income tax expense.

For the six months ended June 30, 2020, we had net loss of approximately $140,000, which consisted of approximately $641,000 in gain on marketable securities (net), dividends and interest, held in the trust account, offset by approximately $567,000 in general and administrative expenses, $100,500 in franchise tax expense, and approximately $114,000 in income tax expense.

Liquidity and Capital Resources

As of June 30, 2020, we had approximately $965,000 in our operating bank account, working capital of approximately $603,000, and approximately $641,000 of interest income available in the trust account for our tax obligations.

Our liquidity needs to date have been satisfied through a $25,000 contribution from our Sponsor in exchange for the issuance of the Founder Shares to our Sponsor, the note of approximately $90,000 from our Sponsor, and the proceeds from the consummation of the private placement not held in the trust account. On March 19, 2020, we repaid the note in full to our Sponsor. In addition, in order to finance transaction costs in connection with an initial business combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, provide us working capital loans. As of June 30, 2020, there were no amounts outstanding under any working capital loan.

Our management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on our financial position, results of our operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Contractual Obligations

We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities, other than an agreement to pay our Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services.

Registration Rights

The holders of Founder Shares, warrants issued in the private placement and warrants that may be issued upon conversion of working capital loans, if any (and any shares of Class A Common Stock issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares), will be entitled to registration rights pursuant to a registration rights agreement entered into in connection with the consummation of the IPO. These holders will be entitled to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $4.6 million in the aggregate, paid upon the closing of the IPO. An additional fee of $0.35 per unit, or $8.05 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete an initial business combination, subject to the terms of the underwriting agreement.

Critical Accounting Policies

This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We have identified the following as its critical accounting policies:

Class A Common Stock Subject to Possible Redemption

We account for our Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A Common Stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A Common Stock (including Class A Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Class A Common Stock is classified as stockholders’ equity. Our Class A Common Stock feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2020, 21,819,444 shares of Class A Common Stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our balance sheet.

Net Income (Loss) Per Share of Common Stock

Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of common stock outstanding during the period. We have not considered the effect of the warrants sold in the IPO and the private placement to purchase an aggregate of 18,100,000 of the Company’s Class A Common Stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

Our statements of operations include a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per common stock, basic and diluted for Class A Common Stock are calculated by dividing the gain on marketable securities (net), dividends and interest, held in trust account of approximately $121,000 and approximately $641,000, less approximately $65,000 and approximately $214,000 of tax obligations, resulting in a total of approximately $56,000 and approximately $427,000 for the three and six months ended June 30, 2020, respectively, by the weighted average number of Class A Common Stock outstanding for the periods. Net loss per common stock, basic and diluted for Class B Common Stock is calculated by dividing the net loss of approximately $391,000 and approximately $140,000, less income attributable to Class A Common Stock of approximately $56,000 and approximately $427,000, resulted to a net loss of approximately $447,000 and approximately $567,000 for the three and six months ended June 30, 2020, respectively, by the weighted average number of Class B Common Stock outstanding for the periods.

Recent Accounting Pronouncements

Our management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Off-Balance Sheet Arrangements

As of June 30, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We elected to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

As an “emerging growth company”, we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we are no longer an “emerging growth company,” whichever is earlier.

BUSINESS OF RSI

The following discussion reflects the business of Rush Street Interactive, LP (“RSI”). “We,” “us” and “our” generally refer to RSI.

Overview

RSI is a leading online gaming company with number one market share by gross gaming revenue in the United States online casino wagering market for the three months ending August 2020 (according to Eilers & Krejcik Gaming (“EKG”) United States Online Casino Tracker September 2020). RSI also has a well-established online sports wagering offering and had the number four market share by gross gaming revenue in the United States online sports wagering market for the six months ending June 2020 (EKG August 2020). RSI provides customers an array of offerings such as real-money online casino wagering, online and retail sports wagering, and social gaming. RSI launched its first social gaming website in 2015 and began accepting real-money wagers in the United States. in 2016. The Company currently operates real-money online casino and online sports wagering in New Jersey and Pennsylvania; currently operates online sports wagering in Indiana, Colorado and Illinois; and currently provides retail sports wagering services in Illinois, Pennsylvania, New York, Indiana, Michigan and Iowa. In addition, in 2018, the Company became the first United States online gaming operator to launch in Colombia, which was an early adopting Latin American country to legalize and regulate online casino wagering and sports wagering nationally. RSI has market access agreements in two new markets that have legalized online gaming – Michigan, where RSI plans to launch online casino and online sports wagering, and Virginia, where RSI plans to launch online sports wagering. RSI also has a market access agreement in New York to launch online sports and online casino wagering when New York authorizes those activities.

RSI Highlights

•	RSI was #1 in United States online casino (slots and table games) revenue for the three months ending August 2020.

•	RSI is growing quickly and has experienced a revenue increase of more than five times from H1 2019 to H1 2020.

•	RSI is operating online gaming in six states and Colombia, and it has market access secured in three additional states including New York with plans to target other jurisdictions.

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Projected large market opportunity for online casino wagering in the United States projected at $20 billion with another $15 billion from online sports wagering assuming all states authorized wagering (according to EKG). While the majority of our online sports wagering customers are men, we believe that our online casino wagering brands, product offerings and marketing strategies appeal equally well to women. We have demonstrated our ability to appeal to both genders in the larger potential online casino wagering market, where we had approximately a 50-50 female/male split in our active United States online casino wagering-only players in Q1 2020.

•

In H1 2020, RSI’s advertising and promotion expenses equaled 15.9% of RSI H1 2020 revenue, which we believe is amongst the lowest ratios in the industry as a % of revenue. RSI’s founders have invested approximately only $50 million to date to build RSI.

•

Upon the completion of this transaction, RSI will be positioned to increase marketing spend in a targeted fashion where we believe we will achieve attractive returns. As an example, despite entering the New Jersey online casino wagering market nearly three years after it launched, we generated revenue in excess of six times the acquisition costs to acquire those same players in those players’ first three years after becoming active on our platform.

•

We believe that our proprietary online gaming platform and in-house product development team have allowed us to innovate rapidly, introduce new and differentiated features and efficiently enter new geographic markets. Platform ownership has also enabled RSI to offer flexile business models, such as our B2B and B2B2C models.

•

In June 2020, licenses operated by RSI achieved a #1 online gaming revenue position in Pennsylvania (for both online casino wagering and combined online casino and online sports wagering), the largest state by population with online gaming. RSI generated 56.8% more taxable online slot machine and table games wagering revenue (including 71% more taxable slot machine) than the #2 license holder. In addition, RSI has been top #3 in online taxable sports wagering revenue in Pennsylvania each month since September 2019.

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RSI’s achieved its #1 taxable online gaming revenue market share in Pennsylvania while offering promotional credits (sometimes referred to as “free bets” or “free play”) for online slot machines at a lower rate (as a % of taxable revenue) than the competition. We believe that to the extent that we can achieve the #1 online gaming market share in Pennsylvania while offering fewer slot machine promotional credits speaks to the quality of our online gaming platform and the overall user experience.

•

Because of our experience localizing our proprietary online gaming platform and operating in Colombia, we believe that we can target other markets in Latin America when they are legalized and regulated.

RSI was founded by experienced gaming operators Neil Bluhm, Greg Carlin and Richard Schwartz, whose mission was to offer real-money online gaming products in legal and regulated markets with a particular focus on the emerging United States opportunity. In 2014, RSI acquired the source code that served as the starting point for its proprietary technology and has continued to develop it since then with a talented in-house product development team. RSI management’s focus has always been on developing the most player-friendly online casino wagering experience in the industry. RSI’s proprietary online gaming platform is the foundation of RSI’s digital business and reflects a suite of technologies that together provide a leading management, administrative, reporting, and regulatory compliance end-to-end solution that powers RSI’s operations. The platform incorporates multiple sophisticated technologies and provides a central back office function to manage player accounts, payments, risk, bonusing and loyalty programs, while ensuring that RSI can deliver a seamless experience for both players and gaming operators, as well as a wide range of proprietary player bonusing and loyalty features. This technology platform is flexible and supports both real-money online wagering and social gaming on a single code base. RSI began offering online casino wagering utilizing this technology in the United States in September 2016. Following, the lifting of the federal restrictions on sports wagering in May 2018 as a result of the United States Supreme Court’s repeal of the Profession and Amateur Sports Protection Act of 1992 (“PASPA”), RSI began offering online sports wagering utilizing the same proprietary online gaming platform with the same emphasis on player-friendly features.

RSI’s revenue grew from $18.2 million for the year ended December 31, 2018 to $63.7 million for the year ended December 31, 2019. During this period, costs of revenue increased from $10.7 million to $32.9 million and advertising and promotions increased from $10.9 million to $28.3 million. RSI’s revenue grew from $19.2 million in H1 2019 to $100.2 million in H1 2020 while costs of revenue increased from $9.9 million to $71.7 million and advertising and promotions increased from $10.0 million to $15.9 million during the same period. RSI’s revenue growth has been driven substantially by growth of online casino wagering revenue in New Jersey and the legalization and ramp-up of real-money online wagering in other United States jurisdictions including online sports wagering in New Jersey in 2018; online casino wagering and online sports wagering in Pennsylvania in 2019; and online sports wagering in Indiana in 2019. In addition, RSI began offering online casino wagering and sports wagering in Colombia in 2018.

Prior to the filing of this proxy statement, RSI’s founders have invested approximately $50 million into RSI. This capital has been primarily used to fund the development of the proprietary online gaming platform and products, recruit and grow an experienced team, and expand into new geographic and product markets. RSI management has focused on being financially disciplined.

Powering RSI’s product offerings is our proprietary online gaming platform that allows us to prioritize speed to market for new gaming offerings while providing an engaging and unique user experience for its players. Since 2016, RSI has leveraged its platform to expand its real-money operations and launch in the markets listed below. Additionally, RSI was the first company to launch online or retail sports wagering in several of these markets, which we believe has allowed us to acquire customers at a lower cost than we could have if launching in a more mature market.

RSI’s real-money wagering products are offered under the BetRivers & PlaySugarhouse (United States) and RushBet.co (Colombia) brands. RSI’s social gaming products are marketed in association with each brick-and-mortar casino partner brand for business-to-business (“B2B2C”), and under the RushGames (and soon BetRivers) brands for business-to-consumer (“B2C”). The choice of branding is market-specific and partner-specific and based on brand awareness, market research, and marketing efficiency.

Our Operating Model

We leverage our proprietary online gaming platform to enter new markets. Our operating model focuses on being nimble, innovative, and “first to market” in markets where online wagering has been newly legalized. Often in advance of markets legalizing online gaming, we build relationships with brick-and-mortar casino operators and other potential partners who are looking for online gaming and sports wagering partners.

We leverage our relationships with brick-and-mortar casino operators to find stable, reliable and quality partners for online gaming collaboration. Upon securing an access partner in a local market and before we launch operations in that market, we customize our proprietary online gaming platform to the regulations of the jurisdiction. Upon entering a new market, we employ a number of marketing strategies to obtain new customers as well as leverage the database of casino partners when applicable. In addition, RSI also refines its product offering and marketing strategies over time based on data gleaned from each market.

RSI offers a loyalty program that rewards consumers in exciting, fair and transparent ways. RSI is dedicated to reciprocating player loyalty by ensuring there are exciting benefits at each of the ten player loyalty levels we currently offer. Based on player research, RSI addressed player concerns about lack of transparency when it comes to awarding, redeeming, and tracking bonuses. RSI enables players to easily track their loyalty and bonus progressions and give players 100% control over when and how to redeem rewards. Players have the option to ‘bank’ awarded bonuses in RSI’s proprietary ‘bonus bank’, which they can draw from whenever they wish under our industry-leading 1x wager requirement. Every player accumulates bonus store points on every real-money wager made, regardless of loyalty level. These points unlock bonuses and are used to play RSI’s fun proprietary bonus games (free scratch cards, wheel spins, and bingo games) with prizes that guarantee bonus money.

Although RSI has been a first-mover in many markets, RSI has demonstrated success even when not being first to enter a market. RSI entered the New Jersey online casino wagering market approximately three years after the market launched. Less than three years after beginning operations in New Jersey, RSI grew to operating the #4 brand in online casino wagering revenue in New Jersey, out of 19 total in the market, according to EKG’s United States Online Casino Tracker for April 2019.

RSI’s success in New Jersey is also noteworthy because RSI competes with many other companies who have land-based casinos in the state. Neither RSI nor Rush Street Gaming, an affiliated land-based casino operator, operate a land-based casino in New Jersey. We believe our performance in New Jersey shows that we can be successful entering competitive markets without the benefit of a land-based casino presence. RSI has continued to grow revenue over time and has been profitable in the New Jersey market since Q2 2019.

Our operating model has also enabled us to become the #1 online casino wagering operator in terms of revenue in Pennsylvania, the largest state by population in the United States where online casino wagering is currently authorized. According to the Pennsylvania Gaming Control Board, RSI generated 56.8% more taxable online slot machine and table games wagering revenue than the #2 license holder.

RSI has been the #1 operator of online slot machines and table games in terms of taxable revenue in every quarter since the Company launched in Pennsylvania. We believe that our performance in Pennsylvania is particularly notable as we have yet to launch online gaming via an Apple iOS App in Pennsylvania. According to the Pennsylvania Gaming Control Board, in Q2 2020, RSI’s Pennsylvania taxable slot machine and table games revenue market share was 34.1%, up from 29.9% in Q1 2020. This Q2 2020 market share includes competition from both FanDuel and DraftKings, which launched in online slot machine and table games wagering in Pennsylvania in January 2020 and May 2020, respectively.

RSI’s market share in the sub-category of online slot machines in Pennsylvania is even more pronounced. According to the Pennsylvania Gaming Control Board, in Q2 2020, despite added competition, RSI’s online slot machine taxable revenue market share grew to 38.4%, up from 35.6% in Q1 2020. In June 2020, RSI generated 71% more online slot machine taxable revenue than the #2 license holder in Pennsylvania as measured by the Pennsylvania Gaming Control Board.

To further illustrate our strong performance in online slot machine revenue in Pennsylvania, RSI was able to achieve its #1 share of online slot machine taxable revenue while at the same time issuing fewer promotional credits than the competition, According to data from the Pennsylvania Gaming Control Board, RSI’s promotional credits as a percentage of slot machine revenue (before deducting promotional credits) was 16.4% in Q2 2020. The rest of the Pennsylvania online casinos’ promotional credits as a percentage of slot machine revenue (before deducting promotional credits) was 34.7% in Q2 2020. We believe this data point is a testament to the quality of our proprietary online gaming platform, player-friendly features, and customer service, that we can have #1 market share while offering significantly less promotional credits as a percentage of revenue than the competition.

Unlike sports wagering, which predominately appeals to males, casino wagering appeals roughly equally to both males and females. In Q1 2020, 89% of our monthly unique online sports wagering-only players were male, while 11% were female. For the Q1 2020, 50% of our monthly unique online casino wagering-only players were male, while 50% were female.

It has been our experience that among casino customers, female customers are more likely to play slot machines, while male customers are more likely to play table games. We believe that we are able to achieve a strong market share in casino revenue, in general, and an even stronger market share in slot machine revenue, in particular, given that our brands, products and marketing strategies appeal to both male and female casino customers. Further, we believe that we are well positioned to continue to appeal to female slot machine customers over the long run.

In Q2 2020, Pennsylvania marketwide slot machine taxable revenue accounted for the majority of combined online slot machine and table games taxable revenue in Pennsylvania.

Q2 2020 Pennsylvania Marketwide Taxable Revenue Split (Online Slot Machines vs. Table Games)

Source: RSI management estimates; Pennsylvania Gaming Control Board

We believe that RSI is well positioned to be a slot machine market leader when additional markets launch. RSI has derived a higher percentage of its net revenues from slot machines than the market as a whole and expects this trend to continue as new states launch online.

RSI Q2 2020 Pennsylvania Taxable Revenue Split (Online Slot Machines vs. Table Games)

Source: RSI management estimates; Pennsylvania Gaming Control Board

In the long run, we believe that slot machines will be a larger contributor to online casino wagering revenue than table games, just as slot machines have been a larger contributor than table games to land-based casino revenue. As an example, for the twelve months ending June 2020, Pennsylvania land-based casino slot machines generated $1.7 billion of revenue, about 2.6 times more than the $644.5 million of land-based casino revenue generated by table games according to data from the Pennsylvania Gaming Control Board.

Our online casino wagering customers are also older on average than our online sports wagering customers. We believe that the older a customer is, the more disposable income that customer is likely to have and be able to spend on online gaming. In Q1 2020, our online casino wagering-only customers in New Jersey and Pennsylvania averaged 42.0 years of age as compared to our online sports wagering customers in New Jersey and Pennsylvania who averaged 37.7 years of age.

In addition to online casino wagering, RSI has generated more than its fair share of online sports wagering taxable revenues since launching in Pennsylvania in 2019. RSI has ranked in the top 3 in online sports wagering taxable revenue each month since September 2019, with FanDuel and DraftKings also ranked in the top 3 most months. In the twelve months ending June 2020, RSI has generated more than a 23% share of the online sports wagering taxable revenue in Pennsylvania according to data from the Pennsylvania Gaming Control Board.

RSI has experienced significant success with retail sports wagering as casinos using RSI’s retail sports wagering services generated the most sports wagering revenue of any casino in each of New York and Pennsylvania in the twelve months ending June 2020 (per the New York State Gaming Commission and Pennsylvania Gaming Control Board, respectively).

Outside of the United States, we have experienced strong growth in our Colombia business. We entered the Colombia market in 2018 and gained valuable operational experience with respect to online sports wagering. When PASPA was struck down in the United States, we were able to leverage the operational experience gained in Colombia and quickly apply that knowledge to the United States market. Our business in Colombia has grown strongly since we entered the market. While 2020, especially the second quarter, was impacted by the lack of live sporting events, online casino revenue has risen almost enough to make up for the loss in online sports wagering revenue.

Lastly, with minimal marketing spend to acquire users, RSI’s social gaming business has grown significantly in the last two years. Revenue has increased from under $50,000 per month during Q1 2018 to more than $250,000 per month during Q2 2020.

Our People

RSI has built a team of industry professionals focused on technology and operations, with a highly experienced senior management team with significant experience in the online and retail gaming industries. RSI’s culture focuses on valuing employees and enabling them to grow and take on roles that suit their strengths. We believe our culture combined with our growth and success has created very high rates of employee retention. As of September 30, 2020, RSI had approximately 151 employees.

Our Products and Economic Model

Our Revenue-Generating Product Offerings

B2C Operations. RSI currently has four main B2C product offerings — online casino wagering, online sports wagering, retail sports wagering and social gaming. In its B2C offerings, RSI offers products to users. In most markets, RSI pays a fee to third-party license holders to offer online casino wagering and online sports wagering. In the case of retail sports wagering, RSI makes payments to the hosting property to have the right to conduct B2C operations. In the case of social games, RSI is able to conduct operations in jurisdictions without third-party licenses unless prohibited by law. B2C will be RSI’s primary business model on a go-forward basis in new jurisdictions.

B2B2C Operations. RSI currently has three main business-to-business-to-consumer (“B2B2C”) product offerings: online casino wagering, online sports wagering and social gaming. In its B2B2C offerings, RSI offers products to users on behalf of third-party land-based casinos in Pennsylvania and Illinois. This business model works the same way as B2C operations where RSI supplies the platform and provides all of the necessary services for the operation (“managed services”). The only exception is that any operator license fees, hardware costs and expenses from the operations including marketing expenses are absorbed by partners after RSI receives a platform and managed services fee calculated as a percentage of the revenue less certain deductions.

In Pennsylvania and Illinois, the partner properties have paid upfront license fees required to operate sports wagering and online gaming in those states. In Pennsylvania, the partner casinos paid a total of $30 million in upfront license fees—$20 million for sports wagering and $10 million for online casino wagering. In the case of Pennsylvania, the gaming tax rates for online slot machines (54%) and online sports wagering (36%) are high. In Illinois, the partner casino paid a $10 million upfront license fee for sports wagering.

Outside of Pennsylvania and Illinois, RSI does not have any other agreements for B2B2C operations of real-money online gaming.

RSI also operates social gaming on behalf of third-party partner casinos whereby RSI splits the revenue with the partner casino.

B2B Services. RSI offers business-to-business (“B2B”) services to third parties to enable them to operate retail sports wagering under their own brand. In the case of B2B operations, RSI provides services and is typically paid by partners based on a percentage of revenue. Current B2B customers for retail sports wagering include land-based casinos in Pennsylvania, New York, Illinois and Michigan.

Online Casino Wagering

Online casino wagering offerings typically include the full suite of games available in land-based casinos, such as blackjack, roulette and slot machines. For these offerings, RSI functions similarly to land-based casinos, generating revenue through hold, or gross winnings, as users play against the house. There is volatility with online casino wagering, as with land-based casino wagering, but as the volume of wagers placed increases, the revenue retained from wagers placed becomes easier to predict. Our experience has been that online casino wagering is less volatile than online sports wagering.

RSI’s online casino offering consists of a combination of licensed content from leading suppliers in the industry and a small number of games that RSI has developed in-house. Third-party content is subject to standard revenue-sharing agreements specific to each supplier, whereby the supplier receives a percentage of the net gaming revenue generated from the casino games played on RSI’s platform (dependent on RSI’s overall gross gaming revenue for online casino wagering). In exchange, RSI receives a limited license to offer the games on its platform to users in jurisdictions where use is approved by the regulatory authorities. Revenue generated through our self-developed major casino games such as RSI’s multi-bet blackjack (with licensed side bets: 21+3, Lucky Lady, Lucky Lucky), and RSI’s single deck blackjack results in RSI making decreased revenue share payments as a percent of revenue.

Sports Wagering

Sports wagering, whether the wager is placed online or in a retail environment, involves a user placing a wager on an event at some fixed odds (a “Proposition”) determined by RSI. In the event the user wins, RSI pays out the bet. RSI takes some risk on the wager. RSI’s revenue is generated by setting odds such that there is a built-in theoretical margin in each Proposition offered to its users. While different outcomes of the events may cause volatility in RSI’s revenue, RSI believes it can deliver a fairly stable wagering win margin over the long term.

Integrated into RSI’s online sports wagering platform is a third-party risk and trading platform currently provided by Kambi. In addition to traditional fixed-odds wagering, RSI offers other sports wagering products including in-game wagering and multi-sport parlay wagering. We have also incorporated live streaming of sporting events into our sports wagering offering.

RSI’s online sports wagering business experiences seasonality based on the relative popularity of certain sports. Although exciting sporting events occur throughout the year, RSI’s online sports wagering users are most active during the American football season as well as during the basketball seasons (NBA and NCAA).

Social Gaming

RSI’s social gaming business has three main goals: building online databases in key markets ahead of and post-legalization and regulation, increasing engagement and visitation to RSI’s brick-and-mortar casino partner properties, and generating revenues. The social gaming product is a marketing tool that keeps the brands present in mind and engaging with customers through another channel while providing the entertainment value the patrons seek. While the vast majority of RSI’s social gaming players enjoy engaging with the site without paying, there are a number of players that top-up their virtual coins through RSI’s social gaming cashier with a variety of packages for sale. The virtual currency can only be used within the RSI’s social games sites and has no monetary value outside of the game. RSI pays a percentage of the social gaming revenue derived from the purchase of the virtual coins with content suppliers. In B2B2C partnerships, the net social revenue is split between the partner and RSI.

RSI also utilizes its social gaming products to cross-sell to real-money wagering products in jurisdictions where real-money wagering is authorized.

Cost of Revenue

In addition to the casino content costs and costs that RSI pays to its sports wagering trading and risk provider, RSI has four main elements of cost of revenue: payment processing fees and chargebacks, product taxes, platform costs and revenue share/market access arrangements. RSI incurs payment processing costs on user deposits and occasionally chargebacks. RSI’s primary product taxes are state taxes, which are determined on a jurisdiction-by-jurisdiction basis and range from 8.4% to 54% of gross revenue minus applicable deductions. Excluding Pennsylvania, the tax rate for sports wagering ranges from 8.4% to 15% and the tax rate for online casino wagering is 15% in both markets where RSI is currently operating. Importantly, each state defines “gross revenue” differently based on the deductibility of promotion expenses. In addition to state taxes in the United States, RSI pays a federal excise tax of 0.25% of United States sports wagering handle. RSI’s platform fees are primarily driven by hosting, third-party vendors that provide certain elements of its platform technology (such as geolocation and know-your-customer). RSI also amortizes certain capitalized development costs into platform expenses. Finally, RSI’s revenue share fees are primarily driven by arrangements with land-based casinos in states where land-based casinos have the rights (including many times the exclusive rights) to online casino and sports wagering.

Advertising & Marketing

RSI’s ability to effectively market is critical to operational success. Using experience, dynamic learnings and analytics, RSI leverages marketing to acquire, convert, retain customers. RSI uses a variety of paid marketing channels, in combination with compelling offers and unique game and site features, to attract and engage customers as well as earned media. Furthermore, RSI optimizes its marketing spend using data collected since the beginning of its operations. RSI’s marketing spend is based on a return-on-investment model that considers a variety of factors, including the products offered in the jurisdiction, the performance of different marketing channels, predicted lifetime value, marginal costs and expenses and behavior of users across various product offerings.

Where paid marketing is concerned, RSI leverages a broad array of advertising channels, including television, radio, social media platforms, sponsorships, affiliates and paid and organic search, and other digital channels. These efforts are concentrated within the specific jurisdictions where RSI operates or intends to operate. We believe that there is significant benefit to having a flexible approach to advertising spending as we can move our advertising spending around based on dynamic testing of what advertising methods and channels are working and what channels and methods are not working.

Distribution

RSI distributes its product offerings through various channels, including websites (traditional and mobile), direct application downloads and global direct-to-consumer digital platforms such as the Apple App Store.

B2C Market Access. RSI has developed proprietary technology, product offerings and partnerships to create a sustainable advantage in the sports wagering and online gaming industry. Strategic multi-year arrangements with casinos enable RSI to offer its products to users. RSI has entered into the following arrangements where legislation or regulations require it to enter the market through a relationship with a land-based casino:

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In September 2015, RSI entered into an agreement with Golden Nugget Casino in Atlantic City, which enabled RSI to operate online casino wagering and subsequently the agreement was amended to include online sports wagering in New Jersey. RSI subsequently terminated the portion of the agreement related to online sports wagering.

•	In October 2018, RSI entered into an agreement with Monmouth Racetrack in New Jersey, which enabled RSI to operate online sports wagering in New Jersey.

•	In June 2019, RSI entered into an agreement with French Lick Casino & Resort in Indiana, which enabled RSI to operate online and retail sports wagering in Indiana.

•	In August 2019, RSI entered into an agreement with Wild Rose casino group in Iowa, which enabled RSI to operate online sports wagering in Iowa.

•	In January 2020, RSI entered into an agreement with J.P. McGill’s Hotel & Casino in Colorado, which enabled RSI to operate online sports wagering in Colorado.

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In March 2020, RSI entered into an agreement with The Little River Band of Ottawa Indians of Michigan. RSI will provide Little River with a full complement of online casino wagering and online sports wagering.

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In October 2020, RSI entered into an agreement with Rivers Casino & Resort Schenectady (“Rivers Schenectady”) to enable RSI to offer online sports wagering and online casino wagering if either or both of those activities were authorized in New York.

•	In October 2020, RSI entered into an agreement with Rivers Casino Portsmouth to conduct online sports wagering in Virginia and online casino wagering if authorized in Virginia.

B2B2C and B2B Distribution. RSI has relationships with the following casino partners:

•	In November 2018, RSI entered into an agreement with SugarHouse Casino (since renamed Rivers Casino Philadelphia) to provide retail sports wagering services at SugarHouse Casino in Philadelphia.

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In November 2018, RSI entered into an agreement with Rivers Casino Pittsburgh to provide retail sports wagering services at Rivers Casino Pittsburgh. In May 2019, RSI entered into an agreement to conduct online sports wagering through SugarHouse Casino throughout Pennsylvania. In June 2019, RSI also entered into an agreement to conduct online sports wagering through Rivers Philadelphia throughout Pennsylvania.

•	In July 2019, RSI entered into an agreement with Rivers Casino & Resort Schenectady to provide retail sports wagering services at Rivers Casino & Resort Schenectady in New York.

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In March 2020, RSI entered into an agreement with Rivers Casino Des Plaines to provide retail sports wagering services at Rivers Casino Des Plaines in Illinois. RSI expects to enter into an agreement with

Rivers Casino Des Plaines to provide Rivers Casino Des Plaines with software and services for its online sports wagering and online gaming sites in Illinois. RSI has begun providing the services for online sports wagering to Rivers Casino Des Plaines in anticipation of the agreement.

•	In March 2020, RSI entered into an agreement with The Little River Band of Ottawa Indians of Michigan to provide retail sports wagering services at their Little River casino.
•

In May 2020, RSI entered into an agreement with Coushatta Casino Resort, a gaming enterprise owned and operated by the Coushatta Tribe of Louisiana to offer customer-branded free-to-play social casino services.

•	RSI entered into an agreement in October 2020 with Rivers Casino Portsmouth to provide retail sports wagering services at the yet-to-be-developed Rivers Portsmouth Casino in Virginia.

RSI Development Team

RSI’s development team is led by Einar Roosileht (CIO) and consists of team members with expertise in system architecture, client & server-side product engineering, database architecture, product engineering management, site/app design and development, project management, security, and technical support. The team constantly aims to innovate and differentiate the RSI product offering.

Proprietary Online Gaming Platform Overview

RSI’s proprietary online gaming platform has been developed and is operated by a seasoned online gaming executive team with global experience operating all product categories, with particular expertise in the two largest online/mobile product categories: casino and sports wagering. RSI’s proprietary online gaming platform and technology stack give RSI the ability and flexibility to develop and provide a personalized and data driven player journey. RSI is able to develop and implement new features in real-time, which enhance the customer experience and increase customer retention. A key feature of the proprietary platform is the ability to customize the playing experience for each player. RSI achieves player customization by analyzing player history and transactions and offering customized promotions and real-time betting driven bonusing.

By owning its own proprietary online gaming platform, RSI has been able to improve the user experience and incorporate key aspects of its operational services into their product offering:

•	Payments & Risk Management

•	Regulatory Online Reporting & Accounting / iGaming Compliance

•	Website Management / Games Management / Live Tech Ops / Security

•	Online Affiliate Management & Tracking

•	Retention / CRM / Business Intelligence & Analytics

•	Customer Service

Our Industry and Opportunity

RSI currently operates within the online gaming industry. The global gaming industry includes a wide array of products from lotteries to bingo, slot machines, casino games and sports wagering, across land-based and online platforms. The industry has various operators and stakeholders across the private and public sectors, including traditional brick-and-mortar casinos, state-run lottery operators, Native American tribes, legacy online gaming operators, racetracks/racinos/VLTs and gaming technology companies.

Recently, online gaming has seen outsized growth and increased penetration. Per EKG, regulated online gaming grew in Europe, the most mature online gaming market in the world, at an annual rate of 11% from 2018 to 2019.

The following trends are potential drivers of growth in this industry:

•	New jurisdictions in the United States and internationally authorizing and/or privatizing their online casino wagering and online sports wagering industries.

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Increased consumer adoption of digital activities including casino and sports wagering. While many other large United States industries (i.e. banks, retail stores, movies, etc.) digitalized over a decade ago, the United States gaming industry is just starting to do so now.

In the past decade, there has been significant regulatory momentum with respect to online gaming across the globe. This momentum has been particularly relevant in developed nations whose citizens have disposable income to spend on entertainment and gaming. For example, United Kingdom, Denmark, France, Spain, Italy, Ireland, Denmark, Poland, Sweden, and Switzerland have legalized and regulated online casino and online sports wagering. All of the aforementioned countries are classified in the “high income” income group according to the World Bank. We expect this trend to continue moving forward, most notably in the United States.

United States Gaming Industry

RSI sees tremendous opportunity in the United States market. As United States jurisdictions become regulated and mature, online gaming penetration may approach that of other developed nations. For example, the UK Gambling Commission (“UKGC”) reported that approximately 39% of the U.K.’s gross gaming revenue comes from online wagering. To put that U.K. figure into context, Pennsylvania, which launched online casino and sports wagering in H1 2019, generated a combined $1.71 billion in taxable revenue from land-based casino and online casino and online sports wagering revenue in H2 2019 according to data from the Pennsylvania Gaming Control Board. Of this amount, only approximately 4.5% came from online casino and online sports wagering. Although the United States has a much more significant land-based casino industry than the U.K., the statistic shows the future opportunity for online gaming in the United States.

United States Online Casino Wagering

Currently, online casino wagering has been authorized in fewer states than sports wagering. Online casino wagering is authorized in only six states: Delaware, Michigan, New Jersey, Pennsylvania, West Virginia and Nevada (although regulators have not authorized online casino wagering outside of physical casinos in Nevada). RSI believes there is great potential for revenue growth as new markets open in the United States. online casino wagering industry. As an example, the mature land-based casino industry in the United States is substantial. The American Gaming Association estimated that United States land-based commercial and tribal casinos combined for $75.4 billion in revenue in 2018.

Online casino wagering was first launched in New Jersey in the latter half of 2013. The market got off to a slow start; however, revenue has risen steadily over the last several years. Online casino wagering also was not negatively impacted when online sports wagering was introduced in New Jersey in 2018. Online casino wagering revenue from slot machines and table games in New Jersey grew from $277.3 million in 2018 to $461.8 million in 2019 according to the New Jersey Division of Gaming Enforcement. Furthermore, land-based casino revenue in New Jersey grew from $2.51 billion in 2018 to $2.69 billion in 2019 according to the New Jersey Division of Gaming Enforcement, showing that land-based casino revenue can grow at the same time that online casino wagering revenue grows. This fact may serve as a catalyst for lawmakers in other states with land-based casinos to consider authorizing online casino wagering.

We believe that more states have and will consider authorizing online casino wagering for the following reasons.

•	We believe that COVID-19 has reduced tax revenue in many states, increasing the need for new sources of tax revenue.

•	In states that have land-based casinos, COVID-19 caused temporary casino closures, which reduced tax revenue.

•	We believe that COVID-19 has caused increased general consumer adoption of digital activity including online gaming.

•	Online casino wagering generated more tax revenue compared to online sports wagering in New Jersey in 2019, meaning authorizing online sports wagering alone may not optimize tax revenue.

•	Land-based casino revenue grew as online casino wagering grew in New Jersey from 2018 to 2019, demonstrating that land-based casino revenue can grow with online casino wagering revenue.

•	We believe that the land-based casino industry, an important stakeholder in many states, generally has shown a wider acceptance of online casino wagering.

Both Pennsylvania and New Jersey were each experiencing online casino wagering taxable revenue growth prior to COVID-19; however, that growth accelerated in March 2020 into Q2 2020. The charts below highlight the growth of online slot and table games taxable revenue in New Jersey and Pennsylvania since Q3 2019:

Pennsylvania Online Slot and Table Taxable Revenue ($ in millions)

Source: Pennsylvania Gaming Control Board

New Jersey Online Slot and Table Gross Revenue ($ in millions)

Source: New Jersey Division of Gaming Enforcement

United States Sports Wagering

On May 14, 2018, the United States Supreme Court ruled that PASPA  —  a nationwide ban of sports wagering  — was unconstitutional, thereby allowing states (beyond the few states that were grandfathered into the PASPA law by virtue of authorizing sports wagering prior to PASPA) to enact their own sports wagering laws. In the two years since the United States Supreme Court’s decision, 22 states and the District of Columbia have legalized sports wagering. Of those 23 jurisdictions, 15 states have authorized statewide online sports wagering while eight remain retail-only at casinos or retail locations.

According to data compiled by EKG, the United States generated approximately $492 million in online sports wagering revenue in 2019. While the overall industry is still nascent, growth has been strong. For example, December 2019 online sports wagering revenue in New Jersey, the first state to regulate sports wagering after PASPA was struck down, grew 41% year-over-year including 74% growth in online sports wagering revenue according to data compiled from the New Jersey Division of Gaming Enforcement.

According to data compiled by EKG, the United States generated $268.6 million in legal wagers on Super Bowl LIV held in February 2020. Of that amount, only 47% came from outside of Nevada, showing the opportunity for future growth for online sports wagering in the United States.

United States Sports Wagering Market Landscape

Source: EKG United States Sports Betting Market Monitor – Released July 14, 2020

We believe the United States sports wagering market still has significant opportunity for growth. Only 27% of the United States currently has access to online sports wagering, per EKG. This fact is significant when one considers that according to the New Jersey Division of Gaming Enforcement, more than 80% of New Jersey sports wagering revenue in February 2020, the last month not impacted by COVID-19, came via online wagering. We note that states such as California, Florida, New York and Texas still have not legalized online sports wagering. RSI believes the sports wagering industry will grow significantly over the next five years as more states authorize sports wagering and as current operating markets mature.

Share of Total Monthly Sports Wagering Handle (June 2020)

Source: EKG United States Sports Betting Market Monitor – Released August 2020

New Jersey and Pennsylvania, two states that offer online sports wagering, accounted for approximately 56% of all sports wagering handle across the United States in June 2020 according to EKG. Online sports wagering handle outperforms retail handle; however, some states have only legalized retail sports wagering (e.g., New York and Arkansas) and other states have legalized restricted forms of online sports wagering (e.g., in-person registration required in Nevada and for a period of time in Iowa, Illinois and Rhode Island). As more states legalize and loosen restrictions around online sports wagering, New Jersey and Pennsylvania will hold less dominant positions across the United States

United States Online Gaming: Estimating the Total Addressable Industry Size

If every state in the United States were to legalize online casino wagering, based on state level projections from EKG, it is projected that the United States market would generate approximately $20 billion in revenue.

If every state in the United States were to legalize online sports wagering, based on state level projections from EKG, it is projected that the United States market would generate approximately $15 billion in revenue.

Latin America Gaming Industry

Latin America is another area of focus for RSI. Since 2018, we have been operating online gaming in Colombia, a country with a population of approximately 49 million. We believe this experience will enable RSI to expand further in Latin America as more markets become regulated. RSI plans to expand further across Latin America and begin operating in other countries. Online gaming is also authorized in Mexico and Brazil, which have populations of approximately 129 million and 212 million, respectively. Both Mexico and Brazil still have relatively low internet penetration, with 60% of both populations having internet access compared to 76% in the US and 95% in the UK, so the expansion of internet penetration in these countries will allow RSI to grow its revenues from online wagering.

The highest populated country in Latin America, Brazil, legalized sports wagering in December 2018. While the government has been in the process of creating a regulatory framework since then, Brazil recently moved to “privatize” its impending sports wagering market in response to the COVID-19 pandemic. By including sports wagering in its Council of Investment Partnerships Program (IPP), Brazil will allow potential operators to bid on a limited number of sports wagering licenses instead of the previous plan that called for an “unlimited” number of operators and tax revenue dispensed to the government. We believe given RSI’s experience and success in neighboring Colombia, we will be well-qualified to obtain a sports wagering license in Brazil.

Competitive Strengths

As RSI expands and launches in new states and territories, the Company is well-positioned to maintain and build upon its accomplishments by virtue of its competitive strengths:

Proprietary Online Gaming Platform. RSI acquired its proprietary platform in 2014 and has refined it since then. Owning a proprietary online gaming platform has allowed the Company to innovate quickly and introduce numerous player-friendly features. We believe that these features have led to increased conversion rates from registrations to first-time depositors, increased levels of customer engagement and retention and increased player spending. Further, RSI is capable of making changes to its proprietary online gaming platform at a rate that management believes is among the fastest in the industry. As the United States industry develops, our proprietary online gaming platform should help the Company better cater to the evolving needs of the consumer. In the long run, we believe that our proprietary online gaming platform will lead to reduced costs and improved revenue per customer relative to peers, many of which license their technology from third parties.

Unique and Diversified Product Offering. RSI has prioritized the customization of its products and platform. For example, RSI creates its own online casino games, which are higher margin to RSI than those licensed from third parties. RSI has also developed and incorporated numerous proprietary bonusing features that appeal to casino and sports wagering customers alike.

Market Access and Speed to Market. RSI operates online casino wagering and/or online sports wagering in states with a population of 47 million people (New Jersey, Pennsylvania, Indiana, Colorado, Illinois). In addition, RSI has secured access to states with an incremental population of 41 million subject to RSI launching operations (Iowa), states finalizing regulations (Michigan and Virginia), and states passing authorizing legislation for online gaming (New York). RSI currently operates online sports wagering in Illinois and Pennsylvania, and it may be permitted to operate in New York as well once authorizing legislation is passed. These three states have a combined population of approximately 44 million. RSI has proven its ability to swiftly enter markets as they are regulated. In the last 18 months, RSI has been “first to market” in Pennsylvania, Indiana, Colorado and Illinois for online sports wagering and in New York and Illinois for retail sports wagering.

Flexible Business Model. RSI will be capable of serving newly regulated states and territories regardless of the form of such regulation. RSI has the ability to function as a B2C or B2B2C operator. This flexibility should allow RSI to have a core advantage in securing market access and help the Company address the largest potential total addressable market (“TAM”).

Large TAM with International Opportunity. We believe our TAM is larger than United States -only operators because of our international operations in real-money online gaming in Colombia as well as our flexible business model as referenced directly above. We believe this experience will help us enter other legal and regulated Latin American markets and beyond.

Broad Demographic Appeal of our Brands & Products. We also believe that our brands, product offerings and marketing strategies have demonstrated an appeal to both female and male customers, as evidenced by an approximately 50-50 female/male split in our active United States online casino wagering-only players in Q1 2020. We believe that while many sports-centric brands appeal more to male customers, our brands and products (especially our slot machine game play experience) appeal strongly to female customers – an important demographic for high value slot machine demand.

Compelling Unit Economics. We believe that we will be able to achieve industry-leading lifetime value to customer acquisition cost ratios, as evidenced by our performance in New Jersey, the most highly competitive market in the United States in terms of the number of online gaming operators. Despite entering the online casino wagering market nearly three years after it launched, we generated revenue in excess of six times the advertising costs to acquire those same players in those players’ first three years after becoming active on our platform. As shown in the table below, we were able to recoup our acquisition costs on a gross revenue basis within 5 months of launch in New Jersey. We believe this rapid return on advertising spending is a result of our expertise in targeting, acquiring, engaging and retaining the right customers.

Lifetime Value / Customer Acquisition Cost in New Jersey

Source: RSI management estimates. Data represents cumulative gross gaming revenue before a deduction of promotional credits divided by customer acquisition costs. Data represents all player cohorts that signed up since January 2017.

Seasoned Executive Team. RSI is led by an executive team with significant global gaming experience, including with online market leaders such as WMS Industries (now Scientific Games), Playtech, and the Kindred Group. RSI’s President and co-Founder Richard Schwartz, CIO Einar Roosileht and COO Mattias Stetz all had online gaming experience prior to joining the Company, which we believe has been instrumental in helping capture market share in the United States. Neil Bluhm (Chairman and co-Founder) and Greg Carlin (CEO and co-Founder) have a prominent track record of developing world-class land-based casinos while Mr. Bluhm has developed a significant amount of real estate.

Social Gaming Platform. In addition to real-money wagering, RSI offers social gaming on the same proprietary online gaming platform, which allows it to build customer databases in territories where real-money wagering is not yet regulated. Having both of these products on the same platform allows RSI to invest in markets before real-money wagering has launched.

Growth Strategies

As RSI continues to invest in its core competitive advantages and improving the user experience for its players, RSI believes it will remain positioned to build a leadership position in the online casino and online sports wagering industries. RSI has established several major areas of strategic focus that will guide the way RSI thinks about its future growth:

Access new geographies. With RSI’s experience in regulated gaming jurisdictions in the United States and Latin America, RSI is prepared to enter new jurisdictions as online casino wagering and online sports wagering are authorized in these jurisdictions. Whether the appropriate route for a geography is to operate as an online operator marketing to users (B2C), as an online operator marketing to users on behalf of a land-based casino partner (B2B2C), as a platform provider to a third-party (B2B), or any permutation of the foregoing, RSI’s goal is to be ready to enter jurisdictions that provide for legal online casino wagering and sports wagering where RSI believes conditions enable it to earn a strong return on our invested capital.

Leverage existing customer-level economics to increase marketing spending. Since January 2017, we have generated 6.3 times the lifetime revenue per the acquisition cost to acquire those same players in New Jersey. We may see opportunities to leverage those attractive economics to increase marketing spending in New Jersey and other jurisdictions on a targeted basis and where we project acquiring incremental players will generate revenue that exceed our internal targets.

Continue to invest in products and platform. RSI has established a set of competencies that position it at the forefront of the evolving online sports and online casino wagering industry. RSI will continue iterating on its core user experiences while reinforcing the data-driven, marketing and technological infrastructure that allows RSI to continue to scale its offerings. RSI plans to continue to invest in its users and product offerings as RSI remains driven to keep users engaged while expanding the capabilities of the platform that will enable RSI to rapidly reach new geographies and attract new customers.

Continue to invest in personnel. In support of accessing new geographies, RSI plans to grow operational and technology personnel teams to broaden product development capabilities, innovation, and efficiency, reduce reliance on third parties and scale digital user capabilities.

Acquisitions. On a targeted basis, RSI will seek out acquisition targets that enable RSI to accelerate its online technology plans, obtain exclusive content, expand its customer reach and/or add efficiencies that potentially bring third-party costs in-house.

Competition

In the online casino and sports wagering space, RSI’s competitors come from two main groups—established online-first companies and brick-and-mortar casino companies. Established online-first companies in the United States market include companies such as Flutter Entertainment / The Stars Group (through their FanDuel and FoxBet brands), DraftKings, 888, Roar Digital (through its BetMGM brand and partnership with GVC), Bet365, Betfred and PointsBet. Additionally, RSI expects competition from United States casinos such as Penn National Gaming through its BarStool brand, Golden Nugget Online Gaming, Hard Rock, Caesars Entertainment through its partnership with William Hill, and Churchill Downs Incorporated.

In addition, theScore, Circa Sports and Smarkets have recently entered the United States market.

Intellectual Property

Our business operations rely significantly on the creation, authorship, development, use, and protection of intellectual property. This intellectual property consists of, for example, software code, proprietary technology, trademarks, domain names, and trade secrets that we use to develop and provide our product offerings and related services, as well as online wagering content (both proprietary and licensed) and proprietary data acquired from customers’ use of our product offerings and related services.

We own the copyrights in the software code we author. From time to time, we seek patent protection covering inventions we conceive and pursue the registration of our domain names, trademarks, and service marks, in the United States and in certain jurisdictions outside the United States.

We rely on common law rights or contractual restrictions to protect certain intellectual property rights, and we control access to our software source code and other trade secrets by entering into confidentiality and intellectual property assignment agreements with our employees and contractors and confidentiality agreements with third parties that have access to our software source code or trade secrets. We assert our rights in our intellectual property as appropriate against third parties who may be infringing such rights.

Some of the intellectual property we use is owned by third parties, and we have entered into licenses and other agreements with applicable third parties to obtain rights to use such intellectual property. Although we believe we have sufficient rights under such agreements for the intended operation of our business, such agreements often restrict our use of the third parties’ intellectual property and limit such use to specific time periods.

Pursuant to the Business Combination Agreement, several of the trademarks and domain names that we use in connection with our business will be assigned to us by RSG and its affiliates, as applicable, and we will grant to RSG and its affiliates a perpetual, royalty-free license to use certain of these trademarks and domain names in certain fields of use. This license may be either exclusive or non-exclusive based on the field of use and the particular trademark or domain name. This license will preclude our use of certain trademarks and domain names in the exclusive fields of use.

Third parties in the sports betting, online gaming and casino, technology and other industries may own patents, copyrights and trademarks and may frequently threaten litigation or file suit against us or request us to enter into license agreements, in each case based on allegations of infringement or other violations of intellectual property rights. Occasionally we have received, and we expect to receive in the future, third-party allegations, including from our competitors and non-practicing entities, that we have infringed such parties’ intellectual property rights, such as their trademarks, copyrights, and patents. Such allegations may increase as our business grows.

Properties

RSI’s corporate headquarters are located in Chicago, Illinois. RSI uses this leased facility primarily for management, marketing, finance, legal, regulatory compliance, human resources and general administrative teams. RSI also leases office space in New Jersey, Colombia, and Estonia.

Legal Proceedings

A complaint in a case styled Todd L. Anderson. vs. Rush Street Gaming, LLC and Rush Street Interactive, LLC, Case Number # 120CV04794 that was filed in the United States District Court for the Northern District of Illinois was served on RSI on August 18, 2020 and was subsequently amended and served on RSI on September 15, 2020. The complaint alleges that Todd Anderson was offered a 1% equity stake in RSI in 2012 that was never issued and asserts breach of contract, promissory estoppel and unjust enrichment claims to recover damages. RSI’s answer or motion to dismiss is due on October 13, 2020, unless extended. RSI believes it has multiple defenses and grounds for dismissal of the claim and intends to defend itself vigorously.

From time to time, we may be involved in various legal proceedings and subject to claims that arise in the ordinary course of business. Although the results of litigation and claims are inherently unpredictable and uncertain, we are not currently a party to any legal proceedings the outcome of which, if determined adversely to us, are believed to, either individually or taken together, have a material adverse effect on our business, operating results, cash flows or financial condition. Regardless of the outcome, litigation has the potential to have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

Government Regulation

RSI is subject to various United States and foreign laws and regulations that affect our ability to operate in sports betting and iGaming industries. These industries are generally subject to extensive and evolving regulations that could change based on political and social norms and that could be interpreted in ways that could negatively impact our business.

The gaming industry (inclusive of our iGaming and sports betting product offerings) is highly regulated, and we must maintain licenses and pay gaming taxes or a percentage of revenue in each jurisdiction in which we operate in order to continue our operations. Our business is subject to extensive regulation under the laws, rules and regulations of the jurisdictions in which we operate. These laws, rules and regulations generally concern the responsibility, financial stability, integrity and character of the owners, managers and persons with material financial interests in the gaming operations along with the integrity and security of the iGaming and sports betting product offering. Violations of laws or regulations in one jurisdiction could result in disciplinary action in that and other jurisdictions.

Gaming laws are generally based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry. Gaming laws also may be designed to protect and maximize state and local tax revenues, as well as to enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish stringent procedures to ensure that participants in the gaming industry meet certain standards of character and responsibility. Among other things, gaming laws require gaming industry participants to:

•	ensure that unsuitable individuals and organizations have no role in gaming operations;

•	establish procedures designed to prevent cheating and fraudulent practices;

•	establish and maintain anti-money laundering practices and procedures;

•	establish and maintain responsible accounting practices and procedures;

•	maintain effective controls over their financial practices, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	maintain systems for reliable record keeping;

•	file periodic reports with gaming regulators;

•	establish programs to promote responsible gaming; and

•	enforce minimum age requirements.

Typically, a state regulatory environment is established by statute and underlying regulations and is administered by one or more regulatory agencies (typically a gaming commission or state lottery) who regulate the affairs of owners, managers and persons with financial interests in gaming operations. Among other things, gaming authorities in the various jurisdictions in which we conduct our business:

•	adopt rules and regulations under the implementing statutes;

•	interpret and enforce gaming laws and regulations;

•	impose fines and penalties for violations;

•	review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

•	grant licenses for participation in gaming operations;

•	collect and review reports and information submitted by participants in gaming operations;

•

review and approve certain transactions, which may include acquisitions or change-of-control transactions of gaming industry participants and securities offerings and debt transactions engaged in by such participants; and

•	establish and collect fees and taxes in jurisdictions where applicable.

While we believe that we are in compliance in all material respects with all applicable sports betting and iGaming laws, licenses and regulatory requirements, we cannot assure that our activities or the activities of our users will not become the subject of any regulatory or law enforcement, investigation, proceeding or other governmental action or that any such proceeding or action, as the case may be, would not have a material adverse impact on us or our business, financial condition or results of operations.

Licensing and Suitability Determinations

In order to operate in certain jurisdictions, we must obtain either a temporary or permanent license or determination of suitability from the responsible authorities. We seek to ensure that we obtain all necessary licenses to develop and put forth our offerings in the jurisdictions in which we operate and where our users are located.

Gaming laws require us, and each of our subsidiaries engaged in gaming operations, certain of our directors, officers and employees, and in some cases, certain of our shareholders holding more than 5% to obtain licenses from gaming authorities. Licenses typically require a determination that the applicant qualifies or is suitable to hold the license. Where not mandated by statute, rule or regulation, gaming authorities typically have broad discretion in determining who must apply for a license or finding of suitability and whether an applicant qualifies for licensing or should be deemed suitable to conduct operations within a given jurisdiction. When determining to grant a license to an applicant, gaming authorities generally consider: (i) the financial stability, integrity and responsibility of the applicant (including verification of the applicant’s sources of funding); (ii) the quality and security of the applicant’s online real-money gaming platform, hardware and related software, including the platform’s ability to operate in compliance with local regulation, as applicable; (iii) the applicant’s history; (iv) the applicant’s ability to operate its gaming business in a socially responsible manner; and (v) in certain circumstances, the effect on competition.

Gaming authorities may, subject to certain administrative procedural requirements, (i) deny an application, or limit, condition, revoke or suspend any license issued by them; (ii) impose fines, either on a mandatory basis or as a consensual settlement of regulatory action; (iii) demand that named individuals or shareholders be disassociated from a gaming business; and (iv) in serious cases, liaise with local prosecutors to pursue legal action, which may result in civil or criminal penalties.

Events that may trigger revocation of a gaming license or another form of sanction vary by jurisdiction. However, typical events include, among others: (i) conviction in any jurisdiction of certain persons with an interest in, or key personnel of, the licensee of an offense that is punishable by imprisonment or may otherwise cast doubt on such person’s integrity; (ii) failure without reasonable cause to comply with any material term or condition of the gaming license; (iii) declaration of, or otherwise engaging in, certain bankruptcy, insolvency, winding-up or discontinuance activities, or an order or application with respect to the same; (iv) obtaining the gaming license by a materially false or misleading representation or in some other improper way; (v) violation of applicable anti-money laundering or terrorist financing laws or regulations; (vi) failure to meet commitments to users, including social responsibility commitments; (vii) failure to pay in a timely manner all gaming or betting taxes or fees due; or (viii) determination by the gaming authority that there is another material and sufficient reason to revoke or impose another form of sanction upon the licensee.

As noted above, in addition to us and our direct and indirect subsidiaries engaged in gaming operations, gaming authorities generally also have the right to investigate individuals or entities having a material relationship to, or material involvement with, us or any of our subsidiaries, to determine whether such individual or entity is suitable as a business associate. Specifically, as part of our obtaining Sportsbook and iGaming licenses, certain of our officers, directors, and employees and in some cases, certain of our shareholders (typically, beneficial owners of more than 5% of a company’s outstanding equity, with most jurisdictions providing that “institutional investors” (as defined by a particular jurisdiction) can seek a waiver of these requirements) must file applications with the gaming authorities and may be required to be licensed or to qualify or be found suitable in many jurisdictions. Qualification and suitability determinations generally require the submission of extensive and detailed personal and financial disclosures followed by a thorough investigation. The applicant must pay all the costs of the investigation. Changes with respect to the individuals who occupy licensed positions must be reported to gaming authorities and in addition to the authority to deny an application for licensure, qualification, or a finding of suitability, gaming authorities have jurisdiction to disapprove a change in a corporate position. If any director, officer, employee or significant shareholder is found unsuitable (including due to the failure to submit required documentation) by a gaming authority, we may deem it necessary, or be required, to sever our relationship with such person. Furthermore, the Proposed Charter provides that any equity interests of RSI owned or controlled by an unsuitable person or its affiliates will be subject to mandatory sale and transfer to either RSI or one or more third party transferees and in such number and class(es)/series of equity interests as determined by the Board in good faith (following consultation with reputable outside and independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the directors of the Board.

Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised that it is required by gaming authorities may be denied a license or found unsuitable, as applicable. Furthermore, we may be subject to disciplinary action or our licenses may be in peril if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any of our subsidiaries, we: (i) pay that person any dividend or interest upon our voting securities; (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; (iii) pay remuneration in any form to that person for services rendered or otherwise; or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities.

Product-Specific Licensing

Sportsbook

North America

In North America, we currently operate our online sports betting product via the PlaySugarHouse app in New Jersey and Pennsylvania and the BetRivers app in Colorado, Illinois, Indiana, and Pennsylvania pursuant to our licenses granted by the gaming commission of such states, specifically, the Colorado Division of Gaming, the Illinois Gaming Board, the Indiana Gaming Commission, the New Jersey Division of Gaming Enforcement, and the Pennsylvania Gaming Control Board. We are pursuing licenses in Iowa, from the Iowa Racing and Gaming Commission, and in Michigan from the Michigan Gaming Control Board. We also operate retail sportsbooks in Illinois, Indiana, Michigan (see, Native American Gaming Regulation), New York and Pennsylvania pursuant to applicable state and tribal licensing regimes.

On May 14, 2018, the United States Supreme Court issued an opinion determining that PASPA was unconstitutional. PASPA prohibited a state from “authorizing by law” any form of sports betting. In striking down PASPA, the Supreme Court opened the potential for state-by-state authorization of sports betting. Several states and territories already have laws authorizing and regulating some form of sports betting online or in brick-and-mortar establishments. Sports betting in the United States is subject to additional laws, rules and regulations at the state level. See “Risk Factors — Risk Factors Relating to the Business and Industry of RSI — Our business will be subject to a variety of United States and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business. Any change in existing regulations or their interpretation, or the regulatory climate applicable to our products and services, or changes in tax rules and regulations or interpretation thereof related to our products and services, could adversely impact our ability to operate our business as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our business, financial condition, results of operations and prospects.”

Native American Gaming Regulation

Gaming on Native American lands is governed by federal law, tribal-state compacts, and tribal gaming regulations. The Indian Gaming Regulatory Act of 1988 (the “IGRA”) provides the framework for federal and state control over all gaming on Native American lands and is administered by the National Indian Gaming Commission and the Secretary of the United States Department of the Interior. The IGRA requires that a tribe and the state in which the tribe is located enter into a written agreement, a tribal-state compact, which governs the terms of the gaming activities. Tribal-state compacts vary from state-to-state and in many cases require vendors to meet ongoing registration and licensing requirements. In addition, tribal gaming commissions have been established by many Native American tribes to regulate gaming-related activity on Indian lands. Our subsidiaries provide play-for-fun, sports betting and iGaming services to Native American tribes who have negotiated compacts with their respective states and have received federal approval. Currently, RSI is authorized as a vendor to provide iGaming and Internet and retail Sports Betting services to the Little River Casino Resort, a wholly owned and operated enterprise of the Little River Band of Ottawa Indians.

South America

In Colombia, we operate our online casino and sports wagering product via a web-based solution. We also operate six retail shops where customers can use provided terminals to place wagers and make deposits and withdrawals. We operate pursuant to a concession contract with the gaming regulatory agency Coljuegos Empresa Industrial Comercial DelEstado Administradora Del Monopolio Rentistico De Los Juegos De Suerte y Azar Linea Gratuita. We operate pursuant to a concession contract with the gaming regulatory agency Coljuegos Empresa Industrial Comercial DelEstado Administradora Del Monopolio Rentistico De Los Juegos De Suerte y Azar Linea Gratuita.

iGaming

We currently operate our iGaming platform in New Jersey and Pennsylvania, pursuant to licenses granted by the New Jersey Division of Gaming Enforcement and the Pennsylvania Gaming Control Board, and are pursuing a license in Michigan from the Michigan Gaming Control Board.

Generally, online gambling in the United States is only lawful when specifically permitted under applicable state law. At the federal level, several laws provide federal law enforcement with the authority to enforce and prosecute gambling operations conducted in violation of underlying state gambling laws. These enforcement laws include the Unlawful Internet Gambling Enforcement Act (the “UIGEA”), the Illegal Gambling Business Act and the Travel Act. No violation of the UIGEA, the Illegal Gambling Business Act or the Travel Act can be found absent a violation of an underlying state law or other federal law. In addition, the Wire Act of 1961 (the “Wire Act”) provides that anyone engaged in the business of betting or wagering knowingly uses a wire communication facility for the transmission in interstate or foreign commerce of bets or wagers or information assisting in the placing of bets or wagers on any sporting event or contest, or for the transmission of a wire communication which entitles the recipient to receive money or credit as a result of bets or wagers, or for information assisting in the placing of bets or wagers, will be fined or imprisoned, or both. However, the Wire Act notes that it shall not be construed to prevent the transmission in interstate or foreign commerce of information for use in news reporting of sporting events or contests, or for the transmission of information assisting in the placing of bets or wagers on a sporting event or contest from a State or foreign country where betting on that sporting event or contest is legal into a State or foreign country in which such betting is legal. There is ongoing legal action as to whether the Wire Act applies beyond sports betting. A federal court of first instance has ruled that it does not.

In addition to our licensing regime for our offerings, we also take significant measures to protect users’ privacy and data. Our programs consist of the following:

Data Protection and Privacy

Because we handle, collect, store, receive, transmit and otherwise process certain personal information of our users and employees, we are also subject to federal, state and foreign laws related to the privacy and protection of such data. Regulations such as the General Data Protection Regulation of the European Union and the California Consumer Privacy Act are new, untested laws that could affect our business, and the potential impact is unknown.

Compliance

We have developed and implemented an internal compliance program designed to ensure that we comply with legal and regulatory requirements imposed on us in connection with our sportsbook and iGaming activities. Our compliance and risk program focuses, among other things, on reducing and managing problematic gaming and providing tools to assist users in making educated choices related to gaming activities.

Additionally, we employ various methods and tools across our operations such as geolocation blocking, which restricts access based upon the user’s geographical location determined through a series of data points such as mobile devices and Wi-Fi networks; age verification to ensure our users are old enough to participate; routine monitoring of user activity; and risk-based user due diligence to ensure the funds used by our users are legitimately derived. We have a zero-tolerance approach to money laundering, terrorist financing, fraud and collusion. While we are firmly committed to full compliance with all applicable laws and have developed appropriate policies and procedures in order to comply with the requirements of the evolving regulatory regimes, we cannot assure that our compliance program will prevent the violation of one or more laws or regulations, or that a violation by us or an employee will not result in the imposition of a monetary fine or suspension or revocation of one or more of our licenses.

RSI’s platform has been built from the ground up to meet the needs of differing regulatory regimes, including configurable regulatory and responsible gaming controls such as responsible gaming tests, operator alerts on player behavior, deposit limits, betting limits, loss limits, timeout facilities, session limits, reality checks, balance thresholds and intended gaming amounts. These features allow the operators’ customers full control of their gaming to allow them to play responsibly.

Responsible and Safer Gaming

We view the safety and welfare of our users as critical to our business and have made appropriate investments in our processes and systems. We are committed to industry-leading responsible gaming practices and seek to provide our users with the resources and services they need to play responsibly. These practices, resources and services include deposit limits, voluntary restrictions on access and use of certain offerings, temporary self-exclusion and cooling-off periods, voluntary permanent exclusion from our offerings and applications and data science technology, which is able to flag any suspicious or abnormal betting activity. We also participate in national self-exclusion registers where they are in operation. We prominently promote our responsible gaming tools, resources and initiatives on our website and mobile applications. We also maintain a self-excluded user list, which prohibits self-identified users from placing bets or participating in real-money gaming and have embedded the software to limit or restrict the amount individual users spend. We also train our frontline personnel to identify signs of problematic gaming, ensuring that we are not only utilizing data and technology but also our human resources.

In May 2019, we joined the National Council on Problem Gambling (“NCPG”) as a Platinum Member. The NCPG is the leading national organization for people and their families who are affected by problem gambling and gambling addiction. Our NCPG membership supports wide-ranging problem gambling prevention, treatment, education, and research programs, as well as innovative responsible gambling policies, provided by the NCPG. Our membership helps build upon NCPG efforts, including the Safer Sports Betting Initiative and Internet Responsible Gambling Standards, which assist gambling operators by providing best practice responsible gambling policies and procedures for all online gambling activities, including sports betting.

We are also members of the Sports Wagering Integrity Monitoring Association and the American Gaming Association.

RSI’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the sections of this proxy statement captioned “Selected Historical Financial Information of RSI” and “Business of RSI” and our consolidated financial statements and the related notes to those statements included elsewhere in this proxy statement. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under the sections of this proxy statement captioned “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains certain financial measures, in particular the presentation of Adjusted EBITDA, which are not presented in accordance with GAAP. These non-GAAP financial measures are being presented because they provide the Company and readers of this proxy statement with additional insight into RSI’s operational performance relative to earlier periods and relative to its competitors. These non-GAAP financial measures are not a substitute for any GAAP financial information. Readers of this proxy statement should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Reconciliations of Adjusted EBITDA to Net Income, the most comparable GAAP measure, are provided in this proxy statement.

When used in this section, the use of first person pronouns, such as “we”, “us” and “our” refer to RSI together with its subsidiaries.

Our Business

RSI is a leading online gaming company that provides customers an array of offerings such as real-money online casino wagering, online and retail sports wagering, and social gaming. RSI launched its first social gaming website in 2015 and began accepting real-money wagers in the United States in 2016. The Company currently operates real-money online casino and online sports wagering in New Jersey and Pennsylvania; currently operates online sports wagering in Indiana, Colorado and Illinois; and currently provides retail sports wagering services in Illinois, Pennsylvania, New York, Indiana, Michigan and Iowa. In addition, in 2018, the Company became the first United States online gaming operator to launch in Colombia, which was an early adopting Latin American country to legalize and regulate online casino wagering and sports wagering nationally. RSI has market access agreements in two new markets that have legalized online gaming – Michigan, where RSI plans to launch online casino and online sports wagering and Virginia, where RSI plans to launch online sports wagering. RSI also has a market access agreement in New York to launch online sports and online casino wagering when New York authorizes those activities.

Impact of COVID-19

COVID-19 has significantly impacted RSI. The direct impact on RSI’s business, beyond disruptions in normal business operations, is primarily through the change in consumer habits as a result of people being required to stay in their homes or otherwise voluntarily staying in their homes. During the period of these stay-at-home orders, RSI’s business volumes significantly increased, and have continued to remain strong as these orders were lifted. COVID-19 has also had a direct impact on sports wagering due to the rescheduling, reconfiguring, suspension, postponement and cancellation of major sports seasons and sporting events. The timing and duration of many major sports seasons and other sporting events is unknown. However, land-based casino closures and certain ongoing limitations on visitations due to COVID-19 may provide additional opportunities for RSI to market online casino and sports wagering to traditional land-based casino patrons. The ultimate impact of COVID-19 and the related restrictions on customer behavior is uncertain.

Our Business Model

We leverage our proprietary online gaming platform and our ability to provide a full-suite service model, or a customized solution to fit a specific situation, to enter new markets. Our operating model focuses on being nimble, innovative, and “first to market” in markets where online wagering has been newly legalized. We build relationships with brick-and-mortar casino operators and other potential partners, often in advance of markets legalizing online gaming, who are looking for online gaming and sports wagering partners. We often launch a social site prior to the real-money online gaming launch to grow the database and begin developing brand loyalty. Furthermore, by offering services to support land-based casinos’ retail sportsbook operations, we can deliver additional value to our partners.

We leverage our relationships with brick-and-mortar casino operators to find stable, reliable and quality partners for online gaming collaboration. Upon securing an access partner in a local market and before we launch operations in that market, we customize our proprietary online gaming platform to the regulations of the jurisdiction. Upon entering a new market, we employ a number of marketing strategies to obtain new customers as well as leverage the database of casino partners when applicable. In addition, we also refine our product offering and marketing strategies over time based on data gleaned from each market. Our principal offering is the online casino and online sports wagering product. This product can be launched under an existing RSI brand or customized to be incorporated into a local brand. In certain jurisdictions, we have provided a turn-key solution to service land-based casino sportsbook operations.

We offer a loyalty program that rewards consumers in exciting, fair and transparent ways. We are dedicated to reciprocating player loyalty by ensuring there are exciting benefits at each of the ten player-loyalty levels we currently offer. Based on player research, we addressed player concerns about lack of transparency when it comes to awarding, redeeming, and tracking bonuses. We enable players to easily track their loyalty and bonus progressions and give players 100% control over when and how to redeem rewards. Players have the option to ‘bank’ awarded bonuses in our proprietary ‘bonus bank’, which they can draw from whenever they wish under our industry-leading 1x wager requirement. Every player accumulates bonus store points on every real-money wager made, regardless of loyalty level. These points unlock bonuses and are used to play our fun proprietary bonus games (free scratch cards, wheel spins, and bingo games) with prizes that guarantee bonus money.

The Business Combination

The Business Combination Agreement provides that, among other things (i) the Sellers will retain the number of RSI Units; (ii) the Sellers (other than the Put-Call Sellers to the extent that the Put-Calls are in effect as of the Closing) will transfer to the Special Limited Partner, a wholly-owned subsidiary of dMY, a number of RSI Units (other than the Put-Call Units to the extent that the Put-Calls are in effect as of the Closing) (not to exceed (a) 12,500,000 RSI Units (in the event that the Put-Calls are not in effect as of the Closing) or (b) 9,923,550 RSI Units (in the event that the Put-Calls are in effect as of the Closing); (iii) dMY will issue to RSI (for immediate further distribution to the Sellers) a number of Class V Voting Stock equal to the number of RSI Units retained by the Sellers, which will entitle its holder to one vote per share but not any right to dividends or distributions; (iv) a wholly-owned subsidiary of dMY will contribute cash to RSI in exchange for RSI Units; (v) RSI GP, a wholly-owned subsidiary of dMY, will acquire 100% of the non-economic partnership interests of RSI; and (vi) if the Closing occurs on or prior to December 20, 2020, the Put-Calls will be effective beginning on December 21, 2020 until December 28, 2020, the Put-Call Sellers will have the right to sell to RSI, and RSI will have the right to purchase from the Put-Call Sellers, the Put-Call Units, on the terms and subject to the conditions set forth in the Business Combination Agreement and the Put-Call Agreements. Following the closing of the Business Combination, dMY will be organized in an Up-C structure, in which substantially all of the assets of the combined company will be held by RSI and its subsidiaries, and dMY’s only direct assets will be its equity interests in RSI (which will be held indirectly through the Special Limited Partner) and the RSI GP. dMY is expected to own, indirectly through the Special Limited Partner, approximately 23.11% of the RSI Units at the Closing and will control RSI through RSI GP, and the Sellers will own approximately 76.89% of the RSI Units at the Closing and will control dMY through the ownership of the Class V Voting Stock. Under certain circumstances, depending on redemptions by dMY’s current stockholders, dMY may indirectly own approximately 12.41% of the RSI Units following the Closing. Cash proceeds from the transaction will consist of dMY’s $230 million of cash in trust (subject to reduction for any potential redemptions by existing stockholders of dMY) and an additional $160 million PIPE investment at $10.00 per share in the common stock of dMY. Any cash proceeds from the transaction remaining on the combined company’s balance sheet are expected to be used to accelerate RSI’s growth in both domestic and international markets, support marketing efforts and provide additional working capital. Up to (x) $125 million (in the event that the Put-Calls are not in effect as of the Closing) or (y) $99.2 million (in the event that the Put-Calls are in effect as of the Closing) of cash from the $160 million PIPE may be used to redeem equity from existing RSI unitholders in accordance with the terms of the definitive agreement. If the Closing occurs on or prior to December 20, 2020, up to 2,576,450 RSI Units will be subject to the put and call rights set forth in the Business Combination Agreement and the Put-Call Agreements and, if such rights are exercised, up to $25,764,497 of cash from the $160 million PIPE may be used by RSI to purchase the Put-Call Units from the Put-Call Sellers in accordance with the Business Combination Agreement and the Put-Call Agreements. The combined company will also enter into a customary tax receivable arrangement with the current unit holders of RSI, which will provide for the sharing of certain tax benefits as realized by the combined company. Upon closing, dMY intends to change its name to Rush Street Interactive, Inc. and its NYSE trading symbol to “RSI.” See “The Business Combination Proposal” for a more comprehensive description of the Business Combination.

Non-GAAP Information

This proxy statement includes Adjusted EBITDA, which is a non-GAAP performance measure that we use to supplement our results presented in accordance with U.S. GAAP. We believe Adjusted EBITDA is useful in evaluating our operating performance, as it is similar to measures reported by our public competitors and is regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

RSI defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, share-based compensation, adjustments for certain one-time or non-recurring items and other adjustments. We include this non-GAAP financial measure because it is used by management to evaluate RSI’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP because non-cash (for example, in the case of depreciation and amortization, share-based compensation) or are not related to our underlying business performance (for example, in the case of interest income, net).

The table below presents our Adjusted EBITDA reconciled to our net loss, the closest U.S. GAAP measure, for the periods indicated:

	Six Months Ended June 30,		Years Ended December 31,
	2020	2019	2019	2018
($ in thousands)	(Unaudited)
Comprehensive loss	$(66,610)	$(5,573)	$(30,984)	$(10,867)

Depreciation and amortization	916	479	1,139	898
Interest, net	85	61	123	42
Deemed dividend on preferred units	2,767	—	8,544	—
Share-bassed compensation	67,259	—	13,407	—

Adjusted EBITDA	$4,417	$(5,033)	$(7,771)	$(9,927)

Key Factors Affecting Our Results

Our financial position and results of operations depend to a significant extent on the following factors:

Industry Opportunity and Competitive Landscape

We operate within the global entertainment and gaming industry, which is comprised of diverse products and offerings that compete for consumers’ time and disposable income. As we prepare to enter new jurisdictions, we expect to face significant competition from other established industry players, some of which may have more experience in sports wagering and have access to more resources. We believe that our proprietary online gaming platform, our experience operating in domestic and foreign jurisdictions, our brand and marketing strategies which appeal to both male and female customers and our many unique product offerings and bonusing features will enable us to compete with such established industry players.

Our performance may vary from one jurisdiction to the next as a result of the level of competition in each jurisdiction.

Legalization, Regulation and Taxation

Our financial growth prospects depend on legalization of online casino and sports wagering across more of the United States, a trend that we believe is in its early stage. Online casino wagering may expand further due to many factors, including that states are seeking ways to increase revenues. Online sports wagering’s prospects were made possible after the United States Supreme Court struck down PASPA in May 2018. Our strategy is to enter new jurisdictions that we believe are financially prudent for us to enter as they are legalized. As of the date of this proxy statement, online casino wagering is authorized in only six states: Delaware, Michigan, New Jersey, Pennsylvania, West Virginia and Nevada (although regulators have not authorized online casino wagering outside of physical casinos in Nevada). As of the date of this proxy statement, 22 states and the District of Columbia have legalized sports wagering. Of those 23 jurisdictions, 15 states have authorized statewide online sports wagering while 8 remain retail-only at casinos or retail locations.

The process of securing the necessary licenses or partnerships to operate in a given jurisdiction may take longer than we anticipate. In addition, legislative or regulatory restrictions and gaming taxes may make it less attractive or more difficult for us to do business in a particular jurisdiction. Further, certain jurisdictions require us to have a relationship with a land-based casino for online sports wagering access, which tends to increase our costs of revenue. States that have established state-run monopolies may limit opportunities for private operators.

States impose tax rates on online casino and sports wagering, which may vary substantially between states. We are also subject to a federal excise tax of 0.25% on the amount of each sports wager placed. We believe the jurisdictions that will create the most compelling levels of profitability for us are jurisdictions with both online casino and sports wagering at favorable tax rates.

Ability to Acquire, Retain and Monetize Users

RSI’s ability to effectively market is critical to operational success. Using experience, dynamic learnings and analytics, RSI leverages marketing to acquire, convert and retain customers. RSI uses a variety of paid marketing channels, in combination with compelling offers and unique product features, to attract and engage customers as well as earned media. Furthermore, RSI optimizes its marketing spend using data collected since the beginning of its operations. RSI’s marketing spend is based on a model that considers a variety of factors, including the products offered in the jurisdiction, the performance of different marketing channels, predicted lifetime value, marginal costs and expenses and behavior of users across various product offerings. Where paid marketing is concerned, RSI leverages a broad array of advertising channels, including television, radio, social media platforms, sponsorships, affiliates and paid and organic search, and other digital channels. These efforts are concentrated within the specific jurisdictions where RSI operates or intends to operate. We believe that there is significant benefit to having a flexible approach to advertising spending as we can move our advertising spending around based on dynamic outreach. These investments and personalized promotions are intended to increase consumer awareness and drive engagement. While we have some data points, particularly in New Jersey, of the effectiveness of our marketing and promotion activities, our limited operating history and the relative novelty of the United States online casino and sports wagering industries make it difficult for us to predict when we will achieve our longer-term profitability objectives.

Managing Wagering Risk

The online casino wagering and retail and online sports wagering businesses are characterized by an element of chance. Accordingly, RSI employs theoretical win rates to estimate what a certain type of online casino wager or retail or online sports wager, on average, will win or lose in the long run. Revenue is impacted by variations in the hold percentage (the ratio of winnings to total amount wagered) with respect to the online casino and retail and online sports wagering we offer to our users. RSI uses the hold percentage as an indicator of an online casino game or retail or online sports wager’s performance against its expected outcome. Although each online casino wager or retail or online sports wager generally performs within a defined statistical range of outcomes in the long run, actual outcomes may vary for any given period, particularly in the short term. In the short term, for online casino wagering and retail and online sports wagering, the element of chance may affect win rates (hold percentages); these win rates, particularly for retail and online sports wagering, may also be affected in the short term by factors that are largely beyond our control, such as unanticipated event outcomes, a user’s skill, experience and behavior, the mix of games played or wagers placed, the financial resources of users, the volume of wagers placed and the amount of time spent gambling. For online casino games, it is possible a random number generator outcome or game will malfunction and award errant prizes. For retail and online sports wagering, it is possible that our platform erroneously posts odds or is otherwise misprogrammed to pay out odds that are highly favorable to bettors, and bettors place wagers before the odds are corrected. Additionally, odds compilers and risk managers are capable of human error, so even if our wagering products are subject to a capped payout, significant volatility can occur. As a result of the variability in these factors, the actual win rates on our online casino games and retail and online sports wagers may differ from the theoretical win rates we have estimated and could result in the winnings of our online casino games or sports bet’s users exceeding those anticipated. The variability of win rates (hold rates) also has the potential to adversely affect our business, financial condition, results of operations, prospects and cash flows.

Mix of Revenue Based on Time Period in Markets

Our profitability will generally depend on how long we have been operating in each jurisdiction. Generally, but not always, our level of profitability will increase with more years in a jurisdiction.

Mix of Revenue From Our Different Operating Models

Because we operate using three different operating models, the relative proportion of revenue that is derived from each operating model in a given time period could have an impact on our level of profitability.

Key Components of Revenue and Expenses

Revenue

RSI launched its first social gaming website in 2015 and began accepting real-money players in the United States in 2016. Domestically, we currently provide online wagering services in numerous states. In addition, in 2018, RSI became the first United States online gaming operator to launch in Colombia, an early-adopting Latin American country that legalized and regulated online gaming nationally. We also have various agreements for other locations that are in various stages and, in some cases, contingent upon the passing of the appropriate laws and regulations and the receipt of the appropriate license. We generate revenue primarily through three main product offerings.

Online Casino Wagering

Online casino wagering offerings typically include the full suite of games available in land-based casinos, such as blackjack, roulette and slot machines. For these offerings, RSI functions similarly to land-based casinos, generating revenue through hold, or gross winnings, as users play against the house. There is volatility with online casino wagering, as with land-based casino wagering, but as the volume of wagers placed increases, the revenue retained from wagers placed becomes easier to predict. Our experience has been that online casino wagering is less volatile than online sports wagering.

RSI’s online casino offering consists of a combination of licensed content from leading suppliers in the industry and a small number of games that RSI has developed in-house. Third-party content is subject to standard revenue-sharing agreements specific to each supplier, whereby the supplier receives a percentage of the net gaming revenue generated from the casino games played on RSI’s platform (dependent on RSI’s overall gross gaming revenue for online casino wagering). In exchange, RSI receives a limited license to offer the games on its platform to users in jurisdictions where use is approved by the regulatory authorities. Revenue generated through our self-developed major casino games such as RSI’s multi-bet blackjack (with licensed side bets: 21+3, Lucky Lady, Lucky Lucky), and RSI’s single deck blackjack results in RSI making decreased revenue share payments as a percent of revenue.

Sports Wagering

Sports wagering, whether the wager is placed online or in a retail environment, involves a user placing a wager on an event at some fixed odds (a “Proposition”) determined by RSI. In the event the user wins, RSI pays out the bet. RSI takes some risk on the wager. RSI’s revenue is generated by setting odds such that there is a built-in theoretical margin in each Proposition offered to its users. While different outcomes of the events may cause volatility in RSI’s revenue, RSI believes it can deliver a fairly stable wagering win margin over the long term.

Kambi, a third-party vendor, provides RSI access to its risk and trading platform that assists RSI in developing sports wagering odds and risk mitigation. The Kambi platform has been integrated into RSI’s online sports wagering platform. In addition to traditional fixed-odds wagering, RSI offers other sports wagering products including in-game wagering and multi-sport parlay wagering. We have also incorporated live streaming of sporting events into our sports wagering offering.

Social Gaming

RSI’s social gaming business has three main goals: building online databases in key markets ahead of and post-legalization and regulation, increasing engagement and visitation to RSI’s brick-and-mortar casino partner properties, and generating revenues. The social gaming product is a marketing tool that keeps the brands present in mind and engaging with customers through another channel while providing the entertainment value the patrons seek. While the vast majority of RSI’s social gaming players enjoy engaging with the site without paying, there are a number of players that top-up their virtual coins through RSI’s social gaming cashier with a variety of packages for sale. The virtual currency can only be used within the RSI’s social games sites and has no monetary value outside of the game. RSI pays a percentage of the social gaming revenue derived from the purchase of the virtual coins with content suppliers. In B2B2C partnerships, the net social revenue is split between the partner and RSI.

RSI also utilizes its social gaming products to cross-sell to real-money wagering products in jurisdictions where real-money wagering is authorized.

Our revenue is predominantly concentrated in the United States with the remaining revenue being generated in Colombia. See Note 2 to RSI’s audited consolidated financial statements, included elsewhere in this proxy statement.

Costs and Expenses

Costs of Revenue. Costs of revenue consist primarily of variable costs. These include mainly (i) gaming taxes (ii) payment processing fees and chargebacks, (iii) third party professional fees, (iv) salaries and benefits of dedicated personnel, and (v) commissions paid for market access arrangements. RSI incurs payment processing costs on player deposits and occasionally chargebacks as a result of player complaints (chargebacks have not been material to date).

RSI incurs payment processing costs on user deposits and occasionally chargebacks. RSI’s primary gaming taxes are state taxes, which are determined on a jurisdiction-by-jurisdiction basis and range from 8.4% to 54% of gross revenue minus applicable deductions. Excluding Pennsylvania, the tax rate for sports wagering ranges from 8.4% to 15% and the tax rate for online casino wagering is 15% in both markets where RSI is currently operating. Importantly, each state defines “gross revenue” differently based on the deductibility of promotion expenses and certain other nuances. In addition to state taxes in the United States, RSI pays a federal excise tax of 0.25% of United States sports wagering handle. RSI’s platform fees are primarily driven by hosting, third-party vendors that provide certain elements of its platform technology (such as geolocation and know-your-customer). Finally, RSI’s revenue share fees are primarily driven by arrangements with land-based casinos in states where land-based casinos have the rights (including many times the exclusive rights) to online casino and sports wagering.

Advertising and Promotions Costs. Advertising and promotion costs consist primarily of marketing the product via different channels, promotional activities, and the related costs incurred to acquire new customers that include salaries and benefits for dedicated personnel and are expensed as incurred. RSI distributes its product offerings through various channels, including websites (traditional and mobile), direct application downloads and global direct-to-consumer digital platforms such as the Apple App Store.

RSI’s ability to effectively market is critical to operational success. Using experience, dynamic learnings and analytics, RSI leverages marketing to acquire, convert, retain customers. RSI uses a variety of paid marketing channels, in combination with compelling offers and unique game and site features, to attract and engage customers as well as earned media. Furthermore, RSI optimizes its marketing spend using data collected since the beginning of its operations. RSI’s marketing spend is based on a return-on-investment model that considers a variety of factors, including the products offered in the jurisdiction, the performance of different marketing channels, predicted lifetime value, marginal costs and expenses and behavior of users across various product offerings.

Where paid marketing is concerned, RSI leverages a broad array of advertising channels, including television, radio, social media platforms, sponsorships, affiliates and paid and organic search, and other digital channels. These efforts are concentrated within the specific jurisdictions where RSI operates or intends to operate. We believe that there is significant benefit to having a flexible approach to advertising spending as we can move our advertising spending around based on dynamic testing of what advertising methods and channels are working and what channels and methods are not working.

General Administration and Other. General administration and other expenses consist primarily of administrative personnel costs, including salaries, bonuses and benefits, share-based compensation expense, professional services related to legal, compliance and audit/consulting services, rent and other premises costs and insurance. As part of the certain agreements with key executives, share-based awards in the form of profit interest were granted. Share-based compensation expense consists of the expenses related to the vesting of these awards in addition to the remeasurement of liability-classified awards. See Note 7 to RSI’s audited consolidated financial statements, included elsewhere in this proxy statement.

Depreciation and Amortization. Depreciation and amortization expense consist of depreciation on RSI’s property and equipment over the useful lives as well as amortization of market access licenses and gaming jurisdictional licenses over the useful lives. See Notes 2, 3 and 4 to RSI’s audited consolidated financial statements, included elsewhere in this proxy statement.

Results of Operations

The following tables set forth our consolidated statement of operations for 2018 and 2019 and for the first six months of 2019 and 2020. We have derived these data from our consolidated financial statements included elsewhere in this proxy statement. This information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this proxy statement. The results of historical periods are not necessarily indicative of the results of operations for any future period.

Comparison of the Six Months Ended June 30, 2019 and 2020 (unaudited)

	Six Months Ended June 30,		Change
	2020	2019	$	%
($ in thousands)	(Unaudited)	(Unaudited)
Revenue	$100,215	$19,185	$81,030	422%
Operating costs and expenses
Costs of revenue	71,667	9,945	61,722	621%
Advertising and promotions	15,915	10,012	5,903	59%
General administration and other	75,165	4,256	70,909	1666%
Depreciation and amortization	916	479	437	91%

Total operating costs and expenses	163,663	24,692	138,971	563%

Loss from operations	(63,448)	(5,507)	(57,941)	1052%

Other expense
Interest expense, net	(85)	(61)	(24)	39%

Total other expense	(85)	(61)	(24)	39%

Net loss	(63,533)	(5,568)	(57,965)	1041%

Deemed dividend on preferred units	(2,767)	—	(2,767)	100%

Net loss attributable to the members	$(66,300)	$(5,568)	$(60,732)	1091%

Other comprehensive loss
Foreign currency translation adjustment	(310)	(5)	(305)	6100%

Comprehensive loss	$(66,610)	$(5,573)	$(61,037)	1095%

Revenue. Revenue increased by $81.0 million, or 422%, to $100.2 million for the six months ended June 30, 2020 as compared to $19.2 million in the six months ended June 30, 2019. The increase was mainly due to, and directly correlated with, RSI’s expansion and revenue growth caused by entrance into new markets and accelerated adoption of online gaming during the COVID-19 pandemic in the six-month period ended June 30, 2020 as compared to the same period in 2019. The increase was attributable primarily to the increase of online casino and sports wagering revenue in Pennsylvania of $69.7 million. New Jersey online casino and sports wagering revenue contributed $6.2 million to the increase during that same period. All other revenue sources combined contributed $5.1 million to the increase for the six month period ended June 30, 2020 as comparted to the same period in 2019. During the quarter ending June 30, 2020, RSI had 63,300 average monthly unique real-money players globally. By comparison, during the quarter ended June 30, 2019, RSI had approximately 32,600 average monthly unique real-money players globally.

Costs of Revenue. Costs of revenue increased by $61.7 million, or 621%, to $71.7 million for the six months ended June 30, 2020 as compared to $9.9 million in the six months ended June 30, 2019. The increase was mainly due to, and directly correlated with, RSI’s expansion and revenue growth caused by entrance into new markets and accelerated adoption of online gaming during the COVID-19 pandemic in the six-month period ended June 30, 2020 as compared to the same period in 2019. Market access arrangements (that include certain gaming taxes) and platform costs contributed $50.9 million, and $6.9 million, respectively to the increase in the period. Gaming taxes, payments processing costs, and personnel costs contributed the remaining $3.9 million to the increase in the six-month period in 2020 as compared to 2019. Costs of revenue as a percentage of revenue increased by 19.7% to 71.5% for the six months ended June 30, 2020 as compared to 51.8% in the six months ended June 30, 2019.

Advertising and Promotions. Advertising and promotions expense increased by $5.9 million, or 59%, to $15.9 million for the six months ended June 30, 2020 as compared to $10.0 million in the six months ended June 30, 2019. The increase was mainly due to marketing efforts and strategies in newly entered and existing markets to increase customer awareness and acquisition for RSI’s product offerings. Advertising and promotions expense accounted for 15.9% of our revenue for the six months ended June 30, 2020 as compared to 52.2% in the six months ended June 30, 2019, a decrease of 36.3%.

General Administration and Other. General administration and other expense increased by $70.9 million, or 1666%, to $75.2 million for the six months ended June 30, 2020 as compared to $4.3 million in the six months ended June 30, 2019. The increase was driven mainly by higher personnel costs related to share-based compensation. The increase was due to the vesting and remeasurement of share-based awards to certain executive officers of RSI initially granted in December 2019 with additional grants made during the six-month period ended June 30, 2020. RSI granted profit interests to certain employees in the form of Common A-2 Units and Common-B-1 Units. All of the Common A-2 Units granted vested upon grant and a majority of the Common B-1 Units vested on the grant date. The grant-date fair value was derived from a Black-Scholes option pricing model that included the inputs for volatility, risk-free interest rate and time to liquidity. Additionally, a factor was included in determining the unit value for the lack of marketability discount since RSI is not a public company (see “—Critical Accounting Polices and Estimates” section below). The fair value of the remaining unvested Common A-2 Units and the remeasurement of all of the Common B-1 Units increased primarily due to the signed letter of intent as of June 17, 2020 which placed a valuation on the business. Another contributing factor was the increase in projected revenue that occurred between each measurement date. Additionally, the increase in the fair value of unvested share-based awards are further attributed to decreases in the risk-free interest rate factor, time to liquidity and the lack of marketability discount as of June 30, 2020 as compared to the inputs used at December 31, 2019. These decreases in these key inputs occurred due to the potential exit event through the reverse merger. This potential transaction decreases the time to liquidity, which in turn decreases the term used to calculate the risk-free interest rate. Using a shorter term for the risk-free interest rate results in a lower interest rate. Furthermore, the shorter time to liquidity and smaller risk-free interest rate contribute to the decrease in the discount for lack of marketability. The increase was also attributable to other personnel costs reflecting headcount growth of 92% between June 30, 2019 and June 30, 2020 and customary merit increases between the two periods. General administration and other expense accounted for 75.0% of our revenue for the six months ended June 30, 2020 as compared to 22.2% in the six months ended June 30 2019, an increase of 52.8%.

Depreciation and Amortization. Depreciation and amortization expense increased by $0.4 million, or 91%, to $0.9 million for the six months ended June 30, 2020 as compared to $0.5 million in the six months ended June 30, 2019. The increase was due primarily to the purchase of new and renewal licenses, and the resulting amortization of those licenses, due to RSI’s expansion and growth of product offerings in states, such as New Jersey, Colorado and Illinois, in the six-month period ended June 30, 2020 as compared to the comparable period in 2019. Depreciation and amortization expense accounted for 0.9% of our revenue for the six months ended June 30, 2020 as compared to 2.5% in the six months ended June 30, 2019, a decrease of 1.6%.

Comparison of the Years Ended December 31, 2019 and 2018

	Years Ended December 31,		Change
($ in thousands)	2019	2018	$	%
Revenue	$63,667	$18,226	$45,441	249%
Operating costs and expenses
Costs of revenue	32,893	10,709	22,184	207%
Advertising and promotions	28,313	10,914	17,399	159%
General administration and other	23,649	6,398	17,251	270%
Depreciation and amortization	1,139	898	241	27%

Total operating costs and expenses	85,994	28,919	57,075	197%

Loss from operations	(22,327)	(10,693)	(11,634)	109%

Other expense
Interest expense, net	(123)	(42)	(81)	193%

Total other expense	(123)	(42)	(81)	193%

Net loss	(22,450)	(10,735)	(11,715)	109%

Deemed dividend on preferred units	(8,544)	—	(8,544)	100%

Net loss attributable to the members	$(30,994)	$(10,735)	$(20,259)	189%

Other comprehensive income (loss)
Foreign currency translation adjustment	10	(132)	142	-108%

Comprehensive loss	$(30,984)	$(10,867)	$(20,117)	185%

Revenue. Revenue increased by $45.4 million, or 249%, to $63.7 million in 2019 as compared to $18.2 million in 2018. The increase was mainly due to, and directly correlated with, RSI’s expansion and growth year-over-year. The increase was attributable primarily to the increase of online casino and sports wagering revenue in Pennsylvania of $22.3 million and New Jersey of $17.3 million. All other revenue sources accounted for the remaining $5.8 million increase in revenue between the two periods.

Costs of Revenue. Costs of revenue increased by $22.2 million, or 207%, to $32.9 million in 2019 as compared to $10.7 million in 2018. The increase was mainly due to, and directly correlated with, RSI’s expansion and growth year-over-year. Market access arrangements (that include certain gaming taxes), platform costs, and gaming taxes contributed $7.0 million, $6.8 million, and $4.6 million, respectively. Payments processing costs and personnel costs contributed the remaining $3.8 million to the increase in the twelve-month period in 2020 as compared to 2019. Costs of revenue as a percentage of revenue decreased by 7.1% to 51.7% in 2019 as compared to 58.8% in 2018.

Advertising and Promotions. Advertising and promotions expense increased by $17.4 million, or 159%, to $28.3 million in 2019 as compared to $10.9 million in 2018. The increase was mainly due to marketing efforts and strategies in newly entered and existing markets to increase customer awareness and acquisition for RSI’s product offerings. Advertising and promotions expense accounted for 44.5% of our revenue in 2019 as compared to 59.9% in 2018, a decrease of 15.4%.

General Administration and Other. General administration and other expense increased by $17.2 million, or 270%, to $23.6 million in 2019 as compared to $6.4 million in 2018. The increase was driven mainly by higher personnel costs related to share-based compensation. The increase was due to the grant of share-based awards to certain executive officers of RSI in December 2019 whereas no share-based awards were granted in 2018. On December 19, 2019, in conjunction with the contribution of all of the membership units of Rush Street Interactive, LLC to RSI, RSI granted profit interest to certain employees in the amount of 2,714,850 Common A-2 Units and 5,158,918 Common-B-1 Units. All of the Common A-2 Units granted vested upon grant and a majority of the Common B-1 Units vested on the grant date. The grant-date fair value of the share-based awards was derived from a Black-Scholes option pricing model that included the inputs for volatility, risk-free interest rate and time to liquidity. Additionally, a factor was included in determining the unit value for the lack of marketability discount since RSI is not a public company (see “—Critical Accounting Polices and Estimates” section below). The increase was also attributable to other personnel costs reflecting headcount growth of 36% between December 31, 2018 and 2019 as well as customary merit increases. General administration and other expense accounted for 37.1% of our revenue for 2019 as compared to 35.1% in 2018, an increase of 2.0%.

Depreciation and Amortization. Depreciation and amortization expense increased by $0.2 million, or 27%, to $1.1 million in 2019 as compared to $0.9 million in 2018. The increase was due primarily to the purchase of new and renewal of existing licenses, and the resulting amortization of those licenses, due to RSI’s expansion and growth of product offerings in various states, such as New Jersey, Indiana and Pennsylvania, in 2019 compared to 2018. Depreciation and amortization expense accounted for 1.8% of our revenue in 2019 as compared to 4.9% in 2018, a decrease of 3.1%.

Quarterly Performance Trend and Seasonality

In the past, RSI’s financial results have varied on a quarter-by-quarter basis and may continue to do so in the future. RSI’s financial results in any given quarter may be influenced by, among other things, consumer engagement and wagering results, and other factors which are outside of our control or we cannot predict.

Our financial results are dependent, in part, on continued consumer engagement. RSI consumer engagement in our sports wagering and online casino wagering services may vary, potentially resulting in quarterly variances in the performance of our business, operations, financial condition or prospects, on account of, among other factors, the user’s level of satisfaction with our platforms, our ability to improve, innovate and adapt our platform, the number of sports events and the length of sporting seasons, outages and disruptions of online services, the offerings of our competitors, our marketing and advertising efforts, or declines in consumer activity generally as a result of economic downturns.

RSI’s online sports wagering business experiences seasonality based on the relative popularity of certain sports. Although sporting events occur throughout the year, RSI’s online sports wagering users are most active during the American football season as well as during the basketball seasons (NBA and NCAA).

Sports leagues shortening, delaying or cancelling their seasons due to COVID-19 could adversely affect RSI’s business, financial condition, results of operations and prospects. See “— Impact of COVID-19.”

Liquidity and Capital Resources

We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and investment from the founders. Our current working capital needs relate mainly to supporting the existing businesses, the growth of these businesses in their existing markets and their expansion into other geographic regions along with the compensation and benefits of our employees. Our ability to expand and grow our business will depend on many factors, including our working capital needs and the evolution of our operating cash flows. Since the Company’s founding through the six-month period ended June 30, 2020, we financed our operations without third party debt, and entirely with member contributions and operating cash flows.

We had $12.0 million in cash and cash equivalents as of June 30, 2020 (excluding player cash, which we segregate from our operating cash balances on behalf of our paid users for all jurisdiction and products). We may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated regulatory developments, significant acquisitions and competitive pressures. We expect our capital expenditures and working capital requirements to continue to increase in the immediate future, as we seek to expand our product offerings across more of the United States and worldwide. To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in new product launches and related marketing initiatives or to scale back our existing operations, which could have an adverse impact on our business and financial prospects. See Note 1 to RSI’s audited consolidated financial statements included elsewhere in this proxy statement.

The following table shows our cash flows from operating activities, investing activities and financing activities for the stated periods:

	Six Months Ended June 30,		Years Ended December 31,
	2020	2019	2019	2018
($ in thousands)	(Unaudited)
Net cash provided by (used in) operating activities	$1,816	$(4,669)	$(2,459)	$(5,138)
Net cash used in investing activities	(4,326)	(4,154)	(5,770)	(644)
Net cash provided by financing activities	7,150	9,500	15,545	8,000
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(308)	(15)	(6)	(147)

Net change in cash, cash equivalents and restricted cash	$4,332	$662	$7,310	$2,071

Operating Activities

For the six months ended June 30, 2020, cash provided by operating activities was $1.8 million, mainly due to net loss of $63.5 million, which included $68.2 million of non-cash expenses offset by $2.8 million in changes in assets and liabilities. During the six months ended June 30, 2020, accounts payable increased by $4.8 million and due to affiliates increased by $1.3 million. The decrease in due from affiliates of $9.1 million is a result of our arrangement with our affiliated casinos in Pennsylvania and Illinois.

For the six months ended June 30, 2019, cash used in operating activities was $4.7 million mainly due to a net loss of $5.6 million that included $0.5 million of non-cash expenses. An increase of $2.1 million in deferred royalties was offset by a decrease of $1.7 million in due from affiliates.

For 2019, cash used in operating activities was $2.5 million mainly due to a net loss of $22.4 million that included $14.5 million of non-cash expenses. An increase of $6.9 million in accrued expenses, $2.1 million in deferred royalty and $1.5 million in due to affiliates was offset by a decrease of $1.8 million in players receivable and $2.5 million in due from affiliates.

For 2018, cash used in operating activities was $5.1 million, mainly due to a net loss of $10.7 million that included $0.9 million of non-cash expenses. An increase of $5.3 million in accrued expenses was offset by a decrease of $0.7 million in due from affiliates and $0.6 million in prepaid expenses and other current assets.

Investing Activities

During the six months ended June 30, 2020, net cash used in investing activities was $4.3 million, of which $2.5 million related to the purchase of licenses in various jurisdictions, such as Colorado and Illinois, and $1.0 million pertained to a deposit paid as a result of our market access agreement in Michigan. Fixed assets purchased in supporting the operations during the six-month period resulted in cash used of $0.8 million.

During the six months ended June 30, 2019, net cash used in investing activities was $4.2 million, mostly attributed to the purchase of licenses related to New Jersey and Pennsylvania.

During 2019, net cash used in investing activities was $5.8 million, mostly attributed to the purchase of licenses in various jurisdictions, such as New Jersey, Indiana and Pennsylvania, in the amount of $5.3 million and the purchase of fixed assets of $0.4 million.

During 2018, net cash used in investing activities was $0.6 million, of which $0.2 million related to the purchase of licenses in various jurisdictions, such as Pennsylvania and Colombia, and $0.3 million related to a purchase of certificates of deposit to support RSI’s operations in Colombia.

Financing Activities

For the six months ended June 30, 2020, net cash provided by financing activities was $7.2 million, of which $2.1 million and $4.4 million were related to the issuance of 6,500,000 preferred units and 6,500,000 common units, respectively. Additionally, partners of RSI advanced funds of $0.7 million for RSI’s purchase of hardware needed to allow RSI to operate a retail sportsbook in Des Plaines, Illinois.

For the six months ended June 30, 2019, net cash provided by financing activities was $9.5 million, which related to the issuance of 10,250,000 membership interests to existing members.

For 2019, net cash provided by financing activities was $15.5 million, of which $15.0 million and $0.5 million were related to the issuance of membership interests and common units and the issuance of preferred units, respectively.

For 2018, net cash provided by financing activities was $8.0 million, which related to the issuance of 8,000,000 membership interests to existing members.

Contractual Obligations

The following table summarizes our outstanding contractual obligations as of June 30, 2020:

($ in thousands)	Total	Less than 1 year	1 -3 years	3 -5 years	More than 5 years
Contractual obligations:
License and marketing access	$35,340	$240	$1,145	$11,465	$22,490
Subscriptions	592	500	92	—	—
Marketing	13,396	7,816	5,580	—	—
Operating Leases	984	256	513	215	—

Total contractual obligations	$50,312	$8,812	$7,330	$11,680	$22,490

(1)	For certain jurisdictions, we commit to certain minimum royalties.
(2)	We have entered and maintain subscriptions to certain information technology solutions
(3)	In some jurisdictions, we commit to certain spend in order to achieve discounted rates.
(4)	We have entered and maintain certain office leases that in some cases are committed to for future periods.

Off-Balance Sheet Commitments and Arrangements

As of June 30, 2020, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with generally accepted accounting principles in the U.S. (“GAAP”) The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by our management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. Critical accounting policies and estimates are those that we consider the most important to the portrayal of our financial condition and results of operations because they require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain. Our significant accounting policies are described in Note 2 to RSI’s audited consolidated financial statements included elsewhere in this proxy statement. Our critical accounting policies are described below.

Revenue Recognition

RSI generates revenues from providing wagering services through offerings such as online casino wagering, online sports wagering, retail sports services and social gaming to individual customers.

Online Casino and Sports Wagering

RSI establishes various processes in which players can deposit funds within a bank account controlled by RSI or an affiliated casino contracted by RSI. Through a mobile application or computer interface, the player will place a wager for which RSI has a positive theoretical margin. For all online casino and sports wagering operations, RSI controls the operations and records revenue generated from the aggregated wagers less payouts on the settled outcomes. Online casino wagering virtual offerings typically include similar games available in land-based casinos. Online casino wagering involves a player placing a wager on a game of chance such as a virtual slot machine or a virtual table game such as blackjack. Online sports wagering involves a player placing a wager on a particular outcome of a sporting event at some fixed odds. For both online casino and online sports wagering, in the event the player wins on a settled result, RSI pays out the bet. RSI also offers other sports wagering products including in-game wagering and multi-sport parlay wagering.

RSI has a performance obligation to provide wagering services for online gaming. Revenue is recognized at the conclusion of each wager, wagering game hand or contest. Additionally, RSI’s online wagering operations provide loyalty awards to customers to entice future play or because of prior participation in gaming wagers or contests. The loyalty awards create material rights and represent separate performance obligations that are recognized as revenue when redeemed.

Retail Sports Services

RSI provides services related to retail sports services for land-based casinos in return for a commission based on revenue less certain costs. These services include the management and oversight of the retail book and cover, among other items, installation and support of the sports wagering equipment third-party vendors, risk management, advertising and promotion, negotiation of commercial agreements with sports leagues, teams, and media partners and second-line technical support.

We record the commission for providing those services as sportsbook commissions at the end of the month at which time the commission is earned. RSI has a single performance obligation to provide services for retail sports services and records the revenue as services are performed. Payment is generally received 15 days after the end of the respective month in which the services were performed.

Social Gaming

RSI provides a social gaming platform where patrons can play online games for free. While the vast majority of RSI’s social gaming players enjoy engaging with the site without paying, there are a number of players that purchase additional virtual coins through RSI’s cashier with a variety of packages for sale. Deferred revenue is recorded when players purchase virtual coins. RSI has a single performance obligation through the combined license of the virtual coin in conjunction with the hosting services of the online social game. Revenue is recognized when the virtual coins are redeemed.

See “—Key Components of Revenues and Expenses” above and Note 2 to RSI’s audited consolidated financial statements, included elsewhere in this proxy statement.

Cumulative Redeemable Preferred Units

RSI accounts for its cumulative redeemable preferred units (“Preferred Units”) in accordance with ASC 480-10-S99-3A, “Classification and Measurement of Redeemable Securities,” which requires classification outside of permanent equity in temporary equity for securities that are redeemable at the holder’s option for cash or other assets. The Preferred Units are not unconditionally redeemable. However, the Preferred Units are conditionally redeemable upon the occurrence of a withdrawal event (such as a Preferred Unit Holder experiencing a bankruptcy event, a communication from a gaming authority that the Preferred Unit Holder is not suitable, eligible or qualified pursuant to any gaming law with respect to a gaming license and breach of a representation and warranty) which are not solely within the control of RSI. RSI has elected not to adjust the carrying value of the Preferred Units to the liquidation preference of such Preferred Units because of the uncertainty of whether or when such a redemption event would occur. If a redemption event becomes probable, RSI will adjust the carrying amount of the Preferred Units to equal the redemption value on such date and at the end of each reporting period thereafter, as long as occurrence of the redemption event remains probable. See Notes 2 and 6 to RSI’s audited consolidated financial statements, included elsewhere in this proxy statement.

Share-based Compensation

Our historical and outstanding share-based compensation awards, including the issuances of equity awards and liability awards, are described in Note 7 to RSI’s audited consolidated financial statements, included elsewhere in this proxy statement.

We record share-based compensation in accordance with ASC 718, Compensation — Stock Compensation (“ASC 718”), and recognize share-based compensation expense in the period in which a unit holder is required to provide service, which is generally over the vesting period of the individual share-based payment award. Compensation expense for awards with performance conditions is not recognized until it is probable that the performance target will be achieved. Compensation expense for awards is recognized over the requisite service period on a straight-line basis and we account for forfeitures as they occur. We classify our awards as either an equity award or a liability award depending on whether the award contains certain repurchase provisions. Equity-classified awards are valued as of the grant date based upon the underlying unit price and a number of assumptions, including volatility, performance period, risk-free interest rate and expected dividends. Liability-classified awards are valued at fair value using an option pricing model at each reporting date.

The determination of the grant date fair value using an option pricing model is affected principally by our estimated fair value of our common units and requires management to make a number of other assumptions, including the expected term of the award, the expected volatility of the underlying units, the risk-free interest rate and the expected dividend yield. The assumptions used in our Black-Scholes option-pricing model represent management’s best estimates at the time of measurement. These estimates are complex, involve a number of variables, uncertainties and assumptions and the application of management’s judgment, as they are inherently subjective. If any assumptions change, our share-based compensation expense could be materially different in the future. These assumptions are estimated as follows:

Fair Value of Common Units. See the subsection titled “—Fair Value of Common Units” below.

•

Expected Term. The expected term represents the period that our awards are expected to be outstanding. We calculated the expected term using a permitted simplified method, which is based on the vesting period and contractual term for each tranche of awards.

•

Expected Volatility. The expected volatility was based on the historical share volatility of several comparable publicly traded companies over a period of time equal to the expected term of the awards, as we do not have any trading history to use the volatility of our own common units. The comparable companies were chosen based on their size, stage in life cycle and area of specialty. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own unit price becomes available.

•	Risk-Free Interest Rate. The risk-free rate is based on an extrapolated 5-year United States Treasury bond rate in effect at the time of grant given the expected time to liquidity

•	Expected Dividend Yield. We have not paid dividends on our common units nor do we expect to pay dividends in the foreseeable future. Therefore, we used an expected dividend yield of zero.

Fair Value of Common Units

There has been no public market for our common units to date. As such, the estimated fair value of our common units has been determined at each grant date by our board of directors, with input from management, based on the information known to us on the grant date and upon a review of any recent events and their potential impact on the estimated per share fair value of our common units. As part of these fair value determinations, our board of directors obtained and considered valuation reports prepared by a third-party valuation firm in accordance with the guidance outlined in the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

In determining the fair value of our common units prior to this offering, multiple factors were considered in selecting an appropriate valuation approach, including, without limitation: (i) does the valuation method reflect our going-concern and/or expected time to liquidity status; (ii) does the valuation method assign value to the junior instruments, unless a future exit scenario is being analyzed whereby no cash is being distributed to the junior instruments based on equity class-specific rights; and (iii) is the complexity of the method appropriate based on our stage of development at the date of the valuation. The valuation methods evaluated and utilized, as appropriate, included the Option Pricing Method, or OPM, Scenario-Based Method and Hybrid Method. The OPM is a forward-looking method that considers our current equity value and allocates our total equity value to the various equity classes considering a continuous distribution of outcomes, rather than focusing on distinct future scenarios. The Scenario-Based Method is a forward-looking method that considers the payoff to each class of equity across a range of future exit scenarios, discounted to the applicable valuation date at an appropriate rate of return for each equity class. This method may include a simplified scenario analysis, a relative value scenario analysis or a full scenario analysis, also known as the Probability-Weighted Expected Return Method, or PWERM. The Hybrid Method is a hybrid of the OPM and the Scenario-Based Method.

For the period ended December 31, 2019, we determined the estimated fair value of our common units using the OPM given the uncertainty associated with both the timing and type of any future exit scenario and applied a Market Approach. The OPM is an allocation method that considers the current value of equity and then allocates that equity value to the various equity classes considering the rights and preferences of the individual equity classes. The OPM treated our common units and redeemable cumulative preferred units as call options on our total equity value, with exercise prices based on the liquidation preferences of the redeemable cumulative preferred units. The OPM utilized the Black-Scholes model to price the call options, and considered the various terms of the unitholder agreements that would affect the distributions to each class of equity upon a liquidity event, including the level of seniority among the classes of equity, dividend policy, conversion ratios and cash allocations. When determining our total equity value, a Market Approach using the Market Value of Invested Capital was determined to be appropriate. The Market Value of Invested Capital was determined based on the performance of a set of guideline comparable companies, known as the Guideline Publicly-Traded Companies Method, or GPTCM, and a set of guideline comparable recent market transactions, known as the Guideline Company Transactions Method, or GTM. Under the GPTCM and GTM, valuation multiples were calculated from the market data and operating metrics of the guideline companies/transactions. The selected multiples were evaluated and adjusted based on our strengths and weaknesses relative to the companies/transactions being analyzed. The selected multiples were ultimately applied to our operating metrics to calculate indications of value. A discount for lack of marketability, or DLOM, was also then applied.

Beginning in June 2020, we determined the estimated fair value of our common units using the Hybrid Method, which incorporated the OPM and the PWERM Scenario-Based Method, estimating the probability-weighted value across multiple scenarios by using the OPM to estimate the allocation of value within one or more of those scenarios. The Hybrid Method was utilized given there was transparency into one or more near-term potential exits but there existed uncertainty regarding what would occur if the near-term exit plans did not materialize. Under the PWERM, the values of the various equity interests were estimated based upon an analysis of future values for our company, assuming various potential future outcomes. Share value was based upon the probability-weighted present value of expected future investment returns, considering each of the possible future outcomes available to us, as well as the rights of each share class The future outcomes modeled included an acquisition and continued operations as a private company until a later exit date. To estimate our total equity value, a combination of a Post-Money Value derived from a letter of intent signed for one or more potential near-term exits, a GPTCM analysis, a GTM analysis, and a DCF analysis were considered, based on the fact pattern that existed as of the particular valuation date. The Post-Money Value was used in the acquisition scenario and an average of the values from the GPTCM and GTM analyses was used in the continued operations as a private company scenario. After deriving the indicated values of equity under each scenario, the common unit per share equity allocations were calculated based on a cash exit distribution allocation method and an OPM respectively. Subsequently, the present value of the per-share values was calculated. Following the calculation of the present values as applicable to the scenarios, the appropriate discount for lack of marketability was applied to the per-share values. Ultimately, the resulting per-share values for each scenario were multiplied by the probability of each scenario occurring. The result is the probability weighted-average fair value of the common shares.

Our management and board of directors considered various objective and subjective factors to determine the fair value of RSI’s equity price per unit of each grant date, including the value determined by a third-party valuation firm. The factors considered by the third-party valuation firm and our board of directors included the following:

•	our financial performance, capital structure and stage of development;

•	our management team and business strategy;

•	external market conditions affecting our industry, including competition and regulatory landscape;

•	our financial position and forecasted operating results;

•	the lack of an active public or private market for our equity units;

•	the likelihood of achieving a liquidity event, such as a sale of RSI or an initial public offering of our equity units; and

•	market performance analyses, including with respect to unit price valuation, of similar companies in our industry.

Application of these approaches involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between the assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common units.

Once a public trading market for our common stock has been established in connection with the closing of this offering, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for share-based awards we may grant, as the fair value of our common stock will be determined based on the closing price of our common stock as reported on the date of grant.

Recently Adopted and Issued Accounting Pronouncements

Recently issued and adopted accounting pronouncements are described in Note 2 to RSI’s audited consolidated financial statements included elsewhere in this proxy statement.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. RSI is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period. Following the consummation of the Business Combination, the Company is expected to remain an emerging growth company at least through the end of the 2020 fiscal year and is expected to continue to take advantage of the benefits of the extended transition period. This may make it difficult or impossible to compare the Company financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions for emerging growth companies because of the potential differences in accounting standards used.

Quantitative and Qualitative Disclosures About Market Risk

We have in the past and may in the future be exposed to certain market risks, including interest rate, foreign currency exchange and financial instrument risks, in the ordinary course of our business. Currently, these risks are not material to our financial condition or results of operations, but they may be in the future.

MANAGEMENT OF THE COMPANY FOLLOWING THE BUSINESS COMBINATION

Throughout this section, “RSI” refers to Rush Street Interactive, LP, and the “Company” refers to dMY immediately following the Business Combination (to be renamed Rush Street Interactive, Inc. upon the Closing). “We,” “us” and “our” generally refer to the Company.

The Company’s board of directors (“Board”) following the Business Combination is expected to be comprised of the following nine directors: Leslie Bluhm, Neil Bluhm, Greg Carlin, Niccolo de Masi, Judith Gold, James Gordon, Sheli Rosenberg, Paul Wierbicki and Harry You.

Each director will hold office until his or her term expires at the next annual meeting of stockholders for such director’s class or until his or her death, resignation, removal or the earlier termination of his or her term of office.

Currently, RSI’s management team is comprised of the following individuals and will remain unchanged following the Business Combination:

Name	Age	Position(s)
Greg Carlin	54	Chief Executive Officer
Kyle Sauers	49	Chief Financial Officer
Einar Roosileht	38	Chief Information Officer
Richard Schwartz	46	President
Mattias Stetz	41	Chief Operating Officer

The following table sets forth certain information, as of the date of this proxy statement, concerning the persons who are expected to serve as directors following the completion of the Business Combination.

Name	Age	Position(s)
Leslie Bluhm	56	Director
Neil Bluhm	82	Chairman; Director; Chair, Compensation Committee; Chair, Nominating and Corporate Governance Committee
Greg Carlin	54	Director; Chief Executive Officer; Compensation Committee;
Niccolo de Masi	39	Director; Audit Committee; Compensation Committee; Nominating and Corporate Governance Committee
Judith Gold	56	Director
James Gordon	71	Director; Audit Committee
Sheli Rosenberg	78	Director; Compensation Committee
Paul Wierbicki	40	Director; Nominating and Corporate Governance Committee
Harry You	61	Director; Chair, Audit Committee

Officers, Directors and Key Employees

Leslie Bluhm, 56, has been an associate at JMB Realty Corp. since 1991. Prior to joining JMB Realty Corp. Ms. Bluhm co-founded, and served as the President of, Chicago Cares Inc. (“Chicago Cares”), a nonprofit volunteer service organization, from 1990 to 2016. Since 2013, Ms. Bluhm has served on the executive committee of The Chicago Community Trust, the board of trustees and as vice chair of the Museum of Contemporary Art Chicago, and on the board of directors of both OneGoal and Shining Hope for Communities. Since 2017, Ms. Bluhm has served as trustee of the Whitney Museum of American Art. Ms. Bluhm earned a B.A. degree from the University of Michigan and a J.D. from the University of Chicago Law School. Ms. Bluhm’s qualifications to serve on the Board include her extensive experience as a community leader, as well as her training as an attorney.

Neil Bluhm, 82, has been the Chairman of RSI since 2012. Following a brief stint as an attorney with Mayer, Brown & Platt, where he became a young partner, Mr. Bluhm co-founded JMB Realty Corp. (“JMB”) and began investing in real estate. Mr. Bluhm has served as the President of JMB since 1968, and his capabilities and portfolio have expanded dramatically to include urban shopping centers and malls, five-star hotels, commercial office towers, residential projects and more. JMB became one of the largest property owners and developers in the United States. Mr. Bluhm and JMB set the standard for superior mixed-use developments that combine retail, dining, hotel, office and residential. Marquee projects included Copley Place in Boston, Century City in Los Angeles and 900 North Michigan in Chicago, featuring the prestigious Four Seasons hotel, among innumerable other high-profile ventures. In 1994, Mr. Bluhm co-founded Walton Street Capital, a private equity firm, where he has served as a Principal since 1995. Soon thereafter, Mr. Bluhm and Greg Carlin co-founded Rush Street Gaming, LLC (“RSG”), one of the fastest growing companies in the gaming industry. Mr. Bluhm has served as the Managing Member of RSG since 2009. Mr. Bluhm has been a life trustee and member of the investment committee at Northwestern University since 1986, a member of the board of directors of Northwestern Memorial Foundation of Northwestern Hospital since 2001, a life trustee of The Art Institute of Chicago since 2004, the President of the board of trustees of the Whitney Museum of American Art since 2003, an honorary member of the board of directors for the Alzheimer’s Disease & Related Disorders Association since 1996 and a member to the advisory board of Chicago Cares since 1991. Mr. Bluhm earned a Bachelor’s degree from the University of Illinois and a J.D. from Northwestern University School of Law. Mr. Bluhm’s qualifications to serve as Chairman of the Company include his extensive and varied leadership experience throughout his career in the real estate, casino and gaming industries.

Greg Carlin, 54, has been the Chief Executive Officer of RSI and RSG since 2012 and January 2005, respectively. Mr. Carlin has also served as a Managing Director of LAMB Capital Advisors, LLC (“LAMB”), a private investment firm, since June 1995. Prior to these roles, Mr. Carlin worked as an investment banker at both Lazard Freres, from June 1990 to August 1992, and Bankers Trust, from October 1992 to May 1995. Mr. Carlin served on the board of directors of Falls Management Company from May 1999 to July 2019 and has served on the board of directors of the American Gaming Association since 2016. Mr. Carlin earned a B.S. in Economics from the University of Pennsylvania. Mr. Carlin’s qualifications to serve on the Board include his experience as chief executive officer of RSI, extensive and varied experience throughout his career in the casino and gaming industries.

Niccolo de Masi, 39, has been dMY’s Chief Executive Officer since January 2020 and a Director since September 2019. Mr. de Masi has been a member of the board of directors of Glu (Nasdaq: GLUU) since January 2010, and has served as chairman since December 2014, as interim chairman from July 2014 to December 2014 and as president and chief executive officer from January 2010 to November 2016. Mr. de Masi has been the chief innovation officer at Resideo Technologies, Inc. (NYSE: REZI) since February 2019, a member of its board of directors since October 2018, and was president of products and solutions from February 2019 until January 2020. Mr. de Masi served as the president of Essential from November 2016 to October 2018. Mr. de Masi served on the board of directors of Xura and its audit committee from November 2015 until August 2016. From 2008 to 2009, Mr. de Masi led Hands-On Mobile as its chief executive officer. From 2004 to 2007, Mr. de Masi was the chief executive officer of Monstermob. Mr. de Masi serves on the Leadership Council of the UCLA Grand Challenges. Mr. de Masi received his B.A. and MSci. degrees in physics from Cambridge University. Mr. de Masi’s qualifications to serve on the Board include his extensive leadership experience in the mobile app space, his track record in dMY’s target industry and his network of contacts in the technology sector.

Judith Gold, 56, has been a Partner at Perkins Coie LLP, counseling senior level executives on corporate communications, public affairs, crisis communications, reputation management and public strategies, since 2005. Ms. Gold began her legal career in 1989 at Altheimer & Gray, where she was an Associate and later Partner. Ms. Gold has also served in numerous public policy roles throughout her career, including in Chicago Mayor Richard M. Daley’s Cabinet as Chief of Policy for the City of Chicago, as a member of the Illinois State Board of Education, and as Chair of the Illinois Commission on the Status of Women. Ms. Gold devotes significant time to service for nonprofit organizations, including currently serving as a member of the boards of directors of

Columbia College Chicago, the Illinois Coalition Against Sexual Exploitation, the Chicago Civic Federation and the Chicagoland Chamber of Commerce. Ms. Gold earned a B.A. from the University of Michigan and a J.D. from the University of Chicago Law School. Ms. Gold’s qualifications to serve on the Company Board include her thirty years of public and private sector experience of providing government relations, communications and public policy advice to senior executives in navigating regulated industries.

James Gordon, 71, has been the Managing Partner of Edgewater Growth Capital Partners (“Edgewater”) since he founded Edgewater in 2001. Prior to forming Edgewater, Mr. Gordon was President of Gordon Foods, Inc. and Gordon’s Wholesale, Inc. In 1982, Mr. Gordon engineered a leveraged buy-out of his personal and family interests in The Gordon Companies and in 1986 sold the company to a European multinational corporation. Mr. Gordon has served on the boards of directors of numerous Edgewater portfolio companies. Mr. Gordon has also served on the board of directors of numerous philanthropic and non-profit organizations, including The Whitney Museum of American Art as chair of the investment committee, The Art Institute of Chicago as a member of the board of trustees and the investment committee, The Chicago Museum of Contemporary Art on the executive committee of the board and the investment committee and on the board of trustees of Grinnell College as head of the investment committee. Mr. Gordon earned a B.A. from Northwestern University. Mr. Gordon’s qualifications to serve on the Board include his extensive experience as a private equity investor and his service on numerous other public and private company and philanthropic boards.

Richard Schwartz, 46, co-founded RSI in 2012 and has served as the company’s President since inception. In this role, he oversees the company’s product development and operations, as well as corporate functions such as business development, compliance, and legal. Prior to joining RSI, Mr. Schwartz started and led the interactive business for WMS Industries, which in 2010, launched the award-winning UK-facing online casino business, Jackpot Party. Richard has been a leader and innovator in the gaming industry for over 15 years, is an inventor on over 50 patents, and has a deep understanding of player psychology. Prior to joining the gaming industry, Mr. Schwartz was an executive at Telecom Italia Lab USA (formerly Telecom Italia Ventures) and an intellectual property attorney in the Silicon Valley. Mr. Schwartz graduated from the University of California, Berkeley and received his law degree from the University of California, Hastings College of the Law.

Mattias Stetz, 41, serves as RSI’s Chief Operating Officer. He joined RSI in April 2016, and oversees Marketing and Operations. Mr. Stetz has extensive experience in marketing, sports betting operations, and media content creation for the sports wagering vertical, and prior to RSI was a former executive at Kindred Group plc (“Kindred Group”) from 2004 to 2016, including serving as Kindred Group’s Chief Commercial Officer from 2009 to 2016. While at Kindred Group, Mr. Stetz was involved in helping shape Kindred Group’s long-term strategy and also oversaw day-to-day marketing and operations. Originally from Sweden, Mr. Stetz has a Master of Science in Marketing and Business Development from the Stockholm School of Economics and is also a Harvard Business School alumnus (GMP 2015).

Einar Roosileht, 38, serves as RSI’s Chief Information Officer. He joined RSI in December 2013, and oversees RSI’s Product and Engineering. Prior to joining RSI, Mr. Roosileht co-founded Oryx Gaming in 2010, an online gaming platform provider, where he served as CTO. From 2006 to 2008, Mr. Roosileht served as Chief Architect at Playtech Estonia, where he specifically focused on developing scalable systems. Mr. Roosileht studied Computer Science at the University of Tartu.

Sheli Rosenberg, 78, serves as a principal with Roselin Investments. Prior to January 1, 2014, Ms. Rosenberg was a member of the Skadden, Arps, Slate, Meagher & Flom LLP Real Estate Group, having joined the firm’s Chicago office in 2011. Ms. Rosenberg is the former president, chief executive officer and vice chairman of Equity Group Investments, L.L.C. (“EGI”). Ms. Rosenberg joined EGI in 1980 as the company’s general counsel and rose to become CEO before retiring in 2003. Prior to joining EGI, Ms. Rosenberg was one of six managing partners at Schiff Hardin & Waite, Chicago, specializing in real estate, finance, and corporate law, and was the first woman to become a capital partner at that firm. Ms. Rosenberg is currently a member of the board of directors of Equity Lifestyle Properties and Spirit Realty. She has been a director of Ventas, CVS, Avis,

Schwinn, Strategic Hotels & Resorts, Inc., Nanosphere, Inc., General Growth Properties, Equity Residential, Equity Office Properties among others. Ms. Rosenberg was an adjunct professor at Northwestern University’s J.L. Kellog Graduate School of Management (“Kellog School”) from 2003 until 2007. A recognized advocate for women in business, Ms. Rosenberg is a co-founder and former President of the Center for Executive Women at the Kellogg School, where she continues to serve on the Center’s steering committee. She earned a B.A. in History and Government from Tufts University, and a J.D. from Northwestern School of Law. Ms. Rosenberg’s qualifications to serve on the Board include her extensive management and public company board experience having served in various executive-level roles throughout her career.

Kyle L. Sauers, 49, will serve as RSI’s Chief Financial Officer starting in October 2020. Prior to RSI, Mr. Sauers served as the Chief Financial Officer of Echo Global Logistics (“Echo”) from 2013 to 2020 and as Senior Vice President of Finance and Controller from 2011 to 2013. Echo is a leading Fortune 1000 provider of technology-enabled technology and supply chain services. Prior to Echo, Mr. Sauers was the General Manager of Varian Medical Systems’ Security & Inspection Products Division, a result of Varian’s acquisition of Bio-Imaging Research (“BIR”) where he had served on the board of directors and as Chief Financial Officer since 2005. BIR was a leading supplier of cargo screening systems and software. Prior to BIR, Mr. Sauers spent eight years at Sphere Communications, a leading VoIP software technology company, most recently as Chief Financial Officer. Before Sphere, Mr. Sauers served in various financial management positions at APAC Customer Services, a provider of outsourced customer care and acquisition services. Mr. Sauers began his career as part of the Audit and Business Advisory Practice at Arthur Andersen LLP. Mr. Sauers graduated from the University of Illinois with a Bachelor of Science degree in Accounting.

Paul Wierbicki, 40, has been the General Counsel of LAMB since June 2015. Prior to joining LAMB, Mr. Wierbicki served as Senior Counsel, Business and Legal at AbbVie Inc. from March 2014 to May 2015 and as a Partner at Kirkland & Ellis LLP, specializing in restructuring and debt finance, from October 2011 to February 2014. Mr. Wierbicki has served on the board of directors and compensation committee of Terressentia Corporation since February 2017 and January 2018, respectively, the board of directors and as treasurer of Sutton Place Association since January 2016, and the board of directors of The Civic Federation from September 2012 to December 2015. Mr. Wierbicki earned a B.A. in Economics and Political Science from Vanderbilt University, an Advanced Professional Certificate in Law and Business from New York University, Stern School of Business and a J.D. from New York University School of Law. Mr. Wierbicki’s qualifications to serve on the Board include his extensive and varied legal and deal experience throughout his career, including his experience in the casino and gaming industries.

Harry L. You, 61, has been dMY’s Chairman since January 2020 and a Director since September 2019. Mr. You served as the executive vice president of EMC (formerly NYSE: EMC) in the office of the chairman from 2008 to 2016. From 2008 to 2016, Mr. You served as the executive vice president of EMC in the office of the chairman. In September 2016, Mr. You founded GTY (Nasdaq: GTYH), in which Mr. You served as its president, chief financial officer and director until February 2019 when GTY consummated its initial business combination, served as its president from February 2019 to May 2019 and as its chief financial officer from February 2019 through August 2019, and has served as its vice chairman since May 2019. Mr. You also served as GTY’s president from May 7, 2019 to May 20, 2019. Mr. You served as a director of Korn/Ferry International from 2004 to October 2016 and has been a trustee of the United States Olympic Committee Foundation since August 2016. Mr. You was chief executive officer of BearingPoint from 2005 to 2007. He also served as BearingPoint’s interim chief financial officer from 2005 to 2006. From 2004 to 2005, Mr. You served as executive vice president and chief financial officer of Oracle (NYSE: ORCL), and was also a member of the board of directors of Oracle Japan. From 2001 to 2004, Mr. You served as chief financial officer of Accenture. Mr. You also previously spent fourteen years on Wall Street, including serving as a managing director in the Investment Banking Division of Morgan Stanley, where he headed the Computer and Business Services Group. Mr. You has served as a member of the board of directors of Broadcom Inc. (Nasdaq: AVGO) since January 2019. Mr. You holds an M.A. in Economics from Yale University and a B.A. in Economics from Harvard College. Mr. You’s qualifications to serve on the Board include his extensive and varied deal experience throughout his career, including his experience structuring Dell’s acquisition of EMC as EMC’s executive vice president, his network of contacts in the technology sector, and his prior special purpose acquisition company experience with GTY.

Corporate Governance Guidelines and Code of Business Conduct

The Board will adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, the Board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on the Corporate Governance portion of the Company’s website. The Company will post amendments to its Code of Business Conduct and Ethics or waivers of its Code of Business Conduct and Ethics for directors and officers on the same website.

Board Composition

The Company’s business affairs will be managed under the direction of the Board. The Board will consist of nine members, divided into three classes of staggered three-year terms.

As discussed more fully under the section entitled “The Business Combination Proposal — Related Agreements — Investor Rights Agreement”, the Company will enter into the Investor Rights Agreement with dMY, the Sellers, the Founder Holders, certain current officers and directors of dMY and the Sellers’ Representative. Pursuant to the Investor Rights Agreement, for so long as the Company is a “controlled company” under the applicable rules of the New York Stock Exchange (“NYSE”), the Sellers’ Representative and the Sponsor will have the right to nominate nine (or the maximum number that may be nominated by the Sellers’ Representative without violating NYSE’s controlled company requirements) and two directors, respectively, to the board of directors of the Company, subject to certain independence and holdings requirements. In the event that the Company is no longer a “controlled company” under the applicable rules of NYSE, the Sponsor will have the right to nominate two directors and the Sellers’ Representative will have the right to nominate a number of directors equal to the greater of the number of directors permitted by NYSE or a number equal to the total number of directors multiplied by the percentage of issued and outstanding voting securities of the Company held by the Sellers and their permitted transferees at such time, in each case, subject to certain independence and holdings requirements.

Pursuant to the Investor Rights Agreement, the Sponsor and the Sellers further agree that the initial Board upon the completion of the Business Combination will be the following nine individuals: Neil Bluhm, Greg Carlin, Paul Wierbicki, Leslie Bluhm, James Gordon, Judith Gold, Sheli Rosenberg, Harry You and Niccolo de Masi. In the event that any of the nine individuals are unable or unwilling to serve as a director upon the Closing, their replacement will be designated as set forth in the Investor Rights Agreement.

The Board will be divided into three staggered classes of directors. At each annual meeting of its stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

•	the Class I directors, whose terms will expire in 2021, will be Judith Gold, Paul Wierbicki and Harry You;

•	the Class II directors, whose terms will expire in 2022, will be Leslie Bluhm, James Gordon and Sheli Rosenberg; and

•	the Class III directors, whose terms will expire in 2023, will be Neil Bluhm, Greg Carlin and Niccolo de Masi.

Pursuant to the Investor Rights Agreement, on or prior to the one-year anniversary of the Business Combination, the Board may, in its sole discretion, elect to add two additional members of the Board. The Sellers’ Representative will have the right to nominate the two additional board members, who will initially be Richard Schwartz and Meredith Bluhm-Wolf. If so nominated and appointed, Meredith Bluhm-Wolf will be a Class II director and Richard Schwartz will be a Class III director and will have a three-year term expiring at the same time as the other directors in each such individual’s class. In the event that any of the two additional individuals are unable or unwilling to serve as a director upon the Board’s election, their replacement will be designated as set forth in the Investor Rights Agreement.

Pursuant to the Investor Rights Agreement, for so long as the Sellers and their permitted transferees beneficially own 25% or more of the outstanding voting securities of the Company and no third party person or group of persons beneficially owns a percentage of outstanding voting securities of the Company greater than that beneficially owned by the Sellers and their permitted transferees, the Sellers’ Representative has the right to appoint up to three non-voting board observers to the Board, including Meredith Bluhm-Wolf, Leslie Bluhm and Andrew Bluhm, in each case, so long as he or she is not otherwise a director on the Board. Each board observer will have the right to attend Board meetings in a non-voting, observer capacity and receive copies of all notices, minutes, consents and other materials that the Company provides to the Board. No board observer will have the right to vote on any matter submitted to the Board or offer any motions or resolutions to the Board. The Company may withhold information or materials from the board observers under certain customary circumstances, including in the event of a conflict of interest.

Controlled Company Status

After completion of the Business Combination, the Sellers will control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of our Board consist of independent directors;

•

the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	requirement for an annual performance evaluation of the nominating and corporate governance and compensation committees.

Following the consummation of the Business Combination, we intend to utilize these exemptions. As a result, we may not have a majority of independent directors on our Board, our Compensation and our Nominating and Corporate Governance Committees may not consist entirely of independent directors and our Compensation and our Nominating and Corporate Governance Committees may not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the New York Stock Exchange.

Director Independence

Under the rules of NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of

NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of NYSE.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of NYSE, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of NYSE, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

The Board has undertaken a review of the independence of each director and considered whether each director of the Company has a material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, the Company anticipates that Judith Gold, James Gordon, Niccolo de Masi, Paul Wierbicki and Harry You will be considered “independent directors” as defined under the listing requirements and rules of NYSE and the applicable rules of the Exchange Act.

Other than Sheli Rosenberg and her son-in-law, Greg Carlin, and Neil Bluhm and his daughter Leslie Bluhm, there are no family relationships among any of our directors or executive officers.

Board Leadership Structure

The Company believes that the structure of the Board and its committees will provide strong overall management of the Company.

Committees of the Board

There will be three standing committees of the Board: the audit committee, the compensation committee and the nominating and corporate governance committee. It is expected that the following appointments will be made: Audit Committee: Harry You (Chair), James Gordon and Niccolo de Masi; Compensation Committee: Neil Bluhm (Chair), Greg Carlin, Niccolo de Masi and Sheli Rosenberg; and Nominating and Corporate Governance Committee: Neil Bluhm (Chair), Niccolo de Masi and Paul Wierbicki.

The responsibilities of each of the committees of the Board is described below. Members will serve on these committees until their resignation or until as otherwise determined by the Board.

Audit Committee

Harry You, James Gordon and Niccolo de Masi will serve as members of our audit committee. Under NYSE listing standards and applicable SEC rules, all of the directors on the audit committee must be independent; our board of directors has determined that each of Messrs. You, Gordon and de Masi are independent under NYSE listing standards and applicable SEC rules. Mr. You will serve as the Chairman of the audit committee. Each member of the audit committee is financially literate and our Board of Directors has determined that Mr. You qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Company’s audit committee will be responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Company’s interim and year-end financial statements;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing and overseeing the Company’s policies on risk assessment and risk management, including enterprise risk management;

•	reviewing the adequacy and effectiveness of internal control policies and procedures and the Company’s disclosure controls and procedures; and

•

approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Board will adopt a written charter for the audit committee which will be available on the Company’s website upon the completion of the Business Combination.

Compensation Committee

Neil Bluhm, Greg Carlin, Niccolo de Masi and Sheli Rosenberg will serve as members of our compensation committee. Under NYSE listing standards, as a controlled company, the Company will not be required to have a compensation committee composed entirely of independent directors. The Company will rely upon such exemption from NYSE listing standards for controlled companies and our Board of Directors has determined that Mr. de Masi is independent. Neil Bluhm will serve as Chairman of the compensation committee. The Company’s compensation committee will be responsible for, among other things:

•	reviewing, approving and determining the compensation of the Company’s officers and key employees;

•	reviewing, approving and determining compensation and benefits, including equity awards, to directors for service on the Board or any committee thereof;

•	administering the Company’s equity compensation plans;

•	reviewing, approving and making recommendations to the Board regarding incentive compensation and equity compensation plans; and

•	establishing and reviewing general policies relating to compensation and benefits of the Company’s employees.

The Board will adopt a written charter for the compensation committee, which will be available on its website upon the completion of the Business Combination.

Nominating and Corporate Governance Committee

Neil Bluhm, Niccolo de Masi, and Paul Wierbicki will serve as members of our nominating and corporate governance committee. Under NYSE listing standards, as a controlled company the Company will not be required to have a nominating and corporate governance committee comprised entirely of independent directors.

While the Company will remain able to rely upon such exemption from NYSE listing standards for controlled companies, our Board of Directors has determined that each of Messrs. de Masi and Wierbicki are independent. Neil Bluhm will serve as Chairman of the nominating and corporate governance committee. The nominating and corporate governance committee is responsible for, among other things:

•	identifying, evaluating and selecting, or making recommendations to the Board regarding, nominees for election to the Board and its committees;

•	evaluating the performance of the Board and of individual directors;

•	considering, and making recommendations to the Board regarding the composition of the Board and its committees;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of the corporate governance practices and reporting;

•	reviewing related person transactions; and

•	developing, and making recommendations to the Board regarding, corporate governance guidelines and matters.

The Board will adopt a written charter for the nominating and corporate governance committee, which will be available on its website upon the completion of the Business Combination.

Compensation Committee Interlocks and Insider Participation

None of the Company’s officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers served on the Company’s compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose officers served on the Board.

Related Person Policy of the Company

The Company will adopt a formal written policy that will be effective upon the Business Combination providing that the Company’s officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of the Company’s voting securities, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with the Company without the approval of the Company’s nominating and corporate governance committee, subject to the exceptions described below.

A related person transaction is generally a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee or director are not covered by this policy.

Under the policy, the Company will collect information that the Company deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder, to enable the Company to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Code of Business Conduct, employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

The policy will require that, in determining whether to approve, ratify or reject a related person transaction, the Company’s audit committee, or other independent body of the Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the Company’s best interests and those of the Company’s stockholders, as the Company’s audit committee, or other independent body of the Board, determines in the good faith exercise of its discretion. The Company’s audit committee has determined that certain transactions will not require the approval of the audit committee including certain employment arrangements of officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis and transactions available to all employees generally.

Limitation on Liability and Indemnification Matters

The Proposed Charter that will become effective prior to the Closing on or prior to the Closing Date contains provisions that limit the liability of the Company’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors will not be personally liable to the Company or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the Company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

The Proposed Charter that will become effective prior to the Closing on or prior to the Closing Date and our bylaws provide that the Company is required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. The Proposed Charter and the Company’s bylaws also provide that the Company is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Company would otherwise be permitted to indemnify him or her under Delaware law. The Company expects to enter into agreements to indemnify our directors, executive officers and other employees as determined by our Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Company believes that these bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Company will also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Company’s Proposed Charter and bylaws may discourage stockholders from bringing a lawsuit against the Company’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the Company’s directors and officers, even though an action, if successful, might benefit the Company and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Company pays the costs of settlement and damage.

EXECUTIVE COMPENSATION

dMY

Prior to the consummation of the Business Combination, none of our executive officers or directors received any cash compensation for services rendered to us. Our Sponsor, executive officers, directors, and their respective affiliates are reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, executive officers, directors and our or their respective affiliates. We note that certain named executive officers have economic interests in our Sponsor. For more information about the interests of our Sponsor in the Business Combination, please see the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

RSI

This section provides an overview of RSI’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

For the year ended December 31, 2019, RSI’s named executive officers (“Named Executive Officers” or “NEOs”) were:

•	Greg Carlin, Chief Executive Officer

•	Richard Schwartz, President

•	Mattias Stetz, Chief Operating Officer

The objective of RSI’s executive compensation program is to provide a total compensation package that will enable RSI to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our equity holders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward Named Executive Officers for performance. The board of directors of RSI has historically determined the compensation for RSI’s Named Executive Officers.

Historically, Mr. Carlin has been compensated with a base salary from both RSG and LAMB Capital Advisors, LLC and profits interest awards, but the parties expect Mr. Carlin to enter into an employment agreement with RSI prior to or concurrently with the consummation of the Business Combination.

For 2019, the executive compensation program for RSI’s NEOs (other than Mr. Carlin) consisted of base salary and incentive compensation (delivered in the form of annual cash bonuses and profits interest awards); Mr. Carlin’s compensation was delivered exclusively in the form of a profits interest award. Each component of the executive compensation program is described below:

Base Salary — Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance.

Annual Cash Bonus — RSI maintains a discretionary annual cash bonus plan. Annual cash bonuses are paid to incentivize the achievement of qualitative and quantitative performance metrics, with the amount of an annual cash bonus (if any) determined at the discretion of RSI’s board of directors and typically paid in December of the applicable performance year or, for certain executives, the first half of the following year.

Profits Interest Awards — We previously granted one time awards of profits interests to our Named Executive Officers.

Summary Compensation Table

Name and Position	Fiscal Year	Salary ($)	Profits Interests Grant ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Non-Equity
Greg Carlin	2019	$—	$6,064,975	$—	$—	$—
Chief Executive Officer	2018	$—	$—	$—	$—	$—
Richard Schwartz	2019	$377,000	$4,574,474	$169,250	$—	$—
President	2018	$368,000	$—	$156,400	$—	$—
Mattias Stetz	2019	$300,000	$1,829,790	$150,000	$—	$—
Chief Operating Officer	2018	$290,000	$—	$145,000	$—	$—

(1)

The amounts in this column represent the aggregate grant-date fair value of profits interests awards granted to each NEO, computed in accordance with FASB ASC Topic 718 as of December 31, 2019. See Note 7 to RSI’s audited consolidated financial statements included elsewhere in this proxy statement for a discussion of all assumptions made by us in determining the grant-date fair value of our equity awards.

(2)	Reflects payments to the NEOs in accordance with our discretionary annual cash bonus plan.

Benefits and Perquisites

In 2019, our Named Executive Officers participated in the same broad-based benefit programs offered to other RSI employees, including healthcare and dental plans and a 401(k) program.

Outstanding Equity Awards at 2019 Year End

The following table presents information regarding outstanding equity awards held by RSI’s Named Executive Officers as of December 31, 2019.

	Grant Date	Number of Profits Interests (#)	Participation Threshold ($)
Greg Carlin	12/19/2019	2,714,850	$0
Richard Schwartz	12/19/2019	2,486,127	$0
Mattias Stetz	12/19/2019	994,451	$0

In connection with the Business Combination and prior to the consummation thereof, RSI will effectuate a recapitalization, pursuant to which the profits interest award held by Mr. Carlin (i.e., the Common A-2 Units), and the profits interest award held by each of Messrs. Schwartz and Stetz (i.e., the Common B-1 Units) will be converted or exchanged (whether by direct exchange, merger or otherwise) into a number of Company Units designated as “Class A Common Units” in the amounts determined in accordance with the Recapitalization Agreement and to be set forth in the Company A&R LPA (as such terms are defined in the Business Combination Agreement), the result of which will be that each NEO will hold a single class of equity (“Company Units”) as of immediately prior to the consummation of the Business Combination. In connection with the consummation of the Business Combination, dMY Technology Group, Inc. will issue each NEO one share of Buyer Class V Voting Stock (as defined in the Business Combination Agreement) in exchange for one Company Unit, in accordance with, and as set forth in more detail in, the Business Combination Agreement.

Employment Arrangements

Mr. Schwartz previously entered into an employment agreement in connection with his appointment as President. The employment agreement with Mr. Schwartz provides for an annual base salary of $377,000 and entitles him to participate in the Company’s discretionary annual bonus plan, with a target annual cash bonus opportunity equal to 50% of his then current base salary for the relevant plan year, and with the actual annual cash bonus paid ranging from 0% to 80% of his base salary for the relevant plan year. If Mr. Schwartz is terminated without “cause” or if Mr. Schwartz resigns for “good reason”, he will be entitled to a severance payment equal to six months of his base salary, subject to his compliance with certain restrictive covenants (including non-competition, non-interference with and non-solicitation of stakeholders, and non-solicitation and non-hire of employees and other service providers, non-disparagement, confidentiality and assignment of inventions). Pursuant to the employment agreement, the Company has the option to extend Mr. Schwartz’s non-compete obligations for an additional six months (i.e., until the first anniversary of his termination date) in exchange for an additional severance payment equal to six months of his base salary.

Under Mr. Schwartz’s employment agreement, “cause” means the occurrence of any of the following events: (i) any material failure by Mr. Schwartz to comply with any applicable law or regulation in performing his obligations under the employment agreement, the Agreement of Limited Partnership of Rush Street Interactive, LP (the “Operating Agreement”) or in connection with Mr. Schwartz’s conduct of the RSG Companies’ (as defined below) business; (ii) any act or omission by Mr. Schwartz against any RSG Company involving fraud, material dishonesty or conflict of interest in connection with the conduct of such company’s business; (iii) any grossly negligent or willful act or grossly negligent or willful omission by Mr. Schwartz that materially adversely affects any RSG Company; (iv) conviction of Mr. Schwartz, or his pleading guilty or nolo contendere to, or his indictment (where such indictment is not dismissed or otherwise resolved favorably to him within six months) of, any felony or charge that would result in material disrepute to any RSG Company, including any financial offense or any offense that would be reasonably likely to adversely affect any RSG Company’s reputation with any licensing or regulatory authority; (v) any willful failure by Mr. Schwartz to perform his duties or the lawful directions of the General Partner of Rush Street Interactive, LP (the “General Partner”) that results in harm to the Company, in each case, after having been given notice of such failure and a reasonable opportunity to cure, to the extent such matter is reasonably capable of being cured; (vi) the material breach of this employment agreement or the Operating Agreement, after having been given notice of such breach and a reasonable opportunity to cure, in each case, to the extent such matter is capable of being cured; or (G) any material breach, non-performance or non-observance by Mr. Schwartz of any restrictive covenants to which he is bound, after having been given notice of such breach and a reasonable opportunity to cure, in each case, to the extent such matter is capable of being cured. To the extent Mr. Schwartz believes that he have been improperly terminated for “cause”, then in such circumstance, he may initiate the mediation and arbitration process set forth in his employment agreement. “RSG Companies” means RSI Investors, LLC, Rush Street Interactive, LP, Rush Street Interactive LLC, Rush Street Gaming, LLC and all of their present and future direct and indirect subsidiaries and affiliates.

Under Mr. Schwartz’s employment agreement “good reason” means the occurrence of any of the following events: (i) a failure of the Company to pay Mr. Schwartz base salary or provide him any benefits owed to him in accordance with the terms of the employment agreement; (ii) any breach of applicable law or regulation by the Company in relation to his employment, or any breach of a Company or General Partner obligation under the employment agreement or the Operating Agreement; (iii) the material diminution in Mr. Schwartz’s title, duties or authority from those set forth in his employment agreement without his prior written consent, provided, that the Company’s reduction in the scope of its business or the number of properties it manages or jurisdictions in which it operates any online gaming operation shall not constitute “good reason”; or (iv) any relocation of the Company’s corporate headquarters from Chicago, Illinois that would require Mr. Schwartz to relocate his family residence outside of the Chicago metropolitan area. Notwithstanding the foregoing, no termination of Mr. Schwartz’s employment shall constitute a termination for “good reason” unless (a) Mr. Schwartz gives the Company notice of the existence of an event described in clauses (i) through (iii) above within thirty days following the occurrence thereof, (b) the Company does not remedy such event (if capable of remedy) described in clause (i) through (iii) above, as applicable, within thirty days of receiving the notice described in the preceding clause (a), and (c) Mr. Schwartz terminates employment within ten days of the end of the cure period specified in clause (b), above.

Mr. Stetz previously entered into an offer letter in connection with his appointment as Chief Operating Officer. The offer letter with Mr. Stetz provides for an annual base salary of $275,000 and entitles him to participate in the Company’s discretionary annual cash bonus plan, with a target annual cash bonus opportunity equal to 50% of his base salary for the relevant plan year. If Mr. Stetz is terminated by the Company without “cause”, he will be entitled to a severance payment equal to six months of his base salary, subject to his compliance with certain restrictive covenants (which are generally the same as those that apply to Mr. Schwartz) and execution of a severance and release agreement.

Under Mr. Stetz’s offer letter, “cause” means Mr. Stetz’s (i) failure to abide by the Company’s policies and procedures, (ii) misconduct, gross negligence, insubordination, or inattention to the Company’s business; (iii) failure to perform the duties required of him up to the standards established by the Company or other material breach of the terms of his offer letter or (iv) failure or inability to obtain and maintain all permits and licenses required by the statutes, rules and regulations relating to gaming in jurisdictions where the Company has operations or seeks to have operations (the “Gaming Laws”), as well as to assist the Company in satisfying the requirements of the Gaming Laws.

New Chief Financial Officer

RSI has entered into an offer letter agreement with Kyle L. Sauers (the “Sauers Letter”), pursuant to which Mr. Sauers will serve as the Chief Financial Officer of the Company, starting on or before October 23, 2020 (the “Sauers Start Date”). Pursuant to the Sauers Letter, RSI will generally provide Mr. Sauers with (a) an annual base salary of $450,000, (b) a one-time signing bonus equal to $250,000, (c) eligibility to participate in the Company’s discretionary bonus plan with a target annual bonus equal to 80% of base salary and with the actual bonus payment amount to be equal to an amount between 40% and 120% of base salary based on the achievement of corporate/financial and individual objectives, (d) eligibility to receive annual awards of stock options or shares/units under the long-term incentive compensation plan to be established by the Company with a value of annual awards equal to two times Mr. Sauers’ base salary, subject to both time-based and performance-based vesting and with the first such award to be made no later than June 30, 2021, and (e) eligibility to participate in any employee benefit plans generally available to RSI employees. Additionally, as soon as practicable following the Business Combination, the Sauers Letter provides Mr. Sauers with eligibility to receive, subject to the closing of the Business Combination, a one-time award of restricted shares in dMY valued at $2,562,500 on the grant date based on the 20-day trailing average stock price of dMY prior to the Sauers Start Date, with such stock price being subject to a minimum price of $12 per share and a maximum price of $13 per share, and with $762,500 of the value of such award vesting immediately following the Sauers Start Date and the remaining $1,800,000 vesting in equal installments on the first four anniversaries of the Sauers Start Date. In the event that the Business Combination is not consummated prior to March 31, 2021, RSI has agreed to provide Mr. Sauers with interests in RSI such that he would own an equivalent percentage to the percentage of ownership he would have received in dMY at a per share price of $12. Under a separate restrictive covenant agreement, Mr. Sauers is subject to certain restrictive covenants, including, but not limited to, confidentiality, nondisparagement and employment term and 18-month post-employment noncompete and nonsolicitation of customers and employees.

In the event that Mr. Sauers’s employment is terminated prior to a “change in control” (as defined in the Company’s policies and excluding the Business Combination) either by RSI without “cause” or by Mr. Sauers for “good reason” (each as defined below) subject to his timely execution and non-revocation of a general release of claims in favor of the Company and continued compliance with his restrictive covenant obligations (as described above), the Sauers Letter provides Mr. Sauers with eligibility to receive (a) a prorated portion of his annual bonus for the year of termination based on actual performance, (ii) a cash severance payment equal to the sum of his annualized base salary and target bonus over a 12 months period (or in a lump sum at the Company’s discretion), (iii) payment of COBRA health care continuation premiums for up to 12 months, and (iv) partial accelerated vesting of his unvested time-based equity awards that would have otherwise vested within 12 months following the date of termination, with any performance-based equity awards being earned in a prorated portion of such award based on the portion of the applicable performance period that Mr. Sauers was employed and calculated according to actual performance as determined at the end of the applicable performance period.

In the event that Mr. Sauers’s employment is terminated within the twelve months following a “change in control,” either by RSI without “cause” or by Mr. Sauers for “good reason,” subject to his timely execution and non-revocation of a general release of claims in favor of the Company and continued compliance with his restrictive covenant obligations, as described above, the Sauers Letter provides Mr. Sauers with eligibility to receive (a) a prorated portion of his annual bonus for the year of termination based on actual performance, (ii) a lump sum cash severance payment equal to twice the sum of his annualized base salary and target bonus amount, (iii) payment of COBRA health care continuation premiums for up to 12 months, and (iv) accelerated vesting of all of his unvested time-based equity awards and the assumption, conversion or replacement of his performance-based awards with substantially similar awards or, if such awards are not assumed, converted or replaced, vesting in full of such awards at the greater of target or actual performance through the date of the “change in control.”

Under the Sauers Letter, “cause” means (a) willful failure to substantially perform the lawful instructions of the Company (other than as a result of total or partial incapacity due to physical or mental illness) following the Company’s written notice to Mr. Sauers of such failure and Mr. Sauers failing to cure such failure within 10 days; (b) theft or embezzlement of Company property; (c) dishonesty in the performance of Mr. Sauers’ duties resulting in material harm to the Company; (d) failure or inability to obtain or maintain required licenses/permits as required by any applicable statute, rule, or regulation relating to gaming in jurisdictions where the Company has operations or seeks to have operations, provided that if curable, Mr. Sauers will have the opportunity to avail himself of any appeal of any denied license or permit provided that Mr. Sauers is permitted to continue working for the Company during such appeal period; (e) inability to work for the Company at the direction of any applicable gaming board or commission; (f) engaging in any act that constitutes (i) a felony under the laws of the United States or any state or federal district thereof or, where applicable, any other equivalent offence (including a crime subject to a custodial sentence) under the laws of any applicable jurisdiction, or (ii) any other crime involving moral turpitude; (g) willful or gross misconduct in connection with the exercise or failure to exercise Mr. Sauers’ duties which, in the reasonable good faith judgment of the Company, could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company or its affiliates; or (h) breach of the provisions of any restrictive covenant with the Company or its affiliates.

Under the Sauers Letter, “good reason” means any of the following occurrences, which the Company fails to cure within 30 days of Mr. Sauers giving written notice of any event that would constitute “good reason”: (a) a material diminution in Mr. Sauers’ base salary or annual bonus opportunity; (b) a material diminution in Mr. Sauers’ authority, duties or responsibilities; (c) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Mr. Sauers is directed or required to report; (d) a material change in the geographic location (in excess of 50 miles) at which Mr. Sauers is required to perform the services required by his position; or (e) any other action or inaction that constitutes a material breach of any agreement under which Mr. Sauers provides services to the Company.

Potential Payments Upon Termination or Change of Control

The following table sets forth information concerning severance payments to be made to Mr. Schwartz and Mr. Stetz in connection with certain qualifying terminations of employment, based on a termination date of December 31, 2019. As of the date hereof, Mr. Carlin is not eligible to receive any payments or benefits in connection with a termination of his employment. The below table only includes information for employment termination events that trigger severance-related payments, and assumes that each NEO below will take all action necessary or appropriate for such NEO to receive the maximum available benefit, such as the timely execution of a general release of claims. Additional descriptions of the terms of our agreements with our NEOs are set forth above in “Executive Compensation — RSI — Employment Agreements.” The precise amount that each NEO below would receive cannot be determined with certainty until a termination or change in control has occurred. None of our NEOs are eligible to receive any payments, benefits or accelerated vesting upon a change in control.

Name	Event	Salary Continuation ($)	Total Termination Payments ($)
Richard Schwartz President	Termination without “cause” or for “good reason”	188,500	188,500
	Termination without “cause” or for “good reason” with extended non-compete obligations	377,000	377,000
Mattias Stetz Chief Operating Officer	Termination without “cause”	137,500	137,500

Director Compensation

Historically, the directors who served on RSI’s board of directors in 2019 did not receive any form of compensation (including, without limitation, in the form of equity awards), other than customary reimbursement for fees and expenses associated with participation in meetings.

New Director Compensation Program

In connection with the Business Combination, RSI intends to adopt a new board of directors compensation program that is expected to be designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage their ownership of RSI stock to further align their interests with those of our stockholders.

RSI Plan

Prior to the consummation of the Business Combination, we expect that our Board will approve and adopt, subject to shareholder approval, the Rush Street Interactive, Inc. 2020 Omnibus Equity Incentive Plan, under which we would be authorized to grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. A copy of the Plan is attached to this proxy statement as Annex C. For a summary of the material terms of the Plan, see “The Incentive Plan Proposal” section of this proxy statement.

Material Terms of the Plan

The material terms of the Plan, as currently contemplated by our Board, are summarized below.

General. The purposes of the Plan are to enable the Company and its affiliates to attract and retain the types of employees, consultants and independent directors who will contribute to the Company’s long range success, provide incentives to align the interests of employees, consultants and independent directors with those of the stockholders of the Company, and promote the success of the Company’s business. These incentives are provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance share awards, cash awards and other equity-based awards.

Authorized Shares. The total number of shares of Class A Common Stock that will be authorized and reserved for issuance under the Plan will equal 13,400,000 shares of Class A Common Stock, representing approximately 6% of the shares of Company common stock as of the closing of the Business Combination (on a fully earned, as-converted basis, including (x) shares of Class V Voting Stock issuable upon the exchange by the Sellers of their shares Class V Voting Stock for shares of Class A Common Stock and (y) shares issuable in connection with the exercise of our 18,100,000 outstanding warrants). In addition, shares subject to awards granted under the Plan that expire or are otherwise canceled, forfeited or terminated without the issuance of the full number of shares of Class A Common Stock to which the award related will again be available for issuance under the Plan. In addition, shares subject to an award under the Plan will be deemed to constitute shares not issued to a participant and shall be deemed to again be available for issuance or delivery under the Plan if such shares are (i) shares tendered in payment of an option; (ii) shares delivered or withheld by the Company to satisfy tax withholding obligations; or (iii) shares covered by a stock-settled stock appreciation right or other award that were not issued upon the settlement of the award. RSI currently anticipates that the shares reserved for issuance under the Plan will be awarded over a time period of no less than three years following the consummation of the Business Combination; however, to the extent market conditions change or RSI is required to hire additional employees, it may need to accelerate the issuance of such awards.

Adjustments to Shares Subject to the Plan. In the event of any changes in the outstanding Class A Common Stock or in the capital structure of the Company by reason of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Class A Common Stock, other securities or other property), a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of shares of Class A Common Stock or other securities of the Company or similar corporate transaction or event that affects the shares of common stock (including a “change in control”), or (b) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations, or other requirements, that the compensation committee determines, in its sole discretion, could result in dilution or enlargement of the rights intended to be granted to, or available for, participants, the administrator (as defined below) may, in respect of any such adjustment event, make such proportionate substitution or adjustment, if any, as it deems equitable, to, among other things, the aggregate number of shares and types of securities as to which the awards may be granted, the number of shares covered by each outstanding award and the exercise price for each related outstanding option and stock appreciation right.

Administration. The compensation committee of the Board will administer the Plan (referred to as the “administrator”); provided that to the extent the Board desires to comply with the exemption requirements of Rule 16b-3 of the Exchange Act with respect to any insider subject to Section 16 of the Exchange Act, such committee shall consist of at least two members of the Board, each of whom qualifies as a non-employee director under Rule 16b-3 of the Exchange Act. The compensation committee of the Board may establish one or more sub-committees to administer the Plan with respect to separate classes of grantees. Subject to the provisions of the Plan, the administrator has the power to administer the Plan, including but not limited to, the authority to (i) designate participants and determine the types of awards and the number of shares of common stock or amount of cash to be covered by an award; (ii) determine the terms and conditions of any award, including whether, to what extent and under what circumstances awards may be vested, settled, exercised, cancelled or forfeited and the treatment of an award upon a termination of employment or service; (iii) modify, waive or adjust any term or condition of an award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the award, early termination of a performance period or modification of any other condition or limitation regarding an award; (iv) construe, interpret and administer the Plan and any award agreement and promulgate, amend, and rescind rules and regulations relating to the administration of the Plan. The administrator’s interpretation and construction of any provisions of the Plan or any award are final, binding and conclusive unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

Eligibility. Awards may be granted to directors, employees, consultants and advisors of the Company or any of its affiliates, and any individuals whom the administrator determines are reasonably expected to become directors or employees consultants and advisors of the Company or its affiliates following the date of grant of an award under the Plan. Incentive stock options may be granted only to employees who, as of the time of grant, are employees of the Company or any parent or subsidiary corporation of the Company. As of the date of this proxy statement, approximately 49 individuals will be eligible to participate in the Plan, which includes approximately 42 employees, 4 non-employee directors, and 3 consultants/advisors of the Company.

Options. Stock options in the form of non-qualified stock options or incentive stock options may be granted under the Plan. The administrator determines the number of shares subject to each option. The administrator determines the exercise price of options granted under the Plan; provided that the exercise price must at least be equal to the fair market value of the Company’s Class A Common Stock on the date of grant, except in connection with the grant of options granted in connection with an assumption or substitution for another option in a manner satisfying the provisions of the Internal Revenue Code of 1986, as amended (the “Code”). The term of a stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of the Company’s outstanding stock, the term of an incentive stock option must not exceed five years and the exercise price must equal at least 110% of the fair market value of the Company’s Class A Common Stock on the grant date. The grantee may pay the exercise price of an option (i) in cash, (ii) by certified check or (iii) by such method as the administrator approves, including a “cashless” exercise program established with a broker. Subject to the terms of the applicable award agreement, the consideration received or to be received for the grant or extension of an option may include cash, stock or other property, as determined by the compensation committee. After the termination of service of a grantee other than due to death or disability, his or her option will remain exercisable for three months except as otherwise provided in the award agreement. After the termination of service of a grantee due to death or disability, the option will remain exercisable for 12 months unless otherwise provided in the award agreement. Upon a termination for cause, all options cease to be exercisable immediately on the date of termination. An option may not be exercised later than the expiration of its term. Subject to the provisions of the Plan, the administrator determines the other terms of options.

Stock Appreciation Rights. Stock appreciation rights may be granted under the Plan. Each share of Class A Common Stock subject to a stock appreciation rights allow the recipient to receive the appreciation in the fair market value of the Company’s Class A Common Stock over the exercise price specified in the award agreement between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. The exercise price for a stock appreciation right may not be less than 100% of the fair market value of one share of Class A Common Stock on the date of grant. Subject to the provisions of the Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable.

Restricted Stock Awards. Restricted stock may be granted under the Plan. Restricted stock awards are grants of shares of the Company’s Class A Common Stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director, consultant or advisor and, subject to the provisions of the Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to the Company); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting rights with respect to such shares upon grant unless the administrator provides otherwise. Recipients of restricted stock awards are not entitled to receive any dividends with respect to such shares until the shares become vested. The administrator may provide that any dividends paid on restricted stock awards must be reinvested in shares of common stock, which are subject to the same vesting conditions applicable to the restricted stock awards.

Restricted Stock Units and Deferred Stock Units. Restricted stock units may be granted under the Plan. Restricted stock units are a hypothetical unit of Class A Common Stock having a value equal to the fair market value of an identical number of shares of Class A Common Stock. Subject to the provisions of the Plan, the administrator determines the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to the Company) and the form and timing of payment. Restricted stock units that have a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an award agreement are referred to as deferred stock units. Holders of restricted stock units and deferred stock units do not have any rights as stockholders but the administrator may provide in an award agreement that such holders are entitled to receive cash payments equal to the per-share dividend paid on common stock which will be distributed upon vesting of the restricted stock unit.

Dividend Equivalent Rights. Dividend equivalent rights may be granted under the Plan with respect to each restricted stock unit and deferred stock unit. Dividend equivalent rights are entitlements to receive credits based on cash and stock dividends that would have been paid on the shares of Class A Common Stock subject to each restricted stock unit or deferred stock unit award granted to a participant as though such shares had been issued to and held by the grantee. Dividend equivalent rights may not be granted in connection with stock options or stock appreciation rights. Subject to the terms of the Plan, the administrator determines the terms and conditions of any dividend equivalent rights granted with respect to awards under the Plan, provided that dividend equivalent rights are subject to the same vesting requirements as the underlying awards and will only be paid at the time or times such vesting requirements are satisfied. If a restricted stock unit or deferred stock unit is forfeited, any right to a dividend equivalent shall likewise be forfeited.

Performance Share Awards and Other Equity-Based Awards and Cash Awards. The Plan allows the administrator to grant performance share awards, as well as other equity-based awards and cash awards. The terms of any such awards will be subject to an award agreement setting forth the conditions, terms and form of such awards.

Transferability of Awards. The Plan allows for the transfer of awards (other than incentive stock options), in the sole discretion of the administrator and for no consideration, to the grantee’s immediate family or any trust or other entity in which more than 50% of the beneficial interests or voting interests, respectively, are owned by such immediate family members, or such other transferees as permitted by the administrator.

Grants to Non-Employee Directors. Grants made to non-employee directors may be in any form other than incentive stock options. The fair value of any awards granted to a non-employee director, including cash compensation in respect of such director’s service, may not exceed $250,000 in any one calendar year, provided that the disinterested directors may provide for exceptions to this limit for a non-employee director.

Change in Control. The Plan provides that, except as otherwise set forth in an award agreement, in the event of a “change in control” (as defined under the Plan), each outstanding award will be treated as the administrator determines, including substitution or assumption of awards, acceleration of exercisability or lapse of restrictions, termination of awards or a period of time (not required to be more than 10 days) for participants to exercise (if applicable) outstanding awards prior to the occurrence of such termination, or cancellation and payment to the participant of the value of such awards.

Amendment; Termination. The Board has the authority to amend the Plan from time to time; provided that under applicable law and the requirements of a stock exchange on which the Company’s equity securities may be listed, stockholder consent may be required to: (i) increase the maximum number of shares as to which awards may be granted, except for adjustments in connection with certain events specified in the Plan, (ii) materially expand the eligible participants or (iii) adopt any amendment constituting a change requiring stockholder approval under applicable laws or applicable listing requirements. Additionally, no amendment may materially adversely affect any outstanding award without consent of the impacted grantee. The Plan automatically will terminate in 2030, unless earlier terminated by the Board.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our voting common stock as of the record date (pre-Business Combination) and (ii) the expected beneficial ownership of our voting common stock immediately following the Closing (subject to customary closing adjustments contained in the Business Combination Agreement), assuming that:

(a) (1) none of the holders of public shares of Class A Common Stock exercise their redemption rights, (2) the parties to the Business Combination Agreement incur $30 million of transaction expenses, (3) the Put-Calls are in effect as of the Closing and are validly exercised shortly following the Closing or are not in effect, (4) the maximum amount of Purchased RSI Units are purchased from the Sellers (other than the Put-Call Sellers) (i.e., $99,235,500 if the Put-Calls are in effect or $125,000,000 if the Put-Calls are not in effect) at Closing, (5) none of the 1,205,937 Founder Holders Forfeiture Shares are forfeited because the Available Closing Date Cash exceeds $245,000,000, (6) the Earnout Shares are excluded unless and until such shares become earned in accordance with the Business Combination Agreement, (7) there is no exercise at the Closing of the Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share, which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination under the Warrant Agreement governing such warrants, (8) none of the parties set forth above purchase shares of Class A Common Stock in the open market, (9) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (10) there are no issuances of any shares of the Company’s Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the Plan (“Scenario A”) and alternatively that

(b) (1) all of the holders of public shares of Class A Common Stock exercise their redemption rights (representing the maximum amount of public shares that can be redeemed to satisfy the Maximum Cash Condition), (2) the parties to the Business Combination Agreement incur $30 million of transaction expenses, (3) the Put-Calls are in effect as of the Closing but there are no Put-Call Units due to insufficient excess cash or are not in effect, (4) no Purchased RSI Units are purchased from the Sellers due to insufficient excess cash, (5) per the Business Combination Agreement and the Founder Holders Forfeiture Agreement, the Initial Stockholders forfeit (on a pro rata basis) 1,205,937 Founder Holders Forfeiture Shares in the aggregate as the Available Closing Date Cash does not exceed $160,000,000, (6) the Earnout Shares are excluded unless and until they are earned in accordance with the Business Combination Agreement, (7) there is no exercise at the Closing of the Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share, which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination under the Warrant Agreement governing such warrants, (8) none of the parties set forth above purchase shares of Class A Common Stock in the open market, (9) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (10) there are no issuances of any shares of the Company’s Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the Plan (“Scenario B”).

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pursuant to our Charter, each share of Class A Common Stock and each share of Class B Common Stock entitles the holder to one vote per share. Pursuant to the Proposed Charter, each share of Class V Voting Stock, representing a non-economic interest in the Company, will entitle the holder to one vote per share. The table below represents beneficial ownership of voting common stock, comprised of Class A Common Stock, Class B Common Stock (which shares, upon the Closing, will be automatically converted into shares of Class A Common Stock in accordance with the Charter), and Class V Voting Stock.

The beneficial ownership of our voting common stock prior to the Business Combination is based on 28,750,000 shares of common stock outstanding as of [●], 2020, of which 23,000,000 shares were Class A Common Stock and 5,750,000 shares were Class B Common Stock.

The beneficial ownership of our voting common stock after the Business Combination, making the assumptions with respect to Scenario A as described above, is based on 188,580,189 shares of common stock outstanding, of which 43,580,189 shares will be Class A Common Stock and 145,000,000 shares will be Class V Voting Stock. The beneficial ownership of our voting common stock after the Business Combination, making the assumptions with respect to Scenario B as described above, is based on 179,831,250 shares of common stock outstanding, of which 22,331,250 shares will be Class A Common Stock and 157,500,000 shares will be Class V Voting Stock.

The expected beneficial ownership percentages set forth below do not take into account (i) warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing 30 days after the Closing), (ii) Earnout Shares that may become earned in accordance with the terms and conditions of the Business Combination Agreement, in which event, such shares will be entitled to one vote per share, (iii) the 1,205,937 Founder Holders Forfeiture Shares, which are not entitled to vote unless and until it is determined that such shares will not be forfeited by the Initial Stockholders in accordance with the terms of the Founder Holders Forfeiture Agreement, or (iv) the issuance of any shares upon completion of the Business Combination under the Plan, a copy of which is attached to this proxy statement as Annex C.

			After the Business Combination
	Prior to the Business Combination		Scenario A (No Redemptions)		Scenario B (Maximum Redemptions)
Name and Address of Beneficial Owners	Number of Shares	%	Number of Shares	%	Number of Shares	%
Current Executive Officers and Directors(1)
dMY Sponsor, LLC(2)(3)	5,675,000	19.74%	4,478,006	2.37%	3,287,799	1.83%
Harry L. You(2)(3)	5,675,000	19.74%	4,478,006	2.37%	3,287,799	1.83%
Niccolo de Masi	—	—	—	—	—	—
Darla Anderson	25,000	*	19,727	*	14,484	*
Francesca Luthi	25,000	*	19,727	*	14,484	*
Charles E. Wert	25,000	*	19,727	*	14,484	*
All Current Executive Officers and Directors as a Group (Five Individuals)	5,750,000	20.00%	4,537,187	2.41%	3,331,250	1.85%
Executive Officers and Directors After the Business Combination(4)
Greg Carlin(5)	—	—	30,934,312	16.40%	33,287,415	18.51%
Richard Schwartz(6)	—	—	7,497,660	3.98%	8,692,128	4.83%
Mattias Stetz(6)	—	—	2,684,101	1.42%	3,311,295	1.84%
Einar Roosileht(6)	—	—	2,684,101	1.42%	3,311,295	1.84%
Leslie Bluhm	—	—	—	—	—	—
Neil Bluhm(7)	—	—	98,828,288	52.41%	106,345,931	59.14%
Niccolo de Masi	—	—	—	—	—	—
Judith Gold(8)	—	—	512,843	*	551,853	*
James Gordon	—	—	400,002	*	400,002	*
Sheli Rosenberg	—	—	—	—	—	—
Paul Wierbicki(8)	—	—	128,211	*	137,963	*
Harry L. You(2)(3)	5,675,000	19.74%	4,478,006	2.37%	3,287,799	1.83%
All Executive Officers and Directors After the Business Combination as a Group (Eight Individuals)	5,675,000	19.74%	148,146,613	78.56%	159,324,702	88.60%
5% Holders:
Greg Carlin(5)	—	—	30,934,312	16.40%	33,287,415	18.51%
Neil Bluhm(7)	—	—	98,828,288	52.41%	106,345,931	59.14%

*	less than 1%

(1)	Unless otherwise noted, the business address of each of the entities or individuals listed is 1180 North Town Center Drive, Suite 100 Las Vegas, Nevada 89144.
(2)

Comprised of (i) prior to the Business Combination, 5,675,000 shares of Class B Common Stock, (ii) following the Business Combination making the assumptions in Scenario A described above, 4,478,006 shares of Class A Common Stock and (iii) following the Business Combination making the assumptions in Scenario B described above, 3,287,799 shares of Class A Common Stock. Does not include 6,600,000 shares of Class A Common Stock underlying private placement warrants that may not become exercisable within 60 days of the date hereof.

(3)

dMY Sponsor, LLC is the record holder of the shares reported herein. Each of dMY’s current officers and directors are among the members of the Sponsor, and Mr. You is the manager of the Sponsor. Mr. You has voting and investment discretion with respect to the common stock held of record by the Sponsor. Each of dMY’s current officers and directors other than Mr. You disclaims any beneficial ownership of any shares held by the Sponsor.

(4)	Unless otherwise noted, the business address of each of the entities or individuals listed is 900 N. Michigan Avenue, Chicago, Illinois 60611
(5)	Represents the aggregate number of shares of Class V Voting Stock held by Greg Carlin in his individual capacity and by the Greg and Marcy Carlin Family Trust.
(6)

Represents the aggregate number of shares of Class V Voting Stock held by such person following the forfeiture by such person of the number of shares of Class V Voting Stock that corresponds to the number of Put-Call Units that are the subject of such person’s Put-Call Agreement.

(7)	Represents the aggregate number of shares of Class V Voting Stock held by Neil Bluhm and the NGB 2013 Grandchildren’s Dynasty Trust.
(8)

Includes the number of shares of Class V Voting Stock that will be held by such person after the dissolution and liquidation of RSI Investors, LLC, which prior to Closing is the direct holder of the underlying RSI Units. The shares beneficially owned by Judith Gold are held of record and registered to her husband, Dan Kotcher.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

dMY’s Related Party Transactions

Founder Shares

On November 27, 2019, the Sponsor paid for certain offering costs for an aggregate price of $25,000 in exchange for issuance of 5,750,000 founder shares. The initial stockholders agreed to forfeit up to 750,000 founder shares to the extent that the over-allotment option was not exercised in full by the underwriters in the IPO. The forfeiture would be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the founder shares will represent 20.0% of the Company’s issued and outstanding shares after the IPO. The underwriter exercised its over-allotment option in full; thus, no founder shares were forfeited.

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of the founder shares until the earlier to occur of: (i) one year after the completion of the initial business combination and (ii) the date following the completion of the initial business combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Company’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, the founder shares will be released from the lockup.

Private Placement Warrants

On February 25, 2020, simultaneously with the consummation of the IPO, the Company consummated the private placement of 6,600,000 private placement warrants, at a price of $1.00 per private placement warrant, to the Sponsor, generating proceeds of $6.6 million.

Each whole private placement warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the private placement warrants to the Sponsor was added to the proceeds from the IPO held in the trust account. If the Company does not complete a business combination be February 25, 2022, the private placement warrants will expire worthless. The private placement warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors has agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants until 30 days after the completion of the initial business combination.

Related Party Loans

On November 27, 2019, the Sponsor agreed to loan the Company an aggregate of up to $200,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the IPO. Prior to the consummation of the IPO, the Company borrowed approximately $90,000 under the Note. On March 19, 2020, the Company repaid the Note in full to the Sponsor.

In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the trust account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post business combination entity at a price of $1.00 per warrant. The warrants would be identical to the private placement warrants. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company entered into an agreement that provides that, subsequent to the closing of the IPO and continuing until the earlier of the Company’s consummation of a business combination or the Company’s liquidation, to the Company will pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. The Company incurred $30,000 and $40,000 in expenses in connection with such services during the three and six months ended June 30, 2020, respectively, as reflected in the accompanying unaudited condensed statements of operations

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates.

Current Registration Rights Agreement

The holders of founder shares, private placement warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A Common Stock issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the founder shares) are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the consummation of the IPO. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $4.6 million in the aggregate, paid upon the closing of the IPO. An additional fee of $0.35 per unit, or $8.05 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that the Company completes a business combination, subject to the terms of the underwriting agreement.

Tax Receivable Agreement

For a summary of the Tax Receivable Agreement, please see “The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

Founder Holders Forfeiture Agreement

For a summary of the Founder Holders Forfeiture Agreement, please see “The Business Combination Proposal — Related Agreements — Founder Holders Forfeiture Agreement.”

Amended Insider Letter

For a summary of the Amended Insider Letter, please see “The Business Combination Proposal — Related Agreements — Amended Insider Letter.”

Investor Rights Agreement

For a summary of the Investor Rights Agreement, please see “The Business Combination Proposal — Related Agreements — Investor Rights Agreement.”

Services Agreement

For a summary of the Services Agreement, please see “The Business Combination Proposal — Related Agreements — Services Agreement.”

Subscription Agreements

For a summary of the Subscription Agreements, please see “The Business Combination Proposal — Related Agreements — Subscription Agreements.”

Put-Call Agreements

For a summary of the Put-Call Agreements, please see “The Business Combination Proposal — Related Agreements — Put-Call Agreements.”

Existing dMY Related Party Policy

The audit committee of our Board has adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which the company was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1% of the average of the company’s total assets at year end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy includes: (i) our directors, nominees for director or executive officers; (ii) any record or beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who maybe a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, the audit committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes our code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of the company and its stockholders and (v) the effect that the transaction may have on a director’s status as an independent member of the Board and on his or her eligibility to serve on the Board’s committees. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, we may consummate related party transactions only if our audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy does not permit any director or executive officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

RSI’s Related Party Transactions

Mr. Neil Bluhm and his adult children (including Ms. Leslie Bluhm), through their individual capacities or trusts that they have created for the benefit of themselves or their family members. have an indirect controlling or material interest in the following entities: Rush Street Gaming, LLC, Rivers IP Holdings, LLC, Sugar House HSP Gaming, LP, Holdings Acquisition Co, LP, Midwest Gaming & Entertainment, LLC, Capital Region Gaming, LLC, Portsmouth Gaming Holdings, LLC, JMB Insurance Agency, Inc., LAMB Partners, LLC and LAMB Capital Advisors, LLC. Mr. Neil Bluhm serves on the boards or is the controlling party of Rush Street Gaming, LLC, Sugar House HSP Gaming, LP, Holdings Acquisition Co, LP, Midwest Gaming & Entertainment, LLC, Capital Region Gaming, LLC, Portsmouth Gaming Holdings, LLC, JMB Insurance Agency, Inc., LAMB Partners, LLC and LAMB Capital Advisors, LLC]. Mr. Neil Bluhm and Mr. Greg Carlin have a material economic interest in and own Rush Street Productions, LLC. Mr. Greg Carlin, in his individual capacity and through trusts or other entities that he has created for the benefit of himself and his family members, has an indirect material economic interest in and serves on the board of each of the following entities: Rush Street Gaming, LLC, Sugar House HSP Gaming, LP, Holdings Acquisition Co, LP, Midwest Gaming & Entertainment, LLC, Capital Region Gaming, LLC, and Portsmouth Gaming Holdings, LLC. Mr. Greg Carlin is also the managing member of Rivers IP Holdings, LLC. Each of the foregoing entities regularly engage in transactions with RSI, which are more fully described below.

In addition, Mr. Neil Bluhm and Mr. Greg Carlin have made an advance to RSI in the aggregate amount of $650,000 for RSI’s purchase of hardware needed to allow RSI to operate the retail sportsbook in Des Plaines, Illinois. There is no obligation for RSI to repay this advance by a particular date or time and repayment of this advance may occur prior to or after the Business Combination.

Rush Street Gaming, LLC (“RSG”)

RSG periodically advances RSI amounts for payroll, benefits and other costs and expenses. The amounts advanced generally correspond to RSI’s allocated portion of costs of third-party service providers and processors providing services to RSI and are passed through RSG to RSI with no markup. The total amount advanced by RSG from time to time increases and decreases based on the capital needs of RSI and as RSI draws upon and repays such advances. RSG passed through costs to RSI, and made associated advances to RSI, of $4.7 million and $3.1 million for the years ended December 31, 2019 and 2018, respectively. These amounts are recorded in the accompanying income statements and allocated to general and administrative expense and gaming expense.

RSG also provides operational support to RSI, including oversight over operations, business development, government affairs, compliance, certain human resource functions and finance. Under the arrangement between RSG and RSI, RSI reimburses RSG its allocated portion of the salary, bonus, benefits and overhead cost for RSG employees that provide services to RSI. The portion is generally calculated on the basis of the percentage of time spent by RSG employees on RSI’s matters as compared to other matters unrelated to RSI. The reimbursement is calculated on the basis of 150% of an employee’s annual salary, bonus and benefit costs. For the years ended December 31, 2019 and 2018, $0.6 million and $0.3 million, respectively, was incurred related to these support services and recorded as general and administrative expense in the accompanying income statements. RSG will continue to provide RSI with such services upon substantially the same terms and cost following the consummation of the Business Combination pursuant to the Services Agreement. See “Summary of the Proxy Statement — Related Agreements — Services Agreement”.

Mr. Carlin in the current chief executive officer of RSG and has historically been compensated with a base salary from RSG. It is expected that Mr. Carlin will continue to act as the chief executive officer of RSG following the consummation of the Business Combination.

Collectively, RSI had $2.7 million and $1.2 million payable to RSG as of December 31, 2019 and 2018, respectively, and recorded as due to affiliates within the accompanying balance sheets.

RSG also owns the “Rush Street” and “Rush Rewards” trademarks used by RSI. Pursuant to the Business Combination Agreement, these trademarks and several other trademarks and domain names that we use in connection with our business will be transferred and assigned to us by RSG and its affiliates, as applicable, and we will grant to RSG and its affiliates a perpetual, royalty-free license to use certain of these trademarks and domain names in certain fields of use. This license may be either exclusive or non-exclusive based on the field of use and the particular trademark or domain name.

Rivers IP Holdings, LLC (“Rivers IP”)

Rivers IP owns the rights to the “rushstreetinteractive.com” domain name, which will be assigned to us by Rivers IP in connection with the Business Combination, and, as further described below, certain other intellectual property used by RSI. RSI and Rivers IP entered into a license agreement in March 2019 pursuant to which Rivers IP grants to RSI a fully paid-up, exclusive license for the use of the trademarks “Rivers,” “betrivers,” “betrivers.com,” “Sugarhouse,” “playsugarhouse,” and “playsugarhouse.com” and domain names incorporating any of the foregoing trademarks, including the domain name “playsugarhouse.com,” in each case in connection with real-money gaming and fantasy sports (only in jurisdictions where such activities are legal) and play-for-fun or free-to-play offerings (anywhere in the world). Either party may terminate this license by giving the other party 180 days’ written notice. This agreement provides RSI with a license to utilize the “Rivers,” “betrivers,” “betrivers.com” trademarks and domain names in jurisdictions in which RSG operates “Rivers” branded casinos. However, in those jurisdictions, RSI receives (or will receive prior to the closing of the Business Combination) a sublicense from the applicable “Rivers” branded casinos to utilize such trademarks and domain names in connection with RSI’s operation of retail and online sports betting and online gaming under the casinos’ regulatory licenses. We expect to amend RSI’s agreement with Rivers IP to better reflect the parties’ intent and current licensing practices.

Rush Street Productions, LLC (“RSP”)

RSP entered into an arrangement with RSI associated with the hosting of poker events. For the year ended December 31, 2019, RSI incurred $0.1 million related to these events and recorded in the accompanying income statements as gaming expense. There was no amount incurred for the year ended December 31, 2018. There was no amount payable as of December 31, 2019 or 2018.

Sugar House HSP Gaming, LP d/b/a Rivers Philadelphia (“Sugar House”)

RSI has entered into four agreements with Sugar House: (a) the Retail Sports Book Agreement, dated as of December 11, 2018, by and between Rush Street Interactive PA, LLC and Sugar House (the “Sugar House RSBA”), (b) the Online Sports Wagering Operations and License Agreement, dated as of May 28, 2019, by and between RSI and Sugar House, as amended by Amend No. 1, dated as of June 26, 2019 (the “Sugar House OSWOLA”), (c) the Online Interactive Gaming Operations and License Agreement, dated as of July, 2019, by and between Rush Street Interactive PA, LLC, RSI and Sugar House (the “Sugar House OIGOLA”) and (d) the Software and Services Agreement, dated as of July 10, 2015, by and between RSI and Sugar House (the “Sugar House SSA”). Sugar House launched its (i) Casino4Fun social gaming offerings on July 10, 2015, (ii) retail sports betting offerings on December 13, 2018; (iii) online sports betting offerings on May 31, 2019; and (iv) online gaming offerings under the “Play Sugar House” skin on June 19, 2019 and under the “BetRivers” skin on January 30, 2020.

Pursuant to the Sugar House RSBA, RSI provides support services for retail sports wagering offered at the Rivers Philadelphia casino. RSI earns a percentage of revenue, less certain deductions, plus certain third party fees to be agreed between RSI and Sugar House. In 2019, RSI recorded revenue of $0.2 million pursuant to the Sugar House RSBA.

Pursuant to the SugarHouse OSWOLA, RSI operates the online sports wagering site and records the result from wagers made less wagers paid out as revenue. For the year ended December 31, 2019, RSI recorded revenue of 7.0 million.

Pursuant to the SugarHouse OIGOLA, RSI operates the online sports wagering site for the “playsugarhouse.com” brand name and records the result from wagers made less wagers paid out as revenue. For the year ended December 31, 2019, RSI recorded revenue of $11.8 million.

Pursuant to the SugarHouse OIGOLA and OSWOLA, RSI pays the SugarHouse casino a commission that also includes payment for amounts for gaming taxes incurred and certain other costs incurred directly by the casino. For the year ended December 31, 2019, RSI incurred commission to the SugarHouse casino of $(0.5) million.

Pursuant to the Sugar House SSA, RSI provides software and services to support the Casino4Fun Casino, which is a customer-branded social gaming casino site and does not involve any real money wagering, but customers can deposit money to be redeemed for credits to be used on the site. RSI collects all deposits and remits a commission to SugarHouse. In 2019, RSI received $0.2 million (after payment of commissions to SugarHouse) pursuant to the Sugar House SSA.

Holdings Acquisition Co, LP d/b/a Rivers Casino (“Rivers Pittsburgh”)

RSI has three agreements with Rivers Pittsburgh: (a) the Retail Sports Book Agreement, dated as of December 11, 2018, by and between Rush Street Interactive PA, LLC and Rivers Pittsburgh, as amended by Amendment No. 1, dated as of June 21, 2019 (the “Rivers Pittsburgh RSBA”), (b) the Online Sports Wagering Operations and License Agreement, dated as of June 21, 2019, by and between Rush Street Interactive PA, LLC and Rivers Pittsburgh, as amended by Amendment No. 1, dated as of June 21, 2019 (the “Rivers Pittsburgh OSWOLA”) and (c) the Software and Services Agreement, dated as of July 10, 2018, by and between RSI and Rivers Pittsburgh (the “Rivers Pittsburgh SSA”). Rivers Pittsburgh launched its Casino4Fun social gaming offerings on July 10, 2018, its retail sports betting offerings on December 13, 2018 and its online sports betting offerings on June 25, 2019.

Pursuant to the Rivers Pittsburgh RSBA, RSI provides support services for retail sports wagering offered at the Rivers Pittsburgh casino. RSI earns a percentage of revenue, less certain deductions, plus certain third party fees to be agreed between RSI and Rivers Pittsburgh. In 2019, RSI reported $.02 million in revenue pursuant to the Rivers Pittsburgh RSBA.

Pursuant to the Rivers Pittsburgh OSWOLA, RSI operates the online sports wagering site and records the result from wagers made less wagers paid out as revenue. For the year ended December 31, 2019, RSI recorded revenue of $3.5 million. RSI pays the Rivers Pittsburgh casino a commission that also includes payment for gaming taxes incurred and certain other direct costs incurred by the casino. For the year ended December 31, 2019, RSI incurred commission to the Rivers Pittsburgh casino of $(0.5) million.

Pursuant to the Rivers Pittsburgh SSA, RSI provides software and services to support the Casino4Fun Casino, which is a customer-branded social gaming casino site and does not involve any real money wagering, but customers can deposit money to be redeemed for credits to be used on the site. RSI collects all deposits and remits a commission to Rivers Pittsburgh. In 2019, RSI received $0.4 million (after payment of commissions to Rivers Pittsburgh) pursuant to the Rivers Pittsburgh SSA.

Midwest Gaming & Entertainment, LLC d/b/a Rivers Casino (“Midwest Gaming”)

RSI has two agreements with Midwest Gaming: (a) the Retail Sports Book Agreement, dated March 9, 2020, by and between Rush Street Interactive IL, LLC and Midwest Gaming (the “Midwest RSBA”) and (b) the Software and Services Agreement, dated as of December 12, 2017, by and between RSI and Midwest Gaming (the “Midwest Gaming SSA”). Pursuant to the Midwest RSBA, RSI provides support services for retail sports wagering offered at Rivers Des Plaines casino. RSI earns a percentage of revenue, less certain deductions, plus certain third party fees to be agreed between RSI and Midwest Gaming. Midwest Gaming launched its retail sports wagering offerings on March 9, 2020. For the six months ended June 30, 2020, RSI recorded a di minimis amount of revenue pursuant to the Midwest RSBA. Pursuant to the Midwest Gaming SSA, RSI provides software and services to support the Casino4Fun Casino, which is a customer-branded social gaming casino site and does not involve any real money wagering, but customers can deposit money to be redeemed for credits to be used on the site. RSI collects all deposits and remits a commission to Midwest Gaming. In 2019, RSI received $0.2 million (after payment of commissions to Midwest Gaming) pursuant to the Midwest Gaming SSA. Additionally, RSI expects to enter into an agreement with Midwest Gaming to provide Midwest Gaming with software and services for its online sports wagering and online gaming sites (the “Midwest Online Agreement”). The Midwest RSBA currently is in effect until the earlier of (i) June 7, 2020 (subject to an unlimited number of 30 day extensions of this date as agreed by RSI and Midwest Gaming) and (ii) the execution of the Midwest Online Agreement. The Midwest RBSA is currently in effect and RSI expects it to remain in effect. RSI intends to enter into an amendment of the Midwest RSBA with Midwest Gaming to make the Midwest RSBA co-terminus with the Midwest Online Agreement.

Capital Region Gaming, LLC d/b/a Rivers Casino & Resort (“Rivers Schenectady”)

RSI has two agreements with Rivers Schenectady: (a) the Retail Sports Book Agreement, dated July 16, 2019, by and between Rush Street Interactive NY, LLC and Rivers Schenectady (the “Rivers Schenectady RSBA”) and (b) the Software and Services Agreement, dated as of December 15, 2016, by and between RSI and Rivers Schenectady (the “Rivers Schenectady SSA”). Rivers Schenectady launched its Casino4Fun social gaming offerings on December 15, 2016 and its retail sports betting offerings on July 16, 2019.

Pursuant to the Rivers Schenectady RSBA, RSI provided support services for retail sports wagering offered at the Rivers Schenectady casino. RSI earned a percentage of revenue, less certain deductions, plus certain third party fees to be agreed between RSI and Rivers Schenectady. For the year ended December 31, 2019, RSI recorded $0.4 million pursuant to the Schenectady RSBA. The Rivers Schenectady RSBA has been replaced by the Rivers Schenectady SWIGLA (as defined in the immediately below paragraph). On October 6, 2020, RSI entered into a Sports Wagering and Interactive Gaming License Agreement with Rivers Schenectady (the “Schenectady SWIGLA”). Pursuant to the Schenectady SWIGLA, RSI will provide support services for Rivers Schenectady’s retail sports wagering operations for a term of twenty years. Rivers Schenectady will pay RSI a percentage of revenue less certain deductions. Additionally, pursuant to the Schenectady SWIGLA, Rivers Schenectady will provide RSI with the right to operate online sports wagering and, if permitted under applicable law, interactive gaming operations in the state of New York under Rivers Schenectady’s regulatory licenses. RSI will pay to Rivers Schenectady (a) a percentage of revenue, less certain deductions from such operations, depending on the number of regulatory licenses authorized by the state of New York, (b) certain fees related to Rivers Schenectady’s regulatory licenses and (c) an annual minimum revenue guarantee.

Pursuant to the Rivers Schenectady SSA, RSI provides software and services to support the Casino4Fun Casino, which is a customer-branded social gaming casino site and does not involve any real money wagering, but customers can deposit money to be redeemed for credits to be used on the site. RSI collects all deposits and remits a commission to Rivers Schenectady. In 2019, RSI received $0.2 million (after payment of commissions to Rivers Schenectady) pursuant to the Rivers Schenectady SSA.

Portsmouth Gaming Holdings, LLC d/b/a Rivers Casino Portsmouth (“Rivers Portsmouth”)

On October 6, 2020, RSI entered into a Sports Betting and Interactive Gaming License Agreement with Rivers Portsmouth (the “Portsmouth SBIGLA”). Pursuant to the Portsmouth SBIGLA, RSI will provide support services for Rivers Portsmouth’s retail sports betting operations for a term of twenty years. Rivers Portsmouth will pay RSI a percentage of revenue, less certain deductions, and reimburse RSI for certain third-party fees RSI pays in connection with such support services. Additionally, pursuant to the Portsmouth SBIGLA, Rivers Portsmouth will provide RSI the right to operate online sports betting and, if permitted under applicable law, interactive gaming operations in the Commonwealth of Virginia under Rivers Portsmouth’s regulatory licenses.

RSI will pay to Rivers Portsmouth (a) a percentage of revenue, less certain deductions, from such operations, that will depend on the number of regulatory licenses authorized by the Commonwealth of Virginia and whether Rivers Portsmouth opens a brick-and-mortar casino, (b) certain fees related to the applicable regulatory licenses and (c) an annual minimum revenue guarantee that will depend on whether RSI provides both online sports betting and interactive gaming operations and the number of regulatory licenses authorized by the Commonwealth of Virginia.

JMB Insurance Agency, Inc. (“JMB Insurance”) and Related Parties

RSI utilizes two payroll and benefits administration service providers that are partially owned by a member of RSI. These service providers are 900FMS, LLC, and 900Work, LLC. Prior to January 2020, another entity partially owned by a member of RSI, JMB Financial Advisors, LLC, was also providing such services to RSI. Certain amounts incurred related to these service providers are for services rendered while other amounts are paid to the service providers, without markup, to pass through to the ultimate benefit providers (i.e. 401(k) plan asset custodian, life insurance provider, dental and vision insurance carrier). For the year ended December 31, 2019, $0.1 million was incurred related to these support services provided and recorded in the accompanying income statements as general and administrative expense. For the year ended December 31, 2019, $0.3 million.

JMB Insurance is RSI’s insurance broker and arranges for much of RSI’s insurance coverage pursuant to the Insurance Services — Services Fee Disclosure and Acknowledgement, dated as of January 1, 2020, by and between RSG, Rush Street Gaming Partners, LLC, RSI, RSP and JMB Insurance (the “Fee Disclosure Acknowledgement”) and the Insurance Services Agreement, dated as of January 1, 2020, by and between RSG, Rush Street Gaming Partners, LLC, RSI, RSP and JMB Insurance (the “ISA”). A similar agreement was entered into for 2019. JMB Insurance is partially owned by a member RSI. RSI pays JMB Insurance for both the cost of coverage and a brokerage commission. The Fee Disclosure Agreement and ISA require annual payments every January 1 and the ISA further provides for commissions, fees and contingent payments that may come directly from JMB Insurance’s clients. RSI paid premiums of $0.1 million (and a nominal brokerage commission) in each of the years ended December 31, 2019 to JMB Insurance.

LAMB Partners, LLC and LAMB Capital Advisors, LLC (collectively, “LAMB”)

From RSI’s inception until May 2020, RSI’s Chicago corporate office was located in an office space leased by LAMB. Per an arrangement with LAMB, RSI reimbursed a prorated amount of LAMB’s monthly rent payments based on the percentage of the total square footage used by RSI. Amounts incurred by RSI related to this lease arrangement for the years ended December 31, 2019 and 2018 were $0.2 million and $0.1 million, respectively. These amounts are recorded as general and administrative expense in the accompanying income statements and nominal prepaid amounts are recorded as prepaid expenses and other current assets in the accompanying balance sheets as of December 31, 2019 and 2018, respectively.

LAMB, as an affiliate of RSG, also provides operational support to RSI, primarily legal and financial services pursuant to the arrangement described above under “Affiliate Transactions.” Under the arrangement between LAMB and RSI, RSI reimburses LAMB for a portion of the salary, bonus, benefits and overhead cost for LAMB employees that provide services to RSI. The portion is generally calculated on the basis of the percentage of time spent by LAMB employees on RSI’s matters as compared to other matters unrelated to RSI. The reimbursement is calculated on the basis of 150% of an employee’s salary, bonus and benefits costs. RSI also reimburses LAMB, with no markup, for other direct costs incurred by LAMB attributable to RSI. For the years ended December 31, 2019 and 2018, $0.2 million and $0.1 million, respectively, was incurred related to these support services and cost reimbursement amounts and recorded in the accompanying income statements as general and administrative expense. LAMB will continue to provide RSI with such services upon substantially the same terms and cost following the consummation of the Business Combination pursuant to the Services Agreement. See “Summary of the Proxy Statement — Related Agreements — Services Agreement”.

$0.2 million and $0.1 million was payable to LAMB as of December 31, 2019 and 2018, respectively, and recorded as due to affiliates within the accompanying balance sheets.

Post-Business Combination Arrangements

In connection with the Business Combination, certain affiliate agreements were entered into or are expected to be entered into pursuant to the Business Combination Agreement. These agreements include:

•	Tax Receivable Agreement (see the section entitled “The Business Combination Proposal — Related Agreements — Tax Receivable Agreement”);

•	Amended and Restated Charter and Amended and Restated Bylaws (see section entitled “The Business Combination Proposal — Related Agreements — Proposed Charter and Amended and Restated Bylaws of RSI”);

•	Second Amended and Restated Limited Partnership Agreement of RSI (see section entitled “The Business Combination Proposal — Related Agreements — RSI A&R LPA”);

•	Limited Liability Company Agreement of RSI GP LLC (see section entitled “The Business Combination Proposal — Related Agreements — Limited Liability Company Agreement of RSI GP”);

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Amended and Restated Certificate of Incorporation and Bylaws of RSI ASLP, Inc. (see section entitled “The Business Combination Proposal — Related Agreements — Amended and Restated Certificate of Incorporation and Bylaws of the Special Limited Partner ”);

•	Founder Holders Forfeiture Agreement (see section entitled “The Business Combination Proposal — Related Agreements — Founder Holders Forfeiture Agreement”);

•	Investor Rights Agreement (see the section entitled “The Business Combination Proposal — Related Agreements — Investor Rights Agreement”); and

•	The Put-Call Agreements (see the section entitled “The Business Combination Proposal — Related Agreements — Put Call Agreements”).

In addition, pursuant to the Business Combination Agreement, a portion of the shares of Class A Common Stock held by the Initial Stockholders and being issued to the Sellers and a corresponding number of RSI Units being issued to the Special Limited Partner (and beneficially owned by the Initial Stockholders) and being retained by the Sellers, are subject to earnout targets and will be subject to certain restrictions on transfer and voting and potential forfeiture pending the achievement (if any) of such earnout targets. To the extent that RSI achieves any of the earnout targets, the restrictions on such shares of Class A Common Stock and RSI Units will be released and the holders of such shares and RSI Units will be entitled to transfer and vote such shares and RSI Units, as applicable, subject to any other applicable restrictions on transfer and voting. See “The Business Combination Proposal — Earnout.”

Related Person Transaction Policy Following the Business Combination

Upon consummation of the Business Combination, it is anticipated that the Company’s Board will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or a member of the Company’s Board;

•	any person who is known by the Company to be the beneficial owner of more than 5% of our voting stock;

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any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

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any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

It is also anticipated that the Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related person transactions.

DESCRIPTION OF SECURITIES

The following description of the Company’s capital stock reflects the Company’s capital stock as it will exist as of the effective time of the Business Combination. The Company’s capital stock will be governed by the Company’s Proposed Charter, our bylaws and the DGCL. This description is a summary and is not complete. We urge you to read the Company’s Proposed Charter, which will be in effect prior to the effective time of the Business Combination and a form of which is included as Annex B to this proxy statement and is incorporated herein by reference, in its entirety.

Authorized and Outstanding Stock

The Proposed Charter will authorize the issuance of up to 951,000,000 shares, consisting of:

•	1,000,000 shares of preferred stock, par value $0.0001 per share;

•	750,000,000 shares of Class A Common Stock, par value $0.0001 per share; and

•	200,000,000 shares of Class V Voting Stock, par value $0.0001 per share.

Class A Common Stock

Upon completion of the Business Combination, we expect that there will be 43,580,189 shares of Class A Common Stock outstanding, assuming that (1) none of the holders of public shares of Class A Common Stock exercise their redemption rights, (2) the parties to the Business Combination Agreement incur $30 million of transaction expenses, (3) the Put-Calls are in effect as of the Closing and are validly exercised shortly following the Closing or are not in effect, (4) the maximum amount of Purchased RSI Units are purchased from the Sellers (other than the Put-Call Sellers) (i.e., $99,235,500 if the Put-Calls are in effect or $125,000,000 if the Put-Calls are not in effect) at Closing, (5) none of the 1,205,937 Founder Holders Forfeiture Shares are forfeited because the Available Closing Date Cash exceeds $245,000,000, (6) the Earnout Shares are excluded unless and until such shares become earned in accordance with the Business Combination Agreement, (7) there is no exercise at the Closing of the Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), (8) none of the parties set forth above purchase shares of Class A Common Stock in the open market, (9) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (10) there are no issuances of any shares of the Company’s Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the Plan. All shares of Class A Common Stock are fully paid and non-assessable. In connection with the Business Combination, the shares of Class B Common Stock will automatically convert into shares of Class A Common Stock on a one-to-one basis in accordance with the Charter.

Voting Rights

Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class A Common Stock will vote together with holders of Class V Voting Stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Except as described below, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person (which would include presence at the virtual special meeting) or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class A Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Proposed Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such securities, to vote thereon pursuant to the Proposed Charter (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Pursuant to the Proposed Charter (i) the vote of holders of Class A Common Stock will not be required to amend, alter, change, add to or repeal the bylaws of the Company so long as any such amendment, alteration, change, addition or repeal is consistent with Delaware law or the Proposed Charter and, in each case, subject to the rights of the parties to the Investor Rights Agreement, (ii) for so long as the Sellers and their Permitted Transferees (as defined in the Investor Rights Agreement) beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of a majority of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Company’s bylaws or to adopt any provision inconsistent with the Company’s bylaws, (iii) at any time when the Sellers and their Permitted Transferees (as defined in the Investor Rights Agreement) beneficially own, in the aggregate, less than 40% of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of holders of at least 66 2⁄3% of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Company’s bylaws or to adopt any provision inconsistent with the Company’s bylaws, (iv) a vote of at least 80% of the total voting power of the Company’s stock entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, add to or repeal any of the provisions in Article X (Competition and Corporate Opportunities) of the Proposed Charter, and (v) without limiting clause (iv), at any time when the Sellers and their Permitted Transferees (as defined in the Investor Rights Agreement) beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of holders of at least 66 2⁄3% of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision in Article V (Bylaws), Article VI (Board of Directors), Article VII (Consent of Stockholders in Lieu of Meeting, Annual and Special Meetings of Stockholders), Article VIII (Liability; Indemnification), Article IX (DGCL 203), Article XII (Forum) and Article XIII (Amendments) of the Proposed Charter or to adopt any provision inconsistent therewith.

In addition, (i) at any time when the Sellers and their Permitted Transferees (as defined in the Investor Rights Agreement) beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock not having less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (ii) at any time when the Sellers and their Permitted Transferees (as defined in the Investor Rights Agreement) beneficially own, in the aggregate, less than 40% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any written consent; provided that, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided in the applicable certificate of designation relating to such series of Preferred Stock.

Dividend Rights. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of shares of Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor.

Rights upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class A Common Stock are entitled to share ratably in all assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of Preferred Stock or any class or series of stock having preference over the Class A Common Stock, then outstanding, if any.

Other Rights. The holders of Class A Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock will be subject to those of the holders of any shares of Preferred Stock of the Company that the Company may issue in the future.

Class V Voting Stock

Upon completion of the Business Combination, there will be 145,000,000 shares of Class V Voting Stock issued and outstanding assuming that (1) none of the holders of public shares of Class A Common Stock exercise their redemption rights, (2) the parties to the Business Combination Agreement incur $30 million of transaction expenses, (3) the Put-Calls are in effect as of the Closing and are validly exercised shortly following the Closing or are not in effect, (4) the maximum amount of Purchased RSI Units are purchased from the Sellers (other than the Put-Call Sellers) (i.e., $99,235,500 if the Put-Calls are in effect or $125,000,000 if the Put-Calls are not in effect) at Closing, (5) none of the 1,205,937 Founder Holders Forfeiture Shares are forfeited because the Available Closing Date Cash exceeds $245,000,000, (6) the Earnout Shares are excluded unless and until such shares become earned in accordance with the Business Combination Agreement, (7) there is no exercise at the Closing of the Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), (8) none of the parties set forth above purchase shares of Class A Common Stock in the open market, (9) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (10) there are no issuances of any shares of the Company’s Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the Plan, with the Company holding any shares of Class V Voting Stock in treasury that are not issued to the Sellers. All shares of Class V Voting Stock to be issued in connection with the Business Combination will be fully paid and non-assessable.

Voting Rights

Each holder of Class V Voting Stock is entitled to one vote for each share of Class V Voting Stock held by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class V Voting Stock will vote together with holders of Class A Common Stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Except as described below, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class V Voting Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Proposed Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such securities, to vote thereon pursuant to the Proposed Charter (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Pursuant to the Proposed Charter (i) the vote of holders of Class V Voting Stock will not be required to amend, alter, change, add to or repeal the bylaws of the Company so long as any such amendment, alteration, change, addition or repeal is consistent with Delaware law or the Proposed Charter and, in each case, subject to the rights of the parties to the Investor Rights Agreement, (ii) for so long as the Sellers and their Permitted

Transferees (as defined in the Investor Rights Agreement) beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of a majority of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Company’s bylaws or to adopt any provision inconsistent with the Company’s bylaws, (iii) at any time when the Sellers and their Permitted Transferees (as defined in the Investor Rights Agreement) beneficially own, in the aggregate, less than 40% of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of holders of at least 66 2⁄3% of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision of the Company’s bylaws or to adopt any provision inconsistent with the Company’s bylaws, (iv) a vote of at least 80% of the total voting power of the Company’s stock entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, add to or repeal any of the provisions in Article X (Competition and Corporate Opportunities) of the Proposed Charter, and (v) without limiting clause (iv) at any time when the Sellers and their Permitted Transferees (as defined in the Investor Rights Agreement) beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, and without limiting any of the rights of the parties to the Investor Rights Agreement, the vote of holders of at least 66 2⁄3% of the total voting power of the outstanding shares of Company stock entitled to vote generally in the election of directors, voting together as a single class, is required in order for the stockholders of the Company to alter, amend, repeal or rescind, in whole or in part, any provision in Article V (Bylaws), Article VI (Board of Directors), Article VII (Consent of Stockholders in Lieu of Meeting, Annual and Special Meetings of Stockholders), Article VIII (Liability; Indemnification), Article IX (DGCL 203), Article XII (Forum) and Article XIII (Amendments) of the Proposed Charter or to adopt any provision inconsistent therewith.

In addition, (i) at any time when the Sellers and their Permitted Transferees (as defined in the Investor Rights Agreement) beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock not having less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and (ii) at any time when the Sellers and their Permitted Transferees (as defined in the Investor Rights Agreement) beneficially own, in the aggregate, less than 40% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any written consent; provided that, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided in the applicable certificate of designation relating to such series of Preferred Stock.

Dividend Rights. The holders of the Class V Voting Stock will not participate in any dividends declared by the Board.

Rights upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class V Voting Stock are not entitled to receive any assets of the Company.

Other Rights. The holders of shares of Class V Voting Stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class V Voting Stock.

Issuance and Retirement of Class V Voting Stock. In the event that any outstanding share of Class V Voting Stock ceases to be held directly or indirectly by a holder of Retained RSI Units, such share will automatically be transferred to the Company for no consideration and thereupon will be retired. The Company will not issue additional shares of Class V Voting Stock after the adoption of the Proposed Charter other than in connection with the valid issuance or transfer of an RSI Unit in accordance with the governing documents of the Company.

Preferred Stock

No shares of Preferred Stock will be issued or outstanding immediately after the completion of the Business Combination. The Proposed Charter will authorize the Board to establish one or more series of Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Preferred Stock will be available for issuance without further action by the holders of the common stock of the Company. The Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of Preferred Stock.

The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of Preferred Stock may adversely affect the holders of the common stock of the Company by restricting dividends on the Class A Common Stock, diluting the voting power of the Class V Voting Stock or subordinating the liquidation rights of the Class A Common Stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Class A Common Stock. Currently, we have no plans to issue any Preferred Stock.

Capital Structure Prior to the Business Combination

The following is a summary of dMY’s authorized share capital prior to the Business Combination. On the effective date of the Business Combination, the currently issued and outstanding shares of Class B Common Stock will convert into 5,750,000 shares of Class A Common Stock, subject to adjustment, in accordance with the terms of the Charter. The Company will also issue 145,000,000 shares of Class V Voting Stock to the Sellers, assuming that (1) none of the holders of public shares of Class A Common Stock exercise their redemption rights, (2) the parties to the Business Combination Agreement incur $30 million of transaction expenses, (3) the Put-Calls are in effect as of the Closing and are validly exercised shortly following the Closing or are not in effect, (4) the maximum amount of Purchased RSI Units are purchased from the Sellers (other than the Put-Call Sellers) (i.e., $99,235,500 if the Put-Calls are in effect or $125,000,000 if the Put-Calls are not in effect) at Closing, (5) none of the 1,205,937 Founder Holders Forfeiture Shares are forfeited because the Available Closing Date Cash exceeds $245,000,000, (6) the Earnout Shares are excluded unless and until such shares become earned in accordance with the Business Combination Agreement, (7) there is no exercise at the Closing of the Sponsor’s 6,600,000 private placement warrants at an exercise price of $11.50 per share (which warrants are not exercisable until the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination), (8) none of the parties set forth above purchase shares of Class A Common Stock in the open market, (9) there are no other issuances of equity interests of the Company prior to or in connection with the Closing and (10) there are no issuances of any shares of the Company’s Class A Common Stock within the five business days following the Closing to additional private placement investors or following the Closing under the Plan. In addition, each of dMY’s outstanding warrants will entitle the holder thereof to purchase one share of Class A Common Stock in accordance with its terms.

Units

Each unit consists of one share of Class A Common Stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A Common Stock at a price of

$11.50 per share, subject to adjustment as described in this proxy statement. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Class A Common Stock. This means only a whole warrant may be exercised at any given time by a warrant holder. For example, if a warrant holder holds one-half of one warrant to purchase a share of Class A Common Stock, such warrant will not be exercisable. If a warrant holder holds two-halves of one warrant, such whole warrant will be exercisable for one share of Class A Common Stock at a price of $11.50 per share. The Class A Common Stock and warrants began separate trading on April 13, 2020. Holders have the option to continue to hold units or separate their units into the component securities. Holders need to have their brokers contact our transfer agent in order to separate the units into Class A Common Stock and warrants. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant.

Common Stock

There are 28,750,000 of our shares of common stock, including:

•	23,000,000 shares of Class A Common Stock; and

•	5,750,000 shares of Class B Common Stock held by our initial stockholders.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A Common Stock and holders of Class B Common Stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law. Unless specified in Charter, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. Our Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the Board out of funds legally available therefor.

In accordance with NYSE corporate governance requirements, we are not required to hold an annual meeting until no later than one year after our first fiscal year end following our listing on NYSE. Under Section 211(b) of the DGCL, we are, however, required to hold an annual meeting of stockholders for the purposes of electing directors in accordance with our bylaws, unless such election is made by written consent in lieu of such a meeting. We may not hold an annual meeting of stockholders to elect new directors prior to the consummation of our initial Business Combination, and thus we may not be in compliance with Section 211(b) of the DGCL, which requires an annual meeting. Therefore, if our stockholders want us to hold an annual meeting prior to the consummation of our initial Business Combination, they may attempt to force us to hold one by submitting an application to the Delaware Court of Chancery in accordance with Section 211(c) of the DGCL.

We will provide our public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters of the IPO. Our initial stockholders, Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and public shares they hold in connection with the completion of our initial Business Combination.

Our Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the

Exchange Act), will be restricted from redeeming its shares with respect to more than 20% of the public shares, without our prior consent. However, we are not be restricting our stockholders’ ability to vote all of their shares for or against the Business Combination. Our stockholders’ inability to redeem the shares in excess of 20% will reduce their influence over our ability to complete the Business Combination, and such stockholders could suffer a material loss in their investment if they sell such shares on the open market. Additionally, such stockholders will not receive redemption distributions with respect to such shares if we complete the Business Combination. And, as a result, such stockholders will continue to hold that number of shares exceeding 20% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.

Our initial stockholders, Sponsor, officers and directors have agreed to vote any founder shares and public shares they hold in favor of the Business Combination. As a result, in addition to our initial stockholders’ founder shares, we need 8,625,001, or 37.5%, of the 23,000,000 public shares sold in IPO to be voted in favor of Business Combination in order to have the Business Combination approved (assuming all outstanding shares are voted and the over-allotment option is not exercised). Additionally, each public stockholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction.

Pursuant to our Charter, if we are unable to complete an initial business combination by February 25, 2022, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our initial stockholders have entered into agreements with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to their founder shares if we fail to complete our initial business combination by February 25, 2022 or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our Charter. However, our initial stockholders or management team are entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within the prescribed time period.

In the event of a liquidation, dissolution or winding up of the company after the Business Combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our public stockholders with the opportunity to redeem their public shares for cash at a per share price equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, upon the completion of the Business Combination, subject to the limitations described herein.

Founder Shares

The founder shares are designated as Class B Common Stock and, except as described below, are identical to the shares of Class A Common Stock, and holders of founder shares have the same stockholder rights as public stockholders, except that (i) the founder shares are subject to certain transfer restrictions, as described in more detail below, (ii) our initial stockholders, Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (A) to waive their redemption rights with respect to any founder shares and public shares they hold in connection with the completion of our initial business combination, (B) to waive their redemption rights with respect to any founder shares and public shares they hold in connection with a stockholder vote to approve an amendment to our Charter to modify the substance or timing of our obligation to redeem 100% of our public shares if we have not consummated an initial business combination by February 25, 2022 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity and (C) to waive their rights to liquidating distributions from the trust account with respect to any founder shares they hold if we fail to complete our initial business combination by February 25, 2022 or any extended period of time that we may have to consummate an initial business combination as a result of an amendment to our Charter, although they will be entitled to liquidating distributions from the trust account with respect to any public shares they hold if we fail to complete our initial business combination within such time period, and (iii) the founder shares are automatically convertible into Class A Common Stock concurrently with or immediately following the consummation of our initial business combination. If we submit our initial business combination to our public stockholders for a vote, our initial stockholders have agreed to vote their founder shares and any public shares purchased during or after this offering in favor of our initial business combination.

The founder shares will automatically convert into shares of Class A Common Stock concurrently with or immediately following the consummation of the Business Combination on a one-for-one basis, subject to the terms of our Charter and the Amended Letter.

With certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsor, each of whom will be subject to the same transfer restrictions) until the earlier of (A) one year after the completion of the Business Combination or earlier if, subsequent to Business Combination, the closing price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, and (B) the date following the completion of the Business Combination on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their Class A Common Stock for cash, securities or other property.

Preferred Stock

Our Charter authorizes 1,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Our Board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without stockholder approval, issue shares of preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our Board to issue shares of preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred shares outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in this offering.

Warrants

Public Stockholders’ Warrants

Each whole warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO and 30 days after the completion of the Business Combination, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement)

and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you purchase at least two units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of Class A Common Stock upon exercise of a warrant unless the share of Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

Redemption of warrants for cash

Once the warrants become exercisable, we may call the warrants for redemption for cash:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 day’s prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A Common Stock and equity-linked securities for capital raising purposes in connection with the closing of our initial Business Combination as described elsewhere in this proxy statement) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us for cash, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A Common Stock and equity-linked securities for capital raising purposes in connection with the closing of our Business Combination as described elsewhere in this proxy statement) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of warrants for Class A Common Stock.

Commencing ninety days after the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock (as defined below) except as otherwise described below;

•

if, and only if, the last reported sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders;

•

if, and only if, the private placement warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A Common Stock) as the outstanding public warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of Class A Common Stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.

Pursuant to the warrant agreement, references above to Class A Common Stock shall include a security other than Class A Common Stock into which the Class A Common Stock has been converted or exchanged for in the event we are not the surviving company in our initial Business Combination. The numbers in the table below will not be adjusted when determining the number of shares of Class A Common Stock to be issued upon exercise of the warrants if we are not the surviving entity following our initial Business Combination.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date (period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.365 shares of Class A Common Stock per warrant. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants for cash.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed, and we will be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Class A Common Stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for Class A Common Stock if and when such Class A Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the warrant agreement (for instance, if we are not the surviving company in our initial business combination), the warrants may be exercised for such security.

Redemption procedures and cashless exercise

If we call the warrants for redemption as described above under “— Redemption of warrants for cash”, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A Common Stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a share capitalization payable in shares of Class A Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase Class A Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a proposed initial business combination, or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share of Class A Common Stock (with such issue price or effective issue price to be determined in good faith by our Board and, in the case of any such issuance to our initial stockholders or their affiliates, without taking into account any founder shares held by our initial stockholders or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and (z) the volume weighted average trading price of our Class A Common Stock during the 20 trading day period starting on the trading day after the day on which we consummate our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “— Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding Class A Common Stock (other than those described above or that solely affects the par value of such Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants are in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which was filed as an exhibit to the registration statement registering the public shares, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder.

Private Placement Warrants

The private placement warrants (including the Class A Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the Business Combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by the initial stockholders or their permitted transferees (except for a number of shares of Class A Common Stock as described under “— Redemption of warrants for Class A Common Stock”). The initial purchasers, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in this offering. If the private placement warrants are held by holders other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units being sold in this offering.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A Common Stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with the Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants.

Our initial stockholders have agreed not to transfer, assign or sell any of the private placement warrants (including the Class A Common Stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date we complete our initial business combination, except that, among other limited exceptions, transfers can be made to our officers and directors and other persons or entities affiliated with the Sponsor.

Dividends

The payment of future dividends on the shares of Class A Common Stock will depend on the financial condition of the Company after the completion of the Business Combination and will be subject to the discretion of the Board. There can be no guarantee that cash dividends will be declared. The ability of the Company to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by the Company or any of its subsidiaries from time to time.

Upon completion of the Business Combination, the Company will be a holding company with no material assets other than its interests in the Special Limited Partner (whose sole asset will be the RSI Units) and RSI GP.

The Second Amended and Restated Limited Partnership Agreement of RSI (the “RSI A&R LPA”) will provide that pro rata cash distributions be made to holders of RSI Units (including the Special Limited Partner) at certain assumed tax rates, which we refer to as “tax distributions.” See the section entitled “The Business Combination Proposal — Related Agreements — RSI A&R LPA”. In addition, the Tax Receivable Agreement will provide that the Special Limited Partner will pay to the Sellers 85% of the net income tax savings realized by the Company and its consolidated subsidiaries (including the Special Limited Partner) as a result of the increase in tax basis and certain other tax benefits related to the transactions contemplated under the Business Combination Agreement and the exchange of Retained RSI units for Class A Common Stock (or cash) pursuant to the RSI A&R LPA and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable Agreement (as more fully described in the Tax Receivable Agreement). The Company anticipates that the tax distributions the Special Limited Partner will receive from RSI may, in certain periods, exceed the Company’s and its consolidated subsidiaries’ (including the Special Limited Partner’s) actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. The Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on the Class A Common Stock. The Company will have no obligation to distribute such cash (or other available cash other than any declared dividend or in connection with the Tax Receivable Agreement) to its stockholders. We also expect, if necessary, to undertake certain actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding RSI Units to maintain one-for-one parity between RSI Units held by the Special Limited Partner and shares of Class A Common Stock. See the risk factor entitled “Risk Factors — Risks Relating to dMY and the Business Combination — The only principal asset of the Company following the Business Combination will be our interest in RSI, and accordingly it will depend on distributions from RSI to pay taxes and expenses.”

Investor Rights Agreement

At the Closing, the Company, Sellers, the Founder Holders, and the Sellers’ Representative will enter into an Investor Rights Agreement (the “Investor Rights Agreement”), pursuant to which, among other things, (i) the Company and the Founder Holders will agree to terminate the Registration Rights Agreement, dated as of February 20, 2020, entered into by them in connection with the Company’s initial public offering, (ii) the Sponsor will have the right to nominate two directors to the Board and the Sellers’ Representative will have the right to nominate the remaining directors of the Board (initially seven directors), and the Sellers’ Representative will have the right to appoint up to three non-voting board observers to the Board, in each case subject to certain conditions, (iii) the Company will provide the Sellers and the Sponsor certain registration rights with respect to the shares of Class A Common Stock held by the Sellers and the Sponsor, and (iv) the Founder Holders and the Sellers will agree not to transfer, sell, assign or otherwise dispose of the shares of Class A Common Stock and the RSI Units held by such person for up to 12 months following the Closing (with respect to the Founder Holders) and 180 days following the Closing (with respect to the Sellers), in each case, subject to certain exceptions, including an exception for the sale of the Put-Call Units to RSI pursuant to and in accordance with the Business Combination Agreement and the Put-Call Agreements, as applicable, and as more fully described in the Investor Rights Agreement attached as Exhibit F to the Business Combination Agreement.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Proposed Charter and Bylaws

The Company’s Proposed Charter, bylaws, the Investor Rights Agreement and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our Board. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the members of our Board or taking other corporate actions, including effecting changes in our management. For instance, our Board will be empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances; and the Company’s advance notice provisions in our bylaws will require that stockholders must comply with certain procedures in order to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting.

The Company’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of the Company for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of the Company for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding (as of the date of this proxy statement, there were 28,750,000 shares of dMY common stock outstanding); or

•	the average weekly reported trading volume of Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed the Business Combination.

We anticipate that following the consummation of the Business Combination, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax considerations for holders of our shares of Class A Common Stock that elect to have their Class A Common Stock redeemed for cash if the Business Combination is completed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to varying interpretations, which could result in U.S. federal income tax consequences different from those described below. This discussion applies only to Class A Common Stock that is held as a capital asset for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion does not address the alternative minimum tax, the Medicare tax on net investment income or the U.S. federal income tax consequences to holders that are subject to special rules, such as:

•	financial institutions or financial services entities;

•	insurance companies;

•	mutual funds;

•	qualified plans, such as 401(k) plans, individual retirement accounts, etc.;

•	persons that actually or constructively own five percent or more (by vote or value) of our shares;

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	broker-dealers;

•	persons that are subject to the mark-to-market accounting rules;

•	persons holding Class A Common Stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	persons that acquired Class A Common Stock pursuant to an exercise of employee options, in connection employee incentive plans or otherwise as compensation;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes;

•	regulated investment companies or real estate investment trusts;

•	certain expatriates or former long-term residents of the U.S.;

•	governments or agencies or instrumentalities thereof;

•	controlled foreign corporations and passive foreign investment companies;

•	tax-exempt entities;

•	persons required to accelerate the recognition of any item of gross income with respect to Class A Common Stock as a result of such income being recognized on an applicable financial statement; or

•	the Sponsor or its affiliates.

This discussion does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state and local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of Class A Common Stock. Additionally, this discussion does not address the tax treatment of partnerships or other pass-through entities or persons who hold Class A Common Stock through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Class A Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partner and the partnership. This discussion also assumes that any distribution made (or deemed made) on Class A Common Stock and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Class A Common Stock will be in U.S. dollars.

We have not sought, and do not intend to seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax consequences described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

HOLDERS OF CLASS A COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION.

Redemption of Class A Common Stock in General

In the event that a holder’s shares of Class A Common Stock are redeemed pursuant to the redemption provisions described in this proxy statement under the section entitled “Special Meeting — Redemption Rights” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Class A Common Stock, a U.S. holder (as defined below)_will be treated as described below under the section entitled “U.S. holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock,” and a Non-U.S. holder (as defined below) will be treated as described under the section entitled “Non-U.S. holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.” If the redemption does not qualify as a sale of shares of Class A Common Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “U.S. holders — Taxation of Distributions,” and the tax consequences to a non-U.S. holder described below under the section entitled “Non-U.S. holders — Taxation of Distributions.”

Whether a redemption of shares of Class A Common Stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination or the PIPE) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A Common Stock generally will be treated as a sale of Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A Common Stock which could be acquired pursuant to the exercise of the warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination or the PIPE generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption. There will be a complete termination of a holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other shares of our stock (including any stock constructively owned by the holder as a result of owning warrants). The redemption of Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Class A Common Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such U.S. holder will be as described below under the section entitled “U.S. holders — Taxation of Distributions,” and the tax effects to such Non-U.S. holder will be as described below under the section entitled “Non-U.S. holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A Common Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Because it may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, we or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, we or the applicable withholding agent may withhold tax at a rate of 30% on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s Class A Common Stock unless special procedures are available to Non-U.S. holders to certify that they are entitled to exemptions from, or reductions in, such withholding tax. However, there can be no assurance that such special certification procedures will be available. A Non-U.S. holder generally may obtain a refund of any such excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

A HOLDER SHOULD CONSULT WITH ITS OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF A REDEMPTION.

U.S. holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of Class A Common Stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate whose income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or.

•

a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (as defined in the Code) are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions

If our redemption of a U.S. holder’s shares of Class A Common Stock is treated as a distribution, as discussed above under the section entitled “Redemption of Class A Common Stock in General,” such distributions generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described below under the section entitled “U.S. holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividend income” subject to reduced tax rates. It is unclear whether the redemption rights with respect to the Class A Common Stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the reduced tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.

If our redemption of a U.S. holder’s shares of Class A Common Stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “Redemption of Class A Common Stock in General,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares of Class A Common Stock redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Class A Common Stock described in this proxy statement may suspend the running of the applicable holding period for this purpose. If the running of the holding period for the Class A Common Stock is suspended, then non-corporate U.S. holders may not be able to satisfy the one-year holding period requirement for long-term capital gain treatment, in which case any gain on a sale or taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. holder’s adjusted tax basis in its Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Class A Common Stock treated as a return of capital.

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of Class A Common Stock unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our Class A Common Stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. holder.

Taxation of Distributions.

If our redemption of a Non-U.S. holder’s shares of Class A Common Stock is treated as a distribution, as discussed above under the section entitled “Redemption of Class A Common Stock in General,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the U.S., we will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described below under the section entitled “Non-U.S. holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.”

The withholding tax described above generally does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the U. S. Instead, any such effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock.

If our redemption of a U.S. holder’s shares of Class A Common Stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “Redemption of Class A Common Stock in General,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Common Stock, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the U.S.(and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Class A Common Stock and, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the Non- U.S. holder has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Class A Common Stock. There can be no assurance that our Class A Common Stock is or will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of our Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock (we would be treated as a buyer with respect to a redemption of Class A Common Stock) may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition. We believe that we are not and have not been at any time since our formation a U.S. real property holding corporation and we do not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding.

We generally must report annually to the IRS and to each Non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. holder generally will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale of Class A Common Stock within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including Class A Common Stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. Accordingly, the entity through which Class A Common Stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, Class A Common Stock held by an investor that is a non-financial non- U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners”, which will in turn be provided to the U.S. Department of Treasury.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends in respect of Class A Common Stock. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including Class A Common Stock), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Such proposed Treasury Regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Class A Common Stock and the redemption of such Class A Common Stock.

APPRAISAL RIGHTS

Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at dMY Technology Group, Inc., 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144 or by telephone at (702) 781-4313, to inform us of his or her request; or

If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

The Board is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at the Company’s 2021 annual meeting of stockholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Company’s bylaws. Since the 2021 annual meeting would be the Company’s first annual meeting of stockholders, such proposals must be received by the Company at our offices at 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144, a reasonable time before the Company begins to print and mail our 2021 annual meeting proxy materials in order to be considered for inclusion in the Company’s proxy materials for the 2021 annual meeting.

In addition, the Company’s bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to the Company at our offices at 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144, not later than the close of business on the 90th day nor earlier than the opening of business on the

120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, which we anticipate will be the case for the 2021 annual meeting, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting and (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. Nominations and proposals also must satisfy other requirements set forth in the Company’s bylaws. The chairman of Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND MORE INFORMATION

dMY files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on dMY at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination, you should contact via phone or in writing:

Morrow Sodali LLC

470 West Avenue, Suite 3000

Stamford CT 06902

Tel: (800) 662-5200

Banks and brokers call collect: (203) 658-9400

E-mail: DMYT.info@investor.morrowsodali.com

If you are a stockholder and would like to request documents, please do so no later than five business days before the special meeting in order to receive them before the special meeting. If you request any documents from Morrow, Morrow will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to dMY has been supplied by dMY, and all such information relating to RSI has been supplied by RSI. Information provided by either dMY or RSI does not constitute any representation, estimate or projection of the other.

This document is a proxy statement of dMY for the special meeting. dMY has not authorized anyone to give any information or make any representation about the Business Combination, dMY or RSI that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

dMY TECHNOLOGY GROUP, INC.

RUSH STREET INTERACTIVE, LP

Years Ended December 31, 2018 and 2019 and Six Months Ended June 30, 2019 and 2020
Report of Independent Registered Public Accounting Firm	F-33
Consolidated Balance Sheets as of June 30, 2020 (Unaudited), December 31, 2019 and 2018	F-34
Consolidated Statements of Operations and Comprehensive Loss for the six months ended June 30, 2020 and 2019 (Unaudited) and the years ended December 31, 2019 and 2018	F-35

Consolidated Statements of Changes in Redeemable Cumulative Preferred Units and Members’ Equity (Deficit) for the six months ended June 30, 2020 (Unaudited) and the years ended December 31, 2019 and 2018

F-36
Consolidated Statements of Cash Flows for the six months ended June 30, 2020 and 2019 (Unaudited) and the years ended December 31, 2019 and 2018	F-37
Notes to Consolidated Financial Statements	F-38

DMY TECHNOLOGY GROUP, INC.

CONDENSED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(unaudited)
Assets:
Current assets:
Cash	$965,388	$—
Prepaid expenses	306,641	—

Total current assets	1,272,029	—
Investments held in Trust Account	230,640,951	—
Deferred offering costs associated with the proposed public offering	—	73,356

Total Assets	$231,912,980	$73,356

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$135,777	$33,440
Accrued expenses	318,749	15,636
Franchise tax payable	100,500	—
Income tax payable	113,510	—

Total current liabilities	668,536	49,076
Deferred underwriting commissions associated with initial public offering	8,050,000	—

Total Liabilities	8,718,536	49,076
Commitments and Contingencies
Class A common stock, $0.0001 par value; 21,819,444 and -0- shares subject to possible redemption at $10.00 per share at June 30, 2020 and December 31, 2019, respectively	218,194,440	—
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 1,180,556 and -0- shares issued and outstanding (excluding 21,819,444 and -0- shares subject to possible redemption) at June 30, 2020 and December 31, 2019, respectively	118	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding (1)	575	575
Additional paid-in capital	5,139,676	24,425
Accumulated deficit	(140,365)	(720)

Total Stockholders’ Equity	5,000,004	24,280

Total Liabilities and Stockholders’ Equity	$231,912,980	$73,356

(1)

As of December 31, 2019, this number included up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On February 25, 2020, the underwriter exercised its over-allotment option in full; thus, the Founder Shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these unaudited condensed financial statements.

DMY TECHNOLOGY GROUP, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30, 2020	For the Six Months Ended June 30, 2020
General and administrative expenses	$446,541	$566,661
Franchise tax expense	50,000	100,500

Loss from operations	(496,541)	(667,161)
Gain on marketable securities (net), dividends and interest, held in Trust Account	120,572	641,026

Loss before income tax expense	(375,969)	(26,135)
Income tax expense	14,820	113,510

Net loss	$(390,789)	$(139,645)

Weighted average shares outstanding of Class A common stock	23,000,000	23,000,000

Basic and diluted net income per share, Class A	$0.00	$0.02

Weighted average shares outstanding of Class B common stock	5,750,000	5,750,000

Basic and diluted net loss per share, Class B	$(0.08)	$(0.10)

The accompanying notes are an integral part of these unaudited condensed financial statements.

DMY TECHNOLOGY GROUP, INC.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	For the Three and Six Months Ended June 30, 2020
	Common Stock				Additional Paid-In	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount	Capital
Balance—December 31, 2019 (1)	—	$—	5,750,000	$575	$24,425	$ (720)	$24,280

Sale of units in initial public offering, gross	23,000,000	2,300	—	—	229,997,700	—	230,000,000
Offering costs	—	—	—	—	(13,195,348)	—	(13,195,348)
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	6,600,000	—	6,600,000
Common stock subject to possible redemption	(21,868,007)	(2,187)	—	—	(218,677,883)	—	(218,680,070)
Net income	—	—	—	—	—	251,144	251,144

Balances—March 31, 2020 (unaudited)	1,131,993	113	5,750,000	575	4,748,894	250,424	5,000,006

Additional offering costs	—	—	—	—	(94,843)	—	(94,843)
Common stock subject to possible redemption	48,563	5	—	—	485,625	—	485,630
Net loss	—	—	—	—	—	(390,789)	(390,789)

Balances—June 30, 2020 (unaudited)	1,180,556	$118	5,750,000	$575	$5,139,676	$(140,365)	$5,000,004

(1)   As of December 31, 2019, this number included up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On February 25, 2020, the underwriter exercised its over-allotment option in full; thus, the Founder Shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these unaudited condensed financial statements.

DMY TECHNOLOGY GROUP, INC.

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

For the Six Months Ended June 30, 2020
Cash Flows from Operating Activities:
Net loss	$(139,645)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on marketable securities (net), dividends and interest, held in Trust Account	(640,951)
Changes in operating assets and liabilities:
Prepaid expenses	(306,641)
Accounts payable	129,584
Accrued expenses	268,749
Franchise tax payable	100,500
Income tax payable	113,510

Net cash used in operating activities	(474,894)

Cash Flows from Investing Activities
Cash deposited in Trust Account	(230,000,000)

Net cash used in investing activities	(230,000,000)
Cash Flows from Financing Activities:
Proceeds from note payable to related party	24,990
Repayment of note payable to related party	(89,844)
Gross proceeds from sale of Units	230,000,000
Proceeds from sale of Private Placement Warrants	6,600,000
Payment of offering costs	(5,094,864)

Net cash provided by financing activities	231,440,282
Net change in cash	$965,388
Cash—beginning of the period	—

Cash—end of the period	$965,388

Supplemental disclosure of noncash financing activities:
Offering costs included in accrued expenses	$50,000
Offering costs included in accounts payable	$5,473
Offering costs included in note payable to related party	$64,854
Deferred underwriting commissions in connection with the initial public offering	$8,050,000
Value of Class A common stock subject to possible redemption	$218,194,440

The accompanying notes are an integral part of these unaudited condensed financial statements.

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

dMY Technology Group, Inc. (the “Company”) was incorporated in Delaware on September 27, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search for an initial business combination on companies within the mobile application (“app”) ecosystem or consumer internet companies with enterprise valuations in the range of $500 million to $1.5 billion, though the Company’s search may span many consumer software segments worldwide. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of June 30, 2020, the Company had not commenced any operations. All activity for the period from September 27, 2019 (inception) through June 30, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and since the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is dMY Sponsor, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 20, 2020. On February 25, 2020, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including the issuance of 3,000,000 Units as a result of the underwriters’ exercise of their over-allotment option in full (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.2 million, inclusive of $8.05 million in deferred underwriting commissions (Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,600,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor, generating proceeds of $6.6 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $230.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (the “Trust Account”) located in the United States at JP Morgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in Trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”).

The Company will provide holders of the Company’s outstanding shares of Class A common stock, par value $0.0001 per share, sold in the Initial Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares are recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or February 25, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On July 27, 2020, the Company entered into a Business Combination Agreement with Rush Street Interactive, LP, a Delaware limited partnership, the sellers set forth on the signatures pages thereto, the Sponsor, and Rush Street Interactive GP, LLC, a Delaware limited liability company, in its capacity as the sellers’ representative.

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and six months ended June 30, 2020 are not necessarily indicative of the results that may be expected through December 31, 2020.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the final prospectus and the Form 8-K filed by the Company with the SEC on February 21, 2020 and March 2, 2020, respectively.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity

As of June 30, 2020, the Company had approximately $965,000 in its operating bank account, working capital of approximately $603,000, and approximately $641,000 of interest income available in the Trust Account for the Company’s tax obligations, if any.

The Company’s liquidity needs to date have been satisfied through a $25,000 contribution from the Sponsor in exchange for the issuance of the Founder Shares to the Sponsor, the Note (as defined below) of approximately $90,000 from the Sponsor, and the proceeds from the consummation of the Private Placement not held in the Trust Account. On March 19, 2020, the Company repaid the Note (as defined below) in full to the Sponsor. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 4). As of June 30, 2020, there were no amounts outstanding under any Working Capital Loan.

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2—Summary of Significant Accounting Policies

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. At June 30, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2020 and December 31, 2019, the Company has approximately $3,000 and $0 in cash equivalents held in Trust, respectively.

Marketable Securities Held in Trust Account

The Company’s portfolio of marketable securities is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in gain on marketable securities (net), dividends and interest, held in the Trust Account in the accompanying statements of operations. The estimated fair values of marketable securities held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of June 30, 2020 and December 31, 2019, the carrying values of cash, accounts payable, accrued expenses, and advances from related party approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of marketable securities held in the Trust Account is comprised mainly of investments in U.S. Treasury securities with an original maturity of 185 days or less. The fair value for trading securities is determined using quoted market prices in active markets.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future conforming events. Accordingly, the actual results could differ from those estimates.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering, and were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2020, 21,819,444 shares of Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Net Income (Loss) Per Share of Common Stock

Net income (loss) per share is computed by dividing net income (loss) by the weighted-average number of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 18,100,000 of the Company’s Class A common stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statements of operations include a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share. Net income per common stock, basic and diluted for Class A common stock are calculated by dividing the gain on marketable securities (net), dividends and interest, held in Trust Account of approximately $121,000 and approximately $641,000, less approximately $65,000 and approximately $214,0000 of tax obligations, resulting in a total of approximately $56,000 and approximately $427,000 for the three and six months ended June 30, 2020, respectively, by the weighted average number of Class A common stock outstanding for the periods. Net loss per common stock, basic and diluted for Class B common stock is calculated by dividing the net loss of approximately $391,000 and approximately $140,000, less income attributable to Class A common stock of approximately $56,000 and approximately $427,000, resulted to a net loss of approximately $447,000 and approximately $567,000 for the three and six months ended June 30, 2020, respectively, by the weighted average number of Class B common stock outstanding for the periods.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of June 30, 2020 and December 31, 2019.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2020 and December 31, 2019. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of June 30, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 3—Initial Public Offering

On February 25, 2020, the Company sold 23,000,000 Units, including the issuance of 3,000,000 Over-Allotment Units as a result of the underwriters’ exercise of their over-allotment option in full, at a price of $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $13.2 million, inclusive of $8.05 million in deferred underwriting commissions.

Each Unit consists of one share of Class A common stock (such shares of common stock included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4—Related Party Transactions

Founder Shares

On November 27, 2019, the Sponsor paid for certain offering costs for an aggregate price of $25,000 in exchange for issuance of 5,750,000 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”). The initial stockholders had agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. The forfeiture would be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriter exercised its over-allotment option in full; thus, the Founder Shares were no longer subject to forfeiture.

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lockup.

Private Placement Warrants

On February 25, 2020, simultaneously with the consummation of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 6,600,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant, to the Sponsor, generating proceeds of $6.6 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Sponsor and the Company’s officers and directors has agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On November 27, 2019, the Sponsor agreed to loan the Company an aggregate of up to $200,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable upon the completion of the Initial Public Offering. Prior to the consummation of the Initial Public Offering, the Company borrowed approximately $90,000 under the Note. On March 19, 2020, the Company repaid the Note in full to the Sponsor.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $965,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company entered into an agreement that will provide that, subsequent to the closing of the Initial Public Offering and continuing until the earlier of the Company’s consummation of a Business Combination or the Company’s liquidation, to the Company will pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. The Company incurred $30,000 and $40,000 in expenses in connection with such services during the three and six months ended June 30, 2020, respectively, as reflected in the accompanying unaudited condensed statements of operations.

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates.

Note 5—Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

rights agreement entered into in connection with the consummation of the Initial Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to an underwriting discount of $0.20 per unit, or $4.6 million in the aggregate, paid upon the closing of the Initial Public Offering. An additional fee of $0.35 per unit, or $8.05 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6—Stockholders’ Equity

Class A Common Stock—The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2019, there were no shares of Class A common stock issued or outstanding. As of June 30, 2020, there were 23,000,000 shares of Class A common stock issued or outstanding, including 21,819,444 shares of Class A common stock subject to possible redemption.

Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. In November 2019, the Company issued 5,750,000 shares of Class B common stock, including an aggregate of up to 750,000 shares of Class B common stock that were subject to forfeiture, to the Company by the initial stockholders for no consideration to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the initial stockholders would collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. On February 25, 2020, the underwriter exercised its over-allotment option in full; thus, the Founder Shares were no longer subject to forfeiture. As of June 30, 2020 and December 31, 2019, there were 5,750,000 shares of Class B common stock issued outstanding.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless” basis, and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

If (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price of the Warrants will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

DMY TECHNOLOGY GROUP, INC.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last sales price of the Class A common stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Fair Value Measurements

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of June 30, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments held in Trust	$230,640,951	$—	$—

As of June 30, 2020, the Investments held in the Trust Account were held entirely in cash and cash equivalents.

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the three and six months ended June 30, 2020.

Level 1 instruments include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Note 8—Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date the balance sheet was available to be issued. Based upon this review, the Company determined that, except as disclosed in Note 1 regarding the Business Combination Agreement, there have been no events that have occurred that would require adjustments to the disclosures in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder and the Board of Directors of

dMY Technology Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of dMY Technology Group, Inc. (the “Company”) as of December 31, 2019, the related statements of operations, changes in stockholder’s equity and cash flows, for the period from September 27, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and the results of its operations and its cash flows for the period from September 27, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2019.

Whippany, New Jersey

January 31, 2020

DMY TECHNOLOGY GROUP, INC.

BALANCE SHEET

December 31, 2019

Assets:
Deferred offering costs associated with the proposed public offering	$73,356

Total assets	$73,356

Liabilities and Stockholder’s Equity:
Current liabilities:
Accounts payable	$33,440
Accrued expenses	15,636

Total current liabilities	49,076

Commitments

Stockholder’s Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding(1)	575
Additional paid-in capital	24,425
Accumulated deficit	(720)

Total stockholder’s equity	24,280

Total Liabilities and Stockholder’s Equity	$73,356

(1)	This number includes up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

See accompanying notes to financial statements.

DMY TECHNOLOGY GROUP, INC.

STATEMENT OF OPERATIONS

For the period from September 27, 2019 (inception) through December 31, 2019

General and administrative expenses	$720

Net loss	$(720)

Weighted average shares outstanding, basic and diluted(1)	5,000,000

Basic and diluted net loss per share	$(0.00)

(1)	This number excludes an aggregate of up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

See accompanying notes to financial statements.

DMY TECHNOLOGY GROUP, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

For the period from September 27, 2019 (inception) through December 31, 2019

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—September 27, 2019 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor(1)	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(720)	(720)

Balance—December 31, 2019	—	$—	5,750,000	$575	$24,425	$(720)	$24,280

(1)	This number includes up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

See accompanying notes to financial statements.

DMY TECHNOLOGY GROUP, INC.

STATEMENT OF CASH FLOWS

For the period from September 27, 2019 (inception) through December 31, 2019

Cash Flows from Operating Activities:
Net loss	$(720)
Changes in operating assets and liabilities:
Accounts payable	720

Net cash used in operating activities	—

Net change in cash	—
Cash—beginning of the period	—

Cash—end of the period	$—

Supplemental disclosure of noncash financing activities:
Deferred offering costs included in accrued expenses	$15,636
Deferred offering costs included in accounts payable	$32,720
Deferred offering costs paid by Sponsor in exchange for issuance of Class B common stock	$25,000

See accompanying notes to financial statements.

DMY TECHNOLOGY GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization, Business Operations and Basis of Presentation

dMY Technology Group, Inc. (the “Company”) was incorporated in Delaware on September 27, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search for an initial business combination on companies within the mobile application (“app”) ecosystem or consumer internet companies with enterprise valuations in the range of $500 million to $1.5 billion, though the Company’s search may span many consumer software segments worldwide. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2019, the Company had not commenced any operations. All activity for the period from September 27, 2019 (inception) through December 31, 2019 relates to the Company’s formation and the proposed initial public offering described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Proposed Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is dMY Sponsor, LLC, a Delaware limited liability company (the “Sponsor”). The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering (the “Proposed Public Offering”) of 20,000,000 units (each, a “Unit” and collectively, the “Units”) at $10.00 per Unit (or 23,000,000 units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 6,000,000 warrants (or 6,600,000 warrants if the underwriters’ over-allotment option is exercised in full) (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant in a private placement to the Sponsor that will close simultaneously with the Proposed Public Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds from the sale of the Private Placement Warrants to the Sponsor, will be held in a trust account (“Trust Account”) located in the United States at JP Morgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

DMY TECHNOLOGY GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

The Company will provide holders of the Company’s outstanding shares of Class A common stock, par value $0.0001 per share, sold in the Proposed Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined below) upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. The Company will not redeem the Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Proposed Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation will provide that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Proposed Public Offering (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number

DMY TECHNOLOGY GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Proposed Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to funds from the Sponsor that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Public Offering or one year from the issuance of these financial statements.

DMY TECHNOLOGY GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2—Summary of Significant Accounting Policies

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. At December 31, 2019, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities during the reporting period. Actual results could differ from those estimates.

DMY TECHNOLOGY GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

Deferred Offering Costs Associated with the Proposed Public Offering

Deferred offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Net Loss Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. At December 31, 2019, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of December 31, 2019.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2019. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3—Proposed Public Offering

Pursuant to the Proposed Public Offering, the Company intends to offer for sale 20,000,000 units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock (such shares of common stock included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6).

DMY TECHNOLOGY GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

The Company will grant the underwriters a 45-day option from the date of the final prospectus relating to the Proposed Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price, less underwriting discounts and commissions.

Note 4—Related Party Transactions

Founder Shares

On November 27, 2019, the Sponsor paid for certain offering costs for an aggregate price of $25,000 in exchange for issuance of 5,750,000 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”). The initial stockholders have agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by the underwriters so that the Founder Shares will represent 20.0% of the Company’s issued and outstanding shares after the Proposed Public Offering. If the Company increases or decreases the size of the offering, the Company will effect a stock dividend or share contribution back to capital, as applicable, immediately prior to the consummation of the Proposed Public Offering in such amount as to maintain the Founder Share ownership of the Company’s stockholders prior to the Proposed Public Offering at 20.0% of the Company’s issued and outstanding common stock upon the consummation of the Proposed Public Offering.

The initial stockholders will agree, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, the Founder Shares will be released from the lockup.

Private Placement Warrants

The Sponsor will agree to purchase an aggregate of 6,000,000 Private Placement Warrants (or 6,600,000 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full), at a price of $1.00 per Private Placement Warrant ($6.0 million in the aggregate, or $6.6 million if the underwriters’ over-allotment option is exercised in full) in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors will agree, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

DMY TECHNOLOGY GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

Related Party Loans

On November 27, 2019, the Sponsor agreed to loan the Company an aggregate of up to $200,000 to cover expenses related to the Proposed Public Offering pursuant to a promissory note (the “Note”). This loan is non-interest bearing and payable on the earlier of December 31, 2020 or the completion of the Proposed Public Offering. As of December 31, 2019, the Company has not borrowed any amount under the Note.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. To date, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

The Company will enter into an agreement that will provide that, subsequent to the closing of the Proposed Public Offering and continuing until the earlier of the Company’s consummation of a Business Combination or the Company’s liquidation, to the Company will pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services.

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates.

Note 5—Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to the consummation of the Proposed Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters will be entitled to an underwriting discount of $0.20 per unit, or $4.0 million in the aggregate (or $4.6 million in the aggregate if the underwriters’ over-allotment option is exercised in full),

DMY TECHNOLOGY GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

payable upon the closing of the Proposed Public Offering. $0.35 per unit, or $7.0 million in the aggregate (or approximately $8.05 million in the aggregate if the underwriters’ over-allotment option is exercised in full) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 6—Stockholder’s Equity

Class A Common Stock—The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2019, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock—The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. In November 2019, the Company issued 5,750,000 shares of Class B common stock, including an aggregate of up to 750,000 shares of Class B common stock that are subject to forfeiture, to the Company by the initial stockholders for no consideration to the extent that the underwriter’s over-allotment option is not exercised in full or in part, so that the initial stockholders will collectively own 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of our stockholders except as required by law.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2019, there were no shares of preferred stock issued or outstanding.

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an

DMY TECHNOLOGY GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless” basis, and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

If (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price of the Warrants will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

DMY TECHNOLOGY GROUP, INC.

NOTES TO FINANCIAL STATEMENTS

•

if, and only if, the last sales price of the Class A common stock equals or exceeds $18.00 per share on each of 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7—Subsequent Events

The Company evaluated events that have occurred after the balance sheet date through January 31, 2020, which is the date on which these financial statements were issued.

REPORT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Management and the Board of Directors of

Rush Street Interactive, LP

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Rush Street Interactive, LP (the “Partnership”) as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, changes in redeemable cumulative preferred units and members’ equity, and cash flows for the years then ended and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Partnership as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Partnership in accordance with the relevant ethical requirements relating to our audits.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Partnership’s auditor since 2020.

Whippany, NJ

October 7, 2020

RUSH STREET INTERACTIVE, LP

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	June 30, 2020	December 31,
		2019	2018
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$11,976	$6,905	$1,462
Restricted cash	2,899	3,638	1,771
Players receivables	1,002	1,851	54
Due from affiliates	12,262	3,185	670
Prepaid expenses and other current assets	2,657	1,673	1,066

Total current assets	30,796	17,252	5,023
License fees, net	8,747	6,957	2,639
Property and equipment, net	1,294	581	252
Operating lease right-of-use asset, net	876	—	—
Other assets	859	753	251

Total assets	$42,572	$25,543	$8,165

LIABILITIES, TEMPORARY EQUITY AND MEMBERS’ DEFICIT
Current liabilities
Accounts payable	$5,487	$707	$578
Accrued expenses	13,153	14,664	7,733
Share-based liability	72,909	7,342	—
Deferred royalty, short-term	159	159	—
Operating lease liabilities, short-term	259	—	—
Due to partners	650	—	—
Due to affiliates	4,254	2,908	1,378
Other current liabilities	209	352	147

Total current liabilities	97,080	26,132	9,836
Deferred royalty, long-term	3,890	2,779	868
Operating lease liabilities, long-term	621	—	—

Total liabilities	101,591	28,911	10,704

Commitments and contingencies
Preferred units, liquidation preference of $69,899 as of June 30, 2020	32,916	28,073	—
Members’ equity (deficit)
Members’ units	35,186	29,070	26,988
Accumulated other comprehensive loss	(432)	(122)	(132)
Accumulated deficit	(126,689)	(60,389)	(29,395)

Total members’ deficit	(91,935)	(31,441)	(2,539)

Total liabilities, temporary equity and members’ deficit	$42,572	$25,543	$8,165

See accompanying notes to consolidated financial statements.

RUSH STREET INTERACTIVE, LP

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands)

	Six Months Ended June 30,		Years Ended December 31,
	2020	2019	2019	2018
	(Unaudited)	(Unaudited)
Revenue	$100,215	$19,185	$63,667	$18,226
Operating costs and expenses
Costs of revenue	71,667	9,945	32,893	10,709
Advertising and promotions	15,915	10,012	28,313	10,914
General administration and other	75,165	4,256	23,649	6,398
Depreciation and amortization	916	479	1,139	898

Total operating costs and expenses	163,663	24,692	85,994	28,919

Loss from operations	(63,448)	(5,507)	(22,327)	(10,693)

Other expense
Interest expense, net	(85)	(61)	(123)	(42)

Total other expense	(85)	(61)	(123)	(42)

Net loss	(63,533)	(5,568)	(22,450)	(10,735)

Deemed dividend on preferred units	(2,767)	—	(8,544)	—

Net loss attributable to the members	$(66,300)	$(5,568)	$(30,994)	$(10,735)

Other comprehensive income (loss)
Foreign currency translation adjustment	(310)	(5)	10	(132)

Comprehensive loss	$(66,610)	$(5,573)	$(30,984)	$(10,867)

See accompanying notes to consolidated financial statements.

RUSH STREET INTERACTIVE, LP

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CUMULATIVE PREFERRED UNITS AND MEMBERS’ EQUITY (DEFICIT)

(Amounts in thousands)

($ in thousands)
	Preferred Units		Members’ Interest		Common A-1 Units		Common A-2 Units		Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Members’ Equity (Deficit)
	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balance at December 31, 2017	—	$—	18,987,654	$18,988	—	$—	—	$—	$—	$(18,660)	$328
Members’ contribution	—	—	8,000,000	8,000	—	—	—	—	—	—	8,000
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(132)	—	(132)
Net loss	—	—	—	—	—	—	—	—	—	(10,735)	(10,735)

Balance at December 31, 2018	—	$—	26,987,654	$26,988	—	$—	—	$—	$(132)	$(29,395)	$(2,539)
Members’ contribution	1,045,000	480	14,500,000	14,500	1,045,000	565	—	—	—	—	15,065
Conversion from LLC to LP	41,487,654	19,049	(41,487,654)	(41,488)	41,487,654	22,439	—	—	—	—	(19,049)
Share-based compensation	—	—	—	—	—	—	2,714,850	6,066	—	—	6,066
Deemed dividends on preferred units	—	8,544	—	—	—	—	—	—	—	(8,544)	(8,544)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	10	—	10
Net loss	—	—	—	—	—	—	—	—	—	(22,450)	(22,450)

Balance at December 31, 2019	42,532,654	$28,073	—	$—	42,532,654	$23,004	2,714,850	$6,066	$(122)	$(60,389)	$(31,441)
Members’ contribution	6,500,000	2,076	—	—	6,500,000	4,424	—	—	—	—	4,424
Share-based compensation	—	—	—	—	—	—	414,894	1,692	—	—	1,692
Deemed dividends on preferred units	—	2,767	—	—	—	—	—	—	—	(2,767)	(2,767)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(310)	—	(310)
Net loss	—	—	—	—	—	—	—	—	—	(63,533)	(63,533)

Balance at June 30, 2020 (Unaudited)	49,032,654	$32,916	—	$—	49,032,654	$27,428	3,129,744	$7,758	$(432)	$(126,689)	$(91,935)

See accompanying notes to consolidated financial statements.

RUSH STREET INTERACTIVE, LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Six Months Ended June 30,		Years Ended December 31,
	2020	2019	2019	2018
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(63,533)	$(5,568)	$(22,450)	$(10,735)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Share-based compensation expense	67,259	—	13,407	—
Depreciation expense	98	37	100	444
Amortization of license fee	723	442	1,039	454
Amortization of right-of-use assets	95	—	—	—
Non-cash interest income on certificates of deposit	(1)	(1)	(2)	(1)
Changes in assets and liabilities:
Players receivable	849	(204)	(1,797)	13
Due from affiliates	(9,077)	(1,657)	(2,515)	(670)
Prepaid expenses and other current assets	16	(125)	(607)	(572)
Other assets	(105)	—	(500)	—
Accounts payable	4,780	(148)	129	144
Accrued expenses	(1,511)	685	6,931	5,329
Deferred royalty	1,111	2,128	2,070	43
Lease liabilities	(91)	—	—	—
Other current liabilities	(143)	54	205	140
Due to affiliates	1,346	(312)	1,531	273

Net cash provided by (used in) operating activities	1,816	(4,669)	(2,459)	(5,138)

Cash flows from investing activities
Purchase of property and equipment	(809)	(18)	(430)	(147)
Purchase of license	(2,517)	(4,136)	(5,340)	(247)
Deposits paid	(1,000)	—	—	—
Purchase of certificates of deposit	—	—	—	(250)

Net cash used in investing activities	(4,326)	(4,154)	(5,770)	(644)

Cash flows from financing activities
Proceeds from partners’ advances	650	—	—	—
Members’ contributions - preferred units	2,076	—	480	—
Members’ contributions - common units and initial capital	4,424	9,500	15,065	8,000

Net cash provided by financing activities	7,150	9,500	15,545	8,000

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(308)	(15)	(6)	(147)
Net change in cash, cash equivalents and restricted cash	4,332	662	7,310	2,071
Cash, cash equivalents and restricted cash, at the beginning of the period	10,543	3,233	3,233	1,162

Cash, cash equivalents and restricted cash, at the end of the period	$14,875	$3,895	$10,543	$3,233

Supplemental disclosure of cash flow information:
Cash paid for interest	$81	$56	$118	$43
Supplemental disclosure of noncash investing and financing activities:
Right-of-use assets exchanged for operating lease liabilities	$971	$—	$—	$—
Deemed dividends on preferred units	$2,767	$—	$8,544	$—

See accompanying notes to consolidated financial statements.

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

Rush Street Interactive, LP (the “Partnership” , “RSI”) was formed in Delaware originally as Rush Street Interactive, LLC (“RSI LLC”) in March 2012, but later converted to a limited partnership in December 2019. RSI is a leading online gaming provider that provides players an array of offerings such as real-money online casino and sports wagering, retail sports services, and social gaming. The Partnership is headquartered in Chicago, IL. RSI launched its first social gaming website in 2015 and began accepting real-money players in the United States in 2016. Domestically, the Partnership currently provides online wagering services in New Jersey, Pennsylvania, Indiana, Colorado and Illinois and retail sports services in Illinois, Pennsylvania, New York, Indiana and Michigan. In addition, in 2018, RSI became the first U.S. online gaming operator to launch in Colombia, an early-adopting Latin American country that legalized and regulated online gaming nationally. The Partnership also has various agreements for other locations that are in various stages and, in some cases, contingent upon the passing of the appropriate laws and regulations and the receipt of the appropriate license.

RSI establishes and utilizes limited liability companies to facilitate the Partnership’s operations in jurisdictions where the Partnership is licensed to operate. The following limited liability companies have material operations and are wholly-owned subsidiaries of the Partnership:

•	Rush Street Interactive NJ, LLC

•	Rush Street Interactive PA, LLC

•	Rush Street Interactive IN, LLC

•	Rush Street Interactive Latin America, LLC

•	Rush Street Interactive Development, LLC

•	Rush Street Interactive NY, LLC

•	Rush Street Interactive Colorado, LLC

•	Rush Street Interactive IA, LLC

•	Rush Street Latin America, LLC

•	Rush Street Interactive IL, LLC

•	Rush Street Interactive MI, LLC

Additionally, Rush Street Interactive Latin America, LLC owns Rush Street Interactive Colombia, S.A.S that operates in Colombia.

COVID-19 is having a significant impact on RSI. The direct impact on the Partnership beyond disruptions in normal business operations is primarily through the suspension, postponement and cancellation of major sports seasons and sporting events. The status and ultimate duration of most of these sporting events is unknown. In contrast, land-based casinos have experienced closures and certain limitations on visitations due to COVID-19 that may provide additional opportunities for RSI to market to traditional land-based casino patrons.

The ultimate impact of COVID-19 on the Partnership’s financial and operating results is unknown and will depend on the length of time that these disruptions exist and whether the sports seasons and land-based casinos will ultimately experience limitations; however, COVID-19 has had an impact and may continue to have an impact, the full extent of which is unknown, but which could be material.

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts and operations of the Partnership and its subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Partnership has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Partnership, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Partnership’s consolidated financial statements with another company which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Capital Resources

Accounting Standards Update (“ASU”) No. 2014-15, Presentation of Financial Statements—Going Concern, requires management to evaluate the Partnership’s ability to continue as a going concern one year beyond the filing date of the given financial statements. This evaluation requires management to perform two steps. First, management must evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern. Second, if management concludes that substantial doubt is raised, management is required to consider whether it has plans in place to alleviate that doubt. Disclosures in the notes to the condensed consolidated financial statements are required if management concludes that substantial doubt exists or that its plans alleviate the substantial doubt that was raised.

The Partnership has funded its operations from proceeds from the sale of common and preferred units. The Partnership will require additional capital to make the investments it needs to execute its longer-term business plan if it experiences a downturn in its operations. The Partnership’s ability to successfully raise sufficient funds through the sale of debt, equity securities or merger into a special purpose acquisition corporation is subject to many risks and uncertainties and, even if it were successful, future equity issuances would result in dilution to its existing members and future debt securities may contain covenants that limit the Partnership’s operations or ability to enter into certain transactions.

Currently, the Partnership has a working capital deficit at June 30, 2020 due to the share based liability amount. While recorded as a current liability, the likelihood of the triggering event occurring, which settles that liability in cash, is deemed not probable. As such, the Partnership’s current cash is sufficient to fund operations for at least the next 12 months; however, the Partnership may need to raise additional funding through public or private equity, a merger into a special purpose acquisition corporation or debt financings. If such funding is not

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

available, or not available on terms acceptable to the Partnership, the Partnership’s current development plan and plans for expansion of its online gaming platform may be curtailed.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates and assumptions reflected in the consolidated financial statements relate to and include, but are not limited to, the valuation of preferred units, common units and share-based awards; the estimated useful lives of fixed assets and intangible assets; royalty program accrual; and accrued expenses.

Unaudited Interim Consolidated Financial Statements

The accompanying consolidated balance sheet as of June 30, 2020, and the consolidated statements of operations and comprehensive loss for the six months ended June 30, 2020 and 2019, the consolidated statements of changes in redeemable cumulative preferred units and members’ equity (deficit) for the six months ended June 30, 2020 and the consolidated statements of cash flows for the six months ended June 30, 2020 and 2019 are unaudited. These unaudited interim financial statements have been prepared on the same basis as the audited consolidated financial statements, and in management’s opinion, includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of the Partnership’s financial position as of June 30, 2020 and its results of operations and cash flows for the six months ended June 30, 2020 and 2019. The financial data and the other financial information disclosed in the notes to these consolidated financial statements related to the six-month periods are also unaudited. The results of operations for the six months ended June 30, 2020 and 2019 are not necessarily indicative of the results to be expected for the full fiscal year or any other period.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker in making decisions regarding resource allocation and assessing performance. The Partnership views its operations and manages its business in one operating segment.

Cash and Cash Equivalents and Restricted Cash

The Partnership considers all highly liquid investments purchased with original maturities of 90 days or less at acquisition to be cash equivalents. Cash and cash equivalents include cash held in highly liquid checking and instant access internet banking accounts, which are owned by the Partnership.

Certain jurisdictions require that the Partnership maintain a certain amount of cash on hand that generally represents player deposits. Restricted cash represents the amount of players’ funds on deposit in their interactive gaming and interactive sports wagering accounts as required by such regulations.

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table reconciles cash and cash equivalents and restricted cash in the balance sheet to the total shown on the statement of cash flows:

	June 30, 2020	December 31,
		2019	2018
($ in thousands)	(unaudited)
Cash and cash equivalents	$11,976	$6,905	$1,462
Restricted cash	2,899	3,638	1,771

Total cash, cash equivalents and restricted cash	$14,875	$10,543	$3,233

Players Receivables

Players receivables are stated at the amount the Partnership expects to collect from players generally via third-party payment processors. These arise due to timing deposits between a player’s deposit and the receipt of the payment into the Partnership’s bank account. The amounts are generally outstanding for a short period of time. On a periodic basis, the Partnership evaluates its players receivable and establishes an allowance for doubtful accounts based on a specific review of the accounts as well as historical collection experience and current economic conditions. No allowance for doubtful accounts was recorded for the periods presented in these consolidated financial statements.

Due from Affiliates

Due from affiliates represents amounts owed to the Partnership according to agreements with affiliate casino partners. In some cases, the affiliate casino maintains the player bank accounts and remit the revenue and related commission to the Partnership. At a point in time, the casino partner may owe the Partnership for activity related to the most recent month or months. On a periodic basis, the Partnership evaluates its contract receivables and establishes an allowance for doubtful accounts based on a specific review of historical collection experience and current economic conditions. No allowance for doubtful accounts was recorded for the periods presented in these consolidated financial statements. See Note 8 for disclosure on related parties.

Property and Equipment, net

Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed utilizing the straight-line method over the estimated useful life of the asset. Leasehold improvements depreciation is computed over the shorter of the lease term or estimated useful life of the asset. Additions and improvements are capitalized, while repairs and maintenance are expensed as incurred. Useful lives of each asset class are as follows:

Computer equipment and software	3-5 years
Furniture and fixtures	4 years
Leasehold improvements	Lesser of the lease terms or the estimated useful lives of the improvements, generally 1 – 10 years

License Fees, Net

The Partnership incurs costs in connection with operating in certain regulated jurisdictions, including applying for licenses, compliance costs and the purchase of business licenses from strategic partners. The cost of purchasing business licenses, minimum royalty payments for strategic partners and subsequent renewals of

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

business licenses are capitalized as an intangible asset and amortized over the estimated useful life of the asset using the straight-line method. RSI considers these minimum royalty payments to be an integral cost in connection with operating in certain jurisdictions. The minimum royalty payments are offset by the deferred royalty liability on the consolidated balance sheets. RSI’s access to operate in a particular market is often dependent upon the continued viability of that particular strategic partner in that market. The useful life is the period over which the asset is expected to contribute directly, or indirectly, to the Partnership’s cash flows. Intangible assets are reviewed for impairment on an interim basis when certain events or circumstances exist. For amortizable intangible assets, impairment exists when the carrying amount of the intangible asset exceeds its fair value. At least annually, the remaining useful life is evaluated.

Impairment of Long-Lived Assets

Long-lived assets consist of property and equipment and intangible assets, such as gaming licenses and market-access arrangements. The Partnership reviews the carrying value of long-lived assets for indicators of possible impairment whenever events and circumstances indicate that the carrying value of an asset or asset group may not be recoverable from the estimated future net undiscounted cash flows expected to result from its use and eventual disposition. In cases where estimated future net undiscounted cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the asset or asset group. The factors that would be considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the long-lived asset is used and the effects of obsolescence, demand, competition and other economic factors. The Partnership did not have any impairment of long-lived assets for the years ended December 31, 2019 and 2018 or the six-month period ended June 30, 2020.

Accrued Player Liability

The Partnership records liabilities for amounts due to players which consist of player deposits, plus bonuses converted to cash, plus winning wagers, less losing wagers, and less player withdrawals. The Partnership separately tracks the amounts due to players and per certain regulatory requirements must maintain a balance equal to or greater than these amounts due. Accrued player liabilities are generally fully reserved by the restricted cash. Accrued player liabilities are included on the Partnership’s consolidated balance sheets within accrued expenses. See Note 5 for disclosure on accrued expenses.

Gaming Taxes and Fees

The Partnership incurs certain gaming taxes and fees which are determined on a jurisdiction-by-jurisdiction basis and are generally based on gross revenues minus applicable deductions. Each jurisdiction defines “gross revenue” differently based on the deductibility of promotion expenses and certain other factors. The Partnership also pays a federal excise tax of 0.25% of United States sports wagering handle. The Partnership records a liability for gaming taxes payable as part of accrued expenses within its consolidated balance sheets. As of June 30, 2020 and December 31, 2019 and 2018, the Partnership had accrued $1.3 million, $0.9 million and $0.6 million, respectively, related to gaming taxes. Gaming taxes expense is included within costs of revenue in the Partnership’s consolidated statements of operations and comprehensive loss. The Partnership incurred expenses of $6.2 million and $4.1 million for the six months ended June 30, 2020 and 2019, respectively. The Partnership incurred expenses of $9.3 million and $4.5 million for the annual periods ended December 31, 2019 and 2018, respectively.

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred Royalty

The Partnership records liabilities for guaranteed amounts due related to licensing and market access when incurred. These liabilities are recorded on a discounted basis using a discount rate that reflects the duration of the royalty agreement. The Partnership records a liability for royalty payments as part of deferred royalty, short-term or deferred royalty, long-term based on the payment timing within its consolidated balance sheets. The deferred royalty liability is amortized and recorded to depreciation and amortization expense in the Partnership’s consolidated statements of operations and comprehensive loss. The Partnership incurred amortization expenses related to deferred royalty liabilities of $0.7 million and $0.4 million for the six months ended June 30, 2020 and 2019, respectively. The Partnership incurred amortization expenses related to deferred royalty liabilities of $1.0 million and $0.5 million for the annual periods ended December 31, 2019 and 2018, respectively.

Due to Partners

The Partnership was advanced a fixed sum from certain partners of the Partnership. The advance has no set terms, is non-interest bearing, is unsecured and is intended to be repaid in less than one-year.

Due to Affiliates

Due to affiliates represents amounts owed by the Partnership, according to agreements, to affiliate entities for certain services rendered to the Partnership. At a point in time, the Partnership may owe the affiliates for activity related to the most recent month or months. See Note 8 for disclosure on related parties.

Concentrations of Credit Risk

Financial instruments that potentially subject the Partnership to concentrations of credit risk consist primarily of operating cash and restricted cash. The Partnership maintains cash and restricted cash primarily across three financial institutions within separate bank accounts. Management believes the three financial institutions to be of a high credit quality, in amounts that exceed federally insured limits. The Partnership does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Leases

Effective January 1, 2020, the Partnership adopted the provisions of ASC 842, Leases (“ASC 842”) using the modified retrospective approach. Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the consolidated balance sheet as both a right-of-use asset and a lease liability.

Lease right-of-use (“ROU”) assets and lease liabilities are initially recognized based on the present value of the future minimum lease payments over the lease term at commencement date calculated using the Partnership’s incremental borrowing rate applicable to the lease asset, unless the implicit rate is readily determinable. ROU assets also include any lease payments made at or before lease commencement and exclude any lease incentives received. The Partnership’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Partnership will exercise that option. Lease liabilities are increased by interest and reduced by payments each period, and the right-of-use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right-of-use asset results in straight-line rent expense over the lease term. Variable lease expenses are recorded when incurred. The Partnership accounts for lease and non-lease components as a single lease component for all its leases. Leases with a term of 12 months or less are not recognized on the Partnership’s consolidated balance sheet.

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Prior to January 1, 2020, the Partnership accounted for leases under ASC 840, Leases (“ASC 840”), and recorded rent expense associated with its operating lease on a straight-line basis over the term of the lease.

Revenue Recognition

In 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”) requires companies to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, ASC 606 requires disclosures of the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Partnership adopted ASC 606 effective January 1, 2019 using the full retrospective method and the cumulative effect was immaterial to the consolidated financial statements. The following five steps are applied to determine revenue recognition:

•	Step 1: Identify the contract with the customer.

•	Step 2: Identify the performance obligations in the contract.

•	Step 3: Determine the transaction price.

•	Step 4: Allocate the transaction price to the performance obligations in the contract.

•	Step 5: Recognize revenue when, or as, the company satisfies a performance obligation

The Partnership is currently engaged in the business of providing wagering services through offerings such as online casino wagering, online sports wagering, retail sports services and social gaming to individual customers.

Disaggregation of revenue for the six months ended June 30, 2020 and 2019, and the years ended December 31, 2019 and 2018, are as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2020	2019	2019	2018
($ in thousands)	(Unaudited)	(Unaudited)
Online wagering	$98,522	$18,330	$61,268	$17,448
Retail sports services	214	247	1,053	53
Social gaming	1,479	608	1,346	725

Total revenue	$100,215	$19,185	$63,667	$18,226

The following table presents the Partnership’s revenue by geographic region for the periods indicated:

	Six Months Ended June 30,		Years Ended December 31,
	2020	2019	2019	2018
($ in thousands)	(Unaudited)	(Unaudited)
United States	$95,217	$17,877	$59,572	$17,910
Colombia	4,998	1,308	4,095	316

Total revenue	$100,215	$19,185	$63,667	$18,226

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a description of the components of total revenue reported in the Partnership’s consolidated statements of operations and comprehensive loss:

Online Wagering

This revenue stream includes both online casino wagering and online sports wagering. For both online wagering revenue streams, RSI establishes various methods in which players can deposit funds within a bank account controlled by RSI or an affiliated casino contracted by RSI. Through a mobile application or computer interface, the player will place a wager for which RSI has a positive theoretical margin. For all online casino and sports wagering operations, RSI controls the operations and records revenue generated from the aggregated wagers less payouts on the settled outcomes.

Online casino wagering virtual offerings typically include similar games available in land-based casinos. Online casino wagering involves a player placing a wager on a game of chance such as a virtual slot machine or a virtual table game such as blackjack. Online sports wagering involves a player placing a wager on a particular outcome of a sporting event at some fixed odds. For both online casino and online sports wagering, in the event the player wins on a settled result, RSI pays out the bet. RSI also offers other sports wagering products including in-game wagering and multi-sport parlay wagering.

The Partnership has a performance obligation to provide wagering services for online gaming. Revenue is recognized at the conclusion of each wager, wagering game hand or contest. Additionally, the Partnership’s online wagering operations provide loyalty awards to customers to entice future play or because of prior participation in gaming wagers or contests. The loyalty awards, often in the form of non-cash bonus wagers, create material rights and represent separate performance obligations that are recognized as revenue when redeemed.

Retail Sports Services

The Partnership provides services related to retail sports services for land-based casinos in return for a commission based on revenue less certain costs. These services include the management and oversight of the retail book and cover, among other items, installation and support of the sports wagering equipment third-party vendors, risk management, advertising and promotion, negotiation of commercial agreements with sports leagues, teams, and media partners and second-line technical support.

The Partnership records the commission for providing those services as sportsbook commissions at the end of the month at which time the commission is earned. The Partnership has a single performance obligation to provide services for retail sports services and records the revenue as services are performed. Payment is generally received 15 days after the end of the respective month in which the services were performed.

Social Gaming

The Partnership provides a social gaming platform where patrons can play online games for free. While the vast majority of RSI’s social gaming players enjoy engaging with the site without paying, there are a number of players that purchase additional virtual coins through RSI’s virtual cashier with a variety of packages for sale. Deferred revenue is recorded when players purchase virtual coins. The Partnership has a single performance obligation through the combined license of the virtual coin in conjunction with the hosting services of the online social game. Revenue is recognized when the virtual coins are redeemed.

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Transaction Price Considerations

Variable Consideration

Variability in the transaction price arises primarily due to market-based pricing and cash discounts. RSI offers loyalty program benefits such as free bets, wheel spins, scratch cards, and other opportunities and incentives to its customers. Revenue for online casino wagering and online sports wagering is collected prior to the wager and is fixed once the outcome is known. Prizes paid and payouts made to players are recognized when awarded to the player. The loyalty awards create material rights and represent separate performance obligations that are recognized as revenue when redeemed.

The transaction price for retail sports services is variable because it is based on how much gaming revenue is generated by the land-based casinos from the retail sports book. Because the gaming revenue is subject to how much players decide to wager each month, which is influenced by consumer sentiment and general economic conditions, the amount is highly variable and constrained until the variable amount is known at the end of each month.

Allocation of transaction price to performance obligations

Contracts with customers may include multiple transactions. For such arrangements, the transaction price is allocated to performance obligations on a relative standalone selling price basis. Standalone selling prices are estimated based on observable data of the Partnership’s sales of such products and services to similar customers and in similar circumstances on a standalone basis. For online casino wagering and online sports wagering, the Partnership allocates a portion of the transaction price to certain customer incentives that create material future customer rights.

Certain costs to obtain or fulfill contracts

Under ASC 606, certain costs to obtain or fulfill a contract with a customer must be capitalized, to the extent recoverable from the associated contract margin, and subsequently amortized as the products or services are delivered to the customer. These costs are capitalized as contract acquisition costs and are amortized over the period of benefit to the customer. For the Partnership, the period of benefit has been determined to be less than or equal to one year. As such, the Partnership applied the practical expedient and contract acquisition costs are expensed immediately. Customer contract costs which do not qualify for capitalization as contract fulfillment costs are expensed as incurred.

Contract balances

Contract assets and liabilities represent the differences in the timing of revenue recognition from the receipt of cash from the Partnership’s customers and billings. The Partnership currently does not have contractual terms that require it to satisfy or partially satisfy its performance obligations in advance of customer billings.

Deferred revenue relates to wagered amounts on unsettled or pending outcomes. These represent payments received in advance of the satisfaction of performance under the contract. The Partnership records the revenue once the outcome of the wager is settled and fixed. The Partnership maintains various customer loyalty programs for its online casino wagering and online sports wagering, which allows players to earn frequent player rewards for playing in the Partnership’s contests. Player awards represent a material right to the customer, and awards may be redeemed for future services. Player awards earned by players, but not yet redeemed, are included within accrued expenses on the consolidated balance sheets. Within the Partnership’s social gaming operations, players can purchase virtual coins to play online social games. For virtual coins purchased but not yet used, the

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Partnership records a deferred revenue liability. When a player redeems a virtual coin, the Partnership recognizes revenue on the consolidated statements of operations and comprehensive loss.

Deferred revenue was approximately $0.2 million, $0.3 million and $0.1 million as of June 30, 2020, December 31, 2019 and 2018, respectively, relating primarily to unsettled player wagers and unredeemed virtual coins, and are recorded in other current liabilities in the consolidated balance sheets.

Certain player awards are not subject to expiration or have not been expired historically for these awards and the Partnership recognizes breakage (amounts not expected to be redeemed) to the extent there is no requirement for remitting balances to regulatory agencies. Revenue from breakage is recognized in proportion to customer redemptions. The Partnership recognized no revenue related to breakage for the periods presented.

Costs of Revenue

Costs of revenue consists primarily of variable costs. These include mainly (i) payment processing fees and chargebacks, (ii) gaming taxes, (iii) platform costs and (iv) revenue share / market access arrangements. The Partnership incurs payment processing costs on player deposits and occasionally chargebacks as a result of player complaints (chargebacks have not been material to date). The costs of revenue also include the salaries and benefits for those personnel dedicated to conducting online wagering.

Advertising and Promotions Costs

Advertising and promotion costs consist primarily of marketing the product via different channels, promotional activities, and the related costs incurred to acquire new customers that include salaries and benefits for dedicated personnel and are expensed as incurred.

General Administration and Other

General administration and other expenses consist primarily of administrative personnel costs, including salaries, bonuses and benefits, share-based compensation expenses, professional services related to legal, compliance and audit/consulting services, rent and other premises costs and insurance.

Share-Based Compensation

The Partnership records share-based compensation in accordance with ASC 718, Compensation — Stock Compensation (“ASC 718”), and recognizes share-based compensation expense in the period in which a unit holder is required to provide service, which is generally over the vesting period of the individual share-based payment award. Compensation expense for awards with performance conditions is not recognized until it is probable that the performance target will be achieved. Compensation expense for awards is recognized over the requisite service period on a straight-line basis. The Partnership accounts for forfeitures as they occur.

The Partnership classifies unit awards as either an equity award or a liability award depending on whether the award contains certain repurchase provisions. Equity-classified awards are valued as of the grant date based upon the underlying unit price and a number of assumptions, including volatility, performance period, risk-free interest rate and expected dividends. Liability-classified awards are valued at fair value at each reporting date. See Note 7. Share-based payment awards which contain certain repurchase provisions are classified as liabilities in accordance with ASC 718. The Partnership has elected to measure all liability-classified awards utilizing an option pricing method and recognizes the related expense within general administrative and other expenses in the consolidated statements of operations and comprehensive loss.

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cumulative Redeemable Preferred Units

The Partnership accounts for its cumulative redeemable preferred units (“Preferred Units”) in accordance with ASC 480-10-S99-3A, “Classification and Measurement of Redeemable Securities,” which requires classification outside of permanent equity in temporary equity for securities that are redeemable at the holder’s option for cash or other assets. The Preferred Units are not unconditionally redeemable. However, the Preferred Units are conditionally redeemable upon the occurrence of a withdrawal event (such as a Preferred Unit Holder experiencing a bankruptcy event, a communication from a gaming authority that the Preferred Unit Holder is not suitable, eligible or qualified pursuant to any gaming law with respect to a gaming license and breach of a representation and warranty) which are not solely within the control of the Partnership. The Partnership has elected not to adjust the carrying value of the Preferred Units to the liquidation preference of such Preferred Units because of the uncertainty of whether or when such a redemption event would occur. If a redemption event becomes probable, the Partnership will adjust the carrying amount of the Preferred Units to equal the redemption value on such date and at the end of each reporting period thereafter, as long as occurrence of the redemption event remains probable.

Income Taxes

The Partnership was organized as a limited partnership and subject to the provisions of Subchapter K of the Internal Revenue Code. Prior to December 2019, the Partnership was set up as a multiple-partner limited liability company and was taxed as a partnership. As such, the Partnership is not viewed as an income taxpaying entity in any jurisdiction and does not require a provision for income taxes. Each partner reports their share of the Partnership’s income or loss on their personal tax return.

Foreign Currency

The Partnership’s reporting currency is the U.S. dollar while the functional currency of non-U.S. subsidiaries is the Colombian peso. The financial statements of non-U.S. subsidiaries are translated into United States dollars in accordance with ASC 830, Foreign Currency Matters, using period-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses and historical rates for equity. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining other comprehensive income (loss).

Fair Value Measurements

Fair value measurements are based on the premise that fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the following three-tier fair value hierarchy has been used in determining the inputs used in measuring fair value:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities on the reporting date.

•

Level 2 – Pricing inputs are based on quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•

Level 3 – Pricing inputs are generally unobservable and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require management’s judgment or estimation of assumptions that market participants would use in

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

pricing the assets or liabilities. The fair values are therefore determined using factors that involve considerable judgment and interpretations, including but not limited to private and public comparables, third-party appraisals, discounted cash flow models, and fund manager estimates.

Financial instruments measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Management’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The use of different assumptions and/or estimation methodologies may have a material effect on estimated fair values. Accordingly, the fair value estimates disclosed or initial amounts recorded may not be indicative of the amount that the Partnership or holders of the instruments could realize in a current market exchange.

As of December 31, 2019 and 2018 and June 30, 2020, the recorded values of cash and cash equivalents, restricted cash, players receivables, contracts receivables, due from affiliates, prepaid expenses and other current assets, accounts payable, accrued expenses, share-based liability, due to affiliates, due to partners, short -term deferred royalty and other current liabilities approximate fair value due to the short-term nature of these instruments. Long-term deferred royalty is recorded on a discounted basis and the carrying amount approximates the fair value of the liability.

Recently Adopted Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Updates (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). As noted in the Partnership’s Revenue Recognition accounting policy above, the Partnership adopted ASU 2014-09, effective January 1, 2019. The guidance in ASU 2014-09 and subsequently issued amendments outlines a comprehensive model for all entities to use in accounting for revenue arising from contracts with customers as well as required disclosures. This guidance applies to any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The core principle of this guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance supersedes existing revenue recognition guidance, including most industry-specific guidance, as well as certain related guidance on accounting for contract costs. The Partnership adopted ASC 606 on January 1, 2019 using the full retrospective method. The adoption of this guidance did not have a material impact on the Partnership’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), in order to increase transparency and comparability among organizations by, among other provisions, recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous U.S. GAAP. In transition, entities may also elect a package of practical expedients that must be applied in its entirety to all leases commencing before the adoption date, unless the lease is modified, and permits entities to not reassess (a) the existence of a lease, (b) lease classification or (c) determination of initial direct costs, as of the adoption date, which effectively allows entities to carryforward accounting conclusions under previous U.S. GAAP. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which provides entities an optional transition method to apply the guidance as of the adoption date, rather than as of the earliest period presented. The Partnership adopted ASU 2016-02 on January 1, 2020, using the optional transition method by recording a right-of-use asset of approximately $1.0 million and a lease liability of $1.0 million; there was no effect on opening accumulated deficit, and the Partnership continues to account for leases in the prior period consolidated financial statements under ASC 840, Leases. In adopting the new standard, the Partnership elected to apply the practical expedients regarding the identification of leases, lease classification, indirect costs and the combination of lease and non-lease components.

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In March 2016, the FASB issued ASU 2016-09, Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The ASU is intended to simplify various aspects of accounting for share-based compensation arrangements, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For example, the new guidance requires all excess tax benefits and tax deficiencies related to share-based payments to be recognized in income tax provision, and for those excess tax benefits to be recognized regardless of whether it reduces current taxes payable. The ASU also allows an entity-wide accounting policy election to either estimate the number of awards that are expected to vest or account for forfeitures as they occur. ASU 2016-09 is effective for annual periods beginning after December 15, 2017. The Partnership early adopted this ASU as of January 1, 2018 and elected to account for forfeitures as they occur. The Partnership included the impact of ASU 2016-09 in its consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which clarifies the presentation of restricted cash in the statements of cash flows. Under ASU 2016-18, restricted cash is included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statements of cash flows. The Partnership adopted ASU 2016-18 as of January 1, 2018. The adoption of this ASU did not have a material impact on the Partnership’s consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326). The ASU sets forth a “current expected credit loss” model which requires the Partnership to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable supportable forecasts. This ASU replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost, available-for-sale debt securities and applies to certain off-balance sheet credit exposures. This ASU is effective for the Partnership in calendar year 2023. The Partnership is currently assessing the impact of the adoption of this ASU on its consolidated financial statements.

3. Property and Equipment

Property and equipment, net consists of the following:

	Useful Life (Years)	June 30, 2020	December 31,
			2019	2018
($ in thousands)		(unaudited)
Software and online server	3-5	$2,587	$2,247	$1,857
Furniture	4	409	—	—
Lease improvement	4	100	—	—
Construction in progress	N/A	—	40	—

Total property and equipment		3,096	2,287	1,857
Less: accumulated depreciation		(1,802)	(1,706)	(1,605)

Property and equipment, net		$1,294	$581	$252

Depreciation expense on property and equipment was $0.1 million and $0.04 million for the six months ended June 30, 2020 and 2019, respectively, and $0.1 million and $0.4 million for the years ended December 31, 2019 and 2018, respectively.

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. License Fees, Net

The Partnership has the following license fees, net at June 30, 2020:

($ in thousands)	Amortization Period (years)	Gross Carrying Amount	Accumulated Amortization	Net
New Jersey online casino and sports	10	$3,267	$(1,252)	$2,015
New Jersey online sports	10	3,185	(478)	2,707
Indiana online and retail sports	1	100	(83)	17
Indiana gaming license	20	900	(45)	855
Pennsylvania online casino and sports	5	950	(206)	744
Pennsylvania retail sports	5	50	(16)	34
Colorado gaming license	10	1,463	(24)	1,439
Colorado online sports	1	54	(14)	40
Illinois online and retail sports	4	1,000	(104)	896
Colombia online casino and sports	1	402	(402)	—

License fees, net		$11,371	$(2,624)	$8,747

In addition, the Partnership paid a $1.0 million deposit in conjunction with executing a market-access agreement with a local casino in Michigan. Since operations have not commenced as of June 30, 2020, the amount is included in other current assets according to the contract terms.

The Partnership has the following license fees, net at December 31, 2019:

($ in thousands)	Amortization Period (years)	Gross Carrying Amount	Accumulated Amortization	Net
New Jersey online casino and sports	10	$3,267	$(1,089)	$2,178
New Jersey online sports	10	3,185	(318)	2,867
Indiana online and retail sports	1	100	(33)	67
Indiana gaming license	20	900	(23)	877
Pennsylvania online casino and sports	5	950	(111)	839
Pennsylvania retail sports	5	50	(11)	39
Colombia online casino and sports	1	402	(312)	90

License fees, net		$8,854	$(1,897)	$6,957

The Partnership has the following license fees, net at December 31, 2018:

($ in thousands)	Amortization Period (years)	Gross Carrying Amount	Accumulated Amortization	Net
New Jersey online casino and sports	10	$3,267	$(763)	$2,504
Pennsylvania retail sports	5	50	(1)	49
Colombia online casino and sports	1	197	(111)	86

License fees, net		$3,514	$(875)	$2,639

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Partnership recorded amortization of license expense of $0.7 million and $0.4 million for six months ended June 30, 2020 and 2019, and $1.0 million and $0.5 million for the years ended December 31, 2019 and 2018, respectively.

At June 30, 2020, estimated future amortization of license fees is as follows ($ in thousands):

Six months ended December 31, 2020	$687
Year ended December 31, 2021	1,300
Year ended December 31, 2022	1,286
Year ended December 31, 2023	1,286
Year ended December 31, 2024	937
Thereafter	3,251

Total	$8,747

At December 31, 2019, estimated future amortization of license fees is as follows ($ in thousands):

Year ended December 31, 2020	$1,047
Year ended December 31, 2021	890
Year ended December 31, 2022	890
Year ended December 31, 2023	889
Year ended December 31, 2024	770
Thereafter	2,471

Total	$6,957

5. Accrued Expenses

Accrued expenses consist of the following:

	June 30, 2020	December 31,
		2019	2018
($ in thousands)	(unaudited)
Accrued payroll	$1,174	$470	$224
Accrued professional fees	6,080	7,774	3,427
Accrued gaming taxes and fees	1,256	874	623
Accrued player liability	2,756	3,382	1,697
Accrued royalty	307	187	228
Accrued other	29	275	1,184
Pending withdrawals	1,551	1,702	350

Total accrued expenses	13,153	14,664	7,733

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Common and Preferred Units

As of June 30, 2020, December 31, 2019 and 2018, the outstanding units were as follows:

	June 30, 2020	December 31,
		2019	2018
	(unaudited)
LLC membership interests	—	—	26,987,654
Common A-1 units	49,032,654	42,532,654	—
Common A-2 units	3,129,744	2,714,850	—
Common B-1 units	4,929,633	3,952,943	—
Preferred units	49,032,654	42,532,654	—

Rush Street Interactive LLC, was formed on March 5 2012 as a Delaware limited liability company. The founding investors contributed $19.0 million to Rush Street Interactive LLC prior to 2018. Members contributed $8.0 in 2018 and $14.5 million in 2019 to the limited liability company. RSI was converted to a limited partnership as part of a recapitalization in December 2019. The partners contributed an additional $1.0 million in 2019 subsequent to the conversion and $6.5 million for the six months ended June 30, 2020.

On December 19, 2019, the members of RSI LLC entered into the Agreement of Limited Partnership (the “LP Agreement”) with Rush Street Interactive GP, LLC (“RSI GP”), a Delaware limited liability company and General Partner, to form the Partnership. As part of the LP Agreement to become limited partners of the Partnership, the members contributed all of their member interests in RSI LLC in the amount of 41,487,654 interests to the Partnership. The Partnership authorized issuance of 92,255,187 units comprising of 42,532,654 Preferred Units, 42,532,654 Common A-1 Units, 2,714,850 Common A-2 Units and 4,475,029 Common B-1 Units. In exchange for the member interest in RSI LLC, the limited partners received 41,487,654 Preferred Units and 41,487,654 units of Common A-1. In addition, employees and affiliated individuals purchased 1,045,000 Preferred Units and 1,045,000 of Common A-1 units for approximately $1.0 million. In both the exchange and the employee and affiliated individuals’ transactions, the price was $1.00 per unit for a combined Preferred Unit and Common A-1 Unit. The LP Agreement also contemplates the issuance of Common B-2 Units under certain circumstances described below under Special Provisions, Common A-2 Units.

In conjunction with the LP Agreement, the Partnership also granted 2,714,850 Common A-2 Units to one of its limited partners and 4,475,029 Common B-1 Units to certain employees on December 19, 2019. Both of these issuances are profits interests and are accounted for under ASC Topic 718, Compensation-Stock Compensation (“ASC 718”). All of the Common A-2 Units vested upon grant and 3,952,943 Common B-1 Units vested upon grant with the unvested units of 522,086 vesting over time (see Note 7). The Partnership has the ability, at its discretion, to issue additional profit interests without the consent of the Unit Holders.

In January 2020, the Partnership issued 2,000,000 Preferred Units for $0.9 million and 2,000,000 Common A-1 Units for $1.1 million to existing limited partners.

In April 2020, the Partnership issued 4,500,000 Preferred Units for $1.2 million and 4,500,000 Common A-1 Units for $3.3 million to existing limited partners.

For the six months ended June 30, 2020, the Partnership also granted 414,894 Common A-2 Units to one of its limited partners and 683,889 Common B-1 Units to certain employees as profit interests.

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a description of the Preferred Units, Common A-1 Units, Common A-2 Units and Common B-Units (collectively referred to as the “Units” and the holders of all of the Units are referred to as “Unit Holders”). The description covers the Units and, to the extent there is a difference between the classes of Units, the class of Unit will be indicated. Further, reference to the limited partners of the Partnership include only holders of the Preferred Units, Common A-1 Units and Common A-2 Units.

Rights of limited partners

Per the LP Agreement, the Partnership shall be managed under the sole, absolute and exclusive direction of the RSI GP (the “General Partner”). The General Partner shall manage the general affairs and governance of the Partnership. The General Partner cannot be removed except subject to any gaming authority licensing requirements and approvals (which requires an affirmative vote of limited partners owning units representing 66 2⁄3% of the combined Common A-1 Units and Common A-2 Units (if issued)). The limited partners have no voting rights with respect to the Partnership.

Distributions rights

Preferred Units are entitled to a ten percent cumulative annual return on the sum of such Preferred Units outstanding, which shall compound monthly and is calculated beginning on January 1, 2017, the date of the initial capital contributions to RSI LLC. Such Preferred Unit return is in preference to any distributions to common unit holders as follows:

•

first, to the Preferred Unit Holders in proportion to their outstanding holdings until the Preferred Unit Holders have received cumulative distributions equal to a three percent (3%) per annum, cumulative return beginning on the date of Initial Capital Contributions;

•

second, to the Preferred Unit Holders and the holders of Common A-2 Units (ratably among such holders based on the number of Preferred Units and Common A-2 Units held by each such holder immediately prior to such distribution) until the Preferred Unit Holders’ per annum, cumulative return is equal to 10%;

•	third, to the Preferred Unit Holders in proportion to their outstanding holdings until their outstanding holdings are reduced to zero ($0); and

•

thereafter, to holders of Common A Units and Participating Common B Units (ratably among such holders based on the number of Common A Units and Participating Common B Units held by each such holder immediately prior to such distribution).

Profits and losses of the Partnership are allocated to the Unit Holders consistent with distributions described above pursuant to the LP Agreement at the end of the annual period pursuant to certain adjustments. Losses of the Partnership are allocated to the Common Unit Holders only.

The Preferred Units have a preferred return distribution amount measured at 10% per annum applied to the invested capital from January 1, 2017 to the issuance date of the Preferred Units. On the issuance date of the Preferred Units, the carrying amount was adjusted by approximately $8.4 million for the deemed dividend. For the six months ended June 30, 2020 and the year ended December 31, 2019, the Partnership recognized deemed dividends related to the preferred return of $2.8 million and $8.5 million, respectively, as a component of members’ equity (deficit).

The General Partner shall determine whether, when and to what extent distributions shall be made. The General Partner shall cause the Partnership to make distributions to Unit Holders with respect to each fiscal quarter based on the Unit Holders taxable income related to the Partnership referred to as minimum tax distributions.

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2020 and the years ended December 31, 2019 and 2018, the Partnership did not make any distributions related to minimum tax distributions.

Contingent Redemption

The Preferred Units are conditionally redeemable upon the occurrence of a withdrawal event (such as a Preferred Unit Holder experiencing a bankruptcy event, a communication from a gaming authority that the Preferred Unit Holder is not suitable, eligible or qualified pursuant to any gaming law with respect to a gaming license and breach of a representation and warranty). Such events are not solely within the control of the Partnership.

Liquidation

A Unit Holder shall not voluntarily withdraw from the Partnership without the prior written consent of the General Partner. Upon any such withdrawal, the Partnership shall pay the Unit Holder the fair market value of the Units. The General Partner determines when and if the Partnership is dissolved. The Partnership shall dissolve upon the occurrence of any of the following: (i) there are no limited partners of the Partnership, (ii) the General Partner ceases to be the general partner of the Partnership (unless replaced pursuant to the LP Agreement) and (iii) the entry of a judicial dissolution of the Partnership pursuant to the Delaware Act.

The General Partner has the right to approve a sale of the Partnership and the Unit Holders are required to consent to and raise no objections against the sale (an “Approved Sale”). If the Approved Sale is structured as a sale of Units, each Unit Holder is required to sell its Units in the Partnership on the terms and conditions approved by the General Partner. If the Approved Sale is structured as a merger, consolidation, joint venture or similar transaction, each Unit Holder shall vote in favor of such transaction and waive any dissenters’ rights, appraisal rights or similar rights in connection with such merger or consolidation. If the Approved Sale is structured as a sale or exchange of Units, each Unit Holder shall agree to sell or exchange a number of Units of each class of Units equal to the number of Units of such class that such Unit Holder owns multiplied by a fraction, the numerator of which is the number of Units of such class being sold by all other Unit Holders and the denominator of which is the number of Units of such class owned by all other Unit Holders immediately prior to the sale, on the terms and conditions approved by the General Partner.

Special Provisions

Common A-2 Units

On December 19, 2019, the Partnership granted Common A-2 Units to a significant Unit Holder, with a participation threshold of a calculated 3% preferred return to preferred capital contributed. These Common A-2 Units include an anti-dilution provision whereby if the Partnership issues Common B Units to certain Limited partners, a new class of authorized units, Common B-2 Units, will be issued to maintain the same percentage interest. This anti-dilution period will terminate at the earlier of (1) termination (for any reason) of employment or (2) the occurrence of a Withdrawal Event with respect to the Unit Holder or any of their respected Permitted Transferees. A Withdrawal Event is defined as (i) a Gaming Problem, (ii) bankruptcy, (iii) breach or misrepresentation. In the event of a Withdrawal Event, the Partnership has the ability to call the Common A-2 Units at fair market value.

Common B-1 Units

On December 19, 2019, the Partnership granted Common B-1 Units to employees of the Partnership (“Initial B-1 Partners”) with a participation threshold calculated by the total unreturned preferred unit capital plus

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

a 10% preferred return to preferred capital contributed. The Common B-1 Units include an anti-dilution provision whereby, if during the B-1 Anti-Dilution Period the Partnership issues Common A-1 Units, which may reduce the Initial B-1 Partner’s percentage, additional Common B-1 Units will be issued to maintain the Initial B-1 Partner’s percentage interest. This B-1 Anti-Dilution Period will terminate at the earlier of (1) the Partnership has received aggregate capital contributions in excess of $50,000,000 or (2) a separation event as a result of termination for cause, or (3) the occurrence of a Withdrawal Event, or (4) immediately before the consummation of an Initial Public Offering or a Sale of the Partnership. In the event of a Withdrawal Event, the Partnership has the ability to call the Units at fair market value. To date, the Anti-Dilution Period has not been terminated.

The Partnership may, at its election, require a Common B-1 Unit Holder to sell to the Partnership all or any portion of the Common B-1 Units held upon the occurrence of a breach of non-compete restrictive covenant or obligation or disclosure or possession, without written authority, of the Partnership’s software code. The call price is equal to the fair market value of the Units.

Each Initial B-1 partner may elect to sell (referred to as the ‘Put Right”) to the original general partners up to the lesser of (x) fifty percent (50%) of the Common B-1 Units and (y) the number of Common B-1 Units held with aggregate value equal to the Unit Holder’s pro rata share of $10,000,000 (i.e., the aggregate maximum value for purposes of the First and Final Put Rights of 50% of all Common B-1 Units held by Initial B-1 Partners and their Permitted Transferees) , which amount shall be allocated based on the pro-rata share of such Common B-1 Units (the “Eligible Put Amount”). In any given calendar year following the calendar year in which the First Put Right was exercised, the Unit Holder may elect to sell to the original general partners (the “Final Put Right”) up to a number of Common B-1 Units held with a value equal to the difference between the Eligible Put Amount and the consideration received upon the closing of the First Put Right. The Put Price shall be an amount negotiated among the parties. The put right terminates upon the earliest of (a) the consummation of a Sale of the Partnership and (b) an Initial Public Offering.

The Partnership is authorized, in its sole discretion, to raise funds related to its obligations, arising from the exercise of the call right or put right of the Common B-1 units, which includes obtaining equity capital through mandatory capital contributions of the Common A Unit Holders.

7. Share-Based Compensation

On December 19, 2019, as part of the LP Agreement, the Partnership granted Common A-2 Units and Common B-1 Units to a significant Unit Holder and employees, respectively, that have been designated as profits interests.

Common A-2 Units

The Partnership issued profits interests in the form of 414,894 and 2,714,850 Common A-2 Units to a significant unitholder for the six months ended June 30, 2020 and year ended December 31, 2019, respectively, with a participation threshold of $0. The Common A-2 Units were fully vested on the date of grant. The Common A-2 Units have been classified as equity awards, and equity-based compensation expense is based on the grant date fair value of the awards.

Common B-1 Units

In connection with the LP Agreement, the Partnership is authorized to issue profits interests in the form of incentive Common B Units. The participation threshold is established by the General Partner, subject to

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

adjustment, on the grant date. Holders of Common B Units are entitled to share in distributions after defined distributions have been made to Preferred Unit Holders and Common A-2 Unit Holders. The Partnership has granted a total of 5,158,918 Common B-1 Units to the Initial B-1 Partners as of June 30, 2020 (see Note 6). The Common B-1 Units vest over periods through April 1, 2021. As of June 30, 2020, 4,929,633 units had vested with remaining unvested units of 229,285 units. Because the Put Price is a negotiated amount and not at fair value, the Common B-1 Units are liability-classified and must be revalued each period based on their current fair value with compensation costs recognized over the service period.

The summary of B-1 units’ activity is as follows:

Number of Units
Unvested balance at December 31, 2018	—
Granted	4,475,029
Vested	(3,952,943)

Unvested balance at December 31, 2019	522,086
Granted	683,889
Vested	(976,690)

Unvested balance at June 30, 2020	229,285

The fair value for both the Common A-2 Units and the Common B-1 Units was determined using the Black-Scholes-Merton pricing model with the following assumptions:

	June 30, 2020	December 31, 2019
Common A-2 Unit price per unit	$14.758	$2.234
Common B-1 Unit price per unit	$14.523	$1.840

	June 30, 2020	December 31, 2019
Dividend yield	—	—
Volatility factor	45%	45%
Risk-free interest rate	0.16%	1.69%
Time to liquidity (in years)	1.5	5.0
Lack of marketability discount	21.6%	33.0%

The equity price per unit was based on an independent valuation of Rush Street Interactive, LP. The independent valuation estimated the equity value which was then allocated to each share class using the Black-Scholes pricing model. The respective share class values for Common A-2 and B-1 Units were divided by the Common A-2 Units outstanding and Common B-1 Units outstanding, respectively, at the date of grant. The expected life of management profits interest awards granted during the period presented was determined based on a permitted simplified method, which is based on the vesting period and contractual term for each tranche of awards. The risk-free rate for periods within the contractual life of the profit interest award is based on an extrapolated 5-year U.S. Treasury bond rate in effect at the time of grant given the expected time to liquidity. The Partnership utilized a weighted rate for expected volatility based on a representative peer group of comparable public companies. The dividend yield was set at zero as the underlying security does not pay a dividend. The protective put method was used to estimate the discount for lack of marketability inherent to the awards due to the lack of liquidity associated with the restrictions on the Common A-2 Units and Common B-1 Units.

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2020 and the year ended December 31, 2019, approximately $1.7 million and $6.1 million, respectively, was recognized as share-based compensation expense related to the Common A-2 Units.

For the six months ended June 30, 2020 and the year ended December 31, 2019, approximately $65.6 million and $7.3 million, respectively, was recognized as share-based compensation expense related to the Common B-1 Units. The Partnership expects to recognize unrecognized compensation cost for the Common B-1 Units over a weighted-average period of 0.8 years at June 30, 2020.

8. Related Parties

The Partnership’s principal unit holders included Neil G. Bluhm and NGB 2013 Dynasty Trust (collectively, “Bluhm and Trust”) and Gregory A. Carlin, Chief Executive Officer, and Greg and Marcy Carlin Family Trust (collectively, “Carlin and Trust”). Bluhm and Trust hold approximately 78% and 78% of the Preferred Units and Common A-1 Units, respectively. Carlin and Trust hold approximately 18% and 18% of the Preferred Units and Common A-1 Units, respectively. Gregory A. Carlin is also the sole holder of the Common A-2 Units. Both Bluhm and Trust and Carlin and Trust are the owners of Rush Street Interactive GP, LLC which hold 1% in both the Partnership’s Preferred Units and Common A-1 Units.

The Partnership has also received an advance in the amount of $0.7 million from Neil A. Bluhm and Gregory A. Carlin. The amount is recorded as due to partners on the Partnership’s consolidated balance sheet as of June 30, 2020.

Neil Bluhm and Gregory Carlin maintain ownership in RSI and have control over governance and general operations. Although separate legal entities and diverse ownership, Neil G. Bluhm or Gregory A. Carlin or both also maintain ownership and control over the following entities that are considered affiliates:

Rush Street Gaming, LLC

Rush Street Gaming, LLC (“RSG”) is controlled by Neil Bluhm and Greg Carlin who are also partners of the Partnership. RSG advances the Partnership amounts periodically for payroll, benefits and other allocated costs. These amounts generally pass through RSG from other third-party service providers and processors ultimately to the Partnership with no markup. The total amount advanced from time to time increases and decreases as capital needs arise and the Partnership draws and repays such advances. These amounts are recorded in the accompanying consolidated statements of operations and comprehensive loss and allocated to costs of revenue, advertising and promotions, and general administration and other.

RSG also provides operational support to the Partnership, including oversight over operations, compliance, certain human resource functions and finance. Under the arrangement between RSG and the Partnership, the Partnership reimburses RSG for a portion of the salary, bonus, benefits and overhead cost for RSG employees that provide services to the Partnership. The portion is generally calculated on the basis of the percentage of time spent by RSG employees on the Partnership’s matters as compared to other matters unrelated to the Partnership. The reimbursement is calculated on the basis of 150% of an employee’s salary and bonus and is subject to the reasonable oversight and consent of the Partnership’s general partner. These support services are recorded as general administration and other in the accompanying consolidated statements of operations and comprehensive loss and any payables to RSG are recorded as due to affiliates within the accompanying consolidated balance sheets.

RSG owns the “Rush Street” and “Rush Rewards” trademarks used by the Partnership.

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LAMB Partners, LLC and LAMB Capital Advisors, LLC

LAMB Partners, LLC and LAMB Capital Advisors, LLC (collectively “LAMB”) are controlled by Neil Bluhm who is also a partner of the Partnership. From the Partnership’s inception until May 2020, the Partnership’s Chicago corporate office was located in an office space leased by LAMB. Per an arrangement with LAMB, the Partnership reimbursed a prorated amount of LAMB’s monthly rent payments based on the percentage of the total square footage used by the Partnership. These amounts are recorded as general administration and other in the accompanying consolidated statements of operations and comprehensive loss and a nominal prepaid amount was recorded as prepaid expenses in the accompanying consolidated balance sheets.

LAMB also provides operational support to the Partnership, primarily legal and financial services. Under the arrangement between LAMB and the Partnership, the Partnership reimburses LAMB for a portion of the salary, bonus, benefits and overhead cost for LAMB employees that provide services to the Partnership. The portion is generally calculated on the basis of the percentage of time spent by LAMB employees on the Partnership’s matters as compared to other matters unrelated to the Partnership. The reimbursement is calculated on the basis of 150% of an employee’s salary and bonus and is subject to the reasonable oversight and consent of the Partnership’s management team. The Partnership also reimburses LAMB, with no markup, for other direct costs incurred by LAMB attributable to the Partnership. These support services and cost reimbursement amounts are recorded in the accompanying consolidated statements of operations and comprehensive loss as general administration and other and any payables to LAMB are recorded as due to affiliates within the accompanying consolidated balance sheets.

900 North Michigan, LLC

In December 2019, the Partnership entered into a lease agreement with 900 North Michigan, LLC to rent a separate office space within the same building that the Partnership shared with LAMB. 900 North Michigan, LLC is controlled by Neil Bluhm who is also a partner of the Partnership. The Partnership vacated LAMB’s office space in May 2020 and moved into this new space, at which point the term of the lease began. The initial lease term is four years from the commencement date of the lease and rent amounts are recorded as general administration and other in the accompanying consolidated financial statements of operations and comprehensive loss and a nominal prepaid amount was recorded as prepaid expenses in the accompanying consolidated balance sheets. See additional discussion regarding lease accounting in Note 9.

JMB (JMB Insurance, JMB Financial Advisors, 900FMS, 900Work)

The Partnership utilizes a number of payroll and benefits administration service providers that are partially owned by Neil Bluhm who is also a partner of the Partnership. These service providers are 900FMS, LLC, 900Work, LLC, JMB Insurance Agency Inc. (“JMB Insurance”) and JMB Financial Advisors, LLC. Certain amounts incurred related to these service providers are for services rendered while other amounts are paid to the service providers, without markup, to pass through to the ultimate benefit providers (i.e. 401(k) plan asset custodian, life insurance provider, dental and vision insurance carrier). These support services are recorded in the accompanying consolidated statements of operations and comprehensive loss as general administration and other. Expenses related to benefit amounts without markup are recorded in the accompanying consolidated statements of operations and comprehensive loss and allocated to costs of revenue, advertising and promotions, and general administration and other and any payables to JMB Insurance, if any, are recorded as due to affiliates within the accompanying consolidated balance sheets.

JMB Insurance is also the Partnership’s insurance broker and arranges for much of the Partnership’s insurance coverage. JMB Insurance is partially-owned by a partners of the Partnership. The Partnership pays

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

JMB Insurance for both the cost of coverage and a brokerage commission. Amounts incurred are recorded in the accompanying consolidated statements of operations and comprehensive loss as general administration and other and any prepaid amounts, if any, are recorded as prepaid expenses in the accompanying consolidated balance sheets.

Rivers IP Holdings, LLC

Rivers IP Holdings, LLC (“Rivers IP”) is owned by Neil Bluhm’s children and Greg Carlin who are both partners of the Partnership. Rivers IP owns the rights to the rushstreetinteractive.com domain name and certain other related intellectual property related to the Partnership. Rivers IP allows the Partnership to use the intellectual property at no cost.

Rush Street Productions, LLC

Rush Street Productions, LLC (“RSP”) is an affiliate of the Partnership. RSP entered into an arrangement with the Partnership associated with the hosting of poker events. Expenses related to these events are recorded in the accompanying consolidated statements of operations and comprehensive loss as general administration and other and any payables to RSP, if any, are recorded as due to affiliates within the accompanying consolidated balance sheets.

Affiliated Land-Based Casinos

Neil Bluhm and Greg Carlin are owners and officers of certain land-based casinos. The Partnership has entered into a number of agreements with these affiliated land-based casinos that create strategic partnerships aimed to capture the online gaming, online sports wagering and retail sports services markets in the various states and municipalities where the land-based casinos operate. Generally, the Partnership enters into agreements whereupon the Partnership licenses the land-based casinos’ online wagering licenses or provides services related to retail on-premise sports wagering. These affiliated land-based casinos are: Sugarhouse HSP Gaming, LP d/b/a Rivers Casino Philadelphia (“Rivers Casino Philadelphia”), Holdings Acquisition Co., LP d/b/a Rivers Casino Pittsburgh (“Rivers Casino Pittsburgh”), Rivers Casino Philadelphia and Rivers Casino Pittsburgh (collectively the “PA Affiliated Casinos”), Capital Region Gaming, LLC d/b/a Rivers Casino and Resort Schenectady (“Rivers Casino Schenectady”), and Midwest Gaming and Entertainment, LLC d/b/a Rivers Casino Des Plaines (“Rivers Casino Des Plaines”) (collectively, the “Affiliated Land-Based Casinos”). The specific strategic agreements differ depending on the legal and regulatory status of online gaming and sports wagering in each of the various states. In all instances, RSI performs nearly all aspects of the online wagering operations and therefore records the revenue that results from the outcome of wagers made less wagers lost. RSI pays the Affiliated Land-Based Casinos an agreed upon amount that is generally a percentage of a monthly revenue calculation.

The Partnership entered into agreements with the Affiliated Land-Based Casinos whereby the Partnership pays a royalty to the Affiliated Land-Based Casinos for social gaming Casino4Fun™ site revenue, net of commissions and fees. In some instances, the Partnership has also entered into agreements with the Affiliated Land-Based Casinos whereby the Partnership pays a royalty based on revenues earned by the Partnership for real money wagering. All of these expenses are recorded as costs of revenue in the accompanying consolidated statements of operations and comprehensive income (loss) and any payables are recorded as due to affiliates within the accompanying consolidated balance sheets.

The Partnership also entered into agreements with the Affiliated Land-Based Casinos associated with on-premise sports wagering at the respective casinos whereby the Partnership receives a commission based on a

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

percentage of revenue less certain costs as defined by the respective agreement. These commission amounts are recorded in the accompanying consolidated statements of operations and comprehensive income (loss) as retail sports services and any receivable amounts relating to the commission and other costs passed along to Affiliated Land-Based Casinos without markup are included in the accompanying consolidated balance sheets as due from affiliates.

The following balances were recorded in the balance sheet related to transactions with affiliates:

	June 30, 2020	December 31,
		2019	2018

($ in thousands)	(unaudited)
PA Affiliated Casinos	$10,549	$3,053	$617
Rivers Casino Philadelphia	—	24	19
Rivers Casino Pittsburgh	—	15	34
Rivers Casino Schenectady	77	93	—
Rivers Casino Des Plaines	1,636	—	—

Due from affiliates	$12,262	$3,185	$670

	June 30, 2020	December 31,
		2019	2018

($ in thousands)	(unaudited)
RSG	$3,895	$2,661	$1,249
LAMB	244	197	58
Rivers Casino Philadelphia	13	4	14
Rivers Casino Pittsburgh	26	23	48
Rivers Casino Schenectady	29	16	6
Rivers Casino Des Plaines	47	7	3

Due to affiliates	$4,254	$2,908	$1,378

The following revenues and expenses were recorded in the statement of operations and comprehensive loss related to transactions with affiliates:

	Six Months Ended June 30,		Years Ended December 31,
	2020	2019	2019	2018
($ in thousands)	(Unaudited)	(Unaudited)
Rivers Casino Philadelphia	$50	$112	$231	$19
Rivers Casino Pittsburgh	31	135	244	34
Rivers Casino Schenectady	90	—	370	—
Rivers Casino Des Plaines	3	—	—	—

Total revenue	$174	$247	$845	$53

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Six Months Ended June 30,		Years Ended December 31,
	2020	2019	2019	2018
($ in thousands)	(Unaudited)	(Unaudited)
RSG[1]	$1,254	$732	$1,812	$691
Rivers Casino Philadelphia[2]	25,325	(500)	2,827	22
Rivers Casino Pittsburgh[2]	25,453	(458)	2,924	55
Rivers Casino Schenectady	109	21	70	30
Rivers Casino Des Plaines	144	23	54	24

Total costs of revenue	$52,285	$(182)	$7,687	$822

	Six Months Ended June 30,		Years Ended December 31,
	2020	2019	2019	2018
($ in thousands)	(Unaudited)	(Unaudited)
RSG[1]	$566	$325	$874	$521

Total advertising and promotion costs	$566	$325	$874	$521

	Six Months Ended June 30,		Years Ended December 31,
	2020	2019	2019	2018
($ in thousands)	(Unaudited)	(Unaudited)
RSG[1]	$1,810	$922	$2,615	$2,132
LAMB	119	51	380	232
JMB Insurance	3	—	95	65
RSP	—	—	70	—

Total general administrative and other	$1,932	$973	$3,160	$2,429

1 RSI payroll and benefits are managed by RSG whereupon RSI remits amounts for all domestic payroll and benefits to RSG without mark-up. Included within the RSG cost of revenue expenses, advertising and promotional expenses and general and administration and other expenses are costs for RSI domestic payroll and benefits.

2 The PA Affiliated Casinos remit gaming taxes directly to the state of Pennsylvania as the license holder. Included within the PA Affiliated casino expenses above are amounts necessary to pay gaming taxes and Federal excise taxes on online gaming revenue operated by RSI.

9. Operating Leases

During 2018, the Partnership began renting its corporate office facilities under a long-term lease arrangement in New Jersey for a term of four years with two renewal options for two years each. The terms of the lease include scheduled base rent increases, and obligations to pay for a proportionate share of each property’s operating costs and escalations as defined in each lease. The total amount of rental payments due over each lease term is charged to rent expense ratably over the life of each lease.

The Partnership leases office space in Tartu and Colombia under one-year leases that began in November 2014 and February 2018, respectively. The Tartu lease can be extended until either party gives three-months notice of termination of the lease. The Colombia lease can be extended for additional one-year terms until notice is given prior to the end of a one-year term.

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2019, the Partnership entered into a lease agreement for office space in Chicago, IL. This lease commenced in May 2020, has a four-year term and provides for annual lease payments of approximately $0.1 million.

The Partnership determines the term of its leases using the original term and does not include renewals as the renewals were not probable of occurring at the inception of the leases.

The components of lease expense were as follows:

Six Months Ended June 30, 2020
($ in thousands)	(Unaudited)
Operating leases
Operating lease cost	$113

Total lease expense	$113

The following table summarizes quantitative information about the Partnership’s operating leases:

Six Months Ended June 30, 2020
($ in thousands)	(Unaudited)
Operating cash outflow from operating leases	$109
Right-of-use assets exchanged for operating lease liabilities	$971
Weighted-average remaining lease term (in years)	2.4
Weighted-average discount rate – operating leases	6.0%

As of June 30, 2020, future minimum payments under ASC 842 during the next five years and thereafter are as follows ($ in thousands):

Six months ending December 31, 2020	$132
Year ending December 31, 2021	249
Year ending December 31, 2022	264
Year ending December 31, 2023	239
Year ending December 31, 2024	100

Total	984
Less: present value discount	(104)

Operating lease liabilities	$880

As of December 31, 2019, future minimum payments under the non-cancelable operating leases were as follows (in thousands):

Year ending December 31, 2020	$239
Year ending December 31, 2021	249
Year ending December 31, 2022	264
Year ending December 31, 2023	239
Year ending December 31, 2024	100

Total	$1,091

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Total rent expense for the six months ended June 30, 2020 and the years ended December 31, 2019 and 2018 were $0.1 million, $0.4 million and $0.3 million, respectively.

10. Commitments and Contingencies

Legal Matters

The Partnership is not a party to any material legal proceedings and is not aware of any pending or threatened claims except as noted below. From time to time however, the Partnership may be subject to various legal proceedings and claims that arise in the ordinary course of its business activities.

A complaint in a case styled Todd L. Anderson. vs. Rush Street Gaming, LLC and Rush Street Interactive, LLC, Case Number # 120CV04794 that was filed in the United States District Court for the Northern District of Illinois was served on RSI on August 18, 2020, and was amended on September 15, 2020. The amended complaint alleges that Todd Anderson was offered a 1% equity stake in RSI in 2012 that was never issued and asserts breach of contract, promissory estoppel and unjust enrichment claims to recover damages. RSI believes that the complaint is without merit and intends to defend against it, but cannot predict the outcome of the potential impact of this lawsuit and the potential result is not able to be estimated and, therefore, RSI has not recorded a loss on its consolidated financial statements.

Other Contractual Obligations

The Partnership is a party to several non-cancelable contracts with vendors and licensors for marketing and other strategic partnership related agreements where the Partnership is obligated to make future minimum payments under the non-cancelable terms of these contracts as follows:

Six months ending December 31, 2020	$3,744
Year ending December 31, 2021	8,504
Year ending December 31, 2022	3,455
Year ending December 31, 2023	869
Year ending December 31, 2024	10,850
Thereafter	22,890

Total	$50,312

RSI has entered into two agreements with two professional advisory firms that upon a successful transaction, as defined by the terms of each of the agreements, would owe approximately $0.6 million and $3.2 million to the two separate advisory firms.

11. Retirement Plans

In January 2016, the Partnership created a defined contribution employee savings plan under Section 401(k) of the Internal Revenue Code (the “Plan”). All domestic employees who meet minimum age and service requirements are permitted to participate in the Plan. The Plan allows participants to defer up to the lesser of the Internal Revenue Code prescribed maximum amount or 100% of their income on a pre-tax basis through contributions to the Plan. The Partnership matches employee contributions at 100% of the first 4% of eligible compensation. The Partnership contributed $0.1 million and $0.0 million during the six months ended June 30, 2020 and 2019 and $0.1 million and $0.1 million for years ended December 31, 2019 and 2018.

RUSH STREET INTERACTIVE, LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Subsequent Events

The Partnership has completed an evaluation of all subsequent events through October 7, 2020 to ensure that these consolidated financial statements include appropriate disclosure of events both recognized in the consolidated financial statements and events which occurred but were not recognized in the consolidated financial statements. Except as described below, the Partnership has concluded that no subsequent event has occurred that requires disclosure.

On July 27, 2020, the Partnership and dMY Technology Group, Inc. (“dMY”), a publicly traded special purpose acquisition company, entered into a definitive agreement pursuant to which the Partnership and dMY will combine. As a result of the transaction, RSI will become a publicly listed company on the New York Stock Exchange. The consideration payable to the Partnership’s unitholders will consist of a combination of cash and rollover equity in dMY. Upon the closing of the transaction, Mr. Bluhm and his affiliates will hold a controlling economic interest and a controlling voting interest in the combined company. Cash proceeds from the transaction will consist of dMY’s $230 million of cash in trust (subject to reduction for any potential redemptions by existing stockholders of dMY) and an additional $160 million PIPE investment at $10.00 per share in the common stock of dMY. Any cash proceeds from the transaction remaining on the combined company’s balance sheet are expected to be used to accelerate RSI’s growth in both domestic and international markets, support marketing efforts and provide additional working capital. Up to $125 million of cash from the $160 million PIPE will be used to redeem equity from existing RSI unitholders in accordance with the terms of the definitive agreement. The transaction will be structured as an Up-C where the current unitholders of RSI will retain a portion of their unit interests in RSI and will receive an equal number of non-economic voting shares in the combined company. The combined company will also enter into a customary tax receivable arrangement with the current unit holders of RSI, which will provide for the sharing of certain tax benefits as realized by the combined company. The Boards of Directors of both dMY and RSI have each unanimously approved the transaction. The transaction will require the approval of dMY’s stockholders, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close in 2020. Upon closing, dMY intends to change its name to Rush Street Interactive, Inc. and its NYSE trading symbol to “RSI.”

Annex A

AMENDED & RESTATED BUSINESS COMBINATION AGREEMENT

by and among

DMY TECHNOLOGY GROUP, INC.,

RUSH STREET INTERACTIVE, LP,

THE SELLERS SIGNATORY HERETO,

DMY SPONSOR, LLC

and

RUSH STREET INTERACTIVE GP, LLC, IN ITS CAPACITY

AS THE SELLERS’ REPRESENTATIVE HEREUNDER

DATED AS OF OCTOBER 9, 2020

EXHIBITS

Exhibit A – Buyer A&R Certificate of Incorporation

Exhibit B – Buyer A&R Bylaws

Exhibit C – Founder Holders Forfeiture Agreement

Exhibit D – Company A&R LPA

Exhibit E – Tax Receivable Agreement

Exhibit F – Investor Rights Agreement

Exhibit G – Company and Sellers Bring-Down Certificate

Exhibit H – Buyer Bring-Down Certificate

Exhibit I – Unit Power

Exhibit J – Amended Sponsor Letter

Exhibit K – Services Agreement

Exhibit L – Example Pro Forma Calculations

Exhibit M – GP Company LLCA

Exhibit N – Form of Put-Call Agreement

AMENDED & RESTATED BUSINESS COMBINATION AGREEMENT

This Amended & Restated Business Combination Agreement (as may be further amended, restated or amended and restated from time to time, this “Agreement”) is made and entered into as of October 9, 2020, by and among (i) dMY Technology Group, Inc., a Delaware corporation (the “Buyer”), (ii) Rush Street Interactive, LP, a Delaware limited partnership (the “Company”), (iii) the sellers set forth on the signatures pages hereto (collectively, the “Sellers” and each, a “Seller”), (iv) dMY Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and (v) Rush Street Interactive GP, LLC, a Delaware limited liability company, in its capacity as the Sellers’ Representative (in such capacity, the “Sellers’ Representative”). Each of the Buyer, the Company, the Sponsor, the Sellers’ Representative and each Seller is also referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

(A)	WHEREAS, on July 27, 2020 (the “Effective Date”), the Parties entered into that certain Business Combination Agreement (the “Original Agreement”);

(B)

WHEREAS, the Company and each of the Put-Call Sellers (as defined herein) have agreed to enter into a Put-Call Agreement substantially in the form attached hereto as Exhibit N (each, a “Put-Call Agreement” and collectively, the “Put-Call Agreements”), pursuant to which, on the terms and subject to the conditions set forth therein, if, and only if, the Closing occurs on or prior to December 20, 2020 (the “Put-Call Threshold Date”), the Company will have certain call rights and such Put-Call Sellers will have certain put rights, in each case, with respect to such Put-Call Seller’s Put-Call Units (as defined herein) and such Put-Call Units will not be transferred, sold or assigned to the Buyer as Purchased Closing Company Units and/or redeemed by the Company as Redeemed Post-Closing Company Units (each as defined herein) on the terms and subject to the conditions of this Agreement; provided that, if the Closing occurs after the Put-Call Threshold Date, the Put-Call Agreements will automatically be terminated and of no force or effect and the Put-Call Units will be transferred, sold and assigned by the Put-Call Sellers to the Buyer as Purchased Closing Company Units and/or redeemed by the Company as Redeemed Post-Closing Company Units, as applicable, on the terms and subject to the conditions of this Agreement;

(C)

WHEREAS, the Parties desire to amend and restate the Original Agreement in order to incorporate certain changes necessitated by the Put-Call Agreements, including changes to clarify that if the Closing occurs on or prior to the Put-Call Threshold Date, the Purchased Closing Company Units and the Redeemed Post-Closing Company Units will not include the Put-Call Units and that the Contribution Amount (as defined herein), will include the Aggregate Put-Call Consideration Amount (as defined herein);

(D)

WHEREAS, as of the Effective Date the Sellers are, and as of immediately prior to the Closing the Sellers will be, the record and beneficial owners of one hundred percent (100%) of the issued and outstanding Company Interests;

(E)

WHEREAS, the Buyer is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

(F)

WHEREAS, not later than immediately prior to the Closing, the Buyer will amend and restate (i) the Buyer Certificate of Incorporation by adopting the Second Amended and Restated Certificate of Incorporation of Buyer substantially in the form attached hereto as Exhibit A (the “Buyer A&R Certificate of Incorporation”) and (ii) the Buyer Bylaws by adopting the Amended and Restated Bylaws of Buyer substantially in the form attached hereto as Exhibit B (the “Buyer A&R Bylaws”), to (among other things) establish a structure containing Buyer Class A Common Stock, which will carry such economic and voting rights as set forth in the Buyer A&R Certificate of Incorporation and Buyer A&R Bylaws, and Buyer Class V Voting Stock, which will carry only such voting rights as set forth in the Buyer A&R Certificate of Incorporation and Buyer A&R Bylaws;

(G)

WHEREAS, pursuant to the terms and conditions of the Buyer Certificate of Incorporation, in connection with the Closing, all then-outstanding shares of Buyer Class B Common Stock will be converted into shares of Buyer Class A Common Stock (after giving effect to the Amended Sponsor Letter (as defined below)) on a one-for-one basis and into an aggregate number of 5,750,000 shares of Buyer Class A Common Stock (the “Buyer Class B Common Stock Conversion”);

(H)

WHEREAS, in connection with Closing, on the Closing Date (i) the Founder Holders (on a pro rata basis) will collectively subject one million two hundred twelve thousand eight hundred thirteen (1,212,813) shares of Buyer Class A Common Stock held by them that formerly constituted shares of Buyer Class B Common Stock held by the Founder Holders (the “Founder Holders Earnout Shares”) to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of this Agreement; (ii) the Founder Holders will agree to forfeit for no consideration up to one million two hundred five thousand nine hundred thirty-seven (1,205,937) shares of Buyer Class A Common Stock in the aggregate (the “Founder Holders Forfeiture Shares”) to the extent that the Aggregate Available Cash does not equal at least two hundred forty five million dollars ($245,000,000), as more fully set forth in, and subject to the terms and conditions of a Founder Holders Forfeiture Agreement, by and among the Founder Holders, the Sellers’ Representative and the Buyer, in the form attached hereto as Exhibit C (the “Founder Holders Forfeiture Agreement”);

(I)

WHEREAS, as of the Effective Date, the Founder Holders have agreed, at and conditioned upon the Closing, to waive any and all anti-dilution rights described in Buyer’s Certificate of Incorporation or otherwise with respect to the shares of Buyer Class A Common Stock (that formerly constituted shares of Buyer Class B Common Stock held by the Founder Holders) held by the Founder Holders, as more fully set forth in, and subject to the terms and conditions of, an Amendment to Sponsor Letter and Founder Holders’ Representative Appointment, by and between the Founder Holders, the Sellers’ Representative, the Company and the Buyer, in the form attached hereto as Exhibit J (the “Amended Sponsor Letter”);

(J)

WHEREAS, in connection with Closing, on the Closing Date, the Buyer will subject one million two hundred twelve thousand eight hundred thirteen (1,212,813) Issued Company Units (the “Buyer Earnout Company Units”) to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of this Agreement;

(K)

WHEREAS, prior to the Closing, the Company will effectuate a recapitalization, pursuant to which all Common A-1 Company Units, the Common A-2 Company Units, the Common B-1 Company Units, the Common B-2 Company Units and the Preferred Company Units held by the Sellers will be converted or exchanged (whether by direct exchange, merger or otherwise) into a number of Company Units designated as “Class A Common Units” in the amounts determined in accordance with the Recapitalization Agreement and to be set forth in the Company A&R LPA (as defined below), the result of which will be that the Sellers will collectively hold a single class of Company Units as of immediately prior to the Closing (the “Recapitalization”);

(L)

WHEREAS, within three (3) Business Days following the Effective Date, the Buyer (A) (i) formed the GP Company as further described in Section 7.22, for purposes of acting as the general partner of the Company from and after the Closing and holding the non-economic general partner Equity Interests of the Company, and (ii) caused the GP Company and the Buyer to enter into a limited liability agreement of the GP Company in the form attached hereto as Exhibit M (the “GP Company LLCA”) and (B) formed the Additional Special Limited Partner as further described in Section 7.23, for the purposes set forth therein;

(M)

WHEREAS, in connection with the adoption of the Buyer A&R Certificate of Incorporation and Buyer A&R Bylaws, the Buyer will change its name from “dMY Technology Group, Inc.” to “Rush Street Interactive, Inc.” (the “Name Change”);

(N)

WHEREAS, simultaneously with the Closing, the Sellers shall amend and restate the Company’s LPA by adopting the Amended and Restated Limited Partnership Agreement of the Company in the form attached hereto as Exhibit D (the “Company A&R LPA”) to, among other things, reflect the Recapitalization, to permit the issuance and ownership of the Equity Interests of the Company as contemplated to be issued and owned upon consummation of the transactions contemplated by this Agreement (collectively, the “Company Units”), admit the GP Company as the general partner of the Company, otherwise amend and restate the rights and preferences of the Company Units and set forth the rights and preferences of the Company Units, and establish the ownership of the Company Units by the Persons indicated in the Company A&R LPA, in each case, as set forth in the Company A&R LPA;

(O)

WHEREAS, in connection with Closing, on the Closing Date, the Sellers (on a pro rata basis) will collectively subject (i) fifteen million (15,000,000) Retained Company Units held by them (the “Sellers Earnout Company Units” and together with the Buyer Earnout Company Units, the “Earnout Company Units”) and (ii) fifteen million (15,000,000) shares of the Buyer Class V Voting Stock distributed to them by the Company (the “Sellers Earnout Voting Shares” and together with the Founder Holders Earnout Shares, the “Earnout Shares”) to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of this Agreement;

(P)

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, (a) the Buyer wishes to acquire (i) the Issued Company Units (including the Buyer Earnout Company Units) from the Company in exchange for the Contribution Amount and that number of shares of Buyer Class V Voting Stock equal to the number of Retained Company Units (including the Sellers Earnout Voting Shares) and (ii) the Purchased Closing Company Units from the Sellers in exchange for the Purchased Company Unit Closing Cash Consideration, and certain rights under the Tax Receivable Agreement, in each case, in accordance with the terms of this Agreement and (b) the Company and the Buyer wish to effect the contribution and redemption transactions in respect of the Redeemed Post-Closing Company Units;

(Q)

WHEREAS, simultaneously with the Closing, Sellers, the Sellers’ Representative, the Company and the Buyer will enter into a Tax Receivable Agreement in the form attached hereto as Exhibit E (the “Tax Receivable Agreement”);

(R)

WHEREAS, simultaneously with the Closing, the Sellers, the Sellers’ Representative, the Founder Holders and the Buyer will enter into an Investor Rights Agreement in the form attached hereto as Exhibit F (the “Investor Rights Agreement”);

(S)	WHEREAS, simultaneously with the Closing, the Company and certain Interested Parties will enter into a Services Agreement in the form attached hereto as Exhibit K (the “Services Agreement”);

(T)

WHEREAS, (i) prior to the Effective Date, the Company provided to the Buyer copies of the employment agreements between each Key Company Employee and the Company that exist as of the Closing (if any), which such agreements will continue to be in effect as of the Closing and (ii) simultaneously with and conditioned upon the Closing, the Company and Gregory A. Carlin will enter into an employment agreement in form and substance reasonably mutually acceptable to the parties thereto, which agreement shall, for the avoidance of doubt, not require that the full business time and attention of Gregory A. Carlin be devoted to the Company and/or its Subsidiaries (the agreement in clause (ii), the “Employment Agreement”);

(U)

WHEREAS, on or prior to the Effective Date, the Buyer and the Company have obtained commitments from certain Equity Financing Sources (as defined herein) for a private placement of shares of Buyer Class A Common Stock pursuant to the terms of one or more Subscription Agreements (as defined herein), such private placements to be consummated prior to or upon the consummation of the transactions contemplated by this Agreement, and whereas from and after the Closing until the Post-Closing Financing End Date (as defined herein), the Buyer and the Company may enter into one or more Subscription Agreements with Equity Financing Sources in accordance with the terms and subject to the conditions set forth herein and in such Subscription Agreement(s); and

(V)

WHEREAS, as a condition to the consummation of the transactions contemplated by this Agreement and by the Ancillary Agreements, the Buyer shall provide an opportunity to the Buyer Stockholders to exercise their rights to participate in the Buyer Share Redemption, on the terms and subject to the conditions and limitations, set forth in this Agreement and the applicable Buyer Governing Documents in conjunction with, inter alia, obtaining approval from the Buyer Stockholders for the transactions contemplated by this Agreement and by the Ancillary Agreements.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1    Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“Acquired Closing Company Units” means that number of Company Units equal to the aggregate number of shares of Buyer Class A Common Stock outstanding as of the Closing (after giving effect to the Buyer Class B Common Stock Conversion, Buyer Share Redemptions and any Buyer Class A Common Stock purchased in connection with any Permitted Equity Financing at or prior to the Closing, if any).

“Additional Buyer Filings” has the meaning set forth in Section 7.9(f).

“Adjusted Company Enterprise Value” has the meaning set forth in Section 2.3(b)(vi).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.

“Affiliate Employee Benefit Plan” means each Company Employee Benefit Plan in which any of the RSI Companies participates that is not maintained by any of the RSI Companies.

“Affiliated Transactions” has the meaning set forth in Section 3.24(a).

“Aggregate Available Cash” means, as of the time of determination, an amount equal to the sum of (without duplication) (a) the Available Closing Date Cash plus (b) the aggregate proceeds received by the Buyer from any Permitted Equity Financing to the extent consummated after the Closing and on or prior to the Post-Closing Financing End Date.

“Aggregate Put-Call Consideration Amount” means the sum of all Put-Call Consideration Amounts (if any).

“Agreement” has the meaning set forth in the Preamble.

“Amended Sponsor Letter” has the meaning set forth in the Recitals.

“Ancillary Agreements” means the Founder Holders Forfeiture Agreement, the Company A&R LPA, the GP Company LLCA, the Tax Receivable Agreement, the Investor Rights Agreement, the Services Agreement, the Employment Agreement, the Amended Sponsor Letter, the Subscription Agreements, the Unit Powers, the Put-Call Agreements, and each other agreement, instrument and certificate required by this Agreement to be executed by any of the Parties as contemplated by this Agreement, in each case only as applicable to the relevant Party or Parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, the Canada Corruption of Foreign Public Officials Act of 1999, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the Money Laundering Control Act of 1986, as amended, and any other applicable Law related to money laundering of any jurisdictions in which any RSI Company conducts business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Applicable Gaming Law” means all applicable laws, statutes, regulations, by-laws, subordinate legislation, regulatory policies (including any requirement, standard, guidance, announcement or notice of any Gaming Regulatory Authority) or industry codes of practice or conduct which are relevant to the RSI Companies’ gaming activities and which, in each case, have a binding legal effect.

“Available Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account, less amounts required for the Buyer Share Redemptions and less the aggregate amount of Transaction Expenses incurred by the Parties plus (b) the aggregate proceeds received by the Buyer from any Permitted Equity Financing to the extent consummated at, or prior to, the Closing.

“Business Combination” has the meaning ascribed to such term in the Buyer Certificate of Incorporation and the Buyer Bylaws.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Buyer” has the meaning set forth in the Preamble.

“Buyer A&R Bylaws” has the meaning set forth in the Recitals.

“Buyer A&R Certificate of Incorporation” has the meaning set forth in the Recitals.

“Buyer Board” means, at any time, the board of directors of the Buyer.

“Buyer Board Recommendation” has the meaning set forth in Section 5.1.

“Buyer Bylaws” means the bylaws of the Buyer, dated as of February 20, 2020, as in effect on the Effective Date.

“Buyer Capital Stock” means (a) prior to the Closing, the Buyer Class A Common Stock and the Buyer Class B Common Stock and (b) following the Closing, the Buyer Class A Common Stock and the Buyer Class V Voting Stock.

“Buyer Certificate of Incorporation” means the amended and restated certificate of incorporation of Buyer, dated as of February 20, 2020, as in effect on the Effective Date.

“Buyer Class A Common Stock” means the Class A common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the Buyer Certificate of Incorporation and the Buyer A&R Certificate of Incorporation.

“Buyer Class B Common Stock” means the Class B common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the Buyer Certificate of Incorporation.

“Buyer Class B Common Stock Conversion” has the meaning set forth in the Recitals.

“Buyer Class V Voting Stock” means the Class V common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the Buyer A&R Certificate of Incorporation.

“Buyer Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving the Buyer and a third party, other than the Sellers or the RSI Companies; provided that, notwithstanding anything herein to the contrary, “Buyer Competing Transaction” shall be deemed to exclude any transaction, arrangement, Contract or understanding involving any Person (other than the Buyer) that is the Sponsor, an Affiliate of the Sponsor or the Sponsor’s equityholders so long as such transaction, arrangement, Contract or understanding does not (i) involve the Buyer or any assets (including, for this purpose, the Trust Account and the Permitted Equity Financing) or Equity Interests or debt securities of the Buyer or (ii) impede, interfere with or prevent, or that would not reasonably be expected to materially delay, the transactions contemplated hereby.

“Buyer’s Disclosure Letter” means the Disclosure Letter delivered by the Buyer to Sellers concurrently with the execution and delivery of this Agreement.

“Buyer Earnout Company Units” has the meaning set forth in the Recitals.

“Buyer Executives” means Niccolo de Masi and Harry You.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization; Authority; Enforceability), Section 5.2 (Capitalization), Section 5.3 (Brokerage), Section 5.4 (Trust Account) and Section 5.12 (Investment Intent).

“Buyer Governing Documents” means, at any time prior to the Closing, the Buyer Certificate of Incorporation and the Buyer Bylaws, and, at any time following the Closing, the Buyer A&R Certificate of Incorporation and the Buyer A&R Bylaws, as in effect at such time.

“Buyer Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would be reasonably expected to have a material and adverse effect upon the ability of the Buyer to perform its obligations and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided that the consummation of any Buyer Share Redemptions shall not be deemed to constitute a Buyer Material Adverse Effect.

“Buyer Parties” has the meaning set forth in Section 11.2(a).

“Buyer Post-Closing Representation” has the meaning set forth in Section 11.16(b)(i).

“Buyer Public Securities” has the meaning set forth in Section 5.8.

“Buyer SEC Documents” has the meaning set forth in Section 5.5(a).

“Buyer SEC Filings” means the forms, reports, schedules, registration statements and other documents required to be filed by the Buyer with the SEC, including the Proxy Statement, Additional Buyer Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“Buyer Share Redemption” means the election of an eligible holder of the Buyer Class A Common Stock (as determined in accordance with the applicable Buyer Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s Buyer Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the applicable Buyer Governing Documents and the Trust Agreement), by tendering such holders Buyer Class A Common Stock for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Buyer Stockholder Meeting.

“Buyer Stockholder Meeting” means a special meeting of the Buyer Stockholders to vote on the Buyer Stockholder Voting Matters.

“Buyer Stockholder Voting Matters” means, collectively, proposals to approve (a) the adoption of this Agreement and the transactions contemplated by this Agreement, (b) the proposed Buyer A&R Certificate of Incorporation, (c) the adoption of the LTIP, (d) the issuance of the Buyer Class A Shares and Buyer Class V Voting Stock, including the Earnout Shares, pursuant to this Agreement, to the extent required by the Stock Exchange, and (e) any other proposals that are required for the consummation of the transactions contemplated by this Agreement that are submitted to, and require the vote of, the Buyer Stockholders in the Proxy Statement and agreed to by the Buyer and the Company.

“Buyer Stockholders” means the holders of the Buyer Class A Common Stock and Buyer Class B Common Stock, in each case, as of immediately prior to the Closing.

“Buyer Warrants” has the meaning set forth in Section 5.2(a).

“Change of Control” means, solely for purposes of Section 2.9, (a) a direct or indirect sale, lease, transfer or other disposition of all or substantially all of the assets of the RSI Companies (taken as a whole) in any transaction or series of related transactions to a Person or a “group” (as such term is defined under Regulation 13D under the Securities Exchange Act) that is not an Interested Party whereby the proceeds available for distribution in connection with such transaction or series of transactions is equal to or greater than ten dollars ($10) per share of Buyer Class A Common Stock or per Company Unit, as applicable (as adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization or the like), (b) any merger, consolidation or reorganization to which Buyer or the Company, on the one hand, and a Person or a “group” (as such term is defined under Regulation 13D under the Securities Exchange Act) that is not an Interested Party, on the other hand, are parties in which the price per share of Buyer Class A Common Stock or the price per Company Unit, as applicable, in such transaction is equal to or greater than ten dollars ($10) per share of Buyer Class A Common Stock or per Company Unit, as applicable (as adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization or the like), except for a merger, consolidation or reorganization in which, after giving effect to such merger, consolidation or reorganization, the holders of the Buyer’s or the Company’s outstanding Equity Interests (on a fully-diluted basis) immediately prior to the merger, consolidation or reorganization will own directly or indirectly, immediately following the merger, consolidation or reorganization, Equity Interests representing a majority of the Buyer Class A Common Stock or Company Units, as applicable, (c) any sale, transfer or issuance or series of related sales, transfers and/or issuances of the Equity Interests of the Buyer or the Company which results in a Person or a “group” (as such term is defined under Regulation 13D under the Securities Exchange Act) that is not an Interested Party beneficially owning Equity Interests representing a majority of the Equity Interests of the Buyer or the Company if the price per share of Buyer Class A Common Stock or the price per Company Unit, as applicable, in such transaction or series of transactions is equal to or greater than ten dollars ($10) per share of Buyer Class A Common Stock or per Company Unit, as applicable (as adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization or the like); or (d) one or both of the following has occurred on or prior to the three (3)-year anniversary of the Closing Date: (x) any sale, transfer or issuance or series of related sales, transfers and/or issuances of the Equity Interests of the Buyer or the Company by one or more Sellers (or their Permitted Transferees (as defined in the Investor Rights Agreement), such that, following such sale, transfer or issuance,

Sellers and their Permitted Transferees (taken together) hold less than fifty percent (50%) of the issued and outstanding Equity Interests of the Buyer or the Company and (y) which results in a “person” or a “group” (as such term is defined under Regulation 13D under the Securities Exchange Act) that is not Seller or a Permitted Transferee of a Seller beneficially owning a percentage of the Equity Interests of the Buyer or the Company that is greater than the percentage of the Equity Interests of the Buyer or the Company beneficially owned by Sellers and their Permitted Transferees (taken together). For the avoidance of doubt, the Recapitalization shall not constitute a Change of Control.

“Clayton Act” means the Clayton Act of 1914.

“Closing Form 8-K” has the meaning set forth in Section 7.9(g).

“Closing Press Release” has the meaning set forth in Section 7.9(g).

“Code” means the Internal Revenue Code of 1986, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Common A-1 Company Units” means the Units (as defined in the Company’s LPA) issued and outstanding immediately prior to the consummation of the Recapitalization which are Common A-1 Units (as defined in the Company’s LPA).

“Common A-2 Company Units” means the Units (as defined in the Company’s LPA) issued and outstanding immediately prior to the consummation of the Recapitalization which are Common A-2 Units (as defined in the Company’s LPA).

“Common B-1 Company Units” means the Units (as defined in the Company’s LPA) issued and outstanding immediately prior to the consummation of the Recapitalization which are Common B-1 Units (as defined in the Company’s LPA).

“Common B-2 Company Units” means the Units (as defined in the Company’s LPA) issued and outstanding immediately prior to the consummation of the Recapitalization which are Common B-2 Units (as defined in the Company’s LPA).

“Company” has the meaning set forth in the Preamble.

“Company 2021 Net Revenue” means the consolidated net revenue of the RSI Companies for the fiscal year ending December 31, 2021, calculated (a) using the results of the RSI Companies’ completed financial audit for such fiscal year and (b) consistently with the past practices and methodologies of the RSI Companies as illustrated by the net revenue calculations for the fiscal year ending December 31, 2019 set forth on Section 1.1(a) of the Company and Sellers’ Disclosure Letter.

“Company 2021 Net Revenue Earnout Achievement Percentage” means, (a) if Company 2021 Net Revenue equals (but does not exceed) $270,000,000, twenty-five percent (25%), (b) if Company 2021 Net Revenue exceeds $270,000,000 but is less than $300,000,000, the percentage calculated as the sum of, (i) twenty-five percent (25%) plus (ii) the product of (represented as a percentage) (x) seventy-five percent (75%) multiplied by (y) the quotient of, (1) the difference of (A) the Company 2021 Net Revenue minus (B) two hundred seventy million dollars ($270,000,000) divided by (2) thirty million dollars ($30,000,000), and (c) if Company 2021 Net Revenue equals or exceeds $300,000,000, one hundred percent (100%); provided that in no event may the Company 2021 Net Revenue Earnout Achievement Percentage exceed one hundred percent (100%).

“Company A&R LPA” has the meaning set forth in the Recitals.

“Company and Sellers’ Disclosure Letter” means the Disclosure Letter delivered by Sellers and the Company to the Buyer concurrently with the execution and delivery of this Agreement.

“Company Dispute Notice” has the meaning set forth in Section 2.3(b)(iv).

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or individual independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory or benefit plan, program, policy, arrangement or Contract, in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by any of the RSI Companies or under or with respect to which any of the RSI Companies has any Liability.

“Company Enterprise Value” means an amount equal to one billion seven hundred twenty five million dollars ($1,725,000,000).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.3 (Capitalization), and Section 3.14 (Brokerage).

“Company Interests” means the issued and outstanding limited partnership interests of the Company as of the Effective Date.

“Company Post-Closing Representation” has the meaning set forth in Section 11.16(a)(i).

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company.

“Company Transaction Expense Cap” shall be an amount equal to Twelve Million Five Hundred Thousand Dollars ($12,500,000).

“Company Transaction Expenses” means the aggregate Transaction Expenses incurred by, or attributable to, (i) any of the Sellers, (ii) any equityholder of a Seller or (iii) the RSI Companies, in each case, as set forth herein, and in the case of Sellers or any equityholder of any Seller, only to the extent an RSI Company is obligated to pay, has paid or agreed to pay such Transaction Expense, in each case, as set forth herein.

“Company Transaction Expenses Certificate” has the meaning set forth in Section 2.3(b)(i).

“Company Units” has the meaning set forth in the Recitals.

“Company’s LPA” means the Limited Partnership Agreement of the Company, dated as of December 19, 2019, as in effect as of the Effective Date and as of immediately prior to the Closing.

“Competing Transaction” means (a) any transaction involving, directly or indirectly, any Seller or any RSI Company, which upon consummation thereof, would (x) result in any RSI Company entity becoming a public company or (y) which would impede, interfere with or prevent the transactions contemplated hereby, or otherwise agree to, make, implement or consummate any of the foregoing, (b) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of any material portion of the assets (including Intellectual Property) or business of the RSI Companies, taken as a whole (but excluding the sale of assets in the Ordinary Course of Business that in the aggregate could not reasonably be expected to impede, interfere with, prevent, or would reasonably be expected to materially delay the transactions contemplated hereby), (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale, option, right of first refusal with respect to a sale or similar preemptive right with respect to a sale or other business combination or similar transaction) of equity, voting interests or debt securities of any RSI Company (excluding any such sale between or among the RSI Companies), or rights, or securities that grant rights, to receive the same including profits interests, phantom equity, options, warrants, convertible or preferred stock or other equity-linked securities (except, in each case, as contemplated by this Agreement), (d) any direct or indirect acquisition (whether by merger, acquisition, share exchange, reorganization, recapitalization, joint venture, consolidation or similar business combination transaction), but excluding procurement of assets in the Ordinary Course of Business (but not the acquisition of a Person or business via an asset transfer), by any RSI Company of the equity or voting interests of, or a material portion of the assets or business of, a third party (except, in each case, as contemplated by this Agreement), or (e) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any RSI Company (except to the extent contemplated by the terms of this Agreement), in all cases of clauses (a) through (e), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer (including any Interested Party or any representatives of any Interested Party); provided that, notwithstanding anything herein to the contrary, “Competing Transaction” shall be deemed to exclude any transaction, arrangement, Contract or understanding involving any Person (other than an RSI Company) that is an Affiliate of any Seller or any Interested Party so long as such transaction, arrangement, Contract or understanding does not involve any RSI Company or any assets or Equity Interests or debt securities of the RSI Companies.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 15, 2020, between the Buyer, Sponsor and the Company, as amended by the parties thereto on July 9, 2020 and as further amended or modified from time to time.

“Contract” means any written or oral contract, agreement, license or Lease.

“Contribution Amount” means the Available Closing Date Cash minus the Purchased Company Unit Closing Cash Consideration. For the avoidance of doubt, the Contribution Amount shall include the Aggregate Put-Call Consideration Amount (if any).

“Copyleft Terms” has the meaning set forth in Section 3.10(d).

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order, directive, guidelines or recommendations by an applicable Governmental Entity in connection with or in response to the COVID-19 pandemic, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“D&O Provisions” has the meaning set forth in Section 7.12(a).

“Disclosure Letters” means the Buyer’s Disclosure Letter and the Company and Sellers’ Disclosure Letter.

“Dispute Notice” has the meaning set forth in Section 2.3(b)(iv).

“Earnout Company Units” has the meaning set forth in the Recitals.

“Earnout Notice” has the meaning set forth in Section 2.9(b)(ii).

“Earnout Restrictions” has the meaning set forth in Section 2.9(b)(iv).

“Earnout Revenue Objection” has the meaning set forth in Section 2.9(b)(vi).

“Earnout Shares” has the meaning set forth in the Recitals.

“Earnout Statement” has the meaning set forth in Section 2.9(b)(vi).

“Effective Date” has the meaning set forth in the Preamble.

“Employment Agreement” has the meaning set forth in the Recitals.

“Equity Financing Sources” means Persons that have entered into Subscription Agreements to purchase for cash Buyer Class A Common Stock from the Buyer pursuant to a Permitted Equity Financing on or prior to the Post-Closing Financing End Date.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Example Pro Forma Calculations” means the example pro forma calculations attached hereto as Exhibit L, which have been prepared in full and complete accordance with the definitions contained herein and, notwithstanding anything herein to the contrary and for the avoidance of doubt, shall be used for illustrative purposes only.

“Executives” means Neil Bluhm, Greg Carlin, Richard Schwartz, Einar Roosileht and Mattias Stetz.

“Export Control Laws” means export, import, deemed export, transfer, and retransfer controls contained in the U.S. Export Administration Regulations.

“Extended Outside Date” has the meaning set forth in Section 10.1(c).

“Family Members” means (a) (i) the Executives, (ii) the spouse and lineal descendants (whether natural or adopted) of any Executive, (iii) any spouse of any of the individuals described in clause (ii), and (iv) a trust solely for the benefit of any individuals described in the foregoing clauses (i) through (iii); and (b) any siblings or parents of any of the individuals described in clause (a)(i) through (iii); provided, that, with respect any representation or warranty related to an Interested Party or Family Member, clause (b) shall be limited to the Knowledge of the Company.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Final Company Transaction Expenses” has the meaning set forth in Section 2.3(b)(iv).

“Final Sponsor Transaction Expenses” has the meaning set forth in Section 2.3(b)(iv).

“Founder Holders” means each of the Sponsor, Darla Anderson, Francesca Luthi and Charles E. Wert.

“Founder Holders Earnout Shares” has the meaning set forth in the Recitals.

“Founder Holders Forfeiture Agreement” has the meaning set forth in the Recitals.

“Founder Holders Forfeiture Shares” has the meaning set forth in the Recitals.

“Fraud” means actual common law fraud committed by a Party with respect to the making of the representations and warranties set forth in this Agreement or any Ancillary Agreement, as applicable.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Gaming Regulatory Authority” means the competent Governmental Entity in any jurisdiction regulating the gambling, betting and gaming activities (if any), including, for the avoidance of doubt, the Governmental Entities issuing the RSI Companies Relevant Licenses.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, tribal, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any Gaming Regulatory Authority.

“GP Company” has the meaning set forth in the Recitals.

“GP Company LLCA” has the meaning set forth in the Recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax Returns” means Tax Returns relating to Income Taxes.

“Income Taxes” means Taxes (a) imposed on, or with reference to, net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indebtedness” means, with respect to a Party, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which such Party has guaranteed payment; (d) all capitalized Lease obligations or obligations required to be capitalized in accordance with GAAP; (e) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (excluding any purchase commitments for capital expenditures or otherwise incurred in the Ordinary Course of Business); (f) reimbursement obligations under any drawn letters of credit; and (g) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments; provided, however, that, in the case of the RSI Companies, ‘Indebtedness’ shall not include any Indebtedness between or among the Company and any of its Subsidiaries that are directly or indirectly wholly-owned by the Company.

“Independent Accountant” has the meaning set forth in Section 2.9(b)(i).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisionals, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of source, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Trademarks”), (c) Internet domain names and rights of publicity and in social media usernames, handles, and accounts; (d) all works of authorship, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (e) all mask works and design rights and all applications, registrations, and renewals in connection therewith, (f) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (g) all rights in Software.

“Interested Party” means (i) the Seller Executives, (ii) the Sellers, (iii) in the case of any Seller that is an entity, any direct or indirect equityholder of such Seller or any of its respective Affiliates (other than any RSI Company), and (iv) in the case of the Seller Executives and any Seller that is an individual, any Family Member or Affiliate of such Seller Executive or Seller (other than any RSI Company).

“Investor Rights Agreement” has the meaning set forth in the Recitals.

“Issued Company Units” means the number of Acquired Closing Company Units minus the number of Purchased Closing Company Units.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, owned by one of the RSI Companies or outsourced, used, or held for use in the operation of the RSI Companies.

“K&E” has the meaning set forth in Section 11.16(a)(i).

“Key Company Employees” means the employees of the RSI Companies listed on Section 1.1(b) of the Company and Sellers’ Disclosure Letter.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives, (b) as used in the phrase “to the Knowledge of Sellers” or phrases of similar import means the actual knowledge of any of the Seller Executives, (c) as used in the phrase “to the Knowledge of such Seller” or phrases of similar import means the actual knowledge of the applicable Seller, and (d) as used in the phrase “to the Knowledge of the Buyer” or phrases of similar import means the actual knowledge of the Buyer Executives.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations and rulings of a Governmental Entity, including common law and Applicable Gaming Law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the RSI Companies.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any RSI Company holds any Leased Real Property.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority, easements, covenants, restrictions and security interests thereon.

“Lookback Date” means the date which is two (2) years prior to the Effective Date.

“LTIP” has the meaning set forth in Section 7.4.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of the RSI Companies, taken as a whole, or (b) the ability of Sellers or the RSI Companies, taken as a whole, to perform their respective obligations and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that, with respect to the foregoing clause (a), none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the RSI Companies operate; (ii) the public announcement or pendency of the transactions contemplated by this Agreement; (iii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Effective Date; (iv) any failure of any RSI Company to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (v) any change in the financial, banking, or securities markets; (vii) any strike, embargo, labor disturbance, riot, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (viii) any national or international political conditions in or affecting any jurisdiction in which the RSI Companies conduct business; (ix) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (x) any consequences arising from any action by a Party required by this Agreement (other than the Company’s compliance with Section 6.1(a) hereof, except as a result of the failure of Buyer to consent to an action following request for such consent by such Party in accordance with this Agreement); or (xi) any consequences arising from any action taken (or omitted to be taken) by any Seller or any RSI Company at the written request of Buyer; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (iii), (v), (vi) and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur only to the extent such event, circumstance or state of facts has a material and disproportionate effect on the RSI Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the RSI Companies operate.

“Material Leases” means all Leases for each Leased Real Property which provides for a current monthly base rent of more than $50,000.00.

“Material Suppliers” means the top five (5) suppliers (determined by the amount purchased) of the RSI Companies, taken as a whole, for the fiscal year ended December 31, 2019.

“Minimum Stock Sale Price” means a price per share of Buyer Class A Common Stock that is ten dollars ($10.00).

“Net Company Enterprise Value Adjustment Amount” means the positive or negative amount, as the case may be, calculated as the difference between (a) the aggregate amount (if any) by which the aggregate Final

Sponsor Transaction Expenses exceed the Sponsor Transaction Expense Cap minus (b) the aggregate amount (if any) by which the aggregate Final Company Transaction Expenses exceed the Company Transaction Expense Cap, in each case as finally determined in accordance with Section 2.3(b); provided, that if (i) the Final Company Transaction Expenses exceed the Company Transaction Expense Cap and (ii) one or more of the Sellers, in their sole respective discretion, elects to pay all or any portion of the amount by which the Final Company Transaction Expenses exceed the Company Transaction Expense Cap, as applicable, then the Net Company Enterprise Value Adjustment Amount shall not be reduced by the amount of any such excess actually paid by such Seller(s); provided that such payment does not come from cash from any of the RSI Companies.

“Non-Party Affiliate” has the meaning set forth in Section 11.15.

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, (a) any action taken or not taken by such Person in the ordinary course of business consistent with past practice, and (b) any other action taken or not taken by such Person in response to the actual or anticipated effect on such Person’s business of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (b) in connection with or in response to COVID-19.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the RSI Companies.

“Party” or “Parties” has the meaning set forth in the Recitals.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Affiliate Transactions” means Tax Distributions and any item set forth on Section 1.1(c) of the Company and Sellers’ Disclosure Letter.

“Permitted Equity Financing” means purchases of Buyer Class A Common Stock at a price per share no less than the Minimum Stock Sale Price consummated (a) on or before the Closing Date, in accordance with Section 5.16 or (b) after the Closing and on or before the Post-Closing Financing End Date by Equity Financing Sources pursuant to Section 7.15.

“Permitted Inducement” shall have the meaning given to such term in the definition of “Transaction Expenses.”

“Permitted Liens” means (a) Liens securing obligations under capital leases; (b) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects, irregularities in and other similar Liens of record affecting title to the property which do not materially impair the use or occupancy of such real property in the operation of the business of any of the RSI Companies as currently conducted thereon; (c) Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof on the books and records of the RSI Companies); (d) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (f) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws; (g) Liens arising under municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not restrict or are not violated by the RSI Companies’ current use of its real property; (h) in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof; provided that any Material Lease shall provide for automatic subordination, non-disturbance and attornment of mortgage liens for the benefit of the Company or applicable Subsidiary or for which a subordination, non-disturbance and attornment agreement has been provided for the benefit of the Company or applicable Subsidiary; (i) Securities Liens; (j) non-exclusive licenses of Owned Intellectual Property granted to customers or casinos in the Ordinary Course of Business; and (k) those Liens set forth on the Section 1.1(d) of the Company and Sellers’ Disclosure Letter.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means information that identifies an individual or can be used to contact an individual including name, address, retina or iris scan, fingerprint, voiceprint, scan of hand or face geometry and all other biometric data, geolocation information, credit or debit card or bank account number, or any other personally identifiable information.

“Post-Closing Financing End Date” means the fifth (5th) Business Day following the Closing Date.

“Post-Closing Issued Company Units” has the meaning set forth Section 2.1(b)(ii).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Preferred Company Units” means the Units (as defined in the Company’s LPA) issued and outstanding immediately prior to the consummation of the Recapitalization which are Preferred Units (as defined in the Company’s LPA).

“Premium Cap” has the meaning set forth in Section 7.12(b)(ii).

“Privacy and Security Requirements” means (a) all applicable Privacy Laws, (b) all applicable information, network and technology security laws and contractual requirements, (c) provisions relating to Processing of Personal Information in all applicable Privacy Contracts, (d) all applicable Privacy Policies and (e) the Payment Card Industry Data Security Standard.

“Privacy Contracts” means all Contracts between any RSI Company and any Person that govern the Processing of Personal Information.

“Privacy Laws” means all Laws pertaining to the collection, storage, use, access, disclosure, processing, security, modification, destruction, and transfer of Personal Information.

“Privacy Policies” means all written, external-facing policies of any RSI Company relating to the Processing of Personal Information, including all website and mobile application privacy policies.

“Proceeding” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Prohibited Affiliate Transactions” means, except for (a) Permitted Affiliate Transactions, (b) those Prohibited Affiliate Transactions consented to (not to be unreasonably withheld, conditioned or delayed) in writing by Buyer after the Effective Date, and (c) the transactions contemplated by this Agreement or the Ancillary Agreements, any of the following transactions:

(a)    the declaration, making or payment of any dividend, other distribution or return of capital (whether in cash or in kind) to any Seller (or if any Seller transfers its Company Interests before the Closing Date to another Interested Party, then such Interested Party) by any RSI Company, other than to another RSI Company;

(b)    any payment by any RSI Company to any Interested Party in connection with any redemption, purchase or other acquisition of shares of capital stock, partnership interests or other securities of any RSI Company;

(c)    any (i) loan made or owed by any RSI Company to any Interested Party, or (ii) payment made or Liability incurred, assumed or indemnified, whether in cash or kind, by any RSI Company to, or on behalf of, or for the benefit of, any Interested Party or any payments made to any officer, director, employee or independent contractor of an Interested Party solely to the extent such payment is made to such officer, director, employee or independent contractor in his, her or its capacity as an officer, director, employee or independent contractor of an Interested Party, other than compensation, benefits or expense reimbursement (in each case, of the types available to the Executives or otherwise on arms’ length terms) paid or provided in the Ordinary Course of Business to individuals who are employees of any RSI Company;

(d)    any Lien (other than those Permitted Liens referenced in clause (j) of the definition of Permitted Liens) made, created or granted over any asset of any RSI Company in favor of any Interested Party;

(e)    any guarantee by any RSI Company of any Liability of any Interested Party;

(f)    any discharge, forgiveness or waiver by any RSI Company of any Liability owed by any Interested Party to any RSI Company;

(g)    material increases in the compensation or bonus payable by any RSI Company to any Interested Party;

(h)    the sale, purchase, transfer, license, sublicense, covenant not to assert, or disposal of any Intellectual Property or material equipment owned by any RSI Company to or in favor of an Interested Party;

(i)    the sale, purchase, transfer or disposal of any material asset or right of any RSI Company not referenced in clause (h) above to or in favor of an Interested Party, other than in the Ordinary Course of Business;

(j)    except as set forth on Section 3.14 or Section 4.6 of the Company and Sellers’ Disclosure Letter or as included as a Company Transaction Expense, any Liability, in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any Seller, RSI Company or the Buyer to pay any financial advisor fee, investment banker fee, finder’s fee, brokerage or agent’s commissions or other similar payments or reimburse expenses of any of the foregoing; and

(k)    any commitment or agreement to do any of the foregoing.

“Pro Rata Basis” means (a) with respect to each Seller, in accordance with the ratio calculated by dividing (x) the number of Retained Company Units held by such Seller as of immediately following the Closing, by

(y) the aggregate number of Retained Company Units held by all of the Sellers as of immediately following the Closing, and (b) with respect to each Founder Holder, in accordance with the ratio calculated by dividing (x) the number of Buyer Class A Common Stock (following the Buyer Class B Common Stock Conversion) held by such Founder Holder as of immediately following the Closing, by (y) the aggregate number of Buyer Class A Common Stock (following the Buyer Class B Common Stock Conversion) held by all of the Founder Holders as of immediately following the Closing.

“Proxy Statement” means the Proxy Statement on Schedule 14A to be filed with the SEC by the Buyer in connection with the Buyer Stockholder Meeting.

“Publicly Available Software” means any Software (or portion thereof) (i) that is distributed (A) as free Software or open source Software (including, for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, Mozilla Public License, or Apache Software License), or (B) pursuant to open source, copyleft or similar licensing and distribution models, or (ii) that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no or minimal charge.

“Purchased Closing Company Units” means that number of Company Units equal to the quotient of (a) the Purchased Company Unit Closing Cash Consideration divided by (b) ten dollars ($10.00). For the avoidance of doubt, the Purchased Closing Company Units shall not include any Sellers Earnout Company Units and if, and only if, the Closing occurs on or prior to the Put-Call Threshold Date, the Purchased Closing Company Units shall not include any Put-Call Units.

“Purchased Company Unit Closing Cash Consideration” means the amount equal to (1) the sum of (a) the Available Closing Date Cash less one hundred sixty million dollars ($160,000,000) (provided that the amount of cash attributable to this clause (a) shall in no event be less than zero or exceed sixty million dollars ($60,000,000)) plus (b) the positive product (if any) of (i) fifty percent (50%) multiplied by (ii) the amount (if any) by which (x) Available Closing Date Cash exceeds (y) two hundred twenty million dollars ($220,000,000) (provided that the amount of cash attributable to this clause (b) shall in no event be less than zero or exceed sixty-five million dollars ($65,000,000)) minus (2) the Aggregate Put-Call Consideration Amount (if any).

“Put-Call Agreement” has the meaning set forth in the Recitals.

“Put-Call Consideration Amount” means, with respect to a Put-Call Seller, if, and only if, the Closing occurs on or prior to the Put-Call Threshold Date, the amount equal to (A) the Seller Proportion applicable to such Put-Call Seller multiplied by (B) the amount equal to (1) the sum of (a) the Available Closing Date Cash less one hundred sixty million dollars ($160,000,000) (provided that the amount of cash attributable to this clause (a) shall in no event be less than zero or exceed sixty million dollars ($60,000,000)) plus (b) the positive product (if any) of (i) fifty percent (50%) multiplied by (ii) the amount (if any) by which (x) Available Closing Date Cash exceeds (y) two hundred twenty million dollars ($220,000,000) (provided that the amount of cash attributable to this clause (b) shall in no event be less than zero or exceed sixty-five million dollars ($65,000,000)). For the avoidance of doubt, if, and only if, the Closing occurs after the Put-Call Threshold Date, the Put-Call Consideration Amount with respect to each Put-Call Seller shall be equal to zero dollars ($0).

“Put-Call Units” means, with respect to a Put-Call Seller, if, and only if, the Closing occurs on or prior to the Put-Call Threshold Date, the number of Company Units equal to the quotient of (a) the Put-Call Consideration Amount applicable to such Put-Call Seller divided by (b) ten dollars ($10.00). For the avoidance of doubt, (i) in no event shall Put-Call Units include any Sellers Earnout Company Units and (ii) if, and only if, the Closing occurs after the Put-Call Threshold Date, the number of Put-Call Units for each Put-Call Seller shall be equal to zero (0).

“Put-Call Sellers” means each of Richard Schwartz, Einar Roosileht and Mattias Stetz.

“Put-Call Threshold Date” has the meaning set forth in the Recitals.

“Recapitalization” has the meaning set forth in the Recitals.

“Recapitalization Agreement” means a recapitalization agreement, dated as of the Effective Date, by and among the Company, the Sellers’ Representative (in its capacity as the general partner of the Company) and the Sellers.

“Redeemed Post-Closing Company Units” has the meaning set forth in Section 2.1(b)(iii).

“Redemption Amount” means, without duplication, the amount (which shall not be less than zero (0)) equal to the difference of (a) the amount equal to the sum of (i) the Aggregate Available Cash less one hundred sixty million dollars ($160,000,000) (provided that the amount of cash attributable to this clause (i) shall in no event be less than zero or exceed sixty million dollars ($60,000,000)) plus (ii) the positive product (if any) of (A) fifty percent (50%) multiplied by (B) the amount by which (x) Aggregate Available Cash less (y) two hundred twenty million dollars ($220,000,000) (provided that the amount of cash attributable to this clause (ii) shall in no event be less than zero or exceed sixty-five million dollars ($65,000,000)) minus (b) the Purchased Company Unit Closing Cash Consideration (if any) minus (c) if, and only if, the Closing occurs on or prior to the Put-Call Threshold Date, the Aggregate Put-Call Consideration Amount.

“Required Vote” means the vote of the Buyer Stockholders set forth in the Proxy Statement to the extent required to approve the Buyer Stockholder Voting Matters, as determined in accordance with applicable Law and the Buyer A&R Certificate of Incorporation.

“Retained Company Units” means the aggregate number of Company Units held by the Sellers immediately following the Closing, calculated such that the Sellers’ aggregate percentage ownership in the Company is equal to the percentage determined as the quotient of (a) the Company Enterprise Value divided by (b) the sum of (i) the Company Enterprise Value plus (ii) the product of (x) the total number of outstanding shares of Buyer Class A Common Stock issued and outstanding as of immediately prior to the Closing (after giving effect to any Buyer Share Redemptions, the Buyer Class B Common Stock Conversion and any Buyer Class A Common Stock purchased in connection with any Permitted Equity Financing completed at or prior to the Closing, if any) multiplied by (y) ten dollars ($10). For the avoidance of doubt, Retained Company Units shall (A) be calculated prior to giving effect to the transfer of Purchased Closing Company Units in accordance with Section 2.1(a)(i)(B) and (B) include the Put-Call Units (if any).

“RSI Companies” means, collectively, the Company and the Company Subsidiaries.

“RSI Companies Relevant Licenses” means all licenses, permissions, authorizations, permits and consents issued by any Gaming Regulatory Authority to any RSI Company or any officers, directors or employees thereof which are necessary to operate the business of the RSI Companies in accordance with the Applicable Gaming Laws.

“RSI Flow-Thru Company” means any RSI Company (a) that is a treated for U.S. federal income tax purposes as a partnership, a disregarded entity, a “controlled foreign corporation” within the meaning of Code Section 957, a “specified foreign corporation” within the meaning of Code Section 965 or a “passive foreign investment company” within the meaning of Code Section 1297 and (b) with respect to which any Seller is liable for the Income Tax Liabilities on such RSI Company’s Income Tax Returns under applicable Laws.

“RSI Indemnified Person” has the meaning set forth in Section 7.12(a).

“Sanctioned Country” means any country or region that is, or has been in the five (5) years prior to the Effective Date, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine) in effect at the time.

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including the U.S. Department of Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions; (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by OFAC, the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, or any other EU Guarantor State, or any other relevant Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means a data security breach or breach of Personal Information under applicable Privacy and Security Requirements or any other applicable Laws.

“Security Incident” means any unauthorized access, use, disclosure, modification or destruction of information or interference with IT Assets that adversely impacts the confidentiality, integrity or availability of such information and IT Assets.

“Self-Help Code” means any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program without input from, knowledge of, or notice to the user of the program.

“Seller” or “Sellers” has the meaning set forth in the Recitals.

“Seller Executives” means Neil Bluhm, Greg Carlin, and Richard Schwartz.

“Seller Parties” has the meaning set forth in Section 11.2(a).

“Seller Proportions” has the meaning set forth in Section 2.1(a)(i)(B).

“Sellers Earnout Company Units” has the meaning set forth in the Recitals.

“Sellers Earnout Voting Shares” has the meaning set forth in the Recitals.

“Sellers Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability); Section 4.2 (Capitalization; Ownership); Section 4.6 (Brokerage) and Section 4.7 (Investment Intent).

“Sellers’ Representative” has the meaning set forth in the Preamble.

“Sellers’ Representative Notice” has the meaning set forth in Section 2.1(a)(i)(B).

“Services Agreement” has the meaning set forth in the Recitals.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Signing Form 8-K” has the meaning set forth in Section 7.9(b).

“Signing Press Release” has the meaning set forth in Section 7.9(b).

“Software” means all computer software, applications, and programs (and all versions, releases, fixes, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, and other items and documentation related thereto or associated therewith as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“SPD” has the meaning set forth in Section 3.16(a).

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Dispute Notice” has the meaning set forth in Section 2.3(b)(iv).

“Sponsor Transaction Expense Cap” means an amount equal to seventeen million dollars ($17,000,000).

“Sponsor Transaction Expenses” shall mean the aggregate Transaction Expenses incurred by, or attributable to, any of the Sponsor or the Buyer, in each case, as set forth herein.

“Sponsor Transaction Expenses Certificate” has the meaning set forth in Section 2.3(b)(i).

“Stock Exchange” means the New York Stock Exchange.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subscription Agreement” means a Contract executed by an Equity Financing Source (a) on or before the Effective Date or (b) following the Effective Date, but on or before the Post-Closing Financing End Date, in each case, in connection with a Permitted Equity Financing and in accordance with Section 7.15.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tail Policy” has the meaning set forth in Section 7.12(b)(ii).

“Tax” or “Taxes” means all United States federal, state, local, foreign, and other net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including all interest, penalties, assessments and additions imposed with respect to the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return.

“Tax Distributions” means “Minimum Distribution for Taxes” (as defined in, calculated, and made by the Company to Sellers in accordance with the Company’s LPA) to the extent provided in or permitted by the Company’s LPA including in respect of estimated taxable income of the Company from January 1, 2020 through the Closing Date; provided that, for the avoidance of doubt, with respect to the fiscal quarter of the Company that includes the Closing Date, such Tax Distributions shall be treated as permitted by the Company’s LPA notwithstanding that such Tax Distributions are not with respect to the entire fiscal quarter.

“Tax Proceeding” means any audit, examination, claim or Proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Receivable Agreement” has the meaning set forth in the Recitals.

“Tax Returns” means all United States federal, state, local and foreign returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any RSI Company or the Buyer is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings, excluding, for the avoidance of doubt, the Tax Receivable Agreement.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Trademark License Agreement” has the meaning set forth in Section 8.2.

“Transaction Expenses” means:

(a)    all fees, costs and expenses designated as Sponsor Transaction Expenses or Company Transaction Expenses in this Agreement;

(b)    only to the extent Buyer is or becomes obligated to pay, has paid or has agreed to pay, all fees, costs, bonuses and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by the Buyer or the Sponsor through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, and the Proxy Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with the Buyer’s pursuit of a Business Combination with the Company, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses shall be deemed Sponsor Transaction Expenses hereunder);

(c)    only to the extent an RSI Company is obligated to pay, has paid or has agreed to pay, all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by any of the RSI Companies, the Sellers’ Representative or the Sellers (or the Sellers’ equityholders) through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the

Ancillary Agreements and the Proxy Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with the Sellers’ pursuit of the transactions contemplated by this Agreement, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses shall be deemed Company Transaction Expenses hereunder);

(d)    any fees, costs and expenses incurred or payable by the Buyer, any of the RSI Companies, the Sponsor, the Sellers’ Representative or the Sellers in connection with entry into the Subscription Agreements and the consummation of the transactions contemplated by the Subscription Agreements and in connection with the negotiation, preparation and execution of any Permitted Equity Financing, including any fees or other inducements related thereto (which fees, costs, expenses and inducements shall be deemed Sponsor Transaction Expenses hereunder, to the extent incurred or payable by the Buyer, and Company Transaction Expenses, to the extent incurred or payable by any RSI Company or any Seller; provided that, notwithstanding the foregoing, (i) in connection with any Permitted Equity Financing(s) other than the PIPE (as defined in the LOI), to the extent that any Equity Financing Source providing such financing seeks commitment fees or other inducements to enter into a Subscription Agreement, one hundred percent (100%) of such commitment fees or other inducements shall be deemed Sponsor Transaction Expenses hereunder, and (ii) in connection with any Permitted Equity Financing(s) that comprise the PIPE (as defined in the LOI), to the extent that any Equity Financing Sources providing such financing seeks commitment fees or other inducements to enter into a Subscription Agreement, fifty percent (50%) of such commitment fees or other inducements approved by the Company in writing (email being sufficient) shall be deemed Company Transaction Expenses hereunder and fifty percent (50%) of such commitment fees or other inducements shall be deemed Sponsor Transaction Expenses hereunder), which fees and inducements the Parties agree are equal to zero dollars ($0) with respect to Subscription Agreements entered into on or prior to the Effective Date (each such commitment fees or inducement under subclauses (d)(i) and (ii), a “Permitted Inducement”);

(e)    any Liability of the RSI Companies in the nature of compensation under any sale, change-of-control, “stay around,” retention, severance or similar bonus or payment plans or similar arrangements paid or payable to current or former directors, officers or employees of the RSI Companies, in whole or in part, as a result of or in connection with the transactions contemplated this Agreement or any Ancillary Agreement (which fees, costs and expenses shall be deemed Company Transaction Expenses hereunder);

(f)    all fees, costs and expenses paid or payable pursuant to the Tail Policy (which fees, costs and expenses shall be deemed Sponsor Transaction Expenses hereunder); all filing fees paid or payable to a Governmental Entity in connection with any filing made under the HSR Act or Applicable Gaming Law, in each case if required (fifty percent (50%) of such fees shall be deemed Company Transaction Expenses hereunder and fifty percent (50%) of such fees shall be deemed Sponsor Transaction Expenses hereunder); and

(g)    all Transfer Taxes (fifty percent (50%) of such Transfer Taxes shall be deemed Company Transaction Expenses hereunder and fifty percent (50%) of such Transfer Taxes shall be deemed Sponsor Transaction Expenses hereunder).

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Transferred Names” has the meaning set forth in Section 8.2.

“Transferred Names Assignment Agreement” has the meaning set forth in Section 8.2.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Triggering Event” has the meaning set forth in Section 2.9(c).

“Trust Account” means the trust account established by the Buyer pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of February 20, 2020, by and between the Buyer and Continental Stock Transfer & Trust Company, a New York corporation.

“Trust Amount” has the meaning set forth in Section 5.4.

“Trust Distributions” has the meaning set forth in Section 11.11.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a).

“Unauthorized Code” means any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data that is not developed or authorized by any RSI Company or the licensor of the Software or hardware components.

“Volume Weighted Average Share Price” means the volume-weighted average share price of Buyer Class A Common Stock as displayed on Buyer’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day.

“Waiving Parties” has the meaning set forth in Section 11.16(a)(i).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar or related Law.

“W&C” has the meaning set forth in Section 11.16(b)(i).

ARTICLE II

PURCHASE AND SALE TRANSACTIONS

Section 2.1    Purchase and Sale of Acquired Company Units; Issuance of Buyer Class V Voting Stock.

(a)    Closing Date Transactions. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(i)    The Buyer will acquire the Acquired Closing Company Units and the Sellers and the Company will cause such Acquired Closing Company Units to be sold, transferred, assigned or issued to the Buyer, as applicable, in the following sequence:

(A)

(x) The Buyer will (1) transfer to the Company the Contribution Amount plus the aggregate amount of the Transaction Expenses in exchange for the Issued Company Units (including the Buyer Earnout Company Units), free and clear of all Liens (other than Securities Liens), and (2) issue to the Company the Buyer Class V Voting Stock as set forth in Section 2.1(a)(iii) below (including the Sellers Earnout Voting Shares which shall be subject to vesting and potential forfeiture in accordance with Section 2.9) and (y) the Company will issue to the Buyer the Issued Company Units (including the Buyer Earnout Company Units which shall be subject to vesting and potential forfeiture in accordance with Section 2.9), free and clear of all Liens (other than Securities Liens); and

(B)

The Buyer will (x) pay to the Sellers ((i) excluding the Put-Call Sellers if the Closing occurs on or prior to the Put-Call Threshold Date or (ii) including the Put-Call Sellers if the Closing occurs after the Put-Call Threshold Date), by wire transfer of immediately available funds to the account or accounts designated in writing by the applicable Sellers no later than three (3) Business Days prior to the Closing, an aggregate amount in cash equal to the Purchased Company Unit Closing Cash Consideration (if any), which amount shall be allocated among the Sellers ((i) excluding the Put-Call Sellers if the Closing occurs on or prior to the Put-Call Threshold Date or (ii) including the Put-Call Sellers if the Closing occurs after the Put-Call Threshold Date) in accordance with each Seller’s proportion set forth in a writing delivered by the Sellers’ Representative to the Company and the Buyer at least two (2) days prior to the Closing Date (the “Sellers’ Representative Notice” and such proportions, the “Seller Proportions”), and (y) agree to provide certain rights under the Tax Receivable Agreement, in exchange for the Purchased Closing Company Units held by the Sellers ((i) excluding the Put-Call Sellers if the Closing occurs on or prior to the Put-Call Threshold Date or (ii) including the Put-Call Sellers if the Closing occurs after the Put-Call Threshold Date), free and clear of all Liens (other than Securities Liens), and (y) each Seller ((i) excluding the Put-Call Sellers if the Closing occurs on or prior to the Put-Call Threshold Date or (ii) including the Put-Call Sellers if the Closing occurs after the Put-Call Threshold Date) will sell, assign and transfer to the Buyer the Purchased Closing Company Units and a corresponding number of shares of Buyer Class V Voting Stock held by such Seller, free and clear of all Liens (other than Securities Liens).

(ii)    Substantially simultaneously with the transactions set forth in Section 2.1(a)(i), the Sellers and the Company will adopt the Company A&R LPA and in connection with such transactions, including the issuance to the Company (for further distribution to the Sellers in accordance with Section 2.1(a)(iv) below) of the Buyer Class V Voting Stock as set forth in Section 2.1(a)(iii) below, the GP Company shall be admitted as the general partner of the Company pursuant to the terms of the Company A&R LPA.

(iii)    The Buyer shall (A) issue to the Company, in the aggregate, one (1) share of Buyer Class V Voting Stock for each Retained Company Unit held by the Sellers, free and clear of all Liens (other than Securities Liens), and (B) make appropriate book entries evidencing the issuance to the Company of such shares of Buyer Class V Voting Stock.

(iv)    Immediately after the transactions set forth in Section 2.1(a)(i), Section 2.1(a)(ii), and Section 2.1(a)(iii), (A) the Company shall distribute the shares of Buyer Class V Voting Stock received by the Company under Section 2.1(a)(iii) to the Sellers, and (B) the Buyer shall make appropriate book entries (to the accounts designated by Sellers in writing prior to Closing) evidencing the distribution to the Sellers of such shares of Buyer Class V Voting Stock.

(b)    Post-Closing Permitted Equity Financings. To the extent that one or more Permitted Equity Financings is consummated following the Closing, but on or prior to the Post-Closing Financing End Date in accordance with the terms and conditions set forth in this Agreement (including, without limitation, Section 7.15) and the Subscription Agreement applicable thereto:

(i)    the applicable Equity Financing Source shall pay to the Buyer the purchase price (which price per share, for the avoidance of doubt, shall not be less than the Minimum Stock Sale Price), and the Buyer shall issue the number of shares of Buyer Class A Common Stock to such Equity Financing Source, in each case, as set forth in and in accordance with the terms and conditions set forth in the applicable Subscription Agreement;

(ii)    (x) the Buyer shall promptly (and in any event no later than three (3) Business Days following the Post-Closing Financing End Date) thereafter contribute to the Company the Aggregate Available Cash received in connection with any such Permitted Equity Financings and (y) the Company shall issue to Buyer a number of Company Units equal to the number of shares of Buyer

Class A Common Stock so issued pursuant to the Permitted Equity Financing at the price at which the corresponding shares of Buyer Class A Common Stock were sold (such number of Company Units, the “Post-Closing Issued Company Units”); and

(iii)    the Company shall promptly (and in any event no later than three (3) Business Days following the contribution by the Buyer to the Company contemplated in Section 2.1(b)(ii)) thereafter pay to the Sellers ((1) excluding the Put-Call Sellers if the Closing occurs on or prior to the Put-Call Threshold Date or (2) including the Put-Call Sellers if the Closing occurs after the Put-Call Threshold Date), by wire transfer of immediately available funds to the account or accounts designated in writing by the applicable Sellers no later than three (3) Business Days prior to the Closing, an aggregate amount in cash equal to the Redemption Amount (if any), which amount shall be allocated among the Sellers ((1) excluding the Put-Call Sellers if the Closing occurs on or prior to the Put-Call Threshold Date or (2) including the Put-Call Sellers if the Closing occurs after the Put-Call Threshold Date) as set forth in the Sellers’ Representative Notice and in accordance with the applicable Seller Proportions and (x) the Company shall redeem from the Sellers ((1) excluding the Put-Call Sellers if the Closing occurs on or prior to the Put-Call Threshold Date or (2) including the Put-Call Sellers if the Closing occurs after the Put-Call Threshold Date), in accordance with the applicable Seller Proportions, and the Sellers ((1) excluding the Put-Call Sellers if the Closing occurs on or prior to the Put-Call Threshold Date or (2) including the Put-Call Sellers if the Closing occurs after the Put-Call Threshold Date) shall sell, assign and transfer to the Company (in accordance with the applicable Seller Proportions), a number of Company Units (which shall not, for the avoidance of doubt, include any Sellers Earnout Company Units) equal to (1) the Redemption Amount (if any) divided by (2) ten dollars ($10.00) (the “Redeemed Post-Closing Company Units”) and (ii) the Sellers ((1) excluding the Put-Call Sellers if the Closing occurs on or prior to the Put-Call Threshold Date or (2) including the Put-Call Sellers if the Closing occurs after the Put-Call Threshold Date) shall forfeit to the Buyer the corresponding number of shares of Buyer Class V Voting Stock held by such Sellers (in accordance with the applicable Seller Proportions), in each case, free and clear of all Liens (other than Securities Liens), and each such Redeemed Post-Closing Company Unit and share of Buyer Class V Voting Stock shall automatically be cancelled by the Company and the Buyer, respectively, without any further action by any Person.

(c)    Put-Call Transactions. If, and only if, the Closing occurs on or prior to the Put-Call Threshold Date, upon the terms and subject to the conditions set forth in the Put-Call Agreements, each Put-Call Seller shall be entitled to exercise his put right and the Company shall be entitled to exercise its call right, in each case, in respect of such Put-Call Seller’s Put-Call Units in exchange for the Put-Call Consideration Amount as set forth in the applicable Put-Call Agreement.

Section 2.2    Purchase Price and Closing Date Payments. Subject to the satisfaction or waiver of the conditions set forth in Section 2.6 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), at the Closing and in consideration for the acquisition of the Acquired Closing Company Units as specifically set forth in Section 2.1(a)(i) above, the Buyer shall, subject to this Agreement and the Trust Agreement, disburse all Available Closing Date Cash plus the aggregate amount of Transaction Expenses incurred by the Parties for the following purposes and in the following order of priority:

(a)    first, contribution to the Company of the Contribution Amount plus the aggregate amount of Transaction Expenses incurred by the Parties, which shall be used by the Company as follows:

(i)    first, payment of the Transaction Expenses by wire transfer of immediately available funds on behalf of the Persons that incurred such Transaction Expenses or by whom such Transaction Expenses are payable; and

(ii)    second, the Contribution Amount shall be retained by the Company for use by any RSI Company (including for payment by the Company of the Put-Call Consideration Amounts payable to the Put-Call Sellers pursuant to the Put-Call Agreements, as applicable); and

(b)    second, payment to Sellers, by wire transfer of immediately available funds to the account or accounts designated in writing by the applicable Sellers no later than three (3) Business Days prior to the Closing, an aggregate amount in cash equal to the Purchased Company Unit Closing Cash Consideration (if any) and which amount shall be allocated among Sellers in accordance with the Seller Proportions.

Section 2.3    Transaction Statement; Available Closing Date Cash; Third Party Invoices.

(a)    Available Closing Date Cash. At least two (2) Business Days prior to the Closing Date, the Buyer shall prepare and deliver to the Company and Sellers a certificate, duly executed and certified by an executive officer of the Buyer, setting forth in reasonable detail the Buyer’s good faith calculation (and attaching reasonable supporting details to enable a review thereof by Sellers) of Available Closing Date Cash.

(b)    Third Party Invoices.

(i)    At least three (3) Business Days prior to the Closing Date, (A) the Sellers’ Representative shall deliver to the Sponsor copies of all invoices for Company Transaction Expenses (whether payable on, prior to or after the Closing), as well as a certificate, duly executed and certificated by an executive officer of the Company, setting forth in reasonable detail the Company’s good faith calculation of the aggregate amount of Company Transaction Expenses (the “Company Transaction Expenses Certificate”) and any W-9 or other tax forms reasonably requested in connection with payment thereof, and (B) the Sponsor shall deliver to the Sellers’ Representative copies of all invoices for Sponsor Transaction Expenses (whether payable on, prior to or after the Closing), as well as a certificate, duly executed and certificated by an executive officer of the Sponsor, setting forth in reasonable detail the Sponsor’s good faith calculation of the aggregate amount of Sponsor Transaction Expenses (the “Sponsor Transaction Expenses Certificate”) and any W-9 or other tax forms reasonably requested in connection with payment thereof.

(ii)    Each of the Sellers’ Representative and the Sponsor shall be obligated to promptly notify (in reasonable detail) the other Party upon discovery or determination by such Party of any inaccurate amounts reflected on the Company Transaction Expenses Certificate or the Sponsor Transaction Expenses Certificate, as applicable, during the thirty (30) days following the Closing Date.

(iii)    No later than thirty (30) days following the Closing Date, (A) the Sponsor shall notify the Sellers’ Representative in writing whether it accepts or disputes the accuracy of the calculation of the Company Transaction Expenses set forth on the Company Transaction Expenses Certificate, and (B) the Sellers’ Representative shall notify the Sponsor in writing whether it accepts or disputes the accuracy of the calculation of the Sponsor Transaction Expenses set forth on the Sponsor Transaction Expenses Certificate. If the Sponsor accepts the calculation of the Company Transaction Expenses set forth on the Company Transaction Expenses Certificate, or fails within such thirty (30) day period to notify the Sellers’ Representative of any dispute with respect thereto, then the calculation of the Company Transaction Expenses set forth on the Company Transaction Expenses Certificate shall be deemed final and conclusive and binding upon all Parties in all respects. If the Sellers’ Representative accepts the calculation of the Sponsor Transaction Expenses set forth on the Sponsor Transaction Expenses Certificate, or fails within such thirty (30) day period to notify the Sponsor of any dispute with respect thereto, then the calculation of the aggregate amount of Sponsor Transaction Expenses set forth on the Sponsor Transaction Expenses Certificate shall be deemed final and conclusive and binding upon all Parties in all respects.

(iv)    If the Sponsor disputes the accuracy of the calculation of Company Transaction Expenses set forth on the Company Transaction Expenses Certificate, the Sponsor shall provide written notice to the Sellers’ Representative no later than thirty (30) days following the Closing Date (the “Sponsor Dispute Notice”), setting forth in reasonable detail those items that the Sponsor disputes. If the Sellers’ Representative disputes the accuracy of the calculation of Sponsor Transaction Expenses set forth on the Sponsor Transaction Expenses Certificate, the Sellers’ Representative shall provide written notice to the Sponsor no later than thirty (30) days following the Closing Date (the “Company Dispute Notice” and each of the Sponsor Dispute Notice and the Company Dispute Notice, a “Dispute Notice”), setting forth in reasonable detail those items that the Sellers’ Representative disputes. During the fifteen (15) day period following delivery of a Dispute Notice, Sponsor and the Sellers’ Representative shall negotiate in good faith with a view to resolving their disagreements over the disputed items. During such fifteen (15) day period and until the final determination of Sponsor Transaction Expenses and Company Transaction Expenses in accordance with this Section 2.3(b)(iv) or Section 2.3(b)(v), as the case may be (as so determined, or as determined pursuant to Section 2.3(b)(iii) above, “Final Sponsor Transaction Expenses” and “Final Company Transaction Expenses,” respectively), the Sponsor and its representatives shall be provided with reasonable access to the financial books and records of the RSI Companies and the Sellers, and the Sellers’ Representative and its representatives shall be provided with reasonable access to the financial books and records of the Sponsor and the Buyer, in each case as it may reasonably request to enable it to address all matters set forth in any Dispute Notice. If the Sponsor and the Sellers’ Representative resolve their differences over the disputed items in accordance with the foregoing procedure, Final Sponsor Transaction Expenses and the Final Company Transaction Expenses shall be the amounts agreed upon by them. If the Sponsor and the Sellers’ Representative fail to resolve their differences over the disputed items within such fifteen (15) period, then Sponsor and the Sellers’ Representative shall forthwith jointly request that an Independent Accountant, as shall be mutually agreed by Sponsor and the Sellers’ Representative, make a binding determination as to the disputed items in accordance with this Agreement.

(v)    The Independent Accountant will under the terms of its engagement have no more than thirty (30) days from the date of referral and no more than fifteen (15) Business Days from the final submission of information and testimony by the Sponsor and the Sellers’ Representative within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the applicable Dispute Notice(s)) and the final calculation of Sponsor Transaction Expenses and Company Transaction Expenses, as applicable, shall be based solely on the resolution of such disputed items. The Independent Accountant shall review such submissions and base its determination solely on such submissions. In resolving any disputed item, the Independent Accountant may not assign a value to any item greater than the maximum value for such item claimed by either party or less than the minimum value for such item claimed by either party. The decision of the Independent Accountant shall be deemed final and binding upon the parties and enforceable by any court of competent jurisdiction and the Independent Accountant’s final calculation of the Sponsor Transaction Expenses shall be deemed the “Final Sponsor Transaction Expenses” and the Independent Accountant’s final calculation of the Company Transaction Expenses shall be deemed the “Final Company Transaction Expenses.” The fees and expenses of the Independent Accountant shall be allocated to be paid by the Sponsor, on the one hand, and the Company, on the other, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Independent Accountant, which amounts shall be added to the Final Sponsor Transaction Expenses or the Final Company Transaction Expenses, as applicable.

(vi)    Following the determination of the Final Sponsor Transaction Expenses and Final Company Transaction Expenses pursuant to Section 2.3(b)(iii), Section 2.3(b)(iv) and/or Section 2.3(b)(v), the Company Enterprise Value shall be recalculated by adding the Net Company Enterprise Value Adjustment Amount (which, for clarity, may be a negative amount) (the “Adjusted Company Enterprise Value”). If the Adjusted Company Enterprise Value is greater than the Company Enterprise Value, then (A) the Company shall issue additional Company Units to the Sellers, on a Pro Rata Basis, in an aggregate amount equal to the quotient of (x) the absolute value of the Net Company Enterprise Value Adjustment Amount divided by (y) ten dollars ($10), (B) the Buyer shall issue a corresponding number of additional shares of Buyer Class V Voting Stock to the Company, and (C) the Company shall distribute such additional shares of Buyer Class V Voting Stock received as set forth in clause (B) above to each Seller, on a Pro Rata Basis. If the Adjusted Company Enterprise Value is less than the Company Enterprise Value, then (A) the Sellers shall automatically forfeit for no consideration, on a Pro Rata Basis, an aggregate number of Company Units and shares of Buyer Class V Voting Stock equal to the quotient of (x) the absolute value of the Net Company Enterprise Value Adjustment Amount divided by (y) ten dollars ($10), and (B) the Company and the Buyer shall automatically cancel and retire such Company Units and shares of Buyer Class V Voting Stock, respectively, with no further action by any other Person. The Parties agree to treat the issuance or forfeiture of any Company Units with respect to Sellers pursuant to this Section 2.3(b)(vi) as an adjustment to the Sellers’ initial post-closing capital account for U.S. federal (and applicable state and local) income Tax purposes, as appropriate.

Section 2.4    Example Pro Forma Calculations. The transactions contemplated by Section 2.1(a) shall be effectuated in accordance with and based upon the definitions contained herein. The Example Pro Forma Calculations set forth on Exhibit L have been prepared in full and complete accordance with the definitions contained herein and shall be for illustrative purposes only.

Section 2.5    Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) by conference call and by exchange of signature pages by email, fax or other electronic transmission as promptly as practicable (and in any event no later than 9:00 a.m. eastern time on the third (3rd) Business Day after the conditions set forth in Section 2.6 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

Section 2.6    Conditions to the Obligations of the Parties.

(a)    Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(i)    Hart-Scott-Rodino Act. If a filing is required in connection with the consummation of the transactions contemplated by this Agreement under the HSR Act, the waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

(ii)    No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or any Order in effect preventing the consummation of the transactions contemplated by this Agreement.

(iii)    Required Vote. The Required Vote shall have been obtained.

(b)    Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions to be performed by the Buyer in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i)    Representations and Warranties.

(A)

The representations and warranties of the Company set forth in Article III of this Agreement (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 3.22 and Section 3.23) and of Sellers set forth in Article IV of this Agreement (other than the Sellers Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct as of the Effective Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

(B)

the representations and warranties of the Company set forth in Section 3.22 and Section 3.23 of this Agreement, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Effective Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material and adverse effect on the RSI Companies, taken as a whole; and

(C)

the Company Fundamental Representations and the Sellers Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(ii)    Performance and Obligations of the Company and Sellers. The Company and Sellers shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company or Sellers, as applicable, on or prior to the Closing Date.

(iii)    Material Adverse Effect. Since the Effective Date, there has been no Material Adverse Effect.

(iv)    Officers Certificate. (A) The Company shall deliver to the Buyer, a duly executed certificate from an authorized Person of the Company in the form attached hereto as Exhibit G, dated as of the Closing Date, certifying that the conditions set forth in Section 2.6(b)(i), Section 2.6(b)(ii), and Section 2.6(b)(iii) with respect to the Company have been satisfied, and (B) and the Sellers’ Representative shall deliver to the Buyer, a duly executed certificate on behalf of Sellers in the form attached hereto as Exhibit G, dated as of the Closing Date, certifying that the conditions set forth in Section 2.6(b)(i) and Section 2.6(b)(ii) with respect to Sellers have been satisfied.

(v)    Recapitalization. The Recapitalization shall have been effectuated as described in the Recitals and in compliance with the terms and conditions of the Company’s LPA.

(vi)    Company and Sellers Closing Deliveries. The Buyer shall have received the closing deliveries set forth in Section 2.7.

(vii)    PCAOB Financial Statements. The Company shall have delivered to the Buyer the PCAOB Financial Statements.

(c)    Conditions to Obligations of Sellers and the Company. The obligation of Sellers and the Company to consummate the transactions to be performed by Sellers and the Company, as applicable, in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i)    Representations and Warranties.

(A)

The representations and warranties of the Buyer set forth in Article V of this Agreement (other than the Buyer Fundamental Representations), in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Effective Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Buyer Material Adverse Effect; and

(B)

the Buyer Fundamental Representations, in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(ii)    Performance and Obligations of the Buyer. The Buyer shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date.

(iii)    Officers Certificate. The Buyer shall deliver to the Sellers’ Representative, a duly executed certificate from an officer of the Buyer, in the form attached hereto as Exhibit H, dated as of the Closing Date, certifying that the conditions set forth in Section 2.6(c)(i) and Section 2.6(c)(ii) have been satisfied.

(iv)    Available Closing Date Cash. Available Closing Date Cash shall not be less than one hundred sixty million dollars ($160,000,000) minus (y) the amount of the excess, if any, of the Company Transaction Expenses set forth on the Company Transaction Expenses Certificate over the Company Transaction Expense Cap.

(v)    Buyer Governing Documents. The Buyer A&R Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware, and the Buyer shall have adopted the Buyer A&R Bylaws.

(vi)    Buyer Closing Deliveries. The Sellers’ Representative shall have received the closing deliveries set forth in Section 2.8.

(vii)    Gaming Regulatory Conditions. All approvals, determinations, grants, confirmations and other conditions with respect to Gaming Regulatory Authorities required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements shall have been made, obtained, satisfied or given and shall be in full force and effect, as applicable.

(viii)    No Material Adverse Regulatory Event. There shall not have occurred and be continuing any event or circumstance involving any Gaming Regulatory Authority relating to this Agreement or the Business Combination (including any statement or notice by or from a Gaming Regulatory Authority), that has had or is reasonably likely to have (A) a material adverse impact on the eligibility of any RSI Company to continue to operate under their material operating licenses or registrations in any material respect, (B) an adverse impact in any material respect on any pending material applications of any RSI Company (other than any RSI Company formed or incorporated filed with a Gaming Regulatory Authority, or (C) otherwise impair the ability of any RSI Company (other than any RSI Company formed or incorporated to operate its business as conducted on the Effective Date in any material respect following the Closing.

(d)    Frustration of Closing Conditions. None of Sellers, the Company or the Buyer may rely on the failure of any condition set forth in this Section 2.6 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to cause the closing conditions of such other Party to be satisfied.

(e)    Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 2.6 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Section 2.7    Company and Sellers Closing Deliveries.

(a)    Company and Sellers Deliveries. At the Closing, the Company or the Sellers’ Representative shall deliver to the Buyer:

(i)    a unit power, duly executed by each applicable Seller with respect to the Purchased Closing Company Units owned by such Seller in the form attached hereto as Exhibit I (the “Unit Powers”);

(ii)    a properly completed and duly executed IRS Form W-9 (collectively, the “W-9s”) from each Seller;

(iii)    the Company A&R LPA, duly executed by the Company and the Sellers;

(iv)    evidence that the Recapitalization has been effectuated as described in the Recitals;

(v)    the Tax Receivable Agreement, duly executed by the Sellers, the Company and the Sellers’ Representative;

(vi)    the Investor Rights Agreement, duly executed by the Sellers and the Sellers’ Representative;

(vii)    the Founder Holders Forfeiture Agreement, duly executed by the Sellers’ Representative;

(viii)    the Services Agreement, duly executed by the Company and Rush Street Gaming, LLC;

(ix)    the Amended Sponsor Letter, executed by the Sellers’ Representative and the Company;

(x)    the Transferred Names Assignment Agreement, duly executed by the Company and the Sellers (and applicable Affiliates);

(xi)    the Trademark License Agreement, duly executed by the Company and the Sellers; and

(xii)    the Put-Call Agreements, duly executed by the Company and the Put-Call Sellers.

Section 2.8    Buyer Closing Deliveries.

(a)    Buyer Closing Deliveries. At the Closing, the Buyer (on behalf of itself, the Sponsor and/or the Founder Holders, as applicable) shall deliver to the Sellers:

(i)    the Unit Powers, duly executed by Buyer;

(ii)    the Founder Holders Forfeiture Agreement, duly executed by the Buyer and the Founder Holders;

(iii)    the Amended Sponsor Letter, duly executed by the Buyer and the Founder Holders;

(iv)    the Company A&R LPA, duly executed by the Buyer and the GP Company;

(v)    the Tax Receivable Agreement, duly executed by the Buyer;

(vi)    the Investor Rights Agreement, duly executed by the Buyer and the Founder Holders;

(vii)    evidence that, immediately after the Closing, the Buyer Board is comprised of nine (9) directors and that the Seller Directors (as defined in the Investor Rights Agreement) have been appointed to the Buyer Board; and

(viii)    the Put-Call Agreements, duly executed by the Buyer.

Section 2.9    Earnout.

(a)    Earnout Shares and Earnout Company Units. Upon the Closing (for the avoidance of doubt, following the Buyer Class B Common Stock Conversion), on the Closing Date, the Earnout Shares and Earnout Company Units will be subject to restrictions on transfer and voting, as more fully described in Section 2.9(b)(iv), and subject to forfeiture in the event such Earnout Shares and Earnout Company Units are not earned in accordance with Section 2.9(c). The Sellers Earnout Company Units and the Sellers Earnout Voting Shares shall be allocated to Sellers on a Pro Rata Basis, the Founder Holders Earnout Shares shall be allocated to the Founder Holders (on a Pro Rata Basis) and the Buyer Earnout Company Units shall be allocated to the Buyer, in each case in accordance with this Section 2.9.

(b)    Procedures Applicable to the Earnout of the Earnout Shares and Earnout Company Units.

(i)    At the Closing, (x) the Buyer shall place the restrictive legends, in substantially the form set forth in Section 2.9(b)(i)(A), on the certificates or book entries representing the Earnout Shares, and

(y) the Company shall place the restrictive legends, in substantially the form set forth in Section 2.1(a)(i)(B), on the certificates or book entries representing the Earnout Company Units:

(A)

“THESE SECURITIES ARE SUBJECT TO THE VOTING AND TRANSFER RESTRICTIONS SET FORTH IN THE BUSINESS COMBINATION AGREEMENT, DATED JULY 27, 2020 (THE “COMBINATION AGREEMENT”), BY AND AMONG DMY TECHNOLOGY GROUP, INC. (THE “CORPORATION”), RUSH STREET INTERACTIVE, LP AND CERTAIN OTHER PARTIES THERETO, AS AMENDED AND RESTATED BY THE PARTIES THERETO ON SEPTEMBER [    ], 2020, AND AS THE SAME MAY BE AMENDED, RESTATED OR AMENDED & RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS CONTAINED IN THE COMBINATION AGREEMENT, IF ANY, HAVE BEEN FULFILLED.”

(B)

“THESE SECURITIES ARE SUBJECT TO THE VOTING AND TRANSFER RESTRICTIONS SET FORTH IN THE BUSINESS COMBINATION AGREEMENT, DATED JULY 27, 2020 (THE “COMBINATION AGREEMENT”), BY AND AMONG DMY TECHNOLOGY GROUP, INC., RUSH STREET INTERACTIVE, LP (THE “COMPANY”) AND CERTAIN OTHER PARTIES THERETO, AS AMENDED AND RESTATED BY THE PARTIES THERETO ON OCTOBER 9, 2020, AND AS THE SAME MAY BE AMENDED, RESTATED OR AMENDED & RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS CONTAINED IN THE COMBINATION AGREEMENT, IF ANY, HAVE BEEN FULFILLED.”

(ii)    Promptly upon the occurrence of any Triggering Event, or as soon as practicable after the Buyer or the Company becomes aware of the occurrence of such Triggering Event or receives written notice of a Triggering Event from the Sponsor or the Sellers’ Representative, the Buyer shall prepare and deliver, or cause to be prepared and delivered, in consultation with the Company, a mutually agreeable written notice to the Sponsor and the Sellers’ Representative (each, an “Earnout Notice”), which Earnout Notice shall set forth in reasonable detail the Triggering Event giving rise to the Earnout Shares and Earnout Company Units becoming earned and the number of Earnout Shares and Earnout Company Units that are so earned. The Buyer, the Sponsor and the Sellers’ Representative shall use commercially reasonable efforts to resolve any disputes in good faith that may arise between any of them with respect to the determination of the occurrence of a Triggering Event and the preparation of the applicable Earnout Notice. In the event the Buyer, the Sponsor and the Sellers’ Representative are unable to reach mutual agreement with each other with respect to the determination of the occurrence of a Triggering Event, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of the Buyer, the Sponsor and the Sellers’ Representative (the “Independent Accountant”). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Triggering Event and related Earnout Notice as promptly as practicable and to resolve only those unresolved disputed items. The Buyer, the Sponsor and the Sellers’ Representative shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the terms and conditions in this Agreement and the presentations made on behalf of the Buyer, the Sponsor and the Sellers’ Representative and not by independent review. The resolution of any such dispute by the Independent Accountant shall be final and binding on the parties hereto absent manifest error in its determination, in which case the matter will be brought back to the Independent Accountant for correction no more than one time by the Buyer, the Sponsor or the Sellers’ Representative, after which the determination of the Independent Accountant shall be final and binding. The fees and expenses of the Independent Accountant shall be borne equally by the Founder Holders and the Sellers.

(iii)    Promptly following the date of an Earnout Notice (or the final resolution of any disputes with respect to such Earnout Notice in accordance with Section 2.9(b)(ii)), the Buyer (with respect to the Earnout Shares that are so determined to have been earned) and the Company (with respect to the Earnout Company Units that are finally determined to have been earned) shall cause the restrictive legends set forth in Section 2.9(b)(i) to be removed from certificates or book entries representing such Earnout Shares and Earnout Company Units, as applicable.

(iv)    Subject to the terms of the Investor Rights Agreement and/or the Company A&R LPA, as may be applicable, the holders of the Earnout Shares and/or Earnout Company Units shall not (A) directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, any of the Earnout Shares or Earnout Company Units or (B) vote any Earnout Shares or Earnout Company Units, in each case until the date on which the relevant Triggering Events have been satisfied as described in Section 2.9(c) below and it is finally determined that such Earnout Shares or Earnout Company Units have been earned pursuant to Section 2.9(b)(ii) (the restrictions in clauses (A) & (B), the “Earnout Restrictions”), and thereafter, such Earnout Shares and Earnout Company Units shall continue to be subject to the terms and restrictions of the Investor Rights Agreement, the Buyer A&R Certificate of Incorporation, the Buyer A&R Bylaws and the Company A&R LPA.

(v)    For the avoidance of doubt, no additional shares of Buyer Capital Stock or Company Units will subject to the Earnout Restrictions in this Section 2.9, and upon the earlier of (i) all of the Earnout Shares and Earnout Company Units becoming earned in accordance with Section 2.9, or (ii) the final determination that no un-earned Earnout Shares and the Earnout Company Units will become earned, the provisions of this Section 2.9 shall no longer have any force or effect. Notwithstanding the foregoing, any Earnout Shares and Earnout Company Units that are not earned in accordance with the terms of Section 2.9 as of the end of the day on the three (3)-year anniversary of the Closing Date shall thereafter be forfeited to the Buyer, with respect to the Earnout Shares, and the Company, with respect to the Earnout Company Units, and cancelled and retired and the Sponsor, Founder Holders, the Buyer and/or the Sellers, as applicable, shall not have any rights with respect thereto.

(vi)    Company 2021 Net Revenue Earnout Statement. As soon as practicable (but in any event no later than fifteen (15) Business Days) following the completion of the audited financial statements of the RSI Companies for the fiscal year ending on December 31, 2021, the Buyer and/or the Company shall prepare, or cause to be prepared, and shall furnish to the Sponsor and the Sellers’ Representative a statement (in reasonable detail) reflecting the Company 2021 Net Revenue for such fiscal year (such statement, the “Earnout Statement”). Unless the Sponsor or the Sellers’ Representative, within forty-five (45) days after receipt of the Earnout Statement, provides the Buyer, the Company and the Sellers’ Representative (in the case of a dispute by the Sponsor) or the Sponsor (in the case of a dispute by the Sellers’ Representative) with a written notice objecting thereto and specifying, in reasonable detail, the basis for such objection and the amount in dispute (an “Earnout Revenue Objection”), the Earnout Statement shall be binding upon the Parties. During such forty-five (45) day period after receipt of an Earnout Statement, the Sponsor and the Sellers’ Representative shall have access to the books and records and personnel of the RSI Companies, and work papers prepared by or on behalf of the Buyer and/or the Company, in each case, to the extent they relate to the Earnout Statement as the Sponsor or the Sellers’ Representative may reasonably request for the purposes of reviewing the Earnout Statement and/or preparing an Earnout Revenue Objection. In the event there is a dispute between the Sponsor or the Sellers’ Representative, as applicable, on one hand, and the Buyer and/or the Company, on the other hand, regarding the existence of a Triggering Event pursuant to Section 2.9(c)(ii) or the Earnout Statement, the Sponsor or the Sellers’ Representative timely provides the Buyer and the Company with an Earnout Revenue Objection, and such dispute is not resolved within thirty (30) days of receipt by the Buyer and the Company of the applicable Earnout Revenue Objection, the Sponsor, the Sellers’ Representative, the Sponsor, the Buyer and the Company shall engage the Independent Accountant to resolve the dispute in a manner consistent with the process set forth in Section 2.9(b)(i).

(c)    Triggering Events. The Earnout Shares and the Earnout Company Units shall be earned, and as a result no longer subject to the Earnout Restrictions, as follows (each such event, a “Triggering Event”):

(i)    if a Change of Control is consummated on or prior to the third (3rd) anniversary of the Closing Date, one hundred percent (100%) of the Earnout Shares and the Earnout Company Units shall be earned and no longer subject to the Earnout Restrictions;

(ii)    promptly (but no later than three (3) Business Days) following the final determination of the Company 2021 Net Revenue in accordance with Section 2.9(b)(iv)), a percentage of the Founder Holders Earnout Shares, the Buyer Earnout Company Units, the Sellers Earnout Voting Shares, and the Sellers Earnout Company Units, in each case, equal to Company 2021 Net Revenue Earnout Achievement Percentage, shall be earned and no longer subject to the Earnout Restrictions;

(iii)    if, on or any time prior to the third (3rd) anniversary of the Closing Date, the Volume Weighted Average Share Price equals or exceeds twelve dollars ($12.00) per share for ten (10) trading days of any twenty (20) consecutive trading day period following the Closing, 50% of each of the Founder Holders Earnout Shares, the Buyer Earnout Company Units, the Sellers Earnout Voting Shares, and the Sellers Earnout Company Units shall be earned and no longer subject to the Earnout Restrictions; and

(iv)    if, on or any time prior to the third (3rd) year anniversary of the Closing Date, the Volume Weighted Average Share Price equals or exceeds fourteen dollars ($14.00) per share for ten (10) trading days of any twenty (20) consecutive trading day period following the Closing, 100% of each of the Founder Holders Earnout Shares, the Buyer Earnout Company Units, the Sellers Earnout Voting Shares, and the Sellers Earnout Company Units shall be earned and no longer subject to the Earnout Restrictions.

(d)    Achievement of Multiple of Triggering Events. For the avoidance of doubt, if the condition for more than one Triggering Event is met pursuant to Section 2.9(c), (i) the Earnout Shares and Earnout Company Units earned in connection with each such Triggering Event shall be earned and no longer subject to the Earnout Restrictions accordance with this Section 2.9, and shall be cumulative with the Earnout Shares and Earnout Company Units earned prior to such time in connection with the satisfaction of any other Triggering Event (if any) and (ii) in no event shall the Founder Holders, the Buyer, the Sellers or any other Person be entitled to a number of Earnout Shares or Earnout Company Units, as applicable, which is greater than the number of Founder Holders Earnout Shares, Buyer Earnout Company Units, Sellers Earnout Company Units, and Sellers Earnout Voting Shares, as applicable.

Section 2.10    Withholding.

(a)    The Buyer, the Additional Special Limited Partner, and the Company (and any of their respective representatives) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made. The Buyer, the Additional Special Limited Partner and the Sellers acknowledge that no withholding is required under applicable U.S. federal income Tax Law as in effect as of the Effective Date (other than with respect to compensatory payments or any deduction or withholding required by reason of the failure by any Seller to timely provide a duly executed and properly completed IRS Form W-9s) with respect to any amounts payable by the Buyer or the Additional Special Limited Partner to the Sellers under this Agreement.

(b)    If a Seller is unable to provide a duly executed and properly completed IRS Form W-9, then (i) such Seller shall provide a certificate substantially in the form described in Proposed Regulations Section 1.1446(f)-2(c)(2)(ii)(B) or (ii) the Company shall deliver a certificate substantially in in the form described in Proposed Regulations Section 1.1446(f)-2(c)(2)(ii)(C), in each case setting forth the liabilities of the Company allocated to the Company Units sold or deemed to be sold pursuant to this Agreement under Section 752 of the Code, and the Buyer, the Additional Special Limited Partner, or the Company, as applicable, shall be permitted to withhold from the amount realized by such Seller in respect of such Company Units as provided in Section 1446(f) of the Code and Proposed Regulations thereunder and consistent with the certificate provided pursuant to clause (i) or (ii) of this sentence, as applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE RSI COMPANIES

As an inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, except as set forth in the applicable section of the Company and Sellers’ Disclosure Letter, the Company represents and warrants to the Buyer as of the Effective Date and as of the Closing Date as follows:

Section 3.1    Organization; Authority; Enforceability. Each RSI Company is (a) duly organized or formed, validly existing, and in good standing (or the equivalent) under the Laws of its jurisdiction of organization or formation (or, if continued in another jurisdiction, under the Laws of its current jurisdiction of registration (as applicable)), (b) qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets and/or its leasing, ownership, or operation of properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not reasonably be expected to have a Material Adverse Effect and (c) each RSI Company has the requisite corporate or limited liability company, as the case may be, power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. The Company has the limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, and each of the RSI Companies have taken all corporate or other legal entity action necessary in order to execute, deliver and perform their respective obligations hereunder and to consummate the transactions contemplated hereby and thereby. The general partner of the Company has duly approved this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement by the Company and the Ancillary Agreement to which it is a party. No other limited liability company or equivalent proceedings on the part of any RSI Company are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Correct and complete copies of the Governing Documents of each RSI Company, as in effect on the Effective Date, have been made available to the Buyer. Except as set forth on Section 3.1 of the Company and Sellers’ Disclosure Letter, none of the RSI Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 3.2    Noncontravention. Except as set forth on Section 3.2 of the Company and Sellers’ Disclosure Letter, the filings pursuant to Section 7.8, the filings with Gaming Regulatory Authorities required pursuant to Section 2.6(c)(vii), and any arrangement set forth on Section 3.16(c) of the Company and Sellers’ Disclosure Letter, the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements to which the Company is a party do not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a material violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon the Company Units under, (f) require any approval from, or (g) require any filing with, (i) any Material Contract or Material Lease, (ii) any Governing Document of an RSI Company or (iii) any Governmental Entity under or pursuant to any Law or Order to which any RSI Company is bound or subject, with respect to clauses (d) through (g), which would have a Material Adverse Effect. No RSI Company is in violation of any of the Governing Documents of such RSI Company except as would not have a Material Adverse Effect.

Section 3.3    Capitalization.

(a)    Section 3.3(a) of the Company and Sellers’ Disclosure Letter sets forth with respect to each RSI Company as of the Effective Date, (i) its name and jurisdiction of organization or formation, (ii) its form of organization or formation and (iii) the Equity Interests issued by each RSI Company (including the number and class (as applicable) of vested and unvested Equity Interests) and the record and beneficial ownership (including the percentage interests held thereby) thereof. The Equity Interests set forth on Section 3.3(a) of the Company and Sellers’ Disclosure Letter comprise all of the capital stock, limited liability company interests or other equity interests, as applicable, of the RSI Companies that are issued and outstanding as of the Effective Date, immediately prior to giving effect to the transactions occurring on the Closing Date (including prior to the Recapitalization) set forth in this Agreement and in the Ancillary Agreements.

(b)    Except as set forth on Section 3.3(b) of the Company and Sellers’ Disclosure Letter, or set forth in this Agreement, the Recapitalization Agreement, the Put-Call Agreements, and if applicable, as further detailed in the Ancillary Agreements or the Governing Documents of the RSI Companies:

(i)    there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any RSI Company is a party or which are binding upon any RSI Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii)    none of the RSI Companies is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii)    none of the RSI Companies is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv)    there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of any of the RSI Companies to which any RSI Company is a party;

(v)    none of the RSI Companies has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which such RSI Company is a party in connection with the offer, sale or issuance of any of its Equity Interests; and

(vi)    other than pursuant to applicable Law (including Applicable Gaming Law), there are no contractual restrictions which prevent the payment of dividends or distributions by any of the RSI Companies.

(c)    All of the issued and outstanding Equity Interests of the RSI Companies (including the Acquired Closing Company Units) have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions (other than Securities Liens and other than as set forth in the Governing Documents of the RSI Companies) or similar rights of any Person or applicable Law, other than in each case Securities Liens. Upon delivery of and payment for the Acquired Closing Company Units at the Closing, (i) Buyer will acquire good and valid title to all of the Acquired Closing Company Units, free and clear of any Liens (other than Securities Liens and other than as set forth in the Company’s LPA, this Agreement or the Ancillary Agreements) and (ii) the Acquired Closing Company Units (including the Buyer Earnout Company Units) together with the Retained Company Units (including the Sellers Earnout Company Units), will represent all of the Equity Interests of the Company, other than as set forth in the Company’s LPA.

(d)    Except as set forth on Section 3.3(d) of the Company and Sellers’ Disclosure Letter, no RSI Company currently owns, directly or indirectly, any Equity Interests in any Person (other than another RSI Company), and no RSI Company has agreed to acquire any Equity Interests of any Person or has any branch, division, establishment or operations outside the jurisdiction in which it is incorporated, formed or organized (as applicable).

Section 3.4    Financial Statements; No Undisclosed Liabilities.

(a)    Attached as Section 3.4(a) of the Company and Sellers’ Disclosure Letter are (x) the unaudited consolidated balance sheets of the RSI Companies as of March 31, 2020 (the “Latest Balance Sheet”), December 31, 2019 and December 31, 2018, and (y) the related unaudited consolidated statements of operations for the fiscal periods then ended (together with the Latest Balance Sheet, the “Unaudited Financial Statements”).

(b)    Except as set forth on Section 3.4(b) of the Company and Sellers’ Disclosure Letter, each of the Unaudited Financial Statements has been, and the PCAOB Financial Statements will be, when delivered to Buyer pursuant to Section 7.9(h), derived from the books and records of the RSI Companies. Except as set forth on Section 3.4(b) of the Company and Sellers’ Disclosure Letter, (A) each of the Unaudited Financial Statements has been, and the PCAOB Financial Statements will be, when delivered to Buyer pursuant to Section 7.9(h), prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and (B) each of the Unaudited Financial Statements fairly presents, and the PCAOB Financial Statements will, when delivered to Buyer pursuant to Section 7.9(h), fairly present, in all material respects, the combined assets, liabilities, and financial condition as of the respective dates thereof and the operating results of the RSI Companies for the periods covered thereby, except in each of clauses (A) and (B): (w) as otherwise noted therein, (x) that the Unaudited Financial Statements do not include footnotes, schedules, statements of equity and statements of cash flow and disclosures required by GAAP, (y) that the Unaudited Financial Statements have not been prepared in accordance with Regulation S-X of the SEC or the standards of the PCAOB, and (z) that the Unaudited Financial Statements do not include all year-end adjustments required by GAAP, in each case of clauses (x), (y) or (z), which are not, material, individually or in the aggregate, in amount or effect).    For the avoidance of doubt, the PCAOB Financials, when delivered to the Buyer in accordance with Section 7.9(h), will be prepared in accordance with Regulation S-X of the SEC or the standards of the PCAOB.

(c)    Each of the independent auditors for the RSI Companies, with respect to their report as will be included in the PCAOB Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and, with respect to the PCAOB Financial Statements, the PCAOB.

(d)    Except as set forth on Section 3.4(d) of the Company and Sellers’ Disclosure Letter, the RSI Companies have no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the Unaudited Financial Statements or the notes thereto or books and records of the RSI Companies; (ii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Company of its obligations hereunder or thereunder or incurred in connection with the transactions contemplated by this Agreement, including the Transaction Expenses; (iv) Liabilities disclosed in the Company and Sellers’ Disclosure Letter; or (v) Liabilities for Company Transaction Expenses.

(e)    Except as set forth on Section 3.4(e) of the Company and Sellers’ Disclosure Letter, as of the Effective Date, the RSI Companies do not have any outstanding (i) indebtedness for borrowed money;

(ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; or (iii) indebtedness for borrowed money of any Person for which such RSI Company has guaranteed payment.

(f)    No RSI Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities and Exchange Commission.

Section 3.5    No Material Adverse Effect. Since December 31, 2019 through the Effective Date, there has been no Material Adverse Effect.

Section 3.6    Absence of Certain Developments. Except as set forth on Section 3.6 of the Company and Sellers’ Disclosure Letter, since December 31, 2019, (a) each RSI Company has conducted its business in all material respects in the Ordinary Course of Business and (b) no RSI Company has taken (or has had taken on its behalf) any action that would, if taken after the Effective Date, require the Buyer’s consent under Section 6.1(a).

Section 3.7    Real Property.

(a)    Neither the Company nor any other RSI Company owns, or has ever owned, any real property.

(b)    Set forth on Section 3.7(b) of the Company and Sellers’ Disclosure Letter is a correct and complete list (with the address) of all Material Leases. Except as set forth on Section 3.7(b) of the Company and Sellers’ Disclosure Letter, with respect to each of the Material Leases: (i) no RSI Company subleases, licenses or otherwise grants to any Person the right to use or occupy the Leased Real Property or any portion thereof; (ii) the applicable RSI Company’s possession and quiet enjoyment of the Leased Real Property under such Material Lease, to the extent applicable, is not being disturbed, (iii) each applicable RSI Company has made available to the Buyer a correct and complete copy of all Material Leases; (iv) all rent and other material undisputed amounts due and payable with respect to the Material Leases on or prior to the Effective Date have been paid when due, and all rent and other material undisputed amounts due and payable with respect to the Leased Real Property on or prior to the Closing Date, to the extent then due and payable, will have been paid prior to the Closing Date; and (v) the Company is not in material default under any such Material Lease nor, to the Company’s Knowledge, has an event occurred which would, with the giving of notice or the expiration of time, result in such material default by it or by any other party to such Material Lease. All landlords with respect to the Leased Real Property have consented, or prior to Closing will have consented, (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement.

(c)    The Leased Real Property comprises all of the real property used in the business of the RSI Companies.

(d)    Except as set forth on Section 3.7(d) of the Company and Sellers’ Disclosure Letter since the Lookback Date, no portion of the Leased Real Property that is the subject of a Material Lease has suffered damage by fire or other casualty loss, which has not been repaired and restored in all material respects.

Section 3.8    Tax Matters. Except as set forth on Section 3.8 of the Company and Sellers’ Disclosure Letter:

(a)    Each RSI Company has timely filed all Income and other material Tax Returns required to be filed by it on or prior to the Closing Date pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income and other material Tax Returns filed by each of the RSI Companies are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All Income and other material amounts of Taxes and all Income and other material amounts of Tax Liabilities due and payable by each of the RSI Companies for which the applicable statute of limitations remains open have been timely paid (whether or not shown as due and payable on any Tax Return).

(b)    Each RSI Company has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c)    No written claim has been made by a Taxing Authority in a jurisdiction where an RSI Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such RSI Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved. The Income Tax Returns made available to the Buyer reflect all of the jurisdictions in which the RSI Companies are required to remit material amounts of Income Tax.

(d)    No RSI Company is currently or has been within the past five (5) years the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to any RSI Company, no such Tax Proceeding is pending, and, to the Knowledge of the Company, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. No RSI Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any RSI Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed in writing against any RSI Company.

(e)    There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to any RSI Company or extending a period of collection, assessment or deficiency for Taxes due from or with respect to any RSI Company, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. No RSI Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of any RSI Company that would have a material adverse effect on any RSI Company following the date of the Latest Balance Sheet.

(f)    No Seller or RSI Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g)    The Company is and at all times since its formation has been classified as a partnership for U.S. federal income tax purposes and each of the Company Subsidiaries is and at all times since its formation been classified as an entity disregarded as separate from the Company for U.S. federal income tax purposes.

(h)    No RSI Company will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received on or prior to the Closing Date or deferred revenue realized, accrued or received outside the Ordinary Course of Business on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; or (vi) an election (including a protective election) pursuant to Code Section 108(i) (or any similar provision of state, local, or non-U.S. Laws). No RSI Company uses the cash method of accounting for income Tax purposes. No RSI Company has any “long-term contracts” that are subject to a method of accounting provided for in Code Section 460 or has any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation

Section 1.451-5, Section 455 of the Code, or Section 456 of the Code (or any corresponding provision of state or local Law). No RSI Company has owned any “controlled foreign corporation” within the meaning of Code Section 957.

(i)    There is no Lien for Taxes on any of the assets of any RSI Company, other than Permitted Liens.

(j)    No RSI Company has any Liability for Taxes of any other Person (other than any RSI Company) as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No RSI Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement (and except that the Company’s LPA provides for the payment of Tax Distributions).

(k)    The unpaid Taxes of the RSI Companies (i) did not, as of the date of the Latest Balance Sheet, materially exceed the reserves for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the Latest Balance Sheet and (ii) do not materially exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past practices of the RSI Companies in filing their Tax Returns.

(l)    Except as set forth on Section 3.8(l) of the Company and Sellers’ Disclosure Letter, no Seller is a foreign person within the meaning of Code Section 1445 or Code Section 1446(f).

(m)    No election has been made under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any RSI Company.

(n)    The Company has a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) in effect, and such elections will remain in effect for any taxable period that includes the Closing Date.

(o)    No Section 197 intangible (within the meaning of Section 197 of the Code) of any of the RSI Companies existing as of the end of the day on the Closing Date will be excluded from the term “amortizable section 197 intangible” pursuant to Section 197(f)(9) of the Code and Treasury Regulations Section 1.197-2(h).

Section 3.9    Contracts.

(a)    Except as set forth on Section 3.9(a) of the Company and Sellers’ Disclosure Letter, no RSI Company is a party to, or bound by, any (other than any Contracts that are no longer in effect and under which no RSI Company has any continuing or potential material Liability):

(i)    collective bargaining agreement;

(ii)    Contract with any Material Supplier which required payments to such Material Supplier by one or more RSI Companies during the 2019 calendar year of an aggregate amount exceeding $1,000,000;

(iii)    Material Lease;

(iv)    (x) Contract for the employment or engagement of any directors, officers, employees or individual independent contractors providing for an annual base compensation in excess of $250,000, (y) Contract providing for severance payments in excess of $300,000, in the aggregate or (z) Contract requiring the payment of any compensation by any RSI Company that is triggered as a result of the consummation of the transactions contemplated by this Agreement;

(v)    Contract under which any RSI Company has created, incurred, assumed or borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness of others, in each case having an outstanding principal amount in excess of $5,000,000 (other than borrowings under the existing credit facilities of the RSI Companies);

(vi)    written license or royalty Contract licensing-in or granting to any RSI Company any right in or immunity under any Intellectual Property, other than Contracts (w) concerning uncustomized,

commercially available Software (whether software, software-as-a-service services, platform-as-a-service services, and/or infrastructure-as-a-service services) licensed for less than $500,000 in annual fees; (x) that are immaterial to the business of the RSI Companies; (y) that include a license in of any commercially available Intellectual Property pursuant to stock, boilerplate, or other generally non-negotiable terms, such as, for example, website and mobile application terms and conditions or terms of use, stock photography licenses, and similar Contracts; or (z) whereby Intellectual Property is implicitly licensed;

(vii)    written license or royalty Contract licensing out or granting any rights in or immunity under any Owned Intellectual Property to any Person (other than another RSI Company), other than Contracts (w) pursuant to which an RSI Company grants non-exclusive licenses that are immaterial to the business of the RSI Companies; (x) (y) whereby Owned Intellectual Property is non-exclusively implicitly licensed or non-exclusively licensed to service providers, subcontractors, or suppliers of any RSI Company solely to the extent necessary for such Person to provide services thereto; or (x) pursuant to which an RSI Company grants non-exclusive licenses of Owned Intellectual Property to customers or casinos in the Ordinary Course of Business;

(viii)    Contract that the Company reasonably expects will require aggregate future payments to or from any RSI Company in excess of $2,000,000 in the 12-month period following Closing, other than the Ancillary Agreements attached hereto as Exhibits and other than those agreements that can be terminated without material penalty by such RSI Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business; provided that the listing of a Contract on Section 3.9(a)(viii) of the Company and Sellers’ Disclosure Letter is not a representation or warranty that such Contract will actually require aggregate future payments in such period in excess of $2,000,000;

(ix)    joint venture, partnership or similar Contract;

(x)    other than this Agreement and the Put-Call Agreements, Contract for the sale or disposition of any material assets or Equity Interests of any RSI Company with an aggregate fair market value greater than $1,000,000 (other than those providing for sales or dispositions of (x) assets and inventory in the Ordinary Course of Business, (y) assets no longer used in the businesses of the RSI Companies, and (z) non-exclusive licenses of Owned Intellectual Property granted to customers or casinos in the Ordinary Course of Business), in each case, under which there are material outstanding obligations of the applicable RSI Company (including any sale or disposition agreement that has been executed, but has not closed);

(xi)    Contract that materially limits or restricts, or purports to limit or restrict, any RSI Company (or after the Closing, the Buyer or any RSI Company) from engaging or competing in any line of business or material business activity in any jurisdiction;

(xii)    Contract that contains a provision providing for the sharing of any revenue or cost-savings with any other Person in excess of $2,000,000 in any one-year period;

(xiii)    Contract involving the payment of any earnout or similar contingent payment with a value in excess of $1,000,000 in any single instance or in excess of $5,000,000 in the aggregate;

(xiv)    Contract involving the settlement, conciliation or similar agreement of any Proceeding or threatened Proceeding (y) involving payments (exclusive of attorney’s fees) in excess of $1,000,000 in any single instance or in excess of $5,000,000 in the aggregate, or (z) that by its terms limits or restricts any RSI Company from engaging or competing in any line of business in any jurisdiction;

(xv)    Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) following the Closing Date by any RSI Company in an amount in excess of $2,000,000 annually or $10,000,000 over the life of the Contract;

(xvi)    Contract that relates to the future acquisition of material business, assets or properties by any RSI Company (including the acquisition of any business, stock or material assets of any Person or any real property and whether by merger, sale of stock, sale of assets or otherwise) for a purchase price in excess of $2,500,000 in any single instance or in excess of $5,000,000 in the aggregate, except for (x) any agreement related to the transactions contemplated by this Agreement, (y) any non-disclosure, indications or interest, term sheets, letters of intent or similar agreements entered into in connection with such acquisitions, and (z) any agreement for the purchase of inventory or other assets or properties in the Ordinary Course of Business;

(xvii)    Contract pursuant to which any Person (other than an RSI Company) has guaranteed the Liabilities of an RSI Company; or

(xviii)    Contract set forth on Section 3.24 of the Company and Sellers’ Disclosure Letter.

(b)    Except as set forth on Section 3.9(b) of the Company and Sellers’ Disclosure Letter, each Contract listed on Section 3.9(a) of the Company and Sellers’ Disclosure Letter (each, a “Material Contract”) is in full force and effect and is valid, binding and enforceable against the applicable RSI Company party thereto and against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles and except as would not have a Material Adverse Effect. The Company has made available to the Buyer a copy of each Material Contract. With respect to all Material Contracts, none of the RSI Companies or, to the Knowledge of the Company, any other party to any such Material Contract is in breach or default thereunder, which breach or default would have a Material Adverse Effect (or is alleged in writing to be in breach or default thereunder, which breach or default would have a Material Adverse Effect), and, to the Knowledge of the Company, there does not exist under any Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a breach or default by any RSI Company thereunder (which breach or default would have a Material Adverse Effect) or any other party to such Material Contract (which breach or default would have a Material Adverse Effect). During the last twelve (12) months, no RSI Company or any Seller has received any written claim or notice, or, to the Knowledge of the Company, oral claim or notice, of breach of or default under any such Material Contract (which breach or default would have a Material Adverse Effect).

(c)    Set forth on Section 3.9(c) of the Company and Sellers’ Disclosure Letter is a list of the Material Suppliers. Since December 31, 2019, no such Material Supplier has canceled, terminated or, to the Knowledge of the Company, materially and adversely altered its relationship with any RSI Company (in each case, which would have a Material Adverse Effect) or threatened in writing to cancel, terminate or materially and adversely alter its relationship with any RSI Company (in each case, which would have a Material Adverse Effect). There have been no disputes between any RSI Company and any Material Supplier since the Lookback Date which would have a Material Adverse Effect.

(d)    Other than as set forth in their Governing Documents, no RSI Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise retire any Equity Interests of another Person which is not an RSI Company.

Section 3.10    Intellectual Property.

(a)    Except as set forth on Section 3.10(a)(i) of the Company and Sellers’ Disclosure Letter, and except where it would not be material to the RSI Companies, taken as a whole, (x) to the Knowledge of the Company, the former and current products and services and operation of the business of the RSI Companies, in each case, as advertised, marketed, offered for sale, sold, or performed (as applicable), have not, in the past six (6) years, infringed, misappropriated or otherwise violated, and do not currently infringe, misappropriate or otherwise violate, any Intellectual Property rights of any Person, and (y) there are no Proceedings pending (or, to the Knowledge of the Company, threatened, and, in the past six (6) years, no RSI Company has received any written charge, complaint, claim, demand, or notice that has not been fully resolved with prejudice) alleging any such infringement, misappropriation or other violation (including any claim that such RSI Company must license or refrain from using any material Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforceability of any Owned Intellectual

Property. To the Knowledge of the Company, except as set forth on Section 3.10(a)(ii) of the Company and Sellers’ Disclosure Letter, no Person is, infringing upon, misappropriating or otherwise violating any Owned Intellectual Property in a manner that is material to any of the RSI Companies.

(b)    Except as set forth on Section 3.10(b)(i) of the Company and Sellers’ Disclosure Letter, and except where the failure to so own or have the right to use would not be material to the RSI Companies, taken as a whole, the RSI Companies are the sole and exclusive owner of all right, title, and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens) and each RSI Company owns, or has the valid right to use, all other Intellectual Property and IT Assets that are used in or necessary for the conduct of the business of such RSI Company as currently conducted, in all material respects, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Ancillary Agreement the consummation of the transactions contemplated hereby or thereby. Set forth on Section 3.10(b)(ii) of the Company and Sellers’ Disclosure Letter is a true and complete listing of each active and subsisting patent issuance, Trademark registration, Internet domain name, and copyright registration, and all active and subsisting applications for patents, Trademarks, and copyrights filed with a Governmental Entity, in each case which is owned by an RSI Company or, with respect to Internet domain names, is registered in the name of an RSI Company. Except as set forth on Section 3.10(b)(iii) of the Company and Sellers’ Disclosure Letter, all the Intellectual Property required to be disclosed on Section 3.10(b)(ii) of the Company and Sellers’ Disclosure Letter is subsisting and, to the Knowledge of the Company, valid and enforceable. Except as set forth on Section 3.10(b)(iv) of the Company and Sellers’ Disclosure Letter, the Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by such RSI Company or the business of the RSI Companies. All the Owned Intellectual Property required to be disclosed on Section 3.10(b)(ii) of the Company and Sellers’ Disclosure Letter that is an issued patent, patent application, registration, or application for registration has been maintained effective, subject to any expiration of term under applicable Law, by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees, except in the event the RSI Companies have decided in the exercise of good business judgment not to maintain such application, registration, or issuance.

(c)    Section 3.10(c) of the Company and Sellers’ Disclosure Letter sets forth a true and complete list of all Software that is Owned Intellectual Property and material to the RSI Companies. All such Software (i) conforms and functions, and is designed to function, in all material respects in accordance with all specifications, representations, warranties and other descriptions established in written Contracts by the RSI Companies or in other documents conveyed thereby to their customers or other licensees, (ii) has been maintained for its intended purpose and is free of any material defects or material deficiencies and, to the Knowledge of the Company, does not contain any Self-Help Code or Unauthorized Code or similar programs; and (iii) is in all material respects sufficient for the RSI Companies’ current and reasonably anticipated future needs. No Person other than an RSI Company possesses, or has a right to possess, a copy, in any form (print, electronic or otherwise), of any source code for such Software (other than employees, contractors, and consultants of the RSI Companies that have strict confidentiality obligations to the RSI Companies with respect to such source code and solely to the extent necessary for them to maintain and develop such Software for an RSI Company) and all such source code is in the sole possession of the RSI Companies and has been maintained as strictly confidential.

(d)    All Publicly Available Software used by the RSI Companies in connection with the RSI Companies’ business has been used in all material respects in accordance with the terms of its governing license. None of the RSI Companies has used any Publicly Available Software in connection with Owned Intellectual Property, nor licensed or distributed to any third party any combination of Publicly Available Software and Owned Intellectual Property, in each case, in a manner that (i) requires, or conditions the use or distribution of any Software that is Owned Intellectual Property on, the disclosure, licensing or distribution of any source code for any Owned Intellectual Property or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of the RSI Companies to use, distribute or enforce Owned

Intellectual Property in any manner (the terms of such Publicly Available Software giving rise to the events in clauses (i) and (ii), “Copyleft Terms”).

(e)    No current or former director, officer, manager, employee, agent or third-party representative of an RSI Company has any right, title or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned or used by the RSI Companies, in each case except as would not be material to the RSI Companies. Each RSI Company has obtained from all Persons (including all current and former founders, officers, directors, stockholders, employees, contractors, consultants and agents) who have contributed to the creation of any Owned Intellectual Property a valid and enforceable written present assignment of all rights, title, and interest in and to any such Owned Intellectual Property to such RSI Company, or all such rights, title, and interest in and to such Owned Intellectual Property have vested in such RSI Company by operation of Law, in each case except where the failure to do so is not material to the RSI Companies. To the Knowledge of the Company, no Person is in violation of any such written assignment agreements.

(f)    Each RSI Company has taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other material confidential information (including material proprietary source code) owned by such RSI Company (and any confidential information owned by any Person to whom any of the RSI Companies has a confidentiality obligation). Except as required by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, no such trade secret or confidential information has been disclosed by any RSI Company to any Person other than to Persons subject to a duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person. To the Knowledge of the Company, no Person is in violation of any such written confidentiality agreements.

(g)    The IT Assets are sufficient in all material respects for the current business operations of the RSI Companies. The RSI Companies have in place commercially reasonable disaster recovery and security plans and procedures and have taken commercially reasonable steps to safeguard the confidentiality, availability, security and integrity of the IT Assets owned by the RSI Companies and all confidential or sensitive data and information stored thereon, such as Personal Information, including from unauthorized access and infection by Unauthorized Code. The RSI Companies have maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats, for all Software material to the operation of the RSI Companies as currently conducted.

(h)    Except as set forth on Section 3.10(h) of the Company and Sellers’ Disclosure Letter, each item of Intellectual Property owned or used by the RSI Companies immediately prior to the Closing will be owned or available for use by the RSI Companies immediately subsequent to the Closing on identical terms and conditions as owned or used by the RSI Companies immediately prior to the Closing.

Section 3.11    Data Security; Data Privacy.

(a)    Except as set forth on Section 3.11(a) of the Company and Sellers’ Disclosure Letter, the RSI Companies have not, to the Knowledge of the Company, experienced any material Security Breaches or material Security Incidents or a material failure of the IT Assets since the Lookback Date, and no RSI Company has received any uncured written notices, claims or complaints from any Person regarding such a material Security Breach or material Security Incident or material failure of the IT Assets since the Lookback Date. Since the Lookback Date, no RSI Company has received any uncured written complaint, claim, demand, inquiry or other notice, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority or entity) regarding any of the RSI Companies’ Processing of Personal Information or compliance with applicable Privacy and Security Requirements.

(b)    Except as set forth on Section 3.11(b) of the Company and Sellers’ Disclosure Letter or as would not constitute a Material Adverse Effect, each RSI Company is, and since the Lookback Date has been, in compliance with all applicable Privacy and Security Requirements. The RSI Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all Personal Information that is processed by or on behalf of the RSI Companies in connection with the use and/or operation of its products and business, in the manner such Personal Information is accessed and used by the RSI Companies except where the failure to have such right would not be material to the RSI Companies. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit the RSI Companies’ right to own or process any Personal Information used in or necessary for the conduct of the business of the RSI Companies.

Section 3.12    Information Supplied. The information supplied in writing by the Company with respect to the RSI Companies expressly for inclusion in the Proxy Statement, any other document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release), which information with respect to the RSI Companies shall be provided by the Company, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Buyer Stockholders, or (c) the time of the Buyer Stockholder Meeting (in each case, subject to the qualifications and limitations set forth in the materials provided by the Company or that are included in such filings and/or mailings), except that no warranty or representation is made by the Company with respect to (i) statements made or incorporated by reference therein based on information supplied by Buyer or its Affiliates for inclusion in such materials or (ii) any projections or forecasts included in such materials.

Section 3.13    Litigation. Except (a) for Proceedings under any Tax Law (as to which certain representations and warranties are made pursuant to Section 3.8) and (b) as set forth on Section 3.13(a) of the Company and Sellers’ Disclosure Letter, there are no Proceedings (or to the Knowledge of the Company, investigations by a Governmental Entity) in which the reasonably expected damages are in excess of $5,000,000 pending or, to the Knowledge of the Company, threatened in writing against any RSI Company or any director or officer of an RSI Company (in their capacity as such), and since the Lookback Date the RSI Companies have not been subject to or bound by any material outstanding Orders. Except as set forth on Section 3.13(b) of the Company and Sellers’ Disclosure Letter, there are no Proceedings in which the reasonably expected damages are in excess of $5,000,000 pending or threatened by any RSI Company against any other Person. To the Knowledge of the Company, there are no ongoing internal investigations by any RSI Company with respect to any current employee of an RSI Company.

Section 3.14    Brokerage. Except as set forth on Section 3.14 of the Company and Sellers’ Disclosure Letter, no RSI Company has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any RSI Company or the Buyer to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 3.15    Labor Matters.

(a)    Section 3.15(a) of the Company and Sellers’ Disclosure Letter sets forth a complete list of all employees of the RSI Companies as of on or about July 26, 2020 and, as applicable, their classification as exempt or non-exempt under the Fair Labor Standards Act, title and/or job description, job location (city and state) and base compensation and any bonuses paid with respect to the last fiscal year. As of the Effective Date, to the Knowledge of the Company, all employees of the RSI Companies are legally permitted to be employed by the RSI Companies in the jurisdiction in which such employees are employed in their current job capacities.

(b)    Except as set forth on Section 3.15(b)(i) of the Company and Sellers’ Disclosure Letter, no RSI Company is a party to or negotiating any collective bargaining agreement with respect to employees of any RSI Company. There are no strikes, work stoppages, slowdowns or other material labor disputes pending or, to the Knowledge of the Company, threatened against any RSI Company, and no such strikes, work stoppages, slowdowns or other material disputes have occurred since the Lookback Date. Except as set forth on Section 3.15(b)(ii) of the Company and Sellers’ Disclosure Letter, since the Lookback Date, (i) no labor union or other labor organization, or group of employees of any RSI Company, has made a written demand for recognition or certification with respect to any employees of any RSI Company, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any similar labor relations tribunal or authority, (ii) to the Knowledge of the Company, there have been no pending or threatened union organizing activities with respect to employees of any RSI Company, (iii) there has been no actual or, to the Knowledge of the Company, threatened, material unfair labor practice charges against any RSI Company.

(c)    Except as set forth on Section 3.15(c)(i) of the Company and Sellers’ Disclosure Letter and except as would not reasonably be expected to result in material Liabilities to the RSI Companies, the RSI Companies, are, and since the Lookback Date have been, in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including (where applicable) provisions thereof relating to wages and hours, classification (including employee, independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, disability rights, workers’ compensation, affirmative action, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), whistleblowing, plant closures and layoffs (including the WARN Act), employee trainings and notices, labor relations, employee leave issues, unemployment insurance, and the payment of social security and other Taxes. Except as set forth on Section 3.15(c)(ii) of the Company and Sellers’ Disclosure Letter, since the Lookback Date, none of the RSI Companies has implemented any plant closing or mass layoff of their employees triggering notice requirements under the WARN Act, nor is there presently any outstanding liability under the WARN Act with respect to any such actions, and as of the Effective Date, no such plant closings or employee layoffs are currently planned or announced by the RSI Companies.

(d)    Except as would not reasonably be expected to result in material Liabilities to the RSI Company, since the Lookback Date, (i) each of the RSI Companies has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments that have become due and payable to employees; (ii) no RSI Company has been liable for any arrears of wages, compensation or related Taxes, penalties or other sums with respect to its employees; (iii) each of the RSI Companies has paid in full to all employees and individual independent contractors all wages, salaries, commissions, bonuses and other compensation due and payable to or on behalf of such employees and such individual independent contractors; and (iv) to the Knowledge of the Company, each individual who since the Lookback Date has provided or is providing services to any RSI Company, and has been classified as (y) an independent contractor, consultant, leased employee, or other non-employee service provider, or (z) an exempt employee, has been properly classified as such under all applicable Laws relating to wage and hour and Tax.

(e)    To the Knowledge of the Company, no employee or individual independent contractor of any RSI Company is, with respect to his or her employment by or relationship with any RSI Company, in material breach of the terms of any employment agreement, nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, restrictive covenant or similar obligation (i) owed to the RSI Companies; or (ii) owed to any third party with respect to such Person’s employment or engagement by the RSI Companies. No senior executive has provided, to the Knowledge of the Company, oral or written notice, and no key employee of the RSI Companies has provided written notice of any present intention to terminate his or her relationship with any RSI Company within the first twelve (12) months following the Closing.

(f)    Since the Lookback Date, the RSI Companies have used reasonable best efforts to investigate all sexual harassment, or other discrimination, or retaliation allegations which have been reported to the appropriate individuals at the RSI Companies responsible for reviewing such allegations in accordance with the policies and procedures established by the RSI Companies. With respect to each such allegation with potential merit, the RSI Companies have taken such corrective action that is reasonably calculated to prevent further improper conduct. The RSI Companies do not reasonably expect any material Liabilities with respect to any such allegations.

Section 3.16    Employee Benefit Plans.

(a)    Section 3.16(a) of the Company and Sellers’ Disclosure Letter sets forth a list of each material Company Employee Benefit Plan. With respect to each material Company Employee Benefit Plan that is not an Affiliate Employee Benefit Plan, Sellers have made available to the Buyer correct and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (“SPD”) (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed, and (v) all current related material insurance Contracts, trust agreements or other funding arrangements. With respect to each material Affiliate Employee Benefit Plan, Sellers have made available to the Buyer copies of, as applicable the most recent SPD and the most recent determination, advisory or opinion letter received from the IRS.

(b)    Except as set forth on Section 3.16(b) of the Company and Sellers’ Disclosure Letter, (i) no RSI Company has any current or contingent obligation to provide, retiree or post-employment health or life insurance or any other retiree or post-employment welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage, (ii) no RSI Company sponsors, maintains or contributes to (or is required to contribute to), or has any Liability under or with respect to a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code and (iii) no RSI Company contributes to or has any obligation to contribute to, or has any Liability under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA. Except as set forth on Section 3.16(b) of the Company and Sellers’ Disclosure Letter, no Company Employee Benefit Plan is (x) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (y) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No RSI Company has any, or is reasonably expected to have any, Liability under Title IV of ERISA or on account of being considered a single employer under Section 414 of the Code with any other Person.

(c)    Except as set forth on Section 3.16(c) of the Company and Sellers’ Disclosure Letter, to the Knowledge of the Company, each Affiliate Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS, and to the Knowledge of the Company, nothing has occurred with respect to the participation of the RSI Companies in such plan that would reasonably be expected to cause the loss of the tax-qualified status or to materially adversely affect the qualification of such Affiliate Employee Benefit Plan. Each Company Employee Benefit Plan other than any Affiliate Employee Benefit Plan, and to the Knowledge of the Company each Affiliate Employee Benefit Plan, has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. No RSI Company, nor to the Knowledge of the Company, any other Person, has engaged in any material “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and to the Knowledge of the Company, no material breaches of fiduciary duty (as determined under ERISA) have occurred with respect to any Company Employee Benefit Plan since the Lookback Date. There is no Proceeding (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan, in each case (i) that would result in material liability to the RSI Companies and (ii)_ to the Knowledge of the Company, with respect to any Affiliate Employee Benefit Plan. The RSI Companies have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010 (the “ACA”), and none of the RSI Companies have incurred (whether or not assessed), nor is reasonably expected to incur, any material penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to the participation of the RSI Companies in each Affiliate Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are required to be made or paid by any of the RSI Companies have been timely made in all material respects in accordance with the terms of the Affiliate Employee Benefit Plan and in all material respects in compliance with the requirements of applicable Law and all contributions, distributions, reimbursements and premium payments required to be made or paid by any of the RSI Companies for any period ending on or before the Closing Date that are not yet due have in all material respects been made or properly accrued.

(d)    Except as set forth on Section 3.16(d) of the Company and Sellers’ Disclosure Letter, the consummation of the transactions contemplated by this Agreement, alone or together with any other event will not (i) result in any material payment or benefit becoming due or payable, to any current or former officer, employee, director or individual independent contractor under a Company Employee Benefit Plan, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or individual independent contractor under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the RSI Companies to any current or former officer, employee, director or individual independent contractor.

(e)    Except as set forth on Section 3.16(e) of the Company and Sellers’ Disclosure Letter, no Person has any right against the RSI Companies to be grossed up for, reimbursed or otherwise indemnified for any Tax or interest imposed under Section 409A of the Code or otherwise.

(f)    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event, result in the payment of any amount that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code). Except as set forth on Section 3.16(f) of the Company and Sellers’ Disclosure Letter, no RSI Company has agreed to pay, gross-up, reimburse or otherwise indemnify any Person for any Tax imposed under Section 4999 of the Code.

Section 3.17    Insurance. The RSI Companies have in effect policies of insurance (including all policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance as may be applicable to the businesses of the RSI Companies) in amounts and scope of coverage as are customary for companies of a similar nature and size operating in the industries in which the RSI Companies operate (the “Insurance Policies”). As of the Effective Date: (a) all of the material Insurance Policies held by, or for the benefit of, the RSI Companies as of the Effective Date with respect to policy periods that include the Effective Date are in full force and effect, and (b) no RSI Company has received a written notice of cancellation of any of the Insurance Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Insurance Policies. No RSI Company is in material breach or material default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, material denial or non-renewal with respect to any Insurance Policy. Except as set forth on Section 3.17 of the Company and Sellers’ Disclosure Letter, during the twelve (12) months prior to the Effective Date, there have been no material claims by or with respect to the RSI Companies under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.

Section 3.18    Compliance with Laws; Permits.

(a)    Except (i) with respect to compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 3.8), (ii) as set forth on Section 3.18(a) of the Company and Sellers’

Disclosure Letter and (iii) as would not constitute a Material Adverse Effect, each RSI Company is and, since the Lookback Date has been, in compliance with all Laws applicable to the conduct of the business of the RSI Companies and, since the Lookback Date, no uncured written notices have been received by any RSI Company from any Governmental Entity or any other Person alleging a material violation of any such Laws.

(b)    Each RSI Company holds all material permits, licenses, registrations (excluding Intellectual Property registrations and certifications), approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity, required for the ownership and use of its assets and properties or the conduct of their businesses (including for the occupation and use of the Leased Real Property) as currently conducted (collectively, “Permits”) and are in compliance in all material respects with all material terms and conditions of such Permits. All of such Permits are valid and in full force and effect and none of such Permits will be terminated as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement. No RSI Company is in material default under any such Permit and to the Knowledge of the Company, no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a material adverse effect on the ability of the applicable RSI Company to use such Permit or conduct its business.

Section 3.19    [Reserved].

Section 3.20    Title to and Sufficiency of Assets; No Bankruptcy.

(a)    Each RSI Company has good and marketable title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its tangible or intangible assets, properties and rights free and clear of all Liens other than Permitted Liens (collectively, the “Assets”). All such tangible Assets that are material to the operation of the business of the RSI Companies are in reasonably good condition and in a state of reasonably good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b)    Assuming that the approvals, determinations, grants, confirmations and other conditions with respect to Gaming Regulatory Authorities required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements as set forth in Section 2.5(c)(vii) are obtained, the Assets, collectively with the assets and services provided to the Buyer and the RSI Companies under the Services Agreement beginning as of the Closing, constitute all of the material tangible and intangible assets, properties and rights necessary to conduct the business of the RSI Companies immediately after the Closing, in all material respects, as it has been operated for the six (6) months leading up to the Effective Date.

(c)    None of the RSI Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Proceeding.

Section 3.21    Gaming.

(a)    Except as set forth on Section 3.21(a) of the Company and Sellers’ Disclosure Letter, no RSI Company has (i) made any application for a license, certificate, registration or finding of suitability from any Gaming Regulatory Authority that has not been issued, granted or given (for whatever reason) or (ii) withdrawn any such application (for whatever reason).

(b)    Where required to do so under Applicable Gaming Law or as requested by any Gaming Regulatory Authority, all relevant directors, officers, contractors and employees of the RSI Companies have obtained and hold personal management licenses (or local equivalent license) and those licenses, registrations or findings of suitability are in full force and effect.

(c)    Since the Lookback Date, no RSI Company has, to the Knowledge of the Company, done or omitted to do anything in material breach of the Applicable Gaming Laws of any jurisdictions in which it holds an RSI Companies Relevant License.

(d)    Except as set forth on Section 3.21(d) of the Company and Sellers’ Disclosure Letter, since the Lookback Date, no RSI Company has received a written notice from a Governmental Entity alleging that the business of any RSI Company infringes or violates any Applicable Gaming Law in any material respect or is in breach of the terms of any RSI Companies Relevant License or that such Governmental Entity intends to pursue any review or investigation which might conclude with the imposition of any sanction on any RSI Company.

(e)    Except as set forth on Section 3.21(e) of the Company and Sellers’ Disclosure Letter, as of the Effective Date, no RSI Company has been or is subject to any investigation, inquiry or criminal proceeding or other disciplinary action, whether pending or to the Knowledge of the Company, threatened, relating to Applicable Gaming Laws, and there are no facts, matters or circumstances (i) to the Knowledge of the Company or (ii) that first arose (regardless of whether the Company has Knowledge) at any time since the Lookback Date which would reasonably give rise to any such investigation, inquiry, proceeding or action that may result in the imposition of material sanctions in connection with an RSI Companies Relevant License, may result in the revocation of an RSI Companies Relevant License or could reasonably be expected to have a Material Adverse Effect.

(f)    To the Knowledge of the Company, there are no circumstances relating to any of the directors, management team or stockholder of the Company which has affected, or could materially affect, the ability of any RSI Company to obtain or maintain any RSI Companies Relevant License.

Section 3.22    Trade & Anti-Corruption Compliance

(a)    Since January 1, 2016, in connection with or relating to the business of the RSI Companies, no RSI Company, and to the Knowledge of the Company, no director, officer, manager, employee, agent or third-party representative of a RSI Company (in their capacities as such) (i) has made, authorized, solicited or received any unlawful bribe, rebate, payoff, influence payment or kickback, (ii) has used or is using any corporate funds for any contributions, gifts, entertainment, hospitality, travel, in each case, to the extent illegal, or (iii) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any officer of a Governmental Entity or other Person in violation of applicable Anti-Corruption Laws. There are no pending legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging (i) any such payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages or (ii) any other violation of any Anti-Corruption Law.

(b)    The transactions of the RSI Companies are accurately reflected on their respective books and records in compliance in all material respects with applicable Anti-Corruption Laws.

Section 3.23    Anti-Money Laundering Compliance.

(a)    The RSI Companies maintain and implement policies and procedures designed to reasonably prevent money laundering and otherwise ensure material compliance with all applicable Anti-Money Laundering Laws. There are no matters of material non-compliance with any Anti-Money Laundering Law that any Governmental Entity has required the Company to correct since January 1, 2016, unless otherwise disclosed in Section 3.23 of the Company and Sellers’ Disclosure Letter.

(b)    No RSI Company nor, to the Knowledge of the Company, any of their respective directors, officers, managers, employees, agents or third-party representatives (in their capacities as such) has knowingly engaged in a transaction that involves the proceeds of crime in violation of any Anti-Money Laundering Laws.

(c)    There are no legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by any RSI Company or any of their respective directors, officers, managers, or employees.

Section 3.24    Affiliate Transactions.

(a)    Except (A) as set forth on Section 3.24(a) of the Company and Sellers’ Disclosure Letter, (B) the Services Agreement, and (C) the Put-Call Agreements, (x) there are no Contracts (except for the Governing Documents) between any of the RSI Companies, on the one hand, and any Interested Party (other than another RSI Company) on the other hand and (y) no Interested Party (other than another RSI Company) (i) owes any amount to any RSI Company, (ii) owns any material assets, tangible or intangible, necessary for the conduct of the business of any RSI Company as it has been operated for the twelve (12) months prior to the Effective Date or (iii) owns any interest in, or is a director, officer, or owner of, or lender to or borrower from, or has the right to participate in the profits of, any Person which is a competitor, supplier, or landlord of any RSI Company (other than in connection with ownership of less than five percent (5%) of the stock of a publicly traded company) (such Contracts or arrangements described in clauses (x) and (y), “Affiliated Transactions”).

(b)    Except as set forth on Section 3.24(b) of the Company and Sellers’ Disclosure Letter, there have been no Prohibited Affiliate Transactions since December  31, 2019.

Section 3.25    Compliance with Applicable Sanctions and Embargo Laws.

(a)    Since January 1, 2016, no RSI Company, nor to the Knowledge of the Company, any of their respective directors, officers, managers, employees, agents or third party representatives (in their capacities as such) is (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by OFAC, the OFAC Consolidated Sanctions List or in any Executive Order issued by the President of the United States and administered by OFAC, or a person or entity prohibited by any OFAC sanctions program or a person or entity whose property and interests in property subject to U.S. jurisdiction are otherwise blocked under any U.S. Laws, Executive orders or regulations; (ii) an entity owned, directly or indirectly, individually or in the aggregate, fifty (50%) percent or more by one (1) or more persons described in clause (i); (iii) a person or entity listed on the Sectoral Sanctions Identifications List (“SSI List”) maintained by OFAC or otherwise determined by OFAC to be subject to one (1) or more of the Directives issued under Executive Order 13662 of March 20, 2014, at the time that it is or was in effect, or an entity owned, directly or indirectly, individually or in the aggregate, fifty percent (50%) or more by one (1) or more persons or entities that are subject to the SSI List restrictions; or (iv) a person or entity named on the U.S. Department of Commerce, Bureau of Industry and Security Denied Persons List, Entity List, or Unverified List.

(b)    No RSI Company nor, to the Knowledge of the Company, any of their directors, officers, managers, employees, agents or third-party representatives, is or since January 1, 2016, has been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in material violation of applicable Sanctions in connection with the business of any RSI Company; or (iii) in material violation of any applicable Sanctions or applicable Export Control Laws or U.S. anti-boycott requirements (the “Trade Control Laws”), in connection with the business of any RSI Company.

(c)    The RSI Companies have not, since January 1, 2016, violated in any material respect the Trade Control Laws.

(d)    There are no legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations by any RSI Company of the Trade Control Laws.

Section 3.26    Inspections; Buyer’s Representations. The Company has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Company agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of Buyer and on the accuracy of the representations and warranties set forth in

Article V and any Ancillary Agreement or certificate delivered by Buyer pursuant to this Agreement and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by Buyer or its Affiliates or representatives, except for those set forth in Article V and in any Ancillary Agreement or certificate delivered by Buyer pursuant to this Agreement. The Company specifically acknowledges and agrees to Buyer’s disclaimer of any representations or warranties other than those set forth in Article V and in any Ancillary Agreement or certificate delivered by Buyer pursuant to this Agreement, whether made by either Buyer or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company, Sellers, their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company, Sellers, their Affiliates or representatives by Buyer or any of its Affiliates or representatives), other than those set forth in Article V and in any Ancillary Agreement or certificate delivered by Buyer pursuant to this Agreement. The Company specifically acknowledges and agrees that, without limiting the generality of this Section 3.26, neither Buyer nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The Company specifically acknowledges and agrees that except for the representations and warranties set forth in Article V and in any Ancillary Agreement or certificate delivered by Buyer pursuant to this Agreement, Buyer has not made any other express or implied representation or warranty with respect to Buyer, its assets or Liabilities, the businesses of Buyer or the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, except as set forth in the applicable section of the Company and Sellers’ Disclosure Letter, each Seller (severally (and not jointly) and solely in respect of such Seller) represents and warrants to the Buyer as of the Effective Date and as of the Closing Date as follows:

Section 4.1    Organization; Authority; Enforceability. To the extent that such Seller is not an individual, such Seller (a) is an entity validly existing, and in good standing under the Laws of the jurisdiction in which it is formed and (b) is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby. Such Seller has the requisite legal entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Seller is a party and to consummate the transactions contemplated hereby and thereby. No other limited liability company or other proceedings on the part of such Seller are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Seller is a party and the consummation of the transactions contemplated hereby and hereby. This Agreement has been duly executed and delivered by such Seller and constitutes the valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Such Seller is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 4.2    Capitalization. Such Seller has good and valid title to the Company Interests held by such Seller as of the Effective Date and, as of the Closing, such Seller will have good and valid title to the Company Units owned by such Seller, free and clear of all Liens, in each case, other than Securities Liens and other than as set forth in the Company’s LPA. Except as set forth on Section 4.2 of the Company and Sellers’ Disclosure Letter and other than a Put-Call Agreement (as applicable), such Seller is not a party to (a) any option, warrant, purchase right or other Contract (other than this Agreement, the Recapitalization Agreement and a Put-Call Agreement (as applicable)) that would reasonably require such Seller to sell, transfer or otherwise dispose of any of the Company Units owned by such Seller or (b) any voting trust, proxy, or other Contract with respect to the voting of the Company Units owned by such Seller. Other than the Company Units owned by such Seller, such Seller does not own or have the right to acquire any other Equity Interests of any RSI Company.

Section 4.3    Noncontravention. Except as set forth on Section 4.3 of the Company and Sellers’ Disclosure Letter, the filings pursuant to Section 7.8, the filings with Gaming Regulatory Authorities required pursuant to Section 2.6(c)(vii), the consummation by such Seller of the transactions contemplated by this Agreement and the Ancillary Agreements to which such Seller is a party do not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a material violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon the Company Units under, (f) require any approval under, from or pursuant to, or (g) require any filing with, (i) any material Contract to which such Seller is a party, (ii) any Governing Document of such Seller or (iii) any Governmental Entity under or pursuant to any Law or Order to which such Seller is bound or subject, with respect to clauses (d) through (g), that are or would reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby. Such Seller is not in material violation of any of the Governing Documents of such Seller.

Section 4.4    Information Supplied. The information supplied or to be supplied, in each case, in writing, by such Seller with respect to such Seller for inclusion in the Proxy Statement, any other document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Buyer Stockholders, or (c) the time of the Buyer Stockholder Meeting (in each case, subject to the qualifications and limitations set forth in the materials provided by such Seller or that are included in such filings and/or mailings), except that no warranty or representation is made by such Seller with respect to statements made or incorporated by reference therein based on information supplied by Buyer or its Affiliates for inclusion in such materials or (ii) any projections or forecasts included in such materials.

Section 4.5    Litigation. Except as set forth on Section 4.5 of the Company and Sellers’ Disclosure Letter, there are no material Proceedings (or to the Knowledge of such Seller, investigations) pending or, to the Knowledge of such Seller, threatened against such Seller in writing that would reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the transactions contemplated hereby.

Section 4.6    Brokerage. Except as set forth on Section 4.6 of the Company and Sellers’ Disclosure Letter, such Seller has not incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any RSI Company or the Buyer to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.7    Investment Intent.

(a)    Such Seller understands and acknowledges that the acquisition of the Buyer Class V Voting Stock (and the Buyer Class A Common Stock into which the Buyer Class V Voting Stock and the Retained Company Units may be exchanged into pursuant to the Company A&R LPA) involves substantial risk. Such Seller can bear the economic risk of its investment (which such Seller acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that such Seller is capable of evaluating the merits and risks of its investment in the Buyer Class V Voting Stock (and the Buyer Class A Common Stock into which the Buyer Class V Voting Stock and the Retained Company Units may be exchanged into pursuant to the Company A&R LPA).

(b)    Such Seller is acquiring the Buyer Class V Voting Stock (and the Buyer Class A Common Stock into which the Buyer Class V Voting Stock and the Retained Company Units may be exchanged into pursuant to the Company A&R LPA) for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Buyer Class V Voting Stock (and the Buyer Class A Common Stock into which the Buyer Class V Voting Stock and the Retained Company Units may be exchanged into pursuant to the Company A&R LPA), in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c)    Such Seller qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d)    Such Seller understands and acknowledges that the issuance, sale or resale of the Buyer Class V Voting Stock has not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Such Seller acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. Such Seller acknowledges that there is no public market for the Buyer Class V Voting Stock and that there can be no assurance that a public market will develop.

Section 4.8    Compliance with Laws. Each Seller is, and has been since the Lookback Date, in compliance in all material respects with Laws applicable to its ownership of Equity Interest of the Company, and no uncured written notices have been received by any Seller from any Governmental Entity or any other Person alleging a material violation of any such Laws.

Section 4.9    Inspections; Buyer’s Representations. Such Seller is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Buyer. Such Seller has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Such Seller agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of the Buyer and on the accuracy of the representations and warranties set forth in Article V and any Ancillary Agreement or certificate delivered by Buyer pursuant to this Agreement and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by Buyer or its Affiliates or representatives, except for those set forth in Article V and in any Ancillary Agreement or certificate delivered by Buyer pursuant to this Agreement. Such Seller specifically acknowledges and agrees to Buyer’s disclaimer of any representations or warranties other than those set forth in Article V and in any Ancillary Agreement or certificate delivered by Buyer pursuant to this Agreement, whether made by either Buyer or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company, Sellers, their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company, Sellers, their Affiliates or representatives by Buyer or any of its Affiliates or representatives), other than those set forth in Article V and in any Ancillary Agreement or certificate delivered by Buyer pursuant to this Agreement. Such Seller specifically acknowledges and agrees that, without limiting the generality of this Section 4.9, neither Buyer nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Such Seller specifically acknowledges and agrees that except for the representations and warranties set forth in Article V and in any Ancillary Agreement or certificate delivered by Buyer pursuant to this Agreement, Buyer has not made any other express or implied representation or warranty with respect to Buyer, its assets or Liabilities, the businesses of Buyer or the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

As an inducement to Sellers and the Company to enter into this Agreement and consummate the transactions contemplated by this Agreement, except (a) for all representations and warranties of the Buyer, as set forth in the applicable section of the Buyer’s Disclosure Letter, or (b) for all representations and warranties of the Buyer other than those set forth in Section 5.1, Section 5.2(a), Section 5.2(b), Section 5.2(c), Section 5.2(e), Section 5.3, Section 5.8, Section 5.9, Section 5.12 and Section 5.15, as disclosed in any report, schedule, form statement or other document filed with, or furnished to, the SEC by the Buyer and publicly available prior to the Effective Date, the Buyer represents and warrants to each of the Sellers and the Company as of the Effective Date and as of the Closing Date as follows:

Section 5.1    Organization; Authority; Enforceability. The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Buyer is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not have a Buyer Material Adverse Effect. The Buyer has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Buyer is a party and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite Buyer Board action on the part of the Buyer (the “Buyer Board Recommendation”). No other proceedings on the part of the Buyer (including any action by the Buyer Board or the Buyer Stockholders), except for the receipt of the Required Vote, are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to be executed and delivered by the Buyer at Closing will be, duly executed and delivered by Buyer and constitute valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. The Buyer is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 5.2    Capitalization.

(a)    The authorized share capital of Buyer consists of (i) 380,000,000 shares of Buyer Class A Common Stock, (ii) 20,000,000 shares of Buyer Class B Common Stock, and (iii) 1,000,000 preferred shares, par value $0.0001 per share (“Buyer Preferred Shares”). As of the Effective Date and as of immediately prior to the Closing (without giving effect to the Buyer Share Redemptions, the Buyer Class B Common Stock Conversion, or any Permitted Equity Financings), (1) 23,000,000 shares of Buyer Class A Common Stock are and will be issued and outstanding, (2) 5,750,000 shares of Buyer Class B Common Stock are and will be issued and outstanding, (3) no Buyer Preferred Shares are and will be issued and outstanding, and (4) 18,100,000 warrants of Buyer are and will be issued and outstanding, in such amounts, type, exercise price and with such expiration date as set forth on Section 5.2(a) of the Buyer’s Disclosure Letter (the “Buyer Warrants”). The exercise price of each Buyer Warrant has not been reduced to an amount less than $11.50 per Buyer Warrant. The Equity Interests set forth in this Section 5.2(a) comprise all of the Equity Interests of the Buyer that are issued and outstanding (without giving effect to the Buyer Share Redemptions, the Buyer Class B Common Stock Conversion, or the Permitted Equity Financing).

(b)    Except as (x) set forth on Section 5.2(b) of the Buyer’s Disclosure Letter, or (y) set forth in this Agreement (including as set forth in Section 5.2(a)), the Ancillary Agreements or the Governing Documents of the Buyer:

(i)    there are no outstanding options, warrants, Contracts, calls, puts, bonds, debentures, notes rights to subscribe, conversion rights or other similar rights to which the Buyer is a party or which are binding upon Buyer providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii)    Buyer is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii)    Buyer is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv)    there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of Buyer; and

(v)    Buyer has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which Buyer is a party in connection with the offer, sale or issuance of any of its Equity Interests.

(c)    All of the issued and outstanding Equity Interests of the Buyer, have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal or similar rights of any Person or applicable Law, other than in each case Securities Liens.

(d)    Except as set forth on Section 5.2(d) of the Buyer’s Disclosure Letter, the Buyer does not own, directly or indirectly, any Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

(e)    Upon issuance and delivery of the Buyer Class V Voting Stock to the Company at the Closing, and upon the further distribution of the Buyer Class V Voting Stock to the Sellers, such Buyer Class V Voting Stock will (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or any Contract, (iv) be issued to the Company with good and valid title, free and clear of any Liens other than Securities Liens, and (v) represent all of the Buyer Class V Voting Stock issued or outstanding.

(f)    Other than up to $1,500,000 of working capital loans convertible into Class A Common Stock of the Buyer at $10.00 per share that may be incurred during the Pre-Closing Period (and (x) for the avoidance of doubt, to the extent such working capital loans are used to pay Sponsor Transaction Expenses, such amounts shall constitute Sponsor Transaction Expenses for all purposes of this Agreement and (y) at the election of the Company can be repaid by the Company at the Closing on behalf of the Buyer from the Contribution Amount), the Buyer has no Liability with respect to indebtedness for borrowed money.

Section 5.3    Brokerage. Except as set forth on Section 5.3 of the Buyer’s Disclosure Letter, the Buyer has not incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of the Sellers, any RSI Company or Buyer to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 5.4    Trust Account. As of the Effective Date, the Buyer has at least two hundred thirty million dollars ($230,000,000) (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by the Buyer or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by the Buyer. The Buyer is not party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would

(a) cause the description of the Trust Agreement in the Buyer SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) the Buyer Stockholders who shall have exercised their rights to participate in the Buyer Share Redemptions, (ii) the underwriters of the Buyer’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (iii) the Buyer with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to one hundred thousand dollars ($100,000) of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of the Buyer, investigations) pending or, to the Knowledge of the Buyer, threatened with respect to the Trust Account.

Section 5.5    Buyer SEC Documents; Controls.

(a)    The Buyer has timely filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the consummation of the initial public offering of the Buyer’s securities, together with any material amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (all such forms, reports, schedules, statements and other documents filed with the SEC, the “Buyer SEC Documents”). As of their respective dates, each of the Buyer SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents. None of the Buyer SEC Documents contained, when filed or, if amended prior to the Effective Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Buyer, as of the Effective Date, (i) none of the Buyer SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Buyer SEC Document.

(b)    Each of the financial statements of the Buyer included in the Buyer SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Effective Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Buyer, as of their respective dates and the results of operations and the cash flows of the Buyer, for the periods presented therein. Each of the financial statements of the Buyer included in the Buyer SEC Documents were derived from the books and records of the Buyer, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices.

(c)    No notice of any SEC review or investigation of the Buyer or Buyer SEC Documents has been received by the Buyer. Since the consummation of its initial public offering, all comment letters received by the Buyer from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of the Buyer are publicly available on the SEC’s EDGAR website.

(d)    Since the consummation of the initial public offering of the Buyer’s securities, the Buyer has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Buyer SEC Document. Each such certification is correct and complete. The Buyer maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Securities Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Buyer is made known on a timely basis to the individuals responsible for the preparation of the Buyer’s SEC Filings. As used in this Section 5.5(d), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e)    The Buyer has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 5.6    Information Supplied; Proxy Statement. The information supplied or to be supplied by the Buyer for inclusion in the Proxy Statement, the Additional Buyer Filings, any other Buyer SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Buyer Stockholders, or (c) the time of the Buyer Stockholder Meeting (subject to the qualifications and limitations set forth in the materials provided by the Buyer or that are included in such filings and/or mailings), except that (i) no warranty or representation is made by the Buyer with respect to statements made or incorporated by reference therein based on information supplied by the RSI Companies, the Sellers or their Affiliates for inclusion therein and (ii) or (ii) any projections or forecasts included in such materials. The Proxy Statement will comply in all material respects with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.

Section 5.7    Litigation. There are no material Proceedings (or to the Knowledge of the Buyer, investigations) pending or, to the Knowledge of the Buyer, threatened against the Buyer or, to the Knowledge of the Buyer, any director, officer or employee of the Buyer (in their capacity as such) and during the past two (2) years there have not been any such Proceedings and the Buyer is not subject to or bound by any material outstanding Orders. There are no material Proceedings pending or threatened by the Buyer against any other Person.

Section 5.8    Listing. The issued and outstanding Buyer Class A Common Stock and the Buyer Warrants (the foregoing, collectively, the “Buyer Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange. There is no Proceeding or investigation pending or, to the Knowledge of the Buyer, threatened against the Buyer by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the Buyer Public Securities or prohibit or terminate the listing of the Buyer Public Securities on the Stock Exchange. The Buyer has taken no action that is designed to terminate the registration of the Buyer Public Securities under the Securities Exchange Act. The Buyer has not received any written or, to the Knowledge of the Buyer, oral deficiency notice from the Stock Exchange relating to the continued listing requirements of the Buyer Public Securities.

Section 5.9    Investment Company. The Buyer is not an “investment company” within the meaning of the Investment Company Act of 1940.

Section 5.10    Noncontravention. Except for the filings pursuant to Section 7.9, the consummation by the Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements do not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a material violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon its Equity Interests under, (f) require any approval under, from or pursuant to, or (g) require any filing with, (i) any Contract or lease to which the Buyer is a party, (ii) any Governing Document of the Buyer, or (iii) any Governmental Entity under or pursuant to any Law or Order to which the Buyer is bound or subject, with respect to clauses (i) and (iii) that are or would reasonably be expected to be material to Buyer. The Buyer is not in material violation of any of its Governing Documents.

Section 5.11    Business Activities.

(a)    Since its organization, other than as described in the Buyer SEC Documents, the Buyer has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Buyer Governing Documents, there is no Contract, commitment, or Order binding upon the Buyer or to which the Buyer is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Buyer or any acquisition of property by the Buyer or the conduct of business by the Buyer after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to the Buyer.

(b)    Except for this Agreement and the transactions contemplated by this Agreement, the Buyer has no interests, rights, obligations or Liabilities with respect to, and the Buyer is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)    The Buyer has no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the balance sheet of the Buyer as of December 31, 2019 (the “Buyer Balance Sheet”); (ii) Liabilities which have arisen after the date of the Buyer Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Buyer of its obligations hereunder or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of the Buyer or the Sponsor, including with respect to legal, accounting or other advisors incurred by the Buyer in connection with the transactions contemplated by this Agreement.

Section 5.12    Investment Intent.

(a)    The Buyer understands and acknowledges that the acquisition of the Acquired Closing Company Units and any Post-Closing Issued Company Units involves substantial risk. The Buyer can bear the economic risk of its investment (which the Buyer acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that the Buyer is capable of evaluating the merits and risks of its investment in the Acquired Closing Company Units and Post-Closing Issued Company Units.

(b)    The Buyer is acquiring the Acquired Closing Company Units and Post-Closing Issued Company Units for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Acquired Closing Company Units or Post-Closing Issued Company Units, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c)    The Buyer qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d)    The Buyer understands and acknowledges that the Acquired Closing Company Units and Post-Closing Issued Company Units have not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. The Buyer acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. The Buyer acknowledges that there is no public market for the Acquired Closing Company Units and Post-Closing Issued Company Units and that there can be no assurance that a public market will develop.

Section 5.13    Tax Matters. Except as set forth on Section 5.13 of the Buyer’s Disclosure Letter:

(a)    The Buyer has timely filed all Income and other material Tax Returns required to be filed by it on or prior to the Closing Date pursuant to applicable Laws (taking into account any validly obtained extension of time within which to file). All Income and other material amounts of Tax Returns filed by the Buyer are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All Income and other material amounts of Taxes and all Income and other material amounts of Tax Liabilities due and payable by the Buyer for which the applicable statute of limitations remains open have been timely paid (whether or not shown as due and payable on any Tax Return).

(b)    The Buyer has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, individual independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c)    No written claim has been made by a Taxing Authority in a jurisdiction where the Buyer does not file a particular type of Tax Return, or pay a particular type of Tax, that the Buyer is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction that has not been settled or resolved. The Income Tax Returns of the Buyer made available to the Sellers, if any, reflect all of the jurisdictions in which the Buyer is required to remit material Income Tax.

(d)    The Buyer is not currently and has not been within the past five (5) years the subject of any Tax Proceeding respect to any Taxes or Tax Returns of or with respect to the Buyer, no such Tax Proceeding is pending, and, to the Knowledge of the Buyer, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. The Buyer has not commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against the Buyer have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Buyer, no such deficiency has been threatened or proposed in writing against the Buyer.

(e)    There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to the Buyer or extending a period of Tax collection, assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. The Buyer is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of Buyer that would have a material adverse effect on Buyer following the date of the Buyer Balance Sheet.

(f)    The Buyer has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g)    There is no Lien for Taxes on any of the assets of the Buyer, other than Permitted Liens.

(h)    The Buyer has not been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law) and does not have any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), successor liability, transferee liability, joint or several liability, by contract, by operation of Law, or otherwise (other than pursuant to this Agreement or any of the Ancillary Agreements, if any). The Buyer is not party to or bound by any Tax Sharing Agreement except for any Ordinary Course Tax Sharing Agreement. All amounts payable by the Buyer with respect to (or reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such contracts.

(i)    The unpaid Taxes of the Buyer (i) did not, as of December 31, 2019, materially exceed the reserves for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the Buyer Balance Sheet and (ii) do not materially exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Buyer in filing its Tax Returns.

(j)    The Buyer has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code in the past two (2) years or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(k)    Since the date of its formation, the Buyer has been classified as a U.S. corporation for U.S. federal, state and local income Tax purposes.

Section 5.14    Compliance with Laws. Buyer is, and has been since September 27, 2019, in compliance in all material respects with all Laws applicable to the conduct of the business of the Buyer, and no uncured written notices have been received by Buyer from any Governmental Entity or any other Person alleging a material violation of any such Laws.

Section 5.15    Inspections; Company and Sellers’ Representations. Buyer is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the RSI Companies. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of the RSI Companies and on the accuracy of the representations and warranties set forth in Article III, Article IV and any Ancillary Agreement or certificate delivered by any RSI Company, the Sellers’ Representative or the Sellers pursuant to this Agreement and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by Sellers, the Company or their respective Affiliates or representatives, except for those set forth in Article III, Article IV and in any Ancillary Agreement or certificate delivered by any RSI Company, the Sellers’ Representative or the Sellers pursuant to this Agreement.

Section 5.16    Subscription Agreements.

(a)    Buyer has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Buyer, the Company and the Sellers’ Representative with the applicable Equity Financing Sources named therein on or prior to the Effective Date, pursuant to which certain Equity Financing Sources have committed to provide equity financing to Buyer solely for purposes of consummating the transactions contemplated by this Agreement in the aggregate amount of $160,430,020 (the “PIPE Investment Amount”). To the Knowledge of Buyer, with respect to each such Equity Financing Source, the Subscription Agreement with such Equity Financing Source is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Buyer. Each Subscription Agreement is a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, each Equity Financing Source, and neither the execution or delivery by any party thereto nor the performance of any party’s obligations under any such Subscription Agreement violates any Laws. Each such Subscription Agreement provides that the Company and the Sellers’ Representative is a party thereto and is entitled to enforce such agreements against the Equity Financing Source. There are no other agreements, side letters, or arrangements between Buyer and any Equity Financing Source relating to any such Subscription Agreement that could affect the obligation of such Equity Financing Sources to contribute to Buyer the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such Equity Financing Sources, and, as of the Effective Date, Buyer does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Buyer, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any material term or condition of any such Subscription Agreement and, as of the Effective Date, Buyer has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any such Subscription Agreement. Such Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the Equity Financing Sources to contribute to Buyer the applicable portion of the PIPE Investment Amount set forth in such Subscription Agreements on the terms therein.

(b)    As of the Effective Date, no fees, consideration or other discounts are payable or have been agreed by Buyer or any of its Subsidiaries (including, from and after the Closing, the RSI Companies) to any Equity Financing Source, except as set forth in the Subscription Agreements.

ARTICLE VI

INTERIM OPERATING COVENANTS

Section 6.1    Interim Operating Covenants.

(a)    From the Effective Date until the earlier of: (1) the date this Agreement is terminated in accordance with Article X and (2) the Closing Date (such period, the “Pre-Closing Period”), unless the Buyer shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (x) as specifically contemplated by this Agreement or the Ancillary Agreements (including the Recapitalization and the transactions contemplated by Section 7.13), (y) as set forth on Section 6.1(a) of the Company and Sellers’ Disclosure Letter or (z) other than in respect of the restrictions set for in subclauses (i), (iii), (iv), (v) (x) or (xiv), to the extent that any action is taken or omitted to be taken in response to or related to the actual or anticipated effect on any of the RSI Companies’ businesses of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (z) in connection with or in response to COVID-19, the Company shall, and Sellers shall cause the RSI Companies to, conduct and operate their business in all material respects in the Ordinary Course of Business and use its commercially reasonable efforts to preserve their existing relationships with material customers, suppliers and distributors, and the Company shall not, and Sellers shall cause the RSI Companies not to:

(i)    amend or otherwise modify any of the Governing Documents of any RSI Company in any manner that would be adverse to the Buyer or the Sponsor, except as otherwise required by Law;

(ii)    make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(iii)    sell, issue, redeem, assign, transfer, pledge (other than in connection with existing credit facilities), convey or otherwise dispose of (x) any Equity Interests of any RSI Company or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating any RSI Company to issue, deliver or sell any Equity Interests of any RSI Company;

(iv)    declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder of the Company or any other RSI Company, other than (x) to another RSI

Company, (y) Tax Distributions, which may be financed by an advance made by any Seller or an Affiliate of a Seller, and (z) repayments by the Company to any Seller or its Affiliates in respect of advances made by such Persons to the Company as set forth on Section 6.1(a)(iv) of the Company and Sellers’ Disclosure Letter or described in Section 6.1(a)(iv)(y);

(v)    adjust, split, combine or reclassify any of its Equity Interests;

(vi)    (x) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (other than (A) additional Indebtedness under existing credit facilities, (B) capital leases entered into in the Ordinary Course of Business, and (C) other Indebtedness not to exceed $15,000,000 in the aggregate), (y) make any advances or capital contributions to, or investments in, any Person, other than an RSI Company or in the Ordinary Course of Business, or (z) amend or modify in any material respect any Indebtedness;

(vii)    commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), other than capital expenditures in an amount not to exceed $10,000,000;

(viii)    enter into any material amendment or termination (other than an expiration in accordance with the terms thereof) of, or waive compliance with, any material term of any Material Contract or Material Lease or enter into any Contract that if entered into prior to the Effective Date would be a Material Contract or Material Lease, in each case other than in the Ordinary Course of Business and solely to the extent such amendment, termination or waiver would not materially and adversely impact the RSI Companies, taken as a whole;

(ix)    other than inventory and other assets acquired in the Ordinary Course of Business, acquire the business, properties or assets, including Equity Interests of another Person, except, in each case, for acquisitions whose consideration in an aggregate amount (for all such acquisitions) is not greater than $10,000,000 and the consideration for which is payable only in cash, so long as, based upon the advice of the Company’s accountants, such acquisition, individually or in the aggregate, would not require any additional disclosure pursuant to the rules and regulations adopted by PCAOB (whether through merger, consolidation, share exchange, business combination or otherwise);

(x)    propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets owned by, or leased or licensed to, any RSI Company, except for (x) Permitted Liens, (y) Liens under existing credit facilities or other Indebtedness permitted pursuant to Section 6.1(a)(iv) and (z) as required or contemplated by this Agreement;

(xi)    compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by an RSI Company not covered by insurance in excess of $500,000 in any single instance or in excess of $2,000,000 in the aggregate, (x) granting injunctive or other equitable remedy against an RSI Company, (y) which imposes any restrictions on the operations of businesses of the RSI Companies or (z) by the equityholders of the Company or any other Person which relates to the transactions contemplated by this Agreement;

(xii)    except as required under applicable Law, the terms of any Company Employee Benefit Plan existing as of the Effective Date or in the Ordinary Course of Business (A) materially increase in any manner the compensation, bonus, severance or termination pay of any of the current or former directors, officers, employees or individual consultants of the RSI Companies, other than increases to any such individuals who are not directors or officers of the RSI Companies in the ordinary course of business consistent with past practice that do not exceed five percent (5%) individually or three percent (3%) in the aggregate, (B) become a party to, establish, materially amend (other than as required by applicable Law or as part of an annual renewal for health and/or welfare benefits), commence participation in, or terminate any stock option plan or other stock-based compensation plan, or any material Company Employee Benefit Plan that is not an Affiliate Employee Benefit Plan with or for the benefit of any current or former directors, officers, employees or individual consultants of the RSI Companies (or newly hired employees), except in each case actions taken pursuant to Section 7.13, (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Employee Benefit Plan, (D) grant any new awards under any Company Employee Benefit Plan, (E) amend or modify any outstanding award under any Company Employee Benefit Plan, (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of the RSI Companies, (G) forgive any loans, or issue any loans (other than advances issued in the Ordinary Course of Business) to an RSI Company’s directors, officers, contractors or employees, or (H) hire or engage any new employee or consultant or terminate the employment or engagement, other than for cause, of any employee or consultant if such new employee or consultant will receive, or does receive, annual base compensation (or annual base wages or fees) in excess of $250,000;

(xiii)     (A) sell, lease, assign, transfer, convey, license, sublicense, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any Liens (other than Permitted Liens), debentures or other securities in or on, any material rights or assets owned by, or leased or licensed to, any RSI Company, other than (w) inventory or products in the Ordinary Course of Business, (x) assets with an aggregate fair market value less than $10,000,000, (y) pursuant to non-exclusive licenses of Owned Intellectual Property granted by any RSI Company to customers or casinos in the Ordinary Course of Business, or (z) immaterial Owned Intellectual Property; or (B) subject any Owned Intellectual Property to Copyleft Terms;

(xiv)    disclose any trade secrets and any other material confidential information of an RSI Company to any Person (other than pursuant to a written confidentiality agreement with provisions restricting the use and disclosure of such trade secrets and confidential information);

(xv)    fail to take any action required to maintain any material insurance policies of any RSI Company in force (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage or (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application), or knowingly take or omit to take any action that could reasonably result in any such insurance policy being void or voidable (other than (i) substitution of an insurance policy by an insurance policy with a substantially similar coverage, (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application, (iii) actions in the Ordinary Course of Business, or (iv) actions set forth on Section 6.1(a)(xv) of the Company and Sellers’ Disclosure Letter); or

(xvi)    agree or commit to do any of the foregoing.

(b)    During the Pre-Closing Period, unless the Buyer shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (x) as contemplated by this Agreement or the Ancillary Agreements (including the Recapitalization and the transactions contemplated by Section 7.13), (y) as set forth on Section 6.1(b) of the Company and Sellers’ Disclosure Letter or (z) to the extent that any action is taken or not taken in response to the actual or anticipated effect on Buyer’s business of COVID-19 or any COVID-19 Measures, in each case with respect to this clause (z) in connection with or in response to COVID-19, the Company shall not, and Sellers shall cause the RSI Companies not to:

(i)    enter into, renew or modify any Prohibited Affiliate Transaction; or

(ii)    except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business consistent with past practice (subject to changes in applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 3.8 of the Company and Sellers’ Disclosure Letter (other than at the request of a taxing authority), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(c)    Nothing contained in this Agreement shall be deemed to give the Buyer, directly or indirectly, the right to control or direct the Company or any operations of any RSI Company prior to the Closing. Prior to the Closing, the RSI Companies shall exercise, consistent with the terms and conditions of this Agreement, control over their respective businesses and operations.

Section 6.2    Interim Operating Covenants (Buyer).

(a)    During the Pre-Closing Period, unless Sellers shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except as contemplated by this Agreement or the Ancillary Agreements or as set forth on Section 6.2(a) of the Buyer’s Disclosure Letter, the Buyer shall not:

(i)    conduct any activities or enter into any Contracts directed toward or in contemplation of an alternative Business Combination to the Business Combination contemplated by this Agreement;

(ii)    amend or otherwise modify the Trust Agreement, that certain Private Placement Warrants Purchase Agreement, dated February 20, 2020, by and among the Sponsor and the Buyer, or the Buyer Governing Documents in any material respect;

(iii)    withdraw any of the Trust Amount, other than as permitted by the Buyer Governing Documents or the Trust Agreement;

(iv)    make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(v)    except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business consistent with past practice (subject to changes in applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 6.2 of the Buyer’s Disclosure Letter (other than at the request of a taxing authority), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any tax sharing agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(vi)    other than in connection with the Required Vote, a Buyer Share Redemption or a Permitted Equity Financing, sell, issue, redeem, assign, transfer, convey or otherwise dispose of (w) any of its Equity Interests, or (x) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating Buyer or Sponsor to issue, deliver or sell any Equity Interests of Buyer, other than Contracts for Indebtedness from the Sponsor or its Affiliates or any director or officer of the Buyer or the Sponsor incurred in order to finance working capital and Tax expenses needs and expenses in an amount not to exceed $1,300,000 on terms not materially different than those reflected in the form promissory note set forth on Section 5.2 of the Buyer’s Disclosure Letter;

(vii)    other than the Buyer Share Redemption, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of the Buyer;

(viii)    adjust, split, combine or reclassify (other than a reclassification pursuant to a conversion of shares of Buyer Class B Common Stock into shares Buyer Class A Common Stock pursuant to the Buyer Governing Documents) any of its Equity Interests;

(ix)    reduce the exercise price of any Buyer Warrant;

(x)    incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, material Liabilities, debts or obligations other than Contracts for Indebtedness from the Sponsor or its Affiliates or any director or officer of the Buyer or the Sponsor incurred in order to finance working capital and Tax expenses needs and expenses in an amount not to exceed $1,500,000 on terms not materially different than those reflected in the promissory note dated November 27, 2019 between the Sponsor and the Buyer in the principal amount of $200,000;

(xi)    enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by Buyer to the Sponsor, Buyer’s officers or directors, or any Affiliate of the Sponsor or Buyer’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated by this Agreement;

(xii)    compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by Buyer not covered by insurance in excess of $500,000 or in excess of $1,000,000 in the aggregate, (x) granting material injunctive or other equitable remedy against the Buyer (y) which imposes any material restrictions on the operations of businesses of the Buyer or (z) by the public stockholders or any other Person which relates to the transactions contemplated by this Agreement; or

(xiii)    agree or commit to do any of the foregoing.

(b)    Nothing contained in this Agreement shall be deemed to give the Sellers or the Company, directly or indirectly, the right to control or direct the Buyer prior to the Closing. Prior to the Closing, the Buyer shall exercise, consistent with the terms and conditions of this Agreement, control over its business.

ARTICLE VII

PRE-CLOSING AGREEMENTS

Section 7.1    Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable (giving effect to the timing of the delivery of the PCAOB Financial Statements), the transactions contemplated by this Agreement. Each Seller shall use its commercially reasonable efforts, and the Buyer shall cooperate in all reasonable respects with Sellers, to solicit and obtain the consents of the Persons who are parties to the Contracts listed on Section 7.1 of the Company and Sellers’ Disclosure Letter prior to the Closing; provided, however, that no Party nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent). Any payment pursuant to the foregoing proviso shall be a Transaction Expense (which payment shall be treated as a Company Transaction Expense hereunder).

Section 7.2    Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Section 2.6 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice the Buyer shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the Buyer Governing Documents, at the Closing, the Buyer shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) cause the Trustee to pay as and when due (x) all amounts payable to Buyer Stockholders who shall have validly elected to redeem their shares of Buyer Class A Common Stock pursuant to the Buyer Certificate of Incorporation and direct and use its best efforts to cause the Trustee to pay as and when due the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived, and (y) pay all amounts payable pursuant to Section 2.2.

Section 7.3    Listing. During the Pre-Closing Period, the Buyer shall remain listed as a public company on, and for the Buyer Class A Common Stock and Buyer Warrants to be listed on, the Stock Exchange.

Section 7.4    LTIP. Prior to the Closing Date, the Buyer shall approve and, subject to the approval of the Buyer Stockholders, adopt, an omnibus incentive equity plan, based on the terms and conditions as reasonably mutually agreed upon between Buyer and the Sellers to be effective upon and following the Closing (the “LTIP”). Nothing contained in this Section 7.4 (whether express or implied) shall confer any rights, remedies or benefits whatsoever (including any third-party beneficiary rights) on any Person other than the Parties to this Agreement.

Section 7.5    Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement (including any communications with potential Equity Financing Sources), while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of the Buyer, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 7.6    Access to Information.

(a)    During the Pre-Closing Period, upon reasonable prior written notice, the RSI Companies shall afford the representatives of the Buyer reasonable access, during normal business hours, to the properties, books and records of the RSI Companies and furnish to the representatives of the Buyer such additional financial and operating data and other information regarding the business of the RSI Companies as the Buyer or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated by this Agreement, but only to the extent that Sellers and the RSI Companies may do so without violating any obligations to any third party and to the extent that Sellers and the RSI Companies have the authority to grant such access without breaching any restrictions binding on them (and provided that Buyer shall abide by the terms of the Confidentiality Agreement). Buyer agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the RSI Companies as a result of providing such access (which shall be treated as Sponsor Transaction Expenses hereunder).

(b)    Buyer shall coordinate its access rights with the Sellers to reasonably minimize any inconvenience to or interruption of the conduct of the business of the RSI Companies.

(c)    Notwithstanding anything to the contrary in this Section 7.6, neither Sellers, the Sellers’ Representative nor any RSI Company or any of their respective representatives shall be required to disclose any information to Buyer during the Pre-Closing Period if such disclosure would (i) jeopardize any attorney-

client or other applicable legal privilege, (ii) require disclosure of any trade secrets of the RSI Companies or of third parties, cause a violation of any RSI Company’s obligations with respect to confidentiality, or violate any Privacy and Security Requirement, or (iii) contravene any applicable Contracts or Laws. Prior to the Closing, without the prior written consent of Sellers, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers or other material business relationships of, any RSI Company in relation to the transactions contemplated by this Agreement and Buyer shall have no right to perform invasive or subsurface investigations of any of the Leased Real Property.

Section 7.7    Notification of Certain Matters.

(a)    During the Pre-Closing Period, each of Sellers and the Company shall disclose to the Buyer in writing any development, fact or circumstance of which Sellers or the Company has Knowledge, arising before or after the Effective Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 2.6(a) or Section 2.6(b) to be satisfied.

(b)    During the Pre-Closing Period, Buyer shall disclose to Sellers in writing any development, fact or circumstance of which Buyer has Knowledge, arising before or after the Effective Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 2.6(a) or Section 2.6(c) to be satisfied.

Section 7.8    Regulatory Approvals; Efforts.

(a)    The Parties will (i) (x) cause the Notification and Report Forms required pursuant to the HSR Act and (y) cause any filings or notifications as required by or advisable with respect to any Gaming Regulatory Authority, including as set forth on Section 7.8(a) of the Company and Sellers’ Disclosure Letter, in each case, with respect to the transactions contemplated by this Agreement to be filed as promptly as practicable after the execution of this Agreement, (ii) request early termination of the waiting period relating to such HSR Act filings, if early termination is being granted at the time of such filing, (iii) supply as promptly as practicable any additional information and documentary material that may be requested by a Gaming Regulatory Authority pursuant to Applicable Gaming Law or a Governmental Entity pursuant to the HSR Act and (iv) otherwise use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated by this Agreement as soon as practicable. The Parties shall use commercially reasonable efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated by this Agreement. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then the Party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable. All fees or other payments required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be Transaction Expenses, fifty percent (50%) of which shall be treated as Company Transaction Expenses hereunder and fifty percent (50%) of which shall be treated as Sponsor Transaction Expenses hereunder.

(b)    The Parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Party (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each Party agrees not to participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c)    Each Party shall use its commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 7.8(c), each Party shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(d)    The Buyer shall not take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement as a result of the application of any Antitrust Law.

(e)    Notwithstanding anything in this Agreement to the contrary, but subject to compliance with Section 7.5, nothing in this Section 7.8 shall require Buyer, Sponsor, Sellers’ Representative or any Seller or any of their respective Affiliates to take any action with respect to any of their respective Affiliates (other than, with respect to Buyer and Sponsor, Buyer’s Subsidiaries and the RSI Companies), any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Buyer, Sponsor, Sellers’ Representative or any Seller or their respective Affiliates (other than, with respect to Buyer and Sponsor, Buyer’s Subsidiaries and the RSI Companies), or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of Buyer, Sponsor, Sellers’ Representative or any Seller or their respective Affiliates (other than, with respect to Buyer and Sponsor, Buyer’s Subsidiaries and the RSI Companies), any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Buyer, Sponsor, Sellers’ Representative or any Seller or their respective Affiliates (other than the RSI Companies), or any interests therein.

Section 7.9    Communications; Press Release; SEC Filings.

(a)    Prior to the Closing, any press or other public release or public announcement concerning this Agreement or the transactions contemplated by this Agreement or any matter contemplated by the foregoing shall not be issued without the prior written consent of each of the Buyer, the Sellers’ Representative and the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any public announcement that is required by applicable law or the requirements of any national securities exchange (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); and provided, further, that each Party may make announcements regarding this Agreement and the transactions contemplated hereby consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement and the Buyer SEC Documents to their directors, officers, employees, customers, suppliers and other interested parties without the consent of the other Parties; and provided, further, that subject to this Section 7.9, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

(b)    As promptly as practicable following the Effective Date, the Buyer shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this

Agreement (the “Signing Form 8-K”) and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Buyer shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith. Buyer shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(c)    As promptly as reasonably practicable after the Effective Date, but in any event following delivery of any information required to be delivered by the Company pursuant to this Section 7.9, (i) the Buyer and the Company shall prepare and the Buyer shall file with the SEC a preliminary Proxy Statement, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Exchange Act and the rules and regulations promulgated thereunder, for the purpose of (A) providing Buyer Stockholders with the opportunity to participate in the Buyer Share Redemption and (B) soliciting proxies from the Buyer Stockholders to vote at the Buyer Stockholder Meeting in favor of the Buyer Stockholder Voting Matters. The Buyer shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the Buyer Board in accordance with Section 7.9(j), at such time as reasonably agreed by Buyer and the Company promptly following (x) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act or (y) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (the date in (x) or (y), the “Proxy Clearance Date”).

(d)    Prior to filing with the SEC, the Buyer will make available to the Company drafts of the Proxy Statement and any other documents to be filed with the SEC that relate to the transactions completed hereby, both preliminary and final, and drafts of any amendment or supplement to the Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. The Buyer will advise the Company promptly after it receives notice thereof, of (i) the time when the Proxy Statement has been filed, (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act, (iii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement, (v) any request by the SEC for amendment of the Proxy Statement, (vi) any comments, written or oral, from the SEC relating to the Proxy Statement and responses thereto and (vii) requests by the SEC for additional information in connection with the Proxy Statement. The Buyer shall promptly respond to any comments of the SEC on the Proxy Statement, and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC under the Securities Exchange Act as soon after filing as practicable; provided that prior to responding to any requests or comments from the SEC, Buyer will make available to the Company drafts of any such response and provide the Company with reasonable opportunity to comment on such drafts.

(e)    If at any time prior to the Closing (including prior to the Buyer Stockholder Meeting) any Party discovers or becomes aware of any information that is required to be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly inform the other Parties hereto and the Parties shall cooperate reasonably in connection with preparing and, to the extent required by Law, disseminating (including by promptly transmitting to the Buyer Stockholders) any such amendment or supplement to the Proxy Statement containing such information; provided that no information received by the Buyer pursuant to this Section 7.9(e) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made hereunder by any Party, and no such information shall be deemed to change, supplement or amend the Schedules hereto.

(f)    The Parties acknowledge that a substantial portion of the Proxy Statement and certain other forms, reports and other filings required to be made by the Buyer under the Securities Exchange Act in connection with the transactions contemplated by this Agreement (collectively, “Additional Buyer Filings”) shall include disclosure regarding the RSI Companies and the business of the RSI Companies and the RSI Companies’ management, operations and financial condition. Accordingly, Sellers and the Company agree to, and agree to cause the RSI Companies to, as promptly as reasonably practicable, provide the Buyer with all information concerning Sellers, the Company and the RSI Companies, and their respective business, management, operations and financial condition, in each case, that is reasonably requested by the Buyer to be included in the Proxy Statement, Additional Buyer Filings or any other Buyer SEC Filing. Sellers and the Company shall make, and shall cause RSI Companies to, make, and shall cause their Affiliates, directors, officers, managers and employees to make, available to the Buyer and its counsel, auditors and other representatives in connection with the drafting of the Proxy Statement and Additional Buyer Filings, as reasonably requested by the Buyer, and responding in a timely manner to comments thereto from the SEC. The Buyer shall make all necessary filings with respect to the transactions contemplated by this Agreement under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder, and the Sellers and the Company shall reasonably cooperate in connection therewith.

(g)    At least five (5) days prior to Closing, the Buyer shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). Buyer shall provide the Company with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Buyer shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Concurrently with the Closing, the Buyer shall distribute the Closing Press Release, and within four (4) Business Days thereafter, file the Closing Form 8-K with the SEC.

(h)    The Company shall provide to the Buyer as promptly as reasonably practicable after the Effective Date, (i) audited consolidated balance sheets of the RSI Companies as of December 31, 2019 and December 31, 2018, and related audited consolidated statements of operations, partners’ equity and cash flows for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the RSI Companies’ independent auditors (which reports shall be unqualified), prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and in each case, audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”), (ii) unaudited consolidated financial statements of the RSI Companies including consolidated balance sheets, statements of operations, statements of partners’ equity and statements of cash flows as of and for the fiscal period ended March 30, 2020 together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and reviewed by the RSI Companies’ independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants, (iii) all other audited and unaudited financial statements of the RSI Companies and any company or business units acquired by the RSI Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement and/or the Closing Form 8-K (including pro forma financial information), (iv) all selected financial data of the RSI Companies required by Item 301 of Regulation S-K, as necessary for inclusion in the Proxy Statement and Closing Form 8-K and (v) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC (as if the RSI Companies were subject thereto) with respect to the periods described in clauses (i) and (ii), and (iii) above, as necessary for inclusion in the Proxy Statement and Closing Form 8-K (including pro forma financial information).

(i)    Each Party covenants and agrees that the information supplied or to be supplied by such Party or its Affiliates for inclusion in the Proxy Statement, the Additional Buyer Filings, any other Buyer SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Buyer Stockholders, (iii) the time of the Buyer Stockholder Meeting or (iv) the Closing (subject to the qualifications and limitations set forth in the materials provided by such Party or that are included in such filings and/or mailings).

(j)    Buyer shall, prior to or as promptly as practicable following the Proxy Clearance Date (and in no event later than the date the Proxy Statement is required to be mailed in accordance with Section 7.9(c)), establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Buyer Stockholder Meeting. Buyer shall convene and hold a meeting of Buyer Stockholders, for the purpose of obtaining the approval of the Buyer Stockholder Voting Matters, which meeting shall be held not more than 45 days after the date on which Buyer commences the mailing of the Proxy Statement to its stockholders. Buyer shall use its reasonable best efforts to take all actions necessary to obtain the approval of the Buyer Stockholder Voting Matters at the Buyer Stockholder Meeting, including as such Buyer Stockholder Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the Buyer Stockholder Voting Matters. Buyer shall include the Buyer Board Recommendation in the Proxy Statement. The Buyer Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Buyer Board Recommendation. Buyer agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Buyer Stockholder Meeting for the purpose of seeking approval of the Buyer Stockholder Voting Matters shall not be affected by any intervening event or circumstance, and Buyer agrees to establish a record date for, duly call, give notice of, convene and hold the Buyer Stockholder Meeting and submit for the approval of the Buyer Stockholders the Buyer Stockholder Voting Matters, in each case as contemplated by this Section 7.9(j), regardless of whether or not there shall have occurred any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall be entitled to (and in the case of the following clauses (ii) and (iv), at the request of the Company, shall) postpone or adjourn the Buyer Stockholder Meeting for a period of no longer than 15 Business Days: (i) to ensure that any supplement or amendment to the Proxy Statement that the Buyer Board has determined in good faith is required by applicable Law is disclosed to Buyer’s stockholders and for such supplement or amendment to be promptly disseminated to Buyer’s stockholders prior to the Buyer Stockholder Meeting; (ii) if, as of the time for which the Buyer Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of outstanding capital stock of the Buyer represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Buyer Stockholder Meeting; (iii) to seek withdrawals of redemption requests from Buyer Stockholders; or (iv) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Buyer Stockholder Voting Matters; provided, that, in the event of any such postponement or adjournment, the Buyer Stockholder Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 7.10    Expenses. Except as otherwise provided in this Agreement (including, without limitation, Section 2.1), each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

Section 7.11    Releases.

(a)    Subject to the other provisions in this Section 7.11, effective upon the Closing, each Seller, on behalf of itself and its current and former Subsidiaries, Affiliates (other than, in respect of such Seller, the other Sellers) and their respective successors and assigns (collectively, the “Seller Releasing Parties”), hereby releases and discharges the Buyer, Sponsor, each RSI Company and their respective Affiliates and each of their respective current and former managers, directors, officers, employees, members, stockholders, partners, benefit plan fiduciaries and administrators and their respective successors and assigns (the “Seller Released Parties”) from and against any and all Liabilities, and causes of actions of such Seller, of any kind or nature whatsoever arising out of such Seller’s ownership of any RSI Company (whether directly or indirectly) as to facts, conditions, transactions, events or circumstances prior to the Closing (the “Seller Released Matters”), and each Seller shall not, and shall cause the other Seller Releasing Parties not to, seek to recover any amounts in connection with such Seller Released Matters from any Seller Released Party; provided, however, that nothing contained in this Section 7.11(a) shall waive, release or discharge any Seller Released Party from (x) any Liability such Person may have to any Seller Releasing Party with respect to indemnification under the Governing Documents of the RSI Companies, (y) any Liability such Person may have to any Seller Releasing Party pursuant to a Put-Call Agreement (as applicable), or (z) any Liability such Person may have to any Seller Releasing Party pursuant to any contract, advance or balance set forth on Section 3.24(a) of the Company and Sellers’ Disclosure Letter that is not cancelled in connection with the transactions contemplated by this Agreement.

(b)    Subject to the other provisions in this Section 7.11, effective upon the Closing, Buyer, on behalf of itself and the RSI Companies, Buyer’s controlled Affiliates and their respective successors and assigns (collectively, the “Buyer Releasing Parties”), hereby releases and discharges each Seller and its Affiliates and each of their respective current and former managers, directors, officers, employees, members, stockholders, partners, benefit plan fiduciaries and administrators and their respective successors and assigns (the “Buyer Released Parties”) from and against any and all Liabilities, and causes of actions of any RSI Company, of any kind or nature whatsoever arising out of such Seller’s ownership of any RSI Company (whether directly or indirectly), as to facts, conditions, transactions, events or circumstances prior to the Closing (including any and all Liabilities of the Sellers’ Representative in its capacity as the general partner of the Company prior to the Closing, whether arising or asserted prior to or following the Closing) (the “Buyer Released Matters”), and Buyer shall not, and shall cause the other Buyer Releasing Parties not to, seek to recover any amounts in connection with such Buyer Released Matters from any Buyer Released Party; provided, however, that nothing contained in this Section 7.11(b) shall waive, release or discharge any Buyer Released Party from any Liability such Person may have to any Buyer Releasing Party with respect to indemnification under the Governing Documents of the Buyer or pursuant to any contract, advance or balance set forth on Section 5.2 of the Buyer’s Disclosure Letter.

(c)    Each Party acknowledges that it is aware of the California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Being aware of this section, each Party hereby waives and relinquishes all rights and benefits which it may have under this section as well as any other statutes or common law principles of similar effect.

(d)    It is the intention of each Seller in executing the release contained in Section 7.11(a) and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Seller Released Matters. Each Seller hereby severally and not jointly represents to the Buyer that such Seller has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Seller Released Matters and that, to the Knowledge of such Seller, no Person other than Sellers has any interest in any Seller Released Matters by applicable Law or contract by virtue of any action or inaction by Sellers in a manner that would derogate from or otherwise prejudice the foregoing waiver.

(e)    It is the intention of Buyer in executing the release contained in Section 7.11(b) and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Buyer Released Matters. Buyer represents to Sellers that Buyer has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Buyer Released Matters and that, to the Knowledge of the Buyer, no Person other than Buyer has any interest in any Buyer Released Matters by applicable Law or contract by virtue of any action or inaction by Buyer in a manner that would derogate from or otherwise prejudice the foregoing waiver.

(f)    Notwithstanding anything to the contrary in this Section 7.11, nothing in this Section 7.11 shall waive, release, discharge, limit, modify, restrict, operate as a waiver with respect to or otherwise affect, any Liabilities or rights any Party may have (i) under this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby, (ii) under the Confidentiality Agreement, (iii) arising out of actions or omissions occurring after the Closing or (iv) arising out of, or resulting from, Fraud of the released Person. The invalidity or unenforceability of any part of this Section 7.11 shall not affect the validity or enforceability of the remainder of this Section 7.11, which shall remain in full force and effect.

(g)    The Parties acknowledge and agree that from and after the Closing, the GP Company will serve as the general partner of the Company until removed or replaced in accordance with the Governing Documents of the Company. In furtherance of the foregoing, GP Company shall, in a writing in form and substance reasonably satisfactory to the Company and the Sellers’ Representative, from and after the Closing, assume, pay or discharge all Liabilities of the Sellers’ Representative in its capacity as the general partner of the Company prior to the Closing, whether arising or asserted prior to or following the Closing.

Section 7.12    Directors and Officers.

(a)    Beginning on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, the Buyer (i) shall cause each RSI Company to maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in the Governing Documents of such RSI Company in effect as of the Effective Date (“D&O Provisions”) in favor of any current or former director, officer, or manager, or, to the extent authorized under the applicable D&O Provisions, any employee, agent or representative of any RSI Company (collectively, with such Person’s heirs, executors or administrators, the “RSI Indemnified Persons”), and (ii) shall not, and shall not permit any RSI Company to, amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the D&O Provisions as it relates to any RSI Indemnified Person, in each case relating to a state of facts existing prior to Closing, without the written consent of such affected RSI Indemnified Person (it being agreed that each RSI Indemnified Person shall be a third party beneficiary of this Section 7.12). After the Closing, in the event that any RSI Company or its successors (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, Buyer shall cause proper provision to be made so that the successors of the RSI Company shall succeed to and be bound by the obligations set forth in this Section 7.12.

(b)    Tail Policy.

(i)    For a period of six (6) years from and after the Closing Date, the Buyer shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering (x) those Persons who are currently covered by such policies of the RSI Companies and the Buyer, in each case, with respect to claims arising from facts or events that occurred on or before the Closing and with no less favorable coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy (as applicable) and (y) any current or former directors and officers of the Additional Special Limited Partner.

(ii)    At or prior to the Closing Date, the Buyer shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by any RSI Company’s and the Buyer’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the Effective Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any RSI Company’s or the Buyer’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”); provided that in no event shall the Buyer be required to expend on the premium thereof in excess of three hundred percent (300%) of the aggregate annual premiums currently payable by the Company and the Buyer with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap. No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any RSI Company shall be settled without the prior written consent of Sellers.

Section 7.13    Employee Matters. Between the Effective Date and the Closing Date, the Parties will cooperate and take such actions as necessary to continue the participation of or to establish participation of the RSI Companies in appropriate benefit plans effective as of the Closing Date. Nothing contained in this Section 7.13 (whether express or implied) shall confer any rights, remedies or benefits whatsoever (including any third-party beneficiary rights) on any Person other than the Parties to this Agreement.

Section 7.14    Chief Financial Officer. Solely to the extent that the Company has not, on or prior to the Closing, identified a candidate to act as permanent Chief Financial Offer of the Company following the Closing, from and after the Closing, the Sellers’ Representative and the Buyer shall use commercially reasonable efforts to mutually select a candidate to act as interim Chief Financial Officer of the Company on terms mutually agreeable to the Sellers’ Representative and the Buyer, which interim Chief Financial Officer shall serve in such capacity until a permanent Chief Financial Officer is identified.

Section 7.15    Equity Financing; Cooperation.

(a)    During the Pre-Closing Period and for a period expiring at the close of business on the Post-Closing Financing End Date, the Buyer may effectuate the sale of Buyer Class A Common Stock pursuant to one or more Subscription Agreements (in form and substance reasonably acceptable to the Buyer, the Company and the Sellers’ Representative) with Equity Financing Sources that would constitute a Permitted Equity Financing; provided that, without the prior written consent of the Sellers’ Representative, (i) no such Subscription Agreement shall provide for a purchase price of Buyer Class A Common Stock at a price per share of less than the Minimum Stock Sale Price and (ii) all the Subscription Agreements (including those entered into on or prior to the Effective Date) shall not in the aggregate provide for payment for Buyer Class A Common Stock such that, following such payment to the Buyer, the Aggregate Available Cash exceeds two hundred forty-five million dollars ($245,000,000); provided, further, that to the extent the Buyer has received subscriptions (including pursuant to Subscription Agreements entered into on or prior to the Effective Date) from Equity Financing Sources in the Permitted Equity Financing in an aggregate amount that exceeds one hundred sixty million dollars ($160,430,020), the Company and the Buyer shall consult in good faith and mutually agree (after giving effect to the Subscription Agreements that have been executed and delivered on or prior to the Effective Date, which the Parties have mutually agreed to) on which Equity Financing Source(s) shall be permitted to participate in the Permitted Equity Financing (including, without limitation, the amount of each such Equity Financing Source’s subscription, which amounts, in the aggregate, shall not be less than one hundred sixty million dollars ($160,430,020) unless otherwise mutually agreed by the Company and the Buyer).

(b)    From and after the Effective Date until the earlier of the close of business on the Post-Closing Financing End Date and the termination of this Agreement pursuant to Section 10.1, Sellers and each RSI Company agree, and shall cause the appropriate officers and employees thereof, to use commercially reasonable efforts to cooperate in connection with (x) the arrangement of any Permitted Equity Financing, and (y) the marketing of the transactions contemplated by this Agreement and the Ancillary Agreements in the public markets and with existing equityholders of the Buyer (including in the case of clauses (x) with respect to the satisfaction of the relevant conditions precedent), in each case as may be reasonably requested by the Buyer, including by (i) upon reasonable prior notice, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) assisting with the preparation of customary materials, (iii) providing the financial statements and such other financial information regarding the RSI Companies readily available to the Sellers or the Company as is reasonably requested in connection therewith, subject to confidentiality obligations reasonably acceptable to Sellers and the Company, (iv) taking all corporate actions that are necessary or customary to obtain Permitted Equity Financing and market the transactions contemplated by this Agreement, and (v) otherwise reasonably cooperating in the Buyer’s efforts to obtain Permitted Equity Financing and market the transactions contemplated by this Agreement; provided, that (A) all fees and expenses incurred by the Parties in connection with any Permitted Equity Financing shall be allocated to the Sellers and/or the Buyer as set forth in the definition of “Transaction Expenses”, (B) nothing in this Section 7.15 shall require such cooperation to the extent it could unreasonably interfere with the business of any RSI Company, or conflict with or violate any applicable Law or Contract, or require any Seller or RSI Company to breach, waive or amend any terms of this Agreement, and (C) none of the Company, the Seller Representative nor any Seller shall have the obligation to provide or otherwise make available to any Person pursuant to this Section 7.15 any information pertaining to the Company or its Subsidiaries, other than information disclosed in either the Proxy Statement or the investor presentation previously provided to such Person.

(c)    From and after the Effective Date until the earlier of the close of business on the Post-Closing Financing End Date and the termination of this Agreement pursuant to Section 10.1, Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements entered into (x) on or prior to the Effective Date or (y) following the Effective Date but on or prior to the Closing Date, in each case, on the terms and conditions described therein, including maintaining in effect such Subscription Agreements and shall use its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Buyer in such Subscription Agreements and otherwise comply with its obligations thereunder (and with respect to any shelf registration statement to be filed in a manner intended to allow for the inclusion of Buyer Class A Common Stock issuable upon the conversion of Company Common Units to be included thereon in accordance with the Investor Rights Agreement and not to interfere with the Proxy Statement) and (ii) in the event that all conditions in such Subscription Agreements (other than conditions that Buyer or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by such Subscription Agreements at or prior to Closing. Without limiting the generality of the foregoing, Buyer shall give the Company, prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Buyer; (B) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement and (C) if Buyer does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the Equity Financing Sources contemplated by the Subscription Agreements. Buyer shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the Equity Financing Sources to consummate the transactions contemplated by the Subscription Agreements concurrently with the Closing.

Section 7.16    [Reserved].

Section 7.17    Stock Transactions. During the Pre-Closing Period, except as otherwise contemplated by this Agreement, none of the Sellers nor the Company nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of the Buyer without the prior written consent of the Buyer.

Section 7.18    [Reserved.].

Section 7.19    Buyer A&R Certificate of Incorporation and Buyer A&R Bylaws. Subject to receipt of the Required Vote, immediately prior to the Closing, the Buyer shall (a) file the Buyer A&R Certificate of Incorporation substantially in the form attached hereto as Exhibit A, in accordance with the provisions hereof and the DGCL and (b) adopt the Buyer A&R Bylaws substantially in the form attached hereto as Exhibit B as its bylaws until thereafter amended in accordance with the provisions thereof, the Buyer A&R Certificate of Incorporation and the DGCL.

Section 7.20    Name Change. In connection with the Closing, the Buyer will complete the Name Change.

Section 7.21    Exclusivity.

(a)    From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 10.1, none of the Sellers nor the Company shall, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Buyer and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through any virtual data room) any information relating to any RSI Company or any of its assets or businesses, or afford access to the assets, business, properties, books or records of any RSI Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so; provided that none of the foregoing restrictions shall prohibit any RSI Company from taking the actions permitted by the exceptions set forth in Section 6.1(a)(xi) of this Agreement or the related sections of the Company and Sellers’ Disclosure Letter, and any such action shall not be deemed a violation of this Section 7.21(a).

(b)    From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 10.1, the Sponsor and the Buyer shall not directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Company and the Sellers (and their respective representatives, acting in their capacity as such) (an “Alternative Target”) that may constitute or could reasonably be expected to lead to, a Buyer Competing Transaction, (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Alternative Target regarding a Buyer Competing Transaction; (iii) furnish (including through any virtual data room) any non-public information relating to Buyer or any of its assets or businesses, or afford access to the assets, business, properties, books or records of Buyer to an Alternative Target, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Buyer Competing Transaction; (iv) approve, endorse or recommend any Buyer Competing Transaction; or (v) enter into a Buyer Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Buyer Competing Transaction or publicly announce an intention to do so.

Section 7.22    GP Company LLCA. Within three (3) Business Days following the Effective Date, (a) the Buyer formed the GP Company as a Delaware limited liability company and wholly-owned subsidiary of the Buyer and (b) the Buyer caused the GP Company and the Buyer to enter into, and deliver an executed copy to the

Sellers’ Representative of, the GP Company LLCA. From and after the date of the GP Company LLCA until the earlier of the termination of this Agreement in accordance with its terms or the Closing, Buyer shall not, without the prior written consent of the Company, cause or permit (i) the GP Company LLCA to be amended, restated or amended and restated, whether by merger or otherwise, or (ii) the removal, replacement or appointment of any Manager or Officer (as such terms are defined in the GP Company LLCA) of the GP Company other than as expressly permitted by the terms of the GP Company LLCA.

Section 7.23    Additional Special Limited Partner. Following the Effective Date, the Buyer formed a direct, wholly-owned Subsidiary of the Buyer that, at all times through the Closing and until such time as all payments under the Tax Receivable Agreement have been made in full, shall (A) be organized under the laws of the State of Delaware, (B) be classified as a corporation for U.S. federal (and applicable state and local) income tax purposes and (C) file a consolidated U.S. federal (and applicable state and local) income tax return with the Buyer (such Subsidiary, the “Additional Special Limited Partner”). The parties agree that, without limitation or duplication of the rights, restrictions or obligations of Buyer under this Agreement or any Ancillary Agreement with respect to Company Units, any purchase of Company Units (whether from the Company or the Sellers) pursuant to Section 2.1 and Section 2.2 shall be accomplished by Buyer contributing the funds for such purchase (including the Buyer Class V Voting Stock) to the Additional Special Limited Partner and the Additional Special Limited Partner acquiring the Company Units from the Company or the Sellers, as applicable, and all rights, restrictions and obligations with respect to the Company Units so acquired by the Additional Special Limited Partner. The parties shall cooperate to amend the A&R LPA prior to execution and delivery thereof at Closing to provide that if the Exchange or Direct Exchange is to be effected through the Additional Special Limited Partner, then (x) the Buyer shall contribute to the Additional Special Limited Partner any Stock Exchange Payment or Cash Exchange Payment, as applicable, with respect to such Exchange and (y) Section 14.1(b)(ii) and Section 14.1(b)(iii) of the A&R LPA, as applicable, shall then be applied substituting the term “Additional Special Limited Partner” for “Special Limited Partner” (and the remainder of Section 14.1 shall apply mutandis mutandis). The Company and the Buyer shall work in good faith to amend the A&R LPA to address the matters contemplated by this Section 7.23, to provide that the Additional Special Limited Partner shall have, without duplication, rights and obligations akin to the Special Limited Partner (except as provided in this Section 7.23 and as the context requires) and shall cause the Additional Special Limited Partner to execute and deliver a counterpart to the A&R LPA with respect to the matters contemplated hereby. The parties shall cooperate to amend, as the Buyer and the Company reasonably determine, prior to execution and delivery thereof at Closing this Agreement, the Tax Receivable Agreement and any other Ancillary Agreement to reflect the transactions contemplated hereby and that the Additional Special Limited Partner will be the holder of the Company Units from and after the Closing. Notwithstanding anything herein to the contrary, (x) whenever there is a reference herein to this Agreement, the A&R LPA, the Tax Receivable Agreement or any other Ancillary Agreement, it shall be deemed a reference to such agreement as amended or modified to reflect the matters set forth in this Section 7.23 and (y) whenever there is a requirement for delivery of any agreement referred to in clause (x) by Buyer, to the extent reasonably determined by the Buyer and the Company, Buyer shall cause the Additional Special Limited Partner to execute and deliver such agreement at or prior to the Closing.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1    Access to Books and Records. From and after the Closing, the Buyer and its Affiliates shall make or cause to be made available to the Sponsor and the Sellers (including the right to copy at the Sponsor’s or the Sellers’ sole expense, as applicable) all books, records and documents relating to periods prior to the Closing Date of any RSI Company (and the assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable prior written request as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding (i) brought or threatened to be brought by the Sponsor, the Sellers or their respective Affiliates arising under this Agreement or (ii) brought or threatened to be brought by the Buyer or their Affiliates against the Sponsor, the Sellers or their respective Affiliate relating to or arising under this Agreement), (b) preparing reports to Governmental Entities or (c) such other purposes (that do not involve an actual or potential Proceeding brought by the Sponsor, the Sellers or their respective Affiliates against the Buyer or by the Buyer or its Affiliates against the Sponsor or the Sellers arising under this Agreement) for which access to such documents is reasonably necessary. The Buyer shall (at the Company’s sole expense) cause each RSI Company to maintain and preserve all such books, records and other documents in the possession of the RSI Companies as of the Closing Date for the greater of (i) six (6) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended, and in each case, shall offer to transfer such records to Sellers, at the end of such period. Notwithstanding anything in this Agreement to the contrary, the Buyer shall not be required to provide any access or information to the Sponsor, the Sellers, their respective Affiliates or any of their respective representatives which constitutes information protected by attorney-client privilege or which would violate any obligation owed to a third party under Contract or Law. This Section 8.1 shall not apply to Taxes or Tax matters, which are the subject of Section 9.1.

Section 8.2    Transferred Names.

(a)    Prior to the Closing, Sellers will, and will cause their Affiliates to, irrevocably transfer and assign to the Company all of their rights, title, and interest, worldwide, in and to trademarks and domain names that include the term “RUSH,” together with all goodwill and common law rights with respect thereto (the “Transferred Names”) pursuant to an assignment agreement (the “Transferred Names Assignment Agreement”).

(b)    Simultaneously with such assignment, the Company and Rush Street Gaming, LLC will execute a written agreement (the “Trademark License Agreement”) pursuant to which the Company grants to Rush Street Gaming, LLC and its Affiliates (including Persons that become Affiliates of Rush Street Gaming, LLC after the Closing) an exclusive (in the field of use of the businesses of Rush Street Gaming, LLC and its Affiliates, exclusive of the current business of Company and its Subsidiaries), worldwide, perpetual, irrevocable, transferable, sublicensable, royalty free right and license to use, reproduce, advertise, market, display, affix, and otherwise exploit Transferred Names, including using the Transferred Names as part of the entity names of Rush Street Gaming, LLC and any current or future Affiliate of Rush Street Gaming, LLC, and in connection with domain names, associated websites, and social media accounts, in the field of use of the businesses of Rush Street Gaming, LLC and its Affiliates (exclusive of the current business of Company and its Subsidiaries).

ARTICLE IX

TAX MATTERS

Section 9.1    Certain Tax Matters.

(a)    Tax Returns.

(i)    The Sellers’ Representative shall prepare and file, or cause to be prepared and filed, at the cost and expense of the RSI Companies, (A) all Tax Returns of each RSI Company that are due on or prior to the Closing Date (taking into account applicable extensions) and (B) all Income Tax Returns of each RSI Flow-Thru Company for any taxable period ending on or prior to the Closing Date and for any Straddle Period, in each case, that are due after the Closing Date (collectively, the “Sellers Prepared Returns”). Each Sellers Prepared Return filed after the Closing Date shall be prepared in a manner consistent with the RSI Companies’ past practices except as otherwise required by applicable Law. Each Sellers Prepared Return filed after the Closing Date (taking into account applicable extensions) shall be submitted to the Buyer no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions) for review. The Sellers’ Representative shall consider in good faith all reasonable comments received from the Buyer no later than ten (10) days prior to the due date for filing any such Tax Return (taking into account applicable extensions) and shall not file such Tax Return without the consent of the Buyer, such consent not to be unreasonably withheld, conditioned, or delayed. Except as otherwise required by law or would not reasonably be expected to have a material adverse effect on the Buyer, no filed Sellers Prepared Return may be amended after the Closing without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. The Buyer shall prepare and file, or cause to be prepared and filed, at the cost and expense of the RSI Companies, all Tax Returns of each RSI Company (other than Sellers Prepared Returns) for any Pre-Closing Tax Period or Straddle Period that are due after the Closing Date (taking into account applicable extensions) (the “Buyer Prepared Returns”). Each Buyer Prepared Return shall be prepared in a manner consistent with the RSI Companies’ past practices except as otherwise required by applicable Law. Each Buyer Prepared Return shall be submitted to the Sellers’ Representative no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions) for review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, each Income Tax Return described in this Section 9.1(a) for a taxable period that includes the Closing Date (x) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method, (y) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election and (z) shall be prepared in a manner such that any and all deductions, losses, or credits of any of the RSI Companies resulting from, attributable to or accelerated by the payment of the Transaction Expenses in connection with the transactions contemplated by this Agreement are reported by the RSI Companies and allocated to the taxable period beginning after the Closing Date (or the portion of any Straddle Period ending on the Closing Date) to the maximum extent permitted by applicable Law (and the parties agree that 70% of any success-based fees shall be deductible for U.S. federal or state income tax purposes pursuant to Revenue Procedure 2011-29, 2011-18 IRB to the extent permitted by applicable Law). For the avoidance of doubt, all Tax Returns of each RSI Company (other than Sellers Prepared Returns and Buyer Prepared Returns) that are filed after the Closing Date shall be prepared and filed in accordance with the terms of the Company A&R LPA.

(ii)    After the Closing, without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not (and shall neither cause nor permit any RSI Company to) take any of the following actions: (w) file (except for Sellers Prepared Returns and Buyer Prepared Returns as permitted under Section 9.1(a)(i)), amend, re-file or otherwise modify any Tax Return relating in whole or part to any RSI Company with respect to any Pre-Closing Tax Period or Straddle Period, (x) enter into an agreement to extend the statute of limitations with respect to Tax Returns relating in whole or part to any RSI Company with respect to any Pre-Closing Tax Period or Straddle Period, (y) make any Tax election or take any position on any Tax Return with respect to any RSI Company that would have retroactive effect to a Pre-Closing Tax Period or Straddle Period, or (z) initiate discussion, voluntary disclosure or examination with any Taxing Authority regarding Taxes or Tax Returns with respect to any RSI Company for any Pre-Closing Tax Period or Straddle Period (except that the Buyer and the RSI Companies shall be permitted to continue to comply with any voluntary disclosure program that was initiated prior to the Closing Date).

(iii)    Notwithstanding the deadlines set forth in Sections 9.1(a)(i) and Section 9.1(a)(ii) with respect to any Tax Return described therein, the Sellers’ Representative and Buyer shall reasonably cooperate to set later deadlines if it is reasonably necessary in order to allow sufficient time for preparation and review of such Tax Return prior to the due date of such Tax Return (including applicable extensions).

(b)    For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period:

(i)    in the case of property Taxes and other similar Taxes imposed for a Straddle Period, the amounts that are allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period;

(ii)    in the case of all other Taxes for a Straddle Period (including Taxes based on or measured by income, receipts, payments, or payroll (to the extent not covered by clauses (i)-(ii) above)), the amount allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the day on the Closing Date using a “closing of the books” methodology (including deductions under Section 168(k) of the Code); provided that for purposes of this clause (ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates but not including deductions under Section 168(k) of the Code) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes; and

(iii)    in the case of Taxes in the form of interest, penalties or additions, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period to the extent relating to a Tax for a Pre-Closing Tax Period (determined in accordance with clauses (i) and (ii) above) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

(c)    Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns required to be filed by the Sellers and Tax Returns pursuant to Section 9.1(a), including Buyer signing Sellers Prepared Returns that have been prepared in accordance with Section 9.1(a)(i) on behalf of an RSI Company, the preparation of the Allocation, and any Tax Proceeding with respect to Taxes or Tax Returns of any RSI Company. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, Tax Proceeding or other Tax related matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, the Buyer, the Sellers (to the extent the Sellers have any such books and records in their possession) and the Company shall (and the Company shall cause the RSI Companies to) retain all books and records with respect to Tax matters pertinent to the RSI Companies relating to any taxable period beginning before the Closing Date until the seven (7) year anniversary of the Closing Date, and to abide by all record retention agreements entered into with any Taxing Authority. Sellers shall (and shall cause their respective Affiliates (other than the RSI Companies after the Closing) to) provide any information reasonably requested to allow the Buyer or any RSI Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(d)

(i)    Each Party shall promptly notify the other Parties in writing upon receipt by the applicable Party or its Affiliates of notice of any Tax Proceeding with respect to Taxes or Tax Returns of any RSI Company relating to any Pre-Closing Tax Period or Straddle Period. Such notification shall specify in reasonable detail the basis for such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(ii)    The Sellers’ Representative shall have the right to control, at the cost and expense of the RSI Companies, any Tax Proceeding in respect of any RSI Flow-Thru Company with respect to any Income Tax matters for any Pre-Closing Tax Period or Straddle Period; provided, however, that (A) the Buyer shall have the right, at the cost and expense of the RSI Companies, to participate in any such Tax

Proceeding, (B) the Sellers’ Representative shall provide the Buyer with a timely and reasonably detailed account of each stage of such Tax Proceeding, (C) the Sellers’ Representative shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, but only if such settlement, compromise, or abandonment would reasonably be expected to materially and adversely affect the Tax liability of the Buyer and (D) the Sellers’ Representative shall defend such Tax Proceeding diligently and in good faith and consult with the Buyer in good faith concerning the appropriate strategy for contesting such Tax Proceeding; provided, further, that the Buyer, at the cost and expense of the RSI Companies, may control and contest any such Tax Proceeding for which the Sellers’ Representative would otherwise have the right to control under this Section 9.1(d)(ii) if the Sellers’ Representative elects in writing not to conduct such Tax Proceeding; provided, further, however, that if the Buyer exercises its right to control any such Tax Proceeding under the preceding clause, the Sellers’ Representative shall have the right, at the cost and expense of the RSI Companies, to participate in any such Tax Proceeding and the Buyer shall (x) provide the Sellers’ Representative with a timely and reasonably detailed account of each stage of such Tax Proceeding, (y) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, and (z) consult with the Sellers’ Representative in good faith concerning the appropriate strategy for contesting such Tax Proceeding.

(e)    The Company shall prepare and file or shall cause the applicable RSI Company to prepare and file in a timely manner, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Sellers, the Company and the Buyer will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. The Company shall provide the other Parties with evidence reasonably satisfactory to such other Party or Parties that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

(f)    The Parties acknowledge and agree that for U.S. federal (and, as applicable, state and local) income Tax purposes, they intend that (i) the transaction contemplated by Section 2.1(a)(i)(A) and Section 7.23 be treated as a contribution (x) by the Buyer to the Additional Special Limited Partner of the Contribution Amount and an amount equal to the Transaction Expenses that is a contribution to the capital of the Additional Special Limited Partner and (y) by the Additional Special Limited Partner to the Company of the Contribution Amount and an amount equal to the Transaction Expenses that is a contribution governed by Section 721 of the Code, (ii) the transaction contemplated by Section 2.1(a)(i)(B) and Section 7.23 be treated as (x) a contribution by the Buyer to the Additional Special Limited Partner of the Purchased Company Unit Closing Cash Consideration that is a contribution to the capital of the Additional Special Limited Partner and (y) sale as of the Closing Date of the Purchased Closing Company Units by Sellers to the Additional Special Limited Partner in exchange for the Purchased Company Unit Closing Cash Consideration and certain rights provided under the Tax Receivable Agreement, which sale is a taxable transaction under Section 741 of the Code and gives rise to an adjustment to the Additional Special Limited Partner’s tax basis in the direct and indirect assets of the Company pursuant to Section 743(b) of the Code, and (iii) the transaction contemplated by Section 2.1(b)(ii) and Section 2.1(b)(iii) be treated as a sale of the Redeemed Post-Closing Company Units by the Sellers to the Additional Special Limited Partner in exchange for the amount of cash distributed pursuant to Section 2.1(b)(iii) and certain rights provided under the Tax Receivable Agreement, which sale is a taxable transaction under Section 741 of the Code and gives rise to an adjustment to the Additional Special Limited Partner’s tax basis in the direct and indirect assets of the Company pursuant to Section 743(b) of the Code (the “Post-Closing Sale”) (collectively, the “Intended Tax Treatment”).

(g)    Within one hundred eighty (180) days following the final determination of the Final Sponsor Transaction Expenses and the Final Company Transaction Expenses, the Buyer will prepare, and deliver (or cause to be prepared and delivered) to Sellers’ Representative, (i) an allocation statement allocating the Purchased Company Unit Closing Cash Consideration and the amount of cash distributed pursuant to Section 2.1(b)(iii), and any other amounts treated as consideration for U.S. federal income Tax purposes with respect to the Sale and the Post-Closing Sale among the assets of the RSI Companies that are classified as entities that are disregarded as separate from the Company for U.S. federal income Tax purposes (the “Allocation”) and (ii) a balance sheet, as of the Closing Date, that sets out the Tax basis of the assets then owned by the RSI Companies that are classified as entities that are disregarded as separate from the Company for U.S. federal income Tax purposes on the Closing Date and the amount of the liabilities of the Company and such Company Subsidiaries on the Closing Date (the “Tax Basis Balance Sheet”). The Allocation shall contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 734(b), 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder. Within thirty (30) days after the receipt of the Tax Basis Balance Sheet and Allocation, the Sellers’ Representative will propose any changes or will indicate its concurrence therewith. If the Buyer and Sellers’ Representative do not agree with the Tax Basis Balance Sheet or Allocation, then the Buyer and Sellers’ Representative shall attempt in good faith to reach agreement on the Tax Basis Balance Sheet or the Allocation, as applicable, in a manner consistent with applicable income Tax Law. If the Buyer and Sellers’ Representative cannot reach agreement on the Tax Basis Balance Sheet or the Allocation within fifteen (15) days after receipt of the Sellers’ Representative’s proposed changes, then the Buyer and Sellers’ Representative shall submit the dispute to a nationally recognized accounting firm mutually acceptable to the Buyer and Sellers’ Representative (the “Tax Accounting Firm”) for resolution, acting as an accounting expert (and not as an arbitrator). For this purpose, (x) the Tax Accounting Firm may not assign a value to any disputed item greater than the greatest value for such disputed item claimed by any party or less than the lowest value for such disputed item claimed by any party and (y) all fees and expenses relating to the work, if any, to be performed by the Tax Accounting Firm will be allocated between the Buyer on the one hand, and Sellers’ Representative, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Tax Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Tax Accounting Firm) bears to the total amount of such disputed items so submitted. The Tax Basis Balance Sheet and the Allocation, as agreed to by the Buyer and Sellers’ Representative or as finally determined by the Tax Accounting Firm, as the case may be, shall be binding on all Parties (the “Final Tax Basis Balance Sheet” and the “Final Allocation,” respectively). Within thirty (30) days following each of the Sale and the Post-Closing Sale, the Buyer shall deliver a Section 743 notification to the Company in accordance with Treasury Regulation Section 1.743-1(k)(2). The Parties also agree that no value shall be allocated to the Buyer Class V Voting Stock and shall report consistently with such determination for U.S. federal (and applicable state and local) income Tax purposes.

(h)    The Parties shall, and shall cause each of their respective applicable Affiliates to: (1) prepare and file all Tax Returns consistent with the Final Tax Basis Balance Sheet, Final Allocation and Intended Tax Treatment (collectively, the “Tax Positions”); (2) take no position in any communication (whether written or unwritten) with any Governmental Entity or any other action inconsistent with the Tax Positions; (3) promptly inform each other of any challenge by any Governmental Entity to any portion of the Tax Positions; (4) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions; and (5) use their respective commercially reasonable efforts to defend the Tax Positions in any Tax Proceeding.

(i)    Without the prior written consent of the Buyer, Sellers and the Company shall not, and shall cause their respective Affiliates not to, make or cause to be made any election under Treasury Regulation Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any RSI Company. With respect to any Tax Proceeding of any RSI Company treated as a partnership for federal income Tax purposes for any Pre-Closing Tax Period or any Straddle Period and for which the election provided for in Section 6226 of the Code (or any similar provision of state, local, or non-U.S. Laws) is available (such election a “Section 6226 Election”), the Company shall (and Buyer shall cause the Company to), and shall cause their respective eligible Subsidiaries to, timely make such Section 6226 Election in accordance with applicable Laws (and Sellers expressly consent to, and shall reasonably cooperate to the extent requested by Buyer in, the making of all such available elections). The Company shall (and Buyer shall cause the Company to), and shall cause all of its respective eligible Subsidiaries, if any, to, make or cause to remain in effect, as applicable, a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) for any taxable period that includes the Closing Date (and, with respect to the Company and its eligible Subsidiaries, if any, for any taxable period that includes the date of any Exchange (as defined in the Company A&R LPA)).

ARTICLE X

TERMINATION

Section 10.1    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing only as follows:

(a)    by the mutual written consent of the Company, the Sellers’ Representative and the Buyer;

(b)    by the Company, the Sellers’ Representative or the Buyer by written notice to the other Party or Parties if any applicable Law is in effect making the consummation of the transactions contemplated by this Agreement illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action (including, with respect to the Company, any breach by any Seller);

(c)    by the Company, the Sellers’ Representative or the Buyer by written notice to the other Party or Parties if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before April 27, 2021 (the “Outside Date”); provided that if the Sellers’ Representative and the Buyer approve an extension of the date required to consummate a Business Combination, the Outside Date shall automatically be extended to the earlier to occur of (i) such extension date, and (ii) the twelve (12) month anniversary of the Effective Date; provided, further, that if (A) any Proceeding with respect to this Agreement, any other Ancillary Agreement or otherwise with respect to the Business Combination is commenced or pending on or before the Outside Date (as may be extended in accordance with the other provisos set forth in this Section 10.1(c)), then the Outside Date shall be automatically extended without any further action by any Party until the earlier of (1) the date that is thirty (30) days following the date on which a final, non-appealable Order has been entered with respect to such Proceeding and (2) the date which is the twelve (12) month anniversary of the Effective Date, and in each case the Outside Date shall be deemed to be such later date for all purposes of this Agreement; (B) the Buyer Stockholder Meeting is adjourned or postponed to April 27, 2021 or a date thereafter, then the Outside Date (as may be extended in accordance with the other provisos set forth in this Section 10.1(c)) shall be automatically extended without any further action by any Party until the date that is three (3) Business Days following the date on which the Buyer Stockholder Meeting has been held (including any adjournment or postponement thereof); (C) one or more of the approvals, determinations, grants, confirmations, findings of suitability or other conditions with respect to Gaming Regulatory Authorities required to be obtained pursuant to Section 2.6(c)(vii) have not been received on or before the Outside Date (as may be extended in accordance with the other provisos set forth in this Section 10.1(c)) such that the condition set forth in Section 2.6(c)(vii) has not been satisfied or waived, then the Outside Date (as may be extended in accordance with the other provisos set forth in this Section 10.1(c)) may be extended, in the sole discretion of the Company and the Sellers’ Representative, by the Company and the Sellers’ Representative upon written notice to the other Parties, to the date which is the twelve (12) month anniversary of the Effective Date (any such extended outside date determined in accordance with this Section 10.1(c), the “Extended Outside Date”); provided, further, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to any Party that has materially breached any of its representations, warranties, covenants or agreements under this Agreement (including, with respect to the Company, any breach by any Seller) and such material breach is the primary cause of or has resulted in the failure of the Business Combination to be consummated on or before such date;

(d)    by the Company or the Sellers’ Representative, if Buyer breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Sellers’ obligations to consummate the transactions set forth in Section 2.6(a) or Section 2.6(c) of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Buyer by the Company or the Sellers’ Representative, cannot be cured or has not been cured by the later of the Outside Date or the Extended Outside Date, as applicable, and thirty (30) Business Days after receipt of such written notice (in which case the Outside Date or Extended Outside Date, as applicable, shall automatically be extended until the end of such thirty (30) Business Day period, but in no event on more than one occasion) and the Sellers’ Representative or the Company have not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to the Company or the Sellers’ Representative if the Company or any Seller is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e)    by any of the Buyer, the Company or the Sellers’ Representative, on or after the fifth (5th) Business Day following receipt of oral or written notice from a Governmental Entity by any Party of such Governmental Entity’s determination that one or more of the approvals, determinations, grants, confirmations, findings of suitability or other conditions with respect to Gaming Regulatory Authorities that are required to be obtained pursuant to Section 2.6(c)(vii) will not be granted or will be denied such that the condition precedent to Sellers’ obligations to consummate the transactions set forth in Section 2.6(c)(vii) is not capable of being satisfied and so long as the Sellers’ Representative has not waived in writing the failure of such condition with respect to the particular approval, determination, grant, confirmation, findings of suitability or other condition that will not be granted or will be denied on or prior to the fifth (5th) Business Day following the receipt of such notice; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to the Buyer, the Company or the Sellers’ Representative if the Buyer, the Company or any Seller has materially breached any of its representations, warranties, covenants or agreements contained in this Agreement and such material breach is the primary cause of or has resulted in the failure of such condition to be satisfied; and

(f)    by the Buyer, if the Company or any Seller breaches in any material respect any of their representations or warranties contained in this Agreement or the Company or any Seller breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Buyer’s obligations to consummate the transactions set forth in Section 2.6(a) or Section 2.6(b) of this Agreement not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Sellers by the Buyer, cannot be cured or has not been cured by the later of the Outside Date or Extended Outside Date, as applicable, and thirty (30) Business Days after the delivery of such written notice (in which case the Outside Date or the Extended Outside Date, as applicable, shall automatically be extended until the end of such thirty (30) Business Day period, but in no event on more than one occasion) and the Buyer has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 10.1(f) shall not be available to the Buyer if the Buyer is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement.

Section 10.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 7.9(a), Section 7.10, this Section 10.2 and Article XI of this Agreement survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1    Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Sponsor, the Company, and the Sellers’ Representative. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Any such amendment or waiver may occur after the approval of the Buyer Stockholder Voting Matters at the Buyer Stockholder Meeting.

Section 11.2    Waiver of Remedies; Survival of Representations and Warranties.

(a)    Except (i) in the case of Fraud, (ii) as set forth in Section 10.2 or (iii) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 11.12, the Seller Parties shall have no liability to the Buyer, the Sponsor, the RSI Companies or its and their respective successors and permitted assigns, officers, directors, managers, equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Buyer Parties”) for any and all losses that are sustained or incurred by any of the Buyer Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Sellers’ representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement. Except (i) in the case of Fraud, (ii) as set forth in Section 10.2 or (iii) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 11.12, the Buyer Parties shall have no liability to the Sellers and their respective successors and permitted assigns, officers, directors, managers, equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Seller Parties”) for any and all losses that are sustained or incurred by any of the Seller Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Buyer’s or the Sponsor’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement.

(b)    The representations and warranties of the Parties set forth in Article III, Article IV and Article V and all covenants of any of the Parties that are to be fully performed prior to Closing, shall not survive the Closing.

Section 11.3    Sellers’ Representative.

(a)    The Sellers hereby appoint the Sellers’ Representative as agent and attorney in fact for and on behalf of the Sellers to (i) interpret the terms and provisions of this Agreement and the Ancillary Agreements (other than the Employment Agreement and the Put-Call Agreements), (ii) execute, deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with this Agreement, the Ancillary Agreements (other than the Employment Agreement and the Put-Call Agreements) and the consummation of the transactions contemplated hereby, (iii) receive service of process in connection with any claims under this Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of any Proceedings, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Proceedings, and to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) make any determinations and settle any matters related to any Tax matters pursuant to Article IX, the matters contemplated by Section 2.9, (vii) administer, pay out, deduct, hold back or redirect any funds (including any Earnout Shares and/or Earnout Company Units), which may be payable or distributable to any Sellers pursuant to the terms of this Agreement or any Ancillary Agreement (other than the Employment Agreement and the Put-Call Agreements) for, (A) any

amount that may be payable by the Sellers pursuant to this Agreement, including Section 2.9 and Article IX or (B) any costs, fees, expenses and other liabilities incurred by the Sellers’ Representative, acting in such capacity, in connection with this Agreement and the Ancillary Agreements (other than the Employment Agreement and the Put-Call Agreements), and (viii) take all actions necessary or appropriate in the judgment of the Sellers’ Representative on behalf of the Sellers in connection with this Agreement and the Ancillary Agreements (other than the Employment Agreement and the Put-Call Agreements).

(b)    The Sellers’ Representative, or any successor hereafter appointed, may resign at any time by written notice to the Buyer and the Sponsor. Any change in the Sellers’ Representative will become effective upon notice to the Buyer and the Sponsor in accordance with this Section 11.3. The Sellers’ Representative so designated must be reasonably acceptable to the Buyer and the Sponsor, except that the Parties hereby agree that, subject to the Seller providing prior written notice to the Buyer and the Sponsor, any Seller will be acceptable to the Buyer and the Sponsor as a successor Sellers’ Representative. All power, authority, rights and privileges conferred in this Agreement to the Sellers’ Representative will apply to any successor Sellers’ Representative.

(c)    The Sellers’ Representative will not be liable for any act done or omitted under this Agreement as Sellers’ Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith. The Buyer agrees that it will not look to the assets of the Sellers’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the RSI Companies or the Sellers, as the case may be. In performing any of its duties under this Agreement or any Ancillary Agreements (other than the Employment Agreement and the Put-Call Agreements), the Sellers’ Representative will not be liable to the Sellers for any losses that any such Person may incur as a result of any act, or failure to act, by the Sellers’ Representative under this Agreement or any Ancillary Agreements (other than the Employment Agreement and the Put-Call Agreements), and the Sellers’ Representative will be indemnified and held harmless by the Sellers for all losses, except to the extent that the actions or omissions of the Sellers’ Representative constituted fraud, gross negligence or willful misconduct. The limitation of liability provisions of this Section 11.3(c) will survive the termination of this Agreement and the resignation of the Sellers’ Representative.

(d)    The Buyer and the Sponsor shall be entitled to rely exclusively upon any notices and other acts of the Sellers’ Representative relating to the Sellers’ rights and obligations hereunder as being legally binding acts of each Seller individually and collectively.

(e)    The grant of authority providing for in this Section 11.3 (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and (ii) shall survive the Closing.

Section 11.4    Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 11.4, notices, demands and other communications to the Company, the Buyer, and Sellers shall be sent to the addresses indicated below:

Notices to Sellers, and prior to the Closing, the Company	with copies to:

Rush Street Interactive, LP 900 N. Michigan Avenue, Suite 1600 Chicago, Illinois 60611 Attention: Neil Bluhm and Greg Carlin Email:neilb@lambllc.com gcarlin@rushst.com	Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 Attention: Richard Campbell, P.C. and Karen E. Flanagan E-mail: richard.campbell@kirkland.com; karen.flanagan@kirkland.com

Notices to the Buyer, the Sponsor, and following the Closing, the Company:	with a copy to (which shall not constitute notice):

dMY Sponsor, LLC 1180 North Town Center Drive, Suite 100 Las Vegas, Nevada 89144 Attention: Niccolo de Masi Harry L. You Email: niccolo@dmytechnology.com harry@dmytechnology.com	White & Case LLP 1221 Avenue of the Americas New York NY 10020 Attention: Joel Rubinstein Raymond Bogenrief E-mail: joel.rubinstein@whitecase.com raymond.bogenrief@whitecase.com

Section 11.5    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 11.5 shall be null and void.

Section 11.6    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 11.7    Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Letter, Schedule or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Letter, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Letter, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 11.7 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Letters, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to the Buyer if such information or materials have been uploaded to the electronic data room maintained by Sellers and their financial advisors on the Intralinks online-platform for purposes of the transactions contemplated by this Agreement (the “Data Room”) or otherwise provided to the Buyer’s representatives (including counsel) via electronic mail, in each case, prior to the Effective Date. The content of the Data Room as of the Effective Date will be stored on six (6) identical encrypted USB devices, and Sellers will cause three (3) such devices to be sent to the Buyer within thirty days of the Effective Date.

Section 11.8    Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Letters and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including that certain non-binding letter of intent among the Buyer, the Sponsor, the Company and Neil Bluhm, dated as of June 19, 2020 (the “LOI”)), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the transactions contemplated by this Agreement exclusively pursuant to the express terms and provisions of this Agreement, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 11.9    Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 11.10    Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 11.10, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 11.11    Trust Account Waiver. Each of the Company and the Sellers acknowledges that the Buyer has established the Trust Account for the benefit of its public Buyer Stockholders, which holds proceeds of its initial public offering. For and in consideration of the Buyer entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Sellers, for itself and the Affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the public Buyer Stockholders upon the redemption of their shares and (ii) the underwriters of Buyer’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement and the Subscription Agreements) among the Buyer, the Sellers and the Company and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever. Each of the Company and the Sellers agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by the Buyer and the Sponsor to induce Buyer and the Sponsor to enter in this Agreement, and the Company and the Sellers further intend and understand such waiver to be valid, binding and enforceable against the Company and the Sellers and each of their respective Affiliates that they have the authority to bind under applicable Law. To the extent the Company or any Seller or any of their respective Affiliates that the Company or such Seller, as applicable, has the authority to bind commences any action or proceeding against the Buyer or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to the Buyer, its Affiliates or its representatives, which Proceeding seeks, in whole or in part, monetary relief against the

Buyer, its Affiliates or its representatives, each of the Company and the Sellers hereby acknowledge and agree that the Company’s and the Sellers’ and such Affiliates’ sole remedy shall be against assets of the Buyer or such Affiliate or representatives not in the Trust Account and that such claim shall not permit the Company, the Sellers or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

Section 11.12    Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated by this Agreement are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.12 shall not be required to provide any bond or other security in connection with any such injunction. Without limiting the Company’s rights under any Subscription Agreement to which the Company is a party, with respect to any Subscription Agreement to which the Company is not a party, the Company shall be entitled, upon written notice to the Buyer, to (I) require the Buyer to enforce its rights under such Subscription Agreement through the initiation and pursuit of litigation (including seeking, or seek or obtain a court order against the counterparty(ies) to such Subscription Agreement for, injunctive relief, specific performance, or other equitable relief with respect to such Subscription Agreement) in the event the counterparty under such Subscription Agreement is in breach of its obligations thereunder, (II) have approval rights over Buyer’s selection of counsel for any such litigation (such approval not to be unreasonably withheld, conditioned or delayed), (III) select a separate counsel, which may be or include K&E, to participate alongside the Buyer’s counsel in any such litigation (at the expense of the Company), (IV) fund any such litigation, and (V) require the Buyer to promptly execute, and the Buyer hereby agrees to execute and comply with, any and all documents designed to implement or facilitate the execution of the rights contemplated in this sentence.

Section 11.13    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of the RSI Indemnified Persons and Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder).

Section 11.14    Disclosure Letters and Exhibits. The Disclosure Letters and Exhibits attached hereto or referred to in this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of a Disclosure Letter shall be deemed disclosed in each other Section of the applicable Disclosure Letter to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Letter. The headings contained in the Disclosure Letters are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters or this Agreement. The Disclosure Letters are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Disclosure Letters shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Letters is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, Sellers do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Letters shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 11.15    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated by this Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 11.15. Notwithstanding any provision of this Agreement to the contrary, in no event shall Sellers, the RSI Companies or any of their respective Affiliates or representatives (a) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Equity Financing Source in connection with this Agreement or (b) seek to enforce the commitments against, make any claims for breach of any

Subscription Agreement against, or seek to recover monetary damages from, or otherwise sue, any Equity Financing Source for the Permitted Equity Financing in connection with (i) this Agreement or (ii) the obligations of the Equity Financing Sources for the Permitted Equity Financing under the applicable Subscription Agreement. Nothing in this Section 11.15 shall in any way limit or qualify the rights and obligations of the Equity Financing Sources for the applicable Permitted Equity Financing, the Buyer and the other parties to the Subscription Agreement to each other thereunder or in connection therewith.

Section 11.16    Legal Representation.

(a)    Sellers.

(i)    Each Party hereby agrees, on its own behalf and on behalf of its directors, managers, officers, owners, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), that Kirkland & Ellis LLP (or any successor thereto) (“K&E”) may represent any RSI Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Company Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the RSI Companies in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii)    Each of the Sellers, the Buyer, the Sponsor and the Company acknowledges that the foregoing provision applies whether or not K&E provides legal services to the RSI Companies after the Closing Date. Each of the Sellers, the Buyer, the Sponsor and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among K&E, the RSI Companies and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to the RSI Companies and is exclusively controlled by the RSI Companies and shall not pass to or be claimed by the Sellers, the Sellers’ Representative, Buyer or the Sponsor. From and after the Closing, none of the Buyer, the Sponsor, any Seller or any Person purporting to act on behalf of or through the Buyer, the Sponsor, any Seller or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of the Buyer, the Sponsor and the Sellers, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among K&E, any RSI Company and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Company Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, the Sponsor or any Seller, on the one hand, and a third party other than an RSI Company, on the other hand, the Buyer, the Sponsor and any Seller may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither the Buyer nor the Sponsor nor any Seller may waive such privilege without the prior written consent of an RSI Company.

(b)    Buyer.

(i)    Each Waiving Party hereby agrees that White & Case LLP (or any successor thereto) (“W&C”) may represent Buyer or Sponsor or any direct or indirect director, manager, officer, owner, employee or Affiliate of Buyer or Sponsor (including the RSI Companies and Sponsor), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any

Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Buyer Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Buyer or Sponsor in connection with the transactions contemplated by this Agreement, and the Sellers and the Company, on behalf of themselves and the Waiving Parties, hereby consent thereto and irrevocably waive (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Buyer Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii)    Each of the Buyer, the Sellers and the Company acknowledges that the foregoing provision applies whether or not W&C provides legal services to the Buyer or Sponsor after the Closing Date. Each of the Buyer, the Company and each Seller, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among W&C, the Buyer, the Sponsor and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to the Sponsor and is exclusively controlled by the Sponsor and shall not pass to or be claimed by the Buyer, any Seller or any of the RSI Companies. From and after the Closing, none of the Buyer, the Company, the Sellers nor any Person purporting to act on behalf of or through the Buyer, the Company, any Seller or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of the Buyer, the Company, each Seller, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among W&C, the Buyer, the Sponsor and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Buyer Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, the Company, any of the Sellers, on the one hand, and a third party other than the Sponsor, on the other hand, the Buyer, the Company, and any Seller may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that none of the Buyer, the Company or any Seller may waive such privilege without the prior written consent of the Sponsor.

Section 11.17    Acknowledgements.

(a)    Sellers. Each of the RSI Companies and the Sellers specifically acknowledges and agrees to Buyer’s disclaimer of any representations or warranties other than those set forth in Article V and any Ancillary Agreement or certificate delivered by Buyer or Sponsor pursuant to this Agreement, whether made by Buyer, Sponsor or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the RSI Companies, the Sellers’ Representative and the Sellers, their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer, the Sponsor, their Affiliates or representatives by either Buyer or the Sponsor or any of their respective Affiliates or representatives), other than those set forth in Article V and any Ancillary Agreement or certificate delivered by Buyer or Sponsor pursuant to this Agreement. Buyer specifically acknowledges and agrees that, without limiting the generality of this Section 11.17, no Seller or RSI Company nor any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Buyer specifically acknowledges and agrees that except for the representations and warranties set forth in Article V and any Ancillary Agreement or certificate delivered by Buyer or Sponsor pursuant to this Agreement, neither Buyer nor Sponsor makes, nor has Buyer or Sponsor made, any other express or implied representation or warranty with respect to Buyer or Sponsor, their assets or Liabilities, the businesses of Buyer or Sponsor or the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)    Buyer. Buyer specifically acknowledges and agrees to Sellers’ disclaimer of any representations or warranties other than those set forth in Article III, Article IV and any Ancillary Agreement or certificate delivered by any RSI Company, the Sellers’ Representative or the Sellers pursuant to this Agreement, whether made by any Seller, the Company or any of their respective Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer, the Sponsor, their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer, the Sponsor, their Affiliates or representatives by either Seller, any RSI Company or any of their respective Affiliates or representatives), other than those set forth in Article III, Article IV and any Ancillary Agreement or certificate delivered by any RSI Company, the Sellers’ Representative or the Sellers pursuant to this Agreement. Buyer specifically acknowledges and agrees that, without limiting the generality of this Section 11.17, no Seller or RSI Company nor any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Buyer specifically acknowledges and agrees that except for the representations and warranties set forth in Article III, Article IV and any Ancillary Agreement or certificate delivered by any RSI Company, the Sellers’ Representative or the Sellers pursuant to this Agreement, neither the Company nor any Seller makes, nor has the Company or any Seller made, any other express or implied representation or warranty with respect to Sellers, the RSI Companies, their assets or Liabilities, the businesses of Sellers or the RSI Companies or the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 11.18    Equitable Adjustments. If, during the Pre-Closing Period, the outstanding shares of Buyer Capital Stock shall have been changed into a different number of shares or a different class, with the prior written consent of the Sellers’ Representative to the extent required by this Agreement, by reason of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement which is based upon the number of shares of Buyer Capital Stock will be appropriately adjusted to provide to Sellers and the Buyer Stockholders the same economic effect as contemplated by this Agreement prior to such event.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Amended & Restated Business Combination Agreement to be duly executed as of the date first above written.

BUYER:

DMY TECHNOLOGY GROUP, INC.

By:	/s/ Niccolo de Masi
Name:	Niccolo de Masi
Title:	Chief Executive Officer

[Signature Page to Amended & Restated Business Combination Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Amended & Restated Business Combination Agreement to be duly executed as of the date first above written.

COMPANY:

RUSH STREET INTERACTIVE, LP

By:	Rush Street Interactive GP, LLC
Title:	General Partner

By:	/s/ Gregory Carlin
Name:	Gregory Carlin
Title:	Chief Executive Officer

[Signature Page to Amended & Restated Business Combination Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Amended & Restated Business Combination Agreement to be duly executed as of the date first above written.

SPONSOR:

dMY SPONSOR, LLC

By:	/s/ Harry L. You
Name:	Harry L. You
Title:	Managing Director

[Signature Page to Amended & Restated Business Combination Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Amended & Restated Business Combination Agreement to be duly executed as of the date first above written.

SELLERS’ REPRESENTATIVE:

RUSH STREET INTERACTIVE GP, LLC

By:	/s/ Gregory Carlin
Name:	Gregory Carlin
Title:	Chief Executive Officer

[Signature Page to Amended & Restated Business Combination Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Amended & Restated Business Combination Agreement to be duly executed as of the date first above written.

SELLERS:

RUSH STREET INTERACTIVE GP, LLC

By:	/s/ Gregory Carlin
Name:	Gregory Carlin
Title:	Chief Executive Officer

RUSH STREET INVESTORS, LLC

By:	/s/ Neil Bluhm
Name:	Neil Bluhm
Title:	Manager, Rush Street Interactive GP, LLC

NGB 2013 DYNASTY TRUST

By:	/s/ Neil Bluhm
Name:	Neil Bluhm
Title:	Trustee

GREG AND MARCY CARLIN FAMILY TRUST

By:	/s/ Gregory Carlin
Name:	Gregory Carlin
Title:	Chief Executive Officer

/s/ Gregory Carlin
Gregory Carlin

/s/ Neil Bluhm
Neil Bluhm

/s/ Richard Schwartz
Richard Schwartz

/s/ Mattias Stetz
Mattias Stetz

/s/ Einar Roosileht
Einar Roosileht

[Signature Page to Amended & Restated Business Combination Agreement]

EXHIBIT A

BUYER A&R CERTIFICATE OF INCORPORATION

(See attached)

EXHIBIT A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

RUSH STREET INTERACTIVE, INC.

Rush Street Interactive, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 27, 2019 (the “Original Certificate of Incorporation”). The name under which the Original Certificate of Incorporation was filed is “dMY Technology Group, Inc.”

2. An amended and restated certificate of incorporation which both restated and amended the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and such amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on February 20, 2020 (the “First A&R Certificate of Incorporation”). The name under which the First A&R Certificate of Incorporation was filed is “dMY Technology Group, Inc.”

3. This Second Amended and Restated Certificate of Incorporation (this “Second A&R Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

4. This Second A&R Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5. The First A&R Certificate of Incorporation is being amended and restated in connection with the transactions contemplated by that certain Business Combination Agreement, dated as of July 27, 2020, by and among the Corporation, dMY Sponsor, LLC, a Delaware limited liability company (the “dMY Sponsor”), Rush Street Interactive, LP, a Delaware limited partnership, Rush Street Interactive GP, LLC, a Delaware limited liability company, in its capacity as the Sellers’ Representative, and the other parties thereto, as amended and restated by the parties thereto on October 9, 2020 (as further amended, modified, amended and restated, supplemented or waived from time to time, the “Combination Agreement”). As part of the transactions contemplated by the Combination Agreement, all 5,750,000 shares of the Class B Common Stock of the Corporation were converted on a 1-for-1 basis into 5,750,000 shares of Class A Common Stock of the Corporation such that, at the effectiveness of this Second A&R Certificate of Incorporation, only Class A Common Stock remains outstanding. All Class A Common Stock issued and outstanding prior to the effectiveness of this Second A&R Certificate of Incorporation and all Class A Common Stock issued as part of the Combination Agreement and the Subscription Agreements contemplated by the Combination Agreement shall be Class A Common Stock for all purposes of this Second A&R Certificate of Incorporation.

6. This Second A&R Certificate of Incorporation hereby amends and restates the provisions of the First A&R Certificate of Incorporation in its entirety as follows:

ARTICLE I

NAME

Section 1.1 Name. The name of the Corporation is Rush Street Interactive, Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

Section 2.1 Address. The registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808; and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

Section 3.1 Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is 951,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), (ii) 750,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and (iii) 200,000,000 shares of Class V common stock, par value $0.0001 per share (“Class V Common Stock” and together with the Class A Common Stock, the “Common Stock”). The number of authorized shares of any of the Class A Common Stock, Class V Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, the Class V Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Second Amended and Restated Certificate of Incorporation, (the “Second A&R Certificate of Incorporation”) or any certificate of designations relating to any series of Preferred Stock.

Section 4.2 Preferred Stock.

(a) The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designations with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(b) Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second A&R Certificate of Incorporation (including any certificate of designations relating to such series).

Section 4.3 Common Stock.

(a) Voting Rights.

(i) Except as otherwise provided in this Second A&R Certificate of Incorporation or as provided by law, each holder of record of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote or holders of Class A Common Stock as a separate class are entitled to vote, including the election or removal of directors (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock); provided, however, that to the fullest extent permitted by law, holders of Class A Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(ii) Except as otherwise provided in this Second A&R Certificate of Incorporation or as provided by law, each holder of record of Class V Common Stock, as such, shall be entitled to one (1) vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class V Common Stock as a separate class are entitled to vote, including the election or removal of directors (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock); provided, however, to the fullest extent permitted by law, holders of Class V Common Stock, as such, shall have no voting power pursuant to this Second A&R Certificate of Incorporation with respect to, and shall not be entitled to vote on, any amendment to this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(iii) Except as otherwise provided in this Second A&R Certificate of Incorporation or required by applicable law and without limiting the rights of any party to the investor rights agreement, dated on or about the date hereof, by and among the Corporation, the dMY Sponsor, LLC and the other parties party thereto (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof, the “Investor Rights Agreement”), the holders of Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock having the right to vote in respect of such Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.

(b) Dividends and Distributions.

(i) Class A Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, the holders of Class A Common Stock shall be entitled to receive ratably such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(ii) Class V Common Stock. Dividends and other distributions shall not be declared or paid on the Class V Common Stock.

(c) Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over the Class A Common Stock as to distributions upon dissolution or liquidation or winding up shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class V Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d) Cancellation of Class V Common Stock. In the event that any outstanding share of Class V Common Stock shall cease to be held directly or indirectly by the holder of the corresponding Common Unit (as defined in the Amended and Restated Limited Partnership Agreement of Rush Street Interactive, LP, a Delaware limited partnership (“RSI”), dated on or about the date hereof (the “RSI A&R LPA”), as set forth in the books and records of RSI, including by virtue of any divestiture by such holder of such corresponding Common Unit, such share of Class V Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class V Common Stock be transferred to the Corporation and cancelled for no consideration. The Corporation shall not issue additional shares of Class V Common Stock after the closing date (such date, the “Closing Date”) of the transactions contemplated by the Combination Agreement, other than in connection with the valid issuance of Common Units in accordance with the RSI A&R LPA.

(e) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to at least the number of then-outstanding Common Units subject to Redemption (as defined in the RSI A&R LPA) from time to time.

(f) Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Second A&R Certificate of Incorporation, scheme, arrangement or otherwise) the number of shares of Class A Common Stock into a greater or lesser number of shares, the shares of Class V Common Stock outstanding immediately prior to such subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of outstanding Class V Common Stock to shares of outstanding Class A Common Stock immediately prior to such subdivision shall be maintained immediately after such combination or subdivision. Any adjustment described in this Section 4.3(f) shall become effective at the close of business on the date the combination or subdivision becomes effective.

ARTICLE V

BY-LAWS

Section 5.1 By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended from time to time, the “By-Laws”) without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Second A&R Certificate of Incorporation and without limiting the rights of any party pursuant to the Investor Rights Agreement. Notwithstanding anything to the contrary contained in this Second A&R Certificate of Incorporation or any provision of law, (i) at any time when the Sellers and their Permitted Transferees (each as defined in the Investor Rights Agreement) beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, and without limiting the rights of any party to the Investor Rights Agreement, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith and (ii) at any time when the Sellers and their Permitted Transferees (each as defined in the Investor Rights Agreement) beneficially own, in the aggregate, less than 40% of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, and without limiting the rights of any party to the Investor Rights Agreement, the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1 Board of Directors.

(a) Board Powers. Except as otherwise provided in this Second A&R Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b) Number, Election and Term.

(i) Without limiting the rights of any party to the Investor Rights Agreement with respect thereto or except as otherwise provided for or fixed in any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the whole Board shall be determined from time to time by resolution adopted by the Board.

(ii) Without limiting the rights of any party pursuant to the Investor Rights Agreement, the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders for the calendar year ended December 31, 2021, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders for the calendar year ended December 31, 2022 and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders for the calendar year ended December 31, 2023. At each annual meeting following the annual meeting of the stockholders for the calendar year ended December 31, 2021, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and without limiting the rights of any party pursuant to the Investor Rights Agreement, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is authorized to assign members of the Board already in office to their respective class in accordance with the Investor Rights Agreement.

(iii) Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office.

(iv) Directors of the Corporation need not be elected by written ballot unless the By-Laws shall so provide.

Section 6.2 Newly-Created Directorships and Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and without limiting the rights of any party granted pursuant to the Investor Rights Agreement, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 6.3 Resignation and Removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-Laws. Without limiting the rights of any party pursuant to the Investor Rights Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided that any director may be removed from office upon a good faith finding of the Board that such director is an Unsuitable Person pursuant to the terms of Article XIV. Without limiting the rights of any party pursuant to the Investor Rights Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected pursuant to Section 6.2.

Section 6.4 Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 6.1(b), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(b) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly.

Section 6.5 Quorum. A quorum for the transaction of business by the directors shall be set forth in the By-Laws.

ARTICLE VII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL

MEETINGS OF STOCKHOLDERS

Section 7.1 Consent of Stockholders in Lieu of Meeting. At any time when the Sellers and their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, or by certified or registered mail, return receipt requested. At any time when the Sellers and their Permitted Transferees beneficially own, in the aggregate, less than 40% of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Section 7.2 Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board, the Chairman of the Board or as otherwise provided in the By-Laws. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limited Liability of Directors. To the fullest extent permitted by law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article VIII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (for purposes of this Section 8.2, a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 (“ERISA”) excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

Notwithstanding the foregoing provisions of this Section 8.2(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 8.2 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Second A&R Certificate of Incorporation, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second A&R Certificate of Incorporation inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Indemnitees.

ARTICLE IX

DGCL SECTION 203

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE X

COMPETITION AND CORPORATE OPPORTUNITIES

Section 10.1 Competition and Corporate Opportunities.

(a) In recognition and anticipation that (i) certain directors, principals, officers, employees, equityholders and/or other representatives of the Sellers, the Sponsor and their respective Affiliates and Affiliated Entities (each, as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Sellers, the Sponsor and their respective Affiliates and Affiliated Entities, including (I) any portfolio company in which they or any of their respective Affiliates or Affiliated Entities have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors, may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other businesses that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities including (I) any portfolio company in which they or any of their respective Affiliates or Affiliated Entities have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any Seller, the Sponsor, the Non-Employee Directors or their respective Affiliates or Affiliated Entities and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(b) None of (i) any Seller, (ii) Sponsor or (iii) any Non-Employee Director or his or her Affiliates or Affiliated Entities (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (2) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 10.1(b). Subject to Section 10.1(b), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity or matter which may be a corporate or other business opportunity for itself, herself or himself and the Corporation or any of its, his or her Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate, present or offer such transaction or other business opportunity or matter to the Corporation or any of its subsidiaries or any stockholder, as the case may be, and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries or stockholders.

(c) The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely and expressly in his or her capacity as a director or officer of the Corporation, such opportunity is one the Corporation is legally permitted to undertake and would otherwise be reasonable for the Corporation to pursue, in which case, the provisions of Section 10.1(b) shall not apply to any such corporate opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation, (iii) is one in which the Corporation has no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a member of the Board or such member’s Affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

(e) For purposes of this Article X, (i) “Affiliate” shall mean (A) in respect of a Seller or the Sponsor, any Person that, directly or indirectly, is controlled by such Seller or the Sponsor (as applicable), controls such Seller or the Sponsor (as applicable) or is under common control with such Seller or the Sponsor (as applicable) and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (B) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (C) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (A) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (B) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (C) any Affiliate of any of the foregoing; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(f) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

(g) Any alteration, amendment, addition to or repeal of this Article X shall require the affirmative vote of at least 80% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second A&R Certificate of Incorporation, the By-Laws or applicable law.

ARTICLE XI

SEVERABILITY

Section 11.1 Severability. If any provision of this Second A&R Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Second A&R Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second A&R Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XII

FORUM

Section 12.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (c) any action asserting a claim against the Corporation or any director, officer, other employee or stockholder of the Corporation (i) arising pursuant to any provision of the DGCL, this Second A&R Certificate of Incorporation (as it may be amended or restated) or the By-Laws or (ii) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (d) any action asserting a claim against the Corporation or any current or former officer or director or other employee or stockholder of the Corporation governed by the internal affairs doctrine of the law of the State of Delaware shall, in each case, to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that, in the event that the Delaware Court of Chancery lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the

State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII

AMENDMENTS

Section 13.1 Amendments. Notwithstanding anything contained in this Second A&R Certificate of Incorporation to the contrary, at any time when the Sellers and their Permitted Transferees (each as defined in the Investor Rights Agreement) beneficially own, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by law or as provided in Article X of this Second A&R Certificate of Incorporation and without limiting the rights of any party pursuant to the Investor Rights Agreement, the following provisions in this Second A&R Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX, Article XII and this Article XIII. Except as expressly provided in the foregoing sentence and the remainder of this Second A&R Certificate of Incorporation (including Article X of this Section A&R Certificate of Incorporation and any certificate of designations relating to any services of Preferred Stock) and without limiting the rights of any party pursuant to the Investor Rights Agreement, this Second A&R Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

UNSUITABLE PERSONS

Section 14.1 Finding of Unsuitability.

(a) The Equity Interests owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) shall be subject to mandatory sale and transfer on the terms and conditions set forth herein on the Transfer Date to either the Corporation or one or more Third Party Transferees and in such number and class(es)/series of Equity Interests as determined by the Board in good faith (following consultation with reputable outside and independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the directors of the Board; provided that any such sale or transfer shall occur subject to the following and shall not occur (and a Transfer Notice shall not be sent, and the Transfer Date shall be extended accordingly) until the later to occur of: (i) the delivery to such Person of a copy of a resolution duly adopted by the affirmative vote of a majority of the directors of the Board at a meeting thereof called and held for the purpose (after providing reasonable notice to such Person and a reasonable opportunity for such Person, together with the counsel of such Person, to be heard before the Board at such meeting and to provide documents and written arguments to the Board a reasonable length of time in advance of such meeting), finding that the Board has determined in good faith (following consultation with reputable outside and independent gaming regulatory counsel) that (A) such Person is an Unsuitable Person, and (B) it is necessary for such Person to sell and transfer such number and class(es)/series of Equity Interests in order for the Corporation or any Affiliated Company to: (1) obtain, renew, maintain or prevent the loss, rejection, rescission, suspension, revocation or non-renewal of a material Gaming License; (2) comply in any material respect with a material Gaming Law; (3) ensure that any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, or the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, is not precluded, delayed, impeded, impaired, threatened or jeopardized in any material respect; or (4) prevent the imposition of any materially burdensome terms or conditions on any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, and specifying the reasoning for such determinations in reasonable detail and (ii) conclusion of the arbitration process described below (if applicable); provided further, that in the event that such Person reasonably believes that any of the above-described determinations by the Board were not made in good faith and such disagreement cannot be settled amicably by such Person and the Corporation, and solely to the extent that the Corporation has not received notice (oral or written) from any applicable Gaming Authority that an arbitration process or the time required to resolve such disagreement by arbitration would or is reasonably likely to materially and adversely affect the Corporation’s or any Affiliated Companies’ ability to (1) obtain, renew, maintain or prevent the loss, rejection, rescission, suspension, revocation or non-renewal of a material Gaming License; (2) comply in any material respect with a material Gaming Law; (3) ensure that any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, or the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, is not precluded, delayed, impeded, impaired, threatened or jeopardized in any material respect; or (4) prevent the imposition of any materially burdensome terms or conditions on any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, such disagreement with respect to whether the Board’s determination(s) were correct may be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association (“AAA”) rules, by a single independent arbitrator (to be chosen by mutual agreement of the Unsuitable Person and the Board, and if the parties are unable to agree, to be chosen as provided in the AAA rules) in an arbitration process that shall take place in Chicago, Illinois, with each party bearing its own legal fees and expenses, unless otherwise determined by the arbitrator. For the further avoidance of doubt, at the initial meeting described above with respect to whether a Person is an Unsuitable Person, the Board may defer making any such determination in order to conduct further investigation into the matter, but in connection with any future meeting of the Board regarding the matter, such Person shall be provided with reasonable notice and a reasonable opportunity for such Person, together with the counsel of such Person, to be heard before the Board at such meeting and to provide documents and written arguments to the Board a reasonable length of time in advance of such meeting. Following (x) the Board determining in good faith (following consultation with reputable outside and independent gaming regulatory counsel) and in accordance with the foregoing (including such determination being made pursuant to a resolution of the Board adopted by an affirmative vote of a majority of the directors of the Board), that such Person is an Unsuitable Person and it is necessary for such Person to sell and transfer a certain number and class(es)/series of Equity Interests for any of the reasons set forth above, and (y) if applicable, the arbitrator determining that such determinations were correctly made by the Board, the Corporation shall deliver a Transfer Notice to the Unsuitable Person or its Affiliate(s) (as applicable) and shall purchase and/or cause one or more Third Party Transferees to purchase such number and class(es)/series of Equity Interests determined in good faith by the Board in accordance with the foregoing and specified in the Transfer Notice on the Transfer Date and for the Purchase Price set forth in the Transfer Notice (which Purchase Price shall be determined in accordance with the definition of the Purchase Price set forth in this Article XIV); provided that an Unsuitable Person or its Affiliate(s) (as applicable) shall be permitted, during the forty five (45) day period commencing on the date of the Transfer Notice (or before a Transfer Notice is formally delivered), to effect and close a disposition of the number and class(es)/series of Equity Interests specified in the Transfer Notice (or a portion of them) to a Person that the Board determines in good faith (following consultation with reputable outside and independent gaming regulatory counsel) is not an Unsuitable Person, on terms agreed between the Unsuitable Person and such Person (an “Alternate Private Transaction”), it being agreed that in the event that the Board fails to make a determination in good faith that such Person is not an Unsuitable Person within fifteen (15) days from the date on which the Corporation was presented in writing with the identity of such Person and materials reasonably sufficient to make such determination, then the Unsuitable Person shall be entitled to consummate the Alternate Private Transaction with such Person; provided further that, no Unsuitable Person or its Affiliate(s) (as applicable) shall be permitted to consummate an Alternative Private Transaction to the extent any Gaming Authority has provided oral or written notice to the Corporation or any other Person prohibiting such Alternative Private Transaction. In the case of a sale and transfer to the Corporation, from and after the Transfer Date and subject only to the right to receive the Purchase Price for such Equity Interests, such Equity Interests shall, be deemed no longer outstanding and such Unsuitable Person or any Affiliate of such Unsuitable Person shall cease to be a stockholder with respect to such Equity Interests, and all rights of such Unsuitable Person or any Affiliate of such Unsuitable Person therein, other than the right to receive the Purchase Price, shall cease.

(b) In the case of an Alternate Private Transaction or a transfer to one or more Third Party Transferees otherwise determined by the Board above, from and after the earlier to occur of: (i) the Transfer Date, in the case of a transfer to one or more such Third Party Transferees, or (ii) consummation of an Alternate Private Transaction, subject only to the right to receive the Purchase Price for such Unsuitable Person’s Equity Securities, all rights and entitlements of the Unsuitable Person or any such Affiliates of an Unsuitable Person as a stockholder of the Corporation shall be terminated, including without limitation any such Person shall from such date no longer be entitled to: (i) receive any dividend, payment, distribution or interest with regard to the applicable Equity Interests which has been declared following such date or of which the due payment date according to the applicable declaration is following such date, other than the right to receive the Purchase Price, or (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right (including without limitation observer and information rights) conferred by the underlying Equity Interests.

(c) The closing of a sale and transfer contemplated by clauses (a) and (b) above in this Article XIV other than an Alternate Private Transaction (the “Closing”) shall take place at the principal office of the Corporation or via electronic exchange of documents on the Transfer Date. At the Closing: (i) the Corporation or Third Party Transferee(s) (as applicable), shall deliver the aggregate applicable Purchase Price for the Equity Interests being purchased by each of the foregoing by wire transfer of immediately available funds to the account specified in writing by the Unsuitable Person and (ii) the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) shall deliver to the Corporation or each such Third Party Transferee (if applicable), such stock powers, assignment instruments and other agreement as are necessary or appropriate to fully convey all right, title and interest in and to the Equity Interests being purchased by each of the foregoing, free and clear of all liens and other encumbrances (other than restrictions on transfer under this Second A&R Certificate of Incorporation, the By-laws of the Corporation, the Investor Rights Agreement and applicable federal and state securities laws). Such stock powers, assignment instruments and other agreements shall be in a form reasonably acceptable to the Corporation and shall include no representations and warranties other than such representations and warranties as to title and ownership of the Equity Interests being sold, due authorization, execution and delivery of reasonably requested documents by the Unsuitable Person or any such Affiliates of such Unsuitable Person (as applicable), and the enforceability of relevant obligations of such party under the relevant documents). The sale and transfer of the applicable Equity Interests shall be effected at the Closing upon delivery of the Purchase Price described in this Section 14.1(c) without regard to the provision by the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) of the stock powers, assignment instruments and other agreements described above (and subject to their terms described above) and the Corporation may in its sole and absolute discretion execute and deliver such instruments or other documents described above necessary to effect such transfer under such terms (including any stock powers, assignment instruments and other agreements) and deemed by the Corporation in its sole and absolute discretion (acting in good faith) to be necessary or advisable in its name or in the name and on behalf of the Unsuitable Person or any Affiliate of such Unsuitable Person (as applicable) to effect the sale and transfer; provided, however, that the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) shall continue to have the obligation to the Corporation and the Third Party Transferees, as applicable, to provide such stock powers, assignment instruments and other agreements.

(d) To the extent that a sale and transfer to one or more Third Party Transferees is determined to be invalid or unenforceable for any reason, the Corporation shall be permitted to redeem or repurchase the Equity Interests owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) for the price and under the terms contemplated by this Article XIV promptly following any such determination.

Section 14.2 Indemnification. Any Unsuitable Person and any Affiliate of an Unsuitable Person that owns or controls Equity Interests shall indemnify and hold harmless the Corporation and its Affiliated Companies for any and all losses, costs and expenses, including attorneys’ costs, fees and expenses reasonably incurred by the Corporation and its Affiliated Companies as a result of, or arising out of, such Unsuitable Person’s or Affiliate’s continuing ownership or control of Equity Interests following the Transfer Date in breach of this Article XIV, the neglect, refusal or other failure to comply in any material respect with the provisions of this Article XIV, or failure to divest itself of any Equity Interests when and in the specific manner required by the Gaming Laws or this Article XIV and by acceptance of its Equity Interests any such Unsuitable Person or Affiliate of an Unsuitable Person shall be deemed to have agreed to so indemnify the Corporation. Notwithstanding anything in this Section 14.2 to the contrary, neither the Corporation nor any of its Affiliated Companies shall have any right to offset against any amount payable or otherwise owed by the Corporation or any of its Affiliated Companies to such Unsuitable Person or its Affiliates under this Article XIV (including, without limitation, the Purchase Price payable or otherwise owed in the event of a transaction contemplated by Section 14.1), any amounts of losses, costs or expenses for which the Corporation or any of its Affiliated Companies are entitled to indemnification under this Section 14.2.

Section 14.3 Non-Exclusivity of Rights. The right of the Corporation to purchase or cause to be purchased Equity Interests pursuant to this Article XIV shall not be exclusive of any other rights the Corporation may have or hereafter acquire under any agreement, provision of this Second A&R Certificate of Incorporation or the By-laws of the Corporation or otherwise. Notwithstanding the provisions of this Article XIV, the Corporation, the Unsuitable Person and any of their Affiliates shall have the right to propose that the parties, immediately upon or following the delivery of the Transfer Notice (subject to the outcome of any applicable arbitration proceeding pursuant to Section 14.1(a)), enter into an agreement or other arrangement (including based on any agreement that may be reached between the applicable Gaming Authority and an Unsuitable Person or its Affiliates in this regard), including, without limitation, a divestiture trust or divestiture plan, which will reduce or terminate an Unsuitable Person’s ownership or control of all or a portion of its Equity Interests over time (and, if such an agreement or arrangement is reached), the terms of such agreement or arrangement as agreed by the Corporation and such Unsuitable Person or Affiliate of such Unsuitable Person (including, without limitation, as to the purchase price at which the Equity Interests can be sold) shall apply and prevail over the terms of this Article XIV).

Section 14.4 Further Actions. Nothing contained in this Article XIV shall limit the authority of the Corporation to take such other action, to the extent permitted by law, as it deems necessary or advisable (including with consultation with reputable outside and independent gaming regulatory counsel) to protect the Corporation or its Affiliated Companies from the denial or threatened denial, loss or threatened loss or delayed issuance or threatened delayed issuance of any material Gaming License of the Corporation or any of its Affiliated Companies, provided that any forced disposal of Equity Interests shall be effected only in accordance with the terms of this Article XIV. In addition, the Corporation may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations, and procedures of the Corporation to the extent they are not inconsistent with the express provisions of this Article XIV for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this Article XIV, provided that the provisions of any such bylaws, regulations and procedures shall not be more adverse in any material respect to the stockholders of the Corporation than the provisions of this Article XIV. Such procedures and regulations shall be kept on file with the Secretary of the Corporation, the secretary of its Affiliated Companies and with the transfer agent, if any, of the Corporation and any Affiliated Companies, and shall be made available for inspection and, upon reasonable request, mailed to any record holder of Equity Interests. The Board shall have exclusive authority and power to administer this Article XIV and to exercise all rights and powers specifically granted to the Board or the Corporation, or as may be necessary or advisable in the administration of this Article XIV. Subject to the arbitration provisions set forth in Section 14.1(a), all such actions which are done or made by the Board in compliance with the provisions of this Article XIV shall be final, conclusive and binding on the Corporation and all other Persons; provided, however, the Board may delegate all or any portion of its duties and powers under this Article XIV to a committee of the Board as it deems necessary or advisable.

Section 14.5 Legend. The restrictions set forth in this Article XIV shall be noted conspicuously on any certificate evidencing Equity Interests in accordance with applicable law in such manner as may be determined by the Corporation in its sole and absolute discretion.

Section 14.6 Compliance with Gaming Laws. All Persons owning or controlling Equity Securities of the Corporation shall comply with all applicable Gaming Laws which apply to them in their capacity as owners or controllers of the Equity Interests, including any provisions of such Gaming Laws that require such Person to file applications for Gaming Licenses with, and provide information to, the applicable Gaming Authorities in respect of Gaming Licenses held or desired to be held by the Corporation or any Affiliated Companies, subject to any rights that such Persons may have under such Gaming Laws to seek waivers or similar relief from the applicable Gaming Authorities with respect to such requirements to file applications and provide information. Any purported transfer of Equity Interests in violation of Gaming Laws shall be void ab initio.

Section 14.7 Definitions. For the purposes of this Article XIV, the following definitions apply.

“Affiliated Companies” means those partnerships, corporations, limited liability companies, trusts or other entities directly or indirectly controlled by the Corporation including, without limitation, any subsidiary of the Corporation, or intermediary company (as those or similar terms are defined under the Gaming Laws of any applicable Gaming Jurisdictions) controlled by the Corporation, in each case that is registered or licensed under applicable Gaming Laws.

“Equity Interest” means Class A Common Stock, Class V Common Stock or any other equity securities of the Corporation, or securities exchangeable or exercisable for, or convertible into, such other equity securities of the Corporation.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, race books and sports pools, sports wagering, or the use of gaming devices, equipment and supplies in the operation of a casino, gambling simulcasting facility, card club or other similar enterprise, whether land-based or online, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, inter-casino linked systems, sports wagering systems, interactive or online gaming systems and related and associated equipment, supplies and systems.

“Gaming Authorities” means all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

“Gaming Jurisdictions” means all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, and in which or from which the Corporation or any of its Affiliated Companies conducts, or reasonably expects to conduct, Gaming Activities which are subject to Gaming Laws.

“Gaming Laws” means all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities in which the Corporation or any of its Affiliated Companies engages, or the ownership or control of an Interest in any such entity that conducts Gaming Activities, in any Gaming Jurisdiction, all orders, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities with respect to the foregoing and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, orders, decrees, rules, regulations and policies.

“Gaming Licenses” shall mean all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority necessary for or relating to the conduct of Gaming Activities by the Corporation or any Affiliated Company or the ownership or control by any Person of an Interest in any of the foregoing entities, to the extent that it conducts or reasonably expects in good faith to conduct Gaming Activities.

“Interest” means the capital stock or other securities of the Corporation or any Affiliated Company or any other interest or financial or other stake therein, including, without limitation, the Equity Interests.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Purchase Price” means the fair value of the applicable Equity Interests based on the per share value of such Equity Interests as determined by the Board in good faith (it being agreed that in case of shares of Class A Common Stock or shares of Preferred Stock of the Corporation that are listed on a national securities exchange, such fair value per share shall be the average of the Volume Weighted Average Share Price of such share for the twenty (20) consecutive trading days preceding the date on which the Transfer Notice in respect of such Equity Interests is delivered by the Corporation to the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable), if such information is available).

“Third Party Transferees” means one or more third parties determined in accordance with the procedures set forth in Section 14.1(a) of this Second A&R Certificate of Incorporation to purchase some or all of the Equity Interests to be sold and transferred in accordance with a Transfer Notice and the terms of this Second A&R Certificate of Incorporation.

“Transfer Date” means the date specified in the Transfer Notice as the date on which the Equity Interests owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) are to be sold and transferred to the Corporation or one or more Third Party Transferees in accordance with Article XIV of this Second A&R Certificate of Incorporation, which date shall be no less forty-six (46) days and no later than seventy-five (75) days after the date of the Transfer Notice.

“Transfer Notice” means a notice of transfer delivered by the Corporation to an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) if the Board deems it necessary or advisable, to cause such Unsuitable Person’s or Affiliate’s (as applicable) Equity Interests to be sold and transferred pursuant to Article XIV of this Second A&R Certificate of Incorporation. Each Transfer Notice shall set forth (i) the Transfer Date, (ii) the number and class/series of Equity Interests to be sold and transferred, (iii) the Purchase Price with respect to each class/series of such Equity Interests which will be determined in accordance with the terms of Article XIV of this Second A&R Certificate of Incorporation, (iv) the place where any certificates for such Equity Interests shall be surrendered, and (v) any other reasonable requirements of surrender of the Equity

Interests imposed in good faith by the Corporation, including how certificates representing such Equity Interests are to be endorsed, if at all.

“Unsuitable Person” means a stockholder who (i) fails or refuses to file an application within thirty (30) days (or such other period imposed by any Gaming Authority) after having been requested in writing and in good faith to do the same by the Corporation (based on consultation with independent gaming regulatory counsel), or has withdrawn or requested the withdrawal of a pending application (other than for technical reasons with the intent to promptly file an amended application following such withdrawal), to be found suitable by any Gaming Authority or for any Gaming License, in each case, when such finding of suitability or Gaming License is required by Gaming Laws or Gaming Authorities for the purpose of obtaining a material Gaming License for, or compliance with material Gaming Laws by, the Corporation or any Affiliated Company, (ii) is denied or disqualified from eligibility for any material Gaming License by any Gaming Authority, (iii) is determined by a Gaming Authority in any material Gaming Jurisdiction to be unsuitable to own or control any Equity Interests, or be Affiliated, associated or involved with a Person engaged in Gaming Activities, (iv) is determined by a Gaming Authority to have caused in whole or in part any material Gaming License of the Corporation or any Affiliated Company to be lost, rejected, rescinded, suspended, revoked or not renewed by any Gaming Authority, or to have caused in whole or in part the Corporation or any Affiliated Company to be threatened in writing by any Gaming Authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any material Gaming License, or (v) is reasonably likely to (A) preclude or materially delay, impede, impair, threaten or jeopardize (1) any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company or (2) the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material Gaming License held or desired in good faith to be field by the Corporation or any Affiliated Company, or (B) cause or otherwise be reasonably likely to result in the imposition of any materially burdensome terms or conditions on any material Gaming License held or desired to be held by the Corporation or any Affiliated Company.

“Volume Weighted Average Share Price” means the volume-weighted average share price of the Class A Common Stock (or, if applicable, share of Preferred Stock of the Corporation) as displayed on the Corporation’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day.

[Signature Page Follows]

IN WITNESS WHEREOF, Rush Street Interactive, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this [●] day of [●], [●].

RUSH STREET INTERACTIVE, INC.

By:

Name:

Title:

EXHIBIT B

BUYER A&R BYLAWS

(See attached)

[Exhibit B]

EXHIBIT B

AMENDED AND RESTATED

BY-LAWS

OF

RUSH STREET INTERACTIVE, INC.

ARTICLE I

OFFICES

Section 1.1 Registered Office. The registered office of Rush Street Interactive, Inc. (the “Corporation”) shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS

Section 2.1 Annual Meetings. The annual meeting of the stockholders of the Corporation for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware, or by means of remote communications, including by webcast, pursuant to Section 2.12(c)(ii), as may be designated from time to time by the Board. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled.

Section 2.2 Special Meetings. Except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”) or required or permitted by the certificate of incorporation of the Corporation (as amended, restated, modified or supplemented from time to time, the “Certificate of Incorporation”), and subject to the rights of the holders of any class or series of Preferred Stock (as defined in the Certificate of Incorporation), special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer. Special meetings may be held either at a place, within or without the State of Delaware, or by means of remote communications, including by webcast, pursuant to Section 2.12(c)(ii) as the Board may determine. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled.

Section 2.3 Notice of Meetings. Except as otherwise provided by the DGCL, the Certificate of Incorporation or these By-Laws, notice of the date, time, place (if any), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not more than sixty (60), nor less than ten (10), days previous thereto (unless a different time is specified by law), to each stockholder entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 2.4 Quorum; Adjournments. The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided herein, by applicable law or by the Certificate of Incorporation; but if at any meeting of stockholders there shall be less than a quorum present, the chairman of the meeting or, by a majority in voting power thereof, the stockholders present (either in person or by proxy) may, to the extent permitted by law, adjourn the meeting from time to time without further notice other than announcement at the meeting of the date, time and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting, until a quorum shall be present or represented. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. At any adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the original meeting. Notice need not be given of any adjourned meeting if the time, date and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than sixty (60) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

Section 2.5 Organization of Meetings. The Chairman of the Board, or in the absence of the Chairman of the Board, or at the Chairman of the Board’s discretion, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s discretion, any officer of the Corporation, shall call all meetings of the stockholders to order and shall act as chairman of any such meetings. The Secretary of the Corporation or, in such officer’s absence, an Assistant Secretary, shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board prior to the meeting, the chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote, imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the transaction of business at the meeting (including the dismissal of business not properly presented), maintaining order at the meeting and safety of those present, restricting entry to the meeting after the time fixed for commencement thereof and limiting the circumstances in which any person may make a statement or ask questions at any meeting of stockholders. Unless and to the extent determined by the Board or the chairman over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.6 Proxies.

(i) At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, subject to applicable law. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the DGCL, the following shall constitute a valid means by which a stockholder may grant such authority: (1) a stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy, and execution of the writing may be accomplished by the stockholder or the stockholder’s authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; or (2) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing by means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period; provided that any such means of electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. If it is determined that such electronic transmissions are valid, the inspector or inspectors of stockholder votes or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied.

(b) A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

(c) Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the preceding paragraphs of this Section 2.6 (including any electronic transmission) may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate.

Section 2.7 Voting. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Certificate of Incorporation, the Investor Rights Agreement (as defined in the Certificate of Incorporation), these By- Laws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required and a quorum is present, the affirmative vote of a majority of the votes cast by shares of such class or series or classes or series shall be the act of such class or series or classes or series, unless the question is one upon which by express provision of the Certificate of Incorporation, the Investor Rights Agreement, these By-Laws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 2.8 Fixing Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change or conversion or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 2.9 Consents in Lieu of Meeting. At any time when action by one or more classes or series of stockholders of the Corporation is permitted to be taken by written consent pursuant to the terms and limitations set forth in the Certificate of Incorporation, the provisions of this section shall apply. All consents properly delivered in accordance with the Certificate of Incorporation and the DGCL shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation as required by the DGCL, written consents signed by the holders of a sufficient number of shares to take such corporate action are so delivered to the Corporation in accordance with the applicable provisions of the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided in the applicable provisions of the DGCL. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 2.10 List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 2.11 Inspectors. The Board, in advance of all meetings of the stockholders, may, and shall if required by law, appoint one or more inspectors of stockholder votes, who may be employees or agents of the Corporation or stockholders or their proxies, but who shall not be directors of the Corporation or candidates for election as directors. In the event that one or more inspectors of stockholder votes previously designated by the Board fails to appear or act at the meeting of stockholders, the chairman of the meeting may appoint one or more inspectors of stockholder votes to fill such vacancy or vacancies. Inspectors of stockholder votes appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall take and sign an oath to faithfully execute the duties of inspector of stockholder votes with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law.

Section 2.12 Conduct of Meetings

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) as provided in the Investor Rights Agreement, (b) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.3, (c) by or at the direction of the Board or any authorized committee thereof or (d) by any stockholder of the Corporation who is entitled to vote on such election or such other business at the meeting, who has complied with the notice procedures set forth in subparagraphs (ii) and (iii) of this Section 2.12(a) and who was a stockholder of record at the time such notice was delivered to the Secretary of the Corporation.

(ii) (A) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (d) of Section 2.12(a)(i), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (even if such matter is already the subject of any notice to the stockholders or a public announcement from the Board), and, in the case of business other than nominations of persons for election to the Board, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is scheduled for more than thirty (30) days before, or more than seventy (70) days following, such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the tenth day following the day on which public announcement of the date of such meeting is first made. For purposes of the application of Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor provision), the date for notice specified in this Section 2.12(a)(iii) shall be the earlier of the date calculated as hereinbefore provided or the date specified in paragraph (c)(1) of Rule 14a-4. For purposes of the first annual meeting of stockholders following the adoption of these By-Laws, the date of the preceding year’s annual meeting shall be deemed to be [•] of the preceding calendar year. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these By-Laws. Notwithstanding anything in this Section 2.12(a)(iii) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 100 calendar days prior to the first anniversary of the preceding year’s annual meeting of stockholders, then a stockholder’s notice required by this Section 2.12 shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the close of business on the tenth calendar day following the day on which such public announcement is first made by the Corporation.

(iii) Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these By-Laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the Corporation which are owned directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of the stock of the Corporation at the time of the giving of the notice, will be entitled to vote at such meeting and will appear in person or by proxy at the meeting to propose such business or nomination, (iv) a representation whether the stockholder or the beneficial owner, if any, will be or is part of a group which will (A) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (v) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (vi) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (d) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (e) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (i) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (ii) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (iii) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to this Section 2.12(a)(iii) or Section 2.12(b)) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is fifteen (15) days prior to the meeting or any adjournment or postponement thereof, provided that if the record date for determining the stockholders entitled to vote at the meeting is less than fifteen (15) days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than five (5) days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update or supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten (10) days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of fifteen (15) days prior to the meeting or any adjournment or postponement thereof) and not later than five (5) days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than fifteen (15) days prior the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.

(A) The foregoing notice requirements of this Section 2.12(a)(iii) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. Nothing in this Section 2.12(a)(iii) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(iv) Notwithstanding anything in the second sentence of Section 2.12(a)(iii)(A) to the contrary, in the event that the number of directors to be elected to the Board is increased, effective after the time period for which nominations would otherwise be due under Section 2.12(a)(ii), and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which a public announcement of such increase is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2.3. At any time that the stockholders are not prohibited from filling vacancies or newly created directorships on the Board, nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board or a committee thereof, (b) as provided in the Investor Rights Agreement or (c) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote on such election at the meeting, who has complied with the notice procedures set forth in this Section 2.12 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by Section 2.12(a)(ii) is delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

(c) General.

(i) (A) Only persons who are nominated in accordance with the procedures set forth in this Section 2.12 shall be eligible to be elected to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.12. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.12 and, if any proposed nomination or business is not in compliance with this Section 2.12, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.

(B) Notwithstanding the foregoing provisions of this Section 2.12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.12, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(ii) If authorized by the Board in its sole discretion, and subject to such rules, regulations and procedures as the Board may adopt, stockholders of the Corporation and proxyholders not physically present at a meeting of stockholders of the Corporation may, by means of remote communication participate in a meeting of stockholders of the Corporation and be deemed present in person and vote at a meeting of stockholders of the Corporation whether such meeting is to be held at a designated place or solely by means of remote communication; provided, however, that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder of the Corporation or proxyholder; (ii) the Corporation shall implement reasonable measures to provide such stockholders of the Corporation and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders of the Corporation, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii) if any stockholder of the Corporation or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(iii) For purposes of this Section 2.12, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or otherwise disseminated in a manner constituting “public disclosure” under Regulation FD promulgated by the Securities and Exchange Commission.

(iv) No adjournment or postponement or notice of adjournment or postponement of any meeting shall be deemed to constitute a new notice (or extend any notice time period) of such meeting for purposes of this Section 2.12, and in order for any notification required to be delivered by a stockholder pursuant to this Section 2.12 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(v) Notwithstanding the foregoing provisions of this Section 2.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.12; provided, however, that, to the fullest extent permitted by law, any references in these By-Laws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.12 (including clause (d) of Section 2.12(a)(i) and Section 2.12(b) hereof), and compliance with clause (d) of Section 2.12(a)(i) and Section 2.12(b) shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in this Section 2.12 shall apply to the right, if any, of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

(vi) Notwithstanding anything to the contrary contained herein, for as long as the Investor Rights Agreement (as defined in the Certificate of Incorporation) remains in effect with respect to the Parties (as defined in the Certificate of Incorporation) (the “Investor Rights Agreement Parties”), the Investor Rights Agreement Parties (to the extent then subject to the Investor Rights Agreement) shall not be subject to the notice procedures set forth in Section 2.12(a)(ii), Section 2.12(a)(iii) or Section 2.12(b) with respect to any annual or special meeting of stockholders to the extent necessary to effect the transactions and rights set forth in the Investor Rights Agreement.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 Number; Election; Quorum; Voting. The Board shall consist, subject to the Certificate of Incorporation and the Investor Rights Agreement or any certificate of designation with respect to any series of

Preferred Stock, of such number of directors as shall from time to time be fixed exclusively by resolution adopted by the Board. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships and except as otherwise expressly provided in the Certificate of Incorporation or the Investor Rights Agreement) be elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of such directors in accordance with the terms of the Certificate of Incorporation the Investor Rights Agreement, as applicable. A majority of the total number of directors then in office shall constitute a quorum for the transaction of business. Except as otherwise provided by law, these By-Laws, by the Certificate of Incorporation or by the Investor Rights Agreement, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. Directors need not be stockholders.

Section 3.2 Vacancies. Subject to the Certificate of Incorporation and the Investor Rights Agreement, unless otherwise required by the DGCL or Section 3.4, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, removal (including pursuant to the terms of the Certificate of Incorporation), retirement, disqualification or otherwise) shall be filled only by a majority of the directors then in office, although less than a quorum, by any authorized committee of the Board or by a sole remaining director.

Section 3.3 Meetings of the Board. Meetings of the Board shall be held at such place, if any, within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of any meeting. Regular meetings of the Board shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chairman of the Board, the Chief Executive Officer, or by a majority of the total number of directors then in office, by written notice, including facsimile, e-mail or other means of electronic transmission, duly served on or sent and delivered to each director in accordance with Section 11.2. Notice of each special meeting of the Board shall be given, as provided in Section 11.2, to each director (i) at least twenty-four (24) hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two (2) days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five (5) days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. The notice of any meeting need not specify the purposes thereof. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place, if any, at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board. Notice of any meeting need not be given to any director who shall attend such meeting (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

Section 3.4 Preferred Stock Directors. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the total number of directors fixed by the Board pursuant to the Certificate of Incorporation and these By-Laws. Except as otherwise expressly provided in the terms of such series, the number of directors that may be so elected by the holders of any such series of stock shall be elected for terms expiring at the next annual meeting of stockholders, and vacancies among directors so elected by the separate vote of the holders of any such series of Preferred Stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such series, or, if there are no such remaining directors, by the holders of such series in the same manner in which such series initially elected a director.

Section 3.5 Committees. The Board may from time to time establish one or more committees of the Board to serve at the pleasure of the Board, which shall be comprised of such members of the Board, subject to the Investor Rights Agreement, and have such duties as the Board shall from time to time determine. Any director may belong to any number of committees of the Board. Subject to the Certificate of Incorporation and the Investor Rights Agreement, the Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member, subject to the Investor Rights Agreement. Subject to the Certificate of Incorporation and the Investor Rights Agreement, unless otherwise provided in the Certificate of Incorporation, these By-Laws or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to a subcommittee any or all of the powers and authority of the committee. Any such committee, to the extent provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any By-Law of the Corporation. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 3.6 Consent in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing (including by electronic transmission), and the writing or writings (including any electronic transmission or transmissions) are filed with the minutes of proceedings of the Board.

Section 3.7 Telephonic Meetings. The members of the Board or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such a meeting.

Section 3.8 Compensation. The Board may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.

ARTICLE IV

OFFICERS

Section 4.1 Officers. The Board shall elect officers of the Corporation, including a Chief Executive Officer, a President and a Secretary. The Board may also from time to time elect such other officers as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board or the Chief Executive Officer may determine. Any two or more offices may be held by the same person. The Board may also elect or appoint a Chairman of the Board, who may or may not also be an officer of the Corporation. The Board may elect or appoint co-Chairmen of the Board, co-Presidents or co-Chief Executive Officers and, in such case, references in these By-Laws to the Chairman of the Board, the President or the Chief Executive Officer shall refer to either such co-Chairman of the Board, co-President or co-Chief Executive Officer, as the case may be.

Section 4.2 Term; Removal. All officers of the Corporation elected by the Board shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until their respective successors are chosen and qualified or until his or her earlier resignation or removal. Any officer may be removed from office at any time either with or without cause by the Board, or, in the case of appointed officers, by the Chief Executive Officer or any elected officer upon whom such power of removal shall have been conferred by the Board.

Section 4.3 Powers. Each of the officers of the Corporation elected by the Board or appointed by an officer in accordance with these By-Laws shall have the powers and duties prescribed by law, by these By-Laws or by the Board and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these By-Laws or by the Board or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.

Section 4.4 Delegation. Unless otherwise provided in these By-Laws, in the absence or disability of any officer of the Corporation, the Board or the Chief Executive Officer may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

ARTICLE V

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 5.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, manager, officer, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; except as provided in Section 5.3 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 5.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 5.1, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article V (which shall be governed by Section 5.3) (hereinafter an “advancement of expenses”); provided, however, that, if (x) the DGCL requires or (y) in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined after final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to indemnification under this Article V or otherwise.

Section 5.3 Right of Indemnitee to Bring Suit. If a claim under Section 5.1 or Section 5.2 is not paid in full by the Corporation within (i) sixty (60) days after a written claim for indemnification has been received by the Corporation or (ii) twenty (20) days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense of the Corporation that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.

Section 5.4 Non-Exclusivity of Rights; Indemnification by Other Persons.

(a) The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article V, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article V, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

(b) Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation or as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article V, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation against or contribution by the indemnitee-related entities and no right of advancement, indemnification or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation under this Article V. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee- related entities shall be third-party beneficiaries with respect to this Section 5.4(b), entitled to enforce this Section 5.4(b). For purposes of this Section 5.4(b), the following terms shall have the following meanings:

(i) The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

(ii) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee- related entities and the Corporation pursuant to applicable law, any agreement, certificate of incorporation, by-laws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

Section 5.5 Contract Rights. The rights conferred upon indemnitees in this Article V shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article V that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 5.6 Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 5.7 Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

ARTICLE VI

CORPORATE BOOKS

Section 6.1 Corporate Books. The books of the Corporation may be kept inside or outside of the State of Delaware at such place or places as the Board may from time to time determine.

ARTICLE VII

CHECKS, NOTES, PROXIES, ETC.

Section 7.1 Checks, Notes, Proxies, Etc. All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board or such officer or officers who may be delegated such authority. Proxies to vote and consents with respect to securities of other corporations or other entities owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, or by such officers as the Chairman of the Board, the Chief Executive Officer or the Board may from time to time determine.

ARTICLE VIII

SHARES AND OTHER SECURITIES OF THE CORPORATION

Section 8.1 Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 8.2 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by any two authorized officers of the Corporation, which authorized officers shall include, without limitation, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Secretary or any Assistant Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 8.3 Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall, to the fullest extent permitted by law, be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 8.4 Transfer of Stock.

(a) Transfers of record of shares of stock of the Corporation shall be made only upon the books administered by or on behalf of the Corporation and only upon proper transfer instructions, including by Electronic Transmission, pursuant to the direction of the registered holder thereof, such person’s attorney lawfully constituted in writing, or from an individual presenting proper evidence of succession, assignment or authority to transfer the shares of stock; or, in the case of stock represented by certificate(s) upon delivery of a properly endorsed certificate(s) for a like number of shares or accompanied by a duly executed stock transfer power.

(b) The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 8.5 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 8.6 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE IX

FISCAL YEAR

Section 9.1 Fiscal Year. The fiscal year of the Corporation shall end on the Sunday of each calendar year that is closest to December 31, unless otherwise determined by resolution of the Board.

ARTICLE X

CORPORATE SEAL

Section 10.1 Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation. In lieu of the corporate seal, when so authorized by the Board or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Notice. Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these By-Laws, notice of any meeting need not be given to any person who shall attend such meeting (except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

Section 11.2 Means of Giving Notice. Except as otherwise set forth in any applicable law or any provision of the Certificate of Incorporation or these By-Laws, notice of any meeting shall be given by the following means:

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(c) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By-Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(d) Exceptions to Notice Requirements.

(i) Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By-Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(ii) Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By-Laws, to any stockholder to whom (x) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (y) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230 (b) of the DGCL. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 11.3 Headings. Section headings in these By-Laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 11.4 Conflicts. In the event that any provision of these By-Laws is or becomes inconsistent with any provision of the Certificate of Incorporation or the DGCL, the provision of these By-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE XII

AMENDMENTS

Section 12.1 Amendments. Subject to the terms of the Investor Rights Agreement, these By-Laws may be made, amended, altered, changed, added to or repealed as set forth in the Certificate of Incorporation.

EXHIBIT C

FOUNDER HOLDERS FORFEITURE AGREEMENT

(See attached)

[Exhibit C]

EXHIBIT C

FOUNDER HOLDERS FORFEITURE AGREEMENT

[●], 2020

dMY Technology Group, Inc.

1180 North Town Center Drive, Suite 100

Las Vegas NV 89144

Rush Street Interactive GP, LLC

900 N. Michigan Avenue, Suite 1600

Chicago, Illinois 60611

Attention: Neil Bluhm, Greg Carlin

Email: neilb@lambll.com, gcarlin@rushst.com

Re: Forfeiture of Founder Holders’ Buyer Class A Common Stock

Ladies and Gentlemen:

Reference is made to that certain Business Combination Agreement, dated as of July 27, 2020, by and among dMY Technology Group, Inc., a Delaware corporation (the “Buyer”), Rush Street Interactive, LP, a Delaware limited partnership (the “Company”), dMY Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), the sellers set forth on the signatures pages thereto (collectively, the “Sellers” and each, a “Seller”) and Rush Street Interactive GP, LLC, in its capacity as the Sellers’ Representative thereunder (in such capacity, the “Sellers’ Representative”), as amended by that certain Amended & Restated Business Combination Agreement, dated as of October 9, 2020, by and among the Buyer, the Company, the Sponsor, the Sellers and the Sellers’ Representative (as may be further amended, restated, amended and restated, modified, or supplemented from to time, the “Combination Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Combination Agreement.

In order to induce the Company, the Buyer and the Sellers to consummate the transactions contemplated by the Combination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, Sponsor, Darla Anderson (“Anderson”), Francesca Luthi (“Luthi”), Charles E. Wert (“Wert” and together with Sponsor, Anderson and Luthi, the “Founder Holders”), and the Sellers’ Representative hereby agree to enter into this letter agreement (this “Letter Agreement”), and hereby agree as follows:

1.	Forfeiture by Founder Holders.

(a) On the date on which the Company Transaction Expenses are finally determined in accordance with Section 2.3 of the Combination Agreement, up to one million two hundred five thousand nine hundred thirty-seven (1,205,937) shares of Buyer Class A Common Stock held by, or beneficially owned by, the Founder Holders, consisting of two hundred fifty-four thousand three hundred sixty-one (254,361) Founder Holders Earnout Shares and nine hundred fifty-one thousand five hundred seventy-six (951,576) shares of Buyer Class A Common Stock that are not Founder Holders Earnout Shares (collectively, the “Founder Holders Forfeiture Shares” and each Founder Holder’s portion of the Founder Holders Forfeiture Shares (determined on a Pro Rata Basis), the “Applicable Founder Holder’s Forfeiture Shares”), shall be automatically forfeited by the Founder Holders to the Buyer for no consideration and automatically cancelled in accordance with Section 1(b) and Section 2.

(b) Notwithstanding anything herein to the contrary, (i) any Founder Holders Forfeiture Shares forfeited pursuant to Section 2 shall be forfeited among the Founder Holders on a Pro Rata Basis, and (ii) with respect to a given Founder Holder, (x) 21.09% of the Founder Holders Forfeiture Shares forfeited pursuant to

Section 2 shall be Founder Holders Earnout Shares and (y) the remainder of the Founder Holders Forfeiture Shares forfeited pursuant to Section 2 shall be shares of Buyer Class A Common Stock. Any Founder Holders Forfeiture Shares forfeited pursuant to this Section 1(b) shall be cancelled for no consideration and any certificates representing such Founder Holders Forfeiture Shares so forfeited shall be cancelled; provided, that to the extent any such certificate represents shares in addition to a Founder Holders Forfeiture Share, which shares are not forfeited pursuant to the terms hereof, the Company shall reissue such certificate with respect to the shares not so forfeited.

2. Calculation of Forfeited Founder Holders Forfeiture Shares. The number of Founder Holders Forfeiture Shares to be forfeited by the Founder Holders in accordance with Section 1(b) shall be calculated as follows:

(a) if the sum of (i) Aggregate Available Cash as determined as of 11:59 p.m. New York time on the Post-Closing Financing End Date plus (ii) the amount, if any, by which Company Transaction Expenses exceeded the Company Transaction Expense Cap (as finally determined in accordance with Section 2.3 of the Combination Agreement) (such sum, the “Total Measureable Cash Amount”) is less than or equal to one hundred sixty million dollars ($160,000,000), then one hundred percent (100%) of the Founder Holders Forfeiture Shares shall be automatically forfeited by the Founder Holders (on a Pro Rata Basis in accordance with Section 1(b)) to the Buyer for no consideration and canceled;

(b) if the Total Measureable Cash Amount is greater than one hundred sixty million dollars ($160,000,000), but less than two hundred forty-five million dollars ($245,000,000), then that number of Founder Holders Forfeiture Shares equal to (i) the Total Measureable Cash Forfeiture Percentage multiplied by (ii) the total number of Founder Holders Forfeiture Shares shall be automatically forfeited by the Founder Holders (on a Pro Rata Basis in accordance with Section 1(b)) to the Buyer for no consideration and canceled; and

(c) if the Total Measureable Cash Amount is equal to or greater than two hundred forty-five million dollars ($245,000,000), then none of the Founder Holders Forfeiture Shares shall be forfeited by the Founder Holders.

3. Definition of “Total Measurable Cash Forfeiture Percentage.” For purposes of this Letter Agreement, “Total Measureable Cash Forfeiture Percentage” means quotient of, represented as a percentage, (i) the difference of (x) two hundred forty-five million dollars ($245,000,000) minus (y) the Total Measureable Cash Amount divided by (ii) eighty-five million dollars ($85,000,000); provided that in no event may the Total Measureable Cash Forfeiture Percentage be less than zero percent (0%) or exceed one hundred percent (100%).

4. Transfer. Prior to the final determination of the number of Founder Holders Forfeiture Shares to be forfeited in accordance with this Agreement (if any), the Founder Holders shall not, directly or indirectly, transfer or otherwise dispose of any of the Founder Holders Forfeiture Shares, other than as may be expressly permitted by the Investor Rights Agreement and the Buyer A&R Certificate of Incorporation.

5. Founder Holder Representations. Each Founder Holder (as to itself and not any other Founder Holder), severally and not jointly, hereby represents and warrants to the Buyer and the Sellers’ Representative, as of the date hereof, that such Founder Holder owns, and holds of record, all of such Founder Holder’s Applicable Founder Holder’s Forfeiture Shares, free and clear of all Liens, other than Securities Liens and such Liens and other obligations imposed by applicable securities Laws, the Combination Agreement, the Buyer A&R Certificate of Incorporation, the Buyer A&R Bylaws and the Investor Rights Agreement.

6. Assignment. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of each of the other parties hereto. Any purported assignment in violation of this Section 6 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Buyer and the Founder Holders and their respective successors and assigns.

7. Notices. Any notice, consent, or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be given to the Buyer and the Sellers’ Representative in accordance with Section 11.4 of the Combination Agreement, and to the Founder Holders in accordance with the notice information set forth on such Founder Holder’s signature page hereto; in each case, unless a party otherwise specifies a different address in a writing delivered to the other parties hereto.

8. Amendments. No amendment of any provision of this Letter Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver of any provision or condition of this Letter Agreement shall be valid unless the same shall be in writing and signed by the party against which such waiver is to be enforced. No waiver by any party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

9. Miscellaneous. Section 11.2 (Waiver of Remedies; Survival of Representations and Warranties), Section 11.8 (Entire Agreement), Section 11.9 (Counterparts; Electronic Delivery), and Section 11.10 (Governing Law; Waiver of Jury Trial; Jurisdiction) of the Combination Agreement are hereby incorporated into this Letter Agreement, mutatis mutandis, as though set out in their entirety in this Section 9.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Letter Agreement to be duly executed as of the date first above written.

BUYER:

DMY TECHNOLOGY GROUP, INC.

By:
Name:
Title:

[Signature Page to Founder Holders Forfeiture Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Letter Agreement to be duly executed as of the date first above written.

SELLERS’ REPRESENTATIVE:

RUSH STREET INTERACTIVE GP, LLC

By:
Name:
Title:

[Signature Page to Founder Holders Forfeiture Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Letter Agreement to be duly executed as of the date first above written.

FOUNDER HOLDER:

DMY SPONSOR, LLC

By:
Name:
Title:

NOTICE INFORMATION:

Address:

Attention:

Email:

[Signature Page to Founder Holders Forfeiture Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Letter Agreement to be duly executed as of the date first above written.

FOUNDER HOLDER:

Name:	Darla Anderson

NOTICE INFORMATION:

Address:

Email:

[Signature Page to Founder Holders Forfeiture Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Letter Agreement to be duly executed as of the date first above written.

FOUNDER HOLDER:

Name:	Francesca Luthi

NOTICE INFORMATION:

Address:

Email:

[Signature Page to Founder Holders Forfeiture Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Letter Agreement to be duly executed as of the date first above written.

FOUNDER HOLDER:

Name:	Charles E. Wert

NOTICE INFORMATION:

Address:

Email:

[Signature Page to Founder Holders Forfeiture Agreement]

ACKNOWLEDGED AND AGREED:

Niccolo de Masi

[Signature Page to Founder Holders Forfeiture Agreement]

ACKNOWLEDGED AND AGREED:

Harry You

[Signature Page to Founder Holders Forfeiture Agreement]

EXHIBIT D

COMPANY A&R LIMITED PARTNERSHIP AGREEMENT

(See attached)

[Exhibit D]

EXHIBIT D

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

RUSH STREET INTERACTIVE, LP

a Delaware limited partnership

Dated as of [●], 2020

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH SECURITIES MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE PARTNERSHIP AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

Section 15.10	Binding Effect	A-210
Section 15.11	Severability	A-210
Section 15.12	Confidentiality	A-210
Section 15.13	Consent to Use of Name	A-212
Section 15.14	Consent by Spouse	A-212
Section 15.15	Counterparts	A-212
Section 15.16	Survival	A-212
Section 15.17	Anti-Money Laundering Representations and Undertakings	A-212
Section 15.18	Third Party Beneficiary	A-212

Schedule I: Equity

Ownership Exhibit A: Capital Contributions

Exhibit B: Notice of Redemption

Exhibit C: Consent by Spouse

Exhibit D: Anti-Money Laundering Representations and Undertakings

AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF RUSH STREET INTERACTIVE, LP

This Amended and Restated Agreement of Limited Partnership of Rush Street Interactive, LP (the “Partnership”), dated as of [●], 2020 is entered into by and among Rush Street Interactive GP, LLC, a Delaware limited liability company (in its capacity as such, the “Predecessor General Partner”), Rush Street Interactive, Inc., a Delaware corporation (formerly known as dMY Technology Group, Inc.) (“Pubco”), RSI ASLP, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Pubco (in its capacity as a Limited Partner, the “Special Limited Partner”), and RSI GP LLC, a Delaware limited liability company (in its capacity as the General Partner, the “General Partner”), and the Limited Partners (as defined herein).

WHEREAS, the Partnership was formed as a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. Section 17-101, et seq. (as it may be amended from time to time, and any successor to such statute, the “Act”), by the filing of a Certificate of Limited Partnership of the Partnership in the Office of the Secretary of State of the State of Delaware on December 19, 2019 (the “Formation Date”);

WHEREAS, the Predecessor General Partner and the Original Limited Partners (as defined herein) entered into that certain Agreement of Limited Partnership of the Partnership, dated as of December 19, 2019 (the “Existing LPA”);

WHEREAS, in connection with a series of transactions effected pursuant to that certain Business Combination Agreement, dated as of July 27, 2020, by and among the Partnership, the Limited Partners, Pubco, and the other parties thereto, as amended and restated by the parties thereto by that certain Amended & Restated Business Combination Agreement, dated as of October 9, 2020 (as may be further amended, restated, amended and restated, modified, supplemented or waived from time to time in accordance with its terms, the “Business Combination Agreement”) (i) the General Partner was admitted to the Partnership as the “General Partner” and (ii) the Predecessor General Partner withdrew from the Partnership as general partner; and

WHEREAS, the Special Limited Partner (in its capacity as a Limited Partner), the General Partner (in its capacity as the General Partner) and the Original Limited Partners (as defined herein) now desire to amend and restate the Original Agreement to read in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“Additional Limited Partner” means a Person who is admitted to the Partnership as a Limited Partner pursuant to the Act and Section 11.2, who is shown as such on the books and records of the Partnership, and who has not ceased to be a Limited Partner pursuant to the Act and this Agreement.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Partner’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a) credit to such Capital Account any amount that such Partner is obligated to restore under Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Regulations

Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Partnership Minimum Gain and Partner Minimum Gain; and

(b) debit to such Capital Account the items described in Regulations Sections 1.704- 1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of any particular Person means any other Person, directly or indirectly, controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member, by contract or otherwise.

“Agreement” means this Amended and Restated Agreement of Limited Partnership of Rush Street Interactive, LP, together with the Schedules and Exhibits hereto, as now or hereafter amended, restated, modified, supplemented or replaced.

“Appraiser FMV” means the fair market value of any Class A Share as determined by an independent appraiser mutually agreed upon by the General Partner and the relevant Exchanging Partner, whose determination shall be final and binding for those purposes for which Appraiser FMV is used in this Agreement. Appraiser FMV shall be the fair market value determined without regard to any discounts for minority interest, illiquidity or other discounts. The cost of any independent appraisal in connection with the determination of Appraiser FMV in accordance with this Agreement shall be borne by the Partnership.

“Assets” means any assets and property of the Partnership, and “Asset” means any one such asset or property.

“Assignee” means a Person to whom a Partnership Interest has been Transferred but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 10.5.

“Assumed Tax Liability” means, with respect to a Partner for a taxable period, an amount equal to the United States federal, state and local income taxes (including applicable estimated taxes) that the General Partner reasonably estimates would be due from such Partner as of such Tax Distribution Date for such taxable period, (i) assuming such Member earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Partner by the Partnership for such taxable period, (ii) assuming that such Partner is subject to tax at the Assumed Tax Rate, and (iii) computed without regard to any increases to the tax basis in the Partnership pursuant to Sections 734(b) or 743(b) of the Code. In the case of the Special Limited Partner, such Assumed Tax Liability shall also be computed without regard to any other step-up in basis for which the Special Limited Partner is required to make payments under the Tax Receivable Agreement. In addition, for the avoidance of doubt, any item of income, gain, loss, or credit earned by the Partnership prior to the Closing Date shall be disregarded for purposes of calculating any Partner’s Assumed Tax Liability.

“Assumed Tax Rate” means the higher of the highest combined maximum marginal United States federal, state and local income tax rate ((w) taking into account the tax on net investment income under Section 1411 of the Code, (x) not taking into account any deduction under Code Section 199A or any similar state or local law, (y) taking into account the character (e.g., capital gains or losses, dividends, ordinary income, etc.) of the applicable items of income, and (z) taking into account the deductibility of state and local taxes to the extent applicable), applicable to (A) an individual residing in New York, California or Illinois (whichever results in the application of the highest state and local tax rate) or (B) a corporation doing business in New York, California or Illinois (whichever results in the application of a higher state and local tax rate) during each applicable Fiscal

Quarter with respect to such taxable income as determined by the General Partner in good faith (and subject to the approval of the Original Limited Partner Representative).

“Bankruptcy” means, with respect to any Person, the occurrence of any event specified in Section 17-402(a)(4) or (5) of the Act with respect to such Person, and the terms “Bankrupt” has a meanings correlative to the foregoing.

“BBA Rules” means Code Sections 6221 through 6241, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

“Board” means the Board of Directors of the Special Limited Partner.

“Board of the General Partner” means Board of Directors of the General Partner, which shall initially consist of Neil Bluhm, Greg Carlin, and Richard Schwartz.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Capital Account” means, with respect to any Partner, the capital account maintained by the General Partner for such Partner on the Partnership’s books and records in accordance with Section 3.6.

“Capital Contribution” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any Contributed Asset (other than money) that such Partner contributes to the Partnership or is deemed to contribute pursuant to Article III. As of the date hereof, each Partner shall be deemed to have made Capital Contributions equal to the Closing Date Capital Account Balance of such Partner set forth next to such Partner’s name on Exhibit A hereto.

“Capital Share” means a share of any class or series of stock of Pubco now or hereafter authorized, other than a Class A Share or a Class V Share.

“Cash Exchange Class A 5-Day VWAP” means the arithmetic average of the VWAP for each of the five (5) consecutive Trading Days ending on the Trading Day immediately prior to the Exchange Notice Date.

“Cash Exchange Payment” means with respect to a particular Exchange (including a Direct Exchange) for which the General Partner, on behalf of the Partnership, or the Special Limited Partner, as applicable, has elected to make a Cash Exchange Payment in accordance with Section 14.1(a)(ii):

(a) if the Class A Shares trade on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (x) the number of Class A Shares that would have been received by the Exchanging Partner in the Exchange (or Direct Exchange) for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if the Partnership or the Special Limited Partner, as applicable, had paid the Stock Exchange Payment with respect to such number of Class A Common Units, and (y) the Cash Exchange Class A 5-Day VWAP; or

(b) if the Class A Shares are not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (x) the number of Class A Shares that would have been received by the Exchanging Partner in the Exchange (or Direct Exchange) for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if the Partnership had paid the Stock Exchange Payment with respect to such number of Class A Common Units, for which the General Partner has elected to make a Cash Exchange Payment and (y) the Appraiser FMV of one (1) Class A Share that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller;

provided that, in each case, if a Holder in an Exchange Notice makes an Exchange (including a Direct Exchange) contingent (including as to timing) upon an event determined pursuant to the penultimate sentence of Section 14.1(a)(i), the Cash Exchange Payment shall in no event be less than an amount equal to the product of (x) the number of Class A Shares that would have been received by the Exchanging Partner in the Exchange (or Direct Exchange) for that portion of the Class A Common Units subject to the Exchange set forth in the Cash Exchange Notice if the Partnership had paid the Stock Exchange Payment with respect to such number of Class A Common Units, for which the General Partner has elected to make a Cash Exchange Payment and (y) the amount payable in respect of one (1) Class A Share in the event that the Exchange is made contingent upon.

“Certificate” means the Certificate of Limited Partnership executed and filed in the Office of the Secretary of State of the State of Delaware (and any and all amendments thereto and restatements thereof) on behalf of the Partnership pursuant to the Act.

“Class A Common Unit” means a fractional share of the Partnership Interests of all Partners issued pursuant to Sections 3.1 and 3.2.

“Class A Share” means a share of Class A common stock of Pubco, par value one ten-thousandth of one dollar ($0.0001) per share.

“Class V Share” means a share of Class V voting stock of Pubco, par value one ten-thousandth of one dollar ($0.0001) per share.

“Closing Date” means the Closing Date under the Business Combination Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Contributed Asset” means each Asset or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership.

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) obligations of such Person as lessee under capital leases.

“De Minimis” shall mean an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as determined by the General Partner.

“Depreciation” means, for each Fiscal Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable under United States federal income tax principles with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or period, Depreciation shall be in an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Disabling Event” means the General Partner ceasing to be the general partner of the Partnership pursuant to Section 17-402 of the Act.

“Earnout Company Units” has the meaning set forth in the Business Combination Agreement. The Earnout Company Units issued and outstanding as of the Closing Date are held by the Holders thereof as set forth on Schedule I attached hereto.

“Equity Plan” means any plan, agreement or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now in effect or is hereafter adopted by the Partnership or Pubco for the benefit of any of their respective employees or other service providers (including directors, advisers and consultants), or the employees or other services providers (including directors, advisers and consultants) of any of their respective Affiliates or Subsidiaries.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or preferred interests or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” means the exchange by the Partnership of Class A Common Units held by a Limited Partner (together with the surrender and cancellation of the same number of outstanding Class V Shares held by such Limited Partner) for either (i) a Stock Exchange Payment or (ii) a Cash Exchange Payment, in each case, in accordance with Section 14.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Date” means the latest of (x) the date that is five (5) Business Days after the Exchange Notice Date, (y) the date specified in the Exchange Notice or (z) the date on which a contingency described in Section 14.1(a)(i) that is specified in the Exchange Notice is satisfied.

“Exchange Notice” means a written election in the form of Exhibit B, attached hereto; provided that the Exchange Notice may be modified by, as elected by a Holder, to address any contingency referred to in the last sentence of Section 14.1(a)(i).

“Exchange Notice Date” means, with respect to any Exchange Notice, the date such Exchange Notice is given to the Company in accordance with Section 14.1.

“Exchanged Units” means, with respect to any Exchange (or Direct Exchange), the Class A Common Units being exchanged pursuant to a relevant Exchange Notice, and an equal number of Class V Shares being surrendered or cancelled by the relevant Exchanging Partner.

“Exchanging Partner” means any Limited Partner holding Class A Common Units (other than the Special Limited Partner) whose Class A Common Units are subject to an Exchange (or Direct Exchange).

“Family Members” means, as to a Person that is an individual, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person or his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers or sisters (whether by blood, marriage or adoption) are beneficiaries.

“Fiscal Year” has the meaning set forth in Section 15.4.

“Funding Debt” means any Debt incurred by or on behalf of the General Partner or the Special Limited Partner for the purpose of providing funds to the Partnership.

“Gaming Act” shall mean any enacted legislative acts or statutes in jurisdictions in which the Partnership or any of its Subsidiaries operates or is subject to and any rules and regulations (including temporary regulations then applicable) adopted thereunder (as the same may be modified, amended, replaced or superseded from time to time) or any law, rule or regulation governing or regulating gaming or gaming activities of any other jurisdiction which the General Partner determines could reasonably be expected to be applicable to or affect the Partnership or any of its Subsidiaries.

“Gaming Authority” means the federal, state, local and foreign governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gambling, betting and gaming activities (if any) in any jurisdiction.

“Gaming Laws” means those laws and the rules, regulations, decisions and guidelines promulgated by any Gaming Authority under such laws pursuant to which any Gaming Authority possesses regulatory or licensing authority over gaming within any jurisdiction, including the Gaming Act.

“Gaming License” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, qualifications, franchises and entitlements issued by any Gaming Authority necessary for the lawful conduct of activities under the Gaming Laws.

“General Partner” means RSI GP LLC, a Delaware limited liability company, and/or any additional or successor General Partner(s) designated as such pursuant to the Act and this Agreement, and, in each case, that has not ceased to be a general partner pursuant to the Act and this Agreement, in such Person’s capacity as a partner and a general partner of the Partnership.

“General Partnership Interest” means the interest acquired by the General Partner in the Partnership, including the General Partner’s right to the benefits to which the General Partner may be entitled as provided in this Agreement or the Act. The General Partnership Interest does not entitle the General Partner (solely in its capacity as the General Partner) to any right to receive, and the General Partner will not receive (solely in its capacity as the General Partner), any distributions under this Agreement (or otherwise from the Partnership) or any allocation of Net Income, Net Losses or other items of income, gain, loss deduction or credits of the Partnership under this Agreement (or otherwise from the Partnership).

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset as determined by the General Partner (with the approval of the Original Limited Partner Representative) using such reasonable method of valuation as it may adopt.

(ii) The Gross Asset Values of all Partnership assets immediately prior to the occurrence of any event described below (x) may, except in the case of (ii)(3) and (ii)(5), if and as determined by the General Partner (with the approval of the Original Limited Partner Representative), and (y) shall, in the case of (ii)(3), and (z) shall, in the case of (ii)(5), except that the General Partner and the Original Limited Partner Representative may elect otherwise, be adjusted to equal their respective gross fair market values (taking Code section 7701(g) into account), using such reasonable method of valuation as it may adopt, as of the following times:

(1) the acquisition of an additional interest in the Partnership (including acquisitions pursuant to Section 3.2 or contributions or deemed contributions by the General Partner pursuant to Section 3.2) by a new or existing Partner in exchange for more than a De Minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(2) the distribution by the Partnership to a Partner of more than a De Minimis amount of Partnership property as consideration for an interest in the Partnership if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

(3) the liquidation of the Partnership within the meaning of Regulations section 1.704-1(b)(2)(ii)(g);

(4) the acquisition of an interest in the Partnership by any new or existing Partner upon the exercise of a noncompensatory option in accordance with Regulations Section 1.704-1(b)(2)(iv)(s);

(5) at such other times as the General Partner shall reasonably determine (with the approval of the Original Limited Partner Representative) necessary or advisable in order to comply with Regulations sections 1.704-1(b) and 1.704-2; provided that the adjustments pursuant to clauses (1), (2), and (4) shall only be made if the General Partner reasonably determines (with the approval of the Original Limited Partner Representative) that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership. If any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (ii) (other than, if applicable, noncompensatory options being exercised that give rise to the occurrence of such event), the Company shall adjust the Gross Asset Values of its properties in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2); and

(6) immediately after the closing of the transactions contemplated by the Recapitalization Agreement and Business Combination Agreement on the Closing Date.

(iii) The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution as determined by the General Partner (with the approval of the Original Limited Partner Representative) using such reasonable method of valuation as it may adopt.

(iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code section 734(b) or Code section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (iv) to the extent that the General Partner reasonably determines (with the approval of the Original Limited Partner Representative) that an adjustment pursuant to subsection (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv).

(v) If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subsection (i), subsection (ii) or subsection (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Holder” means either (a) a Partner or (b) an Assignee that owns a Partnership Unit.

“Incapacity” or “Incapacitated” means, (a) as to any Partner who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her person or his or her estate; (b) as to any Partner that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (c) as to any Partner that is a partnership, the dissolution and commencement of winding up of the partnership; (d) as to any Partner that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (e) as to any trustee of a trust that is a Partner, the termination of the trust (but not the substitution of a new trustee); or (f) as to any Partner, the Bankruptcy of such Partner.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated on or about the date hereof, by and among Pubco, the Original Limited Partners and certain other Persons party thereto, as the same may be amended, modified, supplemented or waived from time to time.

“IRS” means the United States Internal Revenue Service.

“Limited Partner” means the Special Limited Partner, the Original Limited Partners and any other Person that is, from time to time, admitted to the Partnership as a limited partner pursuant to the Act and this Agreement, and any Substituted Limited Partner or Additional Limited Partner, each shown as such in the books and records of the Partnership, in each case, that has not ceased to be a limited partner of the Partnership pursuant to the Act and this Agreement, in such Person’s capacity as a limited partner of the Partnership.

“Majority in Interest of the Limited Partners” means Partners (excluding the General Partner, the Special Limited Partner and any Controlled Entity of either of them) holding more than fifty percent (50%) of all outstanding Partnership Units held by all Partners (excluding the General Partner, the Special Limited Partner and any Controlled Entity of either of them); provided that if any Partner is, by reason of this Agreement or applicable law, not entitled to vote on or consent to such matter, the Partnership Units held by such Partner shall be excluded for all purposes of such determination (i.e., excluded from both the numerator and denominator).

“Majority in Interest of the Partners” means Partners (including the General Partner, the Special Limited Partner and any Controlled Entity of either of them) holding more than fifty percent (50%) of all outstanding Partnership Units held by all Partners (including the General Partner, the Special Limited Partner and any Controlled Entity of either of them); provided that if any Partner is, by reason of this Agreement or applicable law, not entitled to vote on or consent to such matter, the Partnership Units held by such Partner shall be excluded for all purposes of such determination (i.e., excluded from both the numerator and denominator).

“Minimum Exchange Amount” means a number of Class A Common Units held by an Exchanging Partner equal to the lesser of (x) 1,000 Class A Common Units and (y) all of the Class A Common Units then held by the applicable Exchanging Partner.

“National Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

“Net Income” or “Net Loss” means, for each Fiscal Year of the Partnership, an amount equal to the Partnership’s taxable income or loss for such year, determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

(ii) Any expenditure of the Partnership described in Code section 705(a)(2)(B) or treated as a Code section 705(a)(2)(B) expenditure pursuant to Regulations section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

(iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (ii) or subsection (iii) of the definition of “Gross Asset Value,” the amount of such adjustment (i.e., the hypothetical gain or loss from the revaluation of the Partnership asset) shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v) In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

(vi) To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code section 734(b) or Code section 743(b) is required pursuant to Regulations section 1.704- 1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii) Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Section 5.2 shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 5.2 shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss.”

“Nonrecourse Deductions” has the meaning set forth in Regulations section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations section 1.752-1(a)(2).

“Optionee” means a Person to whom a stock option is granted under any Equity Plan.

“Original Limited Partner” means any Person that is a Limited Partner as of the consummation of the transactions contemplated by the Business Combination Agreement (including for the avoidance of doubt Rush Street Interactive GP, LLC in its capacity as such), but does not include the Special Limited Partner or any

Assignee or other transferee of any Partnership Interest of any Original Limited Partner succeeding to all or any part of such Partnership Interest; provided that with respect to the period on or after the Closing Date, references to “Original Limited Partner” shall also include any Permitted Transferees of such Original Limited Partner.

“Original Limited Partner Representative” means Rush Street Interactive GP, LLC or such other Person as may be appointed from time to time by holders of a majority of Partnership Units held by Original Limited Partners who hold Partnership Units at the time of determination.

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations section 1.704-2(i)(1) and 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations section 1.704-2(i)(1) and 1.704-2(i)(2).

“Partnership” means Rush Street Interactive, LP, the limited partnership formed and continued under the Act and pursuant to this Agreement, and any successor thereto.

“Partnership Employee” means an employee of the Partnership or an employee of a Subsidiary of the Partnership, if any.

“Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Partnership Interests. A Partnership Interest may be expressed as a number of Class A Common Units or other Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations section 1.704-2(b)(2) and is computed in accordance with Regulation section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner for the purpose of determining the Partners entitled to notice of or to vote at any meeting of Partners or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Partners for any other proper purpose, which, in the case of a record date fixed for the determination of Partners entitled to receive any distribution, shall (unless otherwise determined by the General Partner) generally be the same as the record date established by Pubco for a distribution to its stockholders of some or all of its portion of such distribution.

“Partnership Unit” means a Class A Common Unit or any other fractional share of the Partnership Interests that the General Partner has authorized pursuant to Section 3.1 or Section 3.2 or Section 3.3. For clarity, the General Partnership Interest is not represented by a Partnership Unit.

“Percentage Interest” means, with respect to each Partner, as to any class or series of Partnership Interests, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Partnership Units of such class or series held by such Partner and the denominator of which is the total number of Partnership Units of such class or series held by all Partners. If not otherwise specified, “Percentage Interest” shall be deemed to refer to Class A Common Units.

“Permitted Transfer” means a Transfer by a Limited Partner of all or part of its Partnership Interest to any Permitted Transferee of such Partner.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, (c) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (c) who operates or engages in a business which competes with the business of Pubco, the Special Limited Partner or the Partnership) and (d) any Controlled Entity of such Person. Notwithstanding the foregoing, in no event shall any Person who (in the General Partner’s determination) is participating or involved in any capacity in any business that is or which the General Partner determines (in good faith) to be competitive with the business of the Partnership and its Subsidiaries be a Permitted Transferee.

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

“Put-Call Agreements” has the meaning in the Business Combination Agreement, as such agreements exist as of the Closing (as defined in the Business Combination Agreement).

“Put-Call Units” has the meaning in the Business Combination Agreement. The Put-Call Units issued and outstanding as of the Closing Date are held by the Holders thereof as set forth on Schedule I attached hereto.

“Qualified Transferee” means an “accredited investor,” as defined in Rule 501 promulgated under the Securities Act.

“Recapitalization Agreement” means a recapitalization agreement to be adopted by the Partnership pursuant to which partnership interests of the Partnership as in effect prior to the Closing Date are recapitalized (whether by exchange, merger or otherwise) into Class A Common Units in connection with the transactions contemplated by the Business Combination Agreement.

“Regulations” means one or more Treasury regulations promulgated under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Restricted Period” means the period commencing on the Closing Date and continuing until the date that is one hundred eighty (180) days after the Closing Date.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Stock Exchange Payment” means, with respect to the portion of any Exchange (or Direct Exchange) for which a Cash Exchange Notice is not delivered by the General Partner, on behalf of the Partnership, a number of Class A Shares equal to the number of Class A Common Units so exchanged.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (a) the voting power of the voting equity securities or (b) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.4.

“Tax Distribution Date” means April 10, June 10, September 10, and December 10 of each calendar year, which shall be adjusted by the General Partner as reasonably necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable Law.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of the date hereof, by and among Pubco, the Special Limited Partner, the Predecessor General Partner, the Partnership and the TRA Parties (as defined therein).

“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Shares are listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law; provided, however, that when the term is used in Article X, “Transfer” does not include any (a) Exchange of Class A Common Units by the Partnership, or acquisition of Exchanged Units by the Special Limited Partner, pursuant to Section 14.1, (b) sale, assignment or transfer by a Limited Partner that holds Put-Call Units of such Limited Partner’s Put-Call Units to the Partnership in accordance with the Put-Call Agreement to which the Company and such Limited Partner is a party or (c) sale, assignment or transfer by a Limited Partner of any Redeemed Post- Closing Company Units (as defined in the Business Combination Agreement) held by such Limited Partner to the Partnership pursuant to and in accordance with Section 2.1(b) of the Business Combination Agreement. The terms “Transferred” and “Transferring” have correlative meanings.

“VWAP” means the daily per share volume-weighted average price of the Class A Shares on the New York Stock Exchange or such other principal United States securities exchange on which the Class A Shares are listed, quoted or admitted to trading, as displayed under the heading “Bloomberg VWAP” on the Bloomberg page designated for the Class A Shares (or its equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume- weighted average price of a Class A Share on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per Class A Share, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the General Partner).

“Warrants” means any warrants to acquire Class A Shares of Pubco.

Section 1.2 Interpretation. In this Agreement and in the exhibits hereto, except to the extent that the context otherwise requires:

(a) the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b) defined terms include the plural as well as the singular and vice versa;

(c) words importing gender include all genders;

(d) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made under it;

(e) any reference to a “day” or a “Business Day” shall mean the whole of such day, being the period of 24 hours running from midnight to midnight;

(f) references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to, this Agreement;

(g) the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(h) unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

ARTICLE II

GENERAL PROVISIONS

Section 2.1 Formation. The Partnership is a limited partnership previously formed and continued pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided in this Agreement to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Certificate, and all actions taken or to be taken by any person who executed and filed or who executes and files, after the date hereof, the Certificate are hereby adopted and ratified, or authorized, as the case may be.

Section 2.2 Name. The name of the Partnership is “Rush Street Interactive, LP.” The Partnership may also conduct business at the same time under one or more fictitious names if the General Partner determines that such is in the best interests of the Partnership. The General Partner may change the name of the Partnership, from time to time, in accordance with applicable law.

Section 2.3 Principal Place of Business; Other Places of Business. The principal business office of the Partnership is located at 900 N. Michigan Avenue, Suite 1600, Chicago, Illinois 60611, or such other place within or outside the State of Delaware as the General Partner may from time to time designate. The Partnership may maintain offices and places of business at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

Section 2.4 Designated Agent for Service of Process. So long as required by the Act, the Partnership shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Partnership in the State of Delaware. As of the date of this Agreement, the address of the registered office of the Partnership in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Partnership’s registered agent for service of process at such address is Corporation Service Company.

Section 2.5 Term. The term of the Partnership commenced on the Formation Date and such term shall continue until the Partnership is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Partnership, the existence of the Partnership shall continue until termination pursuant to this Agreement or as otherwise provided in the Act.

Section 2.6 No Concerted Action. Each Partner hereby acknowledges and agrees that, except as expressly provided herein, in performing its obligations or exercising its rights hereunder, it is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer of, any other Partner. Other than in respect of the Partnership, nothing contained in this Agreement shall be construed as creating a corporation, association, joint stock company, business trust, organized group of persons, whether incorporated or not, among or involving any Partner or its Affiliates, and nothing in this Agreement shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth herein.

Section 2.7 Business Purpose. The Partnership may carry on any lawful business, purpose or activity in which a limited partnership may be engaged under applicable law (including the Act).

Section 2.8 Powers. Subject to the limitations set forth in this Agreement, the Partnership will possess and may exercise all of the powers and privileges granted to it by the Act, by any other applicable law or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purpose of the Partnership set forth in Section 2.7.

Section 2.9 Certificates; Filings. The Certificate was previously filed on behalf of the Partnership, in the Office of the Secretary of State of the State of Delaware as required by the Act. The General Partner may execute and file any duly authorized amendments to the Certificate from time to time in a form prescribed by the Act. The General Partner shall also cause to be made, on behalf of the Partnership, such additional filings and recordings as the General Partner shall deem necessary or advisable. If requested by the General Partner, the Limited Partners shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited partnership under the laws of the State of Delaware, (b) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership.

Section 2.10 Representations and Warranties by the Partners.

(a) Each Partner that is an individual (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to, and covenants with, each other Partner that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner’s property is bound, or any statute, regulation, order or other law to which such Partner is subject and (ii) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

(b) Each Partner that is not an individual (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to, and covenants with, each other Partner that (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its general partner(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), any material agreement by which such Partner or any of such Partner’s properties or any of its partners, members, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject, and (iii) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

(c) Each Partner (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or Substituted Limited Partner) represents and warrants that it is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Partner further represents and warrants that (i) it is aware of and understands that the Partnership Units held by such Partner are not registered under the Securities Act and must be held by such Partner until such Partnership Units are registered under the Securities

Act or an exemption from such registration is available, (ii) that the Partnership shall have no obligation to take any action that may be necessary to make available any exemption from registration under the Securities Act, (iii) there is no established market for the Partnership Units and no market (public or otherwise) for the Partnership Units will develop in the foreseeable future, (iv) such Partner has no rights to require that the Partnership Units be registered under the Securities Act or the securities laws of various states, and the Partner will not be able to avail itself of the provisions of Rule 144 adopted by the Securities and Exchange Commission under the Securities Act, (v) any proposed Transfer of Partnership Units is subject to and must be in compliance with all applicable Gaming Laws and any requirements of any applicable Gaming Authority, and (vi) that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Partnership in what it understands to be a speculative and illiquid investment.

(d) Each Partner (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or Substituted Limited Partner) represents and warrants that such Partner has either obtained or believes that it will be able to obtain and will be able to maintain all approvals (if any) required by any Gaming Authority to participate in the Partnership.

(e) The representations and warranties contained in Sections 2.10(a), 2.10(b), 2.10(c) and 2.10(d) shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Limited Partner or a Substituted Limited Partner, the admission of such Additional Limited Partner or Substituted Limited Partner as a Limited Partner in the Partnership) and the dissolution, liquidation and termination of the Partnership.

(f) Each Partner (including each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner Substituted Limited Partner) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the General Partner have been made by any Partner or any employee or representative or Affiliate of any Partner, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied.

(g) Notwithstanding the foregoing, the General Partner may permit the modification of any of the representations and warranties contained in Sections 2.10(a), 2.10(b) and 2.10(c) as applicable to any Partner (including any Additional Limited Partner or Substituted Limited Partner or any transferee of either) provided that such representations and warranties, as modified, shall be set forth in either a separate writing addressed to the Partnership and the General Partner.

Section 2.11 Gaming Laws. The Partnership shall comply with all applicable Gaming Laws.

Section 2.12 References to Certain Equity Securities. Each reference to a Class A Share, Class V Share, Class A Common Unit, other Partnership Unit, or other Partnership Interest shall be deemed to include a reference to each Equity Security received in respect thereof in connection with any combination of equity interests, recapitalization, merger, consolidation, or other reorganization, or by way of interest split, interest dividend or other distribution; provided that, for the avoidance of doubt, restrictions applicable to the Class A Common Units and Class V Shares shall not apply to Class A Shares received in respect thereof in connection with the Exchange (or Direct Exchange).

ARTICLE III

CLASSES OF PARTNERSHIP INTERESTS; CAPITAL CONTRIBUTIONS

Section 3.1 Classes of Partnership Interests; Capital Contributions of the Partners.

(a) Each Partner’s relative rights, privileges, preferences, restrictions and obligations with respect to the Partnership are represented by such Partner’s Partnership Interests. There shall initially be two (2) classes of Partnership Interests: Class A Common Units, which shall be issued to and held by the Limited Partners (or their Permitted Transferees), and General Partnership Interests, which shall be issued to and held by the General Partner only. An unlimited number of Class A Common Units are hereby authorized for issuance, and one hundred (100) General Partnership Interests are hereby authorized for issuance. As of the Closing Date, as a result of the transactions contemplated by the Recapitalization Agreement and the Business Combination Agreement, the Partnership Interests are held by the Partners in the amounts set forth on Schedule I hereto.

(b) Each Original Limited Partner has heretofore made or is deemed to have made Capital Contributions to the Partnership and concurrently with the consummation of the transactions contemplated by the Business Combination Agreement, the Special Limited Partner is making a Capital Contribution to the Partnership. Except as provided by law or in Section 3.2, 3.3 or 9.4, the Partners shall have no obligation or, except with the prior written consent of the General Partner, right to make any other Capital Contributions or any loans to the Partnership. The General Partner shall cause to be maintained in the principal business office of the Partnership, or such other place as may be determined by the General Partner, the books and records of the Partnership, which shall include, among other things, a register containing the name, address, and number of Partnership Units of each Partner, and such other information as the General Partner may deem necessary or desirable (the “Register”). The Register shall not be deemed part of this Agreement. The General Partner shall from time to time update the Register as necessary to accurately reflect the information therein, including as a result of any sales, exchanges or other Transfers, or any redemptions, issuances or similar events involving Partnership Units. Any reference in this Agreement to the Register shall be deemed a reference to the Register as in effect from time to time. Subject to the terms of this Agreement, the General Partner may take any action authorized hereunder in respect of the Register without any need to obtain the consent of any other Partner. No action of any Limited Partner shall be required to amend or update the Register. Except as required by law, no Limited Partner shall be entitled to receive a copy of the information set forth in the Register relating to any Partner other than itself.

Section 3.2 Issuances of Additional Partnership Interests. Subject to the terms and conditions of this Agreement (including Section 3.4):

(a) General. The General Partner is hereby authorized to cause the Partnership to issue additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose, at any time or from time to time, to the Partners or to other Persons, and to admit such Persons as Additional Limited Partners, for such consideration and on such terms and conditions as shall be established by the General Partner, all without the approval of any Limited Partner or any other Person. Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units (i) upon the conversion, redemption or exchange of any Debt, Partnership Units, or other securities issued by the Partnership, (ii) for less than fair market value, (iii) for no consideration, (iv) in connection with any merger of any other Person into the Partnership, or (v) upon the contribution of property or assets to the Partnership. A Partnership Interest of any class or series other than a Class A Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter. Upon the issuance of any additional Partnership Interest, the General Partner shall amend the Register and the books and records of the Partnership as appropriate to reflect such issuance.

(b) No Preemptive Rights. Except as expressly provided in this Agreement, no Person, including any Holder, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership Interest.

Section 3.3 Additional Funds and Capital Contributions.

(a) General. The General Partner may, at any time and from time to time, determine that the Partnership requires additional funds (“Additional Funds”) for the acquisition or development of additional

Assets, for the redemption of Partnership Units or for such other purposes as the General Partner may determine. Additional Funds may be obtained by the Partnership, at the election of the General Partner, in any manner provided in, and in accordance with, the terms of this Section 3.3 without the approval of any Limited Partner or any other Person.

(b) Loans by Third Parties. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt to any Person (other than, except as contemplated in Section 3.3(c), the General Partner, Pubco, or the Special Limited Partner) upon such terms as the General Partner determines appropriate, including making such Debt convertible, redeemable or exchangeable for Partnership Units; provided, however, that the Partnership shall not incur any such Debt if any Partner (other than the General Partner in its capacity as such) would be personally liable for the repayment of such Debt (unless such Partner otherwise agrees).

(c) General Partner, Pubco and Special Limited Partner Loans. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt with the Pubco or the Special Limited Partner if (i) such Debt is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as Funding Debt incurred by Pubco or the Special Limited Partner, as applicable, the net proceeds of which are loaned to the Partnership to provide such Additional Funds, or (ii) such Debt is on terms and conditions no less favorable to the Partnership than would be available to the Partnership from any third party; provided, however, that the Partnership shall not incur any such Debt if any Partner would be personally liable for the repayment of such Debt (unless such Partner otherwise agrees).

Section 3.4 Issuances; Repurchases and Redemptions; Recapitalizations.

(a) Issuances by Pubco

(i) Subject to Section 3.4(a)(ii) and Section 14.1, if, at any time after the Closing Date, Pubco sells or issues Class A Shares or any other Equity Securities of Pubco (other than Class V Shares), (x) the Partnership shall concurrently issue to the Special Limited Partner an equal number of Class A Common Units (if Pubco issues Class A Shares), or an equal number of such other Equity Security of the Partnership corresponding to the Equity Securities issued by Pubco (if Pubco issues Equity Securities other than Class A Shares), and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of Pubco so issued and (y) Pubco shall concurrently contribute to the Special Limited Partner, which shall concurrently contribute to the the Partnership, the net proceeds or other property received by Pubco, if any, for such Class A Share or other Equity Security.

(ii) Notwithstanding anything to the contrary contained in Section 3.4(a)(i) or Section 3.4(a)(iii), this Section 3.4(a) shall not apply to (x) the issuance and distribution to holders of Class A Shares or other Equity Securities of Pubco of rights to purchase Equity Securities of Pubco under a “poison pill” or similar shareholder rights plan (and upon exchange of Class A Common Units for Class A Shares, such Class A Shares will be issued together with a corresponding right under such plan) or (y) the issuance under Pubco’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of Pubco or rights or property that may be converted into or settled in Equity Securities of the Special Limited Partner, but shall in each of the foregoing cases apply to the issuance of Equity Securities of Pubco in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in clause (iii) below, as applicable).

(iii) In the event any outstanding Equity Security of Pubco is exercised or otherwise converted and, as a result, any Class A Shares or other Equity Securities of Pubco are issued (including as a result of the exercise of Warrants), (x) the corresponding Equity Security outstanding at the Partnership, if any, shall be similarly exercised or otherwise converted, if applicable, (y) an equivalent number of Class A Common Units or equivalent Equity Securities of the Partnership shall be issued to the Special Limited Partner as required by the first sentence of Section 3.4(a)(i), and (z) Pubco shall concurrently contribute to the Special Limited Partner, which shall concurrently contribute to the Partnership, the net proceeds received by Pubco from any such exercise or conversion.

(b) New Partnership Issuances. Except pursuant to Section 14.1 or as mutually agreed between the Special Limited Partner and the General Partner (and with the consent of the Original Limited Partner Representative not to be unreasonably withheld, conditioned or delayed), (x) the Partnership may not issue any additional Class A Common Units or Partnership Units to Pubco, the Special Limited Partner or any of its Subsidiaries (other than the Partnership and its Subsidiaries) unless substantially simultaneously therewith Pubco, the Special Limited Partner or such Subsidiary issues or transfers an equal number of newly-issued Class A Shares of Pubco (or relevant Equity Security of such Subsidiary) to another Person or Persons and contributes the net proceeds therefrom to the Partnership, and (y) the Partnership may not issue any other Equity Securities of the Partnership to Pubco, the Special Limited Partner or any of its Subsidiaries (other than the Partnership and its Subsidiaries) unless substantially simultaneously therewith Pubco, the Special Limited Partner or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Securities of Pubco, the Special Limited Partner or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Partnership and contributes the net proceeds therefrom to the Partnership.

(c) Repurchases and Redemptions.

(i) Neither Pubco, the Special Limited Partner nor any of its Subsidiaries (other than the Partnership and its Subsidiaries) may redeem, repurchase or otherwise acquire (A) Class A Shares pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Partnership redeems, repurchases or otherwise acquires from Pubco, the Special Limited Partner or such Subsidiary an equal number of Class A Common Units for the same price per security, if any, or (B) any other Equity Securities of Pubco, the Special Limited Partner or any of its Subsidiaries (other than the Partnership and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) unless substantially simultaneously therewith the Partnership redeems, repurchases or otherwise acquires from Pubco, the Special Limited Partner or such Subsidiary an equal number of the corresponding class or series of Equity Securities of the Partnership with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of Pubco, the Special Limited Partner or such Subsidiary for the same price per security, if any.

(ii) The Partnership may not redeem, repurchase or otherwise acquire (x) any Class A Common Units from Pubco, the Special Limited Partner or any of its Subsidiaries (other than the Partnership and its Subsidiaries) unless substantially simultaneously Pubco, the Special Limited Partner or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of Class A Shares for the same price per security from holders thereof or (y) any other Partnership Units of the Partnership from Pubco, the Special Limited Partner or any of its Subsidiaries (other than the Partnership and its Subsidiaries) unless substantially simultaneously Pubco, the Special Limited Partner or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) for the same price per security an equal number of Equity Securities of Pubco, the Special Limited Partner (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Partnership Units of Pubco, the Special Limited Partner or such Subsidiary.

(d) Equity Subdivisions and Combinations. Except in accordance with Section 14.1:

(i) The Partnership shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Partnership Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Capital Shares or other related class or series of Equity Security of Pubco, with corresponding changes made with respect to any other exchangeable or convertible Equity Securities of the Partnership and Pubco.

(ii) Pubco shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Capital Shares or any other class or series of Equity Security of Pubco, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Partnership Units or other related class or series of Equity Security of the Partnership, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Securities of the Partnership and Pubco or as otherwise mutually agreed between Pubco and the General Partner (and with the consent of the Original Limited Partner Representative, not to be unreasonably withheld conditioned or delayed).

(e) General Authority. For the avoidance of doubt, but subject to Section 3.1, Section 3.2, and Section 3.4, the Partnership, Pubco, the Special Limited Partner and the General Partner shall be permitted to undertake all actions, including an issuance, redemption, reclassification, distribution, division or recapitalization, with respect to the Class A Common Units as the General Partner determines (with the approval of the Original Limited Partner Representative) is necessary to maintain at all times a one-to-one ratio between (i) the number of Class A Common Units owned by Special Limited Partner, directly or indirectly, and the number of outstanding Class A Shares, and (ii) the number of outstanding Class V Shares held by any Person (other than the Special Limited Partner) and the number of Class A Common Units held by such Person disregarding, for purposes of maintaining the one-to-one ratios in clause (i), (A) options, rights or securities of Pubco issued under any plan involving the issuance of any Equity Securities that are convertible into or exercisable or exchangeable for Class A Shares, (B) treasury stock, or (C) preferred stock or other debt or equity securities (including warrants, options or rights) issued by Pubco that are convertible or into or exercisable or exchangeable for Class A Shares (but in each case prior to such conversion, exercise or exchange).

Section 3.5 No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

Section 3.6 Capital Accounts.

(a) A Capital Account shall be maintained by the General Partner for each Partner in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. Each Partner’s Capital Account balance as of the date hereof shall be equal to the amount of its respective Closing Date Capital Account Balance set forth opposite such Partner’s name on Exhibit A, which balances shall reflect a revaluation of the Partnership’s assets in accordance with clause (6) of the definition of Gross Asset Value. Thereafter, each Partner’s Capital Account shall be (a) increased by (i) allocations to such Partner of Net Income pursuant to Section 5.1 and any other items of income or gain allocated to such Partner pursuant to Section 5.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Partnership and any Liabilities to which the asset is subject) contributed to the Partnership by such Partner, and (iii) any other increases allowed or required by Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Partner of Net Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Partner pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Partner and any Liabilities to which the asset is subject) distributed to such Partner, and (iii) any other decreases allowed or required by Regulations Section 1.704-1(b)(2)(iv).

(b) In the event of a Transfer of Partnership Units made in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the transferred Partnership Units shall carry over to the Transferee Partner in accordance with the provisions of Regulations Section 1.704-1(b)(2)(iv)(l).

(c) This Section 3.6 and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Regulations promulgated under Code Section 704(b), including Regulation Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Regulations. In determining the amount of any Liability for purposes of calculating Capital Accounts, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Regulations. The Partners’ Capital Accounts will normally be adjusted on an annual or other periodic basis as determined by the General Partner (with the approval of the Original Limited Partner Representative), but the Capital Accounts may be adjusted more often if a new Partner is admitted to the Company or if circumstances otherwise make it advisable in the judgment of the General Partner.

ARTICLE IV

DISTRIBUTIONS

Section 4.1 Distributions Generally. Subject to Section 4.5 and Section 4.7, the General Partner may cause the Partnership to distribute all or any portion of available cash generated by the Partnership to the Holders of Class A Common Units in accordance with their respective Percentage Interests of Class A Common Units on the Partnership Record Date with respect to such distribution. To the extent that any distribution is made payable with respect to any Partnership Units for a particular period, distributions payable with respect to any Partnership Units that were not outstanding during the entire period in respect of which any distribution is made shall be prorated based on the portion of the period that such Partnership Units were outstanding.

Section 4.2 Tax Distributions. Prior to making distributions pursuant to Section 4.1, on or prior to each Tax Distribution Date, the Partnership shall be required to, subject only to Section 4.5, make pro rata distributions of cash to the Holders of Class A Common Units (in accordance with their respective Percentage Interests of Class A Common Units) in an amount sufficient to ensure that each such Holder receives a distribution at least equal to such Holder’s Assumed Tax Liability, if any, with respect to the relevant taxable period to which the distribution relates. Notwithstanding the foregoing, distributions pursuant to this Section 4.2, if any, shall be made to a Partner only to the extent all previous distributions to such Partner pursuant to Section 4.1 with respect to the taxable period are less than the distributions such Partner otherwise would have been entitled to receive with respect to such taxable period pursuant to this Section 4.2.

Section 4.3 Distributions in Kind. No Holder may demand to receive property other than cash as provided in this Agreement. The General Partner may cause the Partnership to make a distribution in kind of Partnership assets to the Holders, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles IV, V and IX.

Section 4.4 Distributions to Reflect Additional Partnership Units. In the event that the Partnership issues additional Partnership Units pursuant to the provisions of Article III, the General Partner is hereby authorized to make such revisions to this Article IV and to Article V as it determines are necessary or desirable to reflect the issuance of such additional Partnership Units, including making preferential distributions to certain classes of Partnership Units (with the approval of the Original Limited Partner Representative).

Section 4.5 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the General Partner, on behalf of the Partnership, shall make a distribution to any Holder if such distribution would violate the Act or other applicable law.

Section 4.6 Use of Distributions. The Special Limited Partner and Pubco, and any Subsidiary thereof, shall use distributions received from and other cash of the Partnership for payment of taxes, liabilities or expenses of Pubco and the Special Limited Partner or such Subsidiary, to loan funds to the Partnership in the accordance with this Agreement, for the payment of dividends to its shareholders or for other general corporate purposes, in each case in accordance with a budget approved by, or otherwise approved by, the Board; provided that the Special Limited Partner and Pubco or such Subsidiary may not use such distributions or other cash of the Partnership to acquire any Partnership Interests, except as otherwise provided in Section 3.4 hereof.

Section 4.7 Earnout Company Units. Notwithstanding anything in this Article IV to the contrary, for all purposes of this Article IV, any distributions that would be made to a Partner pursuant to this Article IV in respect of the Class A Common Units held by such Partner that are Earnout Company Units and that have not satisfied the earnout criteria set forth in the Business Combination Agreement at the time such distribution is made shall be held back and recorded by the Partnership and such amounts shall either be (i) released to such Partner at such time (if any) as such Earnout Company Units satisfy the earnout criteria set forth in the Business Combination Agreement or (ii) released to the Partnership at such time as such Earnout Company Units are forfeited to the Partnership in accordance with the Business Combination Agreement.

ARTICLE V

ALLOCATIONS

Section 5.1 General Allocations. After giving effect to the allocations under Section 5.2 and subject to Section 5.2 and Section 5.4, Net Income and Net Loss (and, to the extent reasonably determined by the General Partner to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Net Income and Net Loss) for each Fiscal Year or other taxable period shall be allocated among the Partners during such Fiscal Year or other taxable period in a manner such that, after giving effect to all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Partner, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Partner would receive pursuant to Section 12.3 if all assets of the Partnership on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Partnership were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 12.3 to the Partners immediately after making such allocation, minus (b) such Partner’s share of Partnership Minimum Gain and Partner Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Partner is treated as obligated to contribute to the Partnership, computed immediately after the hypothetical sale of assets.

Section 5.2 Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article V:

(a) Regulatory Allocations.

(i) Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(f), notwithstanding the provisions of Section 5.1, or any other provision of this Article V, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Holder shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.2(a)(i) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Partner Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Regulations section 1.704-2(i)(4) or in Section 5.2(a)(i), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Holder who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt (determined in accordance with Regulations section 1.704-2(i)(5)) as of the beginning of the Fiscal Year shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s respective share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt. A Holder’s share of the net decrease in Partner Minimum Gain shall be determined in accordance with Regulations section 1.704-2(i)(4); provided that a Holder shall not be subject to this provision to the extent that an exception is provided by Regulations section 1.704-2(i)(4) and any IRS revenue rulings, revenue procedures, or notices issued with respect thereto. Allocations pursuant to this Section 5.2(a)(ii) shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.2(a)(ii) is intended to comply with the minimum gain chargeback requirement in Regulations section 1.704-2(i) and shall be interpreted consistently therewith.

(iii) Nonrecourse Deductions and Partner Nonrecourse Deductions. Any Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holders in accordance with their respective Percentage Interests. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations section 1.704-2(i).

(iv) Qualified Income Offset. If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be allocated, in accordance with Regulations section 1.704- 1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible, provided that an allocation pursuant to this Section 5.2(a)(iv) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided in this Article V have been tentatively made as if this Section 5.2(a)(iv) were not in the Agreement. It is intended that this Section 5.2(a)(iv) comply with the qualified income offset requirement in Regulations section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(v) Gross Income Allocation. In the event that any Holder has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (1) the amount (if any) that such Holder is obligated to restore to the Partnership upon complete liquidation of such Holder’s Partnership Interest and (2) the amount that such Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations sections 1.704-2 (g)(1) and 1.704-2(i)(5), each such Holder shall be specially allocated items of Partnership income and gain in the amount of such excess to eliminate such deficit as quickly as possible, provided that an allocation pursuant to this Section 5.2(a)(v) shall be made if and only to the extent that such Holder would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article V have been tentatively made as if this Section 5.2(a)(v) and Section 5.2(a)(iv) were not in the Agreement.

(vi) Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss (or items of loss) would cause or increase an Adjusted Capital Account Deficit as to any Holder, such allocation of Net Loss (or items of loss) shall be reallocated (x) first, among the other Holders of Class A Common Units in accordance with their respective Percentage Interests, and (y) thereafter, among the Holders of other Partnership Units, as determined by the General Partner (with the approval of the Original Limited Partner Representative), subject to the limitations of this Section 5.2(a)(vi).

(vii) Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code section 734(b) or Code section 743(b) is required, pursuant to Regulations section 1.704-1(b)(2)(iv)(m)(2) or Regulations section 1.704-1(b)(2) (iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder of Class A Common Units in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders of Class A Common Units in accordance with their respective Percentage Interests in the event that Regulations section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holder(s) to whom such distribution was made in the event that Regulations section 1.704-1(b)(2)(iv)(m)(4) applies.

(viii) Curative Allocations. The allocations set forth in Sections 5.2(a)(i), (ii), (iii), (iv), (v), (vi) and (vii) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 5.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders of Class A Common Units so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder of a Class A Common Unit shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

(b) Allocation of Excess Nonrecourse Liabilities. For purposes of determining a Holder’s proportional share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations section 1.752-3(a)(3), each Holder’s respective interest in Partnership profits shall be equal to such Holder’s Percentage Interest with respect to Class A Common Units.

Section 5.3 Tax Allocations.

(a) In General. Except as otherwise provided in this Section 5.3, for income tax purposes under the Code and the Regulations each Partnership item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 5.1 and Section 5.2.

(b) Section 704(c) Allocations. Notwithstanding Section 5.3(a), Tax Items with respect to an Asset that is contributed to the Partnership with a Gross Asset Value that varies from its basis in the hands of the contributing Partner immediately preceding the date of contribution shall be allocated among the Holders for income tax purposes pursuant to Regulations promulgated under Code section 704(c) so as to take into account such variation. The Partnership shall account for such variation under the traditional method as described in Regulations section 1.704-3(b), or such other method determined by the General Partner and permitted by Regulations (with the approval of the Original Limited Partner Representative). In the event that the Gross Asset Value of any partnership asset is adjusted pursuant to subsection (b) of the definition of “Gross Asset Value” (provided in Section 1.1), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code section 704(c) and the applicable Regulations and using the traditional method as described in Regulations section 1.704-3(b) , or such other method determined by the General Partner and permitted by Regulations (with the approval of the Original Limited Partner Representative). If, as a result of an exercise of a noncompensatory option to acquire an interest in the Partnership, a Capital Account reallocation is required under Regulations Sections 1.704- 1(b)(2)(iv)(s)(3), the Partnership shall make corrective allocations pursuant to Regulations Section 1.704- 1(b)(4)(x). If, pursuant to Section 5.2(i), the Managing Member causes a Capital Account reallocation in accordance with principles similar to those set forth in Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Managing Member shall make corrective allocations in accordance with principles similar to those set forth in Regulations Section 1.704-1(b)(4)(x).

Section 5.4 Other Allocation Rules. With regard to the Special Limited Partner’s acquisition of the Class A Common Units (including the Earnout Company Units) pursuant to the Business Combination Agreement, Net Income and Net Loss shall be allocated to the Partners of the Partnership so as to take into account the varying interests of the Partners in the Partnership using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder. If during any Fiscal Year there is any other change in any Partner’s ownership of Partnership Units in the Company, the General Partner shall consult in good faith with the Original Limited Partner Representative) and the tax advisors to the Partnership and allocate the Net Income or Net Loss to the Partners of the Partnership so as to take into account the varying interests of the Partners in the Partnership using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder; provided however that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Regulations thereunder and that is selected by the General Partner (with the prior written consent of the Original Limited Partner Representative, not to be unreasonably withheld, conditioned or delayed).

Section 5.5 Earnout Company Units. The Parties intend that, for U.S. federal income tax purposes, no Partner be treated as having taxable income or gain as a result of the receipt of the Earnout Company Units or as a result of holding the Earnout Company Units at the time the Earnout Company Units have satisfied the earnout criteria set forth in the Business Combination Agreement and, if and when the Earnout Company Units are forfeited for failing to have satisfied the earnout criteria set forth in the Business Combination Agreement, the Parties intend and agree to treat such forfeiture as an adjustment to the transaction consideration pursuant to the Business Combination Agreement and the Partnership shall (x) make corresponding adjustments to the initial Capital Accounts of the Partners as necessary or appropriate and (y) prepare and file all tax returns consistent therewith unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

ARTICLE VI

OPERATIONS

Section 6.1 Management.

(a) The General Partner shall have full, exclusive and complete discretion to manage and control the business and affairs of the Partnership (subject to the fiduciary duties set forth in Section 6.5(c)), to make all decisions affecting the business and affairs of the Partnership and to do or cause to be done any and all acts, at the expense of the Partnership, as it deems necessary or appropriate to accomplish the purposes and direct the affairs of the Partnership. The General Partner shall have the exclusive power and authority to bind the Partnership, except and to the extent that such power is expressly delegated in writing to any other Person by the General Partner, and such delegation shall not cause the General Partner to cease to be a Partner or the General Partner of the Partnership. The General Partner shall be an agent of the Partnership’s business, and the actions of the General Partner taken in such capacity and in accordance with this Agreement shall bind the Partnership. The General Partner shall at all times be a Partner of the Partnership. The General Partner shall constitute a “general partner” under the Act. Notwithstanding any provision of this Agreement, the Partnership, and the General Partner on behalf of the Partnership, may enter into and perform any document without any vote or consent of any other Person. No Limited Partner or Assignee (other than in its separate capacity as the General Partner, any of its Affiliates or any member, officer or employee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operations, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any member, officer or employee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement. The General Partner may not withdraw or be removed from the Partnership except as set forth in Section 10.2.

(b) The determination as to any of the following matters, made by or at the direction of the General Partner consistent with the Act and this Agreement, shall be final and conclusive and shall be binding upon the

Partnership and every Limited Partner: (i) the amount of assets at any time available for distribution or the redemption of Class A Common Units; (ii) the amount and timing of any distribution; (iii) any determination to Exchange Class A Common Units; (iv) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (v) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Partnership; (vi) any matter relating to the acquisition, holding and disposition of any assets by the Partnership; or (vii) any other matter relating to the business and affairs of the Partnership or required or permitted by applicable law, this Agreement or otherwise to be determined by the General Partner.

(c) The General Partner may also, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Partnership as the General Partner deems necessary or advisable, each of which shall have such powers, authority and responsibilities as are delegated in writing by the General Partner from time to time, provided that in no event shall the General Partner or the Board of the General Partner be absolved of its fiduciary duties pursuant to Section 6.5(c) by virtue of any such appointment. Each such officer and/or board or committee member shall serve at the pleasure of the General Partner.

(d) Except as otherwise expressly provided in this Agreement or required by any non- waivable provision of the Act or other applicable law, no Partner other than the General Partner shall (i) have any right to vote on or consent to any other matter, act, decision or document involving the Partnership or its business, or (ii) take part in the day-to-day management, or the operation or control, of the business and affairs of the Partnership. Without limiting the generality of the foregoing, the General Partner may cause the Partnership, without the consent or approval of any other Partner, to enter into any of the following in one or a series of related transactions: (A) any merger, (B) any acquisition, (C) any consolidation, (D) any sale, lease, division or other transfer or conveyance of assets, (E) any recapitalization or reorganization of outstanding securities, (F) any merger, sale, lease, spin-off, exchange, transfer or other disposition of a subsidiary, division or other business, (G) any issuance of debt or equity securities (subject to any limitations expressly provided for herein) or (H) any incurrence of indebtedness. Except to the extent expressly delegated in writing by the General Partner, no Limited Partner or Person other than the General Partner shall be an agent for the Partnership or have any right, power or authority to transact any business in the name of the Partnership or to act for or on behalf of or to bind the Partnership.

(e) Only the General Partner may commence a voluntary case on behalf of, or an involuntary case against, the Partnership under a chapter of Title 11 U.S.C. by the filing of a “petition” (as defined in 11 U.S.C. 101(42)) with the United States Bankruptcy Court. Any such petition filed by any other Partner, to the fullest extent permitted by applicable law, shall be deemed an unauthorized and bad faith filing and all parties to this Agreement shall use their best efforts to cause such petition to be dismissed.

(f) It is anticipated that the General Partner’s primary business activities shall be focused on the operation of the Partnership and its Subsidiaries. Subject to the foregoing, the Partners acknowledge and agree that, subject to the terms of any other employment, consulting or similar arrangements or engagement with the Partnership, the General Partner, or any Affiliate of either of them: (i) any Limited Partner and its Affiliates may engage or invest in any other business, activity or opportunity of any nature, independently or with others; (ii) neither the Partnership nor any Partner (in its capacity as such) shall have any right to participate in any manner in such engagement or investment, or the profits or income earned or derived therefrom; and (iii) the pursuit of such activities by any such Partner shall not be deemed in violation of breach of this Agreement or any obligation or duty owed by such Partner to the Partnership or the other Partners.

(g) Subject to Section 6.1(h), the General Partner shall have the power, without the consent of the Partners or the consent or approval of any Limited Partner, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(ii) to reflect the admission, substitution or withdrawal of Partners, the Transfer of any Partnership Interest or the termination of the Partnership in accordance with this Agreement, and to amend the Register in connection with such admission, substitution, withdrawal or Transfer;

(iii) to reflect a change that is of an inconsequential nature or does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(iv) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(v) to modify either or both of the manner in which items of Net Income or Net Loss are allocated pursuant to Article V or the manner in which Capital Accounts are adjusted, computed, or maintained (but in each case only to the extent set forth in the definition of “Capital Account” or Section 4.4 or as contemplated by the Code or the Regulations);

(vi) to reflect the issuance of additional Partnership Interests in accordance with Article III;

(vii) to set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Partnership Units issued pursuant to Article III; and

(viii) to reflect any other modification to this Agreement as is reasonably necessary for the business or operations of the Partnership or the Special Limited Partner and which does not violate Section 6.1(h).

(h) Notwithstanding Article XIII, this Agreement shall not be amended, and no action may be taken by the General Partner, without the consent of each Partner adversely affected thereby (if any), if such amendment or action would (i) convert a Limited Partner into a general partner of the Partnership (except as a result of the Limited Partner becoming the General Partner pursuant to Section 11.1 of this Agreement), (ii) modify the limited liability of a Limited Partner or increase the obligation of a Limited Partner to make a Capital Contribution to the Partnership, (iii) adversely alter the rights of any Partner to receive the distributions to which such Partner is entitled pursuant to Article IV or Section 12.3(a)(iii), or alter the allocations specified in Article V (except, in any case, as permitted pursuant to Sections 3.2, 4.4 and 6.1(g)), (iv) alter or modify in a manner that adversely affects any Partner the Exchange rights, Cash Amount or Class A Shares Amount as set forth in Section 14.1, or amend or modify any related definitions, (v) would convert the Partnership into a corporation, or (vi) amend Section 6.3(b) or this Section 6.1(h); provided, however, that, with respect to clauses (iii), (iv), (v) and (vi), the consent of any individual Partner adversely affected shall not be required for any amendment or action that affects all Partners holding the same class or series of Partnership Units on a uniform or pro rata basis, if approved by a Majority in Interest of the Partners of such class or series. Further, no amendment may alter the restrictions on the General Partner’s authority set forth elsewhere in this Section 6.1 without the consent specified therein. Any such amendment or action consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such consent by any other Partner.

Section 6.2 Compensation and Advances.

(a) The General Partner shall not receive any fees from the Partnership for its services in administering the Partnership, except as otherwise provided herein (including the provisions of Articles IV and V regarding distributions, payments and allocations to which it may be entitled in its capacity as the General Partner).

(b) From time to time and for so long as Pubco owns no other Person or businesses (other than the General Partner, the Special Limited Partner, the Partnership or any of their Subsidiaries), the Partnership shall be liable for, and shall reimburse Pubco, the Special Limited Partner, on a monthly basis, or such other basis as the Special Limited Partner and the Original Limited Partner Representative may determine, for sums to the extent expended by Pubco, the Special Limited Partner or the General Partner (and specifically excluding sums paid directly by the Partnership or any of its subsidiaries) in connection with the Partnership’s business, including (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Partnership, (ii) compensation of officers and employees of Pubco, the Special Limited Partner or the Partnership, (iii) director fees and expenses, (iv) all costs and expenses of Pubco being a public company, including costs of filings with the SEC, tax returns, reports and other distributions to its stockholders, and (v) other costs and expenses incidental to their existence or related to the foregoing matters; provided that for the avoidance of doubt in no event shall the expenses payable pursuant to this Section 6.2(b) include any tax liability of Pubco, the Special Limited Partner or the General Partner. Such reimbursements shall be in addition to any reimbursement of the General Partner as a result of indemnification pursuant to Section 6.6.

(c) To the extent practicable, Partnership expenses shall be billed directly to and paid by the Partnership and, if and to the extent any reimbursements to the General Partner, Pubco, the Special Limited Partner or any of their respective Affiliates by the Partnership pursuant to this Section 6.2 constitute gross income (as opposed to a repayment of advances made by such Person on behalf of the Partnership), such amounts shall be treated as “guaranteed payments” to the Special Limited Partner within the meaning of Code section 707(c) (unless otherwise required by the Code and the Regulations) and shall not be treated as distributions for purposes of computing the Limited Partners’ Capital Accounts.

Section 6.3 Outside Activities.

(a) Neither the General Partner, Pubco, nor the Special Limited Partner shall directly or indirectly enter into or conduct any business, other than in connection with and to the extent permitted hereby, (i) the ownership, acquisition and disposition of Partnership Interests, (ii) with respect to the General Partner, the management of the business of the Partnership, (iii) with respect to Pubco, its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (iv) with respect to Pubco, the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (v) financing or refinancing of any type related to the Partnership or its assets or activities, and (vi) such activities as are incidental thereto. Nothing contained herein shall be deemed to prohibit the General Partner from executing guarantees of Partnership debt for which it would otherwise be liable in its capacity as General Partner. The Special Limited Partner may, subject to the limitations hereof (including Section 3.4 hereof) acquire Partnership Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Partnership Interests.

(b) Subject to any agreements entered into pursuant to Section 6.4 and any other agreements entered into by a Limited Partner or any of its Affiliates with the General Partner, the Partnership or a Subsidiary (including any employment agreement), any Limited Partner and any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct or indirect competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Limited Partner. Subject to such agreements, none of the Limited

Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner, Pubco, or the Special Limited Partner, to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement, subject to Section 6.4 and any other agreements entered into by a Limited Partner or its Affiliates with the General Partner, the Partnership or a Subsidiary, to offer any interest in any such business ventures to the Partnership, any Limited Partner, or any such other Person, even if such opportunity is of a character that, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

Section 6.4 Transactions with Affiliates.

(a) The Partnership may lend or contribute funds or other assets to Pubco and its Subsidiaries or other Persons in which Pubco has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions no less favorable to the Partnership in the aggregate than would be available from unaffiliated third parties as determined by the General Partner and the Original Limited Partner Representative. The foregoing authority shall not create any right or benefit in favor of any Partner or any other Person. It is expressly acknowledged and agreed by each Partner that, to the extent approved by the General Partner and Original Limited Partner Representative, the Special Limited Partner may (i) borrow funds from the Partnership in order to permit Pubco to redeem, at any time or from time to time, options or warrants previously or hereafter issued by Pubco, (ii) put to the Partnership, for cash, any rights, options, warrants or convertible or exchangeable securities that the Special Limited Partner may desire or be required to purchase or redeem, (iii) borrow funds from the Partnership to acquire assets that will be contributed to the Partnership for Partnership Units, or (iv) pay expenses of Pubco and the Special Limited Partner, including expenses referred to in Section 6.2(b).

(b) Except as provided in Section 6.3, the Partnership may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law.

(c) The General Partner, the Special Limited Partner and their respective Affiliates may sell, transfer or convey any property to the Partnership, directly or indirectly, on terms and conditions no less favorable to the Partnership in the aggregate than would be available from unaffiliated third parties as determined by the General Partner.

(d) The General Partner, Pubco or the Special Limited Partner may propose and adopt on behalf of the Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Pubco, the Special Limited Partner, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the General Partner, Pubco, the Special Limited Partner, the Partnership or any of the Partnership’s Subsidiaries.

Section 6.5 Liability of Partners; Fiduciary and Other Duties; Indemnification.

(a) Except as otherwise provided by the Act, the debts, expenses, obligations and liabilities of the Partnership, whether arising in contact, tort or otherwise, shall be solely the debts, expenses, obligations and liabilities of the Partnership, and no Partner (including any General Partner) shall be obligated personally for any such debt, expense, obligation, or liability of the Partnership solely by reason of being a Partner. All Persons dealing with the Partnership shall have recourse solely to the Partnership for the payment of the debts, expenses, obligations or liabilities of the Partnership.

(b) To the greatest extent permitted under applicable law, no Partner, including the General Partner and the Partnership Representative in such Partner’s capacity as such, and none of such Person’s officers, directors, partners, managers members, shareholders and employees, nor the members of the Board nor the employees and officers of the Partnership (all such persons being referred to as “Indemnitees”) shall be liable, in damages or otherwise, to the Partnership or to any Partner for any losses sustained or liabilities incurred as a result of any act or omission of such Indemnitee.

(c) An Indemnitee acting under this Agreement shall not be liable to the Partnership or to any other Indemnitee for such Person’s good-faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of such Persons otherwise existing at law or in equity, are agreed by the Partners to replace fully and completely such other duties and liabilities of such Persons. Notwithstanding any other provision of this Agreement or otherwise applicable provision of law or equity, whenever in this Agreement an Indemnitee is permitted or required to make a decision or take an action (i) in its “sole discretion” or “discretion” or under a similar grant of authority or latitude, in making such decisions, such Person shall be entitled to take into account its own interests as well as the interests of the Partners as a whole or (ii) in its “good faith” or under another expressed standard, such Person shall act under such express standard and shall not be subject to any other or different standards, provided that, with respect to any or all actions, omissions or decisions of the General Partner (A) the General Partner acknowledges that it will owe to the Special Limited Partner, Pubco and the Class A common stockholders of Pubco the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Special Limited Partner, Pubco and the Class A common stockholders of Pubco were stockholders of such corporation, and (B) the parties acknowledge that the General Partner will take action through the Board of the General Partner and that the members of the Board of the General Partner will owe comparable fiduciary duties to the Special Limited Partner, Pubco and the Class A common stockholders of Pubco as described herein; provided further that with respect to any approval or consent of the General Partner or the members of the Board of the General Partner, such fiduciary duties of the General Partner and the Board of the General Partner shall be deemed irrefutably satisfied and discharged to the extent such matter was approved or consented to in writing by the board of directors of Pubco or was made in accordance with the terms of any resolution(s) adopted by the board of directors of the Pubco (with it being understood and agreed that nothing in this further proviso shall be deemed to absolve the members of the board of directors of Pubco (in their capacity as such) with respect to such approval or consent or resolutions). No Limited Partner, in its capacity as Limited Partner, shall owe any duty (including fiduciary duty) to the Partnership or any of its Partners (all such duties being hereby eliminated to the greatest extent possible).

(d) The General Partner may consult with legal counsel, accountants and financial or other advisors, and any act or omission suffered or taken by the General Partner on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the General Partner will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

Section 6.6 Indemnification.

(a) The Partnership shall indemnify and hold harmless each Indemnitee (and such person’s heirs, successors, assigns, executors or administrators) to the full extent permitted by law from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorney’s fees and other legal fees and expenses), judgments, fines, settlements and other amounts of any nature whatsoever, known or unknown, liquid or illiquid (collectively, “Liabilities”) arising from any and any threatened, pending or completed claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, and whether formal or informal, including appeals (“Actions”), in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of any act performed or omitted to be performed by such Indemnitee on behalf of the Partnership or by reason of the fact that the Indemnitee is or was serving as an officer, director, partner, trustee, employee, representative or agent of the Partnership if (i) the Indemnitee acted in good faith, within the scope of such Indemnitee’s authority, and in a manner it believed to be in, or not contrary to, the best interests of the Partnership, (ii) the Action was not initiated by the Indemnitee (other than an action to enforce such Indemnitee’s rights to indemnification or advance of expenses under this Section 6.6), (iii) the Indemnitee has not been established by a final judgment of a court of competent jurisdiction to be liable to the Partnership, and (iv) such action or inaction did not constitute fraud or willful misconduct by the Indemnitee.

(b) Expenses incurred by an Indemnitee in defending any Action, subject to this Section 6.6 shall be advanced by the Partnership prior to the final disposition of such Action upon receipt by the Partnership of a written commitment by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Indemnitee is not entitled to be indemnified as authorized in this Section 6.6.

(c) Any indemnification obligations of the Partnership arising under this Section 6.6 shall be satisfied out of any Partnership assets (including any amounts otherwise currently or subsequently distributable to any Partner(s)) and not from any assets of the Partners.

(d) The provisions of this Section 6.6 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Person.

(e) The right to indemnification provided hereby shall not be exclusive of, and shall not affect, any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

(f) To the fullest extent permitted by applicable law, the Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 6.6 are for the benefit of the Indemnitees, their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 6.6 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Partnership’s liability to any Indemnitee under this Section 6.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(i) Notwithstanding anything to the contrary in this Agreement, the indemnification rights and obligations set forth in this Agreement shall not apply to any breaches of fiduciary duties set forth in Section 6.5(c), to the extent (and only to the extent) that it has been finally determined by a court of competent jurisdiction that, respectively, a director of a Delaware corporation would be prohibited by the laws of the State of Delaware from being indemnified with respect to such matter or a Delaware corporation is prohibited by the laws of the State of Delaware from indemnifying a member of its board of directors with respect to such matter.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 7.1 Return of Capital. Except pursuant to the rights of Exchange set forth in Section 14.1, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon dissolution of the Partnership as provided herein. Except to the extent provided in Article IV or Article V or otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 7.2 Rights of Limited Partners Relating to the Partnership.

(a) In addition to other rights provided by this Agreement or by the Act, the General Partner shall deliver to each Limited Partner a copy of any information mailed to all of the common stockholders of Pubco as soon as practicable after such mailing.

(b) Notwithstanding any other provision of this Section 7.2, the General Partner may keep confidential from the Limited Partners (or any of them), for such period of time as the General Partner determines to be reasonable, any information that (i) the General Partner believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or the Special Limited Partner or (ii) the Partnership or the General Partner is required by law or by agreement to keep confidential.

ARTICLE VIII

BOOKS AND RECORDS

Section 8.1 Books and Records. At all times during the continuance of the Partnership, the Partnership shall prepare and maintain separate books of account for the Partnership for financial reporting purposes, on an accrual basis, in accordance with United States generally accepted accounting principles, consistently applied. The Partnership shall keep at its principal office the following:

(a) a current list of the full name and the last known street address of each Partner;

(b) a copy of the Certificate and this Agreement and all amendments thereto; and

(c) copies of the Partnership’s federal, state and local income tax returns and reports, if any, for the three most recent years.

Section 8.2 Inspection. Subject to Section 15.12 Limited Partners (personally or through an authorized representative) may, for purposes reasonably related to their respective Partnership Interests, examine and copy (at their own cost and expense) the books and records of the Partnership at all reasonable business hours upon reasonable prior notice.

ARTICLE IX

TAX MATTERS

Section 9.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns with respect to Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable effort to furnish, within ninety (90) days of the close of each taxable year, an estimate of the tax information reasonably required by the Limited

Partners (including a draft Schedule K-1) for federal and state income tax and any other tax reporting purposes and, within one hundred and eighty (180) days of the close of each taxable year, such final information (including a final Schedule K-1).

Section 9.2 Tax Elections. The General Partner shall file (or cause to be filed) an election pursuant to Code Section 754 (and any corresponding provision for state and local income tax purposes) for the Partnership for its first Fiscal Year and shall maintain and keep such election in effect at all times (and, if applicable, the General Partner and the Partnership shall cause any Subsidiary of the Partnership to file and maintain such an election). Except as otherwise provided herein, the General Partner shall determine whether to make any other available election pursuant to the Code; provided that the General Partner shall consult in good faith with the Original Limited Partner Representative with respect to any material tax election with respect to the Partnership that could reasonably be expected to have an adverse effect on the Original Limited Partners.

Section 9.3 Partnership Representative.

(a) The General Partner is hereby designated as the Partnership Representative. In addition, the General Partner is hereby authorized to designate or remove any other Person selected by General Partner as the Partnership Representative; provided that all actions taken by the Partnership Representative pursuant to this Section 9.3 shall be subject to the overall oversight and authority of the Board. For each Fiscal Year in which the Partnership Representative is an entity, the Partnership shall appoint the “designated individual” identified by the Partnership Representative and approved by the Board to act on its behalf in accordance with the applicable Regulations or analogous provisions of state or local Law. Each Partner hereby expressly consents to such designations and agrees to take, and that the General Partner is authorized to take (or cause the Partnership to take), such other actions as may be necessary or advisable pursuant to Regulations or other Internal Revenue Service or Treasury guidance or state or local Law to cause such designations or evidence such Partner’s consent to such designations.

(b) Subject to this Section 9.3, the Partnership Representative shall have the sole authority to act on behalf of the Partnership in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the BBA Rules, including making any elections under the BBA Rules or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any Action, audit or examination before the IRS or any other tax authority (each, an “Audit”), and to expend Partnership funds for professional services and other expenses reasonably incurred in connection therewith.

(c) Without limiting the foregoing, the Partnership Representative shall give prompt written notice to the Original Limited Partner Representative of the commencement of any Audit of the Partnership or any of its Subsidiaries (a “Specified Audit”). The Partnership Representative shall (i) keep the Original Limited Partner Representative reasonably informed of the material developments and status of any such Specified Audit, (ii) permit the Original Limited Partner Representative (or its designee) to participate (including using separate counsel), in each case at the Original Limited Partners’ sole cost and expense, in any such Specified Audit, and (iii) promptly notify the Original Limited Partner Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Partnership Representative or the Partnership shall promptly provide the Original Limited Partner Representative with copies of all material correspondence between the Partnership Representative or the Partnership (as applicable) and any Governmental Entity in connection with such Specified Audit and shall give the Original Limited Partner Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, the Partnership Representative shall not (and the Partnership shall not (and shall not authorize the Partnership Representative to)) settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionate (compared to the Special Limited Partner) and material adverse effect on the Original Limited Partners without the Original Limited Partner Representative’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The Partnership Representative shall obtain the prior written consent of the Original Limited Partner Representative (which consent shall not be unreasonably withheld, delayed or conditioned) before (i) making an election under Section 6226(a) of the Code (or any analogous provision of state or local Law) (a “Push-Out Election”) or (ii) taking any material action under the BBA Rules that would reasonably be expected to have a disproportionate (compared to the Special Limited Partner) and material adverse effect on the Original Limited Partners, in the case of clauses (i) and (ii).

(d) Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict between Section 9.1 of the Business Combination Agreement and this Agreement, Section 9.1 of the Business Combination Agreement shall control. The Partnership, the Partnership Representative, the General Partner, and the Partners hereby acknowledge and agree to the foregoing sentence and expressly agree to be bound by the terms of Section 9.1 of the Business Combination Agreement.

(e) This Section 9.3 shall be interpreted to apply to Partners and former Partners and shall survive the Transfer of a Partner’s Partnership Units and the termination, dissolution, liquidation and winding up of the Partnership and, for this purpose to the extent not prohibited by applicable Law, the Partnership shall be treated as continuing in existence.

Section 9.4 Withholding Tax Indemnification.

(a) If the Partnership or any other Person in which the Partnership holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Partner, or the Partnership is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Partnership or to any other Person in which the Partnership holds an interest) by reason of the status of any Partner as such or that is specifically attributable to a Partner (including federal, state, local or foreign withholding, personal property, unincorporated business or other taxes, the amount of any taxes arising under the BBA Rules, the amount of any taxes imposed under Code Section 1446(f), and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the General Partner may cause the Partnership to withhold such amounts and cause the Partnership to make such tax payments as so required, and each Partner hereby authorizes the Partnership to do so. All Tax Advances made on behalf of a Partner shall be repaid by reducing the amount of the current or next succeeding distribution pursuant to Section 4.1 of this Agreement and, if applicable, the proceeds of liquidation that would otherwise have been made to such Partner under this Agreement. For all purposes of this Agreement, such Partner shall be treated as having received the amount of the distribution, if applicable, that is equal to the Tax Advance at the time of such Tax Advance. Notwithstanding the foregoing, to the extent that the aggregate amount of Tax Advances for any period made on behalf of a Partner exceeds the actual distributions that would have otherwise been made to such Partner pursuant to Section 4.1 following such Tax Advances, then such Partner shall indemnify and hold harmless the Partnership for the entire amount of such excess (which has not offset distributions pursuant to this Section 9.4). For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Partnership or any fiscally transparent entity in which the Partnership owns an interest shall be treated as specifically attributable to the Partners and shall be allocated among the Partners such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Partners to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 9.3(c)), in each case as reasonably determined by the Partnership Representative. For the avoidance of doubt, any taxes, penalties, and interest payable under the BBA Rules by the Partnership or any fiscally transparent entity in which the Partnership owns an interest shall be treated as specifically attributable to the Partners of the Partnership, and the Board shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Partners to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as determined by the Board.

(b) This Section 9.4 shall be interpreted to apply to Partners and former Partners and shall survive the Transfer of a Partner’s Partnership Units (and shall not burden any such Transferred Partnership Units nor the transferee of such Partnership Units) and the termination, dissolution, liquidation and winding up of the Partnership and, for this purpose to the extent not prohibited by applicable Law, the Partnership shall be treated as continuing in existence.

ARTICLE X

PARTNER TRANSFERS AND WITHDRAWALS

Section 10.1 Transfer.

(a) No part of the interest of a Partner shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

(b) No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article X. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article X shall be null and void ab initio.

Section 10.2 Transfer of General Partner’s Partnership Interest. Without limiting the transfer of the General Partnership Interest from the Predecessor General Partner to the General Partner as provided in the Recapitalization Agreement, the General Partner may not (i) Transfer all or any portion of its General Partnership Interest, (ii) voluntarily withdraw as the general partner of the Partnership, or (iii) be removed from the Partnership, in each case, without the consent of the Majority in Interest of the Partners and subject to obtaining any applicable Gaming Authority licensing requirements and approvals. In the event of the General Partner’s removal, and subject to obtaining any applicable Gaming Authority licensing requirements and approvals, the Majority in Interest of the Limited Partners may appoint a new general partner to be the General Partner hereunder. Any Transfer of the General Partnership Interests held by the General Partner shall be contingent upon the transferee being found suitable by the applicable Gaming Authority (if so required). For as long as the Original Limited Partners have a Percentage Interest equal to or greater than 25%, any action taken with the approval of the Majority in Interest of the Partners shall also require the prior written consent of the Original Limited Partner Representative.

Section 10.3 Limited Partners’ Rights to Transfer.

(a) General. Except as provided herein, no Limited Partner shall Transfer all or any portion of such Partnership Interest to any transferee without the consent of the General Partner. Notwithstanding the foregoing, any Limited Partner may, at any time, without the consent of the General Partner, Transfer all or any portion of its Partnership Interest pursuant to a Permitted Transfer, as long as in the case of a Permitted Transfer of Class A Common Units, an equivalent number of Class V Shares are transferred to such Permitted Transferee. In connection with any Transfer (including any Permitted Transfer), the Partnership, each Limited Partner and each transferee of Partnership Interests shall cooperate with any applicable Gaming Authority in respect of any suitability investigation (if so required) and any Transfer of Partnership Interests shall be contingent upon the transferee being found suitable by any applicable Gaming Authority (if so required). Any Transfer by a Limited Partner or an Assignee is subject to Section 10.4 and to satisfaction of the following conditions:

(i) Qualified Transferee. Any Transfer of a Partnership Interest shall be made only to a single Qualified Transferee; provided, however, that, for such purposes, all Qualified Transferees that are Affiliates, or that comprise investment accounts or funds managed by a single Qualified Transferee and its Affiliates, shall be considered together to be a single Qualified Transferee.

(ii) Opinion of Counsel. The Transferor shall deliver or cause to be delivered to the General Partner an opinion of legal counsel reasonably satisfactory to the General Partner to the effect that the proposed

Transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act and the regulations promulgated thereunder or violate any state securities laws or regulations applicable to the Partnership or the Partnership Interests Transferred; provided, however, that the General Partner may waive this condition upon the request of the Transferor. If the General Partner determines, based on the advice of counsel, that such Transfer would create a material risk of requiring the filing of a registration statement under the Securities Act or otherwise violating any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units, the General Partner may prohibit any Transfer otherwise permitted under this Section 10.3 by a Limited Partner of Partnership Interests.

(iii) Exception for Permitted Transfers. The condition set forth in Section 10.3(a)(ii) shall not apply in the case of a Permitted Transfer. It is a condition to any Transfer otherwise permitted hereunder (whether or not such Transfer is effected during or after the Restricted Period) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such Transferred Partnership Interest, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Limited Partner, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 10.5.

(b) Incapacity. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate, and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

(c) Adverse Tax Consequences. No Transfer by a Limited Partner of its Partnership Interests may be made to or by any Person if the General Partner reasonably determines in good faith, (i) such Transfer would create a material risk of the Partnership being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code or (ii) result in the Partnership having more than 100 partners within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)); provided that, for such purposes, the Partnership and the General Partner shall assume that each Original Limited Partner and the Special Limited Partner is treated as a single partner within the meaning of Regulations Section 1.7704-1(h) (determined taking into account the rules of Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

Section 10.4 Substituted Limited Partners.

(a) No Limited Partner shall have the right to substitute a transferee other than a Permitted Transferee as a Limited Partner in its place. A transferee of the interest of a Limited Partner may be admitted as a Substituted Limited Partner only with the consent of the General Partner, subject to and contingent upon any suitability investigation (if so required) and the Substituted Limited Partner being found suitable by any applicable Gaming Authority (if so required); provided, however, that a Permitted Transferee shall be admitted as a Substituted Limited Partner pursuant to a Permitted Transfer without the consent of the General Partner, subject to compliance with the last sentence of this Section 10.4. The failure or refusal by the General Partner to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or the General Partner. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Limited Partner until and unless it furnishes to the General Partner (i) evidence of acceptance, in form and substance reasonably satisfactory to the General Partner, of all the terms, conditions and applicable obligations of this Agreement and the Investor Rights Agreement, (ii) a counterpart signature page to this Agreement and the Investor Rights Agreement executed by such Assignee, (iii) Consent by Spouse and (iv) such other documents and instruments as the General Partner may reasonably require to effect such Assignee’s admission as a Substituted Limited Partner. For as long as the Original Limited Partners have a Percentage Interest equal to or greater than 25%, any action taken with the approval of the General Partner shall also require the prior written consent of the Original Limited Partner Representative.

(b) Concurrently with, and as evidence of, the admission of a Substituted Limited Partner, the General Partner shall amend the Register and the books and records of the Partnership to reflect the name, address and number of Partnership Units of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and number of Partnership Units of the predecessor of such Substituted Limited Partner.

(c) A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article X shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

Section 10.5 Assignees. If the General Partner’s consent is required for the admission of any transferee under Section 10.3 as a Substituted Limited Partner, as described in Section 10.4, and the General Partner withholds such consent, such transferee shall be considered an Assignee for purposes of this Agreement, subject to and contingent upon any suitability investigation (if so required) and the Assignee being found suitable by any applicable Gaming Authority (if so required). An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee and the rights to Transfer the Partnership Units provided in this Article X, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement (other than as expressly provided in Section 14.1 with respect to a Limited Partner (other than the Special Limited Partner) that becomes an Exchanging Partner), and shall not be entitled to effect a consent or vote with respect to such Partnership Units on any matter presented to the Limited Partners for approval (such right to consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Limited Partner). In the event that any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article X to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

Section 10.6 General Provisions.

(a) No Limited Partner may withdraw from the Partnership other than: (i) as a result of a permitted Transfer of all of such Limited Partner’s Partnership Interest in accordance with this Article X with respect to which the transferee becomes a Substituted Limited Partner; (ii) pursuant to a redemption (or acquisition by the Special Limited Partner) of all of its Partnership Interest pursuant to an Exchange under Section 14.1; or (iii) as a result of the acquisition by the Special Limited Partner of all of such Limited Partner’s Partnership Interest, whether or not pursuant to Section 14.1(b).

(b) Any Limited Partner who shall Transfer all of its Partnership Units in a Transfer (i) permitted pursuant to this Article X where such transferee was admitted as a Substituted Limited Partner, (ii) pursuant to the exercise of its rights to effect a redemption of all of its Partnership Units pursuant to a Redemption under Section 14.1 or (iii) to the Special Limited Partner, whether or not pursuant to Article XIV, shall cease to be a Limited Partner.

(c) If any Partnership Unit is Transferred in compliance with the provisions of this Article X, or is redeemed by the Partnership, or acquired by the Special Limited Partner pursuant to Section 14.1, on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Partnership Unit for such Fiscal Year shall be allocated to the transferor Partner or the Exchanging Partner (as the case may be) and, in the case of a Transfer or assignment other than an Exchange, to the transferee Partner, by taking into account their varying interests during the Fiscal Year in accordance with Code section 706(d), using the “interim closing of the books” method or another permissible method or methods selected by the General Partner. Solely for purposes of making such allocations, unless otherwise determined by the General Partner, each of such items for the calendar month in which a Transfer occurs shall be allocated to the transferee Partner and none of such items for the calendar month in which a Transfer or an Exchange occurs shall be allocated to the transferor Partner, or the Exchanging Partner (as the case may be) if such Transfer occurs on or before the fifteenth (15th) day of the month, otherwise such items shall be allocated to the transferor. All distributions attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such Transfer, assignment or Exchange shall be made to the transferor Partner or the Exchanging Partner (as the case may be) and, in the case of a Transfer other than a Redemption, all distributions thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

(d) In addition to any other restrictions on Transfer herein contained, in no event may any Transfer or assignment of a Partnership Interest by any Partner (including any Redemption, any acquisition of Partnership Units by the Special Limited Partner or any other acquisition of Partnership Units by the Partnership) be made (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law (including Gaming Law); (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if the General Partner determines that such Transfer would create a material risk that the Partnership would become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code section 4975(c)); (v) if the General Partner determines, based on the advice of counsel, that such Transfer would create a material risk that any portion of the assets of the Partnership would constitute assets of any employee benefit plan pursuant to Department of Labor Regulations section 2510.2-101; (vi) if such Transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (vii) if the General Partner determines that such Transfer creates a material risk that the Partnership would become a reporting company under the Exchange Act; or (viii) if such Transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

(e) Transfers pursuant to this Article X may only be made on the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise agrees.

(f) For the avoidance of doubt, except to the extent expressly incorporated therein by reference, the provisions of this Article X shall not apply to an Exchange pursuant to Article XIV.

(g) In the event any transfer is permitted pursuant to this Article X, the transferring parties shall demonstrate to the satisfaction of the General Partner either that no withholding is required in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1445 or 1446 of the Code) or that any amounts required to be withheld in connection with such transfer under applicable U.S. federal, state, local or non-U.S. law (including under Section 1446 of the Code, other than by reason of Section 1446(f)(4)) have been so withheld.

ARTICLE XI

ADMISSION OF PARTNERS

Section 11.1 Admission of Successor General Partner. A successor to all or a portion of the General Partner’s Partnership Interest pursuant to Section 10.2 who the General Partner has designated to become a successor General Partner shall, subject to obtaining any applicable Gaming Authority licensing requirements and approvals, be admitted to the Partnership as the General Partner, effective immediately upon the Transfer of such Partnership Interest to it. Upon any such Transfer and the admission of any such transferee as a successor General Partner in accordance with this Section 11.1, the transferor General Partner shall be relieved of its obligations under this Agreement and shall cease to be a general partner of the Partnership without any separate consent of the Partners or any Partner. Any such successor shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the event that the General Partner withdraws from the Partnership, or transfers its entire Partnership Interest, in violation of this Agreement, or otherwise dissolves or terminates or ceases to be the general partner of the Partnership, a Majority in Interest of the Partners may elect to continue the Partnership by selecting a successor General Partner.

Section 11.2 Partners; Admission of Additional Limited Partners.

(a) Subject to obtaining any applicable Gaming Authority licensing requirements and approvals, a Person (other than a then-existing Partner) who makes a Capital Contribution to the Partnership in exchange for Partnership Units and in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 15.1, (ii) a counterpart signature page to this Agreement executed by such Person, (iii) Consent by Spouse and (iv) such other documents or instruments as may be required by the General Partner in order to effect such Person’s admission as an Additional Limited Partner. Concurrently with, and as evidence of, the admission of an Additional Limited Partner, the General Partner shall amend the Register and the books and records of the Partnership to reflect the name, address, number and type of Partnership Units of such Additional Limited Partner.

(b) Notwithstanding anything to the contrary in this Section 11.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission and the satisfaction of all the conditions set forth in Section 11.2(a).

(c) If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Fiscal Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Holders for such Fiscal Year shall be allocated among such Additional Limited Partner and all other Holders by taking into account their varying interests during the Fiscal Year in accordance with Code section 706(d), using the “interim closing of the books” method or another permissible method or methods selected by the General Partner. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Holders including such Additional Limited Partner, in accordance with the principles described in Section 10.6(c). All distributions with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

Section 11.3 Limit on Number of Partners. Unless otherwise permitted by the General Partner, no Person shall be admitted to the Partnership as an Additional Limited Partner if the effect of such admission would be to either (i) cause the Partnership to have a number of Partners (including as Partners for this purpose those Persons indirectly owning an interest in the Partnership through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would cause the Partnership to become a reporting company under the Exchange Act or (ii) result in the Partnership having more than 100 partners within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)); provided that, for such purposes, the Partnership and the General Partner shall assume that each Original Limited Partner and the Special Limited Partner is treated as a single partner within the meaning of Regulations Section 1.7704-1(h) (determined taking into account the rules of Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

Section 11.4 Admission. A Person shall be admitted to the Partnership as a limited partner of    the Partnership or a general partner of the Partnership only upon strict compliance, and not upon substantial compliance, with the requirements set forth in this Agreement for admission to the Partnership as a Limited Partner or a General Partner.

ARTICLE XII

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 12.1 No Dissolution. The Partnership shall not be dissolved by the admission of additional Partners in accordance with the terms of this Agreement. The Partnership may be dissolved, liquidated and terminated only pursuant to the provisions of this Article XII, and the Partners hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any or all of the Partnership assets.

Section 12.2 Events Causing Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Liquidating Event):

(a) the sale of all or substantially all of the Partnership’s assets;

(b) at any time there are no limited partners of the Partnership;

(c) an election to dissolve the Partnership made by the General Partner, with the consent of the Majority in Interest of the Limited Partners; or

(d) the entry of a decree of judicial dissolution under Section 17-802 of the Act.

Section 12.3 Distribution upon Dissolution.

(a) Upon the dissolution of the Partnership pursuant to Section 12.2, the General Partner (or, in the event that there is no remaining General Partner or the General Partner has dissolved, become Bankrupt or ceased to operate, any Person elected by a Majority in Interest of the Partners (the General Partner or such other Person being referred to herein as the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property, and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of stock in the Special Limited Partner) shall be applied and distributed in the following order:

(i) First, to the satisfaction of all of the Partnership’s debts and liabilities to creditors including Partners who are creditors (other than with respect to liabilities owed to Partners in satisfaction of liabilities for distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii) Second, to the satisfaction of all of the Partnership’s liabilities to the Partners in satisfaction of liabilities for distributions, whether by payment or the making of reasonable provision for payment thereof; and

(iii) The balance, if any, to the Holders in accordance with Section 4.1. The General Partner shall not receive any additional compensation for any services performed pursuant to this Article XII.

(b) Notwithstanding the provisions of Section 12.3(a) that require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership, the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Holders, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Holders as creditors) and/or distribute to the Holders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 12.3(a), undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Holders, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c) No Partner shall be personally liable for a deficit Capital Account balance of that Partner, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Partnership assets. In the sole and absolute discretion of the General Partner or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Holders pursuant to this Article XII may be:

(i) distributed to a trust established for the benefit of the General Partner and the Holders for the purpose of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership and/or Partnership activities. The assets of any such trust shall be distributed to the Holders, from time to time, in the reasonable discretion of the General Partner, in the same proportions and amounts as would otherwise have been distributed to the Holders pursuant to this Agreement; or

(ii) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the Holders in the manner and order of priority set forth in Section 12.3(a) as soon as practicable.

Section 12.4 Rights of Holders. Except as otherwise provided in this Agreement, (a) each    Holder shall look solely to the assets of the Partnership for the return of its Capital Contribution, (b) no Holder shall have the right or power to demand or receive property other than cash from the Partnership and (c) no Holder shall have priority over any other Holder as to the return of its Capital Contributions, distributions or allocations.

Section 12.5 Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the holders of Partnership Units in the manner provided for in this Article XII, and the Certificate shall have been cancelled in the manner required by the Act.

Section 12.6 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 12.3, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between and among the Partners during the period of liquidation.

ARTICLE XIII

AMENDMENTS; MEETINGS

Section 13.1 Amendments. Except as otherwise required or permitted by this Agreement (including Section 6.1), amendments, modifications and restatements of this Agreement must be approved by the consent of the General Partner, the Original Limited Partner Representative and the Majority in Interest of the Limited Partners; provided that no modification, amendment or restatement of any provision of this Agreement that materially and adversely affects the rights or obligations hereunder of any Holder, in its capacity as such, without similarly affecting the rights or obligations hereunder of all Holders shall be effective against such Holder unless approved in writing by such Holder; provided further that any amendment, modification or restatement of Section 3.4 or Section 4.7 shall also require the consent of Original Limited Partners holding a Percentage Interest equal to 67% of the Percentage Interests held by all Original Limited Partners. Upon obtaining any such consent, or any other consent required by this Agreement, and without further action or execution by any other Person, including any Limited Partner, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the General Partner, and (ii) the Limited Partners shall be deemed a party to and bound by such amendment of this Agreement. Within thirty (30) days after the effectiveness of any amendment to this Agreement that does not receive the consent of all Partners, the General Partner shall deliver a copy of such amendment to all Partners that did not consent to such amendment.

Section 13.2 Procedures for Meetings and Actions of the Partners.

(a) No meetings of the Limited Partners are required to be held. Meetings of the Partners may be called only by the General Partner. The call of any meeting by the General Partner shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners entitled to act at the meeting not less than ten (10) days nor more than ninety (90) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting, in each case, by telephone or video conference call. Unless approval by a different number or proportion of the Partners is required by this Agreement, the affirmative vote of a Majority in Interest of the Partners shall be sufficient to approve any proposal at a meeting of the Partners. Whenever the consent of any Partners is permitted or required under this Agreement, such consent may be given at a meeting of Partners or in accordance with the procedure prescribed in Section 13.2(b).

(b) Any action requiring the consent of any Partner or a group of Partners pursuant to this Agreement, or that is required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a consent in writing or by electronic transmission setting forth the action so taken or consented to is given by Partners whose affirmative vote would be sufficient to approve such action or provide such consent at a meeting of the Partners. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as the affirmative vote of such Partners at a meeting of the Partners. Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a consent in writing or by electronic transmission, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days of receipt of notice, and failure to respond in such time period shall constitute a consent that is consistent with the General Partner’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite consents are received even if prior to such specified time.

(c) Each Partner entitled to act at a meeting of Partners may authorize any Person or Persons to act for it by proxy on all matters in which a Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Partner executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

(d) The General Partner may set, in advance, a record date for the purpose of determining the Partners (i) entitled to consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Partners or (iii) in order to make a determination of Partners for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Partners, not less than ten (10) days, before the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of Partners entitled to notice of or to vote at a meeting of the Partners shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Partners shall be the effective date of such Partner action, distribution or other event. When a determination of the Partners entitled to vote at any meeting of the Partners has been made as provided in this section, such determination shall apply to any adjournment thereof.

(e) Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Partners may be conducted in the same manner as meetings of Pubco’s stockholders and may be held at the same time as, and as part of, the meetings of Pubco’s stockholders.

ARTICLE XIV

EXCHANGE RIGHTS

Section 14.1 Exchange Rights of the Limited Partners.

(a) Exchange Procedures.

(i) Upon the terms and subject to the conditions set forth in this Section 14.1, after the expiration of the Restricted Period and subject to any contractual limitation under the Investor Rights Agreement or otherwise agreed to in writing by such Limited Partner, each Limited Partner (other than the Special Limited Partner) shall be entitled to cause the Partnership to effect an Exchange up to four (4) times per calendar year plus, if necessary, any additional number of times as may be necessary to allow such Limited Partner to participate in a transaction described in the following sentence, in each case with respect to a number of Class A Common Units at least equal to or exceeding the Minimum Exchange Amount, by delivering an Exchange Notice to the Partnership, with a copy to the Special Limited Partner. An Exchange Notice may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the Class A Shares into which the Class A Common Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which such Class A Shares would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property. Notwithstanding anything to the contrary contained in this Agreement, if, in connection with an Exchange in accordance with this Section 14.1, a filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), then the Exchange Date with respect to all Exchanged Units which would be exchanged into an equal number of Class A Shares resulting from such Exchange shall be delayed until the earlier of (i) such time as the required filing under the HSR Act has been made and the waiting period applicable to such Exchange under the HSR Act shall have expired or been terminated or (ii) such filing is no longer required, at which time such Exchange shall automatically occur without any further action by the holders of any such Exchange Units. Each of the Partners, including the Special Limited Partner, and Pubco agree to promptly take all actions required to make such filing under the HSR Act and the filing fee for such filing shall be paid by the Partnership.

(ii) Within three (3) Business Days of the giving of an Exchange Notice, the General Partner, on behalf of the Partnership, may elect to settle all or a portion of the Exchange in cash in an amount equal to the Cash Exchange Payment (in lieu of Class A Shares), exercisable by giving written notice of such election to the Exchanging Partner within such three (3) Business Day period (such notice, the “Cash Exchange Notice”). The Cash Exchange Notice shall set forth the portion of the Class A Common Units subject to the Exchange which will be exchanged for cash in lieu of Class A Shares. Any portion of the Exchange not settled for a Cash Exchange Payment shall be settled for a Stock Exchange Payment.

(iii) The Exchanging Partner may elect to retract its Exchange Notice by giving written notice of such election to the General Partner no later than (1) Business Day prior to the Exchange Date. The giving of any notice pursuant to this Section 14.1 shall terminate all of the Exchanging Partner’s, the General Partner’s and the Partnership’s rights and obligations under this Section 14.1 arising from such retracted Exchange Notice (but not, for the avoidance of doubt, from any Exchange Notice not retracted or that may be delivered in the future).

(iv) Notwithstanding anything to the contrary in this Section 14.1, the Special Limited Partner may, in its sole and absolute discretion, elect to effect on the Exchange Date the Exchange of Exchanged Units for the Cash Exchange Payment and/or the Stock Exchange Payment, as the case may be (and subject to the terms of Section 14.1(a)(ii) and (iii)), through a direct exchange of such Exchanged Units and with such consideration between the Exchanging Partner and the Special Limited Partner (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 14.1(a)(iv), the Special Limited Partner shall acquire the Exchanged Units and shall be treated for all purposes of this Agreement as the owner of such Units; provided, that, any such election by the Special Limited Partner shall not relieve the Partnership of its obligation arising with respect to such applicable Exchange Notice. The Special Limited Partner may, at any time prior to an Exchange Date, deliver written notice (an “Direct Exchange Election Notice”) to the Partnership and the Exchanging Partner setting forth its election to exercise its right to consummate a Direct Exchange; provided that such Election does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. A Direct Exchange Election Notice may be revoked by the Special Limited Partner at any time; provided that any such revocation does not prejudice the ability of the parties to consummate an Exchange or Direct Exchange on the Exchange Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Exchanged Units that would otherwise have been subject to an Exchange. Except as otherwise provided in this Section 14.1(a)(iv), a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated if the Special Limited Partner had not delivered a Direct Exchange Notice.

(v) An Earnout Company Unit is not permitted to be treated as an Exchanged Unit under this Agreement and in no event shall the Partnership or the Special Limited Partner effect an Exchange (including a Direct Exchange) of such an Earnout Company Unit unless and until such Earnout Company Unit has satisfied the earnout criteria set forth in the Business Combination Agreement.

(b) Exchange Payment.

(i) The Exchange (including a Direct Exchange) shall be consummated on the Exchange Date.

(ii) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of an Exchange, (i) Pubco shall contribute to the Special Limited Partner, and the Special Limited Partner shall contribute to the Partnership, for delivery to the Exchanging Partner (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Partner shall transfer and surrender the Exchanged Units to the Partnership (provided that the Exchanging Partner shall surrender the Class V Shares to Pubco and Pubco shall cancel the surrendered Class V Shares), free and clear of all liens and encumbrances, (iii) the Partnership shall issue to the Special Limited Partner a number of Class A Common Units equal to the number of Class A Common Units surrendered pursuant to clause (ii), (iv) solely to the extent necessary in connection with an Exchange, Pubco and the Special Limited Partner shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Shares to maintain a one-to-one ratio between the number of Class A Common Units owned by the Special Limited Partner, directly or indirectly, and the number of outstanding Class A Shares, taking into account the issuance in clause (iii), any Stock Exchange Payment, and any other action taken in connection with this Section 14.1, which actions shall be subject to the approval of the Original Limited Partner Representative (not to be unreasonably withheld, conditioned, or delayed), and (v) the Partnership shall (x) cancel the redeemed Class A Common Units which were Exchanged Units held by the Exchanging Partner and (y) transfer to the Exchanging Partner the Cash Exchange Payment and/or the Stock Exchange Payment, as applicable.

(iii) On the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date), in the case of a Direct Exchange, (i) Pubco shall contribute to the Special Limited Partner, and the Special Limited Partner shall deliver to the Exchanging Partner, (x) the Stock Exchange Payment with respect to any Exchanged Units not subject to a Cash Exchange Notice and (y) the Cash Exchange Payment with respect to any Exchanged Units subject to a Cash Exchange Notice, (ii) the Exchanging Partner shall transfer to the Special Limited Partner the Exchanged Units (provided that the Exchanging Partner shall surrender the Class V Shares to Pubco and Pubco shall cancel the surrendered Class V Shares), free and clear of all liens and encumbrances, and (iii) solely to the extent necessary in connection with a Direct Exchange, Pubco and the Special Limited Partner shall undertake all actions, including an issuance, reclassification, distribution, division or recapitalization, with respect to the Class A Shares to maintain a one-to-one ratio between the number of Class A Common Units owned by the Special Limited Partner, directly or indirectly, and the number of outstanding Class A Shares, any Stock Exchange Payment, and any other action taken in connection with this Section 14.1, which actions shall be subject to the approval of the Original Limited Partner Representative (not to be unreasonably withheld, conditioned, or delayed).

(iv) Upon the Exchange (including by way of a Direct Exchange) of all of a Limited Partner’s Class A Common Units, such Limited Partner shall cease to be a Limited Partner of the Partnership.

(c) Splits, Distributions and Reclassifications. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Shares are converted or changed into another security, securities or other property, this Section 14.1 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Section 14.1(c) is intended to preserve the intended economic effect of Section 3.4 and this Section 14.1 and to put each Limited Partner in the same economic position, to the greatest extent possible, with respect to Exchanges (including Direct Exchanges) as if such reclassification, reorganization, recapitalization or other similar transaction had not occurred and shall be interpreted in a manner consistent with such intent.

(d) PubCo Covenants. Pubco shall at all times keep available, solely for the purpose of issuance upon an Exchange (or Direct Exchange, as applicable), out of its authorized but unissued Class A Shares, such number of Class A Shares that shall be issuable upon the Exchange (or Direct Exchange, as applicable) of all outstanding Class A Common Units, including the Earnout Company Units (other than those Class A Common Units, including the Earnout Company Units, held by the Special Limited Partner); provided that nothing contained in this Agreement shall be construed to preclude Pubco and the Special Limited Partner from satisfying its obligations with respect to an Exchange (or Direct Exchange, as applicable) by delivery of a Cash Exchange Payment or Class A Shares that are held in treasury of Pubco. Pubco covenants that all Class A Shares that shall be issued upon an Exchange (or Direct Exchange, as applicable) shall, upon issuance thereof, be validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances. In addition, for so long as the Class A Shares are listed on a stock exchange or automated or electronic quotation system, Pubco shall cause all Class A Shares issued upon an Exchange (or Direct Exchange, as applicable) to be listed on such stock exchange or automated or electronic quotation system at the time of such issuance. For purposes of this Section 14.1(d), references to the “Class A Shares” shall be deemed to include any Equity Securities issued or issuable as a result of any reclassification, combination, subdivision or similar transaction of the Class A Shares that any Limited Partner would be entitled to receive pursuant to Section 14.1(c).

(e) Exchange Taxes. The issuance of Class A Shares upon an Exchange (or Direct Exchange, as applicable) shall be made without charge to the Exchanging Partner for any stamp or other similar tax in respect of such issuance; provided, however, that if any such Class A Shares are to be issued in a name other than that of the Exchanging Partner (subject to the restrictions in Article X), then the Person or Persons in whose name the shares are to be issued shall pay to the Special Limited Partner the amount of any additional tax that may be payable in respect of any Transfer involved in such issuance in excess of the amount otherwise due if such shares were issued in the name of the Exchanging Partner or shall establish to the satisfaction of the Special Limited Partner that such additional tax has been paid or is not payable.

(f) Distribution Rights. No Exchange (or Direct Exchange) shall impair the right of the Exchanging Partner to receive any distributions payable on the Class A Common Units exchanged pursuant to such Exchange (or Direct Exchange, as applicable) in respect of a Partnership Record Date that occurs prior to the Exchange Date for such Exchange (or Direct Exchange, as applicable). No Exchanging Partner, or a Person designated by an Exchanging Partner to receive Class A Shares, shall be entitled to receive, with respect to such record date, distributions or dividends both on Class A Common Units redeemed by the Partnership from such Exchanging Partner and on Class A Shares received by such Exchanging Partner, or other Person so designated, if applicable, in such Exchange (or Direct Exchange, as applicable).

(g) Exchange Restrictions. The General Partner may impose additional limitations and restrictions on Exchanges (including limiting Exchanges or creating priority procedures for Exchanges) to the extent it reasonably determines in good faith (with the approval of the Original Limited Partner Representative), which approval shall not be unreasonably withheld, conditioned, or delayed) that such limitations and restrictions are necessary to avoid the Partnership being classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code; provided that, for such purposes, the Partnership and the General Partner shall assume that each Original Limited Partner and the Special Limited Partner is treated as a single partner within the meaning of Regulations Section 1.7704-1(h) (determined taking into account the rules of Regulations Section 1.7704-1(h)(3)), unless otherwise required by applicable Law.

(h) Tax Matters.

(i) In connection with any Exchange (or Direct Exchange, as applicable), the Exchanging Partner shall, to the extent it is legally entitled to deliver such form, deliver to the Special Limited Partner or the Partnership, as applicable, a certificate, dated as of the Exchange Date, in a form reasonably acceptable to the Special Limited Partner or the Partnership, as applicable, certifying as to such Exchanging Partner’s taxpayer identification number and that such Exchanging Partner is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an Internal Revenue Service Form W-9 if then sufficient for such purposes under applicable Law) (such certificate a “Non-Foreign Person Certificate”). If an Exchanging Partner is unable to provide a Non-Foreign Person Certificate in connection with an Exchange, then (i) such Exchanging Partner shall provide a certificate substantially in the form described in Proposed Regulations Section 1.1446(f)-2(c)(2)(ii)(B) or (ii) the Partnership shall deliver a certificate substantially in in the form described in Proposed Regulations Section 1.1446(f)-2(c)(2)(ii)(C), in each case setting forth the liabilities of the Partnership allocated to the Class A Common Units subject to the Exchange under Section 752 of the Code, and the Special Limited Partner or the Partnership, as applicable, shall be permitted to withhold on the amount realized by such Exchanging Partner in respect of such Exchange as provided in Section 1446(f) of the Code and Proposed Regulations thereunder and consistent with the certificate provided pursuant to clause (i) or (ii) of this sentence, as applicable.

(ii) For U.S. federal and applicable state and local income tax purposes, each of the Exchanging Partner, the Partnership and the Special Limited Partner agree to treat each Exchange (and Direct Exchange) as a taxable sale by the Exchanging Partner of the Exchanging Partner’s Class A Common Units (together with an equal number of shares of Class V Common Stock, which shares shall not be allocated any economic value) to the Special Limited Partner in exchange for (A) the payment by the

Special Limited Partner of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to the Exchanging Partner and (B) corresponding payments under the Tax Receivable Agreement. Within thirty (30) days following the Exchange Date, the Special Limited Partner shall deliver a Section 743 notification to the Partnership in accordance with Regulations Section 1.743-1(k)(2).

(i) Representations and Warranties. In connection with any Exchange or Direct Exchange, as applicable, upon the acceptance of the Class A Shares or an amount of cash equal to the Cash Exchange Payment, the Exchanging Partner shall represent and warrant that the Exchanging Partner is the owner of the number of Exchanged Units the Exchanging Partner is electing to Exchange and that such Exchanged Units are not subject to any liens or restrictions on transfer (other than restrictions imposed by this Agreement, the charter and governing documents of the Special Limited Partner and applicable Law).

ARTICLE XV

MISCELLANEOUS

Section 15.1 Partnership Counsel. THE PARTNERSHIP, THE GENERAL PARTNER, THE SPECIAL LIMITED PARTNER, THE ORIGINAL LIMITED PARTNERS AND EACH OF THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES MAY BE REPRESENTED BY THE SAME COUNSEL (COUNSEL THAT REPRESENTS THE PARTNERSHIP, “PARTNERSHIP COUNSEL”). THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE PARTNERSHIP MAY ALSO PERFORM SERVICES FOR THE GENERAL PARTNER, THE SPECIAL LIMITED PARTNER, THE ORIGINAL LIMITED PARTNERS AND EACH OF THEIR RESPECTIVE SUBSIDIARIES AND AFFILIATES. THE GENERAL PARTNER MAY, WITHOUT THE CONSENT OF THE LIMITED PARTNERS, EXECUTE ON BEHALF OF THE PARTNERSHIP ANY CONSENT TO THE REPRESENTATION OF THE PARTNERSHIP THAT COUNSEL MAY REQUEST PURSUANT TO THE NEW YORK RULES OF PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY OTHER JURISDICTION. EACH PARTNER ACKNOWLEDGES THAT PARTNERSHIP COUNSEL DOES NOT REPRESENT ANY LIMITED PARTNER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN SUCH LIMITED PARTNER AND PARTNERSHIP COUNSEL (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN ABSENCE OF ANY SUCH AGREEMENT PARTNERSHIP COUNSEL SHALL OWE NO DUTIES TO EACH LIMITED PARTNER. EACH LIMITED PARTNER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT PARTNERSHIP COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH LIMITED PARTNER WITH RESPECT TO OTHER MATTERS, PARTNERSHIP COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY LIMITED PARTNER IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT.

Section 15.2 Appointment of General Partner as Attorney-in-Fact.

(a) Each Limited Partner, including each Additional Partner and Substitute Partner that are Limited Partners, irrevocably makes, constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to:

(i) All certificates and other instruments (including counterparts of this Agreement), and all amendments thereto, which the General Partner deems appropriate to form, qualify, continue or otherwise operate the Partnership as a limited partnership (or other entity in which the Partners will have limited liability comparable to that provided in the Act), in the jurisdictions in which the Partnership may conduct business or in which such formation, qualification or continuation is, in the opinion of the General Partner, necessary or desirable to protect the limited liability of the Partners.

(ii) All amendments to this Agreement adopted in accordance with the terms hereof, and all instruments which the General Partner deems appropriate to reflect a change or modification of the Partnership in accordance with the terms of this Agreement.

(iii) All conveyances of Partnership assets, and other instruments which the General Partner reasonably deems necessary in order to complete a dissolution and termination of the Partnership pursuant to this Agreement.

(b) The appointment by all Limited Partners of the General Partner as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Limited Partners and Assignees under this Agreement will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing and other action by it on behalf of the Partnership, shall survive the Incapacity of any Person hereby giving such power, and the Transfer or assignment of all or any portion of such Person’s Partnership Interest, and shall not be affected by the subsequent Incapacity of the principal; provided, however, that in the event of the assignment by a Limited Partner of all of its Partnership Interest, the foregoing power of attorney of an assignor Limited Partner shall survive such assignment only until such time as the Assignee shall have been admitted to the Partnership as a Substituted Limited Partner and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

Section 15.3 Arbitration.

(a) Except as otherwise expressly provided herein, any dispute, controversy or claim arising out of or in connection with this Agreement, or the interpretation, breach, termination or validity thereof (“Dispute”) shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (the “Rules”), except as modified herein and such arbitration shall be administered by the AAA. The place of arbitration shall be Chicago, Illinois.

(b) There shall be one arbitrator who shall be agreed upon by the parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If any arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the AAA in accordance with the listing, striking and ranking procedure in the Rules, with each party being given a limited number of strikes, except for cause. Any arbitrator appointed by the AAA shall be a retired judge or a practicing attorney with no less than fifteen years of experience with corporate and limited partnership matters and an experienced arbitrator. In rendering an award, the arbitrator shall be required to follow the laws of the state of Delaware.

(c) The award shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based. The arbitrator shall not be permitted to award punitive, multiple or other non-compensatory damages. The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues or accounting presented to the arbitrator. Judgment upon the award may be entered in any court having jurisdiction over any party or any of its assets. Any costs or fees (including attorneys’ fees and expenses) incident to enforcing the award shall be charged against the party resisting such enforcement.

(d) All Disputes shall be resolved in a confidential manner. The arbitrator shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration. The parties to the arbitration shall not disclose any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except as may be required by law, regulatory or governmental authority or as may be necessary in an action in aid of arbitration or for enforcement of an arbitral award. Before making any disclosure permitted by the preceding sentence (other than private disclosure to financial regulatory authorities), the party intending to make such disclosure shall use reasonable efforts to give the other party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.

(e) Barring extraordinary circumstances (as determined in the sole discretion of the arbitrator), discovery shall be limited to pre-hearing disclosure of documents that each side will present in support of its case, and non-privileged documents essential to a matter of import in the proceeding for which a party has demonstrated a substantial need. The parties agree that they will produce to each other all such requested non-privileged documents, except documents objected to and with respect to which a ruling has been or shall be sought from the arbitrator. There will be no depositions.

(f) Any claim brought by a Partner must be brought in such Partner’s individual capacity and not as a plaintiff or class member in any purported class, collective or representative proceeding.

Section 15.4 Accounting and Fiscal Year. Subject to Code section 448, the books of the Partnership shall be kept on such method of accounting for tax and financial reporting purposes as may be determined by the General Partner. The fiscal year of the Partnership (the “Fiscal Year”) shall be the calendar year, or, in the case of the first and last Fiscal Years of the Partnership, the fraction thereof commencing on the date of this Agreement or ending on the date on which the winding-up of the Partnership is completed, as the case may be, unless otherwise determined by the General Partner and permitted under the Code.

Section 15.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior or contemporaneous agreements or understandings between the parties hereto pertaining to the subject matter hereof, including the Original Agreement.

Section 15.6 Further Assurances. Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to effectively carry out the purposes of this Agreement.

Section 15.7 Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, (b) sent by facsimile, overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) (except with respect to notice to the Partnership or the General Partner) sent by e-mail, with electronic, written or oral confirmation of receipt, in each case addressed as follows:

if to the Partnership or the General Partner, to 900 N. Michigan Avenue, Suite 1600, Chicago, IL 60611; Attention: Chief Executive Officer; Phone: (312) 915-2882; Fax: (312) 915-3053;

or to such other address as the Partnership may from time to time specify by notice to the Partners; and

if to any Limited Partner, to such Limited Partner at the address set forth in the records of the Partnership.

Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon receipt, if sent by facsimile or e-mail, or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

Section 15.8 Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

Section 15.9 Construction. This Agreement shall be construed as if all parties hereto prepared this Agreement.

Section 15.10 Binding Effect. Except as otherwise expressly provided herein, this Agreement shall be binding on and inure to the benefit of the Partners, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Partnership, whether as Assignees, Substituted Limited Partners or otherwise.

Section 15.11 Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 15.12 Confidentiality. A Limited Partner’s rights to access or receive any information about the Partnership or its business are conditioned on such Limited Partner’s willingness and ability to assure that the Partnership information will be used solely by such Limited Partner for purposes reasonably related to such Limited Partner’s interest as a Limited Partner, and that such Partnership information will not become publicly available as a result of such Limited Partner’s rights to access or receive such Partnership information. Each Limited Partner hereby acknowledges that the Partnership creates and will be in possession of confidential information, the improper use or disclosure of which could have a material adverse effect upon the Partnership and its Subsidiaries. Each Limited Partner further acknowledges and agrees that the Partnership information constitutes a valuable trade secret of the Partnership and agrees to maintain any Partnership information provided to it in the strictest confidence. Accordingly, without limiting the generality of the foregoing:

(a) Notwithstanding Article VIII, the General Partner shall have the right to keep confidential from the Limited Partners (and their respective agents and attorneys) for such period of time as the General Partner deems reasonable, any information: (i) that the General Partner believes to be in the nature of trade secrets; or (ii) which the General Partner (or its Affiliates, employees, officers, directors, members, partners or personnel) is required by law or by agreement with a third party to keep confidential; provided, that the General Partner shall make available to a Limited Partner, upon reasonable request, information required by such Limited Partner to comply with applicable laws, rules and regulations, as well as any requests from any federal or state regulatory body having jurisdiction over such Limited Partner. Notwithstanding the immediately preceding proviso, in no event shall the General Partner be required to disclose to any Limited Partner the identity of, or any account details relating to, any other Partner unless it is required to do so by law applicable to it, as determined by a court of competent jurisdiction.

(b) Except as permitted by this Section 15.12 or as required by applicable law, each party hereto agrees that the provisions of this Agreement, all of the information and documents described in Article VIII, all understandings, agreements and other arrangements between and among the parties (or any of them), and all other non-public information received from, or otherwise relating to, the Partnership or any of its Subsidiaries, any Limited Partners, the General Partner and/or their respective Affiliates shall be confidential, and shall not disclose or otherwise release to any other Person (other than another party hereto) such matters, without the written consent of the General Partner.

(c) The confidentiality obligations of the parties under this Section 15.12 shall not apply: (i) to the disclosure by a Limited Partner of information to the other Limited Partners or such Limited Partner’s Affiliates, partners, officers, agents, board members, trustees, attorneys, auditors, employees, prospective transferees permitted hereunder, financial advisors and other professional advisors (provided, that such prospective transferees and other Persons agree to hold confidential such information substantially in accordance with this Section 15.12 or are otherwise bound by a duty of confidentiality to such Limited Partner) solely on a need-to-know basis, which Persons shall be bound by this Section 15.12 as if they were Limited Partners, (ii) to information already known to the general public at the time of disclosure or that became known prior to such disclosure through no act or omission by any Limited Partner or any Person acting on behalf of any of the foregoing, (iii) to information received from a source not bound by a duty of confidentiality to the Partnership or any of its Subsidiaries, any Partner or any Affiliate of any of the foregoing, (iv) to any party to the extent that the disclosure by such party of information otherwise determined to be confidential is required by applicable law (foreign or domestic) or legal process (including pursuant to an arbitration proceeding), or by any federal, state, local or foreign regulatory body with jurisdiction over such party, (v) to disclosures made in connection with any lawsuit initiated to enforce any rights granted under this Agreement, or (vi) to the disclosure of confidential information to rating agencies to the extent such disclosure is required by such rating agencies; provided, that prior to disclosing such confidential information, a party shall, to the extent permitted by applicable law, notify the General Partner thereof, which notice shall include the basis upon which such party believes the information is required to be disclosed. Notwithstanding the foregoing or anything to the contrary herein, in no event shall this Section 15.12(c) permit any Limited Partner to disclose the identity of, or any account details relating to, any other Partner without the prior written consent of the General Partner (which may be given or withheld in the General Partner’s sole discretion) unless the Limited Partner delivers to the General Partner a written opinion of counsel to the Limited Partner (which opinion and counsel shall be reasonably acceptable to the General Partner) to the effect that such disclosure is required under applicable law.

(d) To the extent that a Limited Partner is subject to the United States Freedom of Information Act or any similar public disclosure or public records act statutes: (i) such Limited Partner acknowledges the General Partner’s and the Partnership’s position that the information intended to be protected by the provisions of Sections 15.12(a) and 15.12(b) constitutes or includes sensitive financial data, proprietary data, commercial and financial information and/or trade secrets that are being provided to and/or entered into with the Limited Partner with the specific understanding that such documents and information will remain confidential; (ii) the General Partner advises each such Limited Partner that the documents and information intended to be protected by the provisions of Sections 15.12(a) and 15.12(b) would not be supplied to such Limited Partner without an understanding that such documents and information will be held and treated by such Limited Partner as confidential information; and (iii) to the extent that such Limited Partner is nevertheless required to disclose any such confidential information, (A) such Limited Partner shall, unless legally prohibited, give the General Partner prior notice of any such required disclosure and (B) such Limited Partner shall in any event maintain the confidentiality of the Partnership’s information (including this Agreement) to at least the same extent as, and in a manner no less favorable to the Partnership and the General Partner than the manner in which, it maintains the confidentiality of comparable information in respect of any other private investment vehicles in which such Limited Partner invests (whether such vehicles are focused on private investments, public investments or otherwise). Notwithstanding the foregoing or anything to the contrary herein, in no event shall this Section 15.12(d) permit any Limited Partner to disclose the identity of, or any account details relating to, any other Partner, without the prior written consent of the General Partner (which may be given or withheld in the General Partner’s sole discretion) unless the Limited Partner delivers to the General Partner a written opinion of counsel to the Limited Partner (which opinion and counsel shall be reasonably acceptable to the General Partner) to the effect that such disclosure is required under applicable law.

(e) The Partnership and the General Partner shall be entitled to enforce the obligations of each Limited Partner under this Section 15.12 to maintain the confidentiality of the information described herein. The remedies provided for in this Section 15.12 are in addition to and not in limitation of any other right or remedy of the Partnership or the General Partner provided by law or equity, this Agreement or any other agreement entered into by or among one or more of the Limited Partners and/or the Partnership. Each Limited Partner expressly acknowledges that the remedy at law for damages resulting from a breach of this Section 15.12 may be inadequate and that the Partnership and the General Partner shall be entitled to institute an action for specific performance of a Limited Partner’s obligations hereunder. The General Partner shall be entitled to consider the different circumstances of different Limited Partners with respect to the restrictions and obligations imposed on Limited Partners hereunder to the full extent permitted by law, and, to the full extent permitted by law, the General Partner may, in its good faith discretion, waive or modify such restrictions and obligations with respect to a Limited Partner without waiving or modifying such restrictions and obligations for other Limited Partners.

(f) In addition, to the full extent permitted by law, each Limited Partner agrees to indemnify the Partnership and each Indemnitee against any claim, demand, controversy, dispute, cost, loss, damage, expense (including attorneys’ fees), judgment and/or liability incurred by or imposed upon the Partnership or any such Indemnitee in connection with any action, suit or proceeding (including any proceeding before any administrative or legislative body or agency), to which the Partnership or any such Indemnitee may be made a party or otherwise involved or with which the Partnership or any such Indemnitee shall be threatened, by reason of the Limited Partner’s obligations (or breach thereof) set forth in this Section 15.12.

(g) Notwithstanding any other provision of this Agreement (including this Section 15.12), Pubco and the Special Limited Partner may disclose any Confidential Information otherwise subject to the confidentiality obligations of this Section 15.12 to any federal, state, local or foreign regulatory or self-regulatory body or any securities exchange or listing authority to the extent required or requested by such body, exchange or authority, or as necessary and appropriate in connection with filings, or as otherwise legally required.

Section 15.13 Consent to Use of Name. Each Partner hereby consents to the use and inclusion of its name in the Partnership’s books and records hereto.

Section 15.14 Consent by Spouse. Each Limited Partner who is a natural person and is married (and not formally separated with an agreed-upon division of assets) and is subject to the community property laws of any state shall deliver a duly executed Consent by Spouse, in the form prescribed in Exhibit C attached hereto, and at the time of execution of this Agreement. Each such Limited Partner shall also have such Consent by Spouse executed by any spouse married to him or her at any time subsequent thereto while such natural person is a Limited Partner. Each Limited Partner agrees and acknowledges that compliance with the requirements of this Section 15.14 by each other Limited Partner constitutes an essential part of the consideration for his or her execution of this Agreement.

Section 15.15 Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement, binding on all parties hereto.

Section 15.16 Survival. The provision of Section 6.5, 6.6, 15.1, 15.2, 15.3, 15.5, 15.6, 15.7, 15.8, 15.12, 15.13 and 15.14 (and this Section 15.16) (and any other provisions herein necessary for the effectiveness of the foregoing sections) shall survive the termination of the Partnership and/or the termination of this Agreement.

Section 15.17 Anti-Money Laundering Representations and Undertakings. Each Partner acknowledges that it has read the representations and undertakings contained on Exhibit D attached hereto and hereby confirms they are true and correct.

Section 15.18 Third Party Beneficiary. Notwithstanding anything to the contrary contained herein, dMY Sponsor, LLC is an express third party beneficiary of Section 6.1(c), Section 6.5(c) and Section 6.6(h) of this Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in Section 6.1(c), Section 6.5(c) and Section 6.6(h) of this Agreement as though directly party hereto.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

RUSH STREET INTERACTIVE, LP

Name:
Title:

RUSH STREET INTERACTIVE GP, LLC

Name:
Title:

RUSH STREET INTERACTIVE, INC.,

Name:
Title:

RSI ASLP, INC.

Name:
Title:

RSI GP, LLC

Name:
Title:

Signature Page to Amended and Restated Limited Partnership Agreement of Rush Street Interactive, LP

[ORIGINAL LIMITED PARTNERS]

Name:
Title:

SCHEDULE I: OWNERSHIP

(as of the Closing Date)1

Partner	Class A Common Units
RSI ASLP, Inc.	[●] (of which [●] are Earnout Company Units)
[Original Limited Partner]	[●] (of which (a) [●] are Earnout Company Units and (b) [●] are Put-Call Units)
[Original Limited Partner]	[●](of which (a) [●] are Earnout Company Units and (b) [●] are Put-Call Units)
[Original Limited Partner]	[●] (of which (a) [●] are Earnout Company Units and (b) [●] are Put-Call Units)
Total	[●]

1	To be updated by General Partner on the Closing Date.

Schedule I

EXHIBIT A: CAPITAL CONTRIBUTIONS

[●]

EXHIBIT B: EXCHANGE NOTICE

[General Partner]

[Address]

The undersigned Limited Partner or Assignee hereby irrevocably tenders for Exchange Class A Common Units in Rush Street Interactive, LP in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of Rush Street Interactive, LP, dated as of [●], 2020 (as may be amended, restated, amended and restated, modified or otherwise supplemented or waived from time to time, the “Agreement”), and the Exchange rights referred to therein in Section 14.1. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement. The undersigned Limited Partner or Assignee:

(a) undertakes to surrender such Class A Common Units at the closing of the Exchange;

(b) directs that the certified check representing or, at the General Partner’s discretion, a wire transfer of the Cash Exchange Payment, and/or the Stock Exchange Payment, as applicable, deliverable upon the closing of such Exchange be delivered to the address or bank account, as applicable, specified below;

(c) represents, warrants, certifies and agrees that: (i) the undersigned Limited Partner or Assignee is eligible to make an Exchange pursuant to Section 14.1 of the Agreement; (ii) the undersigned Limited Partner or Assignee has, and at the closing of the Exchange will have, good, marketable and unencumbered title to such Class A Common Units, free and clear of the rights or interests of any other person or entity; (iii) the undersigned Limited Partner or Assignee has, and at the closing of the Exchange will have, the full right, power and authority to tender and surrender such Class A Common Units as provided herein; (iv) the undersigned Limited Partner or Assignee, and the tender and surrender of such Class A Common Units for Exchange as provided herein complies with all conditions and requirements for redemption of Class A Common Units set forth in the Agreement; and (v) the undersigned Limited Partner or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and

(d) acknowledges that the undersigned will continue to own such Class A Common Units unless and until either (1) such Class A Common Units are acquired by the Special Limited Partner pursuant to Section 14.1 of the Agreement or (2) such exchange transaction closes.

Dated:

Name of Limited Partner or Assignee:
Signature of Limited Partner or Assignee
Street Address
City, State and Zip Code
Social security or identifying number
Signature Medallion Guaranteed by:*
Issue Check Payable to (or shares in the name of): Bank Account Details:

* Required unless waived by the General Partner or Transfer Agent.

EXHIBIT C: CONSENT BY SPOUSE

I acknowledge that I have read the Amended and Restated Agreement of Limited Partnership, effective as of [●], 2020 (as may be amended, restated, amended and restated, modified or otherwise supplemented or waived from time to time, the “Partnership Agreement”) of Rush Street Interactive, LP (the “Partnership”) and that I know its contents. I am aware that by its provisions, my spouse agrees to sell, convert, dispose of, or otherwise transfer his or her interest in the Partnership, including any property or other interest that I have or acquire therein, under certain circumstances. I hereby consent to such sale, conversion, disposition or other transfer; and approve of the provisions of the Partnership Agreement and any action hereafter taken by my spouse thereunder with respect to his or her interest, and I agree to be bound thereby.

I further agree that in the event of my death or a dissolution of marriage or legal separation, my spouse shall have the absolute right to have my interest, if any, in the Partnership set apart to him or her, whether through a will, a trust, a property settlement agreement or by decree of court, or otherwise, and that if he or she be required by the terms of such will, trust, settlement or decree, or otherwise, to compensate me for said interest, that the price shall be an amount equal to: (i) the then-current balance of the Capital Account relating to said interest; multiplied by (ii) my percentage of ownership in such interest (all without regard to the effect of any vesting provisions in the Partnership Agreement related thereto).

This consent, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the [ ]* without regard to otherwise governing principles of choice of law or conflicts of law.

Dated:

NAME:

* Insert jurisdiction of residence of Partner and Spouse.

EXHIBIT D: ANTI-MONEY LAUNDERING REPRESENTATIONS AND UNDERTAKINGS

Each Partner hereby makes the following representations, warranties and covenants as of the date of this Agreement, and for so long as each such Partner holds any Partnership Interest thereafter:

(a) The monies used to fund the Partner’s acquisition of an interest in the Partnership, and the monies that have been or will be used to make Capital Contributions, have not been, and will not in any case be, derived from or related to any activity that would be illegal in any Relevant Jurisdiction (“Illegal Activity”). In addition, the proceeds from the Partner’s investment in the Partnership will not be used to finance any Illegal Activities. To the best of the Partner’s knowledge, no contribution or payment, in and of itself, by any Partner to the Partnership will directly cause the Partnership or its affiliates to be in violation of applicable anti-money laundering, terrorist financing, or sanctions laws, regulations or government guidance, including but not limited to the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, and the Bank Secrecy Act’s implementing regulations (collectively, “BSA laws and regulations”); the economic and trade sanctions administered and enforced by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”); or applicable anti-money laundering and terrorist financing laws, regulations or government guidance of any Relevant Jurisdiction. “Relevant Jurisdiction” means the United States or the Partner’s place of organization or principal place of business.

(b) Neither a Partner nor any person or entity controlled by or controlling the Partner, excluding such persons or entities that are shareholders of the Partner or any person or entity controlled by or controlling the Partner in the event the Partner or any person or entity controlled by or controlling the Partner is a public company traded on a recognized securities exchange:

(i) Appears on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or the Annex to Executive Order 13224 issued by the President of the United States, each as amended from time to time;

(ii) Is a person or entity resident in or, if an entity, organized or chartered under the laws of a jurisdiction that (a) has been designated by the Secretary of the United States Department of the Treasury as warranting special measures due to money laundering concerns or (b) has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization of which the United States is a member, if the United States has concurred in such designation;

(iii) Is subject to economic or trade sanctions administered and enforced by OFAC;

(iv) Unless disclosed to the Partnership, is a Senior Foreign Political Figure, defined as a current or former senior official in the executive, legislative, administrative, military, or judicial branches of a foreign government (whether elected or not); a senior official of a major foreign political party; a senior executive of a foreign government-owned commercial enterprise; a corporation, business, or other entity that has been formed by, or for the benefit of, such an individual; or the parent, sibling, spouse, child, in-law or close associate of such an individual; or

(v) Is a foreign shell bank defined as a foreign bank that does not have a physical presence in any country unless the foreign bank is an affiliate of a depository institution, credit union, or foreign bank that maintains a physical presence in the United States or a foreign country and is subject to the supervision by a banking authority in the country regulating the affiliated depository institution, credit union or foreign bank.

(c) The Partners understand that the Partnership (and/or its affiliates) may be subject to certain legal requirements that require verification of the source of funds paid to the Partnership by the Partners, as well as the Partners’ identity and that of any associated persons. The Partners agree that it will provide such materials as may from time to time be reasonably requested by the Partnership or the General Partner for such purposes. In addition, the Partners agree to provide to the Partnership and its affiliates any additional information regarding itself and any person or entity controlled by or controlling the Partner, excluding such persons or entities that are shareholders of the Partner or any person or entity controlled by or controlling the Partner in the event the Partner or any person or entity controlled by or controlling the Partner is a public company traded on a recognized securities exchange, that may be deemed necessary to ensure compliance with all applicable laws concerning money laundering and terrorist financing, as well as trade and economic sanctions. The Partnership may take such actions as the General Partner may reasonably determine if this information is not provided or on the basis of information that is provided.

(d) All evidence of identity and related information concerning each Partner and any person controlling or controlled by the Partner, excluding such persons or entities that are shareholders of the Partner or any person or entity controlled by or controlling the Partner in the event the Partner or any person or entity controlled by or controlling the Partner is a public company traded on a recognized securities exchange, provided to the Partnership is and will be true, accurate and complete. Each Partner will promptly notify the Partnership and the General Partner if any of the representations in this section cease to be true and accurate.

(e) The General Partner may segregate and/or redeem a Partner’s investment in the Partnership, prohibit future investments or capital contributions, or take other appropriate action if the General Partner determines that the continued participation of any Partner could materially adversely affect the Partnership or if the action is necessary in order for the Partnership to comply with applicable laws, regulations, orders, directives or special measures. The Partners further understand that the Partnership and the General Partner (and any of their affiliates) may release confidential information about each such Partner and, if applicable, any of its direct or indirect beneficial owners, to proper authorities if, in their sole and absolute discretion, they determine that such release is in the interest of any of the foregoing in light of applicable laws and regulations. The General Partner will take such steps as it determines are necessary to comply with applicable laws, regulations, orders, directives and special measures.

EXHIBIT E

TAX RECEIVABLE AGREEMENT

(See attached)

[Exhibit E]

EXHIBIT E

FORM OF TAX RECEIVABLE AGREEMENT

among

DMY TECHNOLOGY GROUP, INC.,

RSI ASLP, INC.

and

THE PERSONS NAMED HEREIN

Dated as of [●], 2020

Exhibits and Schedules

Exhibit A - Form of Joinder

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “TRA Agreement”), is dated as of [●], 2020, among dMY Technology Group, Inc., a Delaware corporation (the “Corporate Taxpayer”), RSI ASLP, Inc. (“Corporate Sub”), Rush Street Interactive, LP, a Delaware limited partnership (“OpCo”), and each of the partners of OpCo listed on Schedule 1 hereto (each such partner, a “TRA Party” and together the “TRA Parties”), Rush Street Interactive GP, LLC, a Delaware limited liability company in its capacity as the TRA Party Representative, and each of the other Persons from time to time that become a party to this TRA Agreement. Capitalized terms used but not defined herein shall have their respective meanings set forth in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the TRA Parties directly or indirectly hold Partnership Units in OpCo, which is classified as a partnership for United States federal income Tax purposes;

WHEREAS, the Corporate Taxpayer’s wholly owned subsidiary RSI GP LLC, a Delaware limited liability company (the “GP Company”), will become the general partner of, and will hold general partnership units in, OpCo;

WHEREAS, the Corporate Taxpayer’s wholly owned subsidiary Corporate Sub will become a limited partner of, and will hold Class A Common Units in, OpCo;

WHEREAS, the Corporate Taxpayer, the TRA Parties, and OpCo entered into a Business Combination Agreement on July 27, 2020, which agreement was amended and restated by the parties thereto on October 9, 2020, pursuant to that certain Amended & Restated Business Combination Agreement (as further amended, restated, amended and restated, modified or supplemented from time to time in accordance with such agreement, the “Business Combination Agreement”), pursuant to which Corporate Sub will acquire (i) the Purchased Closing Company Units from the TRA Parties in exchange for the Purchased Company Unit Closing Cash Consideration (the “Purchase”), (ii) the Issued Company Units from OpCo in exchange for the Contribution Amount, and (iii) additional Partnership Units from OpCo in exchange for certain Aggregate Available Cash received in connection with a Permitted Equity Financing (which cash will then be used to redeem certain Partnership Units held by the TRA Parties) (the “Post-Closing Purchase”);

WHEREAS, each Class A Common Unit held by a TRA Party may be Exchanged, together with the surrender and delivery by such holder of one (1) share of Buyer Class V Voting Stock, for one (1) share of Buyer Class A Common Stock or for cash in accordance with and subject to the conditions and limitations in the Limited Partnership Agreement;

WHEREAS, OpCo and each direct or indirect Subsidiary treated as a partnership for U.S. federal income tax purposes has and will have in effect an election under Section 754 of the Code for each Taxable Year that includes the Closing Date and for each Taxable Year in which an Exchange occurs;

WHEREAS, as a result of the Closing (including the Purchase and the Post-Closing Purchase), any Put-Call Purchase and future Exchanges, the income, gain, loss, deduction, expense and other Tax items of the Corporate Taxpayer and its Subsidiaries (including Corporate Sub) may be affected by (i) Basis Adjustments and (ii) any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement (collectively, the “Tax Attributes”); and

WHEREAS, the parties to this TRA Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Covered Taxes of or with respect to the Corporate Taxpayer and its Subsidiaries.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this TRA Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

As used in this TRA Agreement, the terms set forth in this Article I shall have the following meanings.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for Covered Taxes of, without duplication, (i) the Corporate Taxpayer and its Covered Subsidiaries, and (ii) OpCo and its Subsidiaries, but only with respect to Covered Taxes imposed on the taxable income of OpCo and its Subsidiaries and allocable to the Corporate Taxpayer or its Covered Subsidiaries for such Taxable Year; provided that, for the avoidance of doubt, such amounts shall include any Covered Taxes (A) imposed by way of withholding, (B) arising under the BBA Rules, or (C) without duplication of (B), attributable to the Corporate Taxpayer or its Covered Subsidiaries pursuant to Section 9.4 of the Limited Partnership Agreement; provided further, that, if applicable, such amounts shall be determined in accordance with a Determination (including interest imposed in respect thereof under applicable law).

“Advisory Firm” means PricewaterhouseCoopers, Ernst & Young, Deloitte, KPMG or RSM US LLP, or, if agreed in writing by the Corporate Taxpayer and the TRA Party Representative, another accounting firm that is nationally recognized as being expert in U.S. federal, state and local income Tax matters.

“Advisory Firm Letter” means a letter prepared by the Advisory Firm (at the expense of OpCo) that prepared the relevant Schedules, notices or other information to be provided by the Corporate Taxpayer to the TRA Parties stating that such Schedules, notices or other information, along with all supporting schedules and work papers prepared by such Advisory Firm in connection with such Schedules, notices or other information, were prepared in a manner that is consistent with the terms of this TRA Agreement and, to the extent not expressly provided in this TRA Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered to the TRA Parties.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. For purposes of this TRA Agreement, no TRA Party shall be considered to be an Affiliate of the Corporate Taxpayer or OpCo or their respective Subsidiaries.

“Agreed Rate” means a per annum rate of LIBOR plus 100 basis points.

“Amended Schedule” has the meaning set forth in Section 2.3(b).

“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer or its Covered Subsidiaries or OpCo and its Subsidiaries that is attributable to a TRA Party and shall be determined by reference to the Tax Attributes, under the following principles:

(i) any Purchase Basis Adjustments shall be determined separately with respect to each TRA Party and are Attributable to each TRA Party in an amount equal to the total Purchase Basis Adjustments relating to such Partnership Units purchased from such TRA Party (whether pursuant to the Purchase, the Post-Closing Purchase, or any Put-Call Purchase);

(ii) any Exchange Basis Adjustments shall be determined separately with respect to each Exchanging Partner and are Attributable to each Exchanging Partner in an amount equal to the total Exchange Basis Adjustments relating to such Partnership Units Exchanged by such Exchanging Partner; and

(iii) any deduction to the Corporate Taxpayer or its Covered Subsidiaries, as applicable, with respect to a Taxable Year in respect of any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement is Attributable to the Person that is required to include the Imputed Interest or other payment in income (without regard to whether such Person is actually subject to Tax thereon).

“Basis Adjustment” means a Purchase Basis Adjustment or an Exchange Basis Adjustment.

“Basis Schedule” has the meaning set forth in Section 2.1.

“BBA Rules” has the meaning set forth in the Limited Partnership Agreement.

“Board” means the Board of Directors of the Corporate Taxpayer.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Cash Exchange Payment” has the meaning set forth in the Limited Partnership Agreement.

“Change of Control” shall have occurred upon the earlier of (i) a direct or indirect sale, transfer or other disposition of all or substantially all of the assets of the Corporate Taxpayer or Corporate Sub (taken as a whole) in any transaction or series of related transactions to a “person” or a “group” (as such term is defined under Regulation 13D under the Exchange Act) that is not a TRA Party or a Permitted Transferee of a TRA Party, other than (x) such sale, transfer or other disposition by the Corporate Taxpayer or Corporate Sub following which all or substantially all of the assets of the Corporate Taxpayer or Corporate Sub (taken as a whole) are held by an entity (or an Affiliate of an entity) at least fifty percent (50%) of the combined voting power of the voting securities of which are owned, directly or indirectly, by shareholders of the Corporate Taxpayer or Corporate Sub, as applicable, in substantially the same proportions as their ownership of the Corporate Taxpayer or Corporate Sub, as applicable, immediately prior to such sale, transfer or other disposition or (y) such a sale, transfer or other disposition of such assets to the Corporate Taxpayer; (ii) any merger, consolidation or reorganization of the Corporate Taxpayer, Corporate Sub or OpCo with another entity, except for a merger, consolidation or reorganization in which, after giving effect to such merger, consolidation or reorganization, the holders of the Corporate Taxpayer’s, Corporate Sub’s or OpCo’s outstanding voting securities (on a fully-diluted basis) immediately prior to the merger, consolidation or reorganization will own directly or indirectly, immediately following the merger, consolidation or reorganization, a majority of the voting securities (on a fully diluted basis) of the Corporate Taxpayer, Corporate Sub, OpCo, or the entity into which the Corporate Taxpayer, Corporate Sub or OpCo merged, consolidated or reorganized (taking into account any transaction or series of transactions related to such merger, consolidation or reorganization, as determined in good faith by the Corporate Taxpayer, the Corporate Sub, and the TRA Disinterested Majority); (iii) the shareholders of the Corporate Taxpayer or Corporate Sub approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or Corporate Sub, other than such a liquidation or dissolution pursuant to which substantially all of the assets of the Corporate Taxpayer or Corporate Sub are transferred to an entity (or an Affiliate of an entity) at least fifty percent (50%) of the combined voting power of the voting securities of which are owned, directly or indirectly, by shareholders of the Corporate Taxpayer or Corporate Sub in substantially the same proportions as their ownership of the Corporate Taxpayer or Corporate Sub immediately prior to such liquidation or dissolution (taking into account any transaction or series of transactions related to such liquidation or dissolution, as determined in good faith by the Corporate Taxpayer, the Corporate Sub, and the TRA Disinterested Majority); or (iv) any sale or transfer or series of related sales or transfers of the outstanding voting securities of the Corporate Taxpayer which results in a “person” or “group” (as such term is defined under Regulation 13D under the Exchange Act) that is not a TRA Party or a Permitted Transferee of a TRA Party beneficially owning outstanding voting securities of the Corporate Taxpayer representing greater than fifty percent (50%) of all of the outstanding voting securities of the Corporate Taxpayer (on a fully-diluted basis). For the avoidance of doubt, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of transactions immediately following which the record holders of the Class A Common Stock and Class V Common Stock of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have the same proportionate ownership in and voting control over, and own of the same number of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Class A Common Unit” has the meaning set forth in the Limited Partnership Agreement.

“Closing” has the meaning set forth in the Business Combination Agreement.

“Closing Date” has the meaning set forth in the Business Combination Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Contribution Amount” has the meaning set forth in the Business Combination Agreement.

“Corporate Sub” has the meaning set forth in the Preamble.

“Corporate Taxpayer” has the meaning set forth in the Preamble.

“Corporate Taxpayer Return” means the United States federal and/or state and/or local and/or foreign Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Covered Taxes of any Taxable Year.

“Covered Subsidiaries” means, with respect to the Corporate Taxpayer, any Subsidiary of the Corporate Taxpayer, including Corporate Sub but excluding OpCo (and any successor of OpCo) and its Subsidiaries.

“Covered Taxes” means any and all United States federal, state, local, or foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits, whether as an exclusive or an alternative basis, and including franchise taxes that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same such Taxable Years. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination; provided, that the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

“Default Rate” means a per annum rate of LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, foreign or local Tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“DGCL” means the General Corporation Law of the State of Delaware.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2.

“Early Termination Notice” has the meaning set forth in Section 4.2.

“Early Termination Payment” has the meaning set forth in Section 4.3(b).

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.2.

“Exchange” has the meaning set forth in the Limited Partnership Agreement and shall include a Direct Exchange (as defined in the Limited Partnership Agreement), and “Exchanged” has a correlative meaning.

“Exchange Act” has the meaning set forth in the Limited Partnership Agreement.

“Exchange Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for United States federal income Tax purposes) or under Sections 734(b), 743(b), 754 and/or 755 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for United States federal income Tax purposes) and, in each case, analogous sections of state, local, and foreign Tax laws, as a result of an Exchange and the payments made pursuant to this TRA Agreement in respect of such Exchange. The amount of any Exchange Basis Adjustment shall be determined using the Market Value with respect to such Exchange, except, for the avoidance of doubt, as otherwise required by a Determination. For the avoidance of doubt, payments made under this TRA Agreement shall not be treated as resulting in an Exchange Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Exchange Date” means the date of any Exchange.

“Exchanging Partner” shall mean an “Exchanging Partner” as defined in the Limited Partnership Agreement.

“Expert” has the meaning set forth in Section 7.9.

“Final Payment Date” means, with respect to any payment required to be made pursuant to this TRA Agreement, the last date on which such payment may be made within the applicable time period prescribed for such payment under this TRA Agreement (i.e., the date on which such payment is due under this TRA Agreement). For example, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this TRA Agreement.

“Future TRAs” has the meaning set forth in Section 5.1.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the hypothetical liability for Covered Taxes of, without duplication, (i) the Corporate Taxpayer and its Covered Subsidiaries, and (ii) OpCo and its Subsidiaries, but only with respect to Covered Taxes imposed on the taxable income of OpCo and its Subsidiaries and allocable to the Corporate Taxpayer or its Covered Subsidiaries for such Taxable Year, determined using the same methods, elections, conventions and similar practices used in computing the Actual Tax Liability (provided that, such amounts shall include any Covered Taxes (A) imposed by way of withholding, (B) arising under the BBA Rules, or (C) without duplication of (B), attributable to the Corporate Taxpayer or its Covered Subsidiaries pursuant to Section 9.4 of the Limited Partnership Agreement; provided further, that, if applicable, such amounts shall be determined in accordance with a Determination), but, in each case, (a) calculating depreciation, amortization or similar deductions and income, gain or loss using the

Non-Adjusted Tax Basis of the Reference Assets as reflected on the Schedules for such Taxable Year, and (b) excluding any deduction attributable to any payment (including amounts attributable to Imputed Interest) made under this TRA Agreement for such Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute, as applicable.

“ICC” has the meaning set forth in Section 7.9.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign Tax law with respect to the Corporate Taxpayer’s or any Covered Subsidiary’s payment obligations in respect of such TRA Party under this TRA Agreement.

“Interest Amount” has the meaning set forth in Section 3.1(b).

“IRS” means the United States Internal Revenue Service.

“Issued Company Units” has the meaning set forth in the Business Combination Agreement.

“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source unanimously selected by the Corporate Taxpayer, Corporate Sub and the TRA Party Representative as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate unanimously determined by the Corporate Taxpayer, Corporate Sub and the TRA Party Representative at such time); provided, that at no time shall LIBOR be less than 0%. If the Corporate Taxpayer, Corporate Sub and the TRA Party Representative have unanimously made the determination that LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars, then the Corporate Taxpayer, Corporate Sub and the TRA Party Representative shall establish a replacement interest rate (the “Replacement Rate”), after giving due consideration to any evolving or then prevailing conventions in the U.S. loan market for loans in U.S. dollars for such alternative benchmark, and including any mathematical or other adjustments to such benchmark, including spread adjustments, giving due consideration to any evolving or then prevailing convention for similar loans in the U.S. loan market in U.S. dollars for such benchmark, which adjustment, method for calculating such adjustment and benchmark shall be published on an information service as unanimously selected from time to time by the Corporate Taxpayer, Corporate Sub and the TRA Party Representative. The Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this TRA Agreement. In connection with the establishment and application of the Replacement Rate, this TRA Agreement shall be amended, with the consent of the Corporate Taxpayer, Corporate Sub, OpCo and the TRA Party Representative (which consent of the Corporate Taxpayer, Corporate Sub, OpCo and the TRA Party Representative shall not be unreasonably withheld or delayed), as necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer, Corporate Sub and the TRA Party Representative, to replace the definition of LIBOR and otherwise to effect the provisions of this definition. The Replacement Rate shall be applied in a manner consistent with market practice, as unanimously determined by the Corporate Taxpayer, Corporate Sub and the TRA Party Representative.

“Limited Partnership Agreement” means, with respect to OpCo, the Second Amended and Restated Limited Partnership Agreement of OpCo, dated the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time in accordance with the terms of such agreement.

“Market Value” shall mean, with respect to a Partnership Unit (a) Exchanged for a Stock Exchange Payment or that is subject to a deemed Exchange under this TRA Agreement, the Stock Value on the Exchange Date or the date of the applicable deemed Exchange, as applicable, or (b) Exchanged for a Cash Exchange Payment, the amount of the Cash Exchange Payment paid in respect of such Partnership Unit.

“Material Objection Notice” has the meaning set forth in Section 4.2.

“Net Tax Benefit” has the meaning set forth in Section 3.1(b).

“Non-Adjusted Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.3(a).

“OpCo” has the meaning set forth in the Preamble.

“Partnership Unit” has the meaning set forth in the Limited Partnership Agreement.

“Permitted Transferee” has the meaning set forth in the Limited Partnership Agreement.

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or governmental entity.

“Post-Closing Purchase” has the meaning set forth in the Recitals.

“Purchase” has the meaning set forth in the Recitals.

“Purchase Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 734(b), 743(b), 754 and/or 755 of the Code and, in each case, analogous sections of state, local Tax and foreign laws, as a result of the Purchase, Post-Closing Purchase, and any Put-Call Purchase and the payments made pursuant to this TRA Agreement in respect of such Purchase, Post-Closing Purchase and any Put-Call Purchase. For the avoidance of doubt, payments made under this TRA Agreement shall not be treated as resulting in a Purchase Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Put-Call Purchase” means the consummation of any properly exercised Put Option or Call Option (each as defined in the applicable Put-Call Agreement (as defined in the Business Combination Agreement)) pursuant to and in accordance with the applicable Put-Call Agreement and the Business Combination Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit or similar proceeding by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” has the meaning set forth in Section 2.3(a).

“Reference Asset” means an asset that is held by OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only if such indirect Subsidiaries are held only through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, at the time of the Purchase, Post-Closing Purchase, Put-Call Purchase or an Exchange, as relevant. A Reference Asset also includes any asset the Tax basis of which is determined, in whole or in part, for purposes of the applicable Tax, by reference to the Tax basis of an asset that is described in the preceding sentence, including, for U.S. federal income Tax purposes, any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) a Basis Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Securities Act” has the meaning set forth in the Limited Partnership Agreement.

“Senior Obligations” has the meaning set forth in Section 5.1.

“Stock Exchange Payment” has the meaning set forth in the Limited Partnership Agreement.

“Stock Value” means, on any date, (a) if the Buyer Class A Common Stock trades on a national securities exchange or automated or electronic quotation system, the arithmetic average of the high trading and the low trading price on such date (or if such date is not a trading day, the immediately preceding trading day) or (b) if the Buyer Class A Common Stock is not then traded on a national securities exchange or automated or electronic quotation system, as applicable, the Appraiser FMV (as defined in the Limited Partnership Agreement) on such date of one (1) share of Buyer Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tax Attributes” has the meaning set forth in the Recitals.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b).

“Tax Benefit Schedule” has the meaning set forth in Section 2.2.

“Tax Return” means any return, declaration, report, information returns, claims for refund, disclosures or similar statement filed or required to be filed with respect to or in connection with Covered Taxes (including any related or supporting schedules, attachments, statements or information filed or required to be filed with respect thereto), including any amendments thereof and declarations of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state, local or foreign Tax law, as applicable (and which may include a period of more or less than twelve (12) months for which a Tax Return is made), ending on or after the Closing Date.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi- governmental body, in each case, exercising any taxing authority or any other authority or jurisdiction of any kind in relation to Tax matters.

“TRA Agreement” has the meaning set forth in the Preamble.

“TRA Disinterested Majority” means a majority of the directors of the Board who are disinterested as determined by the Board in accordance with the DGCL with respect to the matter being considered by the Board; provided that to the extent a matter being considered by the Board is required to be considered by disinterested directors under the rules of the national securities exchange on which the Buyer Class A Common Stock is then listed, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“TRA Party” has the meaning set forth in the Preamble.

“TRA Party Representative” means, initially, Rush Street Interactive GP, LLC, a Delaware limited liability company, and thereafter, if Rush Street Interactive GP, LLC voluntarily resigns in accordance with Section 7.13, such other Person that the TRA Parties determine from time to time by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early Termination Payments under this TRA Agreement determined as if all TRA Parties had fully Exchanged their Partnership Units for shares of Buyer Class A Common Stock or other consideration and Corporate Sub had exercised its right of early termination on the date of the most recent Exchange.

“Transfer” has the meaning set forth in the Limited Partnership Agreement and the terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Corporate Taxpayer and its Covered Subsidiaries will have taxable income sufficient to fully utilize the Tax items, including deductions, arising from the Tax Attributes (other than any items addressed in clause (2) below) during such Taxable Year or future Taxable Years (including deductions and other Tax items arising from Basis Adjustments and Imputed Interest that would result from the applicable future payments made under this TRA Agreement that would be paid in accordance with the Valuation Assumptions, further assuming that such applicable future payments would be paid on the due date (including extensions) for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions or other Tax items would become available, (2) any loss carryovers generated by deductions arising from any Tax Attributes, which loss carryovers are available in the Taxable Year that includes such Early Termination Date, will be used by the Corporate Taxpayer or any Covered Subsidiary on a pro rata basis from such Early Termination Date through (A) the scheduled expiration date of such loss carryovers (if any) or (B) if there is no such scheduled expiration, then the ten (10) year anniversary of the Early Termination Date, (3) the federal, state, local and foreign income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, except to the extent any change to such Tax rates for such Taxable Year have already been enacted into law, (4) except as described in clause (5) below, any non-amortizable, non-depreciable Reference Assets will be disposed of on the later of (i) the fifteenth (15th) anniversary of either the applicable Exchange (in the case of Exchange Basis Adjustments) or the Closing Date (in the case of Purchase Basis Adjustments), as applicable, or (ii)    the Early Termination Date, and any cash equivalents will be disposed of on the Early Termination Date; provided, that in the event of a Change of Control, such non-amortizable, non- depreciable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than the applicable fifteenth (15th) anniversary), (5) the stock of or other interests in Subsidiaries that are treated as C corporations for U.S. federal income Tax purposes will never be disposed of, and (6) if, on the Early Termination Date, there are Class A Common Units that have not been Exchanged, then each such Class A Common Unit shall be deemed Exchanged in a fully taxable transaction for the Market Value (as determined in accordance with clause (a) of the definition thereof) that would be applicable if the Exchange occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Basis Schedule. Within one hundred and twenty (120) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each Taxable Year, the Corporate Taxpayer shall deliver to each TRA Party a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this TRA Agreement, (i) the actual Tax basis and the Non-Adjusted Tax Basis of the Reference Assets as of the Closing Date and the date of each Exchange, (ii) the Exchange Basis Adjustments Attributable to such TRA Party with respect to the Reference Assets as a result of Exchanges effected by such TRA Party in such Taxable Year and prior Taxable Years, (iii) the Purchase Basis Adjustments Attributable to such TRA Party for the Taxable Year of the Closing, and (iv) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable, in each case, calculated in the aggregate for all TRA Parties and solely with respect to the TRA Party to which such Basis Schedule is delivered. All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules for each TRA Party in compliance with this TRA Agreement and the obtaining of any Advisory Firm Letter shall be borne by OpCo. Each Basis Schedule shall become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within one hundred and twenty (120) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year, the Corporate Taxpayer shall provide to each TRA Party a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment (and any Realized Tax Benefit) or the lack of a Tax Benefit Payment (and any Realized Tax Detriment), as applicable, Attributable to such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule shall become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) Applicable Principles. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Covered Taxes of the Corporate Taxpayer and its Covered Subsidiaries for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of United States state and local and foreign income and franchise Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute (“TRA Portion”) and another portion that is not (“Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized, to the extent available, prior to the amount of any TRA Portion, to the extent available (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3). The parties agree that (A) (i) the payments made pursuant to this TRA Agreement in respect of the Purchase, Post-Closing Purchase and Put-Call Purchase (to the extent permitted by applicable law and other than amounts accounted for as Imputed Interest) are intended to be treated and shall be reported for all purposes, including Tax purposes, as additional contingent consideration to the applicable TRA Parties for the sale of Partnership Units at and after the Closing that has the effect of creating additional Purchase Basis Adjustments and (ii) the payments made pursuant to this TRA Agreement in respect of an Exchange are intended to be treated and shall be reported for all purposes, including Tax purposes, as additional contingent consideration to the applicable Exchanging Partner for such Exchange that has the effect of creating additional Exchange Basis Adjustments, in each case of (i) and (ii), to the Reference Assets in the Taxable Year of payment, (B) such additional Purchase Basis Adjustments and Exchange Basis Adjustments shall be incorporated into the calculation for the Taxable Year of the applicable payment and into the calculations for subsequent Taxable Years, as appropriate and (C) the Actual Tax Liability shall take into account the deduction of the portion of the

Tax Benefit Payment that must be accounted for as Imputed Interest under applicable law; provided, however, that such liability for Covered Taxes and such taxable income shall be included in the Hypothetical Tax Liability and the Actual Tax Liability subject to the adjustments and assumptions set forth in the definitions thereof and, to the extent any such amount is taken into account on an Amended Schedule, such amount shall adjust a Tax Benefit Payment, as applicable, in accordance with Section 2.3(b).

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this TRA Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule, (y) indicate which Advisory Firm prepared the Schedule and will cause such Advisory Firm to prepare an Advisory Firm Letter with respect to such Schedule, and (z) allow the TRA Party Representative and its advisors reasonable access to the appropriate representatives at the Corporate Taxpayer and (at the cost and expense of OpCo) at the Advisory Firm that prepared the applicable Schedule in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule or Early Termination Schedule that is delivered to a TRA Party, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the Actual Tax Liability (the “with” calculation) and the Hypothetical Tax Liability (the “without” calculation) and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties have received the applicable Schedule or amendment thereto under Section 7.1 unless the TRA Party Representative (i) prior to such date, gives the Corporate Taxpayer written notice of a material objection to such Schedule or amendment thereto made in good faith (“Objection Notice”), or (ii) provides a written waiver of its right to give an Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date such waiver is given by the TRA Party Representative. If the Corporate Taxpayer and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in any Objection Notice within thirty (30) calendar days after the TRA Party Representative gives the Corporate Taxpayer such Objection Notice, the Corporate Taxpayer and the TRA Party Representative shall employ the reconciliation procedures described in Section 7.9 (the “Reconciliation Procedures”), in which case such Schedule or Amended Schedule shall become binding in accordance with Section 7.9.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule, including those identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an applicable TRA Party’s Basis Schedule to take into account payments made pursuant to this TRA Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each TRA Party when the Corporate Taxpayer delivers the Basis Schedule for the following Taxable Year. In the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a) or, if applicable, Section 7.9, (A) the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs, and (B) as a result of the foregoing, any increase of the Net Tax Benefit attributable to an Amended Schedule shall not accrue the Interest Amount (or any other interest hereunder) until after the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Covered Taxes for the Taxable Year in which the amendment actually occurs.

Section 2.4 Section 754 Election. The Corporate Taxpayer and Corporate Sub shall ensure that, for the Taxable Year that includes the date hereof and for each Taxable Year in which an Exchange occurs and with respect to which the Corporate Taxpayer and/or Corporate Sub have obligations under this TRA Agreement, OpCo and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income Tax purposes will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each such Taxable Year.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a) or, if applicable, Section 7.9, Corporate Sub shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to such TRA Party. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to Corporate Sub or as otherwise agreed by Corporate Sub and such TRA Party. The payments provided for pursuant to the above sentence shall be computed separately for each TRA Party. Without limiting Corporate Sub’s ability to make offsets against Tax Benefit Payments to the extent permitted by Section 3.5, no TRA Party shall be required under any circumstances to make a payment or return a payment to Corporate Sub in respect of any portion of any Tax Benefit Payment previously paid by Corporate Sub to such TRA Party (including any portion of any Early Termination Payment).

(b) For purposes of this TRA Agreement:

(i) A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the sum of (i) Net Tax Benefit that is Attributable to such TRA Party and (ii) the Interest Amount with respect thereto.

(ii) Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of eighty-five percent (85%) of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided, that if there is no such excess (or if a deficit exists), no TRA Party shall be required to make a payment (or return a payment) to Corporate Sub in respect of any portion of any Tax Benefit Payment previously paid by Corporate Sub to such TRA Party.

(iii) The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Covered Taxes for the applicable Taxable Year until the payment date under Section 3.1(a); provided that such interest shall not accrue on the amount of any Net Tax Benefit after the date on which such amount is actually paid to the applicable TRA Party, regardless of whether such payment is made prior to the due date for such payment under Section 3.1(a) and regardless of whether the amount of any unpaid Net Tax Benefit has yet become final in accordance with Section 2.3(a) or, if applicable, Section 7.9.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this TRA Agreement will not result in duplicative payment of any amount (including interest) required under this TRA Agreement. It is also intended that the provisions of this TRA Agreement will result in 85% of the Corporate Taxpayer’s and its Covered Subsidiaries’ Cumulative Net Realized Tax Benefits, and the Interest Amounts thereon, being paid to the TRA Parties pursuant to this TRA Agreement. The provisions of this TRA Agreement shall be construed in the appropriate manner so that these fundamental results are achieved. For purposes of this TRA Agreement, and also for the avoidance of doubt, no Tax Benefit Payment shall be required to be calculated or made in respect of any estimated tax payments, including, without limitation, any estimated U.S. federal income tax payments.

Section 3.3 Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporate Taxpayer and its Covered Subsidiaries with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer and its Covered Subsidiaries do not have sufficient taxable income, the Net Tax Benefit for the Corporate Taxpayer and its Covered Subsidiaries shall be allocated among all parties eligible for Tax Benefit Payments under this TRA Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer and its Covered Subsidiaries had sufficient taxable income so that there were no such limitation.

Section 3.4 Payment Ordering. If for any reason Corporate Sub does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this TRA Agreement in respect of a particular Taxable Year, then Corporate Sub and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments under this TRA Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Sub had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Parties in respect of all prior Taxable Years have been made in full.

Section 3.5 Overpayments. To the extent Corporate Sub makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year (taking into account Section 3.3 and Section 3.4) under the terms of this TRA Agreement, then such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone an amount of payments equal to such excess.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) Corporate Sub’s Early Termination Right. The Corporate Taxpayer and Corporate Sub may, with the prior written consent of the Board and the TRA Disinterested Majority, terminate this TRA Agreement (including with respect to all amounts payable to the TRA Parties and with respect to all of the Partnership Units held by the TRA Parties, subject to the immediately succeeding sentence) at any time by causing Corporate Sub to pay to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this TRA Agreement shall terminate only upon the receipt by each TRA Party of its respective Early Termination Payment and payments described in the next sentence, if any, and provided, further, that the Corporate Taxpayer and Corporate Sub may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by Corporate Sub, none of the TRA Parties or Corporate Sub shall have any further payment obligations under this TRA Agreement, other than with respect to (i) any Tax Benefit Payments due and payable and that remain unpaid as of the Early Termination Date (which Tax Benefit Payments shall not be included in the Early Termination Payments) and as of the date of payment of the Early Termination Payment and (ii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the Early Termination Date (except to the extent that the amounts described in this clause (ii) are included in the calculation of the Early Termination Payments (at the option of Corporate Sub) or are included in clause (i)); provided that upon payment of all amounts, to the extent applicable and without duplication, described in this sentence, this TRA Agreement shall terminate. For the avoidance of doubt, if an Exchange occurs after Corporate Sub makes all of the required Early Termination Payments, Corporate Sub shall have no obligations under this TRA Agreement with respect to such Exchange.

(b) Acceleration Upon Change of Control. In the event of a Change of Control, the TRA Party Representative shall have the option, by written notice to the Corporate Taxpayer and Corporate Sub, to cause the acceleration of the unpaid payment obligations as calculated in accordance with this Section 4.1(b), and such payment obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, without duplication: (i) the Early Termination Payments calculated with respect to such TRA Parties as if the Early Termination Date is the date of such Change of Control, (ii) any Tax Benefit Payments due and payable and that remain unpaid as of the date of such Change of Control (which Tax Benefit Payments shall not be included in the Early Termination Payments described in clause (i)); and (iii) any Tax Benefit Payments due for the Taxable Year ending immediately prior to or including the date of such Change of Control (except to the extent that the amounts described in this clause (iii) are included in the calculation of Early Termination Payments described in clause (i) (at the option of Corporate Sub) or are included in clause (ii)); provided, that the procedures of Section 4.2 (and Section 2.3, to the extent applicable) and Section 4.3 shall apply mutatis mutandis with respect to the determination of the amount payable by Corporate Sub pursuant to this sentence and the payment thereof, except that such amount shall not be due and payable until five (5) Business Days after such amount has become final pursuant to Section 4.2 or, if applicable, Section 7.9. In the event of an acceleration following a Change of Control, any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions, substituting in each case the terms “date of a Change of Control” for an “Early Termination Date,” and if an Exchange occurs after Corporate Sub makes all such required Early Termination Payments and other payments described in this Section 4.1(b), Corporate Sub shall have no obligations under this TRA Agreement with respect to such Exchange.

(c) Acceleration Upon Material Breach of TRA Agreement. In the event that the Corporate Taxpayer or Corporate Sub materially breaches any of its material obligations under this TRA Agreement, whether as a result of a failure to make a payment required to be made pursuant to this TRA Agreement by the Final Payment Date therefor (except for all or a portion of such payment that is being validly disputed in good faith under this TRA Agreement, and then only with respect to the amount in dispute), failure to honor any other material obligations under this TRA Agreement to the extent not cured within thirty (30) calendar days following receipt by the Corporate Taxpayer or Corporate Sub of written notice of such failure from the TRA Party Representative following such failure, or by operation of law as a result of the rejection of this TRA Agreement in a case commenced under bankruptcy laws then all obligations hereunder shall automatically accelerate and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) an Early Termination Payment calculated pursuant to Section 4.1(a) as if an Early Termination Notice had been delivered on the date of the breach, (2) any Tax Benefit Payment that is due and payable but unpaid as of the date of the breach and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of the breach. Notwithstanding the foregoing, in the event the Corporate Taxpayer or Corporate Sub breaches this TRA Agreement with respect to one or more TRA Parties, such TRA Parties shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. For purposes of this Section 4.1(c), and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this TRA Agreement within thirty (30) calendar days of the relevant Final Payment Date shall be deemed to be a material breach of a material obligation under this TRA Agreement for all purposes of this TRA Agreement, and that it will not be considered to be a material breach of a material obligation under this TRA Agreement to make a payment due pursuant to this TRA Agreement within thirty (30) calendar days of the relevant Final Payment Date. Notwithstanding anything in this TRA Agreement to the contrary, it shall not be a material breach of a material obligation of this TRA Agreement if Corporate Sub fails to make any Tax Benefit Payment within thirty (30) calendar days of the relevant Final Payment Date to the extent that Corporate Sub has insufficient funds or cannot make such payment as a result of obligations imposed in connection with the Senior Obligations or under applicable law, and cannot obtain sufficient funds despite using reasonable best efforts to obtain funds to make such payment (including by causing Subsidiaries to distribute or lend funds for such payment and access any sources of available credit to fund such payment); provided that the interest provisions of Section 5.2 shall apply to such late payment; and further provided that such payment obligation shall nonetheless accrue for the benefit of the TRA Parties and Corporate Sub shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment.

Section 4.2 Early Termination Notice. If the Corporate Taxpayer and Corporate Sub choose to exercise their right of early termination in accordance with Section 4.1 above, the Corporate Taxpayer and Corporate Sub shall deliver to each TRA Party written notice of such decision to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s and Corporate Sub’s decision to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all TRA Parties have been given such Schedule under Section 7.1 unless the TRA Party Representative (i) within thirty (30) calendar days after such date gives the Corporate Taxpayer and Corporate Sub written notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of its right to give a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date such waiver is given by the TRA Party Representative to the Corporate Taxpayer and Corporate Sub. If the Corporate Taxpayer, Corporate Sub and the TRA Party Representative, after negotiating in good faith, are unable to successfully resolve the issues raised in such Material Objection Notice within thirty (30) calendar days after the TRA Party Representative gives the Corporate Taxpayer and Corporate Sub the Material Objection Notice, the Corporate Taxpayer, Corporate Sub and the TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule shall become binding in accordance with Section 7.9. The TRA Party Representative will represent the interests of each of the TRA Parties and shall raise and pursue, in accordance with this Section 4.2, any objection to an Early Termination Schedule timely given in writing to the TRA Party Representative by a TRA Party.

Section 4.3 Payment upon Early Termination.

(a) Within five (5) Business Days after an Early Termination Effective Date, Corporate Sub shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by Corporate Sub and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to Corporate Sub.

(b) “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of and starting from the applicable Early Termination Date, of all Tax Benefit Payments (excluding the Interest Amount) in respect of such TRA Party that would be required to be paid by Corporate Sub beginning from the Early Termination Date (but which have not been previously paid as of such date), and assuming that the Valuation Assumptions in respect of such TRA Party are applied and that each such Tax Benefit Payment for each relevant Taxable Year would be paid on the due date (including extensions) under applicable law as of the Early Termination Date for filing of IRS Form 1120 (or any successor form) of Corporate Sub for each such Taxable Year. For the avoidance of doubt, an Early Termination Payment shall be made to each applicable TRA Party regardless of whether such TRA Party has exchanged all of its Partnership Units as of the Early Termination Date.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this TRA Agreement to the contrary, any Tax Benefit Payment, Early Termination Payment or any other payment required to be made by Corporate Sub to any TRA Party under this TRA Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (the “Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this TRA Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Parties and Corporate Sub shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations and Section 5.2 shall apply to such payment. Notwithstanding any other provision of this TRA Agreement to the contrary, to the extent that the Corporate Taxpayer, Corporate Sub or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), the Corporate Taxpayer and Corporate Sub shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this TRA Agreement shall be senior in priority in all respects to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA. To the extent the Corporate Taxpayer or its Subsidiaries (including OpCo and its Subsidiaries) incur, create or assume any Senior Obligations after the date hereof, the Corporate Taxpayer shall, and shall cause its Subsidiaries to, make reasonable efforts to ensure that such indebtedness permits the amounts payable hereunder to be paid.

Section 5.2 Late Payments by Corporate Sub. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this TRA Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate commencing from the Final Payment Date therefor accruing to the date of actual payment.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided in this TRA Agreement, the Business Combination Agreement or the Limited Partnership Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and its Covered Subsidiaries and OpCo, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Covered Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the TRA Party Representative in writing of the commencement of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and its Covered Subsidiaries and OpCo or any of OpCo’s Subsidiaries by a Taxing Authority the outcome of which would reasonably be expected to affect the rights and obligations of a TRA Party under this TRA Agreement, including the Tax Benefit Payments payable to TRA Parties, and shall provide to the TRA Party Representative reasonable opportunity (at the cost and expense of the TRA Parties) to participate in or provide information and other input to the Corporate Taxpayer and its Covered Subsidiaries and OpCo and its Subsidiaries and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and its Covered Subsidiaries and OpCo and its Subsidiaries shall not be required to take any action that is inconsistent with any provision of the Limited Partnership Agreement or the Business Combination Agreement; provided further, that the Corporate Taxpayer and Corporate Sub shall not settle or fail to contest any issue pertaining to Covered Taxes that is reasonable expected to materially adversely affect the TRA Parties’ rights and obligations under this TRA Agreement without the consent of the TRA Party Representative, such consent not to be unreasonably withheld, conditioned, or delayed.

Section 6.2 Consistency. The Corporate Taxpayer, Corporate Sub and the TRA Parties agree to report and cause their respective Affiliates to report for all purposes, including United States federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax- related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that set forth in this TRA Agreement or specified by the Corporate Taxpayer in any Schedule (or Amended Schedule, as applicable) provided by or on behalf of the Corporate Taxpayer under this TRA Agreement that is final and binding on the parties unless otherwise required by applicable law. The Corporate Taxpayer and Corporate Sub shall (and shall cause OpCo and its other Subsidiaries to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this TRA Agreement) to defend the Tax treatment contemplated by this TRA Agreement and any Schedule (or Amended Schedule, as applicable) in any audit, contest or similar proceeding with any Taxing Authority.

Section 6.3 Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer and Corporate Sub in a timely manner such information, documents and other materials as the Corporate Taxpayer or Corporate Sub may reasonably request for purposes of making any determination or computation necessary or appropriate under this TRA Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and Corporate Sub and their representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer, Corporate Sub or their representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter. OpCo shall reimburse the TRA Parties for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3. The Corporate Taxpayer shall not, and shall cause each of its Subsidiaries to not, without the prior written consent of the TRA Party Representative, take any actions that has the primary purpose of avoiding, reducing or preventing the achievement or attainment of any Tax Benefit Payment or Early Termination Payment under this TRA Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, demands and other communications to be given or delivered under this TRA Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following delivery by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 7.1, notices, demands and other communications shall be sent to the addresses indicated below:

If to the Corporate Taxpayer or Corporate Sub, to:

dMY Sponsor, LLC

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

Attention: Harry You

Niccolo de Masi

Email: harry@dmytechnology.com

niccolo@dmytechnology.com

with a copy, in any case, to:

White & Case LLP

1221 Avenue of the Americas

New York NY 10020

Attention: Joel Rubinstein

Raymond Bogenrief

E-mail: joel.rubinstein@whitecase.com

raymond.bogenrief@whitecase.com

If to the TRA Party Representative, to:

Rush Street Interactive GP, LLC

900 N. Michigan Avenue, Suite 1600

Chicago, Illinois 60611

Attention: Neil Bluhm; Greg Carlin

Email: neilb@lambllc.com; gcarlin@rushst.com

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: Richard Campbell, P.C. and Karen E. Flanagan

E-mail: richard.campbell@kirkland.com; karen.flanagan@kirkland.com

Section 7.2 Counterparts. This TRA Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each party forever waives any such defense.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This TRA Agreement (together with all Exhibits and Schedules to this TRA Agreement), the Business Combination Agreement (together with the Disclosure Letters and Exhibits thereto), the Limited Partnership Agreement, and the Confidentiality Agreement, contain the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. Nothing in this TRA Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this TRA Agreement.

Section 7.4 Governing Law. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this TRA Agreement (including any tort or non- contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this TRA Agreement, and the performance of the obligations imposed by this TRA Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 7.5 Severability. If any provision of this TRA Agreement is determined to be invalid, illegal or unenforceable by any governmental entity, all other provisions of this TRA Agreement shall nevertheless remain in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this TRA Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) No TRA Party may assign all or any portion of its rights or obligations under this TRA Agreement to any Person without the prior written approval of the TRA Disinterested Majority, except that, to the extent that a TRA Party Transfers Partnership Units to any of such TRA Party’s Permitted Transferees in accordance with the terms of the Limited Partnership Agreement, the Transferring TRA Party shall have the option to assign, without the approval of the Board or TRA Disinterested Majority, to the Transferee of such Partnership Units the Transferring TRA Party’s rights and obligations under this TRA Agreement with respect to such Transferred Partnership Units. As a condition to any such assignment, each Transferee which is a Permitted Transferee or approved by the TRA Disinterested Majority and the Corporate Taxpayer shall execute and deliver a joinder to this TRA Agreement, in the form attached hereto as Exhibit A, agreeing to become a TRA Party for all purposes of this TRA Agreement, except as otherwise provided in such joinder. If a TRA Party Transfers Partnership Units in accordance with the terms of the Limited Partnership Agreement but does not assign to the Transferee of such Partnership Units its rights and obligations under this TRA Agreement with respect to such Transferred Partnership Units, (i) such TRA Party shall remain a TRA Party under this TRA Agreement for all purposes, including with respect to the receipt of Tax Benefit Payments to the extent payable hereunder (including any Tax Benefit Payments in respect of the Exchanges of such Transferred Partnership Units by such Transferee), and (ii) the Transferee of such Partnership Units shall not be a TRA Party. The Corporate Taxpayer and Corporate Sub may not assign any of its rights or obligations under this TRA Agreement to any Person (other than in connection with a Mandatory Assignment) without the prior written consent of the TRA Party Representative (not to be unreasonably withheld, conditioned or delayed). Any purported assignment in violation of the terms of this Section 7.6 shall be null and void. Notwithstanding the foregoing, once an Exchange, Purchase Post-Closing Purchase or Put-Call Purchase has occurred, any and all payments that may become payable to a TRA Party pursuant to this TRA Agreement with respect to such Exchange, Purchase, Post-Closing Purchase or Put-Call Purchase may be assigned to any Person or Persons, as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this TRA Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer and Corporate Sub, agreeing to be bound by Section 7.12.

(b) No provision of this TRA Agreement may be amended unless such amendment is approved in writing by, (i) on the one hand, the Corporate Taxpayer and Corporate Sub, and (ii), on the other hand, the TRA Parties who would be entitled to receive at least two- thirds of the total amount of the Early Termination Payments payable to all TRA Parties under this TRA Agreement if Corporate Sub had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this TRA Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties will be entitled to receive under this TRA Agreement unless such amendment is consented to in writing by such TRA Parties disproportionately affected. No provision of this TRA Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this TRA Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer and Corporate Sub shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer and Corporate Sub, by written agreement, expressly to assume and agree to perform this TRA Agreement in the same manner and to the same extent that the Corporate Taxpayer and Corporate Sub would be required to perform if no such succession had taken place (any such assignment, a “Mandatory Assignment”).

Section 7.7 Interpretation. The headings and captions used in this TRA Agreement and the table of contents to this TRA Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this TRA Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this TRA Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this TRA Agreement, shall refer to this TRA Agreement as a whole and not to any particular provision of this TRA Agreement. References herein to the Preamble or to a specific Section, Subsection, Recital, Clause, Schedule or Exhibit shall refer, respectively, to the Preamble, Sections, Subsections, Recitals, Clauses, Schedules or Exhibits of this TRA Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 7.7 is intended to authorize any assignment or transfer not otherwise permitted by this TRA Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are expressly specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any contract or agreement (including this TRA Agreement) mean such contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any law shall be deemed also to refer to such law, as amended (and any successor laws), and all rules and regulations promulgated thereunder. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Except where otherwise expressly provided, all amounts in this TRA Agreement are stated and shall be paid in United States dollars. The parties to this TRA Agreement and their respective counsel have reviewed and negotiated this TRA Agreement as the joint agreement and understanding of such parties, and the language used in this TRA Agreement shall be deemed to be the language chosen by such parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 7.8 Waiver of Jury Trial; Jurisdiction.

(a) EACH PARTY TO THIS TRA AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS TRA AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS TRA AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(b) Subject to Section 7.9, each of the parties hereto submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any action, suit or proceeding arising out of or relating to this TRA Agreement, agrees that all claims in respect of such action, suit or proceeding shall be heard and determined in any such court and agrees not to bring any action, suit or proceeding arising out of or relating to this TRA Agreement in any other courts. Nothing in this Section 7.8, however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any action, suit or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Section 7.9 Reconciliation. In the event that the Corporate Taxpayer, Corporate Sub and the TRA Party Representative are unable to resolve a disagreement with respect to the calculation of amounts owed pursuant to this TRA Agreement within the relevant period designated in this TRA Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement, acting as an expert and not as an arbitrator (the “Expert”), mutually acceptable to the Corporate Taxpayer, Corporate Sub and the TRA Party Representative. The Expert shall be a partner or principal of PricewaterhouseCoopers, Ernst & Young, Deloitte, KPMG or RSM US LLP, and unless the Corporate Taxpayer, Corporate Sub, and the TRA Party Representative agree in writing otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with any party to this TRA Agreement or any Affiliate of any such parties or any other actual or potential conflict of interest. If the Corporate Taxpayer, Corporate Sub, and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Corporate Taxpayer, Corporate Sub, and the TRA Party Representative shall cause the Expert to be selected by the International Chamber of Commerce Centre for Expertise (the “ICC”) in accordance with the criteria set forth above in this Section 7.9. The Expert shall resolve any matter relating to the Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or, in each case, as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this TRA Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The sum of (a) the costs and expenses relating to (i) the engagement (and, if applicable, selection by the ICC) of such Expert and (ii) if applicable, amending any Tax Return in connection with the decision of such Expert and (b) the reasonable out-of-pocket costs and expenses of the Corporate Taxpayer, Corporate Sub and the TRA Party Representative incurred in the conduct of such proceeding shall be allocated between the Corporate Taxpayer and Corporate Sub, on the one hand, and the TRA Parties, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Expert that is unsuccessfully disputed by each such party (as finally determined by the Expert) bears to the total amount of such disputed items so submitted, and each such party shall promptly reimburse the other party for the excess that such other party has paid in respect of such costs and expenses over the amount it has been so allocated. Corporate Sub may withhold payments under this TRA Agreement to collect amounts due under the preceding sentence. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer, Corporate Sub and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. Corporate Sub shall be entitled to deduct and withhold from any payment payable pursuant to this TRA Agreement such amounts as Corporate Sub is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, foreign or other Tax law; provided, however, that Corporate Sub shall use commercially reasonable efforts to notify and shall reasonably cooperate with the applicable TRA Party prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than any deduction or withholding required by reason of such TRA Party’s failure to comply with the last sentence of this Section 7.10) are required under applicable law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable law, such deduction and withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Corporate Sub, such withheld amounts shall be treated for all purposes of this TRA Agreement as having been paid to the Person in respect of whom such withholding was made. Each TRA Party shall promptly provide Corporate Sub, OpCo or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested and shall promptly provide an update of any such Tax form or certificate previously delivered if the same has become incorrect or has expired.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer or any of its Covered Subsidiaries is or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign Tax law, then: (i) the provisions of this TRA Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated, combined or unitary taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of the Corporate Taxpayer or its Covered Subsidiaries or the Corporate Taxpayer’s or its Covered Subsidiaries’ affiliated or consolidated group transfers transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code or any corresponding provisions of state, local or foreign Tax law, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest. The transactions described in this Section 7.11(b) shall be taken into account in determining the Realized Tax Benefit or Realized Tax Detriment, as applicable, for such Taxable Year based on the income, gain or loss deemed allocated to the Corporate Taxpayer and its Covered Subsidiaries using the Non-Adjusted Tax Basis of the Referenced Assets in calculating its Hypothetical Tax Liability for such Taxable Year and using the actual Tax basis of the Reference Assets in calculating its Actual Tax Liability, determined using the “with and without” methodology. Thus, for example, in determining the Hypothetical Tax Liability of the Corporate Taxpayer or its Covered Subsidiaries the taxable income of the Corporate Taxpayer or its Covered Subsidiaries shall be determined by treating OpCo as having sold the applicable Reference Asset for its fair market value, recovering any basis applicable to such Reference Asset (using the Non-Adjusted Tax Basis), while the Actual Tax Liability of the Corporate Taxpayer or its Covered Subsidiaries would be determined by recovering the actual Tax basis of the Reference Asset that reflects any Basis Adjustments. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 7.12 Confidentiality.

(a) Subject to Section 6.3, each TRA Party acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this TRA Agreement in good faith, such person shall keep and retain in confidence and not disclose to any Person any confidential matters of the Corporate Taxpayer and its Affiliates and successors or concerning OpCo and its Affiliates and successors learned by the TRA Party pursuant to this TRA Agreement. This Section 7.12 shall not apply to (i) any information that has been made public by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this TRA Agreement) and (ii) the disclosure of information to the extent reasonably necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any material action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary in this TRA Agreement, to the extent required by applicable law or to the extent reasonably necessary for the TRA Party to comply with any applicable reportable transaction requirements under applicable law, each TRA Party (and each employee, representative or other agent of the TRA Party, as applicable) may disclose the Tax treatment and Tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.

(b) If a TRA Party breaches any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right to seek to have the provisions of this Section 7.12 specifically enforced by injunctive relief by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach shall cause irreparable injury to the Corporate Taxpayer or any of its Affiliates and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

(c) In no event shall this Section 7.12 limit any obligation of any party under the Limited Partnership Agreement or the Business Combination Agreement.

Section 7.13 TRA Party Representative. By executing this TRA Agreement, each of the TRA Parties shall be deemed to have irrevocably appointed the TRA Party Representative as its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Parties which may be necessary, convenient or appropriate to facilitate any matters under this TRA Agreement, including: (i) execution of the documents and certificates required pursuant to this TRA Agreement; (ii) except to the extent provided in this TRA Agreement, receipt and forwarding of notices and communications pursuant to this TRA Agreement; (iii) administration of the provisions of this TRA Agreement; (iv) any and all consents, waivers, amendments or modifications deemed by the TRA Party Representative to be necessary or appropriate under this TRA Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) taking actions the TRA Party Representative is authorized to take pursuant to the other provisions of this TRA Agreement; (vi) negotiating and compromising, on behalf of such TRA Parties, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this TRA Agreement and executing, on behalf of such TRA Parties, any settlement agreement, release or other document with respect to such dispute or remedy; and (vii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Parties in connection with this TRA Agreement and paying any fees related thereto on behalf of such TRA Parties, subject to reimbursement by such TRA Parties. The TRA Parties shall promptly reimburse the TRA Party Representative for all reasonable costs and expenses incurred in connection with the TRA Party Representative performing its duties hereunder. The TRA Party Representative may resign upon thirty (30) days’ written notice to the Corporate Taxpayer.

[Signature Page Follows]1

[1]	Note to Draft: Schedule 1 and signature pages to be inserted.

EXHIBIT F

INVESTOR RIGHTS AGREEMENT

(See attached)

EXHIBIT F

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (as it may be amended, supplemented or restated from time to time in accordance with the terms of this Investor Rights Agreement, the “Investor Rights Agreement”), dated as of [●], 2020 (the “Effective Date”), is made by and among (i) Rush Street Interactive, Inc., a Delaware corporation (formally known as dMY Technology Group, Inc.), a Delaware corporation (“PubCo”); (ii) each of the parties listed on Schedule 1 attached hereto (each, a “Seller” and collectively, the “Sellers”); (iii) Rush Street Interactive GP, LLC, a Delaware limited liability company, in its capacity as the Seller Representative hereunder (the “Seller Representative”); (iv) dMY Sponsor, LLC, a Delaware limited liability company (the “Sponsor”); (v), solely for purposes of Article I, Section 3.11, Section 3.15, Section 3.16(a), Section 4.3 and Article V (A) Niccolo de Masi and (B) Harry L. You (each, a “Sponsor Principal” and collectively, the “Sponsor Principals”); and (vi) (A) Darla Anderson, (B) Francesca Luthi, and (C) Charles E. Wert (each, a “DMY Independent Director” and, collectively, the “DMY Independent Directors” and together with the Sponsor, the “Founder Holders” and each, a “Founder Holder”). Each of PubCo, the Sellers, the Seller Representative, the Sponsor, each Founder Holder, and, solely for purposes of Article I, Section 3.11, Section 3.15, Section 3.16(a), Section 4.3 and Article V, each Sponsor Principal may be referred to herein as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the BCA (as defined below).

RECITALS

WHEREAS, PubCo has entered into that certain Business Combination Agreement, dated as of July 27, 2020, by and among PubCo, the Sponsor, Rush Street Interactive, LP, a Delaware limited partnership (the “Operating Company”), the Sellers, and the Seller Representative, as amended and restated by that certain Amended & Restated Business Combination Agreement, dated as of October 9, 2020, by and among PubCo, the Sponsor, the Operating Company, the Sellers and the Seller Representative (as may be further amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms of such agreement, the “BCA”), in connection with the business combination (the “Business Combination”) set forth in the BCA;

WHEREAS, pursuant to the BCA, at the Closing, (i) in exchange for the Company Enterprise Value, the Sellers, in the aggregate, retained the Retained Company Units (including the Sellers Earnout Company Units and the Put-Call Units (if any)) and PubCo issued to Sellers an aggregate number of shares of Buyer Class V Voting Stock (including the Sellers Earnout Voting Shares) equal to the number of Retained Company Units and (ii) RSI ASLP, Inc., a Delaware corporation and direct, wholly-owned subsidiary of PubCo (the “Special Limited Partner”) acquired (x) from the Operating Company the Issued Company Units (including the Buyer Earnout Company Units) in exchange for the Contribution Amount and (y) from the Sellers the Purchased Closing Company Units in exchange for the Purchased Company Unit Closing Cash Consideration;

WHEREAS, upon the consummation of the Business Combination, PubCo, the Special Limited Partner, the Sellers, and certain other parties thereto entered into that certain second amended and restated limited partnership agreement of the Operating Company (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “LP Agreement”);

WHEREAS, (i) the Sellers Earnout Company Units and the Buyer Earnout Company Units will be earned by the Sellers and the Special Limited Partner, as applicable, upon the satisfaction of the conditions set forth in the BCA (the “Earned Sellers Earnout Company Units” and the “Earned Buyer Earnout Company Units,” respectively), and (ii) the Sellers Earnout Voting Shares and the Founder Holders Earnout Shares will be earned by the Sellers and the Founder Holders, as applicable, upon the satisfaction of the conditions set forth in the BCA (the “Earned Sellers Earnout Voting Shares” and the “Earned Founder Holders Earnout Shares,” respectively);

WHEREAS, each of the Sellers has the right to exchange Retained Company Units (including the Earned Sellers Earnout Company Units), and cancel an equal number of shares of Buyer Class V Voting Stock, for shares of Buyer Class A Common Stock in the manner set forth in, and pursuant to the terms and conditions of, the LP Agreement;

WHEREAS, PubCo, the Sponsor, the Sponsor Principals and the DMY Independent Directors entered into that certain Registration Rights Agreement, dated as of February 20, 2020 (the “Original RRA”);

WHEREAS, in connection with the execution of this Investor Rights Agreement, PubCo, the Sponsor, the Sponsor Principals, and the DMY Independent Directors desire to terminate the Original RRA and replace it with this Investor Rights Agreement; and

WHEREAS, on the Effective Date, the Parties desire to set forth their agreement with respect to governance, registration rights and certain other matters, in each case in accordance with the terms and conditions of this Investor Rights Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Investor Rights Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Investor Rights Agreement, the following terms shall have the following meanings:

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith determination of the Board, after consultation with counsel to PubCo, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) PubCo has a bona fide business purpose for not making such information public.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided that no Party shall be deemed an Affiliate of PubCo or any of its Subsidiaries for purposes of this Investor Rights Agreement.

“Amended Sponsor Letter” means that certain Letter Agreement, dated as of February 20, 2020, by and among PubCo, the Sponsor, the Sponsor Principals and the DMY Independent Directors, as amended by that certain Amendment to Sponsor Letter and Founder Holders’ Representative Appointment, dated as of July 27, 2020, by and among PubCo, the Sponsor, the Sponsor Principals, the DMY Independent Directors, the Operating Company and the Seller Representative, as the same may be amended, modified, supplemented or waived from time to time.

“Automatic Shelf Registration Statement” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“BCA” has the meaning set forth in the Recitals.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of PubCo.

“Board Observer Ownership Threshold” has the meaning set forth in Section 2.1(l).

“Board Observers” has the meaning set forth in Section 2.1(l).

“Business Combination” has the meaning set forth in the Recitals.

“Bylaws” means the Buyer A&R Bylaws, as the same may be amended or amended and restated from time to time.

“Certificate of Incorporation” means the A&R Certificate of Incorporation, as the same may be amended or amended and restated from time to time.

“Class A Common Stock” means, the Class A common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class A common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class A common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Class V Voting Stock” means, the Class V common stock, par value $0.0001 per share, of PubCo, including (a) any shares of such Class V common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class V common stock and (b) any Equity Securities of PubCo that are issued or distributed or may be issuable with respect to such Class V common stock by way of conversion, dividend, stock split or other distribution, consolidation, merger, exchange, reclassification, recapitalization or other similar transaction.

“Common Stock” means shares of the Class A Common Stock and the Class V Voting Stock, including any shares of the Class A Common Stock and the Class V Voting Stock issuable upon the exercise of any warrant or other right to acquire shares of the Class A Common Stock and the Class V Voting Stock.

“Confidential Information” has the meaning set forth in Section 2.3.

“Controlled Entity” means, as to any Person, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Person or such Person’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Person or such Person’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Person or an Affiliate of such Person is the managing partner or in which such Person or such Person’s Family Members or Affiliates hold partnership interests representing at least fifty percent (50%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or an Affiliate of such Person is the manager or managing member or in which such Person or such Person’s Family Members or Affiliates hold membership interests representing at least fifty percent (50%) of such limited liability company’s capital and profits.

“Demanding Holders” has the meaning set forth in Section 3.1(c).

“DMY Independent Director” has the meaning set forth in the Preamble.

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Family Member” means with respect to any Person, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption) or spouse of a descendant of such Person, brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-1 Shelf” has the meaning set forth in Section 3.1(a).

“Form S-3 Shelf” has the meaning set forth in Section 3.1(a).

“Founder Holder” has the meaning set forth in the Preamble.

“Founder Holder Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Holder” means any holder of Registrable Securities who is a Party to, or who succeeds to rights under, this Investor Rights Agreement pursuant to Section 5.1.

“Holder Information” has the meaning set forth in Section 3.10(b).

“Investor Rights Agreement” has the meaning set forth in the Preamble.

“Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Lock-Up Shares” has the meaning set forth in Section 4.1(a).

“LP Agreement” has the meaning set forth in the Recitals.

“Maximum Number of Securities” has the meaning set forth in Section 3.1(d).

“Minimum Takedown Threshold” has the meaning set forth in Section 3.1(c).

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (a) calling special meetings of stockholders, (b) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (c) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (d) executing agreements and instruments, (e) making, or causing to be made, with Governmental Entities, all filings, registrations or similar actions that are required to achieve such result, and (f) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of PubCo.

“Operating Company” has the meaning set forth in the Recitals.

“Organizational Documents” means the Certificate of Incorporation and the Bylaws.

“Original RRA” has the meaning set forth in the Recitals.

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, (c) any Affiliate of any Family Member of such Person (excluding any Affiliate under this clause (c) who operates or engages in a business which competes with the business of PubCo or the Operating Company or any of their respective Subsidiaries) and (d) any Controlled Entity of such Person.

“Piggyback Registration” has the meaning set forth in Section 3.2(a).

“Prospectus” means the prospectus included in any Registration Statement, all amendments (including post-effective amendments) and supplements to such prospectus, and all material incorporated by reference in such prospectus.

“PubCo” has the meaning set forth in the Preamble.

“Registrable Securities” means at any time (a) any shares of Class A Common Stock (including, without limitation, Class A Common Stock (i) issuable pursuant to the LP Agreement upon an exchange of RSI Units for Class A Common Stock, along with an equal number of shares of Class V Voting Stock, (ii) that comprise Sellers Earnout Voting Shares (whether or not earned as of such date), or (iii) held by the Founder Holders, including, without limitation, Class A Common Stock that comprise Founder Holders Earnout Shares (whether or not earned as of such date)), (b) any Warrants or any shares of Class A Common Stock issued or issuable upon the exercise thereof, and (c) any Equity Securities of PubCo or any Subsidiary of PubCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a) or (b) by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction, in each case held by a Holder, other than any security received pursuant to an incentive plan adopted by PubCo on or after the Closing Date; provided, however, that any such Registrable Securities shall cease to be Registrable Securities to the extent (A) a Registration Statement with respect to the sale of such Registrable Securities has become effective under the Securities Act and such Registrable Securities have been sold, transferred, disposed of or exchanged in accordance with the plan of distribution set forth in such Registration Statement, (B) such Registrable Securities shall have ceased to be outstanding, (C) such Registrable Securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction, or (D) (i) for purposes of Article III hereof, the Holder thereof, together with its, his or her Permitted Transferees, Beneficially Owns less than one percent (1%) of the shares of Class A Common Stock that are outstanding at such time and (ii) such shares of Class A Common Stock are eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144 as set forth in a written opinion letter to be provided by counsel to PubCo to such effect, addressed, delivered and acceptable to PubCo’s transfer agent and the affected Holder (which opinion may assume that such Holder (and any predecessor holder of such shares of Class A Common Stock) is not, and has not been at any time during the 90 days immediately before the date of such opinion, an Affiliate of PubCo except with respect to any control determined to be established under this Investor Rights Agreement), as reasonably determined by PubCo, upon the advice of counsel to PubCo.

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and such registration statement becoming effective.

“Registration Expenses” means the expenses of a Registration or other Transfer pursuant to the terms of this Investor Rights Agreement, including the following:

(a) all SEC or securities exchange registration and filing fees (including fees with respect to filings required to be made with FINRA);

(b) all fees and expenses of compliance with securities or blue sky Laws (including fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) all printing, messenger, telephone and delivery expenses;

(d) all fees and disbursements of counsel for PubCo;

(e) all fees and disbursements of all independent registered public accountants of PubCo incurred in connection with such Registration or Transfer, including the expenses of any special audits and/or comfort letters required or incident to such performance and compliance;

(f) reasonable out-of-pocket fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Special Holders participating in such other Registration or Transfer;

(g) the costs and expenses of PubCo relating to analyst and investor presentations or any “road show” undertaken in connection with the Registration and/or marketing of the Registrable Securities (including the expenses of the Special Holders); and

(i) any other fees and disbursements customarily paid by the issuers of securities.

“Registration Statement” means any registration statement that covers the Registrable Securities pursuant to the provisions of this Investor Rights Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, managers, members, equityholders, employees, agents, attorneys, accountants, actuaries, consultants, or financial advisors or other Person acting on behalf of such Person.

“Requesting Holder” means any Special Holder requesting piggyback rights pursuant to Section 3.2 with respect to an Underwritten Shelf Takedown.

“RSI Group” means, collectively, the Operating Company and its consolidated subsidiaries.

“RSI Units” means Partnership Units (as defined in the LP Agreement) owned by one or more of the Sellers or any of their Permitted Transferees, including Retained Company Units and Earned Sellers Earnout Company Units.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, as the same shall be in effect from time to time.

“Seller Director” has the meaning set forth in Section 2.1(a).

“Seller Lock-Up Period” has the meaning set forth in Section 4.1(a).

“Seller Representative” means Rush Street Interactive GP, LLC, or such other Person who is identified as the replacement Seller Representative by the then existing Seller Representative giving prior written notice to PubCo.

“Sellers” has the meaning set forth in the Preamble.

“Shelf” has the meaning set forth in Section 3.1(a).

“Shelf Registration” means a registration of securities pursuant to a Registration Statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act.

“Shelf Takedown” means an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Special Holder” means any Holder other than a DMY Independent Director.

“Special Limited Partner” has the meaning set forth in the Recitals.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Director” has the meaning set forth in Section 2.1(a).

“Sponsor Principal” has the meaning set forth in the Preamble.

“Subsequent Shelf Registration” has the meaning set forth in Section 3.1(b).

“Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; provided that, the sale, assignment and transfer of (x) the Purchased Company Units by Sellers to the Special Limited Partner pursuant to and in accordance with the BCA and (y) any Put-Call Units by the Put-Call Sellers to the Operating Company pursuant to and in accordance with the Put-Call Agreements, in each case, shall not be considered a Transfer. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Underwriter” means any investment banker(s) and manager(s) appointed to administer the offering of any Registrable Securities as principal in an Underwritten Offering.

“Underwritten Offering” means a Registration in which securities of PubCo are sold to an Underwriter for distribution to the public.

“Underwritten Shelf Takedown” has the meaning set forth in Section 3.1(e).

“Warrants” means the following outstanding warrants of PubCo, each exercisable for one share of Class A Common Stock, warrants to purchase 6,600,000 shares of Class A Common Stock issued to the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement, dated February 20, 2020, by and among the Sponsor and PubCo, for a purchase price of $1.00 per warrant.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Withdrawal Notice” has the meaning set forth in Section 3.1(e).

Section 1.2 Interpretive Provisions. For all purposes of this Investor Rights Agreement, except as otherwise provided in this Investor Rights Agreement or unless the context otherwise requires:

(a) the singular shall include the plural, and the plural shall include the singular, unless the context clearly prohibits that construction.

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Investor Rights Agreement, refer to this Investor Rights Agreement as a whole and not to any particular provision of this Investor Rights Agreement.

(c) references in this Investor Rights Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder.

(d) whenever the words “include”, “includes” or “including” are used in this Investor Rights Agreement, they shall mean “without limitation.”

(e) the captions and headings of this Investor Rights Agreement are for convenience of reference only and shall not affect the interpretation of this Investor Rights Agreement.

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms.

(g) the word “or” shall be construed to mean “and/or” and the words “neither,” “nor,” “any,” “either” and “or” shall not be exclusive, unless the context clearly prohibits that construction.

(h) the phrase “to the extent” shall be construed to mean “the degree by which.”

ARTICLE II

GOVERNANCE

Section 2.1 Board of Directors.

(a) Composition of the Board. Subject to the last paragraph of this Section 2.1(a), PubCo shall, and each of the Sellers and the Sponsor (severally, and not jointly) agrees with PubCo that he, she or it shall, take all Necessary Action to cause the Board to be comprised at Closing of nine (9) directors, (i) seven (7) of whom have been nominated by the Seller Representative (each, a “Seller Director”), initially Neil Bluhm, Greg Carlin, Paul Wierbicki, Leslie Bluhm, James Gordon, Judith Gold, and Sheli Rosenberg and (ii) two (2) of whom have been nominated by the Sponsor (each, a “Sponsor Director”), initially Harry You and Niccolo de Masi, and thereafter designated pursuant to Section 2.1(b) or Section 2.1(c), as applicable, and such foregoing directors to be divided into three classes of directors, with each class serving for staggered three year-terms as follows:

(i) the Class I directors shall include: two (2) Seller Director(s) and one (1) Sponsor Director, initially Harry You;

(ii) the Class II directors shall include: three (3) Seller Director(s); and

(iii) the Class III directors shall include: two (2) Seller Director(s) and one (1) Sponsor Director, initially Niccolo de Masi.

The initial term of the Class I directors shall expire immediately following PubCo’s 2021 annual meeting of stockholders at which directors are elected. The initial term of the Class II directors shall expire immediately following PubCo’s 2022 annual meeting of stockholders at which directors are elected. The initial term of the Class III directors shall expire immediately following PubCo’s 2023 annual meeting at which directors are elected.

Notwithstanding anything to the contrary contained herein, on or prior to the one (1) year anniversary of the date of this Agreement, the Board will consider in good faith whether to, and may, in its sole discretion, elect to add two additional members of the Board, which new members shall be nominated by the Seller Representative, initially Richard Schwartz and Meredith Bluhm- Wolf and shall be a Seller Director for all purposes of this Agreement. If and to the extent that the Board makes such election in its sole discretion, PubCo shall, and each of the Sellers and the Sponsor (severally, and not jointly) agrees with PubCo that he, she or it shall, take all Necessary Action to cause the Board to be comprised of eleven (11) directors and to appoint such new Seller Directors to the Board. If so nominated and appointed, (i) Meredith Bluhm-Wolf shall be a Class II director (with an initial term expiring immediately following PubCo’s 2022 annual meeting of stockholders at which directors are elected) and (ii) Richard Schwartz shall be a Class III director (with an initial term expiring immediately following PubCo’s 2023 annual meeting of stockholders at which directors are elected). For the avoidance of doubt, only the Seller Representative shall be entitled to remove the new directors contemplated by this paragraph in accordance with Section 2.1(e).

(b) Sellers Representation. For so long as the Sellers and their Permitted Transferees, either individually or as a group (as such term is construed in accordance with the Exchange Act), own Equity Securities of PubCo representing a majority of the voting power of the Equity Securities of PubCo entitled to vote in the election of directors and PubCo qualifies as a controlled company under applicable rules of the securities exchange on which PubCo’s Equity Securities are listed (“Controlled Company Eligible”), subject to the next sentence of this Section 2.1(b) and subject to the rights of the Sponsor to nominate the Sponsor Directors hereunder, PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected all individuals designated by the Seller Representative (including any new directors contemplated by the last paragraph of Section 2.1(a)) (by way of example only, at any time PubCo is Controlled Company Eligible, and there are eleven (11) seats on the Board and the Sponsor had the right to nominate two (2) directors, PubCo would be required to take all Necessary Action to include each of the other nine (9) individuals nominated by the Seller Representative in the slate of nominees, as applicable). If, for any reason, the Sellers and their Permitted Transferees are not entitled to designate such number of directors as determined in accordance with the foregoing sentence or PubCo is not entitled to nominate such number of directors so designated by the Seller Representative, in each case without violating the applicable rules of the securities exchange on which PubCo’s Equity Securities are listed and in each case subject to the rights of the Sponsor to nominate the Sponsor Directors hereunder, the number of Seller Directors that may be designated by the Seller Representative shall be (i) for as long as PubCo remains Controlled Company Eligible, the maximum number as may be so designated by Seller Representative and nominated by PubCo without causing such violation and (ii) from and after such time as PubCo is no longer Controlled Company Eligible, a number of individuals designated by the Seller Representative that, if elected, will result in the Sellers and their Permitted Transferees having a number of directors serving on the Board equal to the greater of (x) such number of directors as permitted by the securities exchange on which PubCo’s Equity Securities are listed or (y) (1) the total members of the Board multiplied by (2) the percentage of issued and outstanding shares of voting Equity Securities of PubCo held at such time by the Sellers and their Permitted Transferees, which number shall be rounded up to the next highest whole number of directors.

(c) Sponsor Representation. For so long as the Sponsor and its Permitted Transferees, either individually or as a group (as such term is construed in accordance with the Exchange Act), Beneficially Owns Class A Common Stock in PubCo representing at least the percentage, shown below, of the Class A Common Stock held by the Sponsor immediately after the Closing, PubCo shall take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the Sponsor that, if elected, will result in the Sponsor having the number of directors serving on the Board that is shown below.

Class A Common Stock Beneficially Owned by the Sponsor (and its Permitted Transferees) as a Percentage of the Class A Common Stock Held by the Sponsor on the Closing Date	Number of Sponsor Directors
50% or greater	2
25% to less than 50%	1
Less than 25%	0

(d) Decrease in Directors. Upon any decrease in the number of directors that the Seller Representative or the Sponsor, as applicable, is entitled to designate for nomination to the Board pursuant to Section 2.1(b) or Section 2.1(c), the Sellers or the Sponsor, as applicable, shall take all Necessary Action to cause the appropriate number of Seller Directors or Sponsor Directors, as applicable, to offer to tender their resignation at least 60 days prior to the expected date of PubCo’s next annual meeting of stockholders; provided that, for the avoidance of doubt, such resignation may be made effective as of the last day of the term of such director. Notwithstanding the foregoing, the Nominating and Corporate Governance Committee may, in its sole discretion, recommend for nomination a Seller Director or Sponsor Director that has tendered his or her resignation pursuant to this Section 2.1(d).

(e) Removal; Vacancies. The Seller Representative or the Sponsor, as applicable, shall have the exclusive right to (i) remove their nominees from the Board, and PubCo shall take all Necessary Action to cause the removal of any such nominee at the request of the applicable Party and (ii) designate directors for election to the Board to fill vacancies created by reason of death, removal or resignation of its nominees to the Board, and PubCo shall take all Necessary Action to cause any such vacancies created pursuant to clause (i) or (ii) above to be filled by replacement directors designated by the applicable Party as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee). Notwithstanding anything to the contrary contained in this Section 2.1(e), no Party shall have the right to designate a replacement director, and PubCo shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors nominated or designated by such Party in excess of the number of directors that such Party is then entitled to nominate for membership on the Board pursuant to this Investor Rights Agreement.

(f) Committees. In accordance with PubCo’s Organizational Documents, (i) the Board shall establish and maintain committees of the Board for (x) Audit, (y) Compensation and (z) Nominating and Corporate Governance, and (ii) the Board may from time to time by resolution establish and maintain other committees of the Board. Subject to applicable Laws and stock exchange rules, and subject to requisite independence requirements applicable to such committee (determined giving effect to Section 2.1(h)), (i) for so long as PubCo is Controlled Company Eligible, the Seller Representative shall have the right, and PubCo shall take all Necessary Action, to have a majority of the members of each such committee consist of members of the Board designated by the Seller Representative, and (ii) at any time when PubCo is not Controlled Company Eligible, the Seller Representative shall have the right, and PubCo shall take all Necessary Action, to have a number of the members of each such committee consist of a proportional number of members of each such committee (rounded up) as relates to the proportion of the Board designated by the Seller Representative. For as long as such individual serves on the Board and is eligible to serve on such committee, (x) Niccolo de Masi shall be entitled to serve on the Compensation Committee and the Nominating and Corporate Governance Committee and (y) Harry You shall be entitled to serve on the Audit Committee as Chairman.

(g) Independent Directors. PubCo has determined that the initial slate of directors referenced in Section 2.1(a) includes the requisite number of individuals meeting the independence requirements of the New York Stock Exchange. From and after such initial slate is constituted, PubCo shall take all Necessary Action to ensure that the Board consists of the requisite number of directors meeting the independence requirements of the New York Stock Exchange or any other securities exchange on which the Equity Securities of PubCo are then listed, in each case giving effect, when applicable, to Section 2.1(h) (and for as long the Company is Controlled Company Eligible and the Seller Representative is entitled to nominate its full slate of directors pursuant to the first sentence of Section 2.1(b), the Seller Representative shall include among its nominees such number of directors meeting such independnce requirements that, when taken together with other directors (including the Sponsor Directors) meeting such independence requirements, PubCo has the requisite number of directors meeting such independence requirements). For the avoidance of doubt, it is understood and agreed that, if at any time the number of directors entitled to be designated by the Seller Representative and the Sponsor pursuant to this Section 2.1 is less than the entire membership of the Board, subject to the rights of any other Person to nominate or designate one or more directors (including, without limitation, the right of the Sellers Representative and the Sponsor to designate members for nominations to the Board in accordance with Section 2.1(a)), the remaining directors shall be nominated by the Nominating and Corporate Governance Committee and approved by the Board.

(h) Controlled Company Exception. At all times in which PubCo is Controlled Company Eligible, except to the extent otherwise agreed in writing by the Seller Representative, PubCo shall take all Necessary Action to avail itself of all “controlled company” exemptions to the rules of the New York Stock Exchange or any other exchange on which the Equity Securities of PubCo are then listed and shall comply with all requirements under Law (including Item 407(a) of Regulation S-K) and all disclosure requirements to take such actions. Among other things, except to the extent otherwise agreed in writing by the Seller Representative, for so long as PubCo is Controlled Company Eligible, PubCo shall take all Necessary Action to exempt itself from each of (i) any requirement that a majority of the Board consist of independent directors; (ii) any requirement that the Nominating and Governance Committee be composed entirely of independent directors or have a written charter addressing the committee’s purpose and responsibilities; (iii) any requirement that the Compensation Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; (iv) the requirement for an annual performance evaluation of the Nominating and Governance Committee and Compensation Committee; and (v) each other requirement that a “controlled company” is eligible to be exempted from under the rules of the New York Stock Exchange or any other exchange on which the Equity Securities of PubCo are then listed.

(i) Reimbursement of Expenses. PubCo shall reimburse the directors and Board Observers (as applicable) for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

(j) Indemnification. For so long as any Seller Director or Sponsor Director serves as a director of PubCo, (i) PubCo shall provide such Seller Director or Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other directors of PubCo and (ii) PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Seller Director or Sponsor Director nominated pursuant to this Investor Rights Agreement as and to the extent consistent with applicable Law, Article VIII of the Certificate of Incorporation, Article V of the Bylaws and any indemnification agreements with directors (whether such right is contained in the Organizational Documents or another document) (except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(k) D&O Insurance. PubCo shall (i) purchase directors’ and officers’ liability insurance in an amount determined by the Board to be reasonable and customary and (ii) for so long as any Seller Director or Sponsor Director serves as a director, maintain such directors’ and officers’ liability insurance coverage with respect to such director; provided, that upon removal or resignation of such Seller Director or Sponsor Director for any reason, PubCo shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage with respect to such Seller Director or Sponsor Director for a period of not less than six (6) years from any such event in respect of any act or omission of such Seller Director or Sponsor Director occurring at or prior to such event.

(l) Board Observers. Unless and until (i) Sellers and their Permitted Transferees Beneficially Own voting securities of PubCo representing less than 25% of the outstanding voting securities of PubCo (the “Board Observer Ownership Threshold”) and (ii) a “person” or “group” of persons (as such term is defined under Regulation 13D under the Exchange Act) other than any Seller and/or any of Seller’s Permitted Transferees Beneficially Owns a percentage of outstanding voting securities of PubCo (on a fully-diluted basis) that is greater than the percentage of outstanding voting securities of PubCo (on a fully-diluted basis) Beneficially Owned by Sellers and their respective Permitted Transferees, taken as a whole, the Seller Representative shall have the right to appoint up to three (3) non-voting board observers (the “Board Observers”) to the Board, which may include each of Meredith Bluhm-Wolf, Leslie Bluhm, and Andrew Bluhm, in each case, for so long as, and solely to the extent that, he or she is not a Seller Director. Each Board Observer shall have the right to (i) attend all meetings of the Board in a non-voting, observer capacity and (ii) receive copies of all notices, minutes, consents and other materials that PubCo provides to the Board in the same manner as such materials are provided to the Board; provided, that, (x) the Seller Representative’s right to appoint the Board Observers is non-transferrable and shall automatically be terminated without any further action required in the event that the Class A Common Stock in PubCo Beneficially Owned by Sellers and their Permitted Transferees falls below the Board Observer Ownership Threshold, (y) the Board Observers shall not be entitled to vote on any matter submitted to the Board nor to offer any motions or resolutions to the Board, and the Board Observers’ presence or absence at any meeting of the Board will not be relevant for purposes of determining whether there is a quorum, and (z) PubCo may withhold information or materials from the Board Observers and exclude the Board Observers from any executive sessions and/or all or any portion of any meeting or discussion of the Board, in each case of this clause (z), if the Board determines in good faith that access to such information and/or materials or attendance at such meeting or portion thereof would (A) adversely affect the attorney-client privilege between PubCo and its counsel, (B) adversely affect PubCo or its Affiliates under governmental regulations or other applicable laws, (B) be in contravention of any agreement or arrangement with any governmental authority, or (D) result in a conflict of interest. The Board Observers shall be subject to the same obligations as the members of the Board with respect to confidentiality and conflicts of interest (and shall provide, prior to attending any meetings or receiving any information or materials, such reasonable assurances to such effect as may be requested by PubCo) and shall be entitled to expense reimbursement in accordance with Section 2.1(i).

Section 2.2 Action Requiring Special Approval. For so long as the Sellers and their Permitted Transferees, either individually or as a group (as such term is construed in accordance with the Exchange Act), own Equity Securities of PubCo representing a majority of the voting power of the Equity Securities of PubCo entitled to vote on matters brought before such stockholder to vote, for the period ending on the earlier of (x) twelve (12) months following the Closing Date and (y) the date on which PubCo holds its next annual meeting, PubCo will not, and will not permit or undertake, or agree to undertake, whether directly or indirectly, without the prior written consent of the Sponsor, any amendment to or modification of (a) Section 5.1(ii), Article VIII, Article X, the first sentence of Section 13.1 or Article XIV of the Certificate of Incorporation or (b) Article V of the Bylaws of PubCo (in each case, or the substantive matter thereof), in each case that materially and adversely impacts the Sponsor and/or its Permitted Transferees in their capacity as stockholders of PubCo.

Section 2.3 Sharing of Information. To the extent permitted by antitrust, competition or any other applicable Law, each of PubCo, the Sellers and the Sponsor agrees and acknowledges that the directors designated by the Seller Representative and the Sponsor and the Board Observers may share confidential, non-public information about PubCo and its Subsidiaries (“Confidential Information”) with the Sellers and the Sponsor, as applicable. Each of the Sellers and the Sponsor recognizes that it, or its Affiliates and Representatives, has acquired or will acquire Confidential Information the use or disclosure of which could cause PubCo substantial loss and damages that could not be readily calculated and for which no remedy at Law would be adequate. Accordingly, each of the

Sellers and the Sponsor covenants and agrees with PubCo that it will not (and will cause its respective controlled Affiliates and Representatives not to) at any time, except with the prior written consent of PubCo, directly or indirectly, disclose any Confidential Information known to it to any third party, unless (a) such information becomes known to the public through no fault of such Party, (b) disclosure is required by applicable Law or court of competent jurisdiction or requested by a Governmental Entity; provided that such Party promptly notifies PubCo of such requirement or request and takes commercially reasonable steps, at the sole cost and expense of PubCo, to minimize the extent of any such required disclosure, (c) such information was available or becomes available to such Party before, on or after the Effective Date, without restriction, from a source (other than PubCo) without any breach of duty to PubCo or (d) such information was independently developed by such Party or its Representatives without the use of the Confidential Information. Notwithstanding the foregoing, nothing in this Investor Rights Agreement shall prohibit the Sellers and the Sponsor from disclosing Confidential Information to any Affiliate, Representative, limited partner, member or shareholder of such Party; provided that such Person shall be bound by an obligation of confidentiality with respect to such Confidential Information and such Party shall be responsible for any breach of this Section 2.3 by any such Person. No Confidential Information shall be deemed to be provided to any Person, including any Affiliate of the Sellers or the Sponsor, unless such Confidential Information is actually provided to such Person.

ARTICLE III

REGISTRATION RIGHTS

Section 3.1 Shelf Registration.

(a) Filing. PubCo shall file, within 30 days of the Closing Date or such other earlier date as it is required in accordance with any Subscription Agreements, a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), or if PubCo is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf,” and together with the Form S-3 Shelf (and any Subsequent Shelf Registration), the “Shelf”), in each case, covering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing) on a delayed or continuous basis. PubCo shall use its reasonable best efforts to cause the Shelf to become effective as soon as practicable after such filing, but in no event later than sixty (60) days after the initial filing thereof or such other earlier date as it is required in accordance with any Subscription Agreements. The Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder. PubCo shall maintain the Shelf in accordance with the terms of this Investor Rights Agreement, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event PubCo files a Form S-1 Shelf, PubCo shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after PubCo is eligible to use Form S-3.

(b) Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while there are any Registrable Securities outstanding, PubCo shall use its reasonable best efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all outstanding Registrable Securities from time to time, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, PubCo shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an Automatic Shelf Registration Statement if PubCo is a Well-Known Seasoned Issuer) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities outstanding. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that PubCo is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, PubCo, upon request of a Holder, shall promptly use its reasonable best efforts to cause the resale of such Registrable Securities to be covered by either, at PubCo’s option, the Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms of this Investor Rights Agreement.

(c) Requests for Underwritten Shelf Takedowns. At any time and from time to time after the Shelf has been declared effective by the SEC, the Special Holders may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that PubCo shall only be obligated to effect an Underwritten Shelf Takedown if such offering (i) shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $10 million (the “Minimum Takedown Threshold”) or (ii) shall be made with respect to all of the Registrable Securities of the Demanding Holder. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to PubCo, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown; provided that each Special Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 2.3. The Special Holders that requested such Underwritten Shelf Takedown (the “Demanding Holders”) shall have the right to select the Underwriters for such offering (which shall consist of one (1) or more reputable nationally or regionally recognized investment banks), and to agree to the pricing and other terms of such offering; provided that such selection shall be subject to the consent of PubCo, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, in no event shall any Special Holder or any Transferee thereof request an Underwritten Shelf Takedown during the Lock-Up Period applicable to such Person. There shall be no limit to the number of Underwritten Shelf Takedowns that may be requested by any Special Holder, subject to the proviso in the first sentence of this Section 3.1(c).

(d) Reduction of Underwritten Shelf Takedowns. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advise PubCo, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other Equity Securities that PubCo desires to sell and all other Common Stock or other Equity Securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggyback registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of Equity Securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then PubCo shall include in such Underwritten Offering, as follows: at all times (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other Equity Securities of other Persons that PubCo is obligated to include in such Underwritten Offering pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

(e) Withdrawal. Any of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to PubCo and the Underwriter or Underwriters (if any) of such Demanding Holder’s intention to withdraw from such Underwritten Shelf Takedown, prior to the public announcement of the Underwritten Shelf Takedown by PubCo; provided that a Special Holder not so withdrawing may elect to have PubCo continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied or if the Underwritten Shelf Takedown would be made with respect to all of the Registrable Securities of such Special Holder. Following the receipt of any Withdrawal Notice, PubCo shall promptly forward such Withdrawal Notice to any other Special Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Underwritten Shelf Takedown prior to delivery of a Withdrawal Notice under this Section 3.1(e).

(f) Long-Form Demands. Upon the expiration of the Lock-Up Period applicable to such Person, and during such times as no Shelf is effective, each Special Holder may demand that PubCo file a Registration Statement on Form S-1 for the purpose of conducting an Underwritten Offering of any or all of such Special Holder’s Registrable Securities. PubCo shall file such Registration Statement within 30 days of receipt of such demand and use its reasonable best efforts to cause the same to be declared effective within 60 days of filing. The provisions of Section 3.1(c), Section 3.1(d) and Section 3.1(e) shall apply to this Section 3.1(f) as if a demand under this Section 3.1(f) were an Underwritten Shelf Takedown, provided that in order to withdraw a demand under this Section 3.1(f), such withdrawal must be received by PubCo prior to PubCo having publicly filed a Registration Statement pursuant to this Section 3.1(f).

Section 3.2 Piggyback Registration.

(a) Piggyback Rights. If PubCo or any Special Holder proposes to conduct a registered offering of, or if PubCo proposes to file a Registration Statement under the Securities Act with respect to an offering of, Equity Securities of PubCo or securities or other obligations exercisable or exchangeable for or convertible into Equity Securities of PubCo, for its own account or for the account of stockholders of PubCo (or by PubCo and by the stockholders of PubCo including an Underwritten Shelf Takedown pursuant to Section 3.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to PubCo’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of PubCo, or (iv) for a dividend reinvestment plan, then PubCo shall give written notice of such proposed offering to all Special Holders as soon as practicable but not less than four (4) calendar days before the anticipated filing date of such Registration Statement or, in the case of an underwritten offering pursuant to a Shelf Registration, the launch date of such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any and if known, in such offering, and (B) offer to all of the Special Holders the opportunity to include in such registered offering such number of Registrable Securities as such Special Holders may request in writing within three (3) calendar day after receipt of such written notice (such registered offering, a “Piggyback Registration”); provided that each Special Holder agrees that the fact that such a notice has been delivered shall constitute Confidential Information subject to Section 2.3. PubCo shall cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Special Holders pursuant to this Section 3.2(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of PubCo included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Special Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Special Holder’s agreement to abide by the terms of Section 3.6 below.

(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration (other than an Underwritten Shelf Takedown), in good faith, advises PubCo and the Special Holders participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other Equity Securities that PubCo desires to sell, taken together with (i) the Common Stock or other Equity Securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Special Holders hereunder and (ii) the Common Stock or other Equity Securities, if any, as to which registration has been requested pursuant to Section 3.2, exceeds the Maximum Number of Securities, then:

(i) If the Registration is initiated and undertaken for PubCo’s account, PubCo shall include in any such Registration (A) first, the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Special Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each Special Holder has requested be included in such Registration), which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other Equity Securities, if any, as to which Registration has been requested pursuant to written contractual piggyback registration rights of other stockholders of PubCo, which can be sold without exceeding the Maximum Number of Securities; or

(ii) If the Registration is pursuant to a request by Persons other than the Special Holders, then PubCo shall include in any such Registration (A) first, the Common Stock or other Equity Securities, if any, of such requesting Persons, other than the Special Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Special Holders exercising their rights to register their Registrable Securities pursuant to Section 3.2(a) (pro rata based on the respective number of Registrable Securities that each Special Holder has requested be included in such Registration) which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other Equity Securities that PubCo desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other Equity Securities, if any, for the account of other Persons that PubCo is obligated to register pursuant to separate written contractual piggyback registration rights of such Persons, which can be sold without exceeding the Maximum Number of Securities.

Notwithstanding anything to the contrary in this Section 3.2(b), in the event a Demanding Holder has submitted notice for a bona fide Underwritten Shelf Takedown and all sales pursuant to such Underwritten Shelf Takedown pursuant to Section 3.1 have not been effected in accordance with the applicable plan of distribution or submitted a Withdrawal Notice prior to such time that PubCo has given written notice of a Piggyback Registration to all Special Holders pursuant to Section 3.2, then any reduction in the number of Registrable Securities to be offered in such offering shall be determined in accordance with Section 3.1(d), instead of this Section 3.2(b).

(c) Piggyback Registration Withdrawal. Any Special Holder shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to PubCo and the Underwriter or Underwriters (if any) of such Special Holder’s intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. PubCo (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary set forth in this Investor Rights Agreement, PubCo shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 3.2(c).

(d) Notwithstanding anything herein to the contrary, this Section 3.2 shall not apply (a) for any Holder or Party, prior to the expiration of the Lock-Up Period in respect of such Holder or Party or (b) to any Shelf Take-Down irrespective of whether such Shelf Take- Down is an Underwritten Shelf Take-Down or not an Underwritten Shelf Take-Down.

Section 3.3 Restriction on Transfer. In connection with any Underwritten Offering of Equity Securities of PubCo, each Holder that holds more than five percent (5%) of the issued and outstanding Common Stock (after giving effect to the exchange of all outstanding RSI Units for Class A Common Stock), agrees that it shall not Transfer any Common Stock (other than those included in such offering pursuant to this Investor Rights Agreement), without the prior written consent of PubCo, during the seven (7) calendar days prior (to the extent notice of such Underwritten Offering has been provided) to and the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriter managing the offering otherwise agrees by written consent, and further agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders). Notwithstanding the foregoing, a Holder shall not be subject to this Section 3.3 with respect to an Underwritten Offering unless each Holder that holds at least five percent (5%) of the issued and outstanding Common Stock (after giving effect to the exchange of all outstanding RSI Units) and each of PubCo’s directors and executive officers have executed a lock-up on terms at least as restrictive with respect to such Underwritten Offering as requested of the Holders.

Section 3.4 General Procedures. In connection with effecting any Registration and/or Shelf Takedown, subject to applicable Law and any regulations promulgated by any securities exchange on which PubCo’s Equity Securities are then listed, each as interpreted by PubCo with the advice of its counsel, PubCo shall use its reasonable best efforts (except as set forth in clause(d) below) to effect such Registration to permit the sale of the Registrable Securities included in such Registration in accordance with the intended plan of distribution thereof, and pursuant thereto PubCo shall, as expeditiously as possible:

(a) prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

(b) prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder or as may be required by the rules, regulations or instructions applicable to the registration form used by PubCo or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Special Holders of Registrable Securities included in such Registration, and such Special Holders’ legal counsel, if any, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters or the Special Holders of Registrable Securities included in such Registration or the legal counsel for any such Special Holders, if any, may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Special Holders;

(d)        prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” Laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of PubCo and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that PubCo shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e)    cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by PubCo are then listed;

(f)    provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g)    advise each Holder of Registrable Securities covered by a Registration Statement, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h)    at least three (3) calendar days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus furnish a draft thereof to each Special Holder of Registrable Securities included in such Registration Statement, or its counsel, if any (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(i)    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.7;

(j)    permit Representatives of the Special Holders, the Underwriters, if any, and any attorney, consultant or accountant retained by such Special Holders or Underwriter to participate, at each such Person’s own expense except to the extent such expenses constitute Registration Expenses, in the preparation of the Registration Statement, and cause PubCo’s officers, directors and employees to supply all information reasonably requested by any such Representative, Underwriter, attorney, consultant or accountant in connection with the Registration; provided, however, that such Persons agree to confidentiality arrangements reasonably satisfactory to PubCo, prior to the release or disclosure of any such information;

(k)    obtain a “cold comfort” letter, and a bring-down thereof, from PubCo’s independent registered public accountants in the event of an Underwritten Offering which the participating Special Holders may rely on, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Special Holders;

(l)    on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurances letter, dated such date, of counsel representing PubCo for the purposes of such Registration, addressed to the Special Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Special Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the participating Special Holders;

(m)    in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

(n)    make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning within three months after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

(o)    if an Underwritten Offering involves Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $35 million, use its reasonable best efforts to make available senior executives of PubCo to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p)    otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested, by the Holders, in connection with such Registration.

Section 3.5 Registration Expenses. The Registration Expenses of all Registrations shall be borne by PubCo. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities (including all reasonable fees and expenses of any legal counsel representing such Holders (to the extent such counsel is not also representing PubCo, as determined in accordance with clause (f) of the definition of “Registration Expenses”)), such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

Section 3.6 Requirements for Participating in Underwritten Offerings. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, if any Holder does not provide PubCo with its requested Holder Information, PubCo may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if PubCo determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering of Equity Securities of PubCo pursuant to a Registration under this Investor Rights Agreement unless such Person (a) agrees to sell such Person’s Registrable Securities on the basis provided in any underwriting and other arrangements approved by PubCo in the case of an Underwritten Offering initiated by PubCo, and approved by the Demanding Holders in the case of an Underwritten Offering initiated by the Demanding Holders and (b) completes and executes all customary questionnaires, powers of attorney, custody agreements, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Subject to the minimum thresholds set forth in Section 3.1(c) and 3.4(o), the exclusion of a Holder’s Registrable Securities as a result of this Section 3.6 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 3.7 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from PubCo that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (and PubCo hereby covenants to prepare and file such supplement or amendment as soon as practicable after giving such notice), or until it is advised in writing by PubCo that the use of the

Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require PubCo to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to PubCo for reasons beyond PubCo’s control, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than 90 days in any 12-month period, determined in good faith by PubCo to be necessary for such purpose. In the event PubCo exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to such Registration in connection with any sale or offer to sell Registrable Securities. PubCo shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.7.

Section 3.8 Reporting Obligations. As long as any Holder shall own Registrable Securities, PubCo, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by PubCo after the Effective Date pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished to the Holders pursuant to this Section 3.8.

Section 3.9 Other Obligations. In connection with a Transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, PubCo shall, subject to applicable Law, as interpreted by PubCo with the advice of counsel, and the receipt of any customary documentation required from the applicable Holders in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being Transferred and (b) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under clause (a). In addition, PubCo shall cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with the aforementioned Transfers; provided, however, that PubCo shall have no obligation to participate in any “road shows” or assist with the preparation of any offering memoranda or related documentation with respect to any Transfer of Registrable Securities in any transaction that does not constitute an Underwritten Offering.

Section 3.10    Indemnification and Contribution.

(a)    PubCo agrees to indemnify and hold harmless each Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, losses, liabilities and expenses (including attorneys’ fees) (or actions in respect thereto) caused by, resulting from, arising out of or based upon (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or similar document incident to any Registration, qualification, compliance or sale effected pursuant to this Article III or any amendment thereof or supplement thereto, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by PubCo of the Securities Act or any other similar federal or state securities Laws, and will reimburse, as incurred, each such Holder, its officers, managers, directors, trustees, equityholders, beneficiaries, affiliates, agents and Representatives and each Person who controls such Holder (within the meaning of the Securities Act) for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that, PubCo will not be liable in any such case to the extent that any such claim, damage, loss, liability or expense are caused by or arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to PubCo by or on behalf of such Holder expressly for use therein. PubCo shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to the indemnification of each Holder.

(b)    In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to PubCo in writing such information and affidavits as PubCo reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by Law, such Holder shall indemnify and hold harmless PubCo, its directors, officers, employees, equityholders, affiliates and agents and each Person who controls PubCo (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) (or actions in respect thereof) arising out of, resulting from or based on any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or similar document or any amendment thereof or supplement thereto, or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing sentence with respect to indemnification of PubCo.

(c)    Any Person entitled to indemnification under this Section 3.10 shall (i) give prompt written notice, after such Person has actual knowledge thereof, to the indemnifying party of any claim with respect to which such Person seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party in the defense of any such claim or any such litigation) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party (not be unreasonably withheld, conditioned or delayed) and the indemnified party may participate in such defense at the indemnifying party’s expense if representation of such indemnified party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. An indemnifying party, in the defense of any such claim or litigation, without the consent of each indemnified party, may only consent to the entry of any judgment or enter into any settlement that (i) includes as a term thereof the giving by the claimant or plaintiff therein to such indemnified party of an unconditional release from all liability with respect to such claim or litigation and (ii) does not include any recovery (including any statement as to or an admission of fault, culpability or a failure to act by or on behalf of such indemnified party) other than monetary damages, and provided, that any sums payable in connection with such settlement are paid in full by the indemnifying party.

(d)    The indemnification provided under this Investor Rights Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, manager, director, Representative or controlling Person of such indemnified party and shall survive the Transfer of securities.

(e)    If the indemnification provided in this Section 3.10 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 3.10(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a Party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 3.10(a), 3.10(b) and 3.10(c), any legal or other fees, charges or expenses reasonably incurred by such Party in connection with any investigation or proceeding. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 3.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 3.1(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 3.1(e) from any Person who was not guilty of such fraudulent misrepresentation.

Section 3.11 Other Registration Rights. Other than the registration rights set forth in the Original RRA and in the Subscription Agreements, PubCo represents and warrants that no Person, other than a Holder of Registrable Securities pursuant to this Investor Rights Agreement, has any right to require PubCo to register any securities of PubCo for sale or to include such securities of PubCo in any Registration Statement filed by PubCo for the sale of securities for its own account or for the account of any other Person. Further, each of PubCo, the Sponsor, the DMY Independent Directors and the Sponsor Principals represents and warrants that this Investor Rights Agreement supersedes any other registration rights agreement or agreement (including the Original RRA), other than the Subscription Agreements.

Section 3.12 Rule 144. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act, PubCo covenants that it will (a) make available at all times information necessary to comply with Rule 144, if such Rule is available with respect to resales of the Registrable Securities under the Securities Act, and (b) take such further action as the Holders may reasonably request, all to the extent required from time to time to enable them to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rule may be amended from time to time. Upon the request of any Holder, PubCo will deliver to such Holder a written statement as to whether PubCo has complied with such information requirements, and, if not, the specific reasons for non-compliance.

Section 3.13 Term. Article III shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.10 shall survive any such termination with respect to such Holder.

Section 3.14 Holder Information. Each Holder agrees, if requested in writing by PubCo, to represent to PubCo the total number of Registrable Securities held by such Holder in order for PubCo to make determinations under this Investor Rights Agreement, including for purposes of Section 3.12. Other than the Sellers and the Founder Holders, a Party who does not hold Registrable Securities as of the Closing Date and who acquires Registrable Securities after the Closing Date will not be a “Holder” until such Party gives PubCo a representation in writing of the number of Registrable Securities it holds.

Section 3.15 Termination of Original RRA. Upon the Closing, PubCo, the Sponsor, the Sponsor Principals and the DMY Independent Directors hereby agree that the Original RRA and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

Section 3.16    Distributions; Direct Ownership.

(a)    In the event that the Sponsor distributes all of its Registrable Securities to its members, the members of the Sponsor shall be treated as the Sponsor under this Investor Rights Agreement; provided that such members of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Investor Rights Agreement.

(b)    Notwithstanding anything to the contrary contained herein, in the event that the members of the Sponsor hold any Registrable Securities directly, the members of the Sponsor shall be treated as the Sponsor under this Investor Rights Agreement; provided that the members of the Sponsor, taken as a whole, shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Investor Rights Agreement.

(c)    In the event that a Seller distributes all of its Registrable Securities to its members, such distributees shall be treated as a Seller under this Investor Rights Agreement; provided that such distributees, taken as a whole, shall not be entitled to rights in excess of those conferred on a Seller, as if such Seller remained a single party to this Investor Rights Agreement.

(d)    Notwithstanding the foregoing, no distribution for purposes of this Section 3.16 may occur prior to the conclusion of any Lock-Up Period applicable to the Sponsor or such Seller, as applicable.

Section 3.17 Adjustments. If there are any changes in the Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be made in the provisions of this Investor Rights Agreement, as may be required, so that the rights, privileges, duties and obligations under this Investor Rights Agreement shall continue with respect to the Common Stock as so changed.

ARTICLE IV

LOCK-UP

Section 4.1    Lock-Up.

(a)    Each Holder severally, and not jointly, agrees with PubCo not to effect any Transfer, or make a public announcement of any intention to effect such Transfer, of any Lock-Up Shares (as defined below) Beneficially Owned or otherwise held by such Person during the Lock-Up Period (as defined below) applicable to such Person; provided, that such prohibition shall not apply to Transfers (i) permitted pursuant to Section 4.2, (ii) permitted pursuant to Article III, (iii) to PubCo of Class V Voting Stock Beneficially Owned by the Sellers in connection with the sale by the Sellers to the Operating Company of any Redeemed Post- Closing Company Units in accordance with the BCA, (iv) to PubCo of Class V Voting Stock Beneficially Owned by the Put-Call Sellers in connection with the sale by the Put-Call Sellers to the Operating Company of any Put-Call Units in accordance with the Put-Call Agreement and the BCA, (v) to PubCo of any Class A Common Stock Beneficially Owned by the Founder Holders in connection with the forfeiture by the Founder Holders to the PubCo of any Founder Holders Forfeiture Shares in accordance with the BCA and the Founder Holders Forfeiture Agreement, (vi) by any Seller following the Seller Lock-Up Period (as defined below), or (vii) by any Founder Holder following the Founder Holder Lock-Up Period (as defined below). The “Seller Lock-Up Period” shall be the period commencing on the Closing Date and continuing until the date that is one hundred eighty (180) days after the Closing Date; provided that, the Seller Lock-Up Period with respect to any Sellers Earnout Company Units and the Sellers Earnout Voting Shares shall not end prior to the date that such Sellers Earnout Company Units and Sellers Earnout Voting Shares are earned in accordance with the BCA. The “Founder Holder Lock-Up Period” shall be the period commencing on the Closing Date and continuing until the date that is twelve (12) months after the Closing Date; provided that, (A) the Founder Holder Lock-Up Period with respect to any Founder Holders Earnout Shares and the Buyer Earnout Company Units shall not end prior to the date that such Founder Holders Earnout Shares and Buyer Earnout Company Units are earned in accordance with the BCA and (B) to the extent that any Founder Holders Earnout Shares and Buyer Earnout Company Units become earned prior to the twelve (12) month anniversary of the Closing Date in accordance with the BCA, the “Founder Holder Lock-Up Period” shall be, with respect to the Lock-Up Shares held by the Founder Holders (including such Founder Holders Earnout Shares and Buyer Earnout Company Units so earned, but excluding the Founder Holders Earnout Shares and Buyer Earnout Company Units that are not yet earned (if any)), the period commencing on the Closing Date and continuing until the date that is the later of (x) one hundred eighty (180) days after the Closing Date and (y) the date on which such Founder Holders Earnout Shares and Buyer Earnout Company Units are earned in accordance with the BCA. “Lock-Up Period” means with respect to the Sellers (including any Person who succeeds to such Seller’s rights under this Investor Rights Agreement pursuant to Section 5.1), the Seller Lock-Up Period, and with respect to the Founder Holders (including any Person who succeeds to such Founder Holder’s rights under this Investor Rights Agreement pursuant to Section 5.1), the Founder Holder Lock-Up Period. “Lock-Up Shares” means (i) the Equity Securities in PubCo and the Operating Company held by the Holders, directly or indirectly, as of the Closing Date, including Class A Common Stock, Class V Voting Stock, the Issued Company Units issued to the Special Limited Partner in accordance with the BCA, the Purchased Company Units held by the Special Limited Partner following the sale of such Equity Securities to the Special Limited Partner in accordance with the BCA, and the RSI Units held by the Sellers as of the Closing Date (including any Put-Call Units held by the Put-Call Sellers as of the Closing Date); provided that in no event shall the Warrants (or any shares of Class A Common Stock resulting from the exercise of any Warrant) be considered “Lock-Up Shares”, (ii) the Sellers Earnout Company Units and the Sellers Earnout Voting Shares, in each case, whether or not earned prior to the end of the Seller Lock-Up Period, (iii) the Buyer Earnout Company Units and the Founder Holders Earnout Shares, in each case, whether or not earned prior to the end of the Founder Holder Lock-Up Period, and (iv) shares of Class A Common Stock issued pursuant to the LP Agreement upon exchange of RSI Units held as of the Closing Date, along with an equal number of Class V Voting Stock, for Class A Common Stock.

(b)    During the Lock-Up Period, any purported Transfer of Lock-Up Shares other than in accordance with this Investor Rights Agreement shall be null and void, and PubCo shall refuse to recognize any such Transfer for any purpose.

(c)    The Holders acknowledge and agree that, notwithstanding anything to the contrary contained in this Investor Rights Agreement, the Equity Securities in the Operating Company (including the Retained Company Units, the Sellers Earnout Company Units and the Buyer Earnout Company Units), the Sellers Earnout Voting Shares, the Founder Holders Earnout Shares, shares of Class V Voting Stock and shares of Class A Common Stock, in each case, Beneficially Owned by such Person shall remain subject to any restrictions on Transfer under applicable securities Laws of any Governmental Entity, including all applicable holding periods under the Securities Act and other rules of the SEC.

Section 4.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Investor Rights Agreement, during the Lock-Up Period applicable to such Person, the Holders may Transfer, without the consent of PubCo, any of such Person’s Lock-Up Shares to (i) any of such Person’s Permitted Transferees, upon written notice to PubCo and, in the case of such a Transfer by a Founder Holder or its Permitted Transferees, the Seller Representative, and in the case of such a Transfer by a Seller or its Permitted Transferees, the Sponsor or (ii) (a) a charitable organization, upon written notice to PubCo and, in the case of such a Transfer by a Founder Holder or its Permitted Transferees, the Seller Representative, and in the case of such a Transfer by a Seller or its Permitted Transferees, the Sponsor; (b) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual; (c) in the case of an individual, pursuant to a qualified domestic relations order; or (d) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of PubCo’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Business Combination; provided, that in connection with any Transfer of such Lock-Up Shares pursuant to clause (ii)(b) or clause (ii)(c) above, (x) the restrictions and obligations contained in Section 4.1 and this Section 4.2 will continue to apply to such Lock-Up Shares after any Transfer of such Lock-Up Shares, and (y) the Transferee of such Lock-Up Shares shall have no rights under this Investor Rights Agreement, unless, for the avoidance of doubt, such Transferee is a Permitted Transferee in accordance with this Investor Rights Agreement. Any Transferee of Lock-Up Shares that is a Permitted Transferee of the Transferor shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement and, if applicable, the Founder Holders Forfeiture Agreement and the Amended Sponsor Letter, by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement and, if applicable, the Founder Holders Forfeiture Agreement and the Amended Sponsor Letter.

Section 4.3 Other Lock-Up Restrictions. Each of PubCo, the Sponsor, each DMY Independent Director and each Sponsor Principal hereby acknowledge and agree that this Article IV supersedes Section 7 of the Amended Sponsor Letter in all respects, and, upon execution of this Investor Rights Agreement by each of PubCo, the Sponsor, each DMY Independent Director and each Sponsor Principal, the Amended Sponsor Letter shall be deemed amended to remove Section 7 of the Amended Sponsor Letter.

ARTICLE V

GENERAL PROVISIONS

Section 5.1    Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a)    Except as otherwise permitted pursuant to this Investor Rights Agreement, and other than assignments in connection with a distribution pursuant to Section 3.16, no Party may assign such Party’s rights and obligations under this Investor Rights Agreement, in whole or in part, without the prior written consent of the Seller Representative, in the case of an assignment by the Sponsor or a Sponsor Principal, or the Sponsor, in the case of an assignment by a Seller. Any such assignee may not again assign those rights, other than in accordance with this Article V. Any attempted assignment of rights or obligations in violation of this Article V shall be null and void. Notwithstanding anything herein to the contrary, no DMY Independent Director my assign its rights or obligations under this Investor Rights Agreement.

(b)    Notwithstanding anything to the contrary contained in this Investor Rights Agreement (other than the succeeding sentence of this Section 5.1(b)), (i) prior to the expiration of the Lock-Up Period applicable to such Holder, no Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, except in connection with a Transfer pursuant to Section 4.2; and (ii) after the expiration of the Lock-Up Period applicable to such Holder, a Holder may Transfer such Holder’s rights or obligations under this Investor Rights Agreement in connection with a Transfer of such Holder’s Registrable Securities, in whole or in part, to (x) any of such Holder’s Permitted Transferees, or (y) any Person with the prior written consent of PubCo. In no event can the Sponsor, the Founder Holders, the Sellers or the Seller Representative assign any of such Person’s rights under Section 2.1. Any Transferee of Registrable Securities (other than pursuant to an effective Registration Statement or a Rule 144 transaction) pursuant to this Section 5.1(b) shall be required, at the time of and as a condition to such Transfer, to become a party to this Investor Rights Agreement by executing and delivering a joinder in the form attached to this Investor Rights Agreement as Exhibit A, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of this Investor Rights Agreement. No Transfer of Registrable Securities by a Holder shall be registered on PubCo’s books and records, and such Transfer of Registrable Securities shall be null and void and not otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Investor Rights Agreement, and PubCo is hereby authorized by all of the Holders to enter appropriate stop transfer notations on its transfer records to give effect to this Investor Rights Agreement.

(c)    All of the terms and provisions of this Investor Rights Agreement shall be binding upon the Parties and their respective successors, assigns, heirs and representatives, but shall inure to the benefit of and be enforceable by the successors, assigns, heirs and representatives of any Party only to the extent that they are permitted successors, assigns, heirs and representatives pursuant to the terms of this Investor Rights Agreement.

(d)    Nothing in this Investor Rights Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective permitted successors, assigns, heirs and representatives, any rights or remedies under this Investor Rights Agreement or otherwise create any third party beneficiary hereto.

Section 5.2 Termination. Except for Section 2.1(j)-(k), Article II shall terminate automatically (without any action by any Party) as to the Sellers or the Sponsor, as applicable, at such time at which such Party no longer has the right to designate an individual for nomination to the Board under this Investor Rights Agreement. Article III of this Investor Rights Agreement shall terminate as set forth in Section 3.13. The remainder of this Investor Rights Agreement shall terminate automatically (without any action by any Party) as to each Holder when such Holder ceases to Beneficially Own any Registrable Securities; provided that, the provisions of Section 3.10 shall survive any such termination with respect to such Holder.

Section 5.3 Severability. If any provision of this Investor Rights Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Investor Rights Agreement, to the extent permitted by Law shall remain in full force and effect.

Section 5.4 Entire Agreement; Amendments; No Waiver.

(a)    This Investor Rights Agreement, together with the Exhibit to this Investor Rights Agreement, the BCA, the LP Agreement, and all other Ancillary Agreements, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Investor Rights Agreement and therein.

(b)    No provision of this Investor Rights Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) for so long as the Sellers and their Permitted Transferees collectively Beneficially Own fifteen percent (15%) or more of the voting power of the stock of PubCo held by the Sellers immediately after the Closing (excluding for these purposes from both the percentage Beneficially Owned immediately after the Closing and percentage then Beneficially Owned at any time, the number of Redeemed Post-Closing Company Units, and the corresponding number of shares of Buyer Class V Voting Stock, in each case, sold, assigned and transferred by Sellers to the Operating Company and Buyer, respectively, pursuant to and in accordance with the BCA), the Seller Representative, (iii) for so long as the Sponsor and its Permitted Transferees collectively Beneficially Own Class A Common Stock in PubCo representing fifty percent (50%) or more of the Class A Common Stock held by the Sponsor immediately after the Closing, the Sponsor, and (iv) in any event at least the Holders holding in the aggregate more than fifty percent (50%) of the Registrable Securities Beneficially Owned by the Holders; provided that any such amendment or modification that would be materially adverse in any respect to any Holder shall require the prior written consent of such Holder; provided, further that a provision that has terminated with respect to a Party shall not require any consent of such Party (and such Party’s Class A Common Stock shall not be considered in computing any percentages) with respect to amending or modifying such provision.

(c)    No waiver of any provision or default under, nor consent to any exception to, the terms of this Investor Rights Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided; provided that, notwithstanding the foregoing, no waiver of any provision or default under, nor consent to any exception to, the terms and provisions of Article IV shall be effective unless in writing and signed by each of (i) PubCo, (ii) for so long as the Sellers and their Permitted Transferees collectively Beneficially Own fifteen percent (15%) or more of the voting power of the stock of PubCo held by the Sellers immediately after the Closing (excluding for these purposes from both the percentage Beneficially Owned immediately after the Closing and percentage then Beneficially Owned at any time, the number of Redeemed Post-Closing Company Units, and the corresponding number of shares of Buyer Class V Voting Stock, in each case, sold, assigned and transferred by Sellers to the Operating Company and PubCo, respectively, pursuant to and in accordance with the BCA), the Seller Representative, (iii) for so long as the Sponsor and its Permitted Transferees collectively Beneficially Own Class A Common Stock in PubCo representing fifty percent (50%) or more of the Class A Common Stock held by the Sponsor immediately after the Closing, the Sponsor, (iv) at least the Holders holding in the aggregate more than fifty percent (50%) of the

Registrable Securities Beneficially Owned by the Holders and (v) if such Party is not already required to sign pursuant to clauses (i) through (iv), the Party to be bound.

(d)    Notwithstanding the foregoing provisions of this Section 5.4, other than with respect to amendments, modifications, waivers or consents relating to or airing out of Article IV, no amendment, modification, waiver or consent shall be required by (i) the Sponsor or its Permitted Transferees, with respect to any provision that has, in accordance with Section 5.2, terminated as to the Sponsor, the Founder Holders and the Sponsor Principals or (ii) the Seller Representative or a particular Seller or its Permitted Transferees, with respect to any provision that has, in accordance with Section 5.2, terminated as to such Seller or all of the Sellers.

Section 5.5 Counterparts; Electronic Delivery. This Investor Rights Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Investor Rights Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 5.6 Notices. All notices, demands and other communications to be given or delivered under this Investor Rights Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 5.6, notices, demands and other communications shall be sent to the addresses indicated below:

if to PubCo, to:

Rush Street Interactive, Inc.

900 N. Michigan Avenue, Suite 1600

Chicago, Illinois 60611

Attention: Chief Executive Officer

Email: gcarlin@rushst.com

with a copy (which shall not constitute notice) to:

White & Case LLP

111 S. Wacker Drive, Suite 5100

Chicago, Illinois 60606

Attention: Joel Rubinstein

                 Raymond Bogenrief

Email: joel.rubinstein@whitecase.com

           raymond.bogenrief@whitecase.com

if to the Sellers, to:

Rush Street Interactive, LP

900 N. Michigan Avenue, Suite 1600

Chicago, Illinois 60611

Attention: Neil Bluhm

                 Greg Carlin

Email: neilb@lambllc.com

            gcarlin@rushst.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

Attention: Richard Campbell, P.C.

                 Karen E. Flanagan

Email: richard.campbell@kirkland.com

            karen.flanagan@kirkland.com

if to the Sponsor, the Sponsor Principals or DMY Independent Directors, as applicable, to:

dMY Sponsor, LLC

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

Attention: Niccolo de Masi

                 Harry You

Email: niccolo@dmytechnology.com

            harry@dmytechnology.com

with a copy (which shall not constitute notice) to:

White & Case LLP

111 S. Wacker Drive, Suite 5100

Chicago, Illinois 60606

Attention: Joel Rubinstein

                 Raymond Bogenrief

Email: joel.rubinstein@whitecase.com

            raymond.bogenrief@whitecase.com

Section 5.7 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all Proceedings, claims or matters related to or arising from this Investor Rights Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Investor Rights Agreement, and the performance of the obligations imposed by this Investor Rights Agreement, in each case without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS INVESTOR RIGHTS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS INVESTOR RIGHTS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS INVESTOR RIGHTS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS INVESTOR RIGHTS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Investor Rights Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Investor Rights Agreement in any other courts. Nothing in this Section 5.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 5.8 Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Investor Rights Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Proceeding should be brought in equity to enforce any of the provisions of this Investor Rights Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Section 5.9 Subsequent Acquisition of Shares. Any Equity Securities of PubCo or Operating Company acquired subsequent to the Effective Date by a Holder shall be subject to the terms and conditions of this Investor Rights Agreement and such shares shall be considered to be “Registrable Securities” as such term is used in this Investor Rights Agreement.

Section 5.10 Legends. Each of the Holders acknowledges that (i) no Transfer, hypothecation or assignment of any Registrable Securities Beneficially Owned by such Holder may be made except in compliance with applicable federal and state securities laws and (ii) PubCo shall (x) place customary restrictive legends on the certificates or book entries representing the Registrable Securities subject to this Investor Rights Agreement and (y) remove such restrictive legends at the time the applicable Transfer and other restrictions contemplated thereby are no longer applicable to the Registrable Securities represented by such certificates or book entries.

Section 5.11 No Third Party Liabilities. This Investor Rights Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including any representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement), may be made only against the Persons that are expressly identified as parties hereto, as applicable; and no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party hereto (including any Person negotiating or executing this Investor Rights Agreement on behalf of a Party hereto), unless a Party to this Investor Rights Agreement, shall have any liability or obligation with respect to this Investor Rights Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Investor Rights Agreement, or the negotiation, execution or performance of this Investor Rights Agreement (including a representation or warranty made in or in connection with this Investor Rights Agreement or as an inducement to enter into this Investor Rights Agreement).

Section 5.12 Indemnification; Exculpation.

(a)    PubCo will, and PubCo will cause each of its subsidiaries to, jointly and severally indemnify, exonerate and hold the Holders and each of their respective direct and indirect partners, equityholders, members, managers, Affiliates, directors, officers, shareholders, fiduciaries, controlling Persons, employees, representatives and agents and each of the partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing (collectively, the “Holder Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Holder Indemnitees or any of them on or after the date of this Investor Rights Agreement (collectively, the “Indemnified Liabilities”), arising out of any third party action, cause of action, suit, litigation, investigation, inquiry, arbitration or claim (each, an “Action”) arising directly or indirectly out of, or in any way relating to, any Holder’s or its Affiliates’ ownership of Equity Securities of PubCo or control or ability to influence PubCo or any of its subsidiaries (other than any such Indemnified Liabilities (x) to the extent such Indemnified Liabilities arise out of any breach by such Holder Indemnitee of this Investor Rights Agreement, the

BCA (to the extent such Holder Indemnitee is a party thereto), any agreement referenced or contemplated thereby to which such Holder Indemnitee is a party, or any other agreement between such Holder Indemnitee or any of its Affiliates, on the one hand, and PubCo or any of its subsidiaries, on the other hand, in each case by such Holder Indemnitee or its Affiliates or other related Persons, or the breach of any fiduciary or other duty or obligation (whether arising by Law or contract) of such Holder Indemnitee to (A) its direct or indirect equity holders, creditors or Affiliates or (B) PubCo, any of its subsidiaries or their respective equity holders, (y) to the extent such control or the ability to control PubCo or any of its subsidiaries derives from such Holder’s or its Affiliates’ capacity as an officer or director of PubCo or any of its subsidiaries, or (z) to the extent such Indemnified Liabilities are directly caused by such Person’s gross negligence or willful misconduct); provided, however, that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, PubCo will, and will cause its subsidiaries to, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. For the purposes of this Section 5.12, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Holder Indemnitee as to any previously advanced indemnity payments made by PubCo or any of its subsidiaries, then such payments shall be promptly repaid by such Holder Indemnitee to PubCo and its subsidiaries. The rights of any Holder Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Holder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the organizational or governing documents of PubCo or its subsidiaries.

(b)    PubCo will, and will cause each of its subsidiaries to, jointly and severally, reimburse any Holder Indemnitee for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred by such Holder Indemnitee in connection with investigating, preparing, pursuing, defending or assisting in the defense of any Action for which the Holder Indemnitee would be entitled to indemnification under the terms of this Section 5.12, or any action or proceeding arising therefrom. PubCo or its subsidiaries, in the defense of any Action for which a Holder Indemnitee would be entitled to indemnification under the terms of this Section 5.12, may, without the consent of such Holder Indemnitee, consent to entry of any judgment or enter into any settlement if and only if it (i) includes as a term thereof the giving by the claimant or plaintiff therein to such Holder Indemnitee of an unconditional release from all liability with respect to such Action, (ii) does not impose any limitations (equitable or otherwise) on such Holder Indemnitee, and (iii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of such Holder Indemnitee, and provided, that the only penalty imposed in connection with such settlement is a monetary payment that will be paid in full by PubCo or its subsidiaries.

(c)    PubCo acknowledges and agrees that PubCo shall, and to the extent applicable shall cause its subsidiaries to, be fully and primarily responsible for the payment to any Holder Indemnitee in respect of Indemnified Liabilities in connection with any Jointly Indemnifiable Claims (as defined below), pursuant to and in accordance with (as applicable) the terms of (i) the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws, each as amended, (ii) any director indemnification agreement, (iii) this Investor Rights Agreement, any other agreement between PubCo or any of its subsidiaries and such Holder Indemnitee (or its Affiliates) pursuant to which such Holder Indemnitee is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any subsidiary of PubCo and/or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any subsidiary of PubCo ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery such Holder Indemnitee (or its Affiliates) may have from any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than PubCo, any of its subsidiaries or the insurer under and pursuant to an insurance policy of PubCo or any of its subsidiaries) from whom such Holder Indemnitee may be entitled to indemnification with respect to which, in whole or in part, PubCo or any of its subsidiaries may also have an indemnification obligation (collectively, the “Indemnitee-Related Entities”). Under no circumstance shall PubCo or any of its subsidiaries be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery any Holder Indemnitee may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of such Holder Indemnitee or the obligations of PubCo or any of its subsidiaries under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to any Holder Indemnitee in respect of indemnification with respect to any Jointly Indemnifiable Claim, (x) PubCo shall, and to the extent applicable shall cause its subsidiaries to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (y) to the extent not previously and fully reimbursed by PubCo and/or any of its subsidiaries pursuant to clause (x), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Holder Indemnitee against PubCo and/or any of its subsidiaries, as applicable, and (z) such Holder Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. Each of the Parties agree that each of the Indemnitee-Related Entities shall be third- party beneficiaries with respect to this Section 5.12(c), entitled to enforce this Section 5.12(c) as though each such Indemnitee-Related Entity were a party to this Investor Rights Agreement. PubCo shall cause each of its subsidiaries to perform the terms and obligations of this Section 5.12(c) as though each such subsidiary were a party to this Investor Rights Agreement. For purposes of this Section 5.12(c), the term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any Indemnified Liabilities for which any Holder Indemnitee shall be entitled to indemnification from both (1) PubCo and/or any of its subsidiaries pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and such Holder Indemnitee (or its Affiliates) pursuant to which such Holder Indemnitee is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity and/or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

(d)    In no event shall any Holder Indemnitee be liable to PubCo or any of its subsidiaries for any act, alleged act, omission or alleged omission that does not constitute willful misconduct or fraud of such Holder Indemnitee as determined by a final, nonappealable determination of a court of competent jurisdiction.

(e)    Notwithstanding anything to the contrary contained in this Investor Rights Agreement, for purposes of this Section 5.12, the term Holder Indemnitees shall not include any Holder or its any of its partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents or any of the partners, equityholders, members, Affiliates, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of any of the foregoing who is an officer or director of PubCo or any of its subsidiaries in such capacity as officer or director. Such officers and directors are or will be subject to separate indemnification in such capacity through this Investor Rights Agreement and/or the certificate of incorporation or organization, bylaws or limited partnership agreements and other instruments of PubCo and its subsidiaries.

(f)    The rights of any Holder Indemnitee to indemnification pursuant to this Section 5.12 will be in addition to any other rights any such Person may have under any other section of this Investor Rights Agreement or any other agreement or instrument to which such Holder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the certificate of limited partnership, limited partnership agreement, certificate of incorporation or bylaws (or equivalent governing documents) of PubCo or any of its subsidiaries.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Investor Rights Agreement as of the Effective Date.

PUBCO:

RUSH STREET INTERACTIVE, INC.

By:
Name:
Title:

SPONSOR:

DMY SPONSOR, LLC

By:
Name:
Title:

Signature Page to Investor Rights Agreement

SELLERS:

[●]

Signature Page to Investor Rights Agreement

SPONSOR PRINCIPALS:

Harry L. You

Niccolo de Masi

DMY INDEPENDENT DIRECTORS:

Darla Anderson

Francesca Luthi

Charles E. Wert

Signature Page to Investor Rights Agreement

Exhibit A

Form of Joinder

This Joinder (this “Joinder”) to the Investor Rights Agreement, the Forfeiture Agreement and the Amended Letter, made as of                            , is between                                  (“Transferor”) and                                  (“Transferee”).

WHEREAS, as of the date hereof, Transferee is acquiring                Registrable Securities (the “Acquired Interests”) from Transferor;

WHEREAS, Transferor is a party to that certain Investor Rights Agreement, dated as of [●], 2020, among Rush Street Interactive, Inc. (“PubCo”) and the other persons party thereto (the “Investor Rights Agreement”) and that certain Founder Holders Forfeiture Agreement, dated as of [●], 2020, among PubCo and the other persons party thereto (the “Forfeiture Agreement”), and that certain Amendment to Sponsor Letter and Founder Holders’ Representative Appointment, dated as of July 27, 2020 (the “Amended Letter”); and

WHEREAS, Transferee is required, at the time of and as a condition to such Transfer, to become a party to the Investor Rights Agreement, the Forfeiture Agreement and the Amended Letter by executing and delivering this Joinder, whereupon such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement and the Forfeiture Agreement and the Amended Letter.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.1 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Investor Rights Agreement.

Section 1.2 Acquisition. The Transferor hereby Transfers to the Transferee all of the Acquired Interests.

Section 1.3 Joinder. Transferee hereby acknowledges and agrees that (a) such Transferee has received and read the Investor Rights Agreement, the Forfeiture Agreement and the Amended Letter, (b) such Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Investor Rights Agreement, the Forfeiture Agreement and the Amended Letter and (c) such Transferee will be treated as a Party (with the same rights and obligations as the Transferor) for all purposes of the Investor Rights Agreement, the Forfeiture Agreement and the Amended Letter.

Section 1.4 Notice. Any notice, demand or other communication under the Investor Rights Agreement, the Forfeiture Agreement or the Amended Letter to Transferee shall be given to Transferee at the address set forth on the signature page hereto in accordance with Section 5.6 of the Investor Rights Agreement, or Section 7 of the Forfeiture Agreement, as applicable, or Section 6 of the Amended Letter, as applicable.

Section 1.5 Governing Law. This Joinder shall be governed by and construed in accordance with the Law of the State of Delaware.

Section 1.6 Counterparts; Electronic Delivery. This Joinder may be executed and delivered in one or more counterparts, by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Joinder or any document to be signed in connection with this Joinder shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Exhibit A to Investor Rights Agreement

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by the parties as of the date first above written.

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

Address for notices:

EXHIBIT G

COMPANY AND SELLERS BRING-DOWN CERTIFICATE

(See attached)

[Exhibit G]

EXHIBIT G

RUSH STREET INTERACTIVE, LP

BRING-DOWN CERTIFICATE

This Bring-Down Certificate (this “Certificate”) is made as of [●], 2020, pursuant to Section 2.6(b)(iv) of that certain Business Combination Agreement, dated as of July 27, 2020, by and among (i) dMY Technology Group, Inc., a Delaware corporation (the “Buyer”), (ii) Rush Street Interactive, LP, a Delaware limited partnership (the “Company”), (iii) the sellers set forth on the signatures pages thereto (collectively, the “Sellers” and each, a “Seller”), (iv) dMY Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and (v) Rush Street Interactive GP, LLC, a Delaware limited liability company, in its capacity as the Sellers’ Representative (the “Sellers’ Representative”), as amended and restated by that certain Amended & Restated Business Combination Agreement, dated as of October 9, 2020, by and among the Buyer, the Company, the Sellers, the Sponsor and the Sellers’ Representative (as may be further amended, restated, amended and restated, modified or supplemented from time to time, the “Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

The undersigned, being a duly authorized officer of the Company, solely in the undersigned’s capacity as a duly authorized officer of the Company and not in the undersigned’s individual capacity, hereby certifies to the Buyer as follows:

1.    The conditions set forth in Section 2.6(b)(i) of the Agreement have been satisfied as of the Closing Date;

2.    The conditions set forth in Section 2.6(b)(ii) of the Agreement have been satisfied as of the Closing Date; and

3.    The conditions set forth in Section 2.6(b)(iii) of the Agreement have been satisfied as of the Closing Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

COMPANY:

RUSH STREET INTERACTIVE, LP

By:
Name:	Greg Carlin
Title:	Chief Executive Officer

[Signature Page to Rush Street Interactive, LP Bring-Down Certificate]

RUSH STREET INTERACTIVE GP, LLC

BRING-DOWN CERTIFICATE

This Bring-Down Certificate (this “Certificate”) is made as of [●], 2020, pursuant to Section 2.6(b)(iv) of that certain Business Combination Agreement, dated as of July 27, 2020, by and among (i) dMY Technology Group, Inc., a Delaware corporation (the “Buyer”), (ii) Rush Street Interactive, LP, a Delaware limited partnership (the “Company”), (iii) the sellers set forth on the signatures pages thereto (collectively, the “Sellers” and each, a “Seller”), (iv) dMY Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and (v) Rush Street Interactive GP, LLC, a Delaware limited liability company, in its capacity as the Sellers’ Representative (the “Sellers’ Representative”), as amended and restated by that certain Amended & Restated Business Combination Agreement, dated as of October 9, 2020, by and among the Buyer, the Company, the Sellers, the Sponsor and the Sellers’ Representative (as may be further amended, restated, amended and restated, modified or supplemented from time to time, the “Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

The undersigned, being a duly authorized officer of the Sellers’ Representative, solely in the undersigned’s capacity as a duly authorized officer of the Sellers’ Representative and not in the undersigned’s individual capacity, hereby certifies to the Buyer as follows:

1.    The conditions set forth in Section 2.6(b)(i) of the Agreement have been satisfied as of the Closing Date; and

2.    The conditions set forth in Section 2.6(b)(ii) of the Agreement have been satisfied as of the Closing Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

SELLERS’ REPRESENTATIVE:

RUSH STREET INTERACTIVE GP, LLC

By:
Name:	Neil G. Bluhm
Title:	Manager

EXHIBIT H

BUYER BRING-DOWN CERTIFICATE

(See attached)

[Exhibit H]

EXHIBIT H

DMY TECHNOLOGY GROUP, INC.

BRING-DOWN CERTIFICATE

This Bring-Down Certificate (this “Certificate”) is made as of [●], 2020, pursuant to Section 2.6(c)(iii) of that certain Business Combination Agreement, dated as of July 27, 2020, by and among (i) dMY Technology Group, Inc., a Delaware corporation (the “Buyer”), (ii) Rush Street Interactive, LP, a Delaware limited partnership (the “Company”), (iii) the sellers set forth on the signatures pages thereto (collectively, the “Sellers” and each, a “Seller”), (iv) dMY Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and (v) Rush Street Interactive GP, LLC, a Delaware limited liability company, in its capacity as the Sellers’ Representative (the “Sellers’ Representative”), as amended and restated by that certain Amended & Restated Business Combination Agreement, dated as of October 9, 2020, by and among the Buyer, the Company, the Sellers, the Sponsor and the Sellers’ Representative (as may be further amended, restated, amended and restated, modified or supplemented from time to time, the “Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

The undersigned, being a duly authorized officer of the Buyer, solely in the undersigned’s capacity as a duly authorized officer of the Buyer and not in the undersigned’s individual capacity, hereby certifies to the Sellers as follows:

1.    The conditions set forth in Section 2.6(c)(i) of the Agreement have been satisfied as of the Closing Date; and

2.    The conditions set forth in Section 2.6(c)(ii) of the Agreement have been satisfied as of the Closing Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

BUYER:

DMY TECHNOLOGY GROUP, INC.

By:
Name:
Title:

[Signature Page to dMY Technology Group, Inc. Bring-Down Certificate]

EXHIBIT I

UNIT POWERS

(See attached)

[Exhibit I]

EXHIBIT I

UNIT POWER

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in that certain Business Combination Agreement, dated as of July 27, 2020, by and among (i) dMY Technology Group, Inc., a Delaware corporation (the “Buyer”), (ii) Rush Street Interactive, LP, a Delaware limited partnership (the “Company”), (iii) the sellers set forth on the signatures pages thereto (collectively, the “Sellers” and each, a “Seller”), (iv) dMY Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and (v) Rush Street Interactive GP, LLC, a Delaware limited liability company, in its capacity as the Sellers’ Representative (the “Sellers’ Representative”), as amended and restated by that certain Amended & Restated Business Combination Agreement, dated as of October 9, 2020, by and among the Buyer, the Company, the Sellers, the Sponsor and the Sellers’ Representative (as may be further amended, restated, amended and restated, modified or supplemented from time to time, the “Agreement”).

For value received, Seller hereby sells, assigns and transfers unto RSI ASLP, Inc., a Delaware corporation and direct wholly-owned subsidiary of the Buyer, [●] Class A Common Units of the Company, free and clear of all Liens (in each case, other than Securities Liens and other than as set forth in the Company’s LPA), standing in Seller’s name on the books of the Company, and hereby irrevocably constitutes and appoints any officer of the Company as attorney to transfer such units on the books of the Company with full power of substitution in the premises.

Dated:             [●], 2020

SELLER:

[ ]

By:
Name:
Title:

EXHIBIT J

AMENDED SPONSOR LETTER

(See attached)

[Exhibit J]

AMENDMENT TO SPONSOR LETTER AND FOUNDER HOLDERS’ REPRESENTATIVE APPOINTMENT

This Amendment to that certain letter agreement, dated February 20, 2020, by and among dMY Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), dMY Technology, Inc., a Delaware corporation (the “Company”), and each of the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders,” and together with the Sponsor and the Company, the “Parties”) (the “Original Sponsor Letter”) and Founder Holders’ Representative Appointment (this “Amendment and Agreement”), dated as of July 27, 2020, is entered into by and among the Sponsor, the Company, the Insiders, the Sellers’ Representative and the Target. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Original Sponsor Letter.

WHEREAS, this Amendment and Agreement is being delivered in connection with the Business Combination Agreement (as defined in Section 1(a) of this Amendment and Agreement) pursuant to which the Company will effectuate a business combination with the Target, on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to Section 13 of the Original Sponsor Letter, the Original Sponsor Letter may be amended by an instrument in writing and signed by the Parties; and

WHEREAS, in order to induce the Company, the Target, the Sellers and the Sellers’ Representative to enter into the Business Combination Agreement, the Parties wish to amend the Original Sponsor Letter on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Amendment and Agreement, and the mutual promises contained in this Amendment and Agreement, and intending to be legally bound thereby, the Parties agree as follows:

1.	Certain Amendments to the Original Sponsor Letter. The Original Sponsor Letter is hereby amended as follows:

(a)	The below shall be added as Section 21 immediately following the existing Section 20:

“21. Waiver of Anti-Dilution Rights. Section 4.3(b)(i) of the Charter provides that each share of Class B Common Stock of the Company, par value $0.0001 per share (the “Class B Common Stock”), shall automatically convert into one share of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) automatically concurrently with or immediately following the closing of the Business Combination, and Section 4.3(b)(ii) of the Charter provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in excess of the amounts offered in the Company’s initial public offering of securities and related to or in connection with the closing of the initial Business Combination such that the Sponsor and the Insiders shall continue to own 25% of the issued and outstanding shares of Class A Common Stock after giving effect to such issuance. As of and conditioned upon the Closing (as such term is defined in the Business Combination Agreement), the Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 4.3(b)(ii) of the Charter to receive shares of Class A Common Stock in excess of the number issuable at the Initial Conversion Ratio upon conversion of the existing Class B Common Stock held by him, her or it, as applicable, in connection with the Closing (as defined in the Business Combination Agreement) as a result of any Adjustment, and, as a result, the shares of Class B Common Stock shall convert into shares of Class A Common Stock (or such equivalent security) at Closing (as defined in the Business Combination Agreement) on a one-for-one basis such that, as a result of such conversion, all outstanding shares of Class B Common Stock shall collectively convert into 5,750,000 shares of Class A Common Stock, a portion of which shall be subject to earnout in accordance with the Business Combination Agreement and a portion of which shall be subject to forfeiture in accordance with the Founder Holders Forfeiture Agreement (as defined in the Business Combination Agreement). When used herein, “Business Combination Agreement” means that certain Business Combination Agreement, dated as of July 27, 2020, by and among the Company, the Sponsor, Rush Street Interactive, LP, a Delaware limited partnership (the “Target”), the sellers set forth on the signatures pages thereto (collectively, the “Sellers”), and Rush Street Interactive GP, LLC, in its capacity as the Sellers’ Representative thereunder (the “Sellers’ Representative”), as the same may be amended modified, supplemented or waived from time to time.”

(b)	Section 15 of the Original Sponsor Letter is hereby replaced in its entirety with the following:

“Except as set forth in the last sentence of this Section 15, nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or any covenant, condition, stipulation, promise or agreement hereof. Except as set forth in the last sentence of this Section 15, all covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything to the contrary contained herein, each of the Target and the Sellers’ Representative is an express third party beneficiary of this Letter Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in this Letter Agreement as though directly party hereto and thereto; provided that, to the extent the Business Combination Agreement is terminated for any reason, the Target and the Sellers’ Representative shall no longer be a third party beneficiary of this Letter Agreement for any purposes and shall have no right to directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) any of the provisions set forth in this Letter Agreement in any respects.”

2.

Enforcement Rights. Notwithstanding anything herein to the contrary, but without limiting the last sentence of Section 1(b) of this Amendment and Agreement, the Sponsor and each Insider acknowledges and agrees that each of the Target and the Sellers’ Representative may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in this Amendment and Agreement.

3.	Founder Holders’ Representative.

(a)

Each of Darla Anderson, Francesca Luthi, and Charles E. Wert (the “dMY Directors”) hereby appoints the Sponsor as agent and attorney in fact for and on behalf of such dMY Director (the Sponsor, in such capacity, the “Founder Holders’ Representative”) to (i) interpret the terms and provisions of Section 2.8 of the that certain Business Combination Agreement, dated as of July 27, 2020, by and among the Company, the Sponsor, Rush Street Interactive, LP, a Delaware limited partnership (the “Target”), the sellers set forth on the signatures pages thereto (collectively, the “Sellers”), and Rush Street Interactive GP, LLC, in its capacity as the Sellers’ Representative thereunder (the “Sellers’ Representative”) (as the same may be amended modified, supplemented or waived from time to time, the “Business Combination Agreement”), and related provisions of the Business Combination Agreement, (ii) execute, deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with Section 2.8 of the Business Combination Agreement, the related provisions of the Business Combination Agreement and the consummation of the transactions contemplated thereby, (iii) receive service of process in connection with any claims arising out of Section 2.8 of the Business Combination Agreement and the related provisions of the Business Combination Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of any Proceedings, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Proceedings, and to take all actions necessary or appropriate in the judgment of the Founder Holders’ Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) make any determinations and settle any matters related to any Tax matters pursuant to the matters contemplated by Section 2.8 of the Business Combination Agreement or any related provisions of the Business Combination Agreement, (vii) administer, pay out, deduct, hold back or redirect any funds (including any Earnout Shares or Earnout Company Units), which may be payable or distributable to any dMY Directors pursuant to the terms of Section 2.8 of the Business Combination Agreement or any related provisions of the Business Combination Agreement for, (A) any amount that may be payable by the dMY Directors pursuant to Section 2.8 of the Business Combination Agreement or any related provisions of the Business Combination Agreement, or (B) any costs, fees, expenses and other liabilities incurred by the Founder Holders’ Representative, acting in such capacity, in connection with Section 2.8 of the Business Combination Agreement or any related provisions of the Business Combination Agreement, and (viii) take all actions necessary or appropriate in the judgment of the Founder Holders’ Representative on behalf of the dMY Directors in connection with Section 2.8 of the Business Combination Agreement or any related provisions of the Business Combination Agreement.

(b)

The Founder Holders’ Representative, or any successor hereafter appointed, may resign at any time by written notice to the Buyer, the Sellers’ Representative, the Target, and the dMY Directors. Any change in the Founder Holders’ Representative will become effective upon notice to the Buyer, the Sellers’ Representative, the Target and the dMY Directors in accordance with this Section 3. The Founder Holders’ Representative so designated must be reasonably acceptable to the Buyer, the Sellers’ Representative and the Target, except that the Buyer, the Sellers’ Representative and the Target hereby agree that, subject to the dMY Directors providing prior written notice to the Buyer, the Sellers’ Representative and the Target, any dMY Director will be acceptable to the Buyer, the Sellers’ Representative and the Target as a successor Founder Holders’ Representative. All power, authority, rights and privileges conferred in this Section 3 to the Founder Holders’ Representative will apply to any successor Founder Holders’ Representative.

(c)

The Founder Holders’ Representative will not be liable for any act done or omitted under this Section 3, Section 2.8 of the Business Combination Agreement or any related provisions of the Business Combination Agreement as Founder Holders’ Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith. The Buyer, the Sellers’ Representative and the Target each agree that it will not look to the assets of the Founder Holders’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the dMY Directors, as the case may be. In performing any of its duties under this Section 3, Section 2.8 of the Business Combination Agreement or any related provisions of the Business Combination Agreement, the Founder Holders’ Representative will not be liable to the dMY Directors for any losses that any such Person (as defined in the Business Combination Agreement) may incur as a result of any act, or failure to act, by the Founder Holders’ Representative under this Section 3, Section 2.8 of the Business Combination Agreement or any related provisions of the Business Combination Agreement, and the Founder Holders’ Representative will be indemnified and held harmless by the dMY Directors for all losses, except to the extent that the actions or omissions of the Founder Holders’ Representative constituted fraud, gross negligence or willful misconduct. The limitation of liability provisions of this Section 3(c) will survive the termination of this Amendment and Agreement or the Business Combination Agreement and the resignation of the Founder Holders’ Representative.

(d)

The Buyer, Sellers’ Representative and the Target shall be entitled to rely exclusively upon any notices and other acts of the Founder Holders’ Representative relating to the dMY Directors’ rights and obligations under Section 2.8 of the Business Combination Agreement and any related provisions of the Business Combination Agreement as being legally binding acts of each dMY Director individually and collectively. The grant of authority providing for in this Section 3 (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any dMY Director and (ii) shall survive the Closing (as defined in the Business Combination Agreement).

4.

Effect of Amendment. The provisions of the Original Sponsor Letter, as amended by this Amendment and Agreement, remain in full force and effect. From and after the date hereof, references to “this Letter Agreement” in the Original Sponsor Letter shall be deemed references to the Original Sponsor Letter, as amended by this Amendment and Agreement. Notwithstanding anything herein to the contrary, and for the avoidance of doubt, in the event the Business Combination Agreement is terminated pursuant to Article X thereof for any reason, this Amendment and Agreement shall automatically terminate and cease to be of further force and effect.

5.

Entire Agreement. This Amendment and Agreement and the Original Sponsor Letter, as amended pursuant to this Amendment and Agreement, and the Business Combination Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

6.

Miscellaneous. Sections 16, 17 and 18 of the Original Sponsor Letter are hereby incorporated by reference and shall apply mutatis mutandis as if set forth at length herein. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Amendment and Agreement.

* * * * *

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to sponsor letter and Founder Holders’ Representative Appointment to be duly executed as of the day and year first above written.

DMY SPONSOR, LLC

By:
Name:	Harry L. You
Title:	Managing Director

Niccolo de Masi

Harry You

Darla Anderson

Francesca Luthi

Charles E. Werth

Acknowledged and agreed:

DMY TECHNOLOGY GROUP, INC.

By:
Name:	Niccolo de Masi
Title:	Chief Executive Officer

Acknowledged and Agreed:

SELLERS’ REPRESENTATIVE:

RUSH STREET INTERACTIVE GP, LLC

By:
Name:
Title:

TARGET:

RUSH STREET INTERACTIVE, LP

By:
Name:	Rush Street Interactive GP, LLC
Title:	General Partner

EXHIBIT K

SHARED SERVICES AGREEMENT

(See attached)

[Exhibit K]

EXHIBIT K

SERVICES AGREEMENT

This SERVICES AGREEMENT (as amended, modified or supplemented in accordance with its terms, this “Agreement”), dated as of this [●], 2020, is by and between Rush Street Gaming, LLC, a Delaware limited liability company (“Service Provider”), and Rush Street Interactive, L.P., a Delaware limited partnership (together with its Subsidiaries, “Recipient”) (Recipient together with Service Provider, the “Parties”).

RECITALS:

A.    Recipient, dMY Technology Group, Inc., a Delaware corporation (“dMY”), dMY Sponsor, LLC, a Delaware limited liability company (“Sponsor”), Rush Street Interactive GP, LLC, a Delaware limited liability company in its capacity as the Sellers’ Representative (“Sellers’ Representative”), and the sellers signatory thereto (the “Sellers”) are parties to that certain Business Combination Agreement, dated as of July 27, 2020, as amended and restated by that certain Amended & Restated Business Combination Agreement, dated as of October 9, 2020, by and among Recipient, dMY, Sponsor, Sellers’ Representative, and the Sellers (as may be further amended, restated, amended and restated, modified or supplemented from time to time, the “BCA”).

B.    Recipient desires that Service Provider provide (or cause to be provided) certain services to Recipient, as provided for in this Agreement.

C.    Service Provider is willing to provide, and to cause its employees and agents to provide, such services on the terms and subject to the conditions set forth in this Agreement.

D.    Capitalized terms used in this Agreement shall have the respective meanings ascribed to them in the body of this Agreement or in Annex A (which is incorporated herein by reference), as applicable.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, Service Provider and Recipient agree as follows:

SECTION 1    SERVICES.

1.1    Provision of Services. On the terms and subject to the conditions set forth in this Agreement, Service Provider, acting directly or indirectly through its Service Providing Affiliates, employees or agents, shall provide to Recipient the services set forth on Schedule 1 of this Agreement (together with any additional services pursuant to Section 1.2, the “Services”). Service Provider may, at the direction of Recipient or with the prior written consent of Recipient, such consent not to be unreasonably withheld, conditioned or delayed, in each instance and subject to compliance with any applicable Gaming Laws, subcontract with any other Person (a “Third Party Service Provider”) to directly or indirectly provide or support any Services to Recipient; provided that Service Provider shall (i) use reasonable care and prudence in the selection and monitoring of any Third Party Service Provider and (ii) be responsible for the performance of any Third Party Service Provider hereunder or any failure of Third Party Service Provider to comply with the terms hereof. Except as otherwise provided in this Agreement, including Schedule 1, Service Provider shall be required to provide Services to Recipient only in connection with the Recipient’s operation of its business substantially as conducted in the twelve (12) month period preceding the date hereof. Except as may be expressly identified in an applicable Schedule, in no event shall Service Provider be responsible for providing any services or assistance in connection with the transition or migration of any Services or data following the termination or expiration of this Agreement.

1.2    Additional Services. Recipient may, from time to time, request that additional services be provided hereunder, provided that such services were regularly or periodically provided by the Service Provider to the

Recipient in the twelve (12) month period prior to the date hereof. To the extent the Parties mutually agree in writing as to the specifications, applicable fees and other terms and conditions under which such additional services shall be provided, such additional services shall be deemed to be Services under this Agreement.

1.3    Performance Standard. Service Provider shall, and shall cause its Service Providing Affiliates and Third Party Service Providers (as applicable) to, use commercially reasonable efforts to provide (or cause to be provided) to Recipient the Services in a timely, professional and workmanlike manner, and at substantially the same level of service, and with substantially the same degree of care, as Service Provider provided similar services to Recipient in the twelve (12)- month period immediately prior to the date hereof. Notwithstanding anything to the contrary contained herein, Service Provider shall be required to perform the Services for the benefit only of Recipient, and Service Provider shall not be required to perform or to cause to be performed any of the Services other than for the benefit of Recipient.

1.4    Personnel. The selection of the persons who will provide the Services for and on behalf of Service Provider shall be made by Service Provider in its reasonable discretion. Without limiting Service Provider’s obligation to provide the Services in accordance with the terms of this Agreement (including to meet the services standards set forth herein), in no event shall Service Provider be required to hire additional personnel or to retain any specific employee to provide the Services.

1.5    Changes. Service Provider may, upon reasonable advanced notice to Recipient, make changes from time to time in the manner of performing the Services if it has made the same or substantially similar changes in performing the same or substantially similar services for its own (retained) business or its Affiliates.

1.6    Consents. Service Provider shall use commercially reasonable efforts to obtain as promptly as practicable the consents, approvals or authorizations of any Person as may be necessary for the performance of its obligations pursuant to this Agreement, including obtaining from third-party vendors any consents necessary to grant any sublicenses in connection with the performance of the Services. In the event that the consent of any third-party vendor, if required, is not obtained reasonably shortly after the date hereof, Service Provider shall notify Recipient and shall cooperate with Recipient in arranging for alternative means reasonably satisfactory to Recipient by which Recipient may obtain the Services affected by the failure to obtain such consent. If the Parties arrange such alternative means, Service Provider shall provide the Services in accordance therewith. Recipient will reimburse Service Provider for all fees and costs incurred by Service Provider in connection with obtaining such consents and alternative Services in accordance with Section 1.7.

1.7    Payment for Services; Expense Reimbursement. As compensation for the Services during the term of this Agreement, (a) Recipient shall reimburse Service Provider for all third party costs, including consent fees and costs incurred under Section 1.6, incurred in connection with the provision of the Services, (b) Recipient shall reimburse Service Provider for its reasonable and documented out-of-pocket travel and related expenses, subject to the approval of Recipient (such approval not to be unreasonably withheld, conditioned or delayed) and receipt of expense reports detailing such expenses, to the extent incurred by Service Provider pursuant to this Agreement on behalf of, or for the benefit of, Recipient, and (c) Recipient shall reimburse Service Provider for an allocable portion of payroll, benefits and overhead (calculated at 150% of an employee’s salary, bonus and benefits cost) with respect to Service Provider’s or its Service Providing Affiliate’s employees who perform or otherwise assist with the provision of the Services; provided however, that Service Provider shall disclose to Recipient each such employee’s salary, bonus and benefits cost and the employee’s allocation of time in connection with the Services, and the corresponding fees or reimbursements generated thereby on a weekly basis in a monthly report (certified as true and correct by Service Provider’s Chief Executive Officer) in a form reasonably acceptable to Recipient (the “Monthly Allocation Reports”). Service Provider, its Service Providing Affiliates, and Third Party Service Providers, as applicable, shall invoice Recipient for such amounts on a monthly basis and shall attach the applicable Monthly Allocation Report to each such invoice. Recipient shall pay Service Provider, its Service Providing Affiliates, and Third Party Service Providers, as applicable, all undisputed amounts within fifteen (15) days after Recipient’s receipt of a properly issued invoice.

1.8    Taxes. The amount of any sales tax, use tax, excise tax, value added tax, goods and services tax or similar tax (excluding, for the avoidance of doubt, any income tax) that is required to be paid by Service Provider, its Service Providing Affiliates or a Third Party Service Provider in connection with the Services shall be invoiced by Service Provider, its Service Providing Affiliates or Third Party Service Provider, as applicable, and shall be paid by Recipient, together with the amounts payable pursuant to Section 1.7 or otherwise provided under this Agreement.

1.9    Disputed Charges. Service Provider shall keep records of the Services provided hereunder and reasonable supporting documentation of all costs and expenses incurred in providing such Services. In the event Recipient disputes any charges related to the Services, Recipient shall deliver a written statement describing the dispute to Service Provider within twenty (20) business days following Recipient’s receipt of the invoice or other documentation of such charges. The statement shall provide a reasonably detailed description of the disputed items. Upon delivery of the written statement, Recipient and Service Provider shall cooperate and negotiate in good faith to resolve such disputed charges, and Service Provider shall make its records relating to the Services available to Recipient for inspection upon reasonable notice during normal business hours. If the Parties are unable to resolve such disputed charges within sixty (60) days of delivery of the written statement, then such disputed charge shall be resolved in accordance with Annex B hereto. All payments required to be made pursuant to this Agreement shall bear interest from (and including) the day that is thirty (30) days after the date such payment is due until (but excluding) the date of payment, at a monthly rate equal to the lesser of (i) four percent (4%) annually or (ii) the maximum rate permitted by applicable Law. In addition, Recipient shall indemnify and reimburse Service Provider for its costs, including reasonable attorneys’ fees and disbursements, incurred to collect any unpaid amount.

1.10    Employee Matters. Service Provider shall cause its employees and agents and the employees and agents of its Service Providing Affiliates (as applicable) and shall direct its Third Party Service Providers to cause their employees and agents, to be available to provide the Services to Recipient, and to devote such time and effort to the business of Recipient as shall be reasonably necessary to perform the Services in accordance with this Agreement. Notwithstanding the foregoing, except as otherwise expressly provided herein, all matters pertaining to the employment or engagement of the employees and agents of Service Provider and its Service Providing Affiliates or Third Party Service Providers are the sole responsibility of Service Provider or its Service Providing Affiliates or Third Party Service Providers, as applicable.

1.11    Compliance with Laws. Service Provider shall, and shall direct its Service Providing Affiliates (as applicable) and Third Party Service Providers to, (a) comply in all material respects with all Laws that may be applicable to the Services (including any applicable Gaming Laws), (b) obtain and maintain all material licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements necessary or appropriate to perform their duties and obligations under this Agreement (including any necessary or appropriate Gaming Licenses) and comply with the terms and conditions of such licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements, and (c) file all returns and reports lawfully required to be filed with Governmental Entities (including any Gaming Authorities) in connection with their obligations hereunder. Notwithstanding anything herein to the contrary, Service Provider shall not be responsible for providing any Service, or part thereof, if and to the extent such Service would violate applicable Law; provided that, upon the request and at the expense of Recipient, Service Provider shall use commercially reasonable efforts to modify the applicable Service so that such Service may be provided in compliance with applicable Law. Service Provider shall notify Recipient of the curtailment or cessation of any Service pursuant to this Section 1.11.

1.12    Gaming Authority Approvals; Gaming Problems. Each Party’s performance of its respective obligations set forth in this Agreement shall be subject to obtaining and maintaining all necessary or appropriate Gaming Authority approvals, if any. If any Gaming Authority objects to, or proposes the modification of, any portion of this Agreement, the Parties shall negotiate in good faith to reach a mutually agreeable accommodation to address such objections or proposed modifications. In the event that Recipient, Service Provider or any of its

Service Providing Affiliates, Third Party Service Providers or their respective employees experiences a Gaming Problem, the affected Party shall promptly notify the other Party of the relevant details and take all actions necessary or advisable to eliminate, terminate, discontinue or otherwise cure the Gaming Problem, including terminating the relationship with any Person giving rise to the Gaming Problem and taking all other actions as may be necessary or appropriate to remedy the Gaming Problem.

1.13    Books and Records. Without limiting Section 1.9, duly authorized representatives of Recipient shall, upon reasonable notice to Service Provider, have reasonable access during normal business hours to examine, inspect and copy the books and records held by Service Provider relating to the Services; provided that no such access will be provided to the extent that disclosing any such information would reasonably be expected to constitute a waiver of attorney- client, work product or other legal privilege with respect thereto. Recipient shall not be permitted to access any information to the extent such access could reasonably be expected to violate any confidentiality obligation or commitment of Service Provider to any other Person; provided however, notwithstanding any other provision herein to the contrary, Recipient shall have access to and the right to audit the Monthly Allocation Reports and all information which such reports are based upon at all times and upon reasonable notice.

1.14    Relationship of the Parties. Each Party (including its respective employees, agents, representatives, Affiliates and Third Party Service Providers) shall act solely as an independent contractor. The existence of this Agreement shall not be deemed to cause either Party (or any of its employees, agents or representatives) to be an employee, employer, officer, agent, partner, business representative, or legal representative of, or joint venturer with, the other Party. Neither Party shall make any warranties or representations, or assume or create any obligations, on the other Party’s behalf, except as may be expressly permitted hereby. Each Party shall be solely responsible for the actions of its employees, agents, representatives and Affiliates (and their respective employees, agents and representatives).

1.15    Third Party Rights. Service Provider shall not, and shall cause its Service Providing Affiliates, Third Party Service Providers and their respective employees and agents not to, disclose to Recipient or otherwise use during the performance of the Services, any confidential or proprietary information owned by any third parties that such Parties do not have permission to so disclose or use.

1.16    Outside Activities of the Parties. This Agreement shall be limited to the purposes set forth herein and nothing in this Agreement, whether by implication or otherwise, shall be construed to extend the relationship of the Parties beyond such purposes.

1.17    Data Protection.

(a)    Service Provider shall, and shall cause its Service Providing Affiliates and Third Party Service Providers to, use commercially reasonable steps (physical, procedural, and electronic), to protect any data disclosed to it by Recipient, consistent with Service Provider’s practices in protecting its own data as of the date hereof, but in no event less than customary and reasonable practices or as required by applicable Law.

(b)    The Parties agree that,

(i)    to the extent Recipient discloses any information that identifies, could be used to identify, or is otherwise associated with an individual person or device (together with any definition for any similar term provided by applicable Law or any of the Parties’ own privacy policies, notice, or contracts, “Personal Information,” and Personal Information provided by Recipient to Service Provider, “Recipient Personal Information”) to Service Provider, such disclosure shall be made in an encrypted format, and

(ii)    Service Provider shall, and shall cause its Service Providing Affiliates and Third Party Service Providers to, encrypt all Recipient Personal Information.

(c)    Service Provider represents and warrants that it will

(i)    use any Recipient Personal Information only for the purposes for which Service Provider is engaged by Recipient and not for its own independent use or purposes;

(ii)    use commercially reasonable steps (physical, procedural, and electronic), to safeguard Recipient Personal Information from misuse, consistent with Service Provider’s practices in protecting its own data as of the date hereof, but in no event less than customary and reasonable practices or as required by applicable Law;

(iii)    maintain, and shall cause its Service Providing Affiliates and Third Party Service Providers to maintain, commercially reasonable security to assess, monitor, prevent, and mitigate security threats, including implementing and maintaining appropriate physical, administrative, organizational and technical safeguards and measures that are designed to reasonably and appropriately protect the confidentiality, integrity and availability of such information, systems or networks;

(iv)    assist Recipient (1) in responding to any request from a data subject, and (2) in complying with its obligations under any and all applicable Laws, legal requirements and self-regulatory guidelines relating to Personal Information (“Privacy Laws”), including with respect to security, breach notifications, impact assessments and consultations with supervisory authorities or regulators, in each of clauses (1) and (2) solely to the extent relating to the Service Provider’s receipt of Recipient Personal Information under this Agreement and the processing thereof;

(v)    notify the Recipient without undue delay, on becoming aware of any security incident, misuse of or unauthorized access to or disclosure of any Recipient Personal Information and take reasonable actions to investigate, to provide a description of, and to prevent any further negative impacts with respect to such security incident, misuse of or unauthorized access to or disclosure of any Recipient Personal Information;

(vi)    refrain from, and instruct any Service Providing Affiliates and Third Party Service Providers to refrain from, notifying or otherwise disclosing the existence of any compromise related to Recipient Personal Information, without providing prior written notice to the Recipient, except that Service Provider, its Service Providing Affiliates and Third Party Service Providers may notify or otherwise disclose the existence of such a compromise without providing prior notice to Recipient in order to comply with applicable Laws, including Privacy Laws; and

(vii)    maintain records and information in the ordinary course of business consistent with Service Provider’s past practices to demonstrate its compliance with this Section 1.17, and allow for audits by the Recipient’s duly authorized representatives in accordance with the procedures set forth in Section 1.13.

(d)    Service Provider will restrict access to Recipient Personal Information only to those personnel who have a need to know or otherwise access Recipient Personal Information to enable Service Provider to perform its obligations under this Agreement.

(e)    Notwithstanding the foregoing, Recipient will not provide, and Service Provider will not process, any Personal Information under this Agreement or in connection with any Service for any individual to the extent that such individual’s Personal Information is subject to the Laws of any country other than the United States.

SECTION 2    TERM AND TERMINATION.

2.1    Term and Termination. This Agreement shall commence on the date hereof and, subject to this Section 2.1 and Section 2.2, will continue in force and effect for an initial term of two (2) years (“Initial Term”), and thereafter shall automatically renew for subsequent renewal terms of one (1) year each (each, a “Renewal Term,” and together with the Initial Term, the “Term”), unless either Party notifies the other of its intention not to renew this Agreement no later than 90 days prior to the expiration of the Initial Term or the then-current Renewal Term, as applicable. This Agreement shall terminate automatically (a) upon a Change of Control of Recipient or (b) if Recipient, Service Provider or any of its Service Providing Affiliates or Third Party Service Providers or their respective employees experiences a Gaming Problem and fails to cure such Gaming Problem within thirty (30) days or such later time as the Parties may agree upon in writing.

2.2    Early Termination. Notwithstanding anything in this Agreement to the contrary, (a) the Parties may terminate this Agreement or any Service (in whole only) by mutual agreement at any time and (b) from and after the one year anniversary of the date hereof, Recipient may terminate this Agreement or any Service (in whole only) upon 180 days’ prior written notice to Service Provider. This Agreement may be terminated only as expressly set forth in Section 2.1 and this Section 2.2. Neither party shall purport to terminate or attempt to terminate this Agreement other than as expressly set forth in Section 2.1 and this Section 2.2.

2.3    Effect of Termination. In the event of any termination or expiration with respect to one or more, but less than all, of the Services, this Agreement shall continue in full force and effect with respect to the remaining Services. If this Agreement is terminated or expires in its entirety, all obligations of the Parties under this Agreement shall terminate, except (a) for charges accrued or expenses incurred but unpaid as of the date of such termination or expiration and (b) as set forth in the provisions of this Agreement that are specifically designated herein as surviving such termination or expiration. Termination or expiration of this Agreement or any Service for any reason by either Party shall not relieve the Parties of any obligations that accrued prior to such termination or expiration. Upon termination or expiration of this Agreement or any Service, the Parties shall cooperate in order to transfer or store all books, records and files related to the Services and take all other actions necessary to provide Recipient with sufficient information to make alternate arrangements to perform or obtain from third parties comparable services.

2.4    Delivery of Materials. In connection with the termination or expiration of this Agreement or any Service, if requested by Recipient, Service Provider shall deliver to Recipient, as soon as reasonably practicable, all information received or created for the benefit of Recipient during the term of this Agreement, in electronic or hard copy form.

SECTION 3    INDEMNIFICATION

3.1    Indemnification of Service Provider. To the fullest extent permitted by Law, Recipient shall indemnify Service Provider and its Affiliates, and its and their officers, managers, members, employees, representatives and agents and hold them harmless from and against any and all third party claims, losses, costs, damages and liabilities, including reasonable attorneys’ fees (all of which shall be reimbursed as incurred), arising out of or relating to any act or omission performed or omitted pursuant to this Agreement to the extent it is finally determined that such acts or omissions (a) constituted gross negligence, bad faith or willful misconduct, (b) were taken in contravention of this Agreement willfully, in bad faith or as the result of grossly negligent actions or omissions, or (c) resulted from or is related to any material breach of this Agreement, in each case by Recipient. To the fullest extent permitted by Law, none of Service Provider nor the foregoing Persons shall be liable for damages or otherwise to Recipient for any act or omission performed or omitted by such Person, except to the extent it is finally determined that such actions or omissions (x) constituted gross negligence, bad faith or willful misconduct, (y) were taken in contravention of this Agreement willfully, in bad faith or as the result of grossly negligent actions or omissions, or (z) resulted from or is related to any material breach of this Agreement, in each case by Service Provider. Any indemnity pursuant to this Section 3.1 (i) shall not be deemed exclusive of any other rights to which Service Provider or any of the foregoing Persons may be entitled under any applicable statute, agreement or otherwise, (ii) shall continue as to Service Provider or any of the foregoing Persons who have ceased to serve in such capacity and (iii) shall inure to the benefit of the heirs, successors, assigns and administrators of Service Provider or such Person, as applicable.

3.2    Indemnification of Recipient. To the fullest extent permitted by Law, Service Provider shall indemnify Recipient and its Affiliates, and its and their officers, managers, members, employees, representatives and agents and hold them harmless from and against any and all third party claims, losses, costs, damages and liabilities, including reasonable attorneys’ fees (all of which shall be reimbursed as incurred), arising out of or relating to any act or omission performed or omitted pursuant to this Agreement or in connection with the provision of the Services to the extent it is finally determined that such acts or omissions (a) constituted gross negligence, bad faith or willful misconduct, (b) were taken in contravention of this Agreement willfully, in bad faith or as the result of grossly negligent actions or omissions, or (c) resulted from or is related to any material breach of this Agreement, in each case by Service Provider. Any indemnity pursuant to this Section 3.2, (x) shall not be deemed exclusive of any other rights to which Recipient or any of the foregoing Persons may be entitled under any applicable statute, agreement or otherwise, (y) shall continue as to Recipient or any of the foregoing Persons who have ceased to serve in such capacity and (z) shall inure to the benefit of the heirs, successors, assigns and administrators of Recipient or such Person, as applicable.

3.3    Notice of Claim; Defense. A Person entitled to indemnification pursuant to Sections 3.1 or 3.2 (the “Indemnified Party”) shall give Recipient or Service Provider, as the case may be (the “Indemnifying Party”), prompt notice of any claim that may give rise to any indemnification obligation under Sections 3.1 or 3.2, as applicable, together with the estimated amount of such claim. Failure to provide such notice shall not affect the indemnification obligations hereunder in the absence of actual and material prejudice. If the Indemnifying Party elects to defend or prosecute a third-party claim, the Indemnified Party shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by the Indemnifying Party, the retention, and the provision to the Indemnifying Party, of records and information reasonably relevant to such third-party claim, and making employees of the Indemnified Party available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Neither Party will make any settlement of any third-party claim that would give rise to liability on the part of the other Party without such Party’s prior written consent, and neither Party will be liable for the amount of any settlement affected without such prior written consent.

3.4    In the event a Person (other than Recipient or Service Provider) indemnified pursuant to Sections 3.1 and 3.2 seeks indemnification thereunder, then (a) such Person shall request that Recipient or Service Provider, as applicable (the “Representative Party”), make a claim for indemnification to the other Party on such Person’s, (b) the Representative Party shall act as such Person’s representative with respect to such indemnification claim and (c) the Indemnifying Party shall be entitled to rely upon decisions and directions of the Representative Party as the decisions and directions of the Person seeking indemnification.

3.5    LIMITATION ON LIABILITY. IN NO EVENT SHALL SERVICE PROVIDER BE LIABLE FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR EXEMPLARY DAMAGES, OR DAMAGES FOR LOSS OF DATA, PROFITS, INTEREST, OR REVENUE OR ANY INTERRUPTION OF BUSINESS, IN CONNECTION WITH, ARISING FROM OR IN RELATION TO THIS AGREEMENT (INCLUDING ANY OF THE SERVICES TO BE PROVIDED HEREUNDER OR THE PERFORMANCE OF OR FAILURE TO PERFORM SERVICE PROVIDER’S OBLIGATIONS UNDER THIS AGREEMENT), WHETHER BASED ON WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, AND REGARDLESS OF WHETHER SUCH DAMAGES ARE FORESEEABLE OR WHETHER SERVICE PROVIDER IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES. IN NO EVENT SHALL SERVICE PROVIDER BE LIABLE FOR ANY LOSSES IN CONNECTION WITH, ARISING FROM OR IN RELATION TO THIS AGREEMENT (INCLUDING ANY OF THE SERVICES TO BE PROVIDED HEREUNDER OR THE PERFORMANCE OF OR FAILURE TO PERFORM SERVICE PROVIDER’S OBLIGATIONS UNDER THIS AGREEMENT) FOR ANY AMOUNT IN EXCESS OF THE AGGREGATE FEES RECEIVED (AT THE TIME OF THE DISPUTE) BY SERVICE PROVIDER UNDER THIS AGREEMENT FOR THE SERVICE THAT IS THE SUBJECT OF THE DISPUTE. THE PARTIES ACKNOWLEDGE AND AGREE THAT NO DOUBLE REMEDIES OR RECOVERIES ARE INTENDED OR PERMITTED UNDER THIS AGREEMENT AND THAT CLAIMS ASSERTED UNDER ONE SECTION OR SUBSECTION OF THIS AGREEMENT MAY NOT ALSO BE ASSERTED UNDER ANOTHER SECTION OR SUBSECTION OF THIS

AGREEMENT OR UNDER THE BCA OR ANY OTHER ANCILLARY DOCUMENT IF SUCH ASSERTION WOULD RESULT IN DOUBLE RECOVERY.

3.6    Exceptions. Section 3.5 shall not apply with respect to any (i) breach of confidentiality obligations hereunder, (ii) indemnification obligation under Section 3 or (iii) violation of applicable Law or fraud.

SECTION 4    CONFIDENTIALITY.

4.1    Confidentiality. Without the prior written consent of the other Party, each Party shall, and shall cause its Affiliates, Third Party Service Providers (if applicable) and its employees and agents (each, a “Receiving Party”) to, hold in strict confidence, not disclose or release to any Person, and not use in any manner other than to provide or receive the Services, as applicable, (a) the terms of this Agreement or (b) any and all confidential or proprietary information shared by or received from the other Party (each, a “Disclosing Party”) or learned by the Receiving Party pursuant to this Agreement or in the course of the provision or receipt of the Services (collectively, “Confidential Information”). Each Receiving Party agrees to safeguard the Disclosing Party’s Confidential Information received under this Agreement with the same degree of care that the Receiving Party uses to protect its own similar Confidential Information. The Receiving Party may disclose Confidential Information (i) to its auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential (and have agreed or are subject to a professional or contractual obligation to do so) to the same extent as is applicable to the Receiving Party and in respect of whose failure to comply with such obligations the Receiving Party will be responsible, (ii) to its Affiliates, Third Party Service Providers (if applicable) and their respective employees and agents who have a need to know such information for purposes of providing or receiving the Services and who are informed of their obligation to hold such information confidential (and have agreed or are subject to a professional or contractual obligation to do so) to the same extent as is applicable to the Receiving Party and in respect of whose failure to comply with such obligations the Receiving Party will be responsible; and (iii) subject to Section 4.2, to the extent the Receiving Party is required to disclose any such Confidential Information by any Gaming Authority or any judicial or administrative process or, in the opinion of legal counsel, by other requirements of Law.

4.2    Protective Order. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to Section 4.1(iii), the Receiving Party shall promptly notify the Disclosing Party of the existence of such request or demand and shall use good faith efforts to provide the Disclosing Party with a reasonable opportunity to seek an appropriate protective order or other remedy, which both Parties will cooperate in seeking to obtain. In the event that such appropriate protective order or other remedy is not obtained, the Receiving Party shall, and shall cause its Affiliates, Third Party Service Providers (if applicable) and their respective employees and agents to, furnish only that portion of the Confidential Information that is legally required to be disclosed.

SECTION 5    INTELLECTUAL PROPERTY.

5.1    Ownership. Other than as may be set out in this Section 5 or as to specific Services on Schedule 1, (i) each Party shall retain all right, title and interest in and to its Intellectual Property, (ii) all Intellectual Property created or developed by or on behalf of Service Provider in connection with this Agreement shall belong to Service Provider, and (iii) no license to Intellectual Property, express or implied, is being granted by Service Provider under this Agreement.

5.2    Licenses. (a) Recipient hereby grants to Service Provider, and Service Provider hereby accepts, an irrevocable (during the Term), non-exclusive, non-transferable, fully paid-up, royalty free, worldwide right and license to use, modify, reproduce and prepare derivative works of all Intellectual Property rights owned or controlled by Recipient that are necessary to perform the Services in accordance with the provisions of this Agreement and solely to the extent necessary to perform the Services under this Agreement. (b) Service Provider hereby grants to Recipient, and Recipient hereby accepts, (i) an irrevocable (during the Term), non-exclusive, non- transferable, fully paid-up, royalty free, worldwide right and license to use, modify, perform, reproduce, and prepare derivative works of all Intellectual Property rights owned or controlled by Service Provider that are necessary to receive the Services in accordance with the provisions of this Agreement and solely to the extent necessary to receive the Services under this Agreement; and (ii) an irrevocable, perpetual, non-exclusive, non-transferable, fully paid-up, royalty free, worldwide right and license to use, modify, perform, reproduce, prepare derivative works of, make, sell, offer for sale, import, and otherwise exploit any Intellectual Property rights owned or controlled by Service Provider to the extent such Intellectual Property rights are used by or incorporated into any deliverable or work product in each case that was (x) created or developed by Service Provider for Recipient in the course of performing the Services and (y) delivered to Recipient, and solely to the extent necessary for Recipient to use such deliverable or work product. The licenses set forth in Section 5.2(a) and (b)(i) shall automatically and immediately terminate upon the termination of the Term. To the extent that the preceding licenses include any Trademarks (which they shall not unless agreed to in writing in advance by the granting Party with reference to this section of this Agreement), the licensee therefor shall use such Trademarks only in accordance with any quality control requirements provided by the granting Party from time to time.

SECTION 6    REPRESENTATIONS AND WARRANTIES.

6.1    Representations and Warranties. Each Party represents and warrants to the other that:

(a)    it is a legal entity validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the jurisdiction of its organization;

(b)    it has all necessary power and authority, and has taken all action necessary, to authorize, execute, deliver and perform this Agreement, in accordance with the terms of this Agreement; and

(c)    this Agreement has been duly and validly executed and delivered by such Party, and, assuming the due authorization, execution and delivery by the other Party, constitutes a valid, legal and binding agreement of such Party, enforceable against such Party in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law).

6.2    Acknowledgement. The Parties acknowledge and agree that, except as expressly set forth herein, Recipient assumes all risks and liabilities arising from or relating to its use of and reliance upon the Services, and Service Provider makes no representation or warranty with respect thereto.

6.3    DISCLAIMER OF WARRANTIES. THIS IS A SERVICE AGREEMENT. EXCEPT AS SET FORTH IN Section 1 AND THIS Section 6, (I) SERVICE PROVIDER DOES NOT GUARANTEE, REPRESENT OR WARRANT THE SERVICES TO BE PROVIDED HEREUNDER, (II) THE SERVICES SHALL BE PROVIDED ON AN “AS IS” AND “WITH ALL FAULTS” BASIS, AND (III) THERE ARE NO OTHER, AND SERVICE PROVIDER DOES NOT MAKE AND HEREBY DISCLAIMS ANY AND ALL, REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SERVICES AND THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON- INFRINGEMENT.

SECTION 7    NOTICES.

Any written notice or other communication given pursuant to this Agreement shall be sufficiently delivered if (a) delivered personally, (b) sent by nationally recognized overnight courier service, (c) mailed by registered or certified mail, (d) sent by email, or (e) transmitted via facsimile with electronic confirmation of receipt by the addressee and a copy delivered, sent or mailed to the addressee in accordance with item (a), (b), (c) or (d) above to each of the Parties at the address or information set forth below or at such other address or information as may be designated from time to time by a Party by written notice to the other Party:

If to Service Provider:

Rush Street Gaming, LLC

900 N. Michigan Avenue Suite 1600

Chicago, IL 60611

Attention:        Neil G. Bluhm

                         Gregory Carlin

                         Facsimile: (312) 915-3053

Email:             [●]

If to Recipient:

Rush Street Interactive, L.P.

c/o [●]

[address]

[address]

[address]

Attention:       [●]

                        [●]

                        [●]

Facsimile:       [●]

Email:             [●]

With a copy to:

Harry You and Niccolo de Masi

Email: harry@dmytechnology.com

            niccolo@dmytechnology.com

A notice (a) delivered personally shall be deemed delivered upon receipt or refusal of delivery, (b) sent via a nationally recognized overnight courier service shall be deemed delivered one business day after deposit with such overnight courier service, (c) sent via registered or certified mail shall be deemed delivered three (3) business days after deposit with the United States Postal Service, (d) sent by email shall be deemed delivered upon receipt, or (e) sent via facsimile shall be deemed delivered when receipt is acknowledged by the receiving facsimile machine; provided that a copy is also promptly delivered, sent or mailed to the recipient pursuant to item (a), (b) or (c) above.

SECTION 8 WAIVER OF JURY TRIAL; DESIGNATION OF FORUM AND CONSENT TO JURISDICTION.

8.1    WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OTHER PARTY TO ENTER INTO THIS AGREEMENT, EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT. INSTEAD, ANY SUCH DISPUTES RESOLVED IN COURT SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

8.2    GOVERNING LAW; FORUM. THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED SOLELY IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, UNITED STATES OF AMERICA. ANY AND ALL CLAIMS, CONTROVERSIES, AND CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, OR STATUTE, SHALL BE GOVERNED EXCLUSIVELY BY THE LAWS OF THE STATE OF

ILLINOIS, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS OF SUCH STATE OR OTHER RULE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION. ALL CLAIMS, CONTROVERSIES, AND CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE SUBJECT TO BINDING ARBITRATION IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN ANNEX B.

8.3    Service of Process. The Parties further agree and consent to accept service of process by certified or registered United States mail, return receipt requested, or by a nationally recognized overnight courier service with acknowledgment of receipt addressed as provided herein. Nothing in this Section 8.3, however, will affect the right of either Party to serve legal process in any other manner permitted by Law.

SECTION 9    MISCELLANEOUS.

9.1    Force Majeure. Notwithstanding anything to the contrary contained herein, if either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, the obligations of such Party, so far as they are affected by such Force Majeure, shall be suspended during the continuance of such Force Majeure. The term “Force Majeure,” as used herein, shall mean an act of God, strike, lockout, or other industrial disturbance, acts of any Governmental Entity, epidemic, pandemic (including COVID-19), health crisis, quarantine, act of public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, governmental restraint, unavailability of equipment or supplies, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of such Party. Upon the occurrence of a Force Majeure Event, (a) the non-performing Party shall promptly notify the other Party of the circumstances hindering its performance and of its plans and efforts to implement a work-around, (b) the non-performing Party shall be excused from any further performance or observance of the affected obligation(s) for as long as such circumstances prevail, and (c) the non-performing Party shall continue to attempt to recommence performance or observance to the greatest extent possible without delay. The non-performing Party shall also notify the other Party promptly when the Force Majeure Event has abated.

9.2    Further Assurances. Each Party agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably necessary to more fully effectuate this Agreement.

9.3    Entire Agreement; Amendments. This Agreement reflects the whole and entire agreement among the Parties with respect to the subject matter herein and supersedes all previous agreements and understandings among the Parties (oral or written), and may be amended, restated, or supplemented only by the written agreement of both Parties.

9.4    Binding Effect; Assignment. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns, subject to any limitations on transfer set forth in this Agreement. Recipient may not assign this Agreement without the express prior written consent of Service Provider.

9.5    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be unenforceable or invalid under applicable Law, such provision shall be ineffective only to the extent of such unenforceability or invalidity, and the remaining provisions of this Agreement shall continue to be binding and in full force and effect.

9.6    Third-Party Beneficiaries. The representations, warranties, covenants, and obligations of the Parties are made for the express benefit of the Parties and successors and permitted assigns, and, except as provided in

Section 3 with respect to the Indemnified Parties, other Persons that are not express signatories hereto are not intended to have, nor shall have, the benefit of, or any right to seek enforcement or recovery under, any of such covenants or obligations.

9.7    Survival. Notwithstanding anything to the contrary contained herein, the provisions of Sections 1.7, 1.9, 1.13, 1.14, 1.16, 1.17, 5.1, 5.2(b)(ii), 6.3, this Section 9.7, Section 2, Section 3, Section 4,, Section 7, Section 8, Section 9 and Annex A hereto shall survive any cancellation, termination or expiration of this Agreement.

9.8    No Waiver. None of the terms of this Agreement shall be deemed to have been waived by either Party, unless such waiver is in writing and signed by that Party. The waiver by a Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or any further breach of the provision so waived.

9.9    Performance/Holidays. Whenever under the terms of this Agreement the time for performance falls upon a Saturday, Sunday or legal holiday, such time for performance shall be extended to the next business day.

9.10    Rules of Construction. The Parties jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their collective mutual intent, this Agreement shall be construed as if drafted jointly by the Parties, and no rule of strict construction shall be applied against any Person.

9.11    Interpretation. As used in this Agreement, the masculine, feminine or neuter gender shall be deemed to include the others whenever the context so indicates or requires. Terms defined in the singular have a comparable meaning when used in the plural and vice versa. Terms defined in the current tense shall have a comparable meaning when used in the past or future tense and vice versa. Terms defined as a noun shall have a comparable meaning when used as an adjective, adverb, or verb and vice versa. Whenever the term “include” or “including” is used in this Agreement, it shall mean “including, without limitation,” (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities to those items specifically enumerated. The term “or” is not exclusive. Unless otherwise limited, the words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision. Except as otherwise indicated, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement.

9.12    Headings. The section and other headings contained in this Agreement are for convenience only and shall not be deemed to limit, characterize or interpret any provisions of this Agreement.

9.13    Counterparts. This Agreement may be executed in any number of counterparts, and by facsimile or other electronic means, each of which shall be effective only upon delivery and thereafter shall be deemed to be an original, and all of which shall be taken to be one and the same instrument with the same effect as if each of the Parties had signed the same signature page.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date and year first above written.

RUSH STREET GAMING, LLC

By:
Name:
Title:

RUSH STREET INTERACTIVE, L.P.

By:
Name:
Title:

Signature Page to Services Agreement

Annex A

DEFINITIONS

(a)    “Affiliate” means with respect to a particular Person (for this purpose, the “First Person”), any other Person who or which is (i) directly or indirectly Controlling, Controlled by or under common Control with the First Person or (ii) a member, stockholder, partner, director, officer, manager or comparable principal of the First Person; provided, that, for purposes of this Agreement, (i) Recipient and/or any Person constituting an “Affiliate” of Recipient (other than Service Provider) shall not be an Affiliate of Service Provider and (b) Service Provider shall not be deemed to be an Affiliate of Recipient and/or any Person constituting an “Affiliate” of Recipient (other than Service Provider).

(b)    “Change of Control” means (a) the closing of the sale, lease, transfer or other disposition of all or substantially all of the Recipient’s assets, (b) the consummation of the merger or consolidation of the Recipient with or into another entity (except a merger or consolidation in which the holders of voting power immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the Recipient or the surviving or acquiring entity), (c) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a Person or a group of affiliated Persons of the Recipient’s securities if, after such closing, such Person or group of affiliated Persons would hold 50% or more of the outstanding voting equity of the Recipient (or the surviving or acquiring entity); provided however (i) that a transaction described above shall not constitute a Change of Control if its sole purpose is to change the state of the Recipient’s formation or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Recipient’s equity securities immediately prior to such transaction, and (ii) the transactions contemplated under the BCA shall not be deemed a Change of Control for the purposes of this Agreement. Notwithstanding anything to the contrary contained herein, a Change in Control shall not be deemed to have occurred if the Sellers, any Family Member of a Seller or any of their respective Affiliates directly or indirectly own more than 50% of the voting securities of the Recipient (or any successor to all or substantially all the assets of the Recipient and its Subsidiaries) or any direct or indirect parent company.

(c)    “Control”, “Controlling” and “Controlled” means with respect to a particular Person (for this purpose, the “First Person”), the possession by another Person, directly or indirectly, of the power to direct or cause the direction of the management and day to day activities of the First Person, or to elect a majority of the board of directors or trustees of such First Person, whether through ownership of voting securities, by contract or otherwise.

(d)    “Dispute” has the meaning set forth in Annex B.

(e)    “Family Member” means, as to a Person that is an individual, such Person’s spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) and inter vivos or testamentary trusts of which only such Person and his spouse, ancestors, descendants (whether by blood, marriage or adoption), brothers and sisters (whether by blood, marriage or adoption) are beneficiaries.

(f)    “Gaming Authority” means those federal, state, local and foreign governmental, regulatory and administrative authorities, agencies, boards and officials responsible for or involved in the regulation of gaming or gaming activities in any jurisdiction.

(g)    “Gaming Laws” means those Laws and the rules and regulations promulgated by any Gaming Authority under such Laws pursuant to which any Gaming Authority possesses regulatory or licensing authority over gaming within any jurisdiction.

(h)    “Gaming Licenses” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises and entitlements issued by any Gaming Authority necessary for the lawful conduct of activities under the Gaming Laws.

(i)    “Gaming Problem” means (a) a determination by any Gaming Authority that Recipient, Service Provider or any of its Service Providing Affiliates, Third Party Service Providers or their respective employees does not or has failed to satisfy any suitability, eligibility or other qualification criteria pursuant to any applicable Gaming Laws with respect to any Gaming License, including any character or suitability criteria thereunder, or (b) circumstances such that Recipient, Service Provider or any of its Service Providing Affiliates, Third Party Service Providers or their respective employees is deemed likely, in the reasonable discretion of the other Party, to preclude or materially delay, impede or impair the ability of the other Party, or any of its officers, directors, shareholders, partners, members, employees, trustees, representatives, to obtain, maintain or renew any Gaming License, or such as may result in the imposition of materially burdensome terms and conditions on, or the revocation or suspension of, any Gaming License.

(j)    “Governmental Entity” means the United States, any state or other political subdivision thereof, and any other foreign or domestic entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any government authority, agency, department, corporation, board, commission, court, tribunal or instrumentality of the United States or any foreign entity, any state of the United States or any political subdivision of any of the foregoing.

(k)    “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisionals, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of source, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (“Trademarks”), (c) Internet domain names and rights of publicity and social media usernames, handles, and accounts; (d) all works of authorship, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (e) all mask works and design rights and all applications, registrations, and renewals in connection therewith, (f) all trade secrets and confidential business information (including confidential ideas, research and development, know- how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (g) all rights in software.

(l)    “Law” means any applicable United States or non-United States federal, provincial, state or local statute, common law, rule, regulation, ordinance, permit, license, order, writ, injunction, judgment, enforcement policy or decree of any Governmental Entity.

(m)    “Person” means an individual, corporation, limited liability company, general partnership, limited partnership, voluntary association, joint stock company, business trust, joint venture, proprietorship, or other legal entity, however constituted.

(n)    “Service Providing Affiliate” means any Affiliate of Service Provider who provides Services to Recipient under this Agreement, and only to the extent it is providing Services.

Annex B

DISPUTE RESOLUTION

(a)    Except as otherwise provided herein, this Annex B shall apply to any dispute, controversy or claim arising under or related to this Agreement or the business or transactions contemplated by this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or in breach of, any provision of this Agreement, and (b) the applicability of this Annex B to a particular dispute. Any dispute to which this Annex B applies is referred to herein as a “Dispute.”

(b)    The provisions of this Annex B shall be the exclusive method of resolving Disputes. Any Dispute, including any question concerning this Agreement’s existence, validity or termination, shall be referred to and finally and exclusively resolved by an arbitration in accordance with the CPR Rules for Non-Administered Arbitration then in effect (the “Rules”), by a sole arbitrator. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1- 16, and a judgment upon the award rendered by the arbitrator may be entered in any of court having jurisdiction thereof. Within thirty (30) days after service of the arbitration notice upon the respondent, the Parties will attempt to agree upon the designation of the arbitrator. If, within that period, the Parties do not agree on the designation of the arbitrator, then CPR will appoint the arbitrator in accordance with its Rules. The arbitrator designated or appointed, as applicable, pursuant to this Annex B shall be referred to herein as the “Arbitrator.”

(c)    The place of arbitration shall be Chicago, Illinois, or such other location as the Parties may mutually agree.

(d)    The language of the arbitration will be English.

(e)    The non-prevailing Party in any arbitration shall be obligated to pay all costs and expenses related to such arbitration (including the fees and expenses charged by CPR and the Arbitrator and the reasonable attorneys’ fees and out of pocket costs of the prevailing Party).

(f)    It is the intent of the Parties that, barring extraordinary circumstances, the Arbitrator shall use its best efforts to render the arbitral award (the “Award”) within sixty (60) days after his or her appointment. Notwithstanding the foregoing, the Parties may agree to extend this time or the Arbitrator may do so in its discretion if it determines that the interest of justice so requires. Failure to adhere to this time limit shall not be a basis for challenging the Award.

(g)    Either Party may apply to the Arbitrator seeking injunctive relief until the Award is rendered or the controversy is otherwise resolved. Neither Party may apply for, and the Arbitrator may not award, punitive, incidental, consequential, special or indirect damages. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the Arbitrator’s determination of the merits of the controversy.

Schedule 1

SERVICES

Category	Description of Service
1. Development	1.1 Development including assistance in new market identification, negotiation, and execution on joint venture agreements

2. Government Affairs	2.1 Government Affairs functions including monitoring legislative activity, supervision of contract lobbyists, and lobbying

3. Legal and Compliance	3.1 Legal including contract review, negotiation, and coordination on certain legal issues with respect to material corporate transactions
3.2 Review and coordination of all corporate organizational documents and matters
3.3 Gaming regulatory assistance, including review and coordination of all filings with gaming authorities and coordination with gaming authorities on regulatory issues
3.4 Compliance including consultation, completion of applications, management of certain shared services, and discussions with regulators

4. Human Resources

4.1  Human Resources including administrative assistance, onboarding, recruiting, online learning administration, compliance audit requests, COBRA administration, and employee issue resolution assistance

4.2 Payroll including managing periodic payroll, funding amounts, reporting, proper withholding, preparation of employee time sheets, and timely filing of required forms and documents
4.3 Benefits including managing onboarding, leave administration, benefit strategy, broker selection, and general administration

5. Finance and Accounting	5.1 Financial Reporting including monthly review of financial statements, financial audit assistance, budget review and accounting issue resolution
5.2 Tax Accounting including strategy for corporate structure, domestic and international structuring, review of tax returns, and tax estimates
5.3 Procurement including general procurement of certain products and services, including certain shared services
5.4 Disbursements including general disbursement approval and bank approvals
5.5 Treasury including management of bank relationships and accounts

6. IT	6.1 Information Technology including desktop support, general IT administration, information security, and management of certain shared services

7. Insurance	7.1 Insurance brokerage and claims monitoring

EXHIBIT L

EXAMPLE PRO FORMA CALCULATIONS

(See attached)

[Exhibit L]

EXHIBIT M

GP COMPANY LLCA

(See attached)

[Exhibit M]

RSI GP, LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

[●], 2020

THE UNITS REPRESENTED BY THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

KE 70156419

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

RSI GP, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement’) of RSI GP, LLC (the “Company”) is entered into as of [●], 2020, by and between the Company and dMY Technology Group, Inc., a Delaware corporation (the “Member”).

WHEREAS, the Company was formed on July 28, 2020 by filing the Certificate with the Secretary of State of the State of Delaware;

WHEREAS, the Company and the Member entered into that certain Limited Liability Company Agreement of the Company, dated as of July 29, 2020 (the “Original Agreement”); and

WHEREAS, the Company and the Member now desire to amend and restate the Original Agreement to read in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

GENERAL PROVISIONS; DEFINITIONS

1.1    Formation. The Company has been organized as a Delaware limited liability company by the filing of a certificate of formation on July 28, 2020 (the “Certificate”) in accordance with the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq. (as amended from time to time, the “Act”).

1.2    Name. The name of the Company will be “RSI GP, LLC” or such other name or names as the Board may from time to time designate.

1.3    Purpose. The Company’s purpose shall be to carry on any activities which may lawfully be carried on by a limited liability company organized pursuant to the Act.

1.4    Registered Office; Registered Agent; Place of Business. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by law. The Company will maintain an office and principal place of business at such place or places inside or outside the State of Delaware as the Board may designate from time to time and all business and activities of the Company shall be deemed to have occurred at its principal office.

1.5    Member; Membership Interests. The name and the mailing address of the Member and the limited liability company interests in the Company (the “Membership Interests”) held by the Member are identified on Schedule I attached hereto. The Membership Interests shall be uncertificated.

1.6    Capital Contributions. The Member shall not be required to make capital contributions to the Company.

1.7    Liability of Member. Except as otherwise required by applicable law and as explicitly set forth in this Agreement, the Member shall not have any personal liability whatsoever in such Member’s capacity as a member, whether to the Company, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company.

1.8    Term. The Company shall continue until dissolved and terminated in accordance with Article VI.

1.9    Gaming Laws. The Company shall comply with all applicable Gaming Laws.

1.10    Other Business Opportunities.

(a)    Subject in all cases to the Amended and Restated Certificate of Incorporation of the Member (as amended, modified and supplemented from time to time, the “Charter”), and except as set forth in Section 1.10(b) (subject to Section 1.10(c)), none of (i) any Seller, (ii) Sponsor or (iii) any Non- Employee Director or his or her Affiliates or Affiliated Entities (each of the foregoing capitalized terms used but not otherwise defined herein, having the meanings set forth in the Charter) (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Company or any of its subsidiaries now engages or proposes to engage or (2) competing with the Company or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company, the Member or to any of their respective Affiliates for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates, except as provided in Section 1.10(b). Subject to Section 1.10(b), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity or matter which may be a corporate or other business opportunity for itself, herself or himself and the Company or any of its, his or her Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate, present or offer such transaction or other business opportunity or matter to the Company or any of its subsidiaries or any stockholder thereof, as the case may be, and, to the fullest extent permitted by law, shall not be liable to the Company, the Member or to any subsidiary of the Company for breach of any duty (fiduciary, contractual or otherwise) as a direct or indirect stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not present such opportunity to the Company or any of its subsidiaries or the Member.

(b)    The Company does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (as defined in the Charter) if such opportunity is expressly offered to such person solely and expressly in his or her capacity as a director or officer of the Member, such opportunity is one the Company is legally permitted to undertake and would otherwise be reasonable for the Company to pursue, in which case, the provisions of Section 1.10(a) shall not apply to any such corporate opportunity.

(c)    In addition to and notwithstanding the foregoing provisions of this Section 1.10, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company,

(iii) is one in which the Company has no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a member of the Board or such member’s Affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

1.11    Definitions. For purposes of this Agreement:

“Act” shall have the meaning given to such term in Section 1.1.

“Affiliate” of any particular Person means (i) any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise and (ii) if such Person (other than the Company) is a partnership (including limited partnership) or limited liability company or other entity, any partner or member thereof.

“Agreement” shall have the meaning given to such term in the Preamble.

“Board” means the Board of Managers of the Company established pursuant                  to Section 3.2.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of July 27, 2020, by and among the Member, dMY Sponsor, LLC, a Delaware limited liability company (the “dMY Sponsor”), RSI, Rush Street Interactive GP, LLC, a Delaware limited liability company, in its capacity as the Sellers’ Representative, and the other parties thereto (as amended, modified, supplemented or waived from time to time).

“Certificate” shall have the meaning given to such term in Section 1.1.

“Charter” shall have the meaning given to such term in 1.10(a).

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Company” means RSI GP, LLC, a Delaware limited liability company formed pursuant to the Certificate and governed by this Agreement.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, race books and sports pools, sports wagering, or the use of gaming devices, equipment and supplies in the operation of a casino, gambling simulcasting facility, card club or other similar enterprise, whether land- based or online, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, inter-casino linked systems, sports wagering systems, interactive or online gaming systems and related and associated equipment, supplies and systems.

“Gaming Authorities” means all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

“Gaming Jurisdictions” means all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, and in which or from which the Company or any of its Affiliates conducts, or reasonably expects to conduct, Gaming Activities which are subject to Gaming Laws.

“Gaming Laws” means all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities in which the Company or any of its Affiliates (including direct and indirect subsidiaries of the Member) engages, or the ownership or control of an equity interest in any such entity that conducts Gaming Activities, in any Gaming Jurisdiction, all orders, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities with respect to the foregoing and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, orders, decrees, rules, regulations and policies.

“Gaming License” means all licenses, permits, approvals, authorizations, registrations, findings of suitability, qualifications, franchises and entitlements issued by any Gaming Authority necessary for the lawful conduct of activities under the Gaming Laws.

“Indemnified Person” shall have the meaning given to such term in Section 4.1.

“Manager” means an individual or entity on the Board that, for purposes of the Act, will be deemed a “manager” (as defined in the Act) and will be subject to the rights, obligations, limitations and duties set forth in this Agreement and, except to the extent expressly modified herein, the Act.

“Member” shall have the meaning given to such term in the Preamble.

“Officers” shall have the meaning given to such term in Section 3.5(c).

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation (whether or not for-profit), custodian, nominee or any other individual or entity in its own or any representative capacity.

“RSI” means Rush Street Interactive, LP, a Delaware limited partnership.

“Special Limited Partner” means RSI ASLP, Inc., a Delaware corporation.

“Transfer” shall have the meaning given to such term in Section 5.1.

ARTICLE II

DISTRIBUTIONS; ALLOCATIONS

2.1    Distributions. Distributions of cash or other assets of the Company shall be made to the Member at such times and in such amounts as the Board may determine. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

ARTICLE III

MANAGEMENT

3.1    Authority of Board.

(a)    Sole Authority. Except for situations in which the approval of the Member is required by the express terms of this Agreement or any other agreement to which the Company may be bound, and subject to the provisions of this Section 3.1, (i) the Board shall conduct, direct and exercise full control over all activities of the Company (including all decisions relating to the issuance of additional Membership Interests and the issuance, voting and sale of, and the exercise of other rights with respect to, the equity securities of the Company’s subsidiaries), (ii) all management powers over the business and affairs of the Company shall be exclusively vested in the Board, and (iii) the Board shall have the sole power to bind or take any action on behalf of the Company, or to exercise any rights and powers (including the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments, or other decisions) granted to the Company under this Agreement or any other agreement, instrument, or other document to which the Company is a party.

3.2    Composition of the Board.

(a)    Number and Appointment. The Board initially shall consist of three (3) Managers. Thereafter, the number of Managers shall be established from time to time by the Member. The initial Managers shall be Neil Bluhm, Gregory Carlin and Richard Schwartz. Any Manager position to be filled by reason of an increase in the number of Managers or by any other reason shall be filled by RSI, subject in each case, to the receipt of any requisite Gaming Licenses and/or approvals from Gaming Authorities. Notwithstanding anything herein to the contrary, but subject to the last sentence of Section 3.2(b), each of Neil Bluhm (or one of his adult children) and Gregory Carlin shall be entitled to serve as Managers until they (or their Permitted Transferees, successors or assigns) (taken together) hold fewer Equity Interests (as such term is defined in the Business Combination Agreement) of dMY Technology Group, Inc. and RSI (taken collectively) than another shareholder or affiliated group of shareholders.

(b)    Term. Each Manager appointed shall serve effective upon the Company’s receipt of notice appointing such Manager (or at such later time or upon the happening of some event specified in such notice) from RSI (except that the Managers identified by name in Section 3.2(a) shall serve from the date of this Agreement) and until a successor is appointed in accordance with the terms hereof or his, her or its earlier resignation, death or removal in accordance with this Agreement. A Manager will be removed from the Board, with or without cause, only upon the written request of RSI. A Manager may resign at any time by delivering written notice to the Company. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Notwithstanding anything herein to the contrary, any Manager may be removed from his or her position as such upon a good faith finding of the Board that such director has a Gaming Problem that cannot be cured, in each case, pursuant to the terms of Section 8.1.

(c)    Vacancies. Subject to the receipt of any requisite Gaming Licenses and/or approvals from Gaming Authorities, a vacancy on the Board because of resignation, death or removal of a Manager will be filled by RSI in its sole discretion. If RSI elects to not appoint a replacement Manager pursuant to the terms of this Section 3.2, the number of Managers that constitute the Board shall be automatically reduced, subject to future adjustment by the Member pursuant to Section 3.2(a).

(d)    Reimbursement; Compensation. The Managers shall be entitled to be reimbursed for their direct out-of-pocket travel expenses incurred in the course of their attendance at Board meetings.

3.3    Board Actions; Meetings. Each Manager shall have one vote on all matters submitted to the Board (whether the consideration of such matter is taken at a meeting, by written consent or otherwise) and unless another percentage is set forth herein or required by applicable law, any determination or action required to be taken by the Board shall be taken by a majority of the Managers then in office (through meetings of the Board or written consents pursuant to this Section 3.3). A majority of the Managers then in office shall constitute a quorum sufficient for conducting meetings and making decisions. The vote of a majority of Managers present at a meeting at which a quorum is present shall be the act of the Board. Regular meetings of the Board may be held on such date and at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called from time to time by any two Managers. Notice of each special meeting of the Board stating the date, place and time of such meeting shall be given to each Manager by hand, telephone, telecopy, overnight courier or the U.S. mail at least twenty-four (24) hours prior to any meeting of the Board.

Notice may be waived before or after a meeting or by attendance without protest at such meeting. Any action to be taken by the Board may be taken at a meeting of the Board or by a written consent executed by Managers having not less than the minimum votes that would be necessary to authorize or take such action at a meeting. Prompt notice of the taking of any action by the Board without a meeting by less than unanimous consent will be given to those Managers who did not consent in writing to the action. Managers shall be entitled to participate in a meeting of the Board by means of telephone conference or similar communications equipment by which all Persons participating in the meeting can communicate with each other, and such participation in a meeting shall constitute presence in person at the meeting. The Board may adopt such other procedures governing meetings and the conduct of business at such meetings as it shall deem appropriate.

3.4    Delegation of Authority. Subject to obtaining and maintaining any Gaming Authority licensing requirements and approvals, the Board may, from time to time, delegate to one or more Persons (including any Member, Manager, officer or other authorized person of the Board) such authority and duties as the Board may deem advisable; provided that no Person shall be delegated the power to take any action that would violate the express terms of this Agreement; provided further that in no event shall the Board be absolved of its fiduciary duties as specified in Section 3.5(b) by virtue of any such delegation. Any delegation pursuant to this Section 3.4 may be revoked at any time by the Board. The Board may not create or establish committees.

3.5    Limitation of Liability.

(a)    Duties of Managers and Officers; Limitation of Liability. Except as otherwise provided herein and to the maximum extent permitted by the Act, no present or former Manager or Officer nor any such Manager’s or Officer’s Affiliates, nor any of its or their respective employees, officers, managers/directors, direct or indirect equityholders, agents or representatives shall be liable to the Company or to the Member for any act or omission performed or omitted by such Person in its capacity as Manager or Officer; provided that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to (x) such Person’s willful misconduct or fraud, or (y) such Manager’s or Officer’s breach of fiduciary duty to the Special Limited Partner, the Member and the Class A common stockholders of the Member as described in Section 3.5(b), in each case of clauses (x) and (y), as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). Each Manager and Officer shall be entitled to rely upon the advice of outside and in-house legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by such Manager or Officer in good faith reliance on such advice shall in no event subject such Manager or Officer or any of such Manager’s or Officer’s Affiliates, or any of its or their respective employees, officers, managers/directors, direct or indirect equityholders, agents or representatives to liability to the Company or the Member and each Manager and Officer will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

(b)    Board Discretion. Whenever in this Agreement or any other agreement contemplated herein the Board is permitted or required to take any action or to make a decision or determination, each Manager shall take such action or make such decision or determination in such Manager’s sole discretion, unless another standard is expressly set forth herein or therein; provided that, for purposes of any or all actions, omissions or decisions of the Board (and each Manager), the Board (and each Manager) acknowledges that it will owe to the Special Limited Partner, the Member and the Class A common stockholders of the Member the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Special Limited Partner, the Member and the Class A common stockholders of the Member were stockholders of such corporation; provided further that with respect to any approval or consent of the Board (and each Manager), such fiduciary duties of the Board (and each Manager) shall be deemed irrefutably satisfied and discharged to the extent such matter was approved or consented to in writing by the board of directors of the Member or was made in accordance with the terms of any resolution(s) adopted by the board of directors of the Member (with it being understood and agreed that nothing in this further proviso shall be deemed to absolve the members of the board of directors of the Member (in their capacity as such) with respect to such approval or consent or resolutions). Subject to the immediately preceding sentence, whenever in this Agreement or any other agreement contemplated herein, (i) the Board is permitted or required to take any action or to make a decision or determination in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, each Manager shall be entitled to consider such interests and factors as the Manager desires, so long as the Manager does not act in bad faith and (ii) the Board is permitted or required to take any action or to make a decision or determination in its “good faith” or under another express standard, each Manager shall act under such express standard and, to the extent permitted by applicable law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein.

(c)    Designation and Duties of Officers. Subject to obtaining and maintaining any Gaming Authority licensing requirements and approvals, the Board may from time to time designate individuals as officers of the Company (“Officers”), and any such Officers shall have such authority and perform such duties as the Board may from time to time delegate to them, including on behalf of or in respect of the Company, and shall serve at the will of the Board; provided that the Board shall immediately remove from office any Officer who has been determined by the Board to have or who may have a Gaming Problem; provided further, for purposes of any or all actions, omissions or decisions of the Officers, each Officer acknowledges that it will owe to the Special Limited Partner, the Member and the Class A common stockholders of the Member the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were an Officer of such a corporation and the Special Limited Partner, the Member and the Class A common stockholders of the Member were stockholders of such corporation; provided further that with respect to any Officer, such fiduciary duties of such Officer shall be deemed irrefutably satisfied and discharged to the extent such matter was approved or consented to in writing by the board of directors of the Member or was made in accordance with the terms of any resolution(s) adopted by the board of directors of the Member (with it being understood and agreed that nothing in this further proviso shall be deemed to absolve the members of the board of directors of the Member (in their capacity as such) with respect to such approval or consent or resolutions). The initial officers of the Company are Neil Bluhm (Chairman), Gregory Carlin (Chief Executive Officer) and Richard Schwartz (President).

(d)    Effect on Other Agreements. This Section 3.5 shall not in any way affect, limit or modify any Person’s duties, liabilities or obligations under any employment agreement, consulting agreement, management services agreement, confidentiality agreement, non- competition agreement, non-solicitation agreement or any similar agreement with any Manager, Officer, the Company or any of their respective subsidiaries.

ARTICLE IV

INDEMNIFICATION

4.1    Right to Indemnification. The Company hereby agrees to indemnify and hold harmless any Person (including such Person’s heirs, successors, assigns, executors or administrators, each an “Indemnified Person”) to the fullest extent permitted under the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all claims, damages, expenses (including reasonable attorney’s fees and other legal fees and expenses), liabilities, losses, judgments, fines, settlements and other amounts of any nature whatsoever, known or unknown, liquid or illiquid arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, civil, criminal, administrative, or investigative, and whether formal or informal, including appeals (“Actions”), in which such Person may be involved, or is threatened to be involved, as a party or otherwise, by reason of any act performed or omitted to be performed by such Person on behalf of the Company or by reason of the fact that the Person is or was serving as an Officer, Manager, trustee, employee, representative or agent of the Company or is or was serving at the request of the Company or the Board as a managing member, sole member, manager, officer, director, principal or member of another corporation, partnership, joint venture, limited liability company, trust or other enterprise if

(i) such Person acted in good faith, within the scope of such Person’s authority, and in a manner it believed to be in, or not contrary to, the best interests of the Company, (ii) the Action was not initiated by the Person (other than an action to enforce such Person’s rights to indemnification or advance of expenses under this Section 4.1), (iii) the Person has not been established by a final judgment of a court of competent jurisdiction to be liable to the Company, and (iv) such action or inaction did not constitute fraud or willful misconduct by such Person; provided that notwithstanding anything to the contrary in this Agreement, the indemnification rights and obligations set forth in this Agreement shall not apply to any breaches of fiduciary duties set forth in Section 3.5, to the extent (and only to the extent) that it has been finally determined by a court of competent jurisdiction that, respectively, a director of a Delaware corporation would be prohibited by the laws of the State of Delaware from being indemnified with respect to such matter or a Delaware corporation is prohibited by the laws of the State of Delaware from indemnifying a member of its board of directors with respect to such matter. Expenses, including attorneys’ fees and expenses, incurred by any such indemnified Person in defending any Action shall be paid by the Company as incurred in advance of the final disposition of such Action, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such indemnified Person to repay such amount if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified by the Company. The rights granted pursuant to this Article IV shall be deemed contract rights and no amendment, modification or repeal of Section 3.5 or this Article IV shall have the effect of limiting or denying any such rights with respect to actions taken or proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article IV could involve indemnification for negligence or under theories of strict liability. An indemnified Person shall not be denied indemnification in whole or in part under this Article IV because the Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

4.2    Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article IV shall not be exclusive of any other right which the Member, Manager, Officer or other Person indemnified pursuant to Section 4.1 may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Agreement, any other agreement or any resolution of the Member or vote of the Board or otherwise.

4.3    Insurance. To the fullest extent permitted by applicable law, the Company may purchase and maintain insurance or cause its subsidiaries to purchase and maintain insurance, at its or their expense, to protect itself and any Person who is or was serving as a Manager, an Officer or an agent of the Company or is or was serving at the request of the Company or the Board as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article IV.

4.4    Limitation. Notwithstanding anything contained herein to the contrary (including in this Article IV), any indemnity by the Company relating to the matters covered in this Article IV shall be provided out of and to the extent of the Company’s assets only and the Member (unless the Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall not have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnity of the Company (except as expressly provided herein).

4.5    Effect on Other Agreements and Member’s Obligations. This Article IV shall not in any way affect, limit or modify the Member’s liabilities or obligations under this Agreement or any Officer’s or employee’s liabilities or obligations under any employment agreement, consulting agreement, confidentiality agreement, noncompetition agreement, nonsolicitation agreement or any other agreement with the Company or any of its subsidiaries or Affiliates.

4.6    Savings Clause. If this Article IV or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each

Manager, any Officer or any other Person indemnified pursuant to this Article IV to the fullest extent permitted by any applicable portion of this Article IV that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE V

TRANSFERS AND MEMBER RIGHTS

5.1    Transfer of Membership Interests.

(a)    Subject to receipt of the required prior approval of any applicable Gaming Authority, the Member may sell, assign, transfer or otherwise dispose of, whether voluntarily or involuntarily or by operation of law (a “Transfer”), all or any portion of its Membership Interests. If the Member transfers any of its interest in the Company pursuant to this Section 5.1, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement and such other documents and instruments as the Board determines to be necessary or appropriate. If the Member transfers all of its interests in the Company, such admission shall be deemed effective immediately, and immediately following such admission, the transferor Member shall cease to be a member of the Company. Upon assignment, the Board shall amend Schedule I without the further vote, act or consent of any other person to reflect such new person as a Member.

(b)    The Company, the Member and each transferee of Membership Interests shall cooperate with any applicable Gaming Authority in respect of any suitability investigation (if so required). Any Transfer of Membership Interests shall be contingent upon the transferee being found suitable by any applicable Gaming Authority (if so required).

(c)    The Member shall indemnify the Company for any losses or damages incurred as the result of any Transfer that does not meet the requirements of the applicable Gaming Laws. Notwithstanding anything in this Article V to the contrary, no Transfer of Membership Interests shall be permitted, and no transferee of Membership Interests shall be admitted to the Company as a Member: (i) if, in the opinion of the Board, such Transfer or admission alone or in conjunction with one or more other transfers or admissions could or could reasonably be expected to (A) result in a violation of applicable legal requirements, including securities laws, Gaming Laws and Gaming Licenses, (B) result in (or could result in) a Gaming Problem, (C) be an event which would constitute a violation or breach (or, with the giving of notice or passage of time, would constitute a violation or breach) of any law, regulation, ordinance, agreement or instrument by which the Company, or any of its properties or assets, is bound or (D) require the Company to register under the Investment Company Act of 1940, as amended, and (ii) until such Transfer has been approved by all applicable Gaming Authorities. Without limiting the foregoing, any Transfer of Membership Interests hereunder is subject to and must be in compliance with all applicable Gaming Laws, including the receipt of all applicable Gaming Licenses and other approvals.

5.2     Member Rights; Meetings.

(a)    The Member shall not have any right, power or duty, including the right to approve or vote on any matter, except as expressly required by the Act or other applicable law or as expressly provided for hereunder.

(b)    Any action required or permitted to be taken by the Member shall be taken without a meeting by written consent. Every written consent of the Member shall bear the date and signature of the Member.

5.3    Additional Members. Subject to obtaining and maintaining any Gaming Authority licensing requirements and approvals, the Board shall have the sole right to admit additional Members upon such terms and conditions and at such time or times as the Board shall in its sole discretion determine, with the prior written consent of the Member. In order to be admitted as a member of the Company, such person shall deliver to the Company an instrument signifying its agreement to be bound by the terms and conditions of this Agreement and such other documents and instruments as the Board determines to be necessary or appropriate. Upon admission, the Board shall amend Schedule I without the further vote, act or consent of any other person to reflect such new person as a Member.

5.4    Withdrawal of Member. dMY Technology Group, Inc. shall not withdraw as the Member of the Company unless such withdrawal is authorized by the Board, and prior to or concurrently with any such withdrawal, the Board shall cause this Agreement to be amended or amended and restated to admit a replacement Member, in each case on terms authorized by the Board and subject to obtaining and maintaining any Gaming Authority licensing requirements and approvals.

ARTICLE VI

DURATION

6.1    Duration. Subject to Section 6.2 of this Agreement, the Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a)    The determination of the Board to dissolve the Company; or

(b)    The entry of a decree of judicial dissolution under Section 18-802 of the Act.

Except as otherwise set forth in this Article VI, the Member intends for the Company to have perpetual existence. No other event (including an event described in Section 18-801(4) of the Act) will cause the Company to dissolve.

6.2    Continuation of the Company. The withdrawal of dMY Technology Group, Inc. as the Member shall not dissolve the Company if, within ninety (90) days after the occurrence of such withdrawal, a new Member is admitted to the Company pursuant to Article V and the business of the Company is continued by the agreement of such Member.

6.3    Winding Up. Upon dissolution of the Company, the Company shall be liquidated in an orderly manner. The Board shall be the liquidator pursuant to this Agreement and shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. The steps to be accomplished by the liquidator are as follows:

(a)    First, the liquidator shall satisfy all of the Company’s debts and liabilities to creditors other than the Member (whether by payment or the reasonable provision for payment thereof);

(b)    Second, the liquidator shall satisfy all of the Company’s debts and liabilities to the Member (whether by payment or the reasonable provision for payment thereof); and

(c)     Third, all remaining assets shall be distributed to the Member.

6.4    Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in this Article VI, and the Certificate shall have been canceled in the manner required by the Act.

ARTICLE VII

BOOKS OF ACCOUNT; RECORDS

7.1    Books. The Board will maintain, on behalf of the Company, complete and accurate books of account of the Company’s affairs at the Company’s principal office or, subject to the provisions of the Delaware Act and applicable Gaming Laws, at such other place as the Board may from time to time determine, which books will be open to inspection by the Member (or its authorized representative) at any time during ordinary business hours and shall be maintained in accordance with the Act.

7.2     Fiscal Year. The fiscal year of the Company shall be as determined by the Board.

ARTICLE VIII

MISCELLANEOUS

8.1    Gaming Problems.

(a)    Definitions. When used in this Section 8.1, the following terms have the following meanings:

(i)    “Gaming Problem” means, a determination by the Board that a “Gaming Problem” exists following the occurrence of any of the following: (i) a communication from a Gaming Authority that the Company or any Gaming Related Person does not satisfy any suitability, eligibility or other qualification criteria pursuant to any applicable Gaming Laws with respect to a Gaming License, including any character or suitability criteria thereunder; (ii) a communication from a Gaming Authority that a Gaming Related Person must divest itself of any interest in, as applicable, or disassociate from, the Company or its Affiliates; or (iii) circumstances such that any Gaming Related Person is deemed likely, in the reasonable discretion of the Board based on verifiable information received from any Gaming Authority or otherwise, to preclude or materially delay, impede or impair the ability of the Company, the Member and/or its Affiliates or any Gaming Related Person of the foregoing to obtain, maintain or renew a Gaming License, or such as may result in the imposition of materially burdensome terms and conditions on, or the revocation or suspension of, such a Gaming License. For the avoidance of doubt, the imposition of monetary fines by a Gaming Authority will not generally constitute a “Gaming Problem” unless accompanied by one of the three factors set forth in the preceding sentence.

(ii)    “Gaming Related Person” means a Manager or, with respect to a Manager, any other Person whose relationship with such Manager may result in the Gaming Authorities determining that there is or may be a Gaming Problem.

(iii)    Gaming Problem; Compliance with Gaming Laws. In the event that any Manager (or a Gaming Related Person of any Manager) experiences a Gaming Problem, such Manager shall promptly notify the Board of the relevant details and take all actions necessary or advisable to eliminate, terminate, discontinue or otherwise cure the Gaming Problem, including: (i) terminating the relationship with any Person giving rise to the Gaming Problem, (ii) with respect to a Manager, resigning as a Manager of the Company, and (iii) taking all other actions as may be necessary or appropriate to remedy the Gaming Problem. Notwithstanding anything contained herein to the contrary, all Transfers or redemptions of Membership Interests shall be subject to compliance with all applicable requirements of all Gaming Laws, including any right of prior approval, review and/or filing thereunder. If any Gaming Authority requires the implementation of another mechanism or terms for any Transfers or redemptions of Membership Interests that are inconsistent with Article V of this Agreement, the terms required by such Gaming Authority will control and the applicable provisions of this Agreement will be deemed modified by the Board (without the consent of the Member) in a manner consistent with such requirements, and the Board shall have authority to implement such modifications (without the consent of the Member) at its discretion.

(b)    Severability. If any provision of this Section 8.1 or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Section 8.1.

8.2    Amendments. This Agreement may be amended or modified and any provision hereof may be waived only by the Member. If any Gaming Authority with jurisdiction over the Company or its operations, objects to or proposes the modification of, any portion of this Agreement, the Member and the Company shall negotiate in good faith to reach a mutually agreeable accommodation to address such objections or proposed modifications.

8.3    Successors. Except as otherwise provided herein, this Agreement will inure to the benefit of and be binding upon the Member and its respective legal representatives, heirs, successors and assigns.

8.4    Governing Law; Venue; Severability. This Agreement is governed by and shall be construed in accordance with the law of the State of Delaware excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control. Subject to Section 8.6 and unless the Company otherwise consents in writing to the selection of an alternate forum, any dispute relating hereto shall be heard solely and exclusively in the state or federal courts of Delaware, and each party or Member consents and agrees to jurisdiction and venue therein and not to contest jurisdiction or move for forum non conveniens or otherwise dispute the forum. Notwithstanding the foregoing, any person may be bring an action (i) to enforce a judgment or order from a state or federal court of Delaware in any court with jurisdiction over the person against whom such judgment or order is being enforced and (ii) for specific performance or injunctive relief in any court with jurisdiction over the person against whom such equitable relief is sought. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8.5    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given only (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid) provided that confirmation of delivery is received, (iii) upon machine-generated acknowledgment of receipt after transmittal by facsimile (provided that a confirmation copy is sent via reputable overnight courier service for delivery within    two (2) business days thereafter), or (iv) five (5) business days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid), in each case to the addresses or telecopy numbers as have been supplied in writing to the Company.

8.6    MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIP

ESTABLISHED AMONG THE PARTIES HEREUNDER. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.7    Complete Agreement; Headings; Construction; Counterparts. This Agreement terminates and supersedes all other agreements concerning the subject matter hereof previously entered into among any of the parties, including the Original Agreement. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural and pronouns stated in either the masculine, feminine or the neuter gender shall include the masculine, the feminine and the neuter. All references to Articles and Sections refer to articles and sections of this Agreement. Reference in this Agreement to “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation.” This Agreement may be executed and delivered by each party hereto in separate counterparts (including by means of facsimile or electronic transmission in portable document format), each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.

8.8    Partition; Appraisal Rights. The Member waives, until termination of the Company, any and all rights that it may have to maintain an action for partition of the Company’s property. Section 18- 210 of the Act (entitled “Contractual Appraisal Rights”) shall not apply or be incorporated into this Agreement and the Member hereby expressly waives all rights under Section 18-210 of the Act.

8.9    Third Party Beneficiary. Notwithstanding anything herein to the contrary, the Company and the Member acknowledge and agree that each of the dMY Sponsor and RSI are an express third party beneficiary of this Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) Section 3.2, Section 3.5 and Section 5.3 as if the dMY Sponsor and RSI were directly a party hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Limited Liability Company Agreement as of the date first written above.

THE COMPANY

RSI GP, LLC

By:

Name: Gregory Carlin
Its: Chief Executive Officer

Signature Page to LLC Agreement of RSI GP, LLC

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Limited Liability Company Agreement as of the date first written above.

MEMBER

DMY TECHNOLOGY GROUP, INC.

By:

Name: Niccolo de Masi
Title: Chief Executive Officer

Signature Page to LLC Agreement of RSI GP, LLC

Schedule I

Members

Member	Membership Interest
dMY Technology Group, Inc. c/o dMY Sponsor, LLC 1180 North Town Center Drive, Suite 100 Las Vegas, Nevada 89144 Attention: Niccolo de Masi Harry L. You Email: niccolo@dmytechnology.com harry@dmytechnology.com	100%

EXHIBIT N

FORM OF PUT-CALL AGREEMENT

(See attached)

[Exhibit N]

PUT-CALL AGREEMENT

THIS PUT-CALL AGREEMENT (this “Agreement”) is made as of October 9, 2020, by and among Rush Street Interactive, LP, a Delaware limited partnership (the “Company”), dMY Technology Group, Inc., a Delaware corporation (“dMY”), and the individual listed as “Put-Call Seller” on the signature pages hereto (the “Put-Call Seller”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company entered into (a) that certain Business Combination Agreement, dated as of July 27, 2020, by and among dMY, the Company, dMY Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Rush Street Interactive GP, LLC, a Delaware limited liability company (the “Sellers’ Representative”), the Put-Call Seller and the other Sellers set forth on the signature pages thereto (collectively, the “Sellers”), as amended and restated by that certain Amended & Restated Business Combination Agreement, dated as of October 9, 2020, by and among dMY, the Sponsor, the Company, and the Sellers’ Representative (as may be further amended, restated, amended and restated, modified or supplemented from time to time, the “Business Combination Agreement”) and (b) that certain Recapitalization Agreement, dated as of July 27, 2020, by and among the Company, the Sellers’ Representative and the Sellers (the “Recapitalization Agreement”);

WHEREAS, pursuant to the Business Combination Agreement and the Recapitalization Agreement, immediately prior to the Closing on the Closing Date all of the Put-Call Seller’s partnership interests of the Company were converted into or exchanged for the number of Class A Common Units of the Company as calculated and set forth in the Recapitalization Agreement (the “Recapitalization”);

WHEREAS, pursuant to the Business Combination Agreement, at the Closing, among other things, the Put-Call Seller will retain the Class A Common Units of the Company held by the Put-Call Seller; and

WHEREAS, the Company and the Put-Call Seller desire to enter into this Agreement for the purpose of establishing certain put and call rights with respect to the Put-Call Units (as defined in the Business Combination Agreement), if any, held by the Put-Call Seller as of the Closing (which, for the avoidance of doubt, (a) shall not include any Sellers Earnout Company Units and (b) shall not exceed the number of Put-Call Units set forth on the Put-Call Seller’s signature page attached hereto), on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, hereby agree as follows:

1.    Certain Provisions Relating to the Put-Call Seller. As a material inducement to the Company to enter into this Agreement, and as a condition thereto, the Put-Call Seller acknowledges and agrees that none of the execution and delivery of this Agreement, any provision of this Agreement, or the Put-Call Seller’s status as a holder of Retained Units (including the Put-Call Units) shall entitle the Put- Call Seller to remain in the employment of the Company or any of its Subsidiaries or affect the right of the Company or its Subsidiaries to terminate the Put-Call Seller’s employment at any time and for any reason (subject to any employment or similar agreements between the Company or any of its Subsidiaries, on the one hand, and the Put-Call Seller, on the other hand).

2.	Representations and Warranties; Covenants.

(a)    The Put-Call Seller represents and warrants that this Agreement constitutes the legal, valid and binding obligation of the Put-Call Seller, enforceable in accordance with its terms other than as enforcement may be limited by the laws relating to bankruptcy, insolvency, moratorium, and the relief of debtors and rules of law governing equitable remedies, and the execution, delivery and performance of this Agreement by the Put-Call Seller does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Put-Call Seller is a party or any judgment, order or decree to which the Put-Call Seller is subject.

(b)    dMY represents and warrants that this Agreement constitutes the legal, valid and binding obligation of dMY, enforceable in accordance with its terms other than as enforcement may be limited by the laws relating to bankruptcy, insolvency, moratorium, and the relief of debtors and rules of law governing equitable remedies, and the execution, delivery and performance of this Agreement by dMY does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which dMY is a party or any judgment, order or decree to which dMY is subject.

(c)    The Company represents and warrants that this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms other than as enforcement may be limited by the laws relating to bankruptcy, insolvency, moratorium, and the relief of debtors and rules of law governing equitable remedies, and the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject.

(d)    The Put-Call Seller represents and warrants that he has carefully reviewed this Agreement and has been given the opportunity to consult with independent legal counsel and independent tax advisors regarding his rights and obligations under this Agreement, has consulted with such independent legal counsel and independent tax advisors regarding the foregoing (or after carefully reviewing this Agreement, has freely decided not to consult with independent legal counsel) and is in no way relying upon the Company or its advisors with respect to this Agreement and the terms and conditions set forth herein, has given careful consideration to the restraints imposed upon the Put-Call Seller by this Agreement, fully understands the terms and conditions contained herein and is in full accord as to their necessity for the reasonable and proper protection of the Company and its Subsidiaries and Affiliates and intends for such terms to be binding on and enforceable against the Put-Call Seller.

(e)    Concurrently with the execution and delivery of this Agreement, the Put-Call Seller shall deliver to the Company a duly executed copy of the spousal consent attached hereto as Exhibit A.

(f)    The parties hereto agree that for U.S. federal (and applicable state and local) income tax purposes that the transaction resulting from the exercise of the Put Option or the Call Option, as applicable, shall be treated as a distribution under Section 731 of the Code (the “Intended Tax Treatment”) and the parties agree to report such transaction consistent with the Intended Tax Treatment on any Tax Return, except as otherwise required by applicable law.

3.	Put-Call Option.

(a)    If, and only if, the Closing occurs on or prior to December 20, 2020 (the “Threshold Date”), at any time from and after December 21, 2020 (the “Option Date”) until December 28, 2020 (such period, the “Put-Call Period”), (A) the Put-Call Seller shall have the right, but not the obligation, to exercise an option to cause the Company to purchase all, but not less than all, of the Put- Call Units (the “Put Option”) for an aggregate purchase price equal to (i) the Put-Call Option Per Unit Price multiplied by (ii) the number of Put-Call Units, and (B) the Company shall have the right, but not the obligation, to exercise an option to purchase from the Put-Call Seller all, but not less than all of the Put-Call Units (the “Call Option”) for an aggregate purchase price equal to (1) the Put-Call Option Per Unit Price multiplied by (2) the number of Put-Call Units; provided that in no event shall the aggregate amount payable under this Agreement exceed the Put-Call Consideration Amount with respect to the Put- Call Seller. For the avoidance of doubt, if the Closing occurs after the Threshold Date, each of the Put Option and the Call Option will (without any further action by any Person) automatically be terminated and will not be exercisable by the Put-Call Seller or the Company, as applicable, and the Put-Call

Units will be sold, transferred and assigned by the Put-Call Seller to the Additional Special Limited Partner as Purchased Closing Company Units, or redeemed by the Company from the Put-Call Seller as Redeemed Post-Closing Company Units, as applicable, in accordance with and subject to the terms and conditions of the Business Combination Agreement. For purposes of this Agreement, the “Put-Call Option Per Unit Price” shall mean (1) with respect to the Put Option, the purchase price per Put-Call Unit equal to nine dollars ($9.00) or, (2) with respect to the Call Option, the purchase price per Put-Call Unit equal to eleven dollars ($11.00).

(b)    Without limiting Section 3(a), to exercise the Put Option or the Call Option, the Put-Call Seller or the Company, as applicable, shall deliver at least three (3) days’ prior written notice of such election to the other party (the “Exercise Notice”). The delivery of the Exercise Notice by the Put- Call Seller or the Company, as applicable, shall constitute exercise of the Put Option or Call Option, respectively, for purposes of Section 3(a). The closing of the purchase of the Put-Call Units pursuant to the Put Option or the Call Option, as applicable (a “Put-Call Closing”), shall take place three (3) days after the delivery of the Exercise Notice by the Put-Call Seller or the Company, as applicable (the date of such closing, the “Put-Call Closing Date”). For the avoidance of doubt, the Put-Call Seller’s rights with respect to the Put-Option shall be exercisable (to the extent exercisable in accordance with Section 3(a)) on a single occasion only, and any attempted exercise of such Put-Option shall be valid only if an Exercise Notice is delivered to the Company in accordance with this Section 3(b).

(c)    At the Put-Call Closing, (i) the Company will (x) pay for the Put-Call Units to be purchased by it pursuant to the Put Option or the Call Option, as applicable, by first offsetting amounts outstanding under any bona fide, contractual debts owed by the Put-Call Seller to the Company or any of its Subsidiaries, and (y) pay the remainder of the purchase price (net of tax and other required withholdings) in cash by check or wire transfer of funds to an account designated by the Put-Call Seller in writing, and (ii) the Put-Call Seller (or any Permitted Transferee (as defined in that certain Amended and Restated Agreement of Limited Partnership of Rush Street Interactive, LP, dated as of the Closing Date, by and among the Company and the partners signatory thereto (as such agreement may be amended, restated, amended and restated, modified or supplemented from time to time, the “A&R LPA”)) of the Put-Call Seller from which Put-Call Units are being purchased) shall (1) deliver the certificate or certificates (if any) representing such Put-Call Units to the Company, accompanied by a duly executed assignment in the form attached hereto as Exhibit B, (2) automatically forfeit to dMY the number of shares of Buyer Class V Voting Stock held by the Put-Call Seller (or such Permitted Transferees) corresponding to the number of the Put-Call Units, and (3) deliver the certificate or certificates (if any) representing such forfeited shares of Buyer Class V Voting Stock to dMY, accompanied by duly executed stock powers.

(d)    Notwithstanding anything to the contrary contained in this Agreement, all purchases of the Put-Call Units by the Company pursuant to the Put Option or the Call Option, as applicable, shall be subject to applicable restrictions contained in the Delaware Revised Uniform Limited Partnership Act or such other laws applicable to the Company. If any such restrictions prohibit or restrict the purchase of the Put-Call Units hereunder which the Company is otherwise entitled or required to make, then the time period provided in this Section 3 shall be suspended and the Company shall make such purchases as soon as it is permitted to make purchases under such restrictions.

(e)    If, pursuant to the terms and conditions of this Agreement, the Company shall make available, at the time and place and in the amount and form described in this Agreement, the consideration for the Put-Call Units to be purchased in the proper amount in accordance with the provisions of this Agreement, then from and after such time, the Put-Call Seller (or such Permitted Transferees) from whom such Put-Call Units are to be purchased (and corresponding number of shares of Buyer Class V Voting Stock are to be forfeited) shall no longer hold any title or interest in such Put-Call Units (or corresponding shares of Buyer Class V Voting Stock), shall no longer have any rights as a holder of such Put-Call Units (other than the right to receive payment of the applicable consideration in accordance with this Agreement) or corresponding shares of Buyer Class V Voting Stock, and such Put- Call Units shall be deemed purchased (and such corresponding shares of Buyer Class V Voting Stock shall be deemed forfeited to dMY) in accordance with the applicable provisions hereof and the Company shall be the owner and holder of such Put-Call Units and dMY shall be the owner and holder of such shares of Buyer Class V Voting Stock, whether or not the certificates therefor, if any, have been delivered as required by this Agreement and whether or not the Put-Call Seller (or such Permitted Transferees) shall take any other action in connection with such purchase. Nothing in this Section 3(e) shall limit the Put- Call Seller’s obligations pursuant to the provisions of this Agreement in connection with any exercise of the Put-Option or Call-Option.

(f)    Subject to Section 5(b), the Put-Call Seller hereby acknowledges and agrees that the Put Option or the Call Option, as applicable, set forth in this Section 3 shall continue with respect to the Put-Call Units following any Transfer (as defined in the A&R LPA) thereof, but in all respects subject to the other terms and conditions of this Agreement, the A&R LPA, and the Investor Rights Agreement, dated as of the Closing Date, by and among Rush Street Interactive, Inc., a Delaware corporation (formerly known as dMY Technology Group, Inc.), the Sellers, the Sellers’ Representative, the Sponsor, and the other parties thereto (as such agreement may be amended, restated, amended and restated, modified or supplemented from time to time, the “Investor Rights Agreement”).

(g)    Subject to Section 5(b), by executing this Agreement, the Put-Call Seller irrevocably authorizes and directs an officer of the Company to execute and deliver on the Put-Call Seller’s behalf all documents determined by the Company to be reasonably necessary to implement the provisions of this Section 3 if the Put-Call Seller fails to execute and return such documents to the Company within a reasonable period (not to exceed 15 days) following the receipt by the Put-Call Seller of the Company’s request.

(h)    Legend. If, and only if, the Closing occurs on or before the Threshold Date, in addition to any legend required under the A&R LPA, the Investor Rights Agreement or any other applicable agreement, any certificates and/or instruments representing the Put-Call Units will bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER APPLICABLE SECURITIES LAWS AND ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH SECURITIES MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE PARTNERSHIP AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN (X) THAT CERTAIN AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF RUSH STREET INTERACTIVE, LP (THE “COMPANY”), DATED AS OF [                    ], 2020, BY AND AMONG THE COMPANY AND THE PARTNERS PARTY THERETO AND (Y) THAT CERTAIN INVESTOR RIGHTS AGREEMENT, DATED AS OF [                    ], 2020, BY AND AMONG RUSH STREET INTERACTIVE, INC. AND THE OTHER PARTIES THERETO, IN EACH CASE, AS AMENDED FROM TIME TO TIME, AND CERTAIN PURCHASE OPTIONS, REDEMPTIONS AND OTHER AGREEMENTS SET FORTH IN A PUT-CALL AGREEMENT AMONG THE COMPANY, DMY TECHNOLOGY GROUP, INC. AND THE HOLDER OF SUCH SECURITIES, DATED AS OF [                    ], 2020, AS AMENDED OR MODIFIED FROM TIME TO TIME. COPIES OF SUCH

AGREEMENTS MAY BE OBTAINED BY THE HOLDER OF SUCH SECURITIES AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”

4.    Notices. All notices, demands or other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when delivered by means of electronic mail (if confirmation of good transmission is received by the sender or no failure message is generated) or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the Company or dMY, as applicable, at the following address and to the Put-Call Seller at the address set forth immediately below the Put-Call Seller’s signature on the signature page hereto (and if the Put-Call Seller has notified the Company and dMY that the Put-Call Seller is represented by legal counsel in connection with the transactions contemplated hereby, with a copy (which shall not constitute notice) to such counsel’s address as listed by the Put-Call Seller on the signature page hereto), or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

If to the Put-Call Seller:

To the address set forth below the Put-Call Seller’s name on the signature page hereto.

Notices to the Company:

Rush Street Interactive, LP

900 N. Michigan Avenue, Suite 1600

Chicago, Illinois 60611

Attention: Greg Carlin

Email: gcarlin@rushst.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: Richard Campbell, P.C. and Karen E. Flanagan

Email: richard.campbell@kirkland.com; karen.flanagan@kirkland.com

and

dMY Sponsor, LLC

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

Attention: Niccolo de Masi and Harry L. You

Email: niccolo@dmytechnology.com; harry@dmytechnology.com

and

White & Case LLP

1221 Avenue of the Americas

New York NY 10020

Attention: Joel Rubenstein; Raymond Bogenrief

Email: joel.rubenstein@whitecase.com; Raymond.bogenrief@whitecase.com

Notices to dMY:

dMY Sponsor, LLC

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

Attention: Niccolo de Masi and Harry L. You

Email: niccolo@dmytechnology.com; harry@dmytechnology.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York NY 10020

Attention: Joel Rubenstein; Raymond Bogenrief

Email: joel.rubenstein@whitecase.com; Raymond.bogenrief@whitecase.com

5.    General Provisions.

(a)    Transfers in Violation of Agreements. For the avoidance of doubt, notwithstanding anything to the contrary set forth herein, the Put-Call Units are subject to the restrictions on Transfer (as defined in the A&R LPA) set forth in the A&R LPA and the Seller Lock-Up Period (as defined in the Investor Rights Agreement) set forth in the Investor Rights Agreement, and therefore may not be sold, assigned, disposed of or otherwise transferred except as set forth therein. Subject to Section 5(b) and 5(h)(b), as a condition to any Transfer of any Put-Call Units as permitted by the A&R LPA and the Investor Rights Agreement, the Put-Call Seller shall cause the transferee to execute and deliver to the Company a counterpart to this Agreement in form and substance reasonably satisfactory to the Company. Any Transfer or attempted Transfer of any Put-Call Units in violation of any provision of the A&R LPA, the Investor Rights Agreement or this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Put-Call Units as the owner of such securities for any purpose.

(b)    Termination. Notwithstanding anything to the contrary contained herein, in the event that (i) the Business Combination Agreement is terminated pursuant to Article X thereof for any reason, (ii) the Closing does not occur on or prior to the Threshold Date, (iii) the Company undergoes a liquidation or dissolution, (iv) the Put-Call Seller or the Put-Call Seller’s successors and permitted assigns pursuant to Section 10.3(a)(iii) of the A&R LPA cease to hold any of the Put-Call Units, or (v) the Put- Call Period expires and an Exercise Notice has not been provided by either of the Put-Call Seller or the Company prior to the expiration of the Put-Call Period, this Agreement (and Exhibit A attached hereto) shall automatically terminate and cease to be of further force and effect, without further action required by any party hereto.

(c)    Survival. Notwithstanding anything to the contrary contained herein, this Section 5 (General Provisions) shall survive the termination of this Agreement.

(d)    Third-Party Beneficiaries. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, permitted successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer any right upon any other Person.

(e)    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(f)    Entire Agreement. This Agreement, the Business Combination Agreement, the A&R LPA, the Investor Rights Agreement and other documents of even date herewith or therewith to which the Put-Call Seller is a party embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

(g)    Counterparts. This Agreement may be executed in separate counterparts (including by facsimile or electronic transmission), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(h)    Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Put-Call Seller, the Company and each of their respective successors and permitted assigns (including subsequent holders of the Put-Call Units); provided that the rights and obligations of the Put-Call Seller under this Agreement shall not be assignable, in whole or in part, by the Put-Call Seller without the prior written consent of the Company except for rights permitted to be assigned under the A&R LPA and the Investor Rights Agreement. Upon any assignment, in whole or in part, by the Company of its rights hereunder, the assignee shall be entitled to enforce such assigned rights, mutatis mutandis, as though such assignee was a party hereto.

(i)    Choice of Law. All issues and questions concerning the relative rights of the Company and its respective securityholders and all other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(j)    Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party to this Agreement may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(k)    Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company, dMY and the Put-Call Seller.

(l)    Third-Party Beneficiaries. Certain provisions of this Agreement are entered into for the benefit of and shall be enforceable by the Company’s Subsidiaries and Affiliates as provided herein.

(m)    Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the Business Day immediately following such Saturday, Sunday or holiday.

(n)    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(o)    Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

(p)    Action by the Company. Any action required or permitted by the Company under this Agreement shall be by action of the Board of the General Partner.

6.    Payments on Behalf of the Put-Call Seller; Withholding for Taxes. The Company shall be entitled to deduct or withhold from any amounts owing from the Company, as applicable, to the Put- Call Seller any Tax Advances (as such term is defined in the A&R LPA) and any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (together with the Tax Advances, “Taxes”) imposed with respect to the Put-Call Seller’s direct or indirect ownership interest in the Company or the transactions contemplated by this Agreement.

In the event the Company does not make such deductions or withholdings on behalf of the Put-Call Seller, the Put-Call Seller shall indemnify the Company, as applicable, for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Put-Call Agreement on the date first written above.

COMPANY:

RUSH STREET INTERACTIVE, LP

By:	Rush Street Interactive GP, LLC
Title:	General Partner

By:
Name:
Title:

Signature Page to Put-Call Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Put-Call Agreement on the date first written above.

dMY:

dMY TECHNOLOGY GROUP, INC.

By:
Name:
Title:

Signature Page to Put-Call Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Put-Call Agreement on the date first written above.

PUT-CALL SELLER:

Signature:

Name:

Maximum Number of Put-Call Units:

Address for Notices for Put-Call Seller:

with a copy (which will not constitute notice) to:

Address for Put-Call Seller’s Counsel (if applicable):

Signature Page to Put-Call Agreement

EXHIBIT A

CONSENT

The undersigned spouse of the Put-Call Seller hereby acknowledges that I have read the foregoing Put-Call Agreement (the “Agreement”) and that I understand its contents. I am aware that the Agreement provides for the forfeiture and/or purchase of my spouse’s Put-Call Units under certain circumstances and imposes other restrictions on such Put-Call Units. I agree that my spouse’s interest in the Put-Call Units is subject to the Agreement and any interest I may have in such Put-Call Units shall be irrevocably bound by the Agreement and further that my community property interest, if any, shall be similarly bound by the Agreement.

I am aware that the legal, financial and other matters contained in the Agreement are complex and I am free to seek advice with respect thereto from independent counsel. I have either sought such advice or determined after carefully reviewing the Agreement that I will waive such right.

Date:                    ,

Name of Put-Call Seller:

Name of Spouse:

Signature of Spouse:

Name of Witness:

Signature of Witness:

Exhibit A

EXHIBIT B

ASSIGNMENT OF LIMITED PARTNERSHIP INTERESTS

This ASSIGNMENT OF LIMITED PARTNERSHIP INTERESTS (this “Assignment”) is made and entered into as of                      (the “Effective Date”), pursuant to that    certain Put-Call Agreement, dated as of October     , 2020 (the “Agreement”), by and among dMY Technology Group,    Inc., a Delaware corporation, Rush Street Interactive, LP, a Delaware limited partnership (the “Assignee”) and the undersigned (“Assignor”). Capitalized terms not otherwise defined herein shall assume the meanings set forth in the Agreement.

1.    Assignment. For good and valuable consideration, Assignor hereby assigns, transfers, sets over and conveys to Assignee, all of Assignor’s right, title and interest in and to Assignor’s Put-Call Units.

2.    Assumption. Assignee hereby assumes the Put-Call Units, and all rights and obligations of the holder thereof.

3.    Representations and Warranties of Assignor. The Assignor represents and warrants that: (a) Assignor is the true and lawful owner of the Put-Call Units and has good title to the same; (b) the Assignor has made no prior assignment, transfer, pledge, disposition or sale of the Put-Call Units and no other person or entity has any right, title, or interest therein; (c) the execution and delivery hereof by the Assignor and the assignment of all Assignor’s right, title, and interest in and to the Put-Call Units, is legal, valid and binding obligation of Assignor, enforceable in accordance with its terms other than as enforcement may be limited by the laws relating to bankruptcy, insolvency, moratorium, and the relief of debtors and rules of law governing equitable remedies, and does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which Assignor is a party or any judgment, order or decree to which Assignor is subject, and (d) no liens, encumbrances, charges, or security interests of any kind exist on the date hereof against the Put-Call Units, other than those set forth in the A&R LPA and the Investor Rights Agreement.

4.    Counterparts. This Assignment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, with the same effect as if all parties had signed the same signature page.

5.    Entire Agreement; Conflict. This Assignment, the Agreement, the Business Combination Agreement, the A&R LPA, the Investor Rights Agreement, the Recapitalization Agreement, and the other documents of even date herewith to which the Assignor is a party contain the entire understanding between the parties relating to their subject matter. All prior and contemporaneous agreements and understandings, whether oral or written, are superseded by this Assignment and the Agreement; provided, however, that (i) this Assignment shall not be deemed to supersede, terminate, diminish, amend or otherwise modify the Agreement, the Business Combination Agreement, the A&R LPA, the Investor Rights Agreement, the Recapitalization Agreement, the other documents of even date herewith to which the Assignor is a party or the provisions set forth therein and (ii) in the event of conflict between the terms of this Assignment and the Agreement, the Agreement shall control and govern in all respects.

6.    Miscellaneous. This Assignment shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto, their heirs, executors, administrators, successor-in-interest and assigns. Sections 5(c), 5(g) through 5(j), and 5(l) through 5(o) of the Agreement are hereby incorporated into this Assignment by reference, mutatis mutandis.

Exhibit B to Put-Call Agreement

IN WITNESS WHEREOF, the undersigned have duly executed this Assignment on the day and year first above written.

ASSIGNOR:

Name:

ASSIGNEE:

RUSH STREET INTERACTIVE, LP

By:	Rush Street Interactive GP, LLC
Title:	General Partner

By:
Name:
Title:

ANNEX B

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RUSH STREET INTERACTIVE, INC.

Rush Street Interactive, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.    The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 27, 2019 (the “Original Certificate of Incorporation”). The name under which the Original Certificate of Incorporation was filed is “dMY Technology Group, Inc.”

2.    An amended and restated certificate of incorporation which both restated and amended the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and such amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on February 20, 2020 (the “First A&R Certificate of Incorporation”). The name under which the First A&R Certificate of Incorporation was filed is “dMY Technology Group, Inc.”

3.    This Second Amended and Restated Certificate of Incorporation (this “Second A&R Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

4.    This Second A&R Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5.    The First A&R Certificate of Incorporation is being amended and restated in connection with the transactions contemplated by that certain Business Combination Agreement, dated as of July 27, 2020, by and among the Corporation, dMY Sponsor, LLC, a Delaware limited liability company (the “dMY Sponsor”), Rush Street Interactive, LP, a Delaware limited partnership, Rush Street Interactive GP, LLC, a Delaware limited liability company, in its capacity as the Sellers’ Representative, and the other parties thereto, as amended and restated by the parties thereto on September [    ], 2020 (as further amended, modified, amended and restated, supplemented or waived from time to time, the “Combination Agreement”). As part of the transactions contemplated by the Combination Agreement, all 5,750,000 shares of the Class B Common Stock of the Corporation were converted on a 1-for-1 basis into 5,750,000 shares of Class A Common Stock of the Corporation such that, at the effectiveness of this Second A&R Certificate of Incorporation, only Class A Common Stock remains outstanding. All Class A Common Stock issued and outstanding prior to the effectiveness of this Second A&R Certificate of Incorporation and all Class A Common Stock issued as part of the Combination Agreement and the Subscription Agreements contemplated by the Combination Agreement shall be Class A Common Stock for all purposes of this Second A&R Certificate of Incorporation.

6.    This Second A&R Certificate of Incorporation hereby amends and restates the provisions of the First A&R Certificate of Incorporation in its entirety as follows:

ARTICLE I

NAME

Section 1.1    Name. The name of the Corporation is Rush Street Interactive, Inc. (the “Corporation”).

ARTICLE II

REGISTERED AGENT

Section 2.1    Address. The registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808; and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

PURPOSE

Section 3.1    Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

CAPITALIZATION

Section 4.1    Authorized Capital Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is 951,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), (ii) 750,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and (iii) 200,000,000 shares of Class V common stock, par value $0.0001 per share (“Class V Common Stock” and together with the Class A Common Stock, the “Common Stock”). The number of authorized shares of any of the Class A Common Stock, Class V Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, the Class V Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Second Amended and Restated Certificate of Incorporation, (the “Second A&R Certificate of Incorporation”) or any certificate of designations relating to any series of Preferred Stock.

Section 4.2    Preferred Stock.

(a)    The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designations with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

(b)    Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second A&R Certificate of Incorporation (including any certificate of designations relating to such series).

Section 4.3    Common Stock.

(a)    Voting Rights.

(i)    Except as otherwise provided in this Second A&R Certificate of Incorporation or as provided by law, each holder of record of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote or holders of Class A Common Stock as a separate class are entitled to vote, including the election or removal of directors (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock); provided, however, that to the fullest extent permitted by law, holders of Class A Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(ii)    Except as otherwise provided in this Second A&R Certificate of Incorporation or as provided by law, each holder of record of Class V Common Stock, as such, shall be entitled to one (1) vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally or holders of Class V Common Stock as a separate class are entitled to vote, including the election or removal of directors (whether voting separately as a class or together with one or more classes of the Corporation’s capital stock); provided, however, to the fullest extent permitted by law, holders of Class V Common Stock, as such, shall have no voting power pursuant to this Second A&R Certificate of Incorporation with respect to, and shall not be entitled to vote on, any amendment to this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(iii)    Except as otherwise provided in this Second A&R Certificate of Incorporation or required by applicable law and without limiting the rights of any party to the investor rights agreement, dated on or about the date hereof, by and among the Corporation, the dMY Sponsor, LLC and the other parties party thereto (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof, the “Investor Rights Agreement”), the holders of Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock having the right to vote in respect of such Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.

(b)    Dividends and Distributions.

(i)    Class A Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Corporation, the holders of Class A Common Stock shall be entitled to receive ratably such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(ii)    Class V Common Stock. Dividends and other distributions shall not be declared or paid on the Class V Common Stock.

(c)    Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over the Class A Common Stock as to distributions upon dissolution or liquidation or winding up shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class V Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d)    Cancellation of Class V Common Stock. In the event that any outstanding share of Class V Common Stock shall cease to be held directly or indirectly by the holder of the corresponding Common Unit (as defined in the Amended and Restated Limited Partnership Agreement of Rush Street Interactive, LP, a Delaware limited partnership (“RSI”), dated on or about the date hereof (the “RSI A&R LPA”), as set forth in the books and records of RSI, including by virtue of any divestiture by such holder of such corresponding Common Unit, such share of Class V Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class V Common Stock be transferred to the Corporation and cancelled for no consideration. The Corporation shall not issue additional shares of Class V Common Stock after the closing date (such date, the “Closing Date”) of the transactions contemplated by the Combination Agreement, other than in connection with the valid issuance of Common Units in accordance with the RSI A&R LPA.

(e)    Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to at least the number of then-outstanding Common Units subject to Redemption (as defined in the RSI A&R LPA) from time to time.

(f)    Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Second A&R Certificate of Incorporation, scheme, arrangement or otherwise) the number of shares of Class A Common Stock into a greater or lesser number of shares, the shares of Class V Common Stock outstanding immediately prior to such subdivision shall be proportionately similarly combined or subdivided such that the ratio of shares of outstanding Class V Common Stock to shares of outstanding Class A Common Stock immediately prior to such subdivision shall be maintained immediately after such combination or subdivision. Any adjustment described in this Section 4.3(f) shall become effective at the close of business on the date the combination or subdivision becomes effective.

ARTICLE V

BY-LAWS

Section 5.1    By-Laws. In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as the same may be amended from time to time, the “By-Laws”) without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Second A&R Certificate of Incorporation and without limiting the rights of any party pursuant to the Investor Rights Agreement. Notwithstanding anything to the contrary contained in this Second A&R Certificate of Incorporation or any provision of law, (i) at any time when the Sellers and their Permitted Transferees (each as defined in the Investor Rights Agreement) beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, and without limiting the rights of any party to the Investor Rights Agreement, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith and (ii) at any time when the Sellers and their Permitted Transferees (each as defined in the Investor Rights Agreement) beneficially own, in the aggregate, less than 40% of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, and without limiting the rights of any party to the Investor Rights Agreement, the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1    Board of Directors.

(a)    Board Powers. Except as otherwise provided in this Second A&R Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b)    Number, Election and Term.

(i)    Without limiting the rights of any party to the Investor Rights Agreement with respect thereto or except as otherwise provided for or fixed in any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the whole Board shall be determined from time to time by resolution adopted by the Board.

(ii)    Without limiting the rights of any party pursuant to the Investor Rights Agreement, the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders for the calendar year ended December 31, 2021, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders for the calendar year ended December 31, 2022 and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders for the calendar year ended December 31, 2023. At each annual meeting following the annual meeting of the stockholders for the calendar year ended December 31, 2021, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and without limiting the rights of any party pursuant to the Investor Rights Agreement, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is authorized to assign members of the Board already in office to their respective class in accordance with the Investor Rights Agreement.

(iii)    Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office.

(iv)    Directors of the Corporation need not be elected by written ballot unless the By-Laws shall so provide.

Section 6.2    Newly-Created Directorships and Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding and without limiting the rights of any party granted pursuant to the Investor Rights Agreement, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 6.3    Resignation and Removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-Laws. Without limiting the rights of any party pursuant to the Investor Rights Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided that any director may be removed from office upon a good faith finding of the Board that such director is an Unsuitable Person pursuant to the terms of Article XIV. Without limiting the rights of any party pursuant to the Investor Rights Agreement, in case the Board or any one or more directors should be so removed, new directors may be elected pursuant to Section 6.2.

Section 6.4    Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 6.1(b), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 6.1(b) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly.

Section 6.5    Quorum. A quorum for the transaction of business by the directors shall be set forth in the By-Laws.

ARTICLE VII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL

MEETINGS OF STOCKHOLDERS

Section 7.1    Consent of Stockholders in Lieu of Meeting. At any time when the Sellers and their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, or by certified or registered mail, return receipt requested. At any time when the Sellers and their Permitted Transferees beneficially own, in the aggregate, less than 40% of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Section 7.2    Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board, the Chairman of the Board or as otherwise provided in the By-Laws. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1    Limited Liability of Directors. To the fullest extent permitted by law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article VIII shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 8.2    Indemnification and Advancement of Expenses.

(a)    To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (for purposes of this Section 8.2, a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 (“ERISA”) excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

(b)    The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 8.2 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Second A&R Certificate of Incorporation, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)    Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second A&R Certificate of Incorporation inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)    This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Indemnitees.

ARTICLE IX

DGCL SECTION 203

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE X

COMPETITION AND CORPORATE OPPORTUNITIES

Section 10.1    Competition and Corporate Opportunities.

(a)    In recognition and anticipation that (i) certain directors, principals, officers, employees, equityholders and/or other representatives of the Sellers, the Sponsor and their respective Affiliates and Affiliated Entities (each, as defined below) may serve as directors, officers or agents of the Corporation, (ii) the Sellers, the Sponsor and their respective Affiliates and Affiliated Entities, including (I) any portfolio company in which they or any of their respective Affiliates or Affiliated Entities have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors, may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other businesses that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities including (I) any portfolio company in which they or any of their respective Affiliates or Affiliated Entities have made a debt or equity investment (and vice versa) or (II) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any Seller, the Sponsor, the Non-Employee Directors or their respective Affiliates or Affiliated Entities and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(b)    None of (i) any Seller, (ii) Sponsor or (iii) any Non-Employee Director or his or her Affiliates or Affiliated Entities (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (2) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 10.1(b). Subject to Section 10.1(b), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity or matter which may be a corporate or other business opportunity for itself, herself or himself and the Corporation or any of its, his or her Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate, present or offer such transaction or other business opportunity or matter to the Corporation or any of its subsidiaries or any stockholder, as the case may be, and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries or stockholders.

(c)    The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely and expressly in his or her capacity as a director or officer of the Corporation, such opportunity is one the Corporation is legally permitted to undertake and would otherwise be reasonable for the Corporation to pursue, in which case, the provisions of Section 10.1(b) shall not apply to any such corporate opportunity.

(d)    In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation, (iii) is one in which the Corporation has no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a member of the Board or such member’s Affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

(e)    For purposes of this Article X, (i) “Affiliate” shall mean (A) in respect of a Seller or the Sponsor, any Person that, directly or indirectly, is controlled by such Seller or the Sponsor (as applicable), controls such Seller or the Sponsor (as applicable) or is under common control with such Seller or the Sponsor (as applicable) and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (B) in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (C) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (A) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (B) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (C) any Affiliate of any of the foregoing; and

(iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(f)    To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.

(g)    Any alteration, amendment, addition to or repeal of this Article X shall require the affirmative vote of at least 80% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Neither the alteration, amendment, addition to or repeal of this Article X, nor the adoption of any provision of this Second A&R Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second A&R Certificate of Incorporation, the By-Laws or applicable law.

ARTICLE XI

SEVERABILITY

Section 11.1    Severability. If any provision of this Second A&R Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Second A&R Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second A&R Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XII

FORUM

Section 12.1    Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (c) any action asserting a claim against the Corporation or any director, officer, other employee or stockholder of the Corporation (i) arising pursuant to any provision of the DGCL, this Second A&R Certificate of Incorporation (as it may be amended or restated) or the By-Laws or (ii) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (d) any action asserting a claim against the Corporation or any current or former officer or director or other employee or stockholder of the Corporation governed by the internal affairs doctrine of the law of the State of Delaware shall, in each case, to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that, in the event that the Delaware Court of Chancery lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

ARTICLE XIII

AMENDMENTS

Section 13.1    Amendments. Notwithstanding anything contained in this Second A&R Certificate of Incorporation to the contrary, at any time when the Sellers and their Permitted Transferees (each as defined in the Investor Rights Agreement) beneficially own, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, in addition to any vote required by law or as provided in Article X of this Second A&R Certificate of Incorporation and without limiting the rights of any party pursuant to the Investor Rights Agreement, the following provisions in this Second A&R Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class: Article V, Article VI, Article VII, Article VIII, Article IX, Article XII and this Article XIII. Except as expressly provided in the foregoing sentence and the remainder of this Second A&R Certificate of Incorporation (including Article X of this Section A&R Certificate of Incorporation and any certificate of designations relating to any services of Preferred Stock) and without limiting the rights of any party pursuant to the Investor Rights Agreement, this Second A&R Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

UNSUITABLE PERSONS

Section 14.1    Finding of Unsuitability.

(a)    The Equity Interests owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) shall be subject to mandatory sale and transfer on the terms and conditions set forth herein on the Transfer Date to either the Corporation or one or more Third Party Transferees and in such number and class(es)/series of Equity Interests as determined by the Board in good faith (following consultation with reputable outside and independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the directors of the Board; provided that any such sale or transfer shall occur subject to the following and shall not occur (and a Transfer Notice shall not be sent, and the Transfer Date shall be extended accordingly) until the later to occur of: (i) the delivery to such Person of a copy of a resolution duly adopted by the affirmative vote of a majority of the directors of the Board at a meeting thereof called and held for the purpose (after providing reasonable notice to such Person and a reasonable opportunity for such Person, together with the counsel of such Person, to be heard before the Board at such meeting and to provide documents and written arguments to the Board a reasonable length of time in advance of such meeting), finding that the Board has determined in good faith (following consultation with reputable outside and independent gaming regulatory counsel) that (A) such Person is an Unsuitable Person, and (B) it is necessary for such Person to sell and transfer such number and class(es)/series of Equity Interests in order for the Corporation or any Affiliated Company to: (1) obtain, renew, maintain or prevent the loss, rejection, rescission, suspension, revocation or non-renewal of a material Gaming License;

(2) comply in any material respect with a material Gaming Law; (3) ensure that any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, or the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, is not precluded, delayed, impeded, impaired, threatened or jeopardized in any material respect; or (4) prevent the imposition of any materially burdensome terms or conditions on any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, and specifying the reasoning for such determinations in reasonable detail and (ii) conclusion of the arbitration process described below (if applicable); provided further, that in the event that such Person reasonably believes that any of the above-described determinations by the Board were not made in good faith and such disagreement cannot be settled amicably by such Person and the Corporation, and solely to the extent that the Corporation has not received notice (oral or written) from any applicable Gaming Authority that an arbitration process or the time required to resolve such disagreement by arbitration would or is reasonably likely to materially and adversely affect the Corporation’s or any Affiliated Companies’ ability to (1) obtain, renew, maintain or prevent the loss, rejection, rescission, suspension, revocation or non-renewal of a material Gaming License; (2) comply in any material respect with a material Gaming Law; (3) ensure that any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, or the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, is not precluded, delayed, impeded, impaired, threatened or jeopardized in any material respect; or (4) prevent the imposition of any materially burdensome terms or conditions on any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company, such disagreement with respect to whether the Board’s determination(s) were correct may be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association (“AAA”) rules, by a single independent arbitrator (to be chosen by mutual agreement of the Unsuitable Person and the Board, and if the parties are unable to agree, to be chosen as provided in the AAA rules) in an arbitration process that shall take place in Chicago, Illinois, with each party bearing its own legal fees and expenses, unless otherwise determined by the arbitrator. For the further avoidance of doubt, at the initial meeting described above with respect to whether a Person is an Unsuitable Person, the Board may defer making any such determination in order to conduct further investigation into the matter, but in connection with any future meeting of the Board regarding the matter, such Person shall be provided with reasonable notice and a reasonable opportunity for such Person, together with the counsel of such Person, to be heard before the Board at such meeting and to provide documents and written arguments to the Board a reasonable length of time in advance of such meeting. Following (x) the Board determining in good faith (following consultation with reputable outside and independent gaming regulatory counsel) and in accordance with the foregoing (including such determination being made pursuant to a resolution of the Board adopted by an affirmative vote of a majority of the directors of the Board), that such Person is an Unsuitable Person and it is necessary for such Person to sell and transfer a certain number and class(es)/series of Equity Interests for any of the reasons set forth above, and (y) if applicable, the arbitrator determining that such determinations were correctly made by the Board, the Corporation shall deliver a Transfer Notice to the Unsuitable Person or its Affiliate(s) (as applicable) and shall purchase and/or cause one or more Third Party Transferees to purchase such number and class(es)/series of Equity Interests determined in good faith by the Board in accordance with the foregoing and specified in the Transfer Notice on the Transfer Date and for the Purchase Price set forth in the Transfer Notice (which Purchase Price shall be determined in accordance with the definition of the Purchase Price set forth in this Article XIV); provided that an Unsuitable Person or its Affiliate(s) (as applicable) shall be permitted, during the forty five (45) day period commencing on the date of the Transfer Notice (or before a Transfer Notice is formally delivered), to effect and close a disposition of the number and class(es)/series of Equity Interests specified in the Transfer Notice (or a portion of them) to a Person that the Board determines in good faith (following consultation with reputable outside and independent gaming regulatory counsel) is not an Unsuitable Person, on terms agreed between the Unsuitable Person and such Person (an “Alternate Private Transaction”), it being agreed that in the event that the Board fails to make a determination in good faith that such Person is not an Unsuitable Person within fifteen (15) days from the date on which the Corporation was presented in writing with the identity of such Person and materials reasonably sufficient to make such determination, then the Unsuitable Person shall be entitled to consummate the Alternate Private Transaction with such Person; provided further that, no Unsuitable Person or its Affiliate(s) (as applicable) shall be permitted to consummate an Alternative Private Transaction to the extent any Gaming Authority has provided oral or written notice to the Corporation or any other Person prohibiting such Alternative Private Transaction. In the case of a sale and transfer to the Corporation, from and after the Transfer Date and subject only to the right to receive the Purchase Price for such Equity Interests, such Equity Interests shall, be deemed no longer outstanding and such Unsuitable Person or any Affiliate of such Unsuitable Person shall cease to be a stockholder with respect to such Equity Interests, and all rights of such Unsuitable Person or any Affiliate of such Unsuitable Person therein, other than the right to receive the Purchase Price, shall cease.

(b)    In the case of an Alternate Private Transaction or a transfer to one or more Third Party Transferees otherwise determined by the Board above, from and after the earlier to occur of: (i) the Transfer Date, in the case of a transfer to one or more such Third Party Transferees, or (ii) consummation of an Alternate Private Transaction, subject only to the right to receive the Purchase Price for such Unsuitable Person’s Equity Securities, all rights and entitlements of the Unsuitable Person or any such Affiliates of an Unsuitable Person as a stockholder of the Corporation shall be terminated, including without limitation any such Person shall from such date no longer be entitled to: (i) receive any dividend, payment, distribution or interest with regard to the applicable Equity Interests which has been declared following such date or of which the due payment date according to the applicable declaration is following such date, other than the right to receive the Purchase Price, or (ii) to exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right (including without limitation observer and information rights) conferred by the underlying Equity Interests.

(c)    The closing of a sale and transfer contemplated by clauses (a) and (b) above in this Article XIV other than an Alternate Private Transaction (the “Closing”) shall take place at the principal office of the Corporation or via electronic exchange of documents on the Transfer Date. At the Closing: (i) the Corporation or Third Party Transferee(s) (as applicable), shall deliver the aggregate applicable Purchase Price for the Equity Interests being purchased by each of the foregoing by wire transfer of immediately available funds to the account specified in writing by the Unsuitable Person and (ii) the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) shall deliver to the Corporation or each such Third Party Transferee (if applicable), such stock powers, assignment instruments and other agreement as are necessary or appropriate to fully convey all right, title and interest in and to the Equity Interests being purchased by each of the foregoing, free and clear of all liens and other encumbrances (other than restrictions on transfer under this Second A&R Certificate of Incorporation, the By-laws of the Corporation, the Investor Rights Agreement and applicable federal and state securities laws). Such stock powers, assignment instruments and other agreements shall be in a form reasonably acceptable to the Corporation and shall include no representations and warranties other than such representations and warranties as to title and ownership of the Equity Interests being sold, due authorization, execution and delivery of reasonably requested documents by the Unsuitable Person or any such Affiliates of such Unsuitable Person (as applicable), and the enforceability of relevant obligations of such party under the relevant documents). The sale and transfer of the applicable Equity Interests shall be effected at the Closing upon delivery of the Purchase Price described in this Section 14.1(c) without regard to the provision by the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable) of the stock powers, assignment instruments and other agreements described above (and subject to their terms described above) and the Corporation may in its sole and absolute discretion execute and deliver such instruments or other documents described above necessary to effect such transfer under such terms (including any stock powers, assignment instruments and other agreements) and deemed by the Corporation in its sole and absolute discretion (acting in good faith) to be necessary or advisable in its name or in the name and on behalf of the Unsuitable Person or any Affiliate of such Unsuitable Person (as applicable) to effect the sale and transfer; provided, however, that the Unsuitable

Person or Affiliate of such Unsuitable Person (as applicable) shall continue to have the obligation to the Corporation and the Third Party Transferees, as applicable, to provide such stock powers, assignment instruments and other agreements.

(d)    To the extent that a sale and transfer to one or more Third Party Transferees is determined to be invalid or unenforceable for any reason, the Corporation shall be permitted to redeem or repurchase the Equity Interests owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) for the price and under the terms contemplated by this Article XIV promptly following any such determination.

Section 14.2    Indemnification. Any Unsuitable Person and any Affiliate of an Unsuitable Person that owns or controls Equity Interests shall indemnify and hold harmless the Corporation and its Affiliated Companies for any and all losses, costs and expenses, including attorneys’ costs, fees and expenses reasonably incurred by the Corporation and its Affiliated Companies as a result of, or arising out of, such Unsuitable Person’s or Affiliate’s continuing ownership or control of Equity Interests following the Transfer Date in breach of this Article XIV, the neglect, refusal or other failure to comply in any material respect with the provisions of this Article XIV, or failure to divest itself of any Equity Interests when and in the specific manner required by the Gaming Laws or this Article XIV and by acceptance of its Equity Interests any such Unsuitable Person or Affiliate of an Unsuitable Person shall be deemed to have agreed to so indemnify the Corporation. Notwithstanding anything in this Section 14.2 to the contrary, neither the Corporation nor any of its Affiliated Companies shall have any right to offset against any amount payable or otherwise owed by the Corporation or any of its Affiliated Companies to such Unsuitable Person or its Affiliates under this Article XIV (including, without limitation, the Purchase Price payable or otherwise owed in the event of a transaction contemplated by Section 14.1), any amounts of losses, costs or expenses for which the Corporation or any of its Affiliated Companies are entitled to indemnification under this Section 14.2.

Section 14.3    Non-Exclusivity of Rights. The right of the Corporation to purchase or cause to be purchased Equity Interests pursuant to this Article XIV shall not be exclusive of any other rights the Corporation may have or hereafter acquire under any agreement, provision of this Second A&R Certificate of Incorporation or the By-laws of the Corporation or otherwise. Notwithstanding the provisions of this Article XIV, the Corporation, the Unsuitable Person and any of their Affiliates shall have the right to propose that the parties, immediately upon or following the delivery of the Transfer Notice (subject to the outcome of any applicable arbitration proceeding pursuant to Section 14.1(a)), enter into an agreement or other arrangement (including based on any agreement that may be reached between the applicable Gaming Authority and an Unsuitable Person or its Affiliates in this regard), including, without limitation, a divestiture trust or divestiture plan, which will reduce or terminate an Unsuitable Person’s ownership or control of all or a portion of its Equity Interests over time (and, if such an agreement or arrangement is reached), the terms of such agreement or arrangement as agreed by the Corporation and such Unsuitable Person or Affiliate of such Unsuitable Person (including, without limitation, as to the purchase price at which the Equity Interests can be sold) shall apply and prevail over the terms of this Article XIV).

Section 14.4    Further Actions. Nothing contained in this Article XIV shall limit the authority of the Corporation to take such other action, to the extent permitted by law, as it deems necessary or advisable (including with consultation with reputable outside and independent gaming regulatory counsel) to protect the Corporation or its Affiliated Companies from the denial or threatened denial, loss or threatened loss or delayed issuance or threatened delayed issuance of any material Gaming License of the Corporation or any of its Affiliated Companies, provided that any forced disposal of Equity Interests shall be effected only in accordance with the terms of this Article XIV. In addition, the Corporation may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations, and procedures of the Corporation to the extent they are not inconsistent with the express provisions of this Article XIV for the purpose of determining whether any Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this Article XIV, provided that the provisions of any such bylaws, regulations and procedures shall not be more adverse in any material respect to the stockholders of the Corporation than the provisions of this Article XIV. Such procedures and regulations shall be kept on file with the Secretary of the Corporation, the secretary of its Affiliated Companies and with the transfer agent, if any, of the Corporation and any Affiliated Companies, and shall be made available for inspection and, upon reasonable request, mailed to any record holder of Equity Interests. The Board shall have exclusive authority and power to administer this Article XIV and to exercise all rights and powers specifically granted to the Board or the Corporation, or as may be necessary or advisable in the administration of this Article XIV. Subject to the arbitration provisions set forth in Section 14.1(a), all such actions which are done or made by the Board in compliance with the provisions of this Article XIV shall be final, conclusive and binding on the Corporation and all other Persons; provided, however, the Board may delegate all or any portion of its duties and powers under this Article XIV to a committee of the Board as it deems necessary or advisable.

Section 14.5    Legend. The restrictions set forth in this Article XIV shall be noted conspicuously on any certificate evidencing Equity Interests in accordance with applicable law in such manner as may be determined by the Corporation in its sole and absolute discretion.

Section 14.6    Compliance with Gaming Laws. All Persons owning or controlling Equity Securities of the Corporation shall comply with all applicable Gaming Laws which apply to them in their capacity as owners or controllers of the Equity Interests, including any provisions of such Gaming Laws that require such Person to file applications for Gaming Licenses with, and provide information to, the applicable Gaming Authorities in respect of Gaming Licenses held or desired to be held by the Corporation or any Affiliated Companies, subject to any rights that such Persons may have under such Gaming Laws to seek waivers or similar relief from the applicable Gaming Authorities with respect to such requirements to file applications and provide information. Any purported transfer of Equity Interests in violation of Gaming Laws shall be void ab initio.

Section 14.7    Definitions. For the purposes of this Article XIV, the following definitions apply.

“Affiliated Companies” means those partnerships, corporations, limited liability companies, trusts or other entities directly or indirectly controlled by the Corporation including, without limitation, any subsidiary of the Corporation, or intermediary company (as those or similar terms are defined under the Gaming Laws of any applicable Gaming Jurisdictions) controlled by the Corporation, in each case that is registered or licensed under applicable Gaming Laws.

“Equity Interest” means Class A Common Stock, Class V Common Stock or any other equity securities of the Corporation, or securities exchangeable or exercisable for, or convertible into, such other equity securities of the Corporation.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, race books and sports pools, sports wagering, or the use of gaming devices, equipment and supplies in the operation of a casino, gambling simulcasting facility, card club or other similar enterprise, whether land-based or online, including, without limitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, inter-casino linked systems, sports wagering systems, interactive or online gaming systems and related and associated equipment, supplies and systems.

“Gaming Authorities” means all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

“Gaming Jurisdictions” means all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, and in which or from which the Corporation or any of its Affiliated Companies conducts, or reasonably expects to conduct, Gaming Activities which are subject to Gaming Laws.

“Gaming Laws” means all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities in which the Corporation or any of its Affiliated Companies engages, or the ownership or control of an Interest in any such entity that conducts Gaming Activities, in any Gaming Jurisdiction, all orders, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities with respect to the foregoing and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, orders, decrees, rules, regulations and policies.

“Gaming Licenses” shall mean all licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority necessary for or relating to the conduct of Gaming Activities by the Corporation or any Affiliated Company or the ownership or control by any Person of an Interest in any of the foregoing entities, to the extent that it conducts or reasonably expects in good faith to conduct Gaming Activities.

“Interest” means the capital stock or other securities of the Corporation or any Affiliated Company or any other interest or financial or other stake therein, including, without limitation, the Equity Interests.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Purchase Price” means the fair value of the applicable Equity Interests based on the per share value of such Equity Interests as determined by the Board in good faith (it being agreed that in case of shares of Class A Common Stock or shares of Preferred Stock of the Corporation that are listed on a national securities exchange, such fair value per share shall be the average of the Volume Weighted Average Share Price of such share for the twenty (20) consecutive trading days preceding the date on which the Transfer Notice in respect of such Equity Interests is delivered by the Corporation to the Unsuitable Person or Affiliate of such Unsuitable Person (as applicable), if such information is available).

“Third Party Transferees” means one or more third parties determined in accordance with the procedures set forth in Section 14.1(a) of this Second A&R Certificate of Incorporation to purchase some or all of the Equity Interests to be sold and transferred in accordance with a Transfer Notice and the terms of this Second A&R Certificate of Incorporation.

“Transfer Date” means the date specified in the Transfer Notice as the date on which the Equity Interests owned or controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) are to be sold and transferred to the Corporation or one or more Third Party Transferees in accordance with Article XIV of this Second A&R Certificate of Incorporation, which date shall be no less forty-six (46) days and no later than seventy-five (75) days after the date of the Transfer Notice.

“Transfer Notice” means a notice of transfer delivered by the Corporation to an Unsuitable Person or an Affiliate of an Unsuitable Person (as applicable) if the Board deems it necessary or advisable, to cause such Unsuitable Person’s or Affiliate’s (as applicable) Equity Interests to be sold and transferred pursuant to Article XIV of this Second A&R Certificate of Incorporation. Each Transfer Notice shall set forth (i) the Transfer Date, (ii) the number and class/series of Equity Interests to be sold and transferred, (iii) the Purchase Price with respect to each class/series of such Equity Interests which will be determined in accordance with the terms of Article XIV of this Second A&R Certificate of Incorporation, (iv) the place where any certificates for such Equity Interests shall be surrendered, and (v) any other reasonable requirements of surrender of the Equity Interests imposed in good faith by the Corporation, including how certificates representing such Equity Interests are to be endorsed, if at all.

“Unsuitable Person” means a stockholder who (i) fails or refuses to file an application within thirty (30) days (or such other period imposed by any Gaming Authority) after having been requested in writing and in good faith to do the same by the Corporation (based on consultation with independent gaming regulatory counsel), or has withdrawn or requested the withdrawal of a pending application (other than for technical reasons with the intent to promptly file an amended application following such withdrawal), to be found suitable by any Gaming Authority or for any Gaming License, in each case, when such finding of suitability or Gaming License is required by Gaming Laws or Gaming Authorities for the purpose of obtaining a material Gaming License for, or compliance with material Gaming Laws by, the Corporation or any Affiliated Company, (ii) is denied or disqualified from eligibility for any material Gaming License by any Gaming Authority, (iii) is determined by a Gaming Authority in any material Gaming Jurisdiction to be unsuitable to own or control any Equity Interests, or be Affiliated, associated or involved with a Person engaged in Gaming Activities, (iv) is determined by a Gaming Authority to have caused in whole or in part any material Gaming License of the Corporation or any Affiliated Company to be lost, rejected, rescinded, suspended, revoked or not renewed by any Gaming Authority, or to have caused in whole or in part the Corporation or any Affiliated Company to be threatened in writing by any Gaming Authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any material Gaming License, or (v) is reasonably likely to (A) preclude or materially delay, impede, impair, threaten or jeopardize (1) any material Gaming License held or desired in good faith to be held by the Corporation or any Affiliated Company or (2) the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, any material Gaming License held or desired in good faith to be field by the Corporation or any Affiliated Company, or (B) cause or otherwise be reasonably likely to result in the imposition of any materially burdensome terms or conditions on any material Gaming License held or desired to be held by the Corporation or any Affiliated Company.

“Volume Weighted Average Share Price” means the volume-weighted average share price of the Class A Common Stock (or, if applicable, share of Preferred Stock of the Corporation) as displayed on the Corporation’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day.

[Signature Page Follows]

IN WITNESS WHEREOF, Rush Street Interactive, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this [•] day of [•], [•].

RUSH STREET INTERACTIVE, INC.

By:
Name:
Title:

ANNEX C

FORM OF RUSH STREET INTERACTIVE, INC. 2020 OMNIBUS EQUITY INCENTIVE PLAN

1.    Purpose; Eligibility.

1.1    General Purpose. The name of this plan is the Rush Street Interactive, Inc., 2020 Omnibus Equity Incentive Plan. The purpose of the Plan is to (a) enable Rush Street Interactive, Inc., a Delaware corporation (the “Company”), and any Affiliate to attract and retain the types of Employees, Consultants, and Independent Directors who will contribute to the Company’s long range success; (b) provide incentives that align the interests of Employees, Consultants and Independent Directors with those of the stockholders of the Company; and (c) promote the success of the Company’s business.

1.2    Eligible Award Recipients. The Persons eligible to receive Awards are the Employees, Consultants and Independent Directors of the Company and its Affiliates and such other individuals designated by the Committee who are reasonably expected to become Employees, Consultants and Independent Directors after the receipt of Awards.

1.3    Available Awards. Awards that may be granted under the Plan include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e) Performance Share Awards, (f) Cash Awards, and (g) Other Equity-Based Awards.

2.    Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

“Affiliate” means a parent or subsidiary corporation of the Company, as defined in Section 424 of the Code (substituting “Company” for “employer corporation”), any other entity that is a parent or subsidiary of the Company, including a parent or subsidiary which becomes such after the Effective Date of the Plan.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

“Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Award, a Performance Share Award, a Cash Award, or an Other Equity-Based Award.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns,” “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Cash Award” means an Award denominated in cash that is granted under Section 10 of the Plan.

“Cause” means:

(a)    With respect to any Employee or Consultant, unless the applicable Award Agreement provides otherwise, if the Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause (or any term of similar effect), the definition contained therein; or if no such agreement exists, or if such agreement does not define Cause (or any term of similar effect): (i) the commission of, or plea of guilty or no contest to, a felony or other crime involving dishonesty, moral turpitude or the commission of any other act involving willful malfeasance or breach of fiduciary duty with respect to the Company or an Affiliate; (ii) any acts, omissions or statements that the Company determines to be detrimental or damaging to the reputation, operations, prospects or business relations of the Company or an Affiliate; (iii) negligence or willful misconduct with respect to the Company or an Affiliate, or willful or repeated failure or refusal to substantially perform assigned duties; (iv) violation of state or federal securities laws; (v) violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (vi) any act of fraud, embezzlement, material misappropriation or dishonesty against the Company or an Affiliate; (vii) any material breach of a written agreement with the Company or an Affiliate, including, without limitation, a breach of any employment, consulting, confidentiality, non-competition, non-solicitation, non-disparagement or similar agreement.

(b)    With respect to any Independent Director, unless the applicable Award Agreement provides otherwise, a determination by a majority of the disinterested Board members that the Independent Director has engaged in any of the following: (i) malfeasance in office; (ii) gross misconduct or negligence; (iii) false or fraudulent misrepresentation inducing the Independent Director’s appointment; (iv) willful conversion of corporate funds; or (v) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.

The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

“Change in Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following events after the Effective Date:

(a) A transaction or series of transactions (other than an offering of shares of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (d) below) whereby any Person (other than any Seller (or any Seller’s Family Members and/or Affiliates) the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a Person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires Beneficial Ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(b) During any period of 24 months, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any Person becoming a Director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such Person is named as a nominee for Director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a Director during such period as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, with respect to Directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or

(c) The date that is ten (10) business days prior to the complete liquidation or dissolution of the Company; or

(d) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or shares of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the Person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such Person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no Person beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no Person shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

For the avoidance of doubt and notwithstanding anything to the contrary contained here, a Change in Control shall not be deemed to have occurred if Sellers, their Family Members and any of their respective Affiliates directly or indirectly own (individually or in the aggregate) more than 50% of the voting securities of the Company (or any successor to all or substantially all the assets of the Company and its Subsidiaries) or any direct or indirect parent company.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board or one or more subcommittees appointed by the Committee to administer the Plan in accordance with Section 3.3 and Section 3.4 or, if no such Compensation Committee or subcommittee thereof exists, or in its sole discretion, the Board.

“Common Stock” means the Class A common stock, $0.0001 par value per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

“Company” means Rush Street Interactive, Inc., a Delaware corporation, and any successor thereto.

“Consultant” means any individual or entity which performs bona fide services for the Company or an Affiliate, other than as an Employee or Independent Director, and who may be offered securities registerable pursuant to a registration statement on Form S-8 under the Securities Act.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Consultant or Independent Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Independent Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to an Independent Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Committee or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and any such decision shall be final, conclusive and binding on all parties.

“Deferred Stock Units” has the meaning set forth in Section 8.1(b) hereof.

“Director” means a member of the Board.

“Disability” means, unless the applicable Award Agreement provides otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 6.9 hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

“Disqualifying Disposition” has the meaning set forth in Section 16.12.

“Effective Date” shall mean the later of (i) the date that the Company’s stockholders approve the Plan and (ii) [MONTH] [DAY], [YEAR].1

“Eligible Person” means any individual who, as of the date of grant of an Award, is an Employee, Consultant or Independent Director; provided, however, that, any such individual must be an “employee” of the Company or any of its parents or subsidiaries within the meaning of General Instruction A.1(a) to Form S-8 if such individual is granted an Award that may be settled in Common Stock. An employee on leave of absence may be an Eligible Person.

“Employee” means any Person, including an Officer or Director who is not an Independent Director employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary

[1]	Note to Draft: To be the closing date.

corporation within the meaning of Section 424 of the Code. Mere service as an Independent Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to a share of Common Stock as of a given date of determination hereunder, the closing price as quoted on the New York Stock Exchange or on such other principal exchange or market on which the Common Stock is traded on such date of determination, or if the Common Stock was not traded on such date, then the immediately preceding date on which sales of shares of Common Stock have been so quoted or reported shall be used. If there should not be a public market for the Common Stock on such date, “Fair Market Value” shall be such value as determined by the Board in its discretion and, to the extent necessary, shall be determined in a manner consistent with Section 409A of the Code. Any such determination by the Board shall be final, conclusive, and binding on all parties.

“Fiscal Year” means the Company’s fiscal year.

“Family Member” means (a) (i) each of Neil Bluhm, Greg Carlin, Richard Schwartz, Einar Roosileht and Mattias Stetz (each an “Executive”), (ii) the spouse and lineal descendants (whether natural or adopted) of any Executive, (iii) any spouse of any of the individuals described in clause (ii), and (iv) a trust solely for the benefit of any individuals described in the foregoing clauses (i) through (iii); and (b) any siblings or parents of any of the individuals described in clause (a)(i) through (iii).

“Free Standing Rights” has the meaning set forth in Section 7.

“Grant Date” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

“Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set out in the Plan.

“Independent Director” means any member of the Board or any member of the board of directors of an Affiliate (or similar governing body of an Affiliate that is not a corporation) who is not an Employee or Consultant.

“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

“Non-qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

“Officer” means a Person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” means a right, granted to an Eligible Person under Section 6, to purchase Common Stock at a specified price during specified time periods, which may either be an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to the Plan.

“Optionholder” means an Eligible Person to whom an Option is granted pursuant to the Plan or, if applicable, such other Person who holds an outstanding Option.

“Option Exercise Price” means the price at which a share of Common Stock may be purchased upon the exercise of an Option.

“Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Performance Share Award that is granted to an Eligible Person under Section 10 and is payable by delivery of Common Stock and/or which is measured by reference to the value of Common Stock.

“Participant” means an Eligible Person to whom an Award is granted pursuant to the Plan or, if applicable, such other Person who holds an outstanding Award.

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Award under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Company (or Affiliate, division, business unit or operational unit of the Company) or any Participant, which may be determined in accordance with GAAP or on a non-GAAP basis including, but not limited to, one or more of the following measures: (a) terms relative to a peer group or index; (b) basic, diluted, or adjusted earnings per share; (c) sales or revenue;(d) earnings before interest, taxes, and other adjustments (in total or on a per share basis); (e) cash available for distribution; (f) basic or adjusted net income; (g) returns on equity, assets, capital, revenue or similar measure; (h) level and growth of dividends; (i) the price or increase in price of Common Stock; (j) total shareholder return; (k) total assets; (l) growth in assets, new originations of assets, or financing of assets; (m) equity market capitalization; (n) reduction or other quantifiable goal with respect to general and/or specific expenses; (o) equity capital raised; (p) mergers, acquisitions, increase in enterprise value of Affiliates, Subsidiaries, divisions or business units or sales of assets of Affiliates, Subsidiaries, divisions or business units or sales of assets; and (q) any combination of the foregoing. Any one or more of the Performance Criteria may be stated as a percentage of another Performance Criteria, or used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any divisions or operational and/or business units, business segments, administrative departments of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon Performance Criteria determined by the Committee in its discretion.

“Performance Period” means the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Share Award or a Cash Award.

“Performance Share Award” means any Award granted pursuant to Section 9 hereof.

“Performance Share” means the grant of a right to receive a number of actual shares of Common Stock or share units based upon the performance of the Company during a Performance Period, as determined by the Committee.

“Permitted Transferee” means: (a) a member of the Participant’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), a trust in which these Persons have more than 50% of the beneficial interest, a foundation in which these Persons (or the Participant) control the management of assets, and any other entity in which these Persons (or the Participant) own more than 50% of the voting interests; and (b) such other transferees as may be permitted by the Committee in its sole discretion.

“Person” means an individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).

“Plan” means this Rush Street Interactive, Inc. 2020 Omnibus Equity Incentive Plan, as it may be amended from time to time.

“Related Rights” has the meaning set forth in Section 7.

“Restricted Award” means any Award granted pursuant to Section 8.

“Restricted Period” has the meaning set forth in Section 8.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means dMY Sponsor, LLC, a Delaware limited liability company.

“Stock Appreciation Right” means the right pursuant to an Award granted to an Eligible Person under Section 7 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.

“Stock for Stock Exchange” has the meaning set forth in Section 6.4.

“Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

“Substitute Award” has the meaning set forth in Section 4.5.

“Ten Percent Stockholder” means a Person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

“Total Share Reserve” has the meaning set forth in Section 4.1.

3.    Administration.

3.1    Authority of Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan, any restrictions on the authority delegated to it by the Board, and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority to:

(a)    designate Eligible Persons as Participants;

(b)    determine the type or types of Awards to be granted to an Eligible Person;

(c)    determine the number of shares of Common Stock or amount of cash to be covered by Awards;

(d)    authorize any Person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(e)    determine the terms and conditions of any Award, including whether, to what extent and under what circumstances Awards may be vested, settled, exercised, cancelled or forfeited (including conditions based on Continuous Service or the achievement of one or more Performance Goals);

(f)    modify, waive or adjust any term or condition of an Award that has been granted, which may include the acceleration of vesting, waiver of forfeiture restrictions, modification of the form of settlement of the Award (for example, from cash to Common Stock or vice versa), early termination of a Performance Period, or modification of any other condition or limitation regarding an Award;

(g)    determine the treatment of an Award upon a termination of employment or other service relationship;

(h)    impose a holding period with respect to an Award or the shares of Common Stock received in connection with an Award;

(i)    impose a “blackout” or other periods during which Awards may not be exercised or settled;

(j)    construe, interpret and administer the Plan and any Award Agreement;

(k)    promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(l)    correct any defect, supply any omission or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement; and

(m)    make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

3.2    Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.3    Delegation. The Committee may delegate administration of the Plan to a subcommittee or subcommittees of one or more members of the Board, and the term “Committee” shall apply to any Person or Persons to whom such authority has been delegated, provided, that such delegation does not (i) violate Applicable Laws or (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. Any such delegation may be revoked by the Committee at any time.

3.4    Committee Composition. To the extent required to comply with the exemption requirements of Rule 16b-3 (if the Board is not acting as the Committee under the Plan), with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors. Within the scope of such authority, the Committee may delegate to a committee of one or more members of the Board who are not Non-Employee Directors, or one or more officers of the Company or any of its Subsidiaries, the authority to grant Awards to eligible Persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a Committee that does not at all times consist solely of two or more Non-Employee Directors.

3.5    Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such Person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

4.    Shares Subject to the Plan.

4.1    Subject to adjustment in accordance with Section 14, no more than 13,400,000 shares of Common Stock shall be available for the grant of Awards under the Plan (the “Total Share Reserve”) and such Total Share Reserve shall be available for the issuance of shares upon the exercise of ISOs (the “ISO Limit”). During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

4.2    Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

4.3    The maximum number of shares of Common Stock subject to Awards granted during a single Fiscal Year to any Director in respect of such Director’s service as a member of the Board during such Fiscal Year, together with any cash fees paid to such Director during the Fiscal Year shall not exceed a total value of $250,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes). Notwithstanding the foregoing, the Committee or a subcommittee thereof delegated by the Committee that consists solely of two or more Non-Employee Directors may provide, in its discretion, for exceptions to this limit for a Non-Employee Director, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation.

4.4    Any shares of Common Stock subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of shares of Common Stock to which the Award related will again be available for issuance under the Plan. Shares subject to an Award under the Plan shall be deemed to constitute shares not issued to the Participant and shall be deemed to again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award. If an Award may be settled only in cash, such Award need not be counted against any share limit under this Section 4.

4.5    Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Total Share Reserve; provided, that, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Stock Options shall be counted against the ISO limit. Subject to applicable stock exchange requirements, available shares under a stockholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect such acquisition or transaction) may be used for Awards under the Plan and shall not count toward the Total Share Reserve.

5.    Eligibility.

5.1    Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Consultants and Independent Directors and those individuals whom the Committee determines are reasonably expected to become Employees, Consultants and Independent Directors following the Grant Date.

5.2    Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.

6.    Option Provisions. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in Section 5 and this Section 6, and to such other conditions not inconsistent with the Plan as may be set forth in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other Person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.1    Term. Subject to the provisions of Section 5.2 regarding Ten Percent Stockholders, no Incentive Stock Option shall be exercisable after the expiration of 10 years from the Grant Date. The term of a Non-qualified Stock Option granted under the Plan shall be determined by the Committee; provided, however, no Non-qualified Stock Option shall be exercisable after the expiration of 10 years from the Grant Date.

6.2    Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5.2 regarding Ten Percent Stockholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.3    Exercise Price of a Non-qualified Stock Option. The Option Exercise Price of each Non-qualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non-qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

6.4    Consideration. The Option Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by Applicable Laws, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve: (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iv) by any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Option, the exercise price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director who is not an Independent Director or by an Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under the Plan.

6.5    Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.6    Vesting of Options. Options granted under the Plan shall be subject to such restrictions and limitations described in the Award Agreement as the Committee may impose in its discretion, including vesting conditions, restrictions on exercise, and forfeiture provisions. In its discretion, the Committee may provide in the Award Agreement that some or all of such restrictions shall lapse upon (a) the Participant’s Continuous Service with the Company or an Affiliate for a specified period of time, (b) the occurrence of any one or more other events or the satisfaction of any one or more other conditions, as specified by the Committee, including satisfaction of Performance Criteria, a termination of Continuous Services under certain circumstances (such as death or Disability), or a Change in Control, or (c) a combination of any of the foregoing. In its discretion, the Committee shall have the authority to accelerate the vesting of an Option at any time, in whole or in part, or otherwise waive or modify any such restrictions.

6.7    Termination of Continuous Service. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate.

6.8    Extension of Termination Date. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1 or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.

6.9    Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within the period of time ending on the earlier of (a) the date twelve (12) months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

6.10    Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent that the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a Person who acquired the right to exercise the Option by bequest or inheritance or by a Person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

6.11    Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.

7.    Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under the Plan (“Related Rights”).

7.1    Grant Requirements for Related Rights. Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.

7.2    Term The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.

7.3    Vesting. Stock Appreciation Rights under the Plan shall be subject to such restrictions and limitations set forth in the Award Agreement as the Committee may impose in its discretion, including vesting conditions and forfeiture provisions. In its discretion, the Committee may provide in the Award Agreement that some or all of such restrictions shall lapse upon (a) the Participant’s continued employment with the Company or an Affiliate for a specified period of time, (b) the occurrence of any one or more other events or the satisfaction of any one or more other conditions, as specified by the Committee, including satisfaction of performance criteria, a termination of Continuous Services under certain circumstances (such as death or Disability), or a Change in Control, or (c) a combination of any of the foregoing. In its discretion, the Committee shall have the authority to accelerate the vesting of a Stock Appreciation Right at any time, in whole or in part, or otherwise waive or modify any such restrictions.

7.4    Exercise and Payment. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.

7.5    Exercise Price. The exercise price of a Free Standing Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Grant Date of such Stock Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 7.1 are satisfied.

7.6    Reduction in the Underlying Option Shares. Upon any exercise of a Related Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of shares of Common Stock for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option has been exercised.

8.    Restricted Award. A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be set forth in the applicable Award Agreement.

8.1    Restricted Stock and Restricted Stock Units.

(a)    Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of

Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

(b)    The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside funds for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. The Committee may also grant Restricted Stock Units with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an Award Agreement (“Deferred Stock Units”). At the discretion of the Committee, each Restricted Stock Unit or Deferred Stock Unit (representing one share of Common Stock) may be credited with an amount equal to the cash and stock dividends paid by the Company in respect of one share of Common Stock (“Dividend Equivalents”).

(c)     Dividend Equivalents shall be withheld by the Company and credited to the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents credited to the Participant’s account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit or Deferred Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit or Deferred Stock Unit and, if such Restricted Stock Unit or Deferred Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

8.2    Restrictions.

(a)    Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the stock certificates shall be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect to such shares shall terminate without further obligation on the part of the Company.

(b)    Restricted Stock Units and Deferred Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units or Deferred Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units or Deferred Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

(c)    The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock, Restricted Stock Units and Deferred Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units or Deferred Stock Units are granted, such action is appropriate.

8.3    Restricted Period. With respect to Restricted Awards, the Restricted Period shall commence on the Grant Date and end at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement.

8.4    Delivery of Restricted Stock and Settlement of Restricted Stock Units. Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 8.2 and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, or at the expiration of the deferral period with respect to any outstanding Deferred Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding vested Restricted Stock Unit or Deferred Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 8.1(b) hereof and the interest thereon or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed in the case of Restricted Stock Units, or the delivery date in the case of Deferred Stock Units, with respect to each Vested Unit.

8.5    Stock Restrictions. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

9.    Performance Share Awards. Each Performance Share Award granted under the Plan shall be evidenced by an Award Agreement. Each Performance Share Award so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be set forth in the applicable Award Agreement. The Committee shall have the discretion to determine: (i) the number of shares of Common Stock or stock-denominated units subject to a Performance Share Award granted to any Participant; (ii) the Performance Period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award.

9.1    Earning Performance Share Awards The number of Performance Shares earned by a Participant will depend on the extent to which the Performance Goals established by the Committee are attained within the applicable Performance Period, as determined by the Committee.

10.    Other Equity-Based Awards and Cash Awards The Committee may grant Other Equity-Based Awards, either alone or in tandem with other Awards, in such amounts and subject to such conditions as the Committee shall determine in its sole discretion. Each Other Equity-Based Award shall be evidenced by an Award Agreement and shall be subject to such conditions, not inconsistent with the Plan, as may be set forth in the applicable Award Agreement. The Committee may grant Cash Awards in such amounts and subject to such Performance Goals, other vesting conditions, and such other terms as the Committee determines in its discretion. Cash Awards shall be evidenced in such form as the Committee may determine.

11.    Securities Law Compliance. Each Award Agreement shall provide that no shares of Common Stock shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Awards unless and until such authority is obtained.

12.    Use of Proceeds from Stock. Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

13.    Miscellaneous.

13.1    Stockholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 14 hereof.

13.2    No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the By-laws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

13.3    Transfer; Approved Leave of Absence. For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.

13.4    Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the maximum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.

13.5    Permitted Transfers. Awards (other than Incentive Stock Options) may, in the sole discretion of the Committee, be transferable to a Permitted Transferee upon written approval by the Committee.

14.    Adjustments Upon Changes in Stock. Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply to all Awards granted hereunder:

14.1    General. In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to acquire shares of Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the shares of Common Stock (including a Change in Control), or (b) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations, or other requirements, that the Committee determines, in its sole discretion, could result in dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (a) or (b), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of: (i) the Total Share Reserve, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (ii) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan; and (iii) the terms of any outstanding Award, including, without limitation, (A) the number of shares of Common Stock or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (B) the exercise price with respect to any Award; or (C) any applicable performance measures; provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. In the case of adjustments made pursuant to this Section 14, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 14 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 14 will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 14 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be final, conclusive and binding for all purposes.

14.2    Adjustment Events. Without limiting the foregoing, except as may otherwise be provided in an Award Agreement, in connection with any Adjustment Event, the Committee may, in its sole discretion, provide for any one or more of the following, which may vary among individual holders and which may vary among Awards held by any individual holder:

(a)    acceleration of the time of exercisability of an Award so that such Award may be exercised in full or in part for a limited period of time on or before a date specified by the Committee, after which specified date all unexercised Awards and all rights of holders thereunder shall terminate;

(b)    cancellation of Awards that remain subject to a restricted period as of the date of such Adjustment Event without payment of any consideration to the Participant for such Awards; or

(c)    substitution or assumption of Awards (or awards of an acquiring company), acceleration of the exercisability of, lapse of restrictions on, or termination of Awards, or a period of time (which shall not be required to be more than ten days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate upon the occurrence of such event); and

(d)    subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event) the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including, without limitation:

(i)    in the case of an outstanding Option or Stock Appreciation Right, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Option or Stock Appreciation Right over the aggregate exercise price of such Option or Stock Appreciation Right (it being understood that, in such event, any Option or Stock Appreciation Right having a per share exercise price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor), or

(ii)    in the case of Restricted Stock, Restricted Stock Units, Performance Share Awards, Cash Awards or Other Equity-Based Awards that are not vested as of such cancellation, a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Stock, Restricted Stock Units, Performance Share Awards, Cash Awards or Other Equity-Based Awards prior to cancellation, or the underlying shares in respect thereof, with Performance Goals with respect to each outstanding Performance Period, if any, that are applicable to such Awards deemed to be achieved at the greater of 100% of the applicable “target” performance levels and the performance levels actually achieved as of the date of such event, as determined by the Committee.

Payments to holders pursuant to clause (b) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Common Stock covered by the Award at such time (less any applicable exercise price).

14.3    Other Requirements. Prior to any payment or adjustment contemplated under this Section 14, the Committee may require a Participant to (a) represent and warrant as to the unencumbered title to the Participant’s Awards; (b) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.

14.4    Binding Effect. Any adjustment, substitution, determination of value or other action taken by the Committee under this Section 14 shall be final, conclusive and binding for all purposes.

15.    Amendment of the Plan and Awards.

15.1    Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 14 relating to adjustments upon changes in Common Stock and Section 15.3, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on stockholder approval.

15.2    Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval.

15.3    Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants and Independent Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.

15.4    No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be materially impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

15.5    Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

16.    General Provisions.

16.1    Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

16.2    Clawback. The Plan and all Awards granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Effective Date, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to Awards. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy.

16.3    Status Under ERISA. The Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

16.4    Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

16.5    Sub-Plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

16.6    Deferral of Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of shares of Common Stock or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

16.7    Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

16.8    Delivery. Upon exercise of a right granted under the Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of the Plan, 30 days shall be considered a reasonable period of time.

16.9    No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan, including pursuant to any adjustment under Section 14. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

16.10    Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with the Plan, including, without limitation, restrictions upon the exercise of Awards, as the Committee may deem advisable.

16.11    Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

16.12    Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

16.13    Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 16.12, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

16.14    Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

16.15    Expenses. The costs of administering the Plan shall be paid by the Company.

16.16    Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

16.17    Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

16.18    Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

17.    Effective Date of Plan. The Plan shall become effective as of the Effective Date.

18.    Termination or Suspension of the Plan. The Plan shall terminate automatically on [MONTH] [DAY], [YEAR]. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 15.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

19.    Choice of Law. The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.

As adopted by the Board of Directors of Rush Street Interactive, Inc. on [MONTH] [DAY], [YEAR].

As approved by the stockholders of Rush Street Interactive, Inc. on [MONTH] [DAY], [YEAR].

PRELIMINARY COPY SUBJECT TO COMPLETION

FOR THE SPECIAL MEETING IN LIEU OF

THE 2020 ANNUAL MEETING OF STOCKHOLDERS OF

DMY TECHNOLOGY GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints [    ] and [    ] (the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote all of the shares of Common Stock of dMY Technology, Inc., Inc. (the “Company” or “DMYT”), a Delaware corporation, that the undersigned is entitled to vote (the “Shares”) at the special meeting in lieu of the 2020 annual meeting of stockholders of the Company to be held on [    ], 2020 at 10:00 a.m. Eastern Time virtually, at https://[    ] (the “meeting”), and at any adjournments and/or postponements thereof.

The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 THROUGH 7. PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, signed and dated on reverse side)

Important Notice Regarding the Availability of Proxy Materials for the

Special Meeting in lieu of the 2020 Annual Meeting of Stockholders to be held on [    ], 2020.

This notice of Special Meeting in lieu of the 2020 Annual Meeting and the accompanying Proxy Statement are available at: https://www.cstproxy.com/dmytechnology/sm2020

DMY TECHNOLOGY GROUP, INC. — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 THROUGH 7.	Please mark vote as indicated in this example	☒

1. The Business Combination Proposal. To approve and adopt the Business Combination Agreement by and among dMY, Rush Street Interactive, LP, a Delaware limited partnership, the sellers set forth on the signature pages thereto, the Sponsor and Rush Street Interactive GP, LLC, a Delaware limited liability company.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2. The Charter Amendment Proposal. To approve and adopt, assuming the Business Combination Proposal is approved and adopted, the Proposed Charter.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. The Advisory Charter Proposals. To approve and adopt, on a non-binding advisory basis, certain amendments to dMY’s current charter reflected in the Proposed Charter, which are being presented separately, in accordance with the requirements of the SEC, as ten sub-proposals:

Advisory Charter Proposal A — to change the total number of shares and classes of stock that dMY is authorized to issue to 951,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, (ii) 750,000,000 shares of Class A Common Stock, and (iii) 200,000,000 shares of Class V Voting Stock;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Advisory Charter Proposal B — to change the stockholder vote required for approval to the affirmative vote of the holders of at least 66 % of the total voting power of all the then outstanding shares of stock of dMY entitled to vote generally in the election of directors, voting together as a single class to make any amendment to Article V (Bylaws), Article VI (Board of Directors), Article VII (Consent of the Stockholders in Lieu of Meeting), Article VIII (Limited Liability; Indemnification), Article IX (DGCL Section 203), Article XII (Forum), and Article XIII (Amendments) of the Proposed Charter and dMY’s bylaws, and change the stockholder vote required to amend Article X (Competition and Corporate Opportunities) to 80% of the total voting power of all the then outstanding shares of stock of dMY entitled to vote generally in the election of directors, voting together as a single class;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Advisory Charter Proposal C — to absolve any Seller, the Sponsor, Non-Employee Directors or any of their affiliates or affiliated entities (collectively, the “Identified Persons”) from the duty to refrain from directly or indirectly (1) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which dMY or any of its subsidiaries now engages or proposes to engage or (2) competing with dMY or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other person, and, provide that no Identified Person shall be liable to dMY or its stockholders or to any affiliate of dMY for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities, and to provide that dMY renounces any such business opportunity which may be a corporate opportunity for an Identified Person other than any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely and expressly in his or her capacity as a director or officer of dMY, such opportunity is one dMY is legally permitted to undertake and would otherwise be reasonable for dMY to pursue;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Advisory Charter Proposal D — to require any stockholder or an affiliate thereof that fails to comply with applicable gaming laws to be subject to mandatory sale and transfer, subject to the terms and conditions set forth therein, in such number and class(es)/series of equity interests as determined by the Board in good faith (following consultation with reputable outside and independent gaming regulatory counsel) pursuant to a resolution adopted by a majority of the directors of the Board;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Advisory Charter Proposal E — to elect not to be governed by Section 203 of the DGCL;	FOR ☐	AGAINST ☐	ABSTAIN ☐

Advisory Charter Proposal F — to require that the proposed bylaws of dMY may be amended, altered, changed, added to or repealed by (x) the Board or (y) (i) the affirmative vote of the holders of at least a majority of the total voting power of dMY’s capital stock at any time when the Sellers or their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of dMY’s capital stock entitled to vote generally in the election of directors, voting as a single class and (ii) the affirmative vote of the holders of at least 66 2⁄3% of the total voting power of dMY’s capital stock at any time when the Sellers or their Permitted Transferees beneficially own, in the aggregate, less than 40% of the voting power of dMY’s capital stock entitled to vote generally in the election of directors, voting as a single class;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Advisory Charter Proposal G — to provide that any director may be removed from the board upon a good faith finding by the Board that such director is an Unsuitable Person (as defined in the Proposed Charter);

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Advisory Charter Proposal H — to provide that any action required or permitted to be taken by dMY’s stockholders may be taken by written consent at any time that the Sellers and their Permitted Transferees beneficially own, in the aggregate, 40% or more of the voting power of dMY’s outstanding capital stock;

			FOR ☐	AGAINST ☐	ABSTAIN ☐

Advisory Charter Proposal I — to provide that if the Delaware Court of Chancery lacks subject matter jurisdiction over a claim brought against or on behalf of dMY or any of its directors, officers, employees or stockholders, then the sole and exclusive forum for such action shall be another state or federal court located within the state of Delaware, unless the Court of Chancery (or such other state or federal court located within the state of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein, and to provide further that any cause of action arising under the Securities Act of 1933, as amended, that is asserted against dMY shall be brought in the federal district courts of the United States unless dMY consents in writing to an alternate forum, and to provide further that failure to enforce the forum selection clause of the Proposed Charter would cause dMY irreparable harm and entitle dMY to equitable relief to enforce the forum selection clause; and

			FOR ☐	AGAINST ☐	ABSTAIN ☐

Advisory Charter Proposal J — to provide for certain additional changes, including, among other things, (i) changing the post-business combination company’s corporate name from “dMY Technology Group, Inc.” to “Rush Street Interactive, Inc.” and making dMY’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination, all of which our Board believes are necessary to adequately address the needs of the post-business combination company.

			FOR ☐	AGAINST ☐	ABSTAIN ☐

4. The NYSE Proposal. To approve, assuming the Business Combination Proposal and the Charter Amendment Proposal are approved and adopted, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of more than 20% of our issued and outstanding common stock (i) pursuant to the terms of the Business Combination Agreement, (ii) upon the exchange of the Retained RSI Units pursuant to the Amended and Restated Limited Partnership Agreement of RSI and (iii) the issuance of Class A Common Stock in connection with subscription agreements entered into in connection with the business combination that, in each case, may result in any Seller or any other investor acquiring shares pursuant to such subscription agreements owning more than 20% of our outstanding common stock, or more than 20% of the voting power, which could constitute a “change of control” under NYSE rules.			FOR ☐	AGAINST ☐	ABSTAIN ☐

5. The Incentive Plan Proposal. To approve and adopt, assuming the Business Combination Proposal, the Charter Amendment Proposal and the NYSE Proposal are approved and adopted, the Rush Street Interactive, Inc. 2020 Omnibus Equity Incentive Plan (collectively with the Business Combination Proposal, the Charter Amendment Proposal and the NYSE Proposal, the “Condition Precedent Proposals”).			FOR ☐	AGAINST ☐	ABSTAIN ☐

6. The Director Election Proposal. To elect, assuming the Condition Precedent Proposals are approved and adopted, nine directors to serve staggered terms on our Board until the 2021, 2022 and 2023 annual meeting of stockholders, respectively, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.			FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐

Class I Judith Gold Paul Wierbicki Harry You	Class II Leslie Bluhm James Gordon Sheli Rosenberg	Class II Neil Bluhm Greg Carlin Niccolo de Massi	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name of the nominees on the line below.
7. The Adjournment Proposal. To approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the condition precedent proposals.			FOR ☐	AGAINST ☐	ABSTAIN ☐

Dated:					, 2020

Signature

(Signature if held Jointly)

When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by an authorized person.

The Shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of Proposals 1 through 7. If any other matters properly come before the meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.